Filed Pursuant to Rule 424(b)(3)

Registration No. 333-299102

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

The board of directors of Independence Realty Trust, Inc., a Maryland corporation (which we refer to as “IRT”), and the board of trustees of Centerspace, a North Dakota real estate investment trust (which we refer to as “CSR”), have each approved an Agreement and Plan of Merger, dated as of September 8, 2026 (which we refer to as the “Original Merger Agreement”), by and among CSR, Centerspace, LP, a North Dakota limited partnership (which we refer to as “CSR OP”), IRT, Independence Realty Operating Partnership, LP, a Delaware limited partnership (which we refer to as “IRT OP”) and Islanders OP Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of IRT OP (which we refer to as “IRT OP Merger Sub”). Islanders Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of IRT (which we refer to as “IRT Merger Sub”), was formed after the date of the Original Merger Agreement and was added to the Original Merger Agreement as a party by joinder. The Original Merger Agreement was amended pursuant to the Amendment to Agreement and Plan of Merger, dated as of September 22, 2026 (the “Amendment to the Merger Agreement” and, together with the Original Merger Agreement, the “Merger Agreement”), by and among CSR, CSR OP, IRT, IRT Merger Sub, IRT OP and IRT OP Merger Sub. Following the Mergers (as defined below), the combined company will own a portfolio of 163 apartment communities comprising over 44,000 apartment units across 17 states in urban and suburban locations in Alabama, Colorado, Florida, Georgia, Indiana, Kentucky, Minnesota, Montana, Nebraska, North Carolina, North Dakota, Ohio, Oklahoma, South Carolina, Tennessee, Texas and Utah.

The combination of IRT and CSR will be accomplished through (1) a merger of CSR with and into IRT Merger Sub, whereupon the separate existence of CSR will cease and IRT Merger Sub will be the surviving entity and a wholly owned subsidiary of IRT (which we refer to as the “Company Merger”) and (2) immediately thereafter, a merger of IRT OP Merger Sub with and into CSR OP, whereupon the separate existence of IRT OP Merger Sub will cease and CSR OP will be the surviving entity and a subsidiary of IRT OP (which we refer to as the “Partnership Merger” and, together with the Company Merger, the “Mergers”). At the effective time of the Company Merger (which we refer to as the “Company Merger Effective Time”), each share of beneficial interest, no par value, of CSR (which we refer to as “CSR Common Stock”) issued and outstanding immediately prior to the Company Merger Effective Time (other than certain shares set forth in the Merger Agreement) will be automatically converted into the right to receive 3.800 (which we refer to as the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of IRT (which we refer to as “IRT Common Stock”), with cash paid in lieu of fractional shares. The Exchange Ratio will not change if the market price of IRT Common Stock or CSR Common Stock changes before consummation of the Mergers.

IRT Common Stock is traded on the New York Stock Exchange (which we refer to as the “NYSE”) under the ticker symbol “IRT.” Based on the closing price of IRT Common Stock on the NYSE of $15.91 on September 8, 2026, the last trading day before public announcement of the Merger Agreement, the Exchange Ratio represented approximately $60.46 in IRT Common Stock for each share of CSR Common Stock, which represented a premium of approximately 14.70% to the closing price of CSR Common Stock on the NYSE of $52.71 as of September 8, 2026, the last trading day before public announcement of the Merger Agreement. Based on the closing price of IRT Common Stock on the NYSE of $14.51 on October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, the Exchange Ratio represented approximately $55.14 in IRT Common Stock for each share of CSR Common Stock. The value of the consideration will fluctuate with changes in the market price of IRT Common Stock. We urge you to obtain current market quotations of IRT Common Stock.

At the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), each CSR OP Common Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be automatically converted into the right to receive a number of common units (each, an “IROP Common Unit”) of IRT OP equal to the Exchange Ratio, rounded up to the nearest whole unit (for each holder of CSR OP Common Units, after aggregation of all fractional IROP Common Units otherwise to be received by such holder). The IROP Common Units will generally have the same rights as the currently issued and outstanding IROP Common Units, including as to distributions. Holders of IROP Common Units generally have the right to tender their IROP Common Units, in whole or in part, to IRT OP for redemption for a cash amount based on the then market price of an equivalent number of shares of IRT Common Stock, and IRT may thereupon elect, at its option, to satisfy the redemption by issuing one share of IRT Common Stock for each IROP Common Unit tendered for redemption. IRT will use reasonable best efforts to register for resale the shares of IRT Common Stock that may be issued upon redemption of IROP Common Units and IRT OP Preferred Units issued in the Partnership Merger.

At the Partnership Merger Effective Time, (1) each limited partnership interest in CSR OP designated as a Series D preferred unit (each, a “Series D Preferred Unit”) issued and outstanding immediately prior to the Partnership Merger Effective Time will be automatically converted into one preferred unit of IRT (“IRT OP Preferred Unit”) designated as “Series A Preferred Unit,” which will have rights, powers, duties and preferences that are substantially the same as the rights, powers, duties and preferences of the Series D Preferred Units and which may be exchanged at the option of its holder into a number of IROP Common Units equal to 1.37931 multiplied by the Exchange Ratio, subject to certain terms and conditions, and (2) each limited partnership interest in CSR OP designated as a Series E preferred unit (each, a “Series E Preferred Unit”) issued and outstanding immediately prior to the Partnership Merger Effective Time will be automatically converted into one IRT OP Preferred Unit designated as “Series B Preferred Unit,” which will have rights, powers, duties and preferences that are substantially the same as the rights, powers, duties and preferences of the Series E Preferred Units and which may be exchanged at the option of its holder into a number of IROP Common Units equal to 1.20482 multiplied by the Exchange Ratio, subject to certain terms and conditions.

Based upon the number of shares of CSR Common Stock, CSR OP Common Units, Series D Preferred Units and Series E Preferred Units outstanding on October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, and the number of outstanding CSR equity awards currently estimated to be settled in CSR Common Stock in connection with the Mergers, we anticipate that IRT will issue approximately 64.16 million shares of IRT Common Stock in connection with the Company Merger.

Upon consummation of the Mergers, based on the shares of IRT Common Stock and CSR Common Stock outstanding as of October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, IRT and CSR estimate that legacy IRT stockholders and holders of IROP Common Units will own approximately 78% of the issued and outstanding shares of IRT Common Stock and IROP Common Units, and legacy CSR shareholders and CSR OP Common Unit holders will own approximately 22% of the issued and outstanding shares of IRT Common Stock and IROP Common Units.

IRT and CSR have each scheduled special meetings of their respective stockholders to be held on November 10, 2026 (unless they are adjourned or postponed to a later date), in connection with the Mergers and related transactions. The IRT special meeting will be held at 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103 on November 10, 2026, at 10:30 a.m., Eastern Time (unless it is adjourned or postponed to a later date). The CSR special meeting will be held virtually at www.virtualshareholdermeeting.com/CSR2026SM on November 10, 2026 at 9:30 a.m. Central Time (unless it is adjourned or postponed to a later date).

At the special meeting of IRT, IRT stockholders will be asked to consider and vote on (1) a proposal to approve the issuance of IRT Common Stock in the Company Merger, including IRT Common Stock issuable upon conversion of IROP Common Units and IRT OP Preferred Units issued in the Partnership Merger, pursuant to the Merger Agreement (which we refer to as the “IRT Issuance Proposal”), and (2) a proposal to approve the adjournment of the IRT special meeting, if necessary or appropriate, to solicit additional proxies in favor of the IRT Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposal (which we refer to as the “IRT Adjournment Proposal”).

At the special meeting of CSR shareholders, CSR shareholders will be asked to consider and vote on (1) a proposal to approve the Company Merger, on the terms and subject to the conditions of the Merger Agreement (which we refer to as the “CSR Merger Proposal”), (2) a proposal to approve by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of CSR in connection with the Company Merger (which we refer to as the “CSR Compensation Proposal”) and (3) a proposal to approve the adjournment of the CSR special meeting to solicit additional proxies in favor of the CSR Merger Proposal, if there are not sufficient votes to approve the CSR Merger Proposal, if necessary and as determined by the chair of the CSR special meeting (which we refer to as the “CSR Adjournment Proposal”).

Your vote is very important, regardless of the number of shares you own. The record dates for determining the stockholders entitled to receive notice of, and to vote at, the special meetings are October 13, 2026, with respect to the IRT special meeting, and October 13, 2026, with respect to the CSR special meeting. The Mergers cannot be consummated without the approval of the IRT stockholders of the IRT Issuance Proposal and CSR shareholders of the CSR Merger Proposal. We urge you to read this joint proxy statement/prospectus carefully. The obligations of IRT and CSR to consummate the Mergers are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. More information about IRT, CSR, the special meetings, the Merger Agreement and the transactions contemplated thereby, including the Mergers, is included in this joint proxy statement/prospectus. You should also consider carefully the risks that are described in the “Risk Factors” section, beginning on page 30 .

Whether or not you plan to attend the IRT special meeting or the CSR special meeting, please submit your proxy as soon as possible to make sure that your shares of IRT Common Stock or CSR Common Stock are represented at the applicable meeting. Submitting a proxy now will not prevent you from being able to vote at your company’s special meeting.

The IRT board of directors unanimously recommends that IRT stockholders vote “FOR” the IRT Issuance Proposal, which approval is necessary to consummate the Mergers, and “FOR” the IRT Adjournment Proposal.

The CSR board of trustees unanimously recommends that CSR shareholders vote “FOR” the CSR Merger Proposal, which approval is necessary to consummate the Mergers, “FOR” the CSR Compensation Proposal and “FOR” the CSR Adjournment Proposal.

We join our respective boards in their recommendation and look forward to the successful combination of IRT and CSR.

Sincerely,	Sincerely,

/s/ Scott F. Schaeffer	/s/ Anne M. Olson
Scott F. Schaeffer Chairman of the Board and Chief Executive Officer Independence Realty Trust, Inc.	Anne M. Olson President and Chief Executive Officer Centerspace

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated October 7, 2026 and is first being mailed to the IRT stockholders and CSR shareholders on or about October 7, 2026.

Independence Realty Trust, Inc.
1835 Market Street, Suite 2601
Philadelphia, Pennsylvania 19103
(267) 270-4800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On November 10, 2026

Dear Stockholders of Independence Realty Trust, Inc.:

We are pleased to invite you to attend a special meeting of stockholders of Independence Realty Trust, Inc., a Maryland corporation (which we refer to as “IRT”). The meeting will be held at 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103, on November 10, 2026, at 10:30 a.m., Eastern Time (unless it is adjourned or postponed to a later date) (which we refer to as the “IRT special meeting”), to consider and vote upon the following matters:

●

a proposal to approve the issuance of IRT common stock, par value $0.01 per share (which we refer to as “IRT Common Stock”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of September 8, 2026 (which we refer to as the “Original Merger Agreement”), by and among IRT, Independence Realty Operating Partnership, LP (which we refer to as “IRT OP”), Centerspace (which we refer to as “CSR”), Centerspace, LP (which we refer to as “CSR OP”), and Islanders OP Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of IRT OP (which we refer to as “IRT OP Merger Sub”), as amended by the Amendment to Agreement and Plan of Merger, dated as of September 22, 2026 (which, together with the Original Merger Agreement, we refer to as the “Merger Agreement”), by and among IRT, IRT OP, CSR, CSR OP, IRT OP Merger Sub, and Islanders Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of IRT (which we refer to as “IRT Merger Sub”) that was formed after the date of the Original Merger Agreement and was added to the Original Merger Agreement as a party by joinder, pursuant to which, among other things, (i) CSR will merge with and into IRT Merger Sub (which we refer to as the “Company Merger”), with IRT Merger Sub continuing as the surviving entity and a wholly owned subsidiary of IRT, and (ii) immediately thereafter, IRT OP Merger Sub will merge with and into CSR OP (which we refer to as the “Partnership Merger” and, together with the Company Merger, the “Mergers”), with CSR OP continuing as the surviving entity and a subsidiary of IRT OP (which we refer to as the “IRT Issuance Proposal”); and

●

a proposal to approve the adjournment of the IRT special meeting from time to time, if necessary or appropriate, to solicit additional proxies in favor of the IRT Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposal (which we refer to as the “IRT Adjournment Proposal”).

The approval by IRT stockholders of the IRT Issuance Proposal is a condition to the consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the IRT special meeting.

Holders of record of shares of IRT Common Stock at the close of business on October 13, 2026 are entitled to notice of, and to vote at, the IRT special meeting and any adjournments or postponements of the IRT special meeting.

The IRT Issuance Proposal requires the affirmative vote of the majority of the votes cast by IRT stockholders at the IRT special meeting, assuming a quorum is present. The IRT Adjournment Proposal requires the affirmative vote of a majority of the votes cast by IRT stockholders at the IRT special meeting.

Your vote is important. Whether or not you expect to attend the IRT special meeting in person, we urge you to authorize a proxy to vote your shares as promptly as possible by: (1) accessing the Internet at www.voteproxy.com; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the IRT special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

By Order of the Board of Directors,

/s/ John Reyle

John Reyle
General Counsel & Secretary
October 7, 2026
Philadelphia, Pennsylvania

Centerspace
1324 20th Avenue SW, PO Box 1988
Minot, North Dakota 58702

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On November 10, 2026

Dear Shareholders of Centerspace:

We are pleased to invite you to attend a special meeting of shareholders of Centerspace, a North Dakota real estate investment trust (which we refer to as “CSR”). The meeting will be held at www.virtualshareholdermeeting.com/CSR2026SM on November 10, 2026, at 9:30 a.m., Central Time (unless it is adjourned or postponed to a later date) (which we refer to as the “CSR special meeting”), to consider and vote upon the following matters:

●

a proposal to approve the merger of CSR with and into Islanders Sub, LLC (which we refer to as “IRT Merger Sub”), a Delaware limited liability company and direct wholly owned subsidiary of Independence Realty Trust, Inc. (which we refer to as “IRT”), with IRT Merger Sub continuing as the surviving entity and a wholly owned subsidiary of IRT (the “Company Merger”), on the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of September 8, 2026 (the “Original Merger Agreement”), by and among CSR, Centerspace, LP, IRT, Independence Realty Operating Partnership, LP and IRT OP Merger Sub, as amended by the Amendment to Agreement and Plan of Merger, dated as of September 22, 2026 (which, together with the Original Merger Agreement, we refer to as the “Merger Agreement”), by and among CSR, Centerspace, LP, IRT, Independence Realty Operating Partnership, LP, IRT Merger Sub, and IRT OP Merger Sub, as more fully described in the enclosed proxy statement (which we refer to as the “CSR Merger Proposal”);

●

a proposal to approve by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of CSR in connection with the Company Merger (which we refer to as the “CSR Compensation Proposal”); and

●

a proposal to adjourn the CSR special meeting from time to time, if necessary or appropriate, to solicit additional proxies in favor of the CSR Merger Proposal if there are not sufficient votes to approve such proposal (which we refer to as the “CSR Adjournment Proposal” and, together with the CSR Merger Proposal and the CSR Compensation Proposal, the “CSR Proposals”).

The approval by CSR shareholders of the CSR Merger Proposal is a condition to the consummation of the Company Merger and the other transactions contemplated by the Merger Agreement.

Holders of record of shares of beneficial interest, no par value, of CSR (which we refer to as “CSR Common Stock”), at the close of business on October 13, 2026 are entitled to notice of, and to vote on, all proposals at the CSR special meeting and any adjournments or postponements of the CSR special meeting.

The CSR Merger Proposal requires the affirmative vote of the holders of CSR Common Stock possessing a majority of the voting power of the shares of CSR Common Stock outstanding and entitled to vote thereon. The CSR Compensation Proposal requires the affirmative vote of the majority of the shares of CSR Common Stock present in person (virtually) or represented by proxy at the CSR special meeting, assuming a quorum is present. The CSR Adjournment Proposal requires the affirmative vote of the majority of the votes cast by holders of CSR Common Stock at the CSR special meeting.

The CSR Board of Trustees unanimously recommends that Centerspace shareholders vote “FOR” the CSR Merger Proposal, “FOR” the CSR Compensation Proposal and “FOR” the CSR Adjournment Proposal.

The accompanying joint proxy statement/prospectus describes the CSR Proposals in more detail. Please refer to the attached document, including the Merger Agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the CSR special meeting. You are encouraged to read the entire document carefully before voting. A summary of the Merger Agreement is included in the accompanying joint proxy statement/prospectus in the section titled “The Merger Agreement,” and a copy of the Original Merger Agreement is attached as Annex A, and a copy of the Amendment to Agreement and Plan of Merger, dated as of September 22, 2026 is attached as Annex B, to the accompanying joint proxy statement/prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. In addition, see the section titled “Risk Factors” beginning on page 30 of the joint proxy statement/prospectus accompanying this notice for an explanation of the risks associated with the Company Merger and the other transactions contemplated by the Merger Agreement.

Your vote is important. Whether or not you expect to attend the CSR special meeting virtually, we urge you to authorize a proxy to vote your shares as promptly as possible by completing, dating, signing and returning the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or on the Internet. Simply follow the instructions provided on the enclosed proxy card. If you later desire to revoke or change your proxy for any reason, you may do so in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

If you have any questions concerning the CSR Proposals, the Company Merger or the accompanying joint proxy statement/prospectus, would like additional copies or need help voting your shares of CSR Common Stock, please contact CSR’s proxy solicitor:

Sodali & Co
430 Park Ave, 14th Floor
New York, New York 10022
Call Toll-Free: (800) 662-5200
Banks and Brokers Call: (212) 300-2470
CSR@info.sodali.com

By Order of the Board of Trustees,

/s/ Anne M. Olson

Anne M. Olson
President and Chief Executive Officer

October 7, 2026
Minot, North Dakota

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about IRT from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of documents incorporated by reference herein, see the section titled “Where You Can Find More Information.” This information is available to you without charge through the U.S. Securities and Exchange Commission’s website at www.sec.gov. You can also obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

For IRT Stockholders:	For CSR Shareholders:

Independence Realty Trust, Inc. 1835 Market Street, Suite 2601 Philadelphia, Pennsylvania 19103 (267) 270-4800 SKrewson@IRTLiving.com Attn.: Investor Relations	Centerspace 1324 20th Avenue SW PO Box 1988 Minot, North Dakota 58702-1988 (952) 401-6600 ir@centerspacehomes.com Attn: Investor Relations

or	or

D.F. King & Co., Inc. 28 Liberty Street, 53rd Floor New York, New York 10005 Call Toll-Free: (800) 669-5550 Banks and Brokers Call: 212-256-9087 irt@dfking.com	Sodali & Co 430 Park Ave, 14th Floor New York, New York 10022 Call Toll-Free: (800) 662-5200 Banks and Brokers Call: (212) 300-2470 CSR@info.sodali.com

Investors may also consult the websites of IRT or CSR for more information concerning the Mergers and the other transactions described in this joint proxy statement/prospectus. The website of IRT is www.irtliving.com and the website of CSR is www.centerspacehomes.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by November 3, 2026, in order to receive them before the special meetings.

For more information, see “Where You Can Find More Information.”

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission by Independence Realty Trust, Inc. (File No. 333-299102), constitutes a prospectus of IRT under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the IRT Common Stock to be issued in connection with the Company Merger. This document also constitutes a joint proxy statement of IRT and CSR under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of IRT stockholders and a notice of meeting with respect to the special meeting of CSR shareholders, at which IRT stockholders and CSR shareholders, respectively, will be asked to vote upon certain proposals to approve the Mergers and/or other related matters.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. IRT and CSR take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This joint proxy statement/prospectus is dated October 7, 2026. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither the mailing of this joint proxy statement/prospectus to IRT stockholders or CSR shareholders nor the issuance of IRT Common Stock in connection with the Mergers will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding IRT has been provided by IRT and information contained in this joint proxy statement/prospectus regarding CSR has been provided by CSR.

-i-

DEFINED TERMS

Unless otherwise indicated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:

●

“Alternative Structure” are to the alternative merger structure for the Company Merger elected by IRT pursuant to Section 1.08 of the Merger Agreement, under which CSR merges with and into IRT Merger Sub, with IRT Merger Sub surviving as a wholly owned subsidiary of IRT;

●	“Amendment to the Merger Agreement” are to the Amendment to Agreement and Plan of Merger, dated as of September 22, 2026 by and among the IRT Parties and CSR Parties;

●	“Closing” are to the closing of the Mergers;

●	“Closing Date” are to the date on which the Closing occurs;

●	“Code” are to the Internal Revenue Code of 1986, as amended;

●	“combined company” are to IRT and its consolidated subsidiaries after consummation of the pending Mergers;

●

“Company Material Adverse Effect” are to any change, development, event, effect or occurrence that has a material adverse effect on CSR and its subsidiaries, taken as a whole, or that would reasonably be expected to prevent or materially impair or delay the ability of CSR or CSR OP to consummate the Mergers, subject to the exclusions described under “The Merger Agreement—Definition of Material Adverse Effect;”

●	“Company Equity Incentive Plan” are to each equity or equity-based incentive plan of CSR under which CSR RSUs, CSR PSUs or CSR Stock Options were granted;

●	“Company Merger” are to the merger of CSR with and into IRT Merger Sub, with IRT Merger Sub surviving the merger;

●	“Company Merger Effective Time” are to the effective time of the Company Merger;

●

“Company Nominees” are to the two individuals serving as independent members of the CSR Board immediately prior to the date of the Original Merger Agreement whom IRT is required to include on its board at the Company Merger Effective Time; provided that their qualifications are reasonably satisfactory to the Nominating and Governance Committee of the IRT Board and subject to the Nominating and Governance Committee of the IRT Board’s review and recommendation in its good faith discretion according to such committee’s charter;

●	“CSR” are to Centerspace, a North Dakota real estate investment trust;

●	“CSR Board” are to CSR’s board of trustees;

●	“CSR Common Stock” are to shares of beneficial interest of CSR, no par value;

●	“CSR Equity Awards” are to CSR PSUs, CSR RSUs and CSR Stock Options;

●	“CSR OP” are to Centerspace, LP, a North Dakota limited partnership;

●	“CSR OP Common Unit” are to a common unit of limited partnership interest in CSR OP;

●	“CSR OP Preferred Units” are to the Series D Preferred Units and Series E Preferred Units of CSR OP;

●	“CSR OP Series D Preferred Unit” are to a limited partnership interest in CSR OP designated as a Series D Preferred Unit;

●	“CSR OP Series E Preferred Unit” are to a limited partnership interest in CSR OP designated as a Series E Preferred Unit;

●	“CSR OP Units” are to units of limited partnership interest in CSR OP;

●	“CSR Parties” are to both CSR and CSR OP;

●	“CSR PSU” are to an outstanding and unvested restricted stock unit under a Company Equity Incentive Plan that is subject to a performance-based vesting condition;

●	“CSR RSU” are to an outstanding and unvested restricted stock unit under a Company Equity Incentive Plan that is not subject to a performance-based vesting condition;

●	“CSR Stock Option” are to an outstanding option to purchase shares of CSR Common Stock granted under a Company Equity Incentive Plan;

●	“CSR Termination Fee” means the termination fee equal to $45,000,000 payable by CSR to IRT under specified circumstances;

●	“date of the Merger Agreement” are to September 8, 2026;

●	“Debt Commitment Letter” are to the commitment letter dated as of September 8, 2026 between IRT OP and Royal Bank of Canada relating to the Term Loan;

●

“Exchange Ratio” are to 3.800, subject to the adjustments described herein (except in the case of the opinions delivered by each of RBC Capital Markets, Rothschild & Co and BMO, which, in each case, expressed no opinion as to such adjustments);

●

“Intervening Event” are to a material development or change in circumstances occurring or arising after the date of the Merger Agreement that was not known to the applicable board, or, if known, the consequences or magnitude of which were not known, as of the date of the Merger Agreement;

●	“IROP Common Units” are to common units of limited partnership interest of IRT OP;

●	“IRT” are to Independence Realty Trust, Inc., a Maryland corporation;

●	“IRT Board” are to IRT’s board of directors;

●	“IRT Common Stock” are to shares of common stock of IRT, par value $0.01 per share;

●

“IRT Merger Sub” are to Islanders Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of IRT, which was formed after the date of the Merger Agreement and added as a party to the Merger Agreement by joinder;

●	“IRT OP” are to Independence Realty Operating Partnership, LP, a subsidiary of IRT and a Delaware limited partnership;

●	“IRT OP Merger Sub” are to Islanders OP Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of IRT OP;

●	“IRT OP Preferred Units” are to preferred units of limited partnership interest of IRT OP;

●	“IRT OP Series A Preferred Unit” are to a preferred unit of IRT OP designated as a Series A Preferred Unit;

●	“IRT OP Series B Preferred Unit” are to a preferred unit of IRT OP designated as a Series B Preferred Unit;

●	“IRT Parties” are to IRT, IRT OP, IRT Merger Sub and IRT OP Merger Sub;

●	“IRT Stock-Based RSU” are to a restricted stock unit denominated in shares of IRT Common Stock issued in exchange for a CSR RSU;

●	“IRT Stock Option” are to an option to purchase shares of IRT Common Stock issued in exchange for a CSR Stock Option;

●	“IRT Termination Fee” means the termination fee equal to $60,000,000 payable by IRT to CSR under specified circumstances;

●	“Merger Agreement” are to the Original Merger Agreement as amended from time to time, including pursuant to the Amendment to the Merger Agreement;

●	“Mergers” are to both the Company Merger and the Partnership Merger;

●	“NYSE” are to the New York Stock Exchange;

●	“Original Merger Agreement” are to the Agreement and Plan of Merger, dated as of September 8, 2026, by and among IRT, IRT OP, IRT OP Merger Sub, and CSR Parties;

●	“Outside Date” are to June 30, 2027;

●

“Parent Material Adverse Effect” are to any change, development, event, effect or occurrence that has a material adverse effect on IRT and its subsidiaries, taken as a whole, or that would reasonably be expected to prevent or materially impair or delay the ability of IRT, IRT OP, IRT Merger Sub or IRT OP Merger Sub to consummate the Mergers, subject to the exclusions described under “The Merger Agreement—Definition of Material Adverse Effect;”

●	“Partnership Merger” are to the merger of IRT OP Merger Sub with and into CSR OP, with CSR OP surviving the merger;

●	“Partnership Merger Effective Time” are to the effective time of the Partnership Merger;

●	“Pro Rata Dividend” are to the one-time cash dividend that CSR may declare and pay in the calendar quarter in which the Closing occurs, up to the Pro Rata Dividend Amount;

●

“Pro Rata Dividend Amount” are to $0.09 divided by the number of calendar days in the calendar quarter in which the Closing occurs, multiplied by the number of calendar days elapsed from and including the first day of that calendar quarter until (but not including) the Closing Date;

●	“REIT” are to a “real estate investment trust” within the meaning of Section 856 of the Code;

●

“REIT Dividend” are to a cash dividend or other cash distribution reasonably determined in good faith to be necessary to maintain IRT’s or CSR’s qualification as a REIT or to avoid the incurrence of income or excise taxes;

●	“Royal Bank of Canada” are to Royal Bank of Canada and its affiliates;

●	“SEC” are to the Securities and Exchange Commission; and

●	“Term Loan” are to the senior unsecured term loan of up to $716,000,000 committed by Royal Bank of Canada to IRT OP under the Debt Commitment Letter.

QUESTIONS AND ANSWERS

The following are answers to some questions that you, as a stockholder of IRT, or a shareholder of CSR, may have regarding the proposed transactions between IRT and CSR and their respective subsidiaries, and the other matters being considered at the special meeting of IRT and at the special meeting of CSR. IRT and CSR urge you to carefully read this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Mergers and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Q:	What are the Mergers?

A:

IRT and CSR have agreed to a series of transactions, pursuant to the Merger Agreement. A copy of the Original Merger Agreement is attached as Annex A to this joint proxy statement/prospectus. A copy of the Amendment to the Merger Agreement is attached as Annex B to this joint proxy statement/prospectus.

The Merger Agreement provides that, among other things and on the terms and subject to the satisfaction or waiver of the conditions set forth therein, (1) the Company Merger will be consummated, and (2) immediately following the Company Merger, the Partnership Merger will be consummated.

At the Company Merger Effective Time, each share of CSR Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than certain shares set forth in the Merger Agreement) will be automatically converted into the right to receive 3.800 shares of IRT Common Stock, with cash paid in lieu of fractional shares.

The Exchange Ratio is subject to adjustment for any stock split, reverse stock split, combination, subdivision or reclassification of IRT Common Stock or CSR Common Stock, and may be increased or reduced in connection with REIT Dividends declared before the Closing Date, as provided in the Merger Agreement and as discussed herein.

In addition, pursuant to the terms and subject to the conditions of the Merger Agreement, at the Partnership Merger Effective Time, (1) each CSR OP Common Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be automatically converted into the right to receive a number of IROP Common Units equal to the Exchange Ratio, rounded up to the nearest whole unit (for each holder of CSR OP Common Units, after aggregation of all fractional IROP Common Units otherwise to be received by such holder), (2) each CSR OP Series D Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be automatically converted into one IRT OP Series A Preferred Unit, which will have rights, powers, duties and preferences that are substantially the same as the rights, powers, duties and preferences of the CSR OP Series D Preferred Units and may be exchanged at the option of its holder into a number of IROP Common Units equal to 1.37931 multiplied by the Exchange Ratio, subject to certain terms and conditions, and (3) each CSR OP Series E Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be automatically converted into one IRT OP Series B Preferred Unit, which will have rights, powers, duties and preferences that are substantially the same as the rights, powers, duties and preferences of the CSR OP Series E Preferred Units and may be exchanged at the option of its holder into a number of IROP Common Units equal to 1.20482 multiplied by the Exchange Ratio, subject to certain terms and conditions.

Upon consummation of the Mergers, based on the shares of IRT Common Stock and CSR Common Stock outstanding as of October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, IRT and CSR estimate that legacy IRT stockholders and holders of IROP Common Units will own approximately 78% of the issued and outstanding shares of IRT Common Stock and IROP Common Units, and legacy CSR shareholders and CSR OP Common Unit holders will own approximately 22% of the issued and outstanding shares of IRT Common Stock and IROP Common Units.

Q:	Why is IRT proposing the Mergers?

A:

Among other reasons, the IRT Board approved the Merger Agreement and recommended the approval of the IRT Issuance Proposal based on a number of strategic and financial benefits to IRT, including the expectation that the combination of IRT and CSR would join together two high-quality portfolios across high-growth Sunbelt, Midwest and Mountain West markets and, on a pro forma basis, the combined company will own a portfolio of 163 apartment communities comprising approximately 44,000 units across 17 states. The pro forma equity market capitalization and pro forma total enterprise value of the combined company are expected to be approximately $5.0 billion and approximately $8.1 billion, respectively. The combination of two companies with businesses in highly complementary geographic regions is also expected to enhance geographic diversification, improve liquidity, increase scale and operating efficiencies and expand IRT’s value-add and other-income initiatives, and support long-term growth and value creation. For more information, see “The Mergers—IRT’s Reasons for the Mergers; Recommendations of the IRT Board.”

Q:	Why is CSR proposing the Mergers?

A:

Among other reasons, the CSR Board approved the Merger Agreement and recommended its approval by CSR shareholders based on a number of strategic and financial benefits, including the potential for IRT to create additional value for CSR shareholders due to its larger size and stronger balance sheet and the premium CSR shareholders will receive in the Company Merger, and the complementary fit between CSR’s portfolio and IRT’s portfolio. For more information, see “The Mergers—CSR’s Reasons for the Mergers; Recommendations of the CSR Board.”

Q:	What happens if the market price of shares of IRT Common Stock or CSR Common Stock changes before the closing of the Mergers?

A:

No change will be made to the Exchange Ratio of 3.800 if the market price of shares of IRT Common Stock or CSR Common Stock changes before the consummation of the Mergers. The value of the consideration to be received by CSR shareholders in the Company Merger will depend on the market price of shares of IRT Common Stock and CSR Common Stock at the time of the consummation of the Mergers.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	The Mergers cannot be consummated, unless, among other things:

●	the holders of IRT Common Stock vote to approve the issuance of IRT Common Stock in connection with the Mergers (which we refer to as the “IRT Issuance Proposal”); and

●	the holders of CSR Common Stock vote to approve the Company Merger, on the terms and subject to the conditions of the Merger Agreement (which we refer to as the “CSR Merger Proposal”).

Each of IRT and CSR will hold separate special meetings of their stockholders to obtain these approvals and approvals for other related proposals as described herein.

This joint proxy statement/prospectus contains important information about the Mergers and the other proposals being voted on at the special meetings, and you should read it carefully. It is a joint proxy statement because the IRT Board is soliciting proxies from its stockholders and the CSR Board is soliciting proxies from its shareholders. It is a prospectus because IRT will issue shares of IRT Common Stock in connection with the Company Merger. The enclosed voting materials allow you to authorize a proxy to vote your shares without attending your respective meeting.

Your vote is important. We encourage you to authorize a proxy to vote your shares as soon as possible.

Q:	When and where will the special meetings be held?

A:	The IRT special meeting will be held at 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103, on November 10, 2026, at 10:30 a.m., Eastern Time.

The CSR special meeting will be held at www.virtualshareholdermeeting.com/CSR2026SM on November 10, 2026, at 9:30 a.m., Central Time.

Q:	How do I vote?

A:	IRT. If you are a holder of record of IRT Common Stock as of the record date for the IRT special meeting, you may vote at the IRT special meeting or by submitting proxies by:

●	accessing the Internet website specified on your proxy card;

●	calling the toll-free number specified on your proxy card; or

●	signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold IRT Common Stock in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at your special meeting.

CSR. If you are a holder of record of CSR Common Stock as of the record date for the CSR special meeting, you may vote at the CSR special meeting or by submitting proxies by:

●	accessing the Internet website specified on your proxy card;

●	calling the toll-free number specified on your proxy card; or

●	signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold shares of CSR Common Stock in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at your special meeting.

Q:	What am I being asked to vote upon?

A:

IRT. IRT stockholders are being asked to vote to approve the IRT Issuance Proposal and to approve a proposal to adjourn the IRT special meeting, if necessary or appropriate, to solicit additional proxies in favor of the IRT Issuance Proposal, if there are insufficient votes at the time of such adjournment to approve such proposal (which we refer to as the “IRT Adjournment Proposal”).

CSR. CSR shareholders are being asked to vote to approve the CSR Merger Proposal. Holders of CSR Common Stock are also being asked to approve a proposal by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of CSR in connection with the Company Merger (which we refer to as the “CSR Compensation Proposal”) and to approve a proposal to adjourn the CSR special meeting from time to time, if necessary or appropriate to solicit additional proxies in favor of the CSR Merger Proposal if there are not sufficient votes to approve such proposal (which we refer to as the “CSR Adjournment Proposal”, and, together with the CSR Merger Proposal and the CSR Compensation Proposal, the “CSR Proposals”).

The Mergers cannot be consummated without the approval by IRT stockholders of the IRT Issuance Proposal and the approval by CSR shareholders of the CSR Merger Proposal.

Q:	What vote is required to approve each proposal?

A:	IRT.

●	The IRT Issuance Proposal requires the affirmative vote of the majority of the votes cast by IRT stockholders at the IRT special meeting, assuming a quorum is present.

●	The IRT Adjournment Proposal requires the affirmative vote of the majority of the votes cast by IRT stockholders at the IRT special meeting.

CSR.

●	The CSR Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CSR Common Stock.

●

The CSR Compensation Proposal requires the affirmative vote of a majority of the shares of CSR Common Stock present in person (virtually) or represented by proxy at the CSR special meeting, assuming a quorum is present; however, such vote is non-binding and advisory only.

The CSR Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of CSR Common Stock at the CSR special meeting.

Q:	Why are the CSR shareholders being asked to vote on executive officer compensation?

A:

The SEC has adopted rules that require CSR to seek a non-binding advisory vote on certain compensation that may be paid or become payable to CSR’s named executive officers that is based on or otherwise relates to the Mergers. The vote is non-binding and will have no impact on the ability for the Mergers and the other transactions contemplated by the Merger Agreement to be completed. CSR urges its shareholders to read the section titled “The Mergers—Interests of CSR Trustees and Executive Officers in the Mergers.”

Q:	What happens if the CSR Compensation Proposal is not approved?

A:	The CSR Compensation Proposal is advisory and non-binding, and neither the Mergers nor the payment of any executive compensation is conditioned or dependent upon the approval of such proposal.

Q:	How do the IRT Board and CSR Board recommend that I vote?

A:	IRT. The IRT Board unanimously recommends that holders of IRT Common Stock vote “FOR” the IRT Issuance Proposal, and “FOR” the IRT Adjournment Proposal.

CSR. The CSR Board unanimously recommends that holders of CSR Common Stock vote “FOR” the CSR Merger Proposal, “FOR” the CSR Compensation Proposal, and “FOR” the CSR Adjournment Proposal.

Q:	Are there any risks that I should consider as an IRT stockholder and/or a CSR shareholder in deciding how to vote?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors.” You also should read and carefully consider the risk factors of IRT and CSR contained in the documents that are incorporated by reference in this joint proxy statement/prospectus.

Q:	Who is entitled to vote at the IRT special meeting and the CSR special meeting?

A:

IRT . The IRT Board has fixed the close of business on October 13, 2026 as the record date for the IRT special meeting. All holders of record of shares of IRT Common Stock as of such record date are entitled to receive notice of, and to vote at, the IRT special meeting. Attendance at the IRT special meeting is not required to vote. For instructions on how to vote your shares without attending the IRT special meeting see the response to the question “How do I vote?” above.

CSR . The CSR Board has fixed the close of business on October 13, 2026 as the record date for the CSR special meeting. All holders of record of shares of CSR Common Stock as of such record date are entitled to receive notice of, and to vote at, the CSR special meeting. Attendance at the CSR special meeting is not required to vote. For instructions on how to vote your shares without attending the CSR special meeting, see the response to the question “How do I vote?” above.

Q:	How many votes do I have?

A:

IRT . You are entitled to one vote for each share of IRT Common Stock that you owned as of the close of business on the record date. As of the close of business on October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, there were 235,726,706 outstanding shares of IRT Common Stock, approximately 0.8% of which were beneficially owned by IRT directors and executive officers and their affiliates.

CSR. You are entitled to one vote for each share of CSR Common Stock that you owned as of the close of business on the record date. As of the close of business on October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, there were 16,823,940 outstanding shares of CSR Common Stock (rounded to the nearest whole share), approximately 0.5% of which were beneficially owned by CSR trustees and executive officers and their affiliates.

Q:	I hold shares of both IRT Common Stock and CSR Common Stock. Do I need to vote separately for each company?

A:

Yes. You will need to separately follow the applicable procedures described in this joint proxy statement/prospectus both with respect to the voting of shares of IRT Common Stock and with respect to the voting of shares of CSR Common Stock in order to effectively vote the shares of common stock you hold in each company.

Q:	What constitutes a quorum?

A:

IRT. Stockholders who hold a majority of the IRT Common Stock outstanding on the record date and who are entitled to vote must be present or represented by proxy to constitute a quorum at the IRT special meeting.

CSR. Shareholders who hold thirty-three and one-third percent (33 1/3%) of the shares of the CSR Common Stock outstanding on the record date and who are entitled to vote must be present (virtually) or represented by proxy to constitute a quorum at the CSR special meeting.

Q:	If my shares of common stock are held in “street name” by my broker, will my broker vote my shares for me?

A:

If you hold your shares of common stock in a stock brokerage account or if your shares of common stock are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares of common stock or obtain a legal proxy executed in your favor from such broker, bank or nominee prior to the IRT special meeting or CSR special meeting, as applicable. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares of common stock held in street name by returning a proxy card directly to IRT or CSR unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. If you are an IRT stockholder, you may not vote shares of IRT Common Stock held in street name by voting in person at the IRT special meeting unless you provide a “legal proxy.” If you are a CSR shareholder, you may not vote shares of CSR Common Stock held in street name by voting in person (virtually) at the CSR special meeting unless you provide a “legal proxy.” Further, brokers who hold shares of IRT Common Stock or CSR Common Stock on behalf of their customers may not give a proxy to IRT or CSR to vote those shares without specific instructions from their customers.

Q:	What will happen if I fail to instruct my broker, bank or nominee how to vote?

A:

IRT. If you are an IRT stockholder and you do not instruct your broker, bank or nominee on how to vote your shares of IRT Common Stock, your broker will not be permitted to vote your shares on the IRT Issuance Proposal or the IRT Adjournment Proposal. The failure to vote shares of IRT Common Stock will have no effect on the IRT Issuance Proposal or the IRT Adjournment Proposal, assuming a quorum is present.

CSR. If you are a CSR shareholder and you fail to instruct your broker, bank or nominee to vote your shares of CSR Common Stock, your broker will not be permitted to vote your shares on the CSR Merger Proposal, the CSR Compensation Proposal, or the CSR Adjournment Proposal. The failure to vote shares of CSR Common Stock will have the same effect as a vote against the CSR Merger Proposal. Assuming a quorum is present at the CSR special meeting, the failure to instruct your broker, bank or nominee on how to vote, if such failure results in your shares of CSR Common Stock not being present in person (virtually) or represented by proxy, will have no effect on the CSR Compensation Proposal or the CSR Adjournment Proposal. In addition, assuming a quorum is present, if a CSR shareholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the CSR Compensation Proposal, such shares will be present at the CSR special meeting and such failure to provide voting instructions for the CSR Compensation Proposal will have the same effect as a vote against the CSR Compensation Proposal.

A broker non-vote occurs when shares held by a bank, brokerage firm or other nominee are represented at a meeting, but the bank, brokerage firm or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal (a “non-routine” proposal) but has discretionary voting power on other proposals at such meeting.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	IRT. If you are an IRT stockholder and fail to vote or abstain from voting, it will have no effect on the IRT Issuance Proposal or the IRT Adjournment Proposal, assuming a quorum is present.

CSR. If you are a CSR shareholder and fail to vote or abstain from voting, it will have the same effect as a vote against the CSR Merger Proposal. Assuming a quorum is present, an abstention or other failure of any shares present or represented by proxy to vote on the CSR Compensation Proposal will have the same effect as a vote against the CSR Compensation Proposal. Assuming a quorum is present, an abstention or other failure to vote will have no effect on the CSR Adjournment Proposal. Assuming a quorum is present, shares not present in person (virtually) or represented by proxy will have no effect on the CSR Compensation Proposal or the CSR Adjournment Proposal.

Q:	What if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares of IRT Common Stock or CSR Common Stock will be voted in accordance with the recommendation of the IRT Board or the CSR Board, as applicable, with respect to such proposal.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

●	you can send a signed notice of revocation;

●	submit a new, valid proxy card bearing a later date;

●	vote again by phone or the Internet at a later time by the deadline specified on the accompanying proxy card; or

●

if you are a holder of record, you can attend your special meeting and vote in person / virtually (with respect to the CSR special meeting). Please note that your attendance at the special meeting will not alone serve to revoke your proxy; instead, you must vote your shares at the special meeting in order to do so.

If your shares of IRT Common Stock or CSR Common Stock are held by a bank, broker or nominee, you must follow the instructions provided by the bank, broker or nominee to revoke or change your voting instructions.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card to be received by the secretary of IRT or the secretary of CSR, as appropriate, no later than the beginning of the IRT special meeting or the CSR special meeting.

Q:	What happens if I sell my shares before the special meetings?

A:

IRT Stockholders. The record date for the IRT special meeting is earlier than the date of the IRT special meeting. If you transfer your shares of IRT Common Stock after such record date but before the IRT special meeting, you will, unless special arrangements are made, retain your right to vote at the IRT special meeting.

CSR Shareholders. The record date for the CSR special meeting is earlier than the date of the CSR special meeting. If you transfer your shares of CSR Common Stock after such record date but before the CSR special meeting, you will, unless special arrangements are made, retain your right to vote at the CSR special meeting but will have transferred the right to receive the merger consideration to the person to whom you transferred your shares of CSR Common Stock.

Q:	What happens if I sell my shares after the special meetings but before the Closing?

A:	IRT Stockholders. If you transfer your shares of IRT Common Stock prior to the Closing, you will cease to be an IRT stockholder and will not have an interest in the combined company.

CSR Shareholders. If you transfer your shares of CSR Common Stock after the CSR special meeting but before the Closing, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of CSR Common Stock through completion of the Mergers.

Q:	What does it mean if I receive more than one set of voting materials for the IRT special meeting or the CSR special meeting?

A:

You may receive more than one set of voting materials for the IRT special meeting and/or the CSR special meeting, as applicable, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of IRT Common Stock or your shares of CSR Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of IRT Common Stock or shares of CSR Common Stock. If you are a holder of record and your shares of IRT Common Stock or your shares of CSR Common Stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the internet.

Q:	Are there any conditions to closing of the Mergers that must be satisfied for the Mergers to be consummated?

A:

Yes. In addition to the required approvals of the stockholders of IRT and the shareholders of CSR described herein, there are a number of conditions that must be satisfied or waived for the Mergers to be consummated. For more information, see “The Mergers—The Merger Agreement—Conditions to Completion of the Mergers.”

Q:	When do you expect the Mergers to be consummated?

A:

IRT and CSR expect to consummate the Mergers as early as the end of the fourth quarter of 2026, subject to approval by IRT stockholders and CSR shareholders, the satisfaction or waiver of other customary closing conditions and the timing of certain lender consents. However, factors outside the control of IRT and CSR could result in the Mergers being consummated at a later time, or not at all. There may be a substantial amount of time between the respective IRT special meeting and the CSR special meeting and the consummation of the Mergers. IRT is not required to close until the earlier of (x) ten business days after consents to the transactions contemplated by the Merger Agreement are obtained from certain of CSR’s existing lenders and (y) the tenth business day prior to June 30, 2027.

Q:	Will IRT be required to submit the IRT Issuance Proposal to IRT stockholders even if the IRT Board has withdrawn, modified, or qualified its recommendation?

A:

Yes. IRT does not have the right to terminate the Merger Agreement as a result of the IRT Board withdrawing, modifying, or qualifying its recommendation. IRT also does not have the right to terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to a superior proposal. As a result, unless the Merger Agreement is validly terminated under other circumstances, IRT will be required to submit the IRT Issuance Proposal to IRT stockholders notwithstanding the IRT Board withdrawing, modifying, or qualifying its recommendation.

Q:	Will CSR be required to submit the CSR Merger Proposal to CSR shareholders even if the CSR Board has withdrawn, modified, or qualified its recommendation?

A:

CSR has the right to terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to a superior proposal. If CSR were to so terminate the Merger Agreement, it would not be required to submit the CSR Merger Proposal to CSR shareholders. Unless the Merger Agreement is validly terminated, CSR will be required to submit the CSR Merger Proposal to CSR shareholders.

Q:	Where can I find the voting results of the special meetings?

A:

Within four business days following certification of the final voting results, IRT and CSR each intend to file the final voting results of its special meeting with the SEC in a Current Report on Form 8-K. A preliminary tally will also be reported at each special meeting; however, this tally will not be final and will be subject to change until reported by each company in its applicable Current Report on Form 8-K.

Q:	What will happen to IRT as a result of the Mergers?

A:

If the Mergers are completed, shares of IRT Common Stock will continue to trade on the NYSE following the Merger under the ticker symbol “IRT.” IRT and CSR have also agreed to certain governance matters relating to the board of directors and management of the combined company. See “The Mergers—Directors and Management Following the Mergers” for more information.

Q:	What will happen to CSR as a result of the Mergers?

A:

If the Company Merger is completed, CSR will merge with and into IRT Merger Sub. As a result of the Company Merger, the separate corporate existence of CSR will cease, and IRT Merger Sub will continue as the surviving entity in the Company Merger as a wholly owned subsidiary of IRT. In connection with the Company Merger, shares of CSR Common Stock will be delisted from the NYSE and will no longer be publicly traded.

Q:	What happens if the Mergers are not completed?

A:

If the Mergers are not completed for any reason, CSR shareholders will not receive any merger consideration in connection with the Mergers, and their shares of CSR Common Stock will remain outstanding. CSR will remain an independent public company, and CSR Common Stock will continue to be listed and traded on the NYSE. Additionally, if the Mergers are not completed for any reason, IRT will not issue shares of IRT Common Stock to CSR shareholders or units of IRT OP. If the Merger Agreement is terminated under specified circumstances, either IRT or CSR (depending on the circumstances) may be required to pay the other party a termination fee. For a more detailed discussion of the circumstances in which the Merger Agreement may be terminated or the obligation of the parties to pay termination-related fees, see “The Merger Agreement—Termination of the Merger Agreement.”

Q:	Who will be the board of directors and management of the combined company?

A:

Upon consummation of the Mergers, the board of directors of the combined company will be expanded to 11 members, including the nine incumbent directors of the IRT Board and two Company Nominees, subject to the evaluation and recommendation by the Nominating and Governance Committee of the IRT Board in its good faith discretion in accordance with such committee’s charter and the determination of the Nominating and Governance Committee of the IRT Board that the Company Nominees’ qualifications are reasonably satisfactory.

In addition, upon consummation of the Mergers, IRT’s management team will continue to lead the combined company. Scott F. Schaeffer, currently IRT’s Chairman of the Board and Chief Executive Officer, will continue in these positions for the combined company; and James J. Sebra, currently IRT’s President and Chief Financial Officer, will continue in these positions for the combined company.

Q:	Will IRT and CSR continue to pay distributions prior to the closing of the Mergers?

A:

Yes. The Merger Agreement permits IRT and IRT OP to pay regular quarterly cash distributions of up to $0.18 per share of IRT Common Stock per calendar quarter ending prior to the Company Merger Effective Time, and distributions per IROP Common Unit in the same amount. CSR and CSR OP may pay regular quarterly distributions of up to $0.77 per share of CSR Common Stock per calendar quarter, except for the calendar quarter in which the Closing occurs, and a corresponding distribution per CSR OP Common Unit. For the calendar quarter in which the Closing will occur, IRT may not make, declare or set aside any dividend or other distribution to its stockholders with a record date prior to the date that is at least one business day following the Closing, and IRT OP may not make, declare or set aside any dividend or other distribution to its partners with a record date prior to the date that is at least one business day following the Closing, in each case without the prior written consent of CSR in its sole discretion. For the calendar quarter in which the Closing occurs, CSR may pay the Pro Rata Dividend up to the Pro Rata Dividend Amount to holders of record on the business day immediately preceding the Closing Date, payable on the Closing Date immediately before the Company Merger Effective Time. IRT and CSR may also make a REIT Dividend. Any REIT Dividend must be payable only in cash and the party declaring a REIT Dividend must provide the other party with at least 15 calendar days’ notice prior to the record date for such REIT Dividend. If IRT declares a REIT Dividend with a record date on or prior to the Closing Date, the Exchange Ratio will be increased by an amount equal to the product of (x) the then-applicable Exchange Ratio prior to the adjustment multiplied by (y) the quotient obtained by dividing (A) the amount of such REIT Dividend per share of IRT Common Stock by (B) the excess of $16.09 over such REIT Dividend per share of IRT Common Stock. Conversely, if CSR declares a REIT Dividend with a record date on or prior to the Closing Date, the Exchange Ratio will be reduced by an amount equal to the quotient obtained by dividing the amount of such REIT Dividend per share of CSR Common Stock by $16.09.

Q:	Will my rights as a stockholder or shareholder change as a result of the Mergers?

A:

The rights of IRT stockholders will be substantially unchanged as a result of the Mergers. CSR shareholders will have different rights following the closing of the Mergers due to the differences between the governing documents of IRT and CSR. For more information regarding the differences in shareholder rights, see “Comparison of Rights of IRT Stockholders and CSR Shareholders.”

Q:	What are the material U.S. federal income tax consequences of the Company Merger to U.S. holders?

A:

It is intended that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The Closing is conditioned on the receipt by CSR of an opinion from its tax counsel to the effect that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Company Merger qualifies as a reorganization, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences”) of shares of CSR Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of IRT Common Stock in exchange for CSR Common Stock in connection with the Company Merger, except with respect to cash received in lieu of fractional shares of IRT Common Stock. Holders of CSR Common Stock should read the discussion under the heading “Material U.S. Federal Income Tax Consequences” and consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Mergers.

Q:	Are CSR shareholders and IRT stockholders entitled to appraisal rights or dissenters’ rights in connection with the Mergers?

A:

No. Holders of CSR Common Stock and IRT Common Stock will not be entitled to appraisal rights or dissenters’ rights in the Mergers. In the case of CSR, under Section 10-19.1-87 of the North Dakota Century Code, since shares of CSR Common Stock were listed on the NYSE on the record date and such holders are not required to accept for such shares anything except IRT Common Stock and cash in lieu of fractional shares. In the case of IRT, under Section 3-202 of the Maryland General Corporation Law (which we refer to as the “MGCL”), the issuance of IRT Common Stock in the Company Merger is not a transaction for which these rights may be had. For more information, see “The Mergers—No Appraisal or Dissenters’ Rights.”

Q:	Will I receive any fractional shares of IRT Common Stock in connection with the Mergers?

A:

No. All holders of CSR Common Stock entitled to receive IRT Common Stock in connection with the Mergers will receive cash in lieu of fractional shares. Each CSR OP Common Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be automatically converted into the right to receive a number of IROP Common Units equal to the Exchange Ratio, rounded up to the nearest whole unit.

Q:	How and when will I receive the merger consideration to which I am entitled?

A:

Because all shares of CSR Common Stock are book-entry shares, holders of CSR Common Stock will generally not be required to take any specific actions to exchange your shares of CSR Common Stock, and as soon as practicable after the closing of the Mergers, the paying agent will automatically exchange your shares of CSR Common Stock for the merger consideration. If necessary, the paying agent will request additional evidence to deliver such merger consideration. For more information, see “The Merger Agreement—Exchange and Payment Procedures.”

Q:	Do I need identification to attend the IRT special meeting in person?

A:

Yes. Please bring proper identification, together with proof that you are a record owner of IRT Common Stock. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned shares of IRT Common Stock on the applicable record date.

Q:	What do I need to do to attend the CSR special meeting virtually?

A:

To be admitted to the live webcast for the CSR special meeting, you will need the 16-digit control number included on your proxy card. Even if you plan to attend the CSR special meeting, the CSR Board recommends that you vote your shares in advance so that your vote will be counted if you later decide not to attend the CSR special meeting.

Q:	Who do I contact if I am encountering difficulties attending the CSR special meeting?

A:

Help and technical support for accessing and participating in the CSR special meeting will be available by following the instructions on the virtual meeting website (www.virtualshareholdermeeting.com/CSR2026SM). If you encounter any difficulties accessing the CSR special meeting during the check-in or meeting time, refer to the technical support telephone number posted on the virtual meeting website login page and the virtual meeting rules of conduct posted on the CSR special meeting website (www.virtualshareholdermeeting.com/CSR2026SM). Please give yourself sufficient time to log in and ensure you can hear the streaming audio before the meeting starts.

Q:

Do any of the directors or executive officers of IRT or the trustees or executive officers of CSR have interests in the Mergers that may differ from or be in addition to my interests as a IRT stockholder or CSR shareholders?

A:

In considering the recommendation of the IRT Board that IRT stockholders vote to approve the IRT Issuance Proposal, IRT stockholders should be aware that IRT’s directors and executive officers may have interests in the Mergers that are different from, or in addition to, the interests of IRT stockholders generally. The IRT Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Mergers and in unanimously recommending that IRT stockholders approve the IRT Issuance Proposal. For additional information, see the section titled “The Mergers—Interests of IRT Directors and Executive Officers in the Mergers.”

In considering the recommendation of the CSR Board that CSR shareholders vote to approve the CSR Proposals, CSR shareholders should be aware that CSR’s trustees and executive officers may have interests in the Mergers that are different from, or in addition to, the interests of CSR shareholders generally. The CSR Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Mergers and in unanimously recommending that CSR shareholders approve the CSR Proposals. For additional information, see the section titled “The Mergers—Interests of CSR Trustees and Executive Officers in the Mergers.”

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

IRT. IRT has retained D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation process. IRT will pay D.F. King a fee of $25,000, as well as reimbursement of reasonable and customary documented expenses. IRT also has agreed to indemnify D.F. King against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

CSR. CSR has retained Sodali & Co (“Sodali”) to assist in the solicitation process. CSR will pay Sodali a fee of $30,000, as well as reimbursement of reasonable and customary documented expenses. CSR also has agreed to indemnify Sodali against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.

In order for your shares to be voted at the IRT special meeting or the CSR special meeting:

●	you can attend the IRT special meeting or the CSR special meeting in person / virtually (with respect to the CSR special meeting);

●	you can vote through the Internet by following the instructions included on your proxy card; or

●	you can indicate on the enclosed proxy or voting instruction card how you would like to vote and return the card in the accompanying postage-paid envelope.

If your shares of IRT Common Stock or CSR Common Stock are held by a bank, broker or nominee, you must follow the instructions provided by the bank, broker or nominee for your shares to be voted.

Q:	Who can help answer my questions?

A:

IRT stockholders or CSR shareholders who have questions about the Mergers or the other matters to be voted on at the special meetings or who desire additional copies of this joint proxy statement/prospectus or additional proxy or voting instruction cards should contact:

if you are an IRT stockholder:	if you are a CSR shareholder:

D.F. King & Co., Inc. 28 Liberty Street, 53rd Floor New York, New York 10005 Call Toll-Free: (800) 669-5550 Banks and Brokers Call: 212-256-9087 irt@dfking.com	Sodali & Co 430 Park Ave, 14th Floor New York, New York 10022 Call Toll-Free: (800) 662-5200 Banks and Brokers Call: (212) 300-2470 CSR@info.sodali.com

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. IRT and CSR urge you to read carefully this joint proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the Mergers and the related matters being considered at the applicable special meeting. See also “Where You Can Find More Information.” We have included page references to direct you to a more complete description of the topics presented in this summary.

Information about the Companies

Independence Realty Trust, Inc. (See page 50)

IRT, a Maryland corporation, is a self-administered and self-managed Maryland REIT and an S&P MidCap 400 Company that acquires, owns, operates, improves and manages multifamily apartment communities across non-gateway U.S. markets. As of June 30, 2026, IRT owned a diversified portfolio of 116 multifamily apartment properties, totaling 33,898 units. IRT’s properties are located in Alabama, Colorado, Florida, Georgia, Indiana, Kentucky, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee and Texas. IRT does not have any foreign operations and its business is not seasonal.

IRT’s primary business objective is to maximize stockholder value through diligent portfolio management, strong operational performance, and a consistent return of capital through distributions and capital appreciation. Its investment strategy is focused on the following:

●

gaining scale within key amenity rich submarkets of non-gateway cities that offer good school districts, high-quality retail and major employment centers and are unlikely to experience substantial new apartment construction in the foreseeable future;

●	increasing cash flows at our existing apartment properties through prudent property management and strategic renovation projects pursuant to IRT’s value-add program; and

●

acquiring additional properties that have strong and stable occupancies and support a rise in rental rates or that have the potential for repositioning through capital expenditures or tailored management strategies.

The principal offices of IRT are located at 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103, and its telephone number is (267) 270-4800. IRT has offices in Philadelphia, Pennsylvania and Chicago, Illinois.

IRT Common Stock is listed on the NYSE, trading under the symbol “IRT.”

Additional information about IRT and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

Independence Realty Operating Partnership, LP (See page 50)

IRT owns all of its assets and conducts substantially all of its operations through IRT OP, a Delaware limited partnership, of which IRT is the sole general partner. As of June 30, 2026, IRT owned a 97.5 % interest in IRT OP. The remaining 2.5% consists of IROP Common Units issued to third parties in exchange for contributions of properties to IRT OP. The principal executive offices of IRT OP are located at 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103, and its telephone number is (267) 270-4800.

Islanders Sub, LLC (See page 50)

Islanders Sub, LLC, a Delaware limited liability company, is a direct, wholly owned subsidiary of IRT. IRT Merger Sub was formed after the date of the Merger Agreement solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Company Merger, and was added to the Merger Agreement as a party by joinder. IRT Merger Sub has not conducted any business activities, has no assets, liabilities or obligations and has conducted its operations solely as contemplated by the Merger Agreement. Its principal executive offices are located at c/o Independence Realty Trust, Inc., 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103, and its telephone number is (267) 270-4800.

Islanders OP Sub, LLC (See page 51)

Islanders OP Sub, LLC, a Delaware limited liability company, is a direct, wholly owned subsidiary of IRT OP. IRT OP Merger Sub was formed by IRT OP solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Partnership Merger. IRT OP Merger Sub has not conducted any business activities, has no assets, liabilities or obligations and has conducted its operations solely as contemplated by the Merger Agreement. Its principal executive offices are located at c/o Independence Realty Trust, Inc., 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103, and its telephone number is (267) 270-4800.

Centerspace (See page 51)

CSR is a North Dakota REIT that owns, manages, acquires, develops and redevelops apartment communities. As of September 9, 2026, CSR owned 47 apartment communities consisting of 10,456 apartment units located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and Utah. Founded in 1970, CSR is committed to providing a great home for its residents, its team members, and its investors by focusing on integrity and serving others.

CSR’s principal executive offices are located at 1324 20th Avenue SW, PO Box 1988, Minot, North Dakota 58702-1988, and its telephone number is (701) 837-4738. CSR also has a corporate office in Minneapolis, Minnesota.

CSR Common Stock is listed on the NYSE, trading under the symbol “CSR.”

Additional information about CSR and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

Centerspace, LP (See page 51)

CSR conducts its daily business operations primarily through its operating partnership, CSR OP, of which Centerspace, Inc., a North Dakota corporation and a wholly owned subsidiary of CSR, is the sole general partner. All of CSR’s assets and liabilities have been contributed to CSR OP, through Centerspace, Inc., in exchange for the sole general partnership interest in CSR OP. As of September 8, 2026, Centerspace, Inc. owned approximately 95% of the CSR OP Common Units. The remaining CSR OP Common Units of CSR OP are held by individual limited partners. The principal executive offices of CSR OP are located at 1324 20th Avenue SW, PO Box 1988, Minot, North Dakota 58702-1988, and its telephone number is (701) 837-4738.

Risk Factors (See page 30)

Before voting at the IRT special meeting or the CSR special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, as well as the specific factors under the heading “Risk Factors” beginning on page 30, including, among others, the risks that:

●	the Mergers are subject to a number of conditions, and may not be consummated on the terms or timeline currently contemplated, or at all;

●

the Exchange Ratio will not be adjusted in the event of any change in the stock price of IRT or CSR, but may be adjusted for stock splits, reverse stock splits, combinations, subdivisions or certain other changes in the capital stock of IRT or CSR, and may be increased or reduced for REIT Dividends declared before the Closing Date, as provided in the Merger Agreement and described herein;

●	IRT stockholders and CSR shareholders will be diluted by the Mergers;

●	provisions in the Merger Agreement could discourage a potential competing acquiror of CSR or a potential acquiror of IRT;

●

if the Mergers do not occur, under certain circumstances, including in the case of CSR entering into an agreement with respect to a superior proposal, CSR may be required to pay a termination fee of $45,000,000 to IRT, and under certain circumstances IRT may be required to pay a termination fee of $60,000,000 to CSR;

●	the pendency of the Mergers could adversely affect the business and operations of IRT and CSR;

●	certain directors, trustees and executive officers of IRT or CSR may have different interests in seeing the Mergers consummated than stockholders of IRT or CSR;

●	the Mergers are not consummated by June 30, 2027, resulting in either IRT or CSR terminating the Merger Agreement;

●	the Company Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

●	neither CSR shareholders nor IRT stockholders will have appraisal rights or dissenters’ rights in connection with the Mergers;

●

an adverse litigation outcome relating to the Merger Agreement, or the transactions contemplated thereby, has a material adverse impact on IRT’s or CSR’s businesses or their ability to consummate the Mergers;

●	IRT and CSR expect to incur substantial costs in connection with the Mergers and the other transactions contemplated by the Merger Agreement;

●

IRT and CSR may be unable to successfully integrate their businesses and realize the anticipated synergies in order to realize the anticipated benefits of the Mergers, or to do so within the anticipated timeframe;

●	management’s attention may be diverted from ongoing business operations and opportunities during the pendency of the Mergers;

●	tax protection agreements assumed by the combined company may limit its ability to sell certain properties or require it to maintain debt levels that would not otherwise be required;

●

in the event the Term Loan contemplated by the Debt Commitment Letter is not available on the anticipated terms, the risk that other financing may not be available on acceptable terms, in a timely manner or at all; and

●

the historical and unaudited pro forma condensed combined financial statements may not be representative of the combined company’s results after the Mergers and the other transactions contemplated by the Merger Agreement.

The Mergers

The Merger Agreement (See page 109)

IRT and CSR have entered into the Original Merger Agreement attached as Annex A to this joint proxy statement/prospectus and the Amendment to the Merger Agreement attached as Annex B to this joint proxy statement/prospectus. The IRT Board and the CSR Board have both unanimously approved the Merger Agreement and the transactions contemplated thereby. IRT and CSR encourage you to read the entire Merger Agreement carefully because it is the principal legal document governing the Mergers.

Pursuant to the Amendment to the Merger Agreement, IRT has elected to implement the Alternative Structure (solely with respect to the Company Merger). The Amendment to the Merger Agreement includes a waiver by IRT, IRT OP, IRT Merger Sub and IRT OP Merger Sub of any representation inaccuracy caused solely by the Alternative Structure.

Form of the Mergers (See page 109)

Pursuant to the Merger Agreement, CSR will merge with and into IRT Merger Sub at the Company Merger Effective Time, whereupon the separate existence of CSR will cease and IRT Merger Sub will be the surviving entity and a wholly owned subsidiary of IRT. Immediately following the Company Merger, IRT OP Merger Sub will merge with and into CSR OP at the Partnership Merger Effective Time, whereupon the separate existence of IRT OP Merger Sub will cease and CSR OP will be the surviving entity and a subsidiary of IRT OP.

Upon consummation of the Mergers, based on the shares of IRT Common Stock and CSR Common Stock outstanding as of October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, IRT and CSR estimate that legacy IRT stockholders and holders of IROP Common Units will own approximately 78% of the issued and outstanding shares of IRT Common Stock and IROP Common Units, and legacy CSR shareholders and CSR OP Common Unit holders will own approximately 22% of the issued and outstanding shares of IRT Common Stock and IROP Common Units.

Merger Consideration (See page 110)

Pursuant to the terms of the Merger Agreement, upon consummation of the Company Merger, each issued and outstanding share of CSR Common Stock will be automatically converted into the right to receive a number of shares of IRT Common Stock equal to the Exchange Ratio, with cash paid in lieu of fractional shares.

At the Partnership Merger Effective Time, (i) each IROP Common Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will remain issued and outstanding, (ii) each CSR OP Common Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be automatically converted into the right to receive a number of IROP Common Units equal to the Exchange Ratio, rounded up to the nearest whole unit (for each holder of CSR OP Common Units, after aggregation of all fractional IROP Common Units otherwise to be received by such holder), (iii) each CSR OP Series D Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be automatically converted into one IRT OP Series A Preferred Unit, which will have rights, powers, duties and preferences that are substantially the same as the rights, powers, duties and preferences of the CSR OP Series D Preferred Units and which may be exchanged at the option of its holder into a number of IROP Common Units equal to 1.37931 multiplied by the Exchange Ratio, subject to specified terms and conditions, (iv) each CSR OP Series E Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be automatically converted into one IRT OP Series B Preferred Unit, which will have rights, powers, duties and preferences that are substantially the same as the rights, powers, duties and preferences of the Series E Preferred Units and which may be exchanged at the option of its holder into a number of IROP Common Units equal to 1.20482 multiplied by the Exchange Ratio, subject to specified terms and conditions, and (v) the general partnership interest of CSR OP, which is owned entirely by Centerspace, Inc., a North Dakota corporation and wholly owned subsidiary of CSR, will remain issued and outstanding and unchanged by the Partnership Merger, and no consideration will be delivered in respect thereof.

The Exchange Ratio is fixed at 3.800 (subject to any adjustments pursuant to the Merger Agreement as described below) and will not be adjusted for changes in the market price of IRT Common Stock or CSR Common Stock.

Dividends (See page 107)

CSR may pay regular quarterly cash dividends of up to $0.77 per share of CSR Common Stock per calendar quarter, except that for the calendar quarter in which the Closing occurs, CSR may not pay such regular quarterly cash dividend, but instead may pay a one-time cash dividend up to an amount of $0.09 per share of CSR Common Stock, prorated based on the number of days elapsed in such quarter prior to the Closing Date, to be paid to holders of record as of the close of business on the business day immediately preceding the Closing Date and payable on the Closing Date. IRT may pay regular quarterly cash dividends of up to $0.18 per share of IRT Common Stock per calendar quarter. CSR OP and IRT OP may generally pay corresponding dividends to their respective unitholders. Additionally, CSR and IRT will each coordinate their record and payment dates for their regular quarterly dividends to ensure that the holders of CSR Common Stock do not receive more than one dividend, or fail to receive one dividend, in any calendar quarter with respect to their shares of CSR Common Stock and the shares of IRT Common Stock that such holders receive in exchange therefor in the Company Merger. For any calendar quarter in which the Closing will occur, IRT may not make, declare or set aside any dividend or other distribution to its stockholders with a record date prior to the date that is at least one business day following the Closing, and IRT OP may not make, declare or set aside any dividend or other distribution to its partners with a record date prior to the date that is at least one business day following the Closing, in each case without the prior written consent of CSR in its sole discretion. IRT and CSR may also make a REIT Dividend. Any REIT Dividend must be payable only in cash and the party declaring a REIT Dividend must provide the other party with at least 15 calendar days’ notice prior to the record date for such REIT Dividend. If IRT declares a REIT Dividend with a record date on or prior to the Closing Date, the Exchange Ratio will be increased by an amount equal to the product of (x) the then-applicable Exchange Ratio prior to the adjustment multiplied by (y) the quotient obtained by dividing (A) the amount of such REIT Dividend per share of IRT Common Stock by (B) the excess of $16.09 over such REIT Dividend per share of IRT Common Stock. Conversely, if CSR declares a REIT Dividend with a record date on or prior to the Closing Date, the Exchange Ratio will be reduced by an amount equal to the quotient obtained by dividing the amount of such REIT Dividend per share of CSR Common Stock by $16.09.

Financing of the Mergers (See page 128)

In connection with the Mergers, IRT OP entered into a Debt Commitment Letter, dated as of September 8, 2026, with Royal Bank of Canada pursuant to which Royal Bank of Canada committed, subject to customary conditions, to provide IRT OP with a senior unsecured Term Loan of up to $716,000,000 that may be used to finance a portion of the transactions contemplated by the Merger Agreement, including the refinancing of indebtedness of CSR and its subsidiaries, and to pay related costs, fees and expenses. If incurred, IRT will guarantee IRT OP’s obligations under the Term Loan. The Term Loan will mature 364 days after the Closing Date, subject to two available six-month extensions, each conditioned on payment of an extension fee and satisfaction of other customary conditions, including the absence of a default or event of default and the accuracy of representations and warranties. The Term Loan will bear interest at a rate equal to a SOFR-based rate plus an applicable margin ranging from 80 to 160 basis points based on our credit rating, or a base rate plus an applicable margin ranging from 0 to 60 basis points based on our credit rating. The obligations of IRT and IRT OP to consummate the Mergers are not conditioned on receipt of the proceeds of the Term Loan or any alternative financing.

Treatment of CSR Equity Awards (See page 111)

At the Company Merger Effective Time, each CSR RSU that is not held by a non-employee trustee of CSR or an employee of CSR who will terminate employment immediately following the Closing (a “Terminating Employee”) will automatically cease to represent a restricted stock unit denominated in shares of CSR Common Stock and will be converted into (or canceled and replaced by) an IRT Stock-Based RSU. The number of shares of IRT Common Stock subject to each such IRT Stock-Based RSU will be equal to the product (rounded to the nearest whole number) of (1) the number of shares of CSR Common Stock subject to such CSR RSU immediately prior to the Company Merger Effective Time multiplied by (2) the Exchange Ratio. Except as specifically provided in the Merger Agreement, following the Company Merger Effective Time, each IRT Stock-Based RSU will continue to be governed by the same terms and conditions as were applicable to the corresponding CSR RSU immediately prior to the Company Merger Effective Time, including service-based vesting terms and related protections such that each IRT Stock-Based RSU shall be settled (and the dividend equivalents accrued but unpaid thereon shall be paid in cash) as soon as practicable, but in no event later than 30 days, following the date upon which the holder of such IRT Stock-Based RSU experiences a severance-qualifying termination of employment (a “Qualifying Termination”), or such later time as required to comply with Section 409A of the Code.

At the Company Merger Effective Time, each CSR RSU held by a non-employee trustee of CSR and each CSR RSU held by a Terminating Employee will automatically become fully vested and be canceled and converted into (1) a number of shares of IRT Common Stock equal to the product (rounded to the nearest whole number) of (a) the number of shares of CSR Common Stock subject to such CSR RSU immediately prior to the Company Merger Effective Time multiplied by (b) the Exchange Ratio and (2) an amount in cash equal to the value of all dividend equivalents accrued but unpaid as of the Company Merger Effective Time with respect to such CSR RSU (without interest), in each case, less any applicable withholding taxes.

At the Company Merger Effective Time, each CSR PSU will automatically become fully vested and be canceled and converted into (1) a number of shares of IRT Common Stock equal to the product (rounded to the nearest whole number) of (a) the number of shares of CSR Common Stock subject to such CSR PSU immediately prior to the Company Merger Effective Time based on the target level of performance multiplied by (b) the Exchange Ratio and (2) an amount in cash equal to the value of all dividend equivalents accrued but unpaid as of the Company Merger Effective Time with respect to such CSR PSU (without interest), in each case, less any applicable withholding taxes.

At the Company Merger Effective Time, each CSR Stock Option, whether vested or unvested, will automatically cease to represent an option to purchase shares of CSR Common Stock and will be converted into (or canceled and replaced by) an IRT Stock Option (1) equal to the product (rounded to the nearest whole number) of (a) the number of shares of CSR Common Stock subject to the corresponding CSR Stock Option immediately prior to the Company Merger Effective Time multiplied by (b) the Exchange Ratio and (2) at a per share exercise price (rounded to the nearest whole cent) equal to the quotient of (i) the exercise price per share of CSR Common Stock of the corresponding CSR Stock Option immediately prior to the Company Merger Effective Time divided by (ii) the Exchange Ratio. Except as specifically provided in the Merger Agreement, following the Company Merger Effective Time, each IRT Stock Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding CSR Stock Option immediately prior to the Company Merger Effective Time; provided, such IRT Stock Options will be eligible to vest in full and become exercisable upon a Qualifying Termination within 12 months of the Closing Date.

Recommendations of the IRT Board (See page 66)

After careful consideration, the IRT Board, on September 7, 2026, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and declared the Merger Agreement and such transactions (including the issuance of IRT Common Stock in the Company Merger) to be advisable and in the best interests of IRT and the stockholders of IRT.

The IRT Board unanimously recommends that holders of IRT Common Stock vote “FOR” the IRT Issuance Proposal and “FOR” the IRT Adjournment Proposal.

For the factors considered by the IRT Board in reaching its decision to approve the Merger Agreement and the recommendations of the IRT Board, see “The Mergers—IRT’s Reasons for the Mergers; Recommendations of the IRT Board.”

Recommendations of the CSR Board (See page 70)

After careful consideration, the CSR Board, on September 8, 2026, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and determined the Merger Agreement and such transactions to be advisable and in the best interests of CSR.

The CSR Board unanimously recommends that holders of CSR Common Stock vote “FOR” the CSR Merger Proposal, “FOR” the CSR Compensation Proposal, and “FOR” the CSR Adjournment Proposal.

For the factors considered by the CSR Board in reaching its decision to approve the Merger Agreement and the recommendations of the CSR Board, see “The Mergers—CSR’s Reasons for the Mergers; Recommendations of the CSR Board.”

Opinions of IRT’s Financial Advisors (See page 75)

Opinion of RBC Capital Markets, LLC

IRT has engaged RBC Capital Markets, LLC (“RBC Capital Markets”) as a financial advisor to IRT in connection with the Mergers. As part of this engagement, RBC Capital Markets delivered an opinion, dated September 7, 2026, to the IRT Board as to the fairness, from a financial point of view and as of such date, to IRT of the Exchange Ratio provided for in the Company Merger pursuant to the Original Merger Agreement.

The full text of RBC Capital Markets’ written opinion, dated September 7, 2026, is attached as Annex C to this joint proxy statement/prospectus and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by RBC Capital Markets in connection with its opinion. RBC Capital Markets delivered its opinion to the IRT Board for the benefit, information and assistance of the IRT Board (in its capacity as such) in connection with its evaluation of the Exchange Ratio provided for in the Company Merger from a financial point of view to IRT and did not address any other terms, conditions, implications or aspects of the Mergers or the Merger Agreement. RBC Capital Markets’ opinion also did not address the underlying business decision of IRT to engage in the Mergers or the relative merits of the Mergers compared to any alternative business strategy or transaction that may be available to IRT or which IRT might engage in or consider. RBC Capital Markets did not express any opinion and does not make any recommendation to any securityholder as to how such securityholder should vote or act with respect to the Mergers or any proposal to be voted upon in connection with the Mergers or otherwise. For additional information, see the section entitled “The Mergers—Opinions of IRT’s Financial Advisors—Opinion of RBC Capital Markets, LLC” beginning on page 75.

Opinion of Rothschild & Co US Inc.

IRT engaged Rothschild & Co US Inc. (“Rothschild & Co”) to act as one of its two financial advisors with respect to the Mergers. On September 7, 2026, Rothschild & Co rendered its oral opinion (which opinion was subsequently confirmed in writing) to the IRT Board to the effect that, as of the date of such opinion and based on and subject to the matters considered, assumptions made and limitations and qualifications set forth therein, the Exchange Ratio provided for in the Company Merger pursuant to the Original Merger Agreement was fair, from a financial point of view, to IRT, as more fully described in the section of this proxy statement/prospectus entitled “The Mergers—Opinions of IRT’s Financial Advisors—Opinion of Rothschild & Co US Inc.” beginning on page 81. The summary of Rothschild & Co’s opinion set forth below is qualified in its entirety by reference to the full text of Rothschild & Co’s written opinion, which is attached as Annex D to this joint proxy statement/prospectus.

Rothschild & Co’s opinion was provided for the benefit of the IRT Board, in its capacity as such, in connection with and for the purpose of its evaluation of the Mergers, and only addressed the fairness, from a financial point of view, to IRT of the Exchange Ratio in the Company Merger pursuant to the Original Merger Agreement. Rothschild & Co did not express any opinion as to IRT’s underlying business decision to engage in the Mergers or the relative merits of the Mergers as compared to any alternative transaction. The summary of Rothschild & Co’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Rothschild & Co in preparing its opinion. However, neither Rothschild & Co’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any security holder of IRT or CSR as to how such holder should vote or act on any matter relating to the Mergers.

For additional information, see the section entitled “The Mergers—Opinions of IRT’s Financial Advisors—Opinion of Rothschild & Co US Inc.” beginning on page 81.

Opinion of CSR’s Financial Advisor (See page 87)

Opinion of BMO Capital Markets, Corp.

The CSR Board retained BMO to act as its financial advisor in connection with the Mergers. In connection with the Mergers, at the meeting of the CSR Board on September 8, 2026, BMO rendered to the CSR Board its oral opinion, subsequently confirmed by delivery of a written opinion dated September 8, 2026, as to the fairness, from a financial point of view, to the holders of the CSR Common Stock as of that date and based on and subject to the assumptions, limitations, qualifications and other matters set forth in its written opinion, of the Exchange Ratio provided for pursuant to the Original Merger Agreement, as more fully described in the section of this proxy statement/prospectus entitled “The Mergers— Opinion of CSR’s Financial Advisor — Opinion of BMO Capital Markets, Corp.” beginning on page 87. The summary of BMO’s opinion set forth below is qualified in its entirety by reference to the full text of BMO’s written opinion, which is attached as Annex E to this joint proxy statement/prospectus.

BMO’s opinion was directed to the CSR Board in its capacity as such and addressed only the fairness, from a financial point of view, to the holders of the CSR Common Stock as of the date of the opinion, of the Exchange Ratio provided for pursuant to the Original Merger Agreement. The opinion did not address any other aspects or implications of the Mergers and did not address the relative merits of the Mergers contemplated by the Merger Agreement as compared to other business or financial strategies that might have been available, nor did it address the underlying business decision to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. BMO’s opinion was not intended to, and does not, constitute advice or a recommendation as to how any holder of CSR Common Stock should vote at the CSR special meeting or take any other action with respect to the Mergers.

For additional information, see the section entitled “The Mergers—Opinions of CSR’s Financial Advisor—Opinion of BMO Capital Markets, Corp.” beginning on page 87.

Interests of IRT Directors and Executive Officers in the Mergers (See page 106)

In addition to their interests in the Mergers as stockholders, the directors and executive officers of IRT have interests in the Mergers that may be different from, or in addition to, those of IRT stockholders generally. The IRT Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

Upon consummation of the Mergers, the board of directors of the combined company will be comprised of the nine incumbent directors of the IRT Board and two incumbent independent trustees of the CSR Board. At the Company Merger Effective Time, IRT will cause the board of directors of the combined company to include two of the individuals serving as independent members of the CSR Board as of immediately prior to the date of the Original Merger Agreement, subject to the review and recommendation by the Nominating and Governance Committee of the IRT Board in its good faith discretion in accordance with such committee’s charter and a finding by the Nominating and Governance Committee of the IRT Board that the Company Nominees’ qualifications are reasonably satisfactory. In addition, upon consummation of the Mergers, Scott F. Schaeffer, currently IRT’s Chairman of the Board and Chief Executive Officer, will continue in these positions for the combined company; and James J. Sebra, currently IRT’s President and Chief Financial Officer, will continue in these positions for the combined company. IRT’s management team will continue to lead the combined company.

Interests of CSR Trustees and Executive Officers in the Mergers (See page 99)

In addition to their interests in the Mergers as shareholders of CSR, the trustees and executive officers of CSR have interests in the Mergers that may be different from, or in addition to, those of CSR shareholders generally. The CSR Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

Certain trustees and executive officers of CSR hold CSR Equity Awards that will be converted or exchanged into consideration in the Company Merger. Each of CSR’s executive officers is also party to other agreements and arrangements, and subject to certain conditions may be eligible for additional awards, pursuant to which they may receive benefits in connection with the Mergers. At the Company Merger Effective Time, IRT will cause the board of directors of the combined company to include two of the individuals serving as independent members of the CSR Board as of immediately prior to the date of the Original Merger Agreement, subject to the review and recommendation by the Nominating and Governance Committee of the IRT Board in its good faith discretion in accordance with such committee’s charter and a finding by the Nominating and Governance Committee of the IRT Board that the Company Nominees’ qualifications are reasonably satisfactory.

Accounting Treatment (See page 106)

The Mergers will be accounted for by applying the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), with IRT treated as the acquiror for accounting purposes. Under the acquisition method of accounting, the assets acquired and liabilities assumed from CSR will be recorded by IRT at their estimated fair values as of the date the Mergers are completed. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired will be recorded as goodwill. The results of operations of CSR will be included in IRT’s consolidated financial statements from the date of completion of the Mergers.

The allocation of the purchase price to assets acquired and liabilities assumed will be based upon their estimated fair values and is dependent upon certain valuations and other analyses that have not yet been completed. Accordingly, the purchase price allocation is preliminary and subject to further adjustments as additional information becomes available and additional analyses are completed. The final purchase price allocation may be materially different than the preliminary purchase price allocation. Any changes in the estimated fair values of the net assets recorded for the Mergers may impact the combined company’s consolidated financial statements, including changes to goodwill, depreciation, amortization and income tax expense. For more information, see “The Mergers—Accounting Treatment.”

Regulatory Matters (See page 105)

IRT and CSR are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the Mergers or the other transactions contemplated by the Merger Agreement.

Form, Effective Time and Closing of the Mergers (See page 109)

IRT and CSR expect to consummate the Mergers as early as the end of the fourth quarter of 2026. However, the Mergers are subject to various conditions, and it is possible that factors outside the control of IRT and CSR could result in the Mergers being consummated at a later time, or not at all. There may be a substantial amount of time between the respective IRT special meeting and CSR special meeting and the consummation of the Mergers. IRT and CSR expect to consummate the Mergers as soon as reasonably practicable following the satisfaction of all applicable conditions.

In addition, IRT has the right, in its sole discretion and by written notice to CSR, to defer the Closing until the earliest of (i) the tenth business day after, with respect to each designated mortgage loan of CSR’s subsidiaries that has not been repaid, refinanced or defeased in accordance with the Merger Agreement, the applicable lender has granted the required lender consent to the transactions contemplated by the Merger Agreement or has indicated that it is ready, willing and able to grant that consent subject only to the Closing and satisfaction of conditions thereto that by their nature are to be satisfied at the Closing and all other conditions to the effectiveness of that consent have been satisfied or waived, and (ii) the tenth business day before June 30, 2027.

Conditions to Completion of the Mergers (See pages 129)

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the consummation of the Mergers depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

●	receipt of required approvals from IRT’s stockholders and from CSR’s shareholders;

●

approval for listing on the NYSE, subject to official notice of issuance, of the shares of IRT Common Stock to be issued in the Company Merger, including shares of IRT Common Stock issuable upon conversion of IROP Common Units and IRT OP Preferred Units issued in the Partnership Merger (the “IRT Share Issuance”);

●

the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and no stop order suspending the effectiveness of such registration statement and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn;

●	the absence of a court order or other legal restraint preventing the consummation of the Mergers;

●	accuracy of each party’s representations and warranties, subject in most cases to materiality or material adverse effect qualifications;

●	material compliance with each party’s covenants;

●	receipt by CSR of an opinion of counsel to the effect that the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

●	receipt by IRT of an opinion of counsel to CSR that CSR qualifies as a REIT under the Code, and receipt by CSR of an opinion of counsel to IRT that IRT qualifies as a REIT under the Code; and

●	the absence of any continuing material adverse effect on either party since the date of the Merger Agreement.

No Solicitation; Permitted Change in Recommendation (See page 120)

CSR has agreed to covenants prohibiting CSR from soliciting, providing non-public information and entering into discussions or agreements concerning proposals relating to an alternative business combination transaction, subject to certain limited exceptions.

IRT has agreed to reciprocal covenants restricting IRT from soliciting, providing non-public information and entering into discussions or agreements concerning proposals relating to an alternative business combination transaction involving IRT, subject to mirrored limited exceptions.

Prior to obtaining the requisite CSR shareholder approval, the CSR Board may change its recommendation or terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to a superior proposal, subject to the conditions in the Merger Agreement, including notice and negotiation requirements. The CSR Board may also change its recommendation in response to an Intervening Event if, after consultation with outside legal counsel, it determines that failure to do so would be inconsistent with the trustees’ duties under applicable law.

Prior to obtaining the requisite IRT stockholder approval, the IRT Board may make a corresponding change to its recommendation in response to either a superior proposal or an Intervening Event, subject to conditions in the Merger Agreement, including notice and negotiation requirements, and, in the case of a change in recommendation in response to an Intervening Event, the determination by the IRT Board, after consultation with outside legal counsel, that failure to do so would be inconsistent with the directors’ duties under applicable law. However, IRT does not have the right to terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to a superior proposal.

Termination of the Merger Agreement (See page 131)

The Merger Agreement may be terminated prior to the effective time of the Mergers, whether before or after the required approvals of the IRT stockholders and CSR shareholders are obtained (subject to additional terms of the Merger Agreement summarized below in the section titled “The Merger Agreement—Termination of the Merger Agreement”):

●	by mutual written consent;

●	by either IRT or CSR, if the Mergers are not consummated on or before June 30, 2027;

●	by either IRT or CSR, if there is a final, non-appealable injunction or law permanently restraining or permanently prohibiting the consummation of the Mergers;

●	by either IRT or CSR, if the stockholders of IRT fail to approve the IRT Share Issuance, or shareholders of CSR fail to approve the CSR Merger Proposal;

●

by IRT, if (A) the CSR Board effects a Company Adverse Recommendation Change (as defined under “The Merger Agreement—No Solicitation of Transactions by CSR”), or (B) CSR enters into an alternative acquisition agreement;

●	by CSR, if the IRT Board changes a Parent Adverse Recommendation Change (as defined under “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by IRT”);

●

by CSR, prior to obtaining CSR shareholder approval, in order to enter into an alternative acquisition agreement with respect to a superior proposal (subject to compliance with certain terms and conditions included in the Merger Agreement, including concurrent payment of the termination fee described below); or

●	by IRT or CSR, as the case may be, if the other party has breached its representations or covenants in a way that prevents satisfaction of certain closing conditions, subject to a cure period.

Termination Fees (See page 133)

Generally, all fees and expenses incurred in connection with the Mergers and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses, subject to certain exceptions. Upon a termination of the Merger Agreement, under certain circumstances, including, in the case of CSR, concurrently with such termination, entering into an alternative acquisition agreement with respect to a superior proposal, IRT or CSR will be required to pay to the other party the CSR Termination Fee (if payable by CSR) or the IRT Termination Fee (if payable by IRT). If a termination fee is payable, it will be deposited into escrow and released to the recipient party only in accordance with the terms of the Merger Agreement.

For more information, see “The Merger Agreement—Termination of the Merger Agreement—Termination Fee Payable by CSR to IRT” and “—Termination Fee Payable by IRT to CSR.”

No Appraisal or Dissenters’ Rights (See page 108)

Under Maryland law, the holders of IRT Common Stock are not entitled to appraisal or dissenters’ rights in connection with the Mergers. Under North Dakota law, holders of CSR Common Stock are not entitled to appraisal or dissenters’ rights in connection with the Mergers. For more information, see “The Mergers—No Appraisal or Dissenters’ Rights.”

Material U.S. Federal Income Tax Consequences of the Company Merger (See page 136)

IRT and CSR intend that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the Mergers is conditioned on the receipt by CSR of an opinion from its tax counsel to the effect that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Company Merger qualifies as a reorganization, U.S. holders (as defined in the subsection entitled “Material U.S. Federal Income Tax Consequences—Material U.S. Federal Income Tax Consequences of the Company Merger”) of shares of CSR Common Stock are not expected to recognize gain or loss as a result of the Company Merger, except with respect to the receipt of cash in lieu of fractional shares of IRT Common Stock.

For further discussion of certain U.S. federal income tax consequences of the Company Merger and the ownership and disposition of IRT Common Stock received in the Company Merger, see “Material U.S. Federal Income Tax Consequences—Material U.S. Federal Income Tax Consequences of the Company Merger” and “Material U.S. Federal Income Tax Consequences—Material U.S. Federal Income Tax Considerations Regarding IRT’s Taxation as a REIT.”

Holders of CSR Common Stock should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Company Merger and the ownership and disposition of IRT Common Stock received in the Company Merger.

The IRT Special Meeting (See page 157)

The IRT special meeting will be held at 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103, at 10:30 a.m., Eastern Time, on November 10, 2026. You may vote at the IRT special meeting if you owned shares of IRT Common Stock at the close of business on October 13, 2026, the record date for the IRT special meeting. As of October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, there were 235,726,706 shares of IRT Common Stock outstanding and entitled to vote. You may cast one vote for each share of IRT Common Stock that you owned on the record date of October 13, 2026.

At the IRT special meeting, IRT stockholders will be asked to consider and vote upon:

●	the IRT Issuance Proposal; and

●	the IRT Adjournment Proposal.

The approval of the IRT Issuance Proposal is a condition to the consummation of the Mergers.

The IRT Issuance Proposal requires approval by the affirmative vote of the majority of the votes cast by the holders of IRT Common Stock, in person or represented by proxy, at the IRT special meeting, assuming a quorum is present. The IRT Adjournment Proposal requires approval by the affirmative vote of the majority of the votes cast by holders of IRT Common Stock, in person or represented by proxy, at the IRT special meeting.

As of October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, approximately 0.8% of the outstanding shares of IRT Common Stock were held by IRT directors and executive officers and their affiliates. IRT currently expects that the IRT directors and executive officers will vote their shares in favor of the IRT Issuance Proposal and the IRT Adjournment Proposal, although none has entered into any agreements obligating them to do so.

The IRT Board unanimously recommends that IRT stockholders vote “FOR” both of the proposals set forth above. For more information, see “The IRT Special Meeting.”

The CSR Special Meeting (See page 162)

The CSR special meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/CSR2026SM at 9:30 a.m., Central Time, on November 10, 2026. You may vote at the CSR special meeting if you owned CSR Common Stock at the close of business on October 13, 2026, the record date for the CSR special meeting. As of October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, there were 16,823,940 shares of CSR Common Stock outstanding and entitled to vote (rounded to the nearest whole share). Each share of CSR Common Stock owned on the record date of October 13, 2026 is entitled to cast one vote on all matters that come before the CSR special meeting.

At the CSR special meeting, CSR shareholders will be asked to consider and vote upon:

●	the CSR Merger Proposal;

●	the CSR Compensation Proposal; and

●	the CSR Adjournment Proposal.

The approval of the CSR Merger Proposal requires the affirmative vote of the holders of CSR Common Stock possessing a majority of the voting power of the shares of CSR Common Stock outstanding and entitled to vote thereon. The approval of the CSR Compensation Proposal requires the affirmative vote of a majority of the shares of CSR Common Stock present in person (virtually) or represented by proxy, at the CSR special meeting, assuming a quorum is present. The CSR Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of CSR Common Stock, in person (virtually) or represented by proxy, at the CSR special meeting.

As of October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, approximately 0.5% of the outstanding shares of CSR Common Stock were held by CSR trustees and executive officers and their affiliates. CSR currently expects that the trustees and executive officers of CSR will vote their shares in favor of the CSR Merger Proposal, the CSR Compensation Proposal and the CSR Adjournment Proposal, although none has entered into any agreements obligating them to do so.

The CSR Board unanimously recommends that CSR shareholders vote “FOR” all of the CSR Proposals. For more information, see “The CSR Special Meeting.”

Rights of CSR Shareholders Will Change as a Result of the Mergers (See page 185)

CSR shareholders will have different rights once they become stockholders of IRT, due to differences between the governing documents of IRT and CSR. These differences are described in detail under “Comparison of Rights of IRT Stockholders and CSR Shareholders.”

Market Price Information

Shares of IRT Common Stock are listed for trading on the NYSE under the symbol “IRT.” Shares of CSR Common Stock are listed for trading on the NYSE under the symbol “CSR.”

The following table presents the closing sale price per share of IRT Common Stock and CSR Common Stock on September 8, 2026, the last trading day before public announcement of the Merger Agreement and October 2, 2026, the latest practicable trading day before the date of this joint proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration for each share of CSR Common Stock as of such dates. This implied value was calculated by multiplying the closing price of shares of IRT Common Stock on each such date by the Exchange Ratio of 3.800. The market prices of IRT Common Stock and CSR Common Stock have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the IRT special meeting and the CSR special meeting to the Closing Date.

Date	IRT Common Stock	CSR Common Stock	Implied Value of Merger Consideration
September 8, 2026	$15.91	$52.71	$60.46
October 2, 2026	$14.51	$54.50	$55.14

No assurance can be given concerning the market price of IRT Common Stock or CSR Common Stock before the Company Merger Effective Time or IRT Common Stock after the Company Merger Effective Time. The market price of IRT Common Stock (and therefore the value CSR shareholders will receive as a result of the Company Merger) when received by CSR shareholders could be greater than, less than or the same as shown in the table above. We urge you to obtain current market quotations for shares of IRT Common Stock and CSR Common Stock.

Delisting and Deregistration of CSR Shares

If the Mergers are completed, CSR Common Stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act, and CSR will no longer be required to file periodic reports with the SEC with respect to CSR Common Stock.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” whether you are an IRT stockholder or a CSR shareholder, you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of IRT and CSR because these risks will also affect IRT following consummation of the Mergers. These risks can be found in (i) IRT’s Quarterly Report on Form 10-Q for the period ended June 30, 2026 and Annual Report on Form 10-K for the year ended December 31, 2025 and (ii) CSR’s Quarterly Report on Form 10-Q for the period ended June 30, 2026 and Annual Report on Form 10-K for the fiscal year ended December 31, 2025, each of which is incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

Risks Relating to the Mergers

The Mergers may not be consummated on the terms or timeline currently contemplated, or at all. Consummation of the Mergers is subject to many conditions and if these conditions are not satisfied or waived, the Mergers will not be consummated, which could adversely affect the businesses of IRT or CSR and, in certain circumstances, result in CSR or IRT being required to pay a termination fee to the other party.

Consummation of the Mergers is subject to certain conditions, including: (1) the receipt of required approvals from IRT’s stockholders and from CSR’s shareholders; (2) approval for listing on the NYSE, subject to official notice of issuance, of the shares of IRT Common Stock to be issued in the Mergers, including shares of IRT Common Stock issuable upon conversion of IROP Common Units and IRT OP Preferred Units issued in the Partnership Merger; (3) the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and no stop order suspending the effectiveness of such registration statement and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn; (4) the absence of a court order or other legal restraint preventing the consummation of the Mergers; (5) accuracy of each party’s representations and warranties, subject in most cases to materiality or material adverse effect qualifications; (6) material compliance with each party’s covenants; (7) receipt by CSR of an opinion to the effect that the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (8) receipt by IRT of an opinion of counsel to CSR that CSR qualifies as a REIT under the Code, and receipt by CSR of an opinion of counsel to IRT that IRT qualifies as a REIT under the Code; and (9) the absence of any continuing Company Material Adverse Effect or continuing Parent Material Adverse Effect since the date of the Merger Agreement.

Neither IRT nor CSR can provide assurance that the conditions to consummation of the Mergers will be satisfied or waived, and accordingly, that the Mergers will be consummated on the terms or timeline that the parties anticipate, or at all. IRT or CSR may terminate the Merger Agreement under certain circumstances, including, among other reasons, if the Mergers are not consummated on or before June 30, 2027.

Failure to consummate the Mergers may adversely affect IRT’s and/or CSR’s results of operations, financial condition and business prospects for many reasons, including, among others:

●	IRT and CSR may experience negative reactions from the financial markets, including negative impacts on the market price of IRT Common Stock and CSR Common Stock;

●

IRT and CSR will have incurred substantial costs relating to the Mergers, such as legal, accounting, financial advisor, filing, printing and mailing fees and integration costs that have already been incurred or will continue to be incurred until consummation of the Mergers, which could adversely affect their respective financial conditions, results of operations and ability to make distributions to their respective stockholders and to pay the principal of and interest on their respective outstanding indebtedness;

●

the Mergers, whether or not they close, will divert the attention of the management of each of IRT and CSR instead of enabling them to more fully pursue other opportunities that could be beneficial to the companies, in each case, without realizing any of the benefits of having consummated the Mergers or the other transactions contemplated by the Merger Agreement;

●	IRT and CSR may experience negative reactions from employees; and

●	any reputational harm due to the adverse perception of any failure to successfully consummate the Mergers.

Upon a termination of the Merger Agreement, under certain circumstances specified therein, including, in the case of CSR, entering into an agreement with respect to a superior proposal, IRT or CSR will be required to pay to the other the CSR Termination Fee (if payable by CSR) or the IRT Termination Fee (if payable by IRT), as more fully described in “The Merger Agreement—Termination of the Merger Agreement—Termination Fee Payable by CSR to IRT” and “—Termination Fee Payable by IRT to CSR.”

In addition, IRT has the right, in its sole discretion and by written notice to CSR, to defer the Closing until the earliest of (i) the tenth business day after, with respect to each designated mortgage loan of CSR’s subsidiaries that has not been repaid, refinanced or defeased in accordance with the Merger Agreement, the applicable lender has granted the required lender consent to the transactions contemplated by the Merger Agreement or has indicated that it is ready, willing and able to grant that consent subject only to the Closing and satisfaction of conditions thereto that by their nature are to be satisfied at the Closing and all other conditions to the effectiveness of that consent have been satisfied or waived, and (ii) the tenth business day before June 30, 2027.

The Exchange Ratio will not be adjusted in the event of any change in the price of IRT Common Stock or CSR Common Stock or in the relative values of IRT and CSR.

At the effective time of the Company Merger, each issued and outstanding share of CSR Common Stock (other than certain shares set forth in the Merger Agreement) will be automatically converted into the right to receive newly issued shares of IRT Common Stock equal to the Exchange Ratio, with cash paid in lieu of fractional shares. At the effective time of the Partnership Merger, each issued and outstanding common unit of CSR OP will be automatically converted into the right to receive a number of IROP Common Units equal to the Exchange Ratio, rounded up to the nearest whole unit (for each holder of CSR OP Common Units, after aggregation of all fractional IROP Common Units otherwise to be received by such holder). The Exchange Ratio will not be adjusted for changes in the market price of IRT Common Stock or CSR Common Stock or in the relative values of IRT and CSR. It may be adjusted for stock splits, reverse stock splits, combinations, subdivisions or reclassifications of IRT Common Stock and CSR Common Stock and for REIT Dividends declared before the Closing Date, as provided in the Merger Agreement and as described herein. The price of IRT Common Stock at the closing of the Mergers may vary from its price on September 8, 2026, the date the Original Merger Agreement was executed. Changes in the price of IRT Common Stock prior to consummation of the Mergers will affect the market value of the merger consideration, which may be more or less than the fair value of CSR’s net assets on the Closing Date. Changes in IRT Common Stock price may result from a variety of factors (many of which are beyond the control of IRT), including the following factors:

●	market reaction to the announcement of the Mergers;

●	changes in IRT’s business, operations, assets, liabilities or prospects;

●	changes in market assessments of the business, operations, financial position and prospects of IRT and CSR;

●	market assessments of the likelihood that the Mergers will be consummated;

●	interest rates, general market and economic conditions and other factors generally affecting the price of IRT Common Stock;

●	federal, state and local legislation, governmental regulation and legal developments in the businesses in which IRT and CSR operate; and

●	other factors beyond the control of IRT or CSR, including those described in this “Risk Factors” section.

The price of IRT Common Stock on the Closing Date may vary from its price on September 8, 2026, the date the Original Merger Agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of the stockholders of IRT and shareholders of CSR. As a result, the market value of the merger consideration represented by the Exchange Ratio will also vary. For example, based on the range of closing prices of IRT Common Stock during the period from September 8, 2026, the last trading day before public announcement of the Merger Agreement, through October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, the Exchange Ratio represented a market value per share of CSR Common Stock ranging from a low of $55.10 to a high of $60.46.

Because the Mergers will be consummated after the date of the special meetings of the stockholders of IRT and shareholders of CSR, respectively, at the time of your special meeting, you will not know the exact market value of the shares of IRT Common Stock that CSR shareholders will receive upon consummation of the Mergers. You should consider the following two risks:

●

if the price of shares of IRT Common Stock increases between September 8, 2026, the date the Original Merger Agreement was executed or the date of the IRT and CSR special meetings and the Closing Date, CSR shareholders will receive shares of IRT Common Stock that have a market value upon consummation of the Mergers that is greater than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Original Merger Agreement was executed or on the date of the IRT and CSR special meetings, respectively; and

●

if the price of shares of IRT Common Stock declines between September 8, 2026, the date the Original Merger Agreement was executed or the date of the IRT and CSR special meetings and the Closing Date, CSR shareholders will receive shares of IRT Common Stock that have a market value upon consummation of the Mergers that is less than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Original Merger Agreement was executed or on the date of the IRT and CSR special meetings, respectively.

The Exchange Ratio will not be adjusted for regular distributions or for changes in the market price of IRT Common Stock or CSR Common Stock. It may be adjusted for stock splits, reverse stock splits, combinations, subdivisions or reclassifications of IRT Common Stock or CSR Common Stock and for REIT Dividends declared before the Closing Date, as provided in the Merger Agreement and as described herein.

Therefore, (1) IRT cannot be sure of the market value and consideration to be paid to CSR shareholders and CSR OP unitholders and (2) CSR shareholders and CSR OP unitholders cannot be sure of the market value of the consideration they will receive upon consummation of the Mergers.

The pendency of the Mergers could adversely affect the business and operations of IRT and CSR.

In connection with the pending Mergers, current and prospective employees of IRT and CSR may experience uncertainty about their future roles with IRT following the Mergers, which may materially adversely affect the ability of each of IRT and CSR to attract and retain key personnel during the pendency of the Mergers. If IRT or CSR is unable to retain personnel who are critical to the future operations of the companies, IRT and CSR could face disruptions in their operations, loss of existing residents, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key IRT and CSR personnel could diminish the anticipated benefits of the Mergers. No assurance can be given that the combined company will be able to retain or attract employees to the same extent that IRT and CSR have previously been able to retain or attract their own employees. Additionally, CSR’s officers and employees may hold shares of CSR Common Stock and CSR equity awards, and, if the Mergers are completed, these officers and employees may be entitled to consideration in respect of such shares of CSR Common Stock and CSR equity awards as a result of the Mergers. These payments, individually or in the aggregate, could make retention of CSR officers and employees more difficult. In addition, due to operating covenants in the Merger Agreement, each of IRT and CSR may be unable (without the other party’s prior written consent), during the pendency of the Mergers, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial. Similarly, some current or prospective operators or vendors of each of IRT and CSR may delay or defer decisions, which could adversely affect the revenues, earnings, funds from operations, cash flows and expenses of IRT and CSR, regardless of whether the Mergers are consummated.

Management’s attention may be diverted from ongoing business operations and opportunities during the pendency of the Mergers.

The Mergers may divert management’s attention from ongoing business operations and opportunities. Completion of the Mergers will require a significant amount of time and focus from the management teams of both IRT and CSR, which may divert attention from day-to-day operations and the execution of other strategic initiatives. The diversion of management’s attention and any difficulties encountered in the transition and integration process could adversely affect the business, financial results and stock prices of the combined company.

Some of the directors, trustees and executive officers of IRT and CSR have interests in seeing the Mergers consummated that are different from, or in addition to, those of the other IRT stockholders and CSR shareholders.

Certain of the directors and executive officers of IRT and trustees and executive officers of CSR have interests in the Mergers that may be different from other IRT stockholders and CSR shareholders, respectively. These interests include, among other things, the continued service as a director or an executive officer of IRT following consummation of the Mergers. These interests, among other things, may influence or may have influenced the directors, trustees and executive officers of IRT and CSR to support or approve the Mergers. For more information, see “The Mergers—Interests of IRT Directors and Executive Officers in the Mergers” and “The Mergers—Interests of CSR Trustees and Executive Officers in the Mergers.” The IRT Board and CSR Board were aware of and considered the interests of IRT’s and CSR’s directors, trustees and executive officers, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Mergers and in unanimously recommending that IRT stockholders approve the IRT Issuance Proposal or the CSR shareholders approve the CSR Proposals, as applicable.

The Mergers and related transactions are subject to approval by stockholders of both IRT and CSR.

In order for the Mergers to be consummated, CSR shareholders must approve the CSR Merger Proposal, which requires the affirmative vote of the holders of at least a majority of the outstanding shares of CSR Common Stock entitled to vote on such proposal. In addition, IRT stockholders must approve the IRT Issuance Proposal by the affirmative vote of at least a majority of the votes cast on such proposal. This approval by IRT stockholders is required under applicable NYSE rules.

IRT and CSR shareholders will be diluted by the Mergers.

The Mergers will dilute the ownership position of IRT stockholders and result in CSR shareholders having an ownership stake in IRT that is smaller than their current stake in CSR. Upon consummation of the Mergers, based on the shares of IRT Common Stock and CSR Common Stock outstanding as of October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, IRT and CSR estimate that legacy IRT stockholders and holders of IROP Common Units will own approximately 78% of the issued and outstanding shares of IRT Common Stock and IROP Common Units, and legacy CSR shareholders and CSR OP Common Unit holders will own approximately 22% of the issued and outstanding shares of IRT Common Stock and IROP Common Units. IRT may also issue additional shares of common stock or preferred stock in the future and IRT OP may issue additional units of limited partnership in the future and such issuances would create further dilution. Consequently, IRT stockholders and CSR shareholders, as a general matter, will have less influence over the management and policies of IRT after consummation of the Mergers than they currently exercise over the management and policies of IRT and CSR, respectively. However, the IRT Board expects that the transaction will be immediately accretive to IRT’s core funds from operations (“CFFO”) and provide the combined company with an attractive growth profile. For more information, see “The Mergers—IRT’s Reasons for the Mergers; Recommendations of the IRT Board.”

Future sales or issuances of IRT Common Stock could have a negative impact on the IRT Common Stock price.

Based on the number of shares of CSR Common Stock outstanding as of October 2, 2026, and the number of outstanding CSR equity awards currently estimated to be settled in IRT Common Stock in connection with the Mergers, IRT expects to issue up to approximately 64,164,225 shares of IRT Common Stock in connection with the Mergers. IRT Common Stock that CSR shareholders will receive in connection with the Mergers generally may be sold immediately in the public market. It is possible that some former CSR shareholders may seek to sell some or all of the shares of IRT Common Stock they receive in connection with the Mergers, and the Merger Agreement contains no restriction on the ability of former CSR shareholders to sell such shares of IRT Common Stock following completion of the Mergers. Other IRT stockholders may also seek to sell shares of IRT Common Stock held by them following completion of the Mergers. These sales or other dispositions of a significant number of shares of IRT Common Stock (or the perception that such sales or other dispositions may occur), coupled with the increase in the outstanding number of shares of IRT Common Stock as a result of the Mergers (as well as any increase resulting from potential future issuances of IRT Common Stock), may affect the market for IRT Common Stock in an adverse manner and may cause the price of IRT Common Stock to fall.

The Merger Agreement contains provisions that could discourage a potential competing acquiror of CSR or could result in any competing proposal being at a lower price than it might otherwise be.

The Merger Agreement contains provisions that, subject to limited exceptions, restrict CSR from soliciting, initiating, knowingly encouraging or facilitating competing third-party proposals to effect, among other things, a merger, reorganization, share sale, share exchange, asset sale, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving any purchase or sale of 20% or more of the consolidated assets of CSR or 20% or more of the outstanding CSR Common Stock, and contains mirrored restrictions applicable to IRT with respect to competing proposals involving IRT. IRT generally has an opportunity to offer to modify the terms of the Merger Agreement in response to any competing acquisition proposal before the CSR Board may withdraw or modify its recommendation or terminate the Merger Agreement to enter into such a competing acquisition proposal, and CSR has a mirrored opportunity with respect to any competing proposal involving IRT (except that IRT may not terminate the Merger Agreement to accept a competing acquisition proposal). In some circumstances, on termination of the Merger Agreement, CSR may be required to pay IRT the CSR Termination Fee, or IRT may be required to pay CSR the IRT Termination Fee.

These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of CSR or IRT from considering or proposing such an acquisition, even if it were prepared to pay or offer consideration with a higher value than the value expected to be received or realized in the Mergers, or might result in a potential competing acquiror proposing to offer less consideration or less favorable terms than it might otherwise have proposed because of the added expense of the termination fee that may become payable in certain circumstances under the Merger Agreement. For more information, see “The Merger Agreement—Termination of the Merger Agreement—Termination Fee Payable by CSR to IRT” and “—Termination Fee Payable by IRT to CSR.”

An adverse outcome in any litigation or other legal proceedings relating to the Merger Agreement, or the transactions contemplated thereby, could have a material adverse impact on the businesses of IRT and CSR and their ability to consummate the transactions contemplated by the Merger Agreement.

Transactions similar to the Mergers are frequently the subject of litigation or other legal proceedings, including actions alleging that either party’s board of directors or board of trustees, as applicable, breached their respective duties by entering into a merger agreement or any other claims (contractual or otherwise) arising out of a merger or the transactions related thereto. If litigation or other legal proceedings are brought against IRT, CSR, the IRT Board, the CSR Board or their respective subsidiaries in connection with the Merger Agreement, or the transactions contemplated thereby, the respective parties to the proceeding intend to defend against such actions but they might not be successful in doing so. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on IRT’s or CSR’s ability to consummate the Mergers or their respective business, results of operations or financial position, including through the possible diversion of either company’s resources or distraction of key personnel.

If the Company Merger does not qualify as a reorganization, there may be adverse tax consequences.

The Company Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Consummation of the Company Merger is conditioned on the receipt by CSR of an opinion from its tax counsel to the effect that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, such opinion is limited to the factual representations provided by CSR and IRT to counsel and the assumptions set forth therein, and is not a guarantee that the Company Merger, in fact, will qualify as a reorganization. Moreover, such opinion is not binding on the Internal Revenue Service (the “IRS”) and neither CSR nor IRT has requested or plans to request a ruling from the IRS that the Company Merger will qualify as a reorganization. If the Company Merger were to fail to qualify as a reorganization, then each CSR shareholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the shares of IRT Common Stock and cash in lieu of any fractional share of IRT Common Stock received by such CSR shareholder in the Company Merger; and (ii) the CSR shareholder’s adjusted tax basis in its CSR Common Stock. In addition, failure of the Company Merger to qualify as a reorganization may damage IRT’s reputation and have other adverse impacts on IRT.

Neither CSR shareholders nor IRT stockholders will have appraisal rights or dissenters’ rights in the Mergers.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders or stockholders, as applicable, to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders or stockholders, as applicable, in connection with the extraordinary transaction. Under North Dakota law and the CSR Articles, CSR shareholders are not entitled to appraisal or dissenters’ rights in connection with the Company Merger or any other transactions described in this joint proxy statement/prospectus because shares of CSR Common Stock are listed on the NYSE on the record date and such shareholders are not required to accept for such shares anything except IRT Common Stock and cash in lieu of fractional shares. Likewise, under the MGCL and the IRT Charter, IRT stockholders are not entitled to appraisal or dissenters’ rights in connection with the Company Merger, the issuance of IRT Common Stock in the Company Merger or any other transactions described in this joint proxy statement/prospectus.

The opinions of IRT’s and CSR’s financial advisors do not reflect changes in circumstances since the date on which such opinions were delivered.

Each of the opinions rendered by RBC Capital Markets, financial advisor to IRT, to the IRT Board on, and dated, September 7, 2026, by Rothschild & Co, financial advisor to IRT, to the IRT Board on, and dated, September 7, 2026, and by BMO, financial advisor to CSR, to the CSR Board on, and dated, September 8, 2026, were based upon information available to such financial advisors as of the date of each respective opinion. None of the opinions reflect any changes that may occur or may have occurred after the date on which such opinion was delivered, including changes to the operations and prospects of IRT or CSR, changes in general market and economic conditions or other changes which may be beyond the control of IRT and CSR. Any such changes may alter the relative value of IRT or CSR or the price of IRT Common Stock or CSR Common Stock by the time the Mergers are completed. The opinions do not speak as of the date the Mergers will be completed or as of any date other than the date of each respective opinion. IRT and CSR do not currently anticipate asking their respective financial advisors to update their opinions. The IRT Board’s recommendation that IRT stockholders vote in favor of the IRT Issuance Proposal at the IRT special meeting and the CSR Board’s recommendation that CSR shareholders vote in favor of the CSR Proposals at the CSR special meeting, however, are made as of the date of this joint proxy statement/prospectus. For a description of the opinions that the IRT Board received from IRT’s financial advisors, see “The Mergers—Opinions of IRT’s Financial Advisors.” For a description of the opinion that the CSR Board received from CSR’s financial advisor, see “The Mergers—Opinion of CSR’s Financial Advisor.”

IRT may finance a portion of the transactions contemplated by the Merger Agreement, including the refinancing of indebtedness of CSR and its subsidiaries, and pay related costs, fees and expenses, with the Term Loan.

IRT may finance a portion of the transactions contemplated by the Merger Agreement, including the refinancing of indebtedness of CSR and its subsidiaries, and pay related costs, fees and expenses, with the Term Loan. To this end, IRT entered into the Debt Commitment Letter, pursuant to which Royal Bank of Canada committed to provide, on the terms and subject to the conditions set forth in the Debt Commitment Letter, on the Closing Date, up to $716,000,000 under a senior unsecured term loan facility. In the event the Term Loan contemplated by the Debt Commitment Letter is not available on the anticipated terms, there is a risk that other financing may not be available on acceptable terms, in a timely manner or at all. For additional information regarding the financing of the Mergers, see “The Mergers—Financing of the Mergers.”

Risks Relating to IRT Following Consummation of the Mergers

IRT and CSR expect to incur substantial expenses related to the Mergers and the transactions contemplated by the Merger Agreement.

IRT and CSR expect to incur substantial expenses in consummating the Mergers and integrating the business, operations, networks, systems, technologies, policies and procedures of IRT and CSR. There are a large number of systems that must be integrated or separated in connection with the Mergers, and the other transactions contemplated by the Merger Agreement, including leasing, billing, management information, purchasing, accounting and finance, sales, payroll and benefits, fixed asset, lease administration and regulatory compliance. While IRT and CSR have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. The expenses in connection with the Mergers and the transactions contemplated by the Merger Agreement are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

Following consummation of the Mergers, IRT may be unable to integrate the business of CSR successfully or realize the anticipated synergies and related benefits of the Mergers and the transactions contemplated by the Merger Agreement or do so within the anticipated time frame.

The Mergers involve the combination of IRT and CSR, two companies which currently operate as independent companies. In addition, CSR recently completed a series of transactions to provide for the internalization of its previously externalized management functions. IRT will be required to devote significant management attention and resources to integrating their business practices and operations. Potential difficulties that IRT and CSR may encounter in the integration process include the following:

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the inability to successfully combine the businesses of IRT and CSR in a manner that permits the combined company to achieve the synergies and cost savings anticipated to result from the Mergers, which would result in some anticipated benefits of the Mergers not being realized in the time frame currently anticipated or at all;

●	loss of revenue as a result of certain residents of either of IRT or CSR deciding not to do business with IRT;

●	the complexities associated with managing the combined company out of multiple locations and integrating personnel from the two companies;

●	the additional complexities of combining two companies with different histories, markets and customer bases;

●	the failure to retain key employees of either of IRT or CSR;

●	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Mergers and the transactions contemplated by the Merger Agreement;

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legislative, regulatory and economic developments, including the level of new multifamily community construction and development, government regulations and competition, that may restrict or adversely impact the combined company’s business operations, including expansion of rent control, rent stabilization, eviction moratoriums or other regulations that restrict the methods and strategies of the combined company’s business; and

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performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by consummating the Mergers and integrating IRT’s and CSR’s operations into the combined company.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with residents, customers, vendors, joint venture partners and employees or to achieve the anticipated benefits of the Mergers, or could otherwise adversely affect the business and financial results of the combined company. Furthermore, while it is anticipated that certain expenses will be incurred to achieve synergies, cost savings and related benefits of the Mergers, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits expected to be realized from the Mergers may be offset by costs incurred to, or delays in, integrating the businesses of IRT and CSR.

IRT’s level of indebtedness will increase upon consummation of the Mergers and may increase the related risks IRT now faces.

Upon consummation of the Mergers, IRT intends to assume and/or refinance certain indebtedness of CSR, CSR OP and their subsidiaries and, as a result, IRT’s consolidated indebtedness will increase and it will be subject to increased risks associated with debt financing, including an increased risk that IRT’s cash flows could be insufficient to meet required payments on its indebtedness or to continue to pay dividends on its common stock. On June 30, 2026, IRT had consolidated indebtedness of approximately $2.443 billion, net of approximately $11.979 million of unamortized deferred financing costs and $17.813 million of loan premiums, net. Taking into account CSR’s consolidated indebtedness of approximately $989.583 million, net of approximately $31.564 million of unamortized deferred financing costs, premiums and discounts, on June 30, 2026, the total consolidated indebtedness of the combined company (excluding fair value adjustments) as of June 30, 2026 would have been approximately $3.433 billion, net of unamortized deferred financing costs, premiums and discounts.

The combined company’s increased indebtedness could have important consequences to holders of its common stock, including:

●	increasing the combined company’s vulnerability to general adverse economic and industry conditions;

●	limiting the combined company’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

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requiring the combined company to use a portion of its cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

●	limiting the combined company’s flexibility in planning for, or reacting to, changes in its business and its industry and economic conditions; and

●	putting the combined company at a disadvantage compared to its competitors with less indebtedness.

Additionally, if the combined company defaults under a debt instrument, it will automatically be in default under any other debt instrument that has cross-default provisions and the holders of all such indebtedness may be entitled to demand its immediate repayment. If the combined company defaults under a secured debt instrument, it may lose any property securing that indebtedness.

IRT anticipates that the leverage profile of the combined company will be comparable to IRT’s current standalone leverage over time, taking into account IRT’s planned recycling of capital from targeted asset sales to reduce debt, subject to market conditions and the timing of such sales. There can be no assurance, however, that these deleveraging objectives will be achieved on the anticipated timeline or at all, and actual leverage of the combined company may be higher than targeted.

IRT may incur additional indebtedness in the future.

In connection with executing its business strategy following the Mergers, IRT expects to evaluate the possibility of acquiring additional properties and making strategic investments, and it may elect to finance these transactions by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the combined company following the Mergers, including hindering its ability to adjust to changing market, industry or economic conditions; limiting its ability to access the capital markets to refinance maturing debt or to fund acquisitions; limiting the amount of cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses; making the combined company more vulnerable to economic or industry downturns, including interest rate increases; and placing the combined company at a competitive disadvantage compared to less leveraged competitors.

Tax protection agreements could limit the combined company’s ability to sell or otherwise dispose of certain properties and are expected to require the combined company to maintain certain debt levels that otherwise would not be required to operate its business.

In connection with the Mergers, the combined company is expected to succeed to or assume tax protection agreements that provide that if the combined company or IRT OP sells, exchanges, transfers, conveys or otherwise disposes of certain properties in a taxable transaction for a specified period of time, the combined company or IRT OP will indemnify certain protected partners against certain tax liabilities attributable to built-in gain that existed with respect to such properties at the time of their acquisition by CSR OP, together with a gross up for tax liabilities incurred as a result of such indemnification payment. Therefore, although it may be in the combined company’s stockholders’ best interest for the combined company to sell one or more of these properties, it may be economically prohibitive for the combined company to do so because of these indemnity obligations. Moreover, the combined company is expected to be required to maintain certain minimum levels of indebtedness, and in certain cases to provide certain protected partners with the opportunity to guarantee qualifying indebtedness, in each case, in order to enable such protected partners to continue to defer certain tax liabilities. These obligations are expected to require the combined company to maintain more or different indebtedness than it would otherwise require for its business. If IRT OP is unable to maintain the minimum levels or appropriate types of indebtedness required under the tax protection agreements, IRT or IRT OP may be required to indemnify certain protected partners in amounts determined by reference to the gain recognized by such protected partners as a result of such failure, together with a gross up for tax liabilities incurred as a result of such indemnification payment. As a result, these tax protection agreements may restrict the combined company’s ability to take actions or make decisions that otherwise would be in its best interests, including in connection with any future strategic transaction.

The Mergers will result in changes to the IRT Board that may affect its strategy and operations.

Upon consummation of the Mergers, the board of directors of the combined company will be comprised of the nine incumbent directors of the IRT Board and two incumbent directors of the CSR Board. IRT will cause the board of directors of the combined company to include two of the individuals then serving as independent members of the CSR Board, subject to the evaluation and recommendation by the Nominating and Governance Committee of the IRT Board in its sole discretion in accordance with such committee’s charter. Scott F. Schaeffer, currently IRT’s Chairman of the Board and Chief Executive Officer, will continue in these positions. This new composition of the board of directors may affect IRT’s business strategy and operating decisions following consummation of the Mergers. In addition, there can be no assurances that the new board of directors will function effectively as a team and that there will not be any adverse effects on IRT’s business as a result.

IRT will depend on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm the combined company’s business.

The success of the combined company following consummation of the Mergers will depend in part upon its ability to retain key IRT and CSR executives and other employees. Key executives and other employees may depart either before or after consummation of the Mergers because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following consummation of the Mergers. Accordingly, no assurance can be given that IRT, CSR or, following consummation of the Mergers, the combined company, will be able to retain key executives or other employees to the same extent as in the past.

The future results of IRT will suffer if IRT does not effectively manage its operations following consummation of the Mergers and the transactions contemplated by the Merger Agreement.

Following the Mergers, IRT expects to continue to expand its operations through additional acquisitions, development opportunities and other strategic transactions, some of which involve complex challenges. The future success of the combined company will depend, in part, upon the ability of the combined company to manage its expansion opportunities, which pose substantial challenges for the combined company to integrate new operations into its existing business in an efficient and timely manner, to successfully monitor its operations, costs, regulatory compliance and service quality and to maintain other necessary internal controls. IRT and CSR cannot assure you that following consummation of the Mergers, the combined company’s expansion or acquisition opportunities will be successful, or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The combined company may be subject to environmental liabilities and the cost of remediating contamination may be substantial.

Under various federal, state and local environmental, health and safety laws and regulations, a current or former owner or operator of real property may be liable for the cost of removal, remediation or disposal of hazardous or toxic substances on, under or in such property. These laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The costs of investigation, removal or remediation of hazardous or toxic substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner’s or operator’s ability to sell or rent the affected property or to borrow using the property as collateral. Environmental laws may impose restrictions on the manner in which property may be used or transferred, or in which businesses may be operated, and may require expenditures to bring the property into compliance. Persons who arrange for the disposal of hazardous or toxic substances at a disposal site may be liable for the costs of removal or remediation of hazardous substances at that disposal site. In addition, certain environmental laws may impose liability for releases of hazardous substances into the air or water from a property, including asbestos-containing materials, and third parties may seek recovery from owners or operators of real property for personal injury or property damage associated with exposure to released hazardous substances. The combined company cannot provide assurance that it will be able to identify all potential environmental liabilities prior to its acquisition of CSR or that the combined company will not incur material environmental liabilities in the future.

The combined company may be required to record impairment charges or write-downs of CSR’s assets following the Mergers.

The combined company will be required to account for the Mergers using the acquisition method of accounting. Under this method of accounting, the combined company will record the assets acquired and liabilities assumed by it in connection with the Mergers at their estimated fair values as of the Closing Date. The estimated fair values of acquired assets may be affected by changes in the operations of the properties, changes in local, regional and national market conditions and other factors such as changes in interest rates. Following the Mergers, the combined company may be required to write-down or record impairment charges with respect to CSR’s assets if their carrying values exceed their estimated fair values or such assets are otherwise determined to be impaired. Any such write-down or impairment charges could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The trading price of shares of IRT Common Stock following consummation of the Mergers may be affected by factors different from those affecting the price of shares of IRT Common Stock before consummation of the Mergers.

If the Mergers are consummated, then, based on the shares of IRT Common Stock and CSR Common Stock outstanding as of October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, IRT and CSR estimate that legacy IRT stockholders and holders of IROP Common Units will own approximately 78% of the issued and outstanding shares of IRT Common Stock and IROP Common Units, and legacy CSR shareholders and CSR OP Common Unit holders will own approximately 22% of the issued and outstanding shares of IRT Common Stock and IROP Common Units. The results of operations of IRT, as well as the trading price of IRT Common Stock, after consummation of the Mergers may be affected by factors different from those currently affecting the trading prices of IRT Common Stock. These different factors include:

●	a greater number of shares of IRT Common Stock and IROP Common Units outstanding, as compared to the number of shares of IRT Common Stock and IROP Common Units currently outstanding;

●	different stockholders in IRT;

●	IRT’s increased level of indebtedness; and

●	IRT owning different assets and maintaining different capitalizations.

Accordingly, the historical trading prices of IRT Common Stock and the historical financial results of IRT and CSR may not be indicative of these matters for IRT after the Mergers.

Holders of outstanding indebtedness of CSR and its subsidiaries, and other third parties, may exercise contractual rights under the respective debt agreements in connection with the Mergers.

CSR and its subsidiaries are party to debt agreements that give the holders of indebtedness under such agreements certain rights following a merger or change of control, including the right to demand immediate repayment upon the merger or change of control absent a waiver or consent by the applicable holders of indebtedness. Debt agreements covering substantially all of CSR’s indebtedness include such provisions. While IRT is working to gain holder waivers and/or consents required to assume certain indebtedness of CSR’s subsidiaries that carries such provisions to avoid the risk of accelerated repayment, there is no assurance that any or all of the holders of such indebtedness will provide requested waivers or consents and if they do not, and such indebtedness and any other indebtedness of CSR and its subsidiaries that carries such provisions is not refinanced at or prior to the consummation of the Mergers, then the aggregate amount of indebtedness that would become due and payable upon consummation of the Mergers would be substantial and could result in a material adverse effect on IRT. To mitigate the risk of the need to refinance indebtedness of CSR and its subsidiaries, IRT has entered into the Debt Commitment Letter to provide short-term liquidity, if needed. For additional information, see “—IRT may finance a portion of the transactions contemplated by the Merger Agreement, including the refinancing of indebtedness of CSR and its subsidiaries, and pay related costs, fees and expenses, with the Term Loan.”

The completion of the Mergers may also trigger change-in-control, right of first refusal or other provisions in other agreements to which CSR is a party. If CSR is unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the applicable agreements, including in some instances potentially terminating the agreements or seeking monetary damages. Even if CSR is able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the combined company.

IRT has the right to defer the Closing if consent to the transactions contemplated by the Merger Agreement has not been obtained from the holders of certain indebtedness of CSR’s subsidiaries.

In addition, IRT has the right, in its sole discretion and by written notice to CSR, to defer the Closing until the earliest of (i) the tenth business day after, with respect to each designated mortgage loan of CSR’s subsidiaries that has not been repaid, refinanced or defeased in accordance with the Merger Agreement, the applicable lender has granted the required lender consent to the transactions contemplated by the Merger Agreement or has indicated that it is ready, willing and able to grant that consent subject only to the Closing and satisfaction of conditions thereto that by their nature are to be satisfied at the Closing and all other conditions to the effectiveness of that consent have been satisfied or waived, and (ii) the tenth business day before June 30, 2027. Any such deferral could delay consummation of the Mergers and increase the risk that the Mergers will not be consummated before the outside date.

Risks Relating to REIT Status and Certain Tax Matters

IRT may incur adverse tax consequences if IRT or CSR has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

Each of IRT and CSR has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the Mergers. IRT intends to continue operating in such a manner following the Mergers. Neither IRT nor CSR has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of IRT or CSR may affect each company’s ability to qualify as a REIT. In order to qualify as a REIT, each of IRT and CSR must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.

Consummation of the Mergers is conditioned on receipt by IRT of an opinion from Hunton Andrews Kurth LLP (or other nationally recognized tax counsel) generally to the effect that CSR, during the period commencing with its taxable year ended April 30, 2016 and ending with its taxable year ended December 31, 2025, was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and, with respect to any taxable year of CSR beginning on or after January 1, 2026 and ending on or prior to the Closing Date, was organized and operated in conformity with such requirements without regard to the distribution requirement described in Section 857(a)(1) of the Code for such taxable year. Consummation of the Mergers is also conditioned on receipt by CSR of an opinion from Troutman Pepper Locke LLP (or other nationally recognized tax counsel) to the effect that IRT, commencing with its taxable year ended December 31, 2016, was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current and proposed method of operation will enable it to continue to qualify for taxation as a REIT through the end of the taxable year that includes the Closing Date. The foregoing REIT opinions will be based on factual representations provided by IRT and CSR to counsel and limited by the assumptions set forth therein, and are not a guarantee that IRT or CSR, in fact, has qualified, or, in the case of IRT, will continue to qualify as a REIT, nor are such opinions binding on the IRS. Moreover, as noted above, neither IRT nor CSR has requested or plans to request a ruling from the IRS that it qualifies as a REIT.

If IRT loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

●

it would be subject to U.S. federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

●	it could be subject to increased state and local taxes for such periods;

●

unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

●

for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Even if IRT retains its REIT status, if CSR is determined to have lost its REIT status for a taxable year ending on or before the Mergers, IRT would be subject to adverse tax consequences. This could substantially reduce IRT’s cash available for distribution, including cash available to pay dividends to its stockholders, because, assuming that IRT otherwise maintains its REIT qualification:

●

IRT generally would be subject to corporate level tax with respect to the built-in gain on each asset of CSR existing at the time of the Mergers if IRT were to dispose of the CSR asset during the five-year period following the Mergers;

●

IRT would succeed to any earnings and profits accumulated by CSR for taxable periods that it did not qualify as a REIT, and IRT would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits (or if IRT does not timely distribute those earnings and profits, IRT could fail to qualify as a REIT); and

●	if CSR incurred any unpaid tax liabilities prior to the Mergers, those tax liabilities would be transferred to IRT as a result of the Mergers.

If there is an adjustment to CSR’s taxable income or dividends paid deductions for taxable years ending on or prior to the Mergers, IRT could elect to use the deficiency dividend procedure in order to maintain CSR’s REIT status for such taxable years. That deficiency dividend procedure could require IRT to make significant distributions to its stockholders and to pay significant interest to the IRS.

As a result of all these factors, IRT’s or CSR’s failure to qualify as a REIT could impair IRT’s ability to expand its business and raise capital, and would materially adversely affect the market value of its common stock. In addition, for years in which IRT does not qualify as a REIT, it would not otherwise be required to make distributions to stockholders.

Risks Relating to an Investment in Common Stock of IRT following Consummation of the Mergers and the Transactions Contemplated by the Merger Agreement

The market price of IRT Common Stock may decline as a result of the Mergers and the transactions contemplated by the Merger Agreement.

The market price of IRT Common Stock may fluctuate significantly following completion of the Mergers, and holders of IRT Common Stock could lose some or all of the value of their investment. In particular, the market price of IRT Common Stock may decline as a result of the Mergers and the transactions contemplated by the Merger Agreement if, among other things, IRT does not achieve the perceived benefits of the Mergers and the transactions contemplated by the Merger Agreement or the effect of the Mergers and the transactions contemplated by the Merger Agreement on IRT’s results of operations or financial condition is not consistent with the expectations of financial or industry analysts.

In addition, upon consummation of the Mergers and the transactions contemplated by the Merger Agreement, IRT stockholders and CSR shareholders will own interests in IRT, which will operate an expanded business with a different mix of properties, risks and liabilities. Stockholders of IRT and shareholders of CSR may not wish to continue to invest in IRT, or may wish to dispose of some or all of their shares of IRT Common Stock. If, following the effective time of the Mergers or while the Mergers are pending, large amounts of IRT Common Stock are sold, the market price of IRT Common Stock could decline, perhaps substantially.

Following consummation of the Mergers and the transactions contemplated by the Merger Agreement, IRT may not continue to pay dividends at the rate currently paid by IRT.

Following consummation of the Mergers, IRT may not pay dividends at the same level at which IRT currently pays dividends, or with the same frequency, including because of factors such as the following:

●	IRT may not have enough cash to pay such dividends due to changes in IRT’s cash requirements, capital spending plans, cash flow or financial position;

●

decisions on whether, when and in what amounts to pay any future dividends will remain at all times entirely at the discretion of the IRT Board, which reserves the right to change IRT’s dividend practices at any time and for any reason; and

●

the amount of dividends that IRT’s subsidiaries may distribute to IRT may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of IRT will have no contractual or other legal right to dividends that have not been declared by the IRT Board.

The Mergers may not be accretive to the combined company’s stockholders.

The IRT Board expects that the transaction will be immediately accretive to IRT’s CFFO and provide the combined company with an attractive growth profile. However, because IRT Common Stock will be issued in the Mergers, it is possible that the Mergers may be dilutive to IRT’s CFFO per share if, among other things, the combined company incurs higher than expected expenses in connection with the Mergers or fails to realize the cost savings and other benefits of the Mergers in a timely manner or at all. The failure of the Mergers to be accretive to stockholders could have a material adverse effect on the combined company’s business, financial condition and results of operations.

Shares of IRT Common Stock to be received by CSR’s shareholders in the Company Merger will have rights different from the shares of CSR Common Stock.

After the Company Merger Effective Time, CSR’s shareholders who receive shares of IRT Common Stock in connection with the Company Merger will have different rights than they currently have as CSR shareholders and these rights may be, or may be perceived to be, less favorable than their current rights as CSR shareholders. For more information, see “Comparison of Rights of IRT Stockholders and CSR Shareholders.”

Each of IRT and CSR may have liabilities that are not known to the other party, or that may materialize in a manner not consistent with the other party’s expectations.

Each of IRT and CSR may have liabilities that the other party failed, or was unable, to discover in the course of performing its respective due diligence investigations. IRT and CSR may learn additional information about the other party that materially adversely affects it, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. As a result of these factors, the combined company may incur additional costs and expenses and may be forced to later write-down or write-off assets, restructure operations or incur impairment or other charges that could result in the combined company reporting losses. Even if IRT’s and CSR’s respective due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its expectations. If any of these risks materialize, this could adversely affect the combined company’s financial condition and results of operations and could contribute to negative market perceptions about, or price movements of, IRT Common Stock following the Mergers.

Other Risks

The unaudited pro forma condensed consolidated financial statements contained herein do not purport to be indicative of IRT’s results after consummation of the Mergers and the transactions contemplated by the Merger Agreement, and accordingly, you will have limited financial information on which to evaluate the future performance of IRT.

The unaudited pro forma condensed consolidated financial statements contained herein are presented for informational purposes only and do not purport to be indicative of the financial position or results of operations that actually would have occurred had the Mergers and the transactions contemplated by the Merger Agreement been consummated as of the dates indicated, nor do they purport to be indicative of the future operating results or financial position of IRT after the Mergers and the transactions contemplated by the Merger Agreement. The unaudited pro forma condensed consolidated financial statements reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to CSR’s assets and liabilities.

In addition, the unaudited pro forma condensed consolidated financial statements do not reflect other future events that may occur after consummation of the Mergers, including the costs related to the planned integration of IRT and CSR and any future non-recurring charges resulting from the Mergers and the transactions contemplated by the Merger Agreement, and do not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma condensed consolidated financial statements contained herein are based in part on certain estimates and assumptions (including the estimated purchase price allocation described above) regarding the Mergers and the transactions contemplated by the Merger Agreement that IRT and CSR believe are reasonable under the circumstances. IRT and CSR cannot assure you that the estimates and assumptions will prove to be appropriate.

IRT’s and CSR’s financial forecasts are based on various assumptions that may not prove to be appropriate.

The financial forecasts set forth in “The Mergers—Certain IRT Unaudited Prospective Financial Information” and “The Mergers—Certain CSR Unaudited Prospective Financial Information” are based on assumptions of, and information available to, IRT and CSR at the time they were prepared and provided to the IRT Board and CSR Board, respectively, and IRT’s and CSR’s respective financial advisors. There can be no assurance that such assumptions will prove to be appropriate. Such forecasts can be adversely affected by known or unknown risks and uncertainties, many of which are beyond IRT’s and CSR’s control. Many factors discussed in, or in documents incorporated by reference into, this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining IRT’s, CSR’s and the combined company’s future results. As a result of these contingencies, actual future results may vary materially from IRT’s and CSR’s forecasts.

In view of these uncertainties, the inclusion of IRT’s and CSR’s financial forecasts in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecast results will be achieved. Further, any forward-looking statement speaks only as of the date on which it is made, and IRT and CSR undertake no obligation, other than as required by applicable law, to update the financial forecasts herein to reflect events or circumstances after the date those financial forecasts were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. Moreover, neither IRT’s nor CSR’s independent accountants, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to IRT’s or CSR’s unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or the achievability thereof.

Following consummation of the Mergers, the market price and trading volume of the IRT Common Stock may be volatile.

The United States stock markets, including the NYSE, on which the IRT Common Stock is and, after the Mergers, will continue to be listed under the symbol “IRT,” have experienced significant price and volume fluctuations. As a result, the market price of shares of IRT Common Stock is likely to be similarly volatile, and investors in shares of IRT Common Stock may experience a decrease, which could be substantial, in the value of their shares, including decreases unrelated to IRT’s operating performance or prospects. IRT and CSR cannot assure you that the market price of shares of IRT Common Stock will not fluctuate or decline significantly in the future.

In addition to the risks listed elsewhere in these “Risk Factors,” a number of factors could negatively affect the IRT Common Stock price or result in fluctuations in the price or trading volume of IRT Common Stock, including:

●	the annual yield from distributions on IRT Common Stock as compared to yields on other financial instruments;

●

equity issuances by IRT (including issuances of IRT Common Stock in the Mergers), or future sales of shares of IRT Common Stock by its current or future stockholders, or the perception that such issuances or sales may occur;

●	increases in market interest rates or a decrease in IRT’s distributions to stockholders that lead purchasers or prospective investors in IRT Common Stock to seek a higher yield;

●	changes in market valuations of similar companies;

●	fluctuations in stock market prices and volumes;

●	additions or departures of key management personnel;

●	IRT’s operating performance and the performance of other similar companies;

●	actual or anticipated differences in IRT’s quarterly operating results;

●	changes in expectations of future financial performance or changes in estimates of securities analysts;

●	publication of research reports about IRT or its industry by securities analysts;

●	failure of IRT or CSR to qualify as a REIT for federal income tax purposes;

●	adverse market reaction to any indebtedness IRT incurs in the future, including indebtedness to be assumed or incurred in connection with the Mergers;

●	strategic decisions by IRT or its competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

●	the passage of legislation or other regulatory developments that adversely affect IRT or its industry or any failure by IRT to comply with regulatory requirements;

●	the expiration or loss of local tax abatements, tax credit programs, or other governmental incentives;

●	the imposition of a penalty tax as a result of certain property transfers that may generate prohibited transaction income;

●	the inability of IRT to sell properties if and when it would be appropriate to do so;

●	speculation in the press or investment community;

●	changes in IRT’s results of operations, financial condition or prospects;

●	failure to satisfy the listing requirements of the NYSE;

●	failure to comply with the requirements of the Sarbanes-Oxley Act;

●	actions by institutional stockholders of IRT;

●	changes in accounting principles;

●	changes in environmental conditions or the potential impact of climate change;

●	risks from cybersecurity breaches of information technology systems and the information technology systems of third party vendors and other third parties;

●	terrorist attacks or other acts of violence or war in areas in which IRT’s properties are located or markets on which IRT’s securities are traded; and

●	general economic and/or market conditions, including factors unrelated to IRT’s performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert IRT’s management’s attention and resources, which could have a material adverse effect on IRT’s cash flows, its ability to execute its business strategy and IRT’s ability to make distributions to its stockholders.

IRT and CSR face other risks.

The risks listed above are not exhaustive, and you should be aware that, prior to and following consummation of the Mergers and the transactions contemplated by the Merger Agreement, IRT and CSR will face various other risks, including those discussed in reports filed by IRT and CSR with the SEC, and including the risks described in Part I, Item 1A of IRT’s Annual Report on Form 10-K for the year ended December 31, 2025 and CSR’s Annual Report on Form 10-K for the year ended December 31, 2025. For more information, see “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which IRT, CSR and their respective subsidiaries operate and beliefs of and assumptions made by IRT’s management and CSR’s management, involve uncertainties that could significantly affect the financial or operating results of IRT, CSR or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “would,” “should,” variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed transactions involving IRT and CSR, including future financial and operating results, plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to creating value for stockholders, benefits of the proposed transactions to clients, employees, stockholders and other constituents of the combined company, integrating our companies, cost savings, synergies and the expected timetable for consummating the proposed transactions are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although IRT and CSR believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, IRT and CSR can give no assurance that their expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to, those set forth under “Risk Factors” beginning on page 30 as well as the following:

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adverse effects of the announcement, pendency or potential consummation of the pending Mergers and uncertainties regarding whether the anticipated benefits or results of the pending Mergers, if consummated, will be achieved;

●

non-consummation of the pending Mergers as a result of the failure of CSR shareholders to approve the Company Merger, or as the result of the failure of IRT stockholders to approve the IRT Issuance Proposal;

●	delay in the consummation of the pending Mergers, or non-consummation of the pending Mergers because one or more of the conditions to the Mergers are not satisfied or waived;

●	delay in the consummation of the pending Mergers because the parties are unable to obtain lender consents;

●

loss of expected benefits under agreements that include change of control rights that would be implicated by the Mergers if IRT or CSR are unable to obtain consents of the counterparties under such agreements in connection with the pending Mergers;

●

the occurrence of an event that gives rise to termination of the Merger Agreement, including on account of a third-party acquisition proposal that results in the termination of the Merger Agreement and, potentially, payment of a termination fee by CSR to IRT or by IRT to CSR;

●	the risks related to IRT and CSR being restricted in their operation of their respective businesses while the Merger Agreement is in effect;

●	the payment of dividends, pursuant to the terms of the Merger Agreement, that result in any increase or decrease to the Exchange Ratio;

●

the risk that the Term Loan contemplated by the Debt Commitment Letter, or any alternative financing, is not obtained on the anticipated terms, in the anticipated amount or at all, including as a result of a failure to satisfy the conditions to funding set forth in the Debt Commitment Letter;

●	the risk that stockholder litigation in connection with the pending Mergers may affect the timing or occurrence of the Mergers or result in significant costs of defense, indemnification and liability;

●

IRT’s and CSR’s incurrence of substantial costs, fees and expenses in connection with the pending Mergers, many of which IRT and CSR will be required to pay whether or not the pending Mergers are consummated;

●

the combined company’s inability to realize, or a delay in the realization of, the cost savings, synergies and other benefits expected to result from the pending Mergers, including the possibility that the Mergers may not be accretive to IRT’s pro forma earnings and cash available for distribution to stockholders;

●

the combined company’s inability to generate cash flows following consummation of the pending Mergers sufficient to enable the combined company to continue to fund its debt service requirements and to continue to pay quarterly dividends at the current level of $0.18 per quarter, or at all;

●	IRT’s inability to comply with financial covenants in its debt agreements and in the debt agreements it will assume upon consummation of the pending Mergers;

●	IRT’s failure to identify liabilities that it will assume, or underestimate the amount or significance of liabilities that IRT will assume, upon consummation of the pending Mergers;

●	failure to consummate the pending Mergers could negatively impact IRT’s and CSR’s respective stock prices;

●	with respect to IRT Common Stock, fluctuations in stock market prices and volumes prior to the consummation of the Mergers;

●

limitations on IRT’s and CSR’s respective abilities to recover damages they may suffer on account of inaccurate representations and warranties of the CSR and IRT Parties, respectively, in the Merger Agreement;

●	loss of management personnel and other key employees on account of uncertainties associated with the pending Mergers;

●	unexpected costs, delays and difficulties in integrating the operating systems, portfolios, benefit plans and administrative functions of IRT and CSR in connection with the pending Mergers;

●	unexpected costs associated with the failure to account for deferred maintenance expenses associated with CSR’s real estate portfolio;

●	risks associated with the geographic concentration of the combined company’s real estate portfolio following consummation of the pending Mergers;

●

lost opportunities associated with management’s devotion of time and resources to consummating the pending mergers and thereafter integrating the operating systems, portfolios, benefit plans and administrative functions of IRT and CSR after the consummation of the pending Mergers;

●

risks related to stock-for-stock mergers generally, including the substantial dilution to the ownership percentages of IRT stockholders and CSR shareholders in the combined company that will result from the consummation of the pending Mergers and the potential significant dilution to earnings per share and cash available for distribution to IRT stockholders as a result of IRT’s issuance of a substantial number of shares of IRT Common Stock in the pending Mergers;

●	adverse changes in national, regional and local economic conditions;

●	unfavorable changes in apartment market conditions that could adversely affect occupancy levels and rental rates;

●	competitive factors that may limit the combined company’s ability to lease its apartment communities or increase or maintain rental rates;

●	inability of residents to meet their rent and other lease obligations and charge-offs in excess of allowances for bad debt;

●	legislative restrictions, including on evictions, that may delay or limit collections of past due rents;

●	delays in completing, and cost overruns incurred in connection with, IRT’s value add initiatives and failure to achieve projected rent increases and occupancy levels on account of the initiatives;

●	uncertainty and volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital;

●	changing interest rates, which could increase borrowing costs and adversely affect the market price of IRT’s securities;

●	adverse tax consequences if IRT or CSR fail to qualify as a REIT under the Code in any taxable year;

●	unexpected costs of REIT qualification compliance;

●	unexpected liabilities that the combined company will inherit if either IRT or CSR failed to qualify as a REIT prior to consummation of the pending Mergers;

●	failure of recent and future acquisitions to achieve anticipated results;

●

illiquidity of real estate investments, including those assets the combined company will acquire through consummation of the pending Mergers, which could make it difficult for the combined company to sell assets at targeted levels and to respond to changing economic or financial conditions or changes in the operating performance of the combined company’s apartment communities;

●	impairments in the value of IRT’s and CSR’s respective real estate assets and those the combined company will acquire through consummation of the pending Mergers;

●	damage from natural disasters, including hurricanes and other weather-related events, which could result in substantial costs;

●	adverse impacts on the combined company’s properties or operations from the effects of climate change;

●	potential liability for environmental contamination;

●	uninsured losses due to insurance deductibles, self-insurance retention, uninsured claims or casualties, or losses in excess of applicable coverage;

●	costs and disruptions from cybersecurity breaches of information technology systems and the information technology systems of third party vendors and other third parties;

●

IRT’s or CSR’s internal control over financial reporting may not be considered effective which could result in a loss of investor confidence in IRT’s and CSR’s respective financial reports, and in turn have an adverse effect on the market price of the combined company’s securities;

●

changes in laws and regulations that increase costs or otherwise adversely affect IRT’s, CSR’s or the combined company’s business, financial condition or results of operations, including but not limited to changes in income tax laws and rates;

●	other risks inherent in the real estate business;

●	the outcome of any legal proceedings to which IRT or CSR is a party or which may occur in the future;

●	acts of terrorism and war; and

●

those additional risks and factors discussed in reports filed with the SEC by IRT and CSR from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q.

Neither IRT nor CSR undertakes any duty to update any forward-looking statements appearing in this document, except as may be required by applicable securities laws. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

INFORMATION ABOUT THE COMPANIES

Independence Realty Trust, Inc.

IRT, a Maryland corporation, is a self-administered and self-managed Maryland REIT, that acquires, owns, operates, improves and manages multifamily apartment communities across non-gateway U.S. markets. As of June 30, 2026, IRT owned a diversified portfolio of 116 multifamily apartment properties, totaling 33,898 units. IRT’s properties are located in Alabama, Colorado, Florida, Georgia, Indiana, Kentucky, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee and Texas. IRT does not have any foreign operations and its business is not seasonal.

IRT’s primary business objective is to maximize stockholder value through diligent portfolio management, strong operational performance, and a consistent return of capital through distributions and capital appreciation. Its investment strategy is focused on the following:

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gaining scale within key amenity rich submarkets of non-gateway cities that offer good school districts, high-quality retail and major employment centers and are unlikely to experience substantial new apartment construction in the foreseeable future;

●	increasing cash flows at our existing apartment properties through prudent property management and strategic renovation projects; and

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acquiring additional properties that have strong and stable occupancies and support a rise in rental rates or that have the potential for repositioning through capital expenditures or tailored management strategies.

The principal offices of IRT are located at 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103, and its telephone number is (267) 270-4800. IRT has offices in Philadelphia, Pennsylvania, Chicago, Illinois and Tampa, Florida.

IRT Common Stock is listed on the NYSE, trading under the symbol “IRT.”

Additional information about IRT and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

Independence Realty Operating Partnership, LP

IRT owns all of its assets and conducts substantially all of its operations through Independence Realty Operating Partnership, LP, a Delaware limited partnership, of which IRT is the sole general partner. As of June 30, 2026, IRT owned a 97.5% interest in IRT OP. The remaining 2.5% consists of IROP Common Units issued to third parties in exchange for contributions of properties to IRT OP. The principal executive offices of IRT OP are located at 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103, and its telephone number is (267) 270-4800.

Islanders Sub, LLC

Islanders Sub, LLC, a Delaware limited liability company, is a direct, wholly owned subsidiary of IRT. IRT Merger Sub was formed after the date of the Merger Agreement solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Company Merger, and was added to the Merger Agreement as a party by joinder. IRT Merger Sub has not conducted any business activities, has no assets, liabilities or obligations and has conducted its operations solely as contemplated by the Merger Agreement. Its principal executive offices are located at c/o Independence Realty Trust, Inc., 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103, and its telephone number is (267) 270-4800.

Islanders OP Sub, LLC

Islanders OP Sub, LLC, a Delaware limited liability company, is a direct, wholly owned subsidiary of IRT OP. IRT OP Merger Sub was formed by IRT OP solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Partnership Merger. IRT OP Merger Sub has not conducted any business activities, has no assets, liabilities or obligations and has conducted its operations solely as contemplated by the Merger Agreement. Its principal executive offices are located at c/o Independence Realty Trust, Inc., 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103, and its telephone number is (267) 270-4800.

Centerspace

CSR is a North Dakota REIT that owns, manages, acquires, develops and redevelops apartment communities. As of September 9, 2026, CSR owned 47 apartment communities consisting of 10,456 apartment units located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and Utah. Founded in 1970, CSR is committed to providing a great home for its residents, its team members and its investors by focusing on integrity and serving others.

CSR’s operations strategy aims to provide an exceptional resident experience and maximize property financial results.

CSR’s business objective under its current strategic plan is to employ an investment strategy that encompasses:

●	seeking opportunities to increase distributable cash flow;

●	managing its balance sheet to maintain flexibility and enhance growth opportunities; and

●	investing in high-quality and efficient rental communities.

CSR’s principal executive offices are located at 1324 20th Avenue SW, PO Box 1988, Minot, North Dakota 58702-1988, and its telephone number is (701) 837-4738. CSR also has a corporate office in Minneapolis, Minnesota.

CSR Common Stock is listed on the NYSE, trading under the symbol “CSR.”

Additional information about CSR and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

Centerspace, LP

CSR conducts its daily business operations primarily through its operating partnership, CSR OP, of which Centerspace, Inc., a North Dakota corporation and a wholly owned subsidiary of CSR, is the sole general partner. All of CSR’s assets and liabilities have been contributed to Centerspace, LP, through Centerspace, Inc., in exchange for the sole general partnership interest in Centerspace, LP. As of September 8, 2026, Centerspace, Inc. owned approximately 95% of the CSR OP Common Units. The remaining CSR OP Common Units of CSR OP are held by individual limited partners. The principal executive offices of CSR OP are located at 1324 20th Avenue SW, PO Box 1988, Minot, North Dakota 58702-1988, and its telephone number is (701) 837-4738.

The Combined Company

Upon consummation of the pending Mergers, IRT will be the parent entity of the combined company, which will retain the name “Independence Realty Trust, Inc.” and will continue to trade on the NYSE under the ticker symbol “IRT.”

The Mergers will join together two high-quality portfolios to increase geographic diversification across high-growth markets in the Sunbelt, Midwest and Mountain West markets of the United States. On a pro forma basis, the combined company will own a portfolio of 163 apartment communities comprising approximately 44,000 units across 17 states in urban and suburban locations in Alabama, Colorado, Florida, Georgia, Indiana, Kentucky, Minnesota, Montana, Nebraska, North Carolina, North Dakota, Ohio, Oklahoma, South Carolina, Tennessee, Texas and Utah. Upon consummation of the Mergers, the combined company’s ten largest markets by unit count will be Atlanta, Dallas, Denver, Minneapolis, Columbus, Indianapolis, Tampa, Oklahoma City, Raleigh – Durham, and Nashville.

The business of the combined company will be operated through IRT OP and its subsidiaries and will be structured as a traditional UPREIT. On a pro forma basis giving effect to the pending Mergers, IRT will own approximately 94.7% of the partnership interests in IRT OP and, as its sole general partner, IRT will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of IRT OP.

The combined company’s principal offices will be located at 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103, and its telephone number will be (267) 270-4800.

THE MERGERS

The following is a description of the material aspects of the Mergers. While IRT and CSR believe that the following description covers the material terms of the Mergers, the description may not contain all of the information that is important to the IRT stockholders and the CSR shareholders. IRT and CSR encourage the IRT stockholders and the CSR shareholders to carefully read this entire joint proxy statement/prospectus, including the Merger Agreement and the other documents attached to this joint proxy statement/prospectus and incorporated herein by reference, for a more complete understanding of the Mergers.

General

The IRT Board has unanimously declared advisable, and unanimously approved, the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the issuance of IRT Common Stock to the holders of CSR Common Stock in the Company Merger, the issuance of IROP Common Units to the holders of CSR OP Common Units in the Partnership Merger and the issuance of IRT OP Preferred Units to the holders of CSR OP Preferred Units in the Partnership Merger.

The CSR Board has unanimously determined the Merger Agreement and the other transactions contemplated thereby to be advisable and in the best interests of CSR.

Pursuant to the Merger Agreement, CSR will merge with and into IRT Merger Sub at the Company Merger Effective Time, whereupon the separate existence of CSR will cease and IRT Merger Sub will be the surviving entity and a wholly owned subsidiary of IRT. Immediately following the Company Merger, IRT OP Merger Sub will merge with and into CSR OP at the Partnership Merger Effective Time, whereupon the separate existence of IRT OP Merger Sub will cease and CSR OP will be the surviving entity and a subsidiary of IRT OP.

As a result of the Mergers, each share of CSR Common Stock (other than certain shares set forth in the Merger Agreement) will be automatically converted into the right to receive a number of shares of IRT Common Stock equal to the Exchange Ratio, with cash paid in lieu of fractional shares, each CSR OP Common Unit will be automatically converted into the right to receive a number of IROP Common Units equal to the Exchange Ratio, rounded up to the nearest whole unit (for each holder of CSR OP Common Units, after aggregation of all fractional IROP Common Units otherwise to be received by such holder), each Series D Preferred Unit will be automatically converted into one IRT OP Preferred Unit designated as “Series A Preferred Unit,” and each Series E Preferred Unit will be automatically converted into one IRT OP Preferred Unit designated as “Series B Preferred Unit,” as more fully described below under the section entitled “The Merger Agreement—Merger Consideration; Effects of the Mergers.”

Background of the Mergers

The terms of the Merger Agreement are the result of arm’s-length negotiations between IRT and CSR. The following is a summary of the material events leading up to the signing of the Merger Agreement and the key meetings, negotiations, discussions and actions by and between IRT and CSR and their respective advisors that preceded the public announcement of the transactions contemplated by the Merger Agreement. This summary does not purport to catalogue every conversation or interaction among representatives of IRT, CSR or any other parties.

In pursuing strategies for enhancing stockholder value, each of the IRT Board and the CSR Board independently and regularly evaluates its company's strategic direction and business plan, including potential acquisitions, joint ventures and other strategic opportunities. As part of these evaluations, each of the IRT Board and the CSR Board has, from time to time, considered a variety of potential strategic alternatives. These have included, among others: (1) the continuation of, and potential improvements to, IRT’s and CSR’s respective business plans, with IRT and CSR each remaining as an independent company, (2) the acquisition or disposition of certain properties, (3) capital return activities and (4) business combinations and other financial and strategic alternatives. In addition, IRT management and CSR management each regularly holds introductory and informational meetings with actual and potential investors, other participants in IRT’s and CSR’s industry and other counterparties that may have an interest in engaging in potential commercial or strategic transactions with IRT or CSR, as applicable, for the purpose of discussing, in general terms and based on publicly available information, IRT’s or CSR’s business and industry. IRT management and CSR management each regularly updates the IRT Board or CSR Board, as applicable, with respect to these discussions and meetings.

On May 8, 2025, Mr. James J. Sebra, President and Chief Financial Officer of IRT, met with RBC Capital Markets in the ordinary course to discuss potential acquisition opportunities, including a possible transaction with CSR. Later that day, Mr. Scott F. Schaeffer, Chairman of the IRT Board and Chief Executive Officer of IRT, and Mr. Sebra further discussed a possible transaction with CSR, including whether to request that a representative of RBC Capital Markets contact Mr. John Schissel, Chairman of the CSR Board, to initiate discussions with CSR on behalf of IRT. During the following week of May 12, 2025, IRT authorized a representative of RBC Capital Markets to contact Mr. Schissel regarding a potential transaction between IRT and CSR.

On May 16, 2025, the CSR Board held a regularly scheduled meeting, with members of management in attendance, and reviewed a presentation prepared by BMO Capital Markets, Corp. (“BMO”), from which CSR had obtained strategic advice in the past, regarding investors’ views of CSR and its relative position among peer companies in the multifamily apartment REIT industry. Additionally, at this meeting, the CSR Board reviewed and discussed CSR’s strategic priorities, which included (i) reducing CSR’s footprint in its tertiary markets to maximize the attractiveness of its portfolio, (ii) seeking to increase the multiple of earnings at which CSR’s shares traded, (iii) entering and scaling identified strategic markets, (iv) maintaining balance sheet discipline and (v) supporting best-in class operations at CSR’s communities, all while being opportunistic regarding strategic transactions.

Also on May 16, 2025, in accordance with IRT’s request, a representative of RBC Capital Markets contacted Mr. Schissel to discuss the possibility of a potential strategic transaction between IRT and CSR. Mr. Schissel informed such representative that the CSR Board recently met and affirmed CSR’s strategic plan. Mr. Schissel also informed the representative of RBC Capital Markets that the CSR Board was focused on shareholder value and would evaluate a proposal for a strategic business combination with IRT if one were made.

On August 8, 2025, at IRT’s request, a representative of RBC Capital Markets contacted Mr. Schissel to again discuss the possibility of a potential strategic transaction between IRT and CSR. Mr. Schissel informed the representative of RBC Capital Markets that the CSR Board was focused on shareholder value and would evaluate a proposal for a strategic business combination with IRT if one were made and informed such representative that he would discuss IRT’s interest with the CSR Board.

On August 14, 2025 and August 15, 2025, the CSR Board held regularly scheduled meetings, with representatives of BMO in attendance. At these meetings, the CSR Board engaged in discussions regarding the business plan and strategy of CSR, including the opportunities and risks associated therewith. Additionally, during these meetings Mr. Schissel informed the CSR Board of his conversations with the representative of RBC Capital Markets and IRT’s interest in a business combination with CSR. Additionally, at these meetings, representatives of BMO provided the CSR Board with an overview of macroeconomic trends and the multifamily sector generally, as well as market perspectives with respect to CSR. BMO’s presentation also analyzed potential strategic transactions involving CSR. Following such presentation, the CSR Board discussed the strategic alternatives available to CSR, which also included executing on CSR’s standalone plan. In particular, the CSR Board discussed the challenging macroeconomic and interest rate environment for multifamily REITs, the importance of scale in the multifamily sector, and the continuing challenges posed by CSR having a higher cost of capital than other larger industry participants. The CSR Board also discussed RBC Capital Markets’ outreach to Mr. Schissel, on behalf of IRT, and IRT’s potential interest in a business combination with CSR. Following this discussion, the CSR Board directed BMO to contact certain publicly traded REITs (including IRT) and financial sponsors, in each case, on a public information-only basis, to ascertain their level of interest in exploring a potential strategic transaction with CSR.

In accordance with the CSR Board’s direction, beginning the week of August 18, 2025, BMO contacted several publicly traded REITs and financial sponsors to gauge their interest in a strategic transaction with CSR. As part of that outreach, BMO provided certain publicly available information to the parties contacted.

On or about August 18, 2025, a representative of BMO contacted Mr. Schaeffer to inquire whether IRT would be interested in submitting a proposal to CSR regarding a potential combination of IRT and CSR. Mr. Schaeffer indicated that IRT was interested in exploring a transaction and would prepare a proposal for the CSR Board’s consideration.

On August 27, 2025, the IRT Board held a meeting. At this meeting, Mr. Schaeffer provided the IRT Board with background on the recent conversations with representatives of CSR and its financial advisor regarding a potential combination. Mr. Schaeffer and Mr. Sebra presented materials to the IRT Board addressing the strategic rationale, certain preliminary financial aspects and potential balance sheet implications of a combination with CSR. Following discussion, during which the IRT Board considered the potential strategic benefits and risks of a combination with CSR, the IRT Board unanimously authorized management to submit a non-binding confidential proposal to CSR for an all-stock merger transaction, subject to due diligence and negotiation of definitive terms, with a fixed exchange ratio of 3.625 shares of IRT Common Stock for each outstanding share of CSR Common Stock.

On August 29, 2025, Mr. Schaeffer submitted a non-binding indication of interest to Mr. Schissel and Ms. Anne Olson, President and Chief Executive Officer of CSR, to acquire 100% of CSR’s outstanding equity in a stock-for-stock merger transaction (the “First IRT Proposal”). Based solely on IRT's review of publicly available information about CSR, the letter proposed a fixed exchange ratio of 3.625 shares of IRT Common Stock for each outstanding share of CSR Common Stock. The letter indicated IRT’s willingness to proceed expeditiously, subject to satisfactory completion of due diligence and negotiation of mutually acceptable transaction documentation.

Later on August 29, 2025, the CSR Board held a meeting, with members of management and representatives of Wachtell Lipton, Rosen & Katz, CSR’s outside legal counsel (“Wachtell Lipton”), in attendance. At the meeting, the CSR Board discussed shareholder perspectives on CSR, and Ms. Olson provided a summary of recent activity regarding a potential strategic transaction, including the receipt of the First IRT Proposal. Ms. Olson informed the CSR Board that she had acknowledged receipt of the First IRT Proposal but had not taken any action with respect thereto. It was the consensus of the CSR Board that management work with CSR’s advisors to analyze the First IRT Proposal, and that the CSR Board would review the First IRT Proposal at a subsequent meeting.

On September 9, 2025, the CSR Board held a meeting, with members of management and representatives of BMO and Wachtell Lipton in attendance, to discuss the First IRT Proposal and BMO’s initial outreach to other potential strategic transaction counterparties. During this meeting, BMO reviewed with the CSR Board certain preliminary financial aspects of the First IRT Proposal and IRT’s ability to potentially increase its proposed exchange ratio, as well as preliminary perspectives on the potential prospects and the positioning of the combined company. BMO also summarized its outreach to other potential counterparties, noting that certain of these counterparties had expressed interest in a strategic transaction with CSR. The CSR Board then discussed the alternatives available to CSR with respect to future interactions with IRT or other third parties and considered which approach would be most likely to enhance shareholder value. In particular, the CSR Board discussed CSR’s efforts to execute its strategic plan, and the risks and uncertainties associated with respect to achieving some or all of the goals of the plan. These risks and uncertainties included execution and market risks, as well as the continued challenges posed by CSR’s higher cost of capital as compared to other larger participants in the multifamily sector. In light of these risks and uncertainties, as well as the First IRT Proposal and the potential interest from the potential counterparties contacted by BMO, the CSR Board decided to conduct a “market check” for an acquisition of CSR, the results of which could then be evaluated and compared to CSR’s potential as a standalone company, focused on the execution of its business plan. The CSR Board also discussed the potential to pursue a liquidation via asset sales if the CSR Board determined that such option would be in the best interests of CSR shareholders. The CSR Board also instructed BMO to include IRT in this market check and continue to engage with IRT as well as with other potential counterparties.

Following the September 9, 2025 meeting of the CSR Board, members of CSR’s management, with the assistance of representatives of BMO, began collecting certain confidential financial information to be placed in a virtual data room (the “Phase I Data Room”) that would be made available to potential participants in the market check, in each case, subject to entering into a confidentiality agreement with CSR. Additionally, representatives of CSR’s management worked with BMO to assemble a list of potential third parties that might be interested in an acquisition of CSR and that would have the ability and necessary access to capital to complete such a transaction. A representative of BMO also informed a representative of RBC Capital Markets of the CSR Board’s decision to proceed with a strategic review process in which IRT would be invited to participate.

At the CSR Board’s direction, beginning on September 24, 2025, BMO began contacting the potential counterparties discussed with CSR, including IRT. Subsequently, a financial sponsor and its operating partner (collectively, “Party A”) and a strategic company (“Party B”) contacted CSR management or BMO to express interest in a potential transaction with CSR. Nine of the potential counterparties (including IRT, Party A and Party B) subsequently signed confidentiality agreements with CSR and were provided access to, and accessed, the Phase I Data Room. Each of the confidentiality agreements with these potential counterparties included standstill provisions generally restricting the counterparty from seeking to acquire or control CSR and its subsidiaries. The restrictions on each of the counterparties under the standstill provisions terminated automatically and immediately upon CSR’s entry into the Merger Agreement.

On September 30, 2025, CSR and BMO formally entered into an engagement letter for BMO to act as CSR’s financial advisor, on terms that had previously been reviewed and approved by the CSR Board. The CSR Board selected BMO as CSR’s financial advisor based on its qualifications, expertise and reputation, as well as its knowledge of CSR’s business and the industry in which it operates.

On October 3, 2025, CSR opened the Phase I Data Room and began granting access to the nine potential counterparties that had entered into confidentiality agreements with CSR (including IRT, Party A and Party B). The potential counterparties were also given the opportunity to ask due diligence questions of members of CSR management as part of the ongoing due diligence.

Beginning on October 9, 2025, each of the nine potential counterparties that had entered into confidentiality agreements with CSR and had not withdrawn from the strategic process were provided with a transaction process letter consistent with the CSR Board’s instructions, which requested preliminary indications of interest by October 28, 2025.

On October 11, 2025, IRT and its advisors received access to CSR’s virtual data room to conduct due diligence in connection with their evaluation of a potential transaction. Over the following weeks, IRT’s management team and advisors conducted preliminary due diligence on CSR’s business, properties, financial condition, debt obligations, tax matters, legal compliance and other material aspects of CSR’s operations.

On October 20, 2025, an investor in CSR that, from time to time, had met with members of the CSR Board to discuss its perspectives on CSR (“Party C”) sent Mr. Schissel a non-binding proposal to acquire CSR for $68 per share in an all-cash transaction. Such proposal indicated that Party C beneficially owned 4.9% of CSR’s outstanding common shares. Mr. Schissel shared Party C’s proposal with Ms. Olson and the other members of the CSR Board, and it was the consensus of the CSR Board that Party C should be invited to participate in the market check.

On October 22, 2025, BMO, on behalf of CSR, informed Party C that CSR was conducting a strategic review process and sent Party C a proposed confidentiality agreement, which included a standstill provision restricting the counterparty from seeking to acquire or control CSR and its subsidiaries. Party C declined to enter into a confidentiality agreement with a standstill that extended past the date that was 30 days before the first date on which shareholders could nominate director candidates for CSR’s 2026 annual meeting of shareholders. Party C informed CSR that, unlike other bidders (all of which had entered into a confidentiality agreement containing a standstill with a term of at least 18 months), Party C needed to preserve its right to nominate director candidates or take any other action it deemed appropriate at CSR’s 2026 annual meeting of shareholders.

On October 28, 2025, following its preliminary review of CSR’s data room materials and consultation with certain of its advisors, IRT submitted a revised non-binding indication of interest to Mr. Schissel and Ms. Olson (the “Second IRT Proposal”). The revised proposal increased the proposed fixed exchange ratio from 3.625 to 3.675 shares of IRT Common Stock for each outstanding share of CSR Common Stock. The exchange ratio in each of IRT’s proposals reflected IRT’s objective of achieving a transaction that is financially and strategically attractive to IRT, with the exchange ratios proposed in 2025 also reflecting CSR’s then-higher leverage and the fact that CSR had not yet announced or completed the asset dispositions completed by CSR in 2026. The Second IRT Proposal requested that CSR agree to negotiate exclusively with IRT for 30 days for IRT to complete its diligence. The Second IRT Proposal reiterated IRT’s interest in the transaction and IRT’s view that a combination would create significant value for stockholders of both companies.

Prior to the October 28, 2025 deadline, Party A informed BMO that it remained interested in a potential strategic transaction involving CSR, but that it required more time to evaluate the information in the Phase I Data Room. Additionally, the other financial sponsors that had entered into confidentiality agreements with CSR each separately verbally informed BMO that they might be interested in a strategic transaction involving CSR, but were not prepared to submit a proposal at this time.

On October 29, 2025, Party B submitted a non-binding indication of interest to acquire CSR for $65 per share in an all-cash transaction. Party B indicated that, subject to additional due diligence, it was possible that Party B could increase its valuation. Party B’s indication of interest stated that it expected to partner with another third party to consummate the acquisition.

None of the other potential counterparties submitted an indication of interest providing for an acquisition of CSR prior to the November 6, 2025 meeting of the CSR Board, but certain of the counterparties expressed interest in learning more about CSR’s portfolio and potentially acquiring certain of CSR’s communities.

On November 6, 2025, the CSR Board held a meeting, with representatives of management, BMO and Wachtell Lipton in attendance, to discuss the status of the market check, and the proposals received from each IRT, Party B and Party C, as well as the feedback received from Party A and the other participants contacted by BMO. Representatives of BMO provided an overview of the Second IRT Proposal, as well as the proposals from Party B and Party C, and the oral feedback from other potential counterparties. Representatives of BMO also provided their perspectives on the perceived level of interest by the potential counterparties, including Party B, Party C and IRT, and discussed with the CSR Board certain assumptions underlying the indicative valuations included in the preliminary indications of interest, proposed financing plans, and other information. The CSR Board also discussed Party C’s unwillingness to enter into a confidentiality agreement containing a standstill provision that extended past the date that was 30 days before the first date on which shareholders could nominate director candidates for CSR’s 2026 annual meeting of shareholders, and Party C’s position that Party C needed to preserve its right to nominate director candidates or take any other action it deemed appropriate at CSR’s 2026 annual meeting of shareholders.

Following discussion, the CSR Board determined that CSR’s management and advisors should continue to engage with Party A, Party B, Party C, IRT and the other potential counterparties that remained interested in a strategic transaction with CSR and instructed management and CSR’s advisors to prepare to advance each such potential counterparty to a second phase of the strategic process during which more detailed information would be made available to such counterparties. Additionally, the CSR Board instructed members of management and its advisors to advance Party C to the second stage of the strategic review, and, if necessary, to agree to Party C’s request that CSR’s confidentiality agreement with Party C contain a standstill that terminated on the date that was 30 days before the first date on which shareholders could nominate director candidates for CSR’s 2026 annual meeting of shareholders so that Party C could be given access to confidential information and progress its proposal. The CSR Board instructed BMO to obtain final proposals from participants in the second phase of the strategic review in advance of the CSR Board’s next scheduled meeting on December 15, 2025.

Following the November 6, 2025 meeting of the CSR Board, members of CSR’s management, with the assistance of representatives of BMO organized additional confidential information regarding CSR that had not been provided in the Phase I Data Room in a second virtual data room (the “Phase II Data Room”), that would be made available to participants in the second phase of the strategic review, subject to being party to a confidentiality agreement with CSR.

On November 11, 2025, Bloomberg reported that CSR was exploring a potential sale and working with advisors to explore potential interest. Later on November 11, 2025, CSR publicly announced that the CSR Board had initiated a review of CSR’s strategic alternatives earlier in the fall of 2025. CSR’s announcement stated that the CSR Board would consider a wide range of options including, among other things, a sale, merger and other business combinations, as well as continuing to execute on its independent business strategy. Additionally, the public announcement identified BMO as CSR’s financial advisor in connection with the strategic review.

Following the public disclosure of CSR’s strategic alternatives review, BMO received inbounds from and engaged with numerous additional potential counterparties that had not participated in the first phase of the strategic review, with 11 additional counterparties entering into confidentiality agreements with CSR. Each of these confidentiality agreements included standstill provisions generally restricting the counterparty from seeking to acquire or control CSR and its subsidiaries. The restrictions on each of the counterparties under the standstill provisions terminated automatically and immediately upon CSR’s entry into the Merger Agreement. Each of these 11 counterparties, as well as Party A, Party B, IRT and the other potential counterparties that had been advanced to the second phase of the strategic review, were provided access to the Phase II Data Room and were given the opportunity to ask due diligence questions of and meet with members of CSR management and BMO regarding the due diligence information provided.

Beginning on November 12, 2025, each of the participants in the second phase of the strategic review, including IRT and Party B, were provided with a transaction process letter consistent with the CSR Board’s instructions, which requested final proposals by December 9, 2025.

Additionally, consistent with the CSR Board’s instructions, BMO provided the transaction process letter to Party C, and informed Party C that it had been advanced to the second phase of the strategic process based on Party C’s October 20, 2025 letter. Party C was also informed that in order to participate in the second phase of the strategic review, Party C would need to enter into a confidentiality agreement with CSR. Wachtell Lipton subsequently informed Party C’s outside counsel that CSR would accept Party C’s proposal that the confidentiality agreement include a standstill that terminated on the date that was 30 days before the first date on which shareholders could nominate director candidates for CSR’s 2026 annual meeting of shareholders so that Party C could be given access to confidential information and progress its proposal. Party C’s outside counsel informed Wachtell Lipton that while Party C appreciated CSR’s willingness to accommodate Party C’s request, Party C would not enter into a confidentiality agreement with CSR, as the confidentiality agreement did not provide that CSR would be obligated to publicly disclose material non-public information disclosed to Party C, and that Party C needed the ability to maintain flexibility, including with respect to trading in shares of CSR Common Stock. Party C’s outside counsel informed representatives of Wachtell Lipton that given these factors and the process timetable, Party C had elected not to participate in the second phase of the process and not to make any further proposals to acquire CSR.

On December 5, 2025, Mr. Schaeffer and Mr. Sebra spoke with Mr. Schissel and Ms. Olson by telephone to discuss the status of the Second IRT Proposal. During this call, Mr. Schaeffer reiterated IRT’s interest in pursuing an all-stock transaction at a fixed exchange ratio of 3.675 shares of IRT Common Stock per share of CSR Common Stock set forth in the Second IRT Proposal. Mr. Schaeffer also indicated that IRT was not prepared to continue submitting further proposals or further increase the proposed exchange ratio unless CSR confirmed that it was prepared to focus on a combination and was willing to engage in substantive discussions regarding a potential transaction. IRT did not subsequently submit a revised proposal in advance of the December 9, 2025 deadline.

Prior to the December 9, 2025 submission deadline, representatives of Party B informed representatives of BMO that Party B was withdrawing from the process, due to the fact that Party B was unable to finance a potential acquisition of CSR. Other than IRT, none of the other potential counterparties that participated in the second phase of the process submitted a proposal for an acquisition of, or combination with, CSR. Certain potential counterparties submitted non-binding preliminary proposals to acquire a portion of CSR’s assets.

On December 15, 2025, the CSR Board held a meeting, with representatives of management, BMO and Wachtell Lipton in attendance. The CSR Board discussed certain strategic transaction options identified during the recent strategic review process, including (i) continuing to execute on CSR’s current strategy to recycle capital through dispositions and acquisitions, (ii) pursuing select disposition to reduce debt, (iii) engaging in negotiations with IRT for the sale of the entire company, (iv) exploring disposition opportunities based on allocating CSR’s assets into portfolios based on geography and (v) liquidating via asset sales. In particular, the CSR Board discussed the fact that, other than IRT, no potential counterparty had submitted an offer to acquire or combine with CSR. Additionally, the CSR Board discussed the continuing challenging macroeconomic and interest rate environment for multifamily REITs, the importance of scale in the multifamily sector, and the continuing challenges posed by CSR having a higher cost of capital than other larger industry participants, and potential actions that could be taken to address these challenges. The CSR Board also discussed the Second IRT Proposal, and considered the potential benefits and costs of engaging with IRT on a bilateral basis, as opposed to the other alternatives discussed and considered by the CSR Board.

After discussion, the CSR Board directed BMO and CSR management to explore disposition opportunities based on allocating CSR’s assets into portfolios based on geography, to be defined by CSR management. CSR management subsequently constructed four distinct portfolios: Mountain West (composed of approximately 3,300 units across communities in the Denver, Boulder, Fort Collins and Salt Lake City markets), Emerging Markets (composed of approximately 4,900 units across communities in the Billings, Omaha, Bismarck, Grand Forks, Rapid City and Rochester markets), Minneapolis 1 (composed of approximately 1,350 units across six communities of largely newer construction) and Minneapolis 2 (composed of approximately 2,700 units across 14 communities of largely older construction) (collectively, the “Portfolios”).

On December 16, 2025, at the CSR Board’s direction, representatives of BMO informed representatives of RBC Capital Markets that the CSR Board had carefully considered the Second IRT Proposal and had concluded that the proposal did not represent sufficient value for CSR shareholders. BMO indicated that CSR intended to continue pursuing strategic alternatives. Following this communication, substantive discussions between IRT and CSR regarding a potential combination were suspended.

On December 19, 2025, at the CSR Board’s direction, BMO contacted potential counterparties to solicit bids for one or more of the Portfolios. Subsequently, from time to time through March 2026, BMO, in its capacity as financial advisor to CSR, received written proposals from parties relating to one or more of the Portfolios (or portions thereof). Certain of such parties conducted site visits to CSR properties or held other due diligence meetings with members of CSR management, and certain parties submitted proposals in the final round of this process. None of these proposals constituted offers to acquire or combine with CSR.

On February 13, 2026, the CSR Board held a meeting, with representatives of management, BMO and Wachtell Lipton in attendance, to discuss the strategic review process. After discussing the proposals that had been received, the CSR Board directed management to continue evaluating the proposals that had been received and to provide a recommendation to the CSR Board regarding CSR’s strategic options.

On March 1, 2026, Mr. Schaeffer and Ms. Olson met at an industry conference and discussed the multifamily industry.

On March 30, 2026, the CSR Board held a meeting, with representatives of management and BMO in attendance, to discuss the strategic review process. Representatives of BMO summarized the strategic review process and the final proposals CSR had received from potential counterparties. Ms. Olson then presented the recommendation of CSR’s management team to terminate the strategic review process and pursue certain targeted dispositions of assets in 2026, using the sale proceeds to repay outstanding indebtedness and potentially pay a special distribution to CSR shareholders, if required. After this presentation, the CSR Board discussed and evaluated potential alternatives to terminating the strategic review process, including liquidating CSR based on indications of interest for certain of CSR’s assets or portfolios. The CSR Board also discussed the risks if pursuing such a liquidation, including that executing multiple transactions in a compressed timeframe could lead to unforeseen costs and execution challenges, that the indications of interest received for the assets or Portfolios could be revised downwards or proceeds not ultimately realized, and other risks related to pursuing a liquidation. After extensive discussion, the CSR Board determined to strategically dispose of assets primarily in tertiary markets, deleveraging and improving portfolio quality at the time while preserving the option to pursue a strategic business combination in the future.

Subsequently, between June and August 2026, CSR completed the dispositions of such properties for aggregate gross proceeds of approximately $319 million.

On June 1, 2026, CSR issued a press release announcing the outcome of its comprehensive evaluation of strategic alternatives and the approval by the CSR Board of a portfolio optimization and deleveraging plan. The announcement indicated that CSR intended to pursue selective asset dispositions.

The following day, on June 2, 2026, Mr. Schaeffer attended the annual National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) investor conference and met with Ms. Olson. During their conversation, Mr. Schaeffer and Ms. Olson discussed the general state of the multifamily REIT sector and their respective companies’ strategic priorities. Mr. Schaeffer reiterated IRT’s continued interest in exploring a potential combination with CSR.

On June 2, 2026, Ms. Olson had dinner with representatives from a multifamily REIT whose equity is publicly traded on a stock exchange outside the United States (“Party D”) and discussed the industry generally, investor matters and the companies’ complementary platforms.

On June 5, 2026, Party D sent Ms. Olson a proposal for an all-stock reverse merger between CSR and Party D, whereby Party D would acquire all of CSR’s outstanding equity, resulting in CSR shareholders owning 68% of the combined company.

On June 13, 2026, the CSR Board held a meeting, with representatives of management and BMO in attendance, to discuss the recent proposal from Party D. After discussion and comparing such proposal to CSR’s strategic objectives, the CSR Board determined that engaging with Party D was not in the best interests of CSR shareholders. In particular, the CSR Board determined that the combined company would be over-leveraged, hindering its ability to pursue growth opportunities, and that the geographical portfolio of the combined company was not compelling.

At a meeting of the IRT Board held on June 15, 2026, in addition to receiving regular operational and financial updates, the IRT Board discussed strategic matters. During the meeting, Mr. Schaeffer updated the IRT Board on his recent conversation with Ms. Olson at the NAREIT conference and noted that, following CSR’s announcement regarding the outcome of its strategic review and the subsequent execution by CSR of its portfolio optimization and deleveraging plan, which improved the quality of CSR’s portfolio through the disposition of older assets and made an acquisition of CSR more attractive, there appeared to be a renewed opportunity to explore a transaction with improved financial and strategic attractiveness to IRT. The IRT Board discussed the strategic rationale for a combination and authorized Mr. Schaeffer to continue his dialogue with CSR management to assess CSR’s receptivity to resume discussions.

On June 16, 2026, Mr. Schaeffer spoke with Ms. Olson by telephone to follow up on their NAREIT conversation and to reiterate IRT’s interest in a potential transaction. Ms. Olson indicated that she would advise the CSR Board of IRT’s continued interest in a strategic combination and would provide the CSR Board’s feedback.

On June 18, 2026, Ms. Olson provided the CSR Board with a written update regarding discussions with IRT.

Between June 23, 2026 and June 29, 2026, Mr. Schaeffer spoke with Ms. Olson by telephone several times to further discuss a potential business combination.

On June 26, 2026, the CSR Board held a meeting, with representatives of management and BMO in attendance, to discuss engagement with IRT. In particular, the CSR Board discussed the fact that the environment for multifamily REITs continued to be challenging, and that increased scale, including in attractive markets, would be critical to creating shareholder value. The CSR Board also considered the fact that pursuing a liquidation of CSR via asset sales presented structural complexity, including because certain of CSR’s properties are subject to tax protection agreements that restrict CSR’s ability to sell such properties in transactions that would create current taxable income to the former owner, and general execution risk, and that if CSR pursued such a liquidation and encountered difficulties in execution, or was unable to execute the liquidation in a timely fashion, the value available to shareholders from such a plan could be materially impaired. After this discussion and after reviewing materials prepared by BMO and considering input from management, the CSR Board determined that discussing a potential transaction with IRT was in the best interests of CSR’s shareholders and directed CSR management to engage with IRT in order to determine if there was a strategic combination with IRT that would present a better alternative to CSR’s standalone prospects, while noting that the CSR Board would expect such engagement to yield a proposal from IRT with an exchange ratio greater than the 3.675 exchange ratio IRT had proposed in the Second IRT Proposal from October 2025.

Following the June 26, 2026 meeting of the CSR Board, Ms. Olson informed Mr. Schaeffer that the CSR Board had authorized further engagement between the parties.

On July 6, 2026, Mr. Schaeffer spoke with Ms. Olson by telephone to discuss potential site visits to CSR’s properties and further due diligence efforts.

On July 10, 2026, following additional discussions between the parties’ executives and legal advisors, IRT and CSR executed an amended and restated confidentiality agreement in connection with the evaluation of a potential negotiated transaction between IRT and CSR, which made the standstill provisions in the original confidentiality agreement mutual and reflected the parties’ renewed engagement.

Following the execution of the amended and restated confidentiality agreement, CSR provided IRT with access to a virtual data room containing confidential information about CSR, including the CSR financial projections, which are more fully described in “Certain CSR Unaudited Prospective Financial Information.”

On July 15, 2026, Mr. Schaeffer and Mr. Sebra met in person with Mr. Schissel and Ms. Olson at IRT’s Tampa, Florida offices to discuss a potential combination of IRT and CSR. During this meeting, the executives discussed the strategic merits of a business combination and IRT’s strategic vision, financial position and operating strategy. Following this meeting, the parties agreed to proceed with substantive negotiations toward a potential transaction.

On July 20, 2026, Mr. Schaeffer and Mr. Sebra met with Ms. Olson and Bhairav Patel, CSR’s Chief Financial Officer, to discuss site visits and certain considerations related to the potential transaction, including structuring matters and the impact of CSR’s recent dispositions.

Also on July 20, 2026, IRT provided CSR and certain of CSR’s advisors with access to a virtual data room containing confidential information about IRT, including the IRT financial projections, which are more fully described in “Certain IRT Unaudited Prospective Financial Information.”

Representatives of IRT subsequently conducted site visits to CSR’s property portfolio as part of their reviews and assessments during the last week of July 2026 and through the first week of August 2026.

On July 21, 2026 and July 22, 2026, the IRT Board held its regularly scheduled second-quarter IRT Board meetings. At the July 21 meeting, in addition to regular business matters, a representative of Rothschild & Co presented an overview of market trends and valuation considerations for IRT. Mr. Schaeffer then presented materials to the IRT Board regarding a potential combination of IRT and CSR, including an overview of the proposed transaction structure, preliminary financial analyses addressing accretion, synergies and valuation, and an illustrative timeline for negotiation and closing. The representative of Rothschild & Co provided feedback on the potential impact to IRT of consummating the proposed transaction and discussed the relative merits of pursuing the proposed combination with CSR as compared to numerous alternative strategic paths available to IRT, including continuing to execute on IRT’s standalone business plan and/or the viability of a sale of IRT in the current environment. A representative of Troutman Pepper Locke LLP (“Troutman”), IRT’s legal counsel, reviewed the fiduciary duties of the directors in connection with their evaluation of a potential transaction. The IRT Board engaged in discussions regarding the potential merits and risks of the proposed transaction, including the opportunity to acquire CSR’s portfolio in markets with attractive fundamental demand drivers, and the complementary nature of CSR’s Midwest and Mountain West markets to IRT’s existing Midwest exposure and Sunbelt-focused portfolio, which the IRT Board viewed as providing meaningful geographic diversification. The IRT Board authorized management to continue negotiations with CSR as the IRT Board concluded pursuing a transaction with CSR would enhance scale and would drive accretion to earnings and net asset value of IRT.

On August 4, 2026 and August 5, 2026, Mr. Sebra met in person with Ms. Olson and certain other members of CSR management to continue discussing a potential combination of IRT and CSR, along with members of the IRT transaction team. Mr. Sebra also visited several of CSR’s properties during this visit.

On August 7, 2026, the IRT Board held a meeting to receive an interim update on the status of negotiations with CSR. At this meeting, members of IRT management provided the IRT Board with a summary of due diligence activities, including site visits to CSR properties. Mr. Sebra then presented updated materials to the IRT Board addressing the proposed transaction structure, the status of due diligence, preliminary implied financial metrics at various potential exchange ratios and an illustrative timeline to closing. The IRT Board discussed the range of potential exchange ratios, the status of negotiations, the remaining due diligence items and the key open items to be resolved with CSR, and authorized management to continue negotiations within the range of exchange ratios authorized by the IRT Board.

On August 11, 2026 and August 12, 2026, Mr. Schaeffer traveled to meet in person with CSR’s Senior Vice President – Investments and Capital Markets to further discuss the potential combination of IRT and CSR and related matters and to conduct site visits to certain of CSR’s properties.

On August 15, 2026, a private investment firm (“Party E”) submitted to representatives of BMO a non-binding letter of intent to acquire CSR at $65 per share of CSR Common Stock in an all-cash transaction (the “Party E Proposal”). The Party E Proposal proposed that Party E would have a two-month due diligence period after the execution of a definitive agreement to conduct due diligence on CSR, and that Party E could decide not to proceed with a transaction with CSR following the two-month due diligence period and terminate the definitive agreement without penalty. Additionally, the Party E Proposal was conditioned on CSR agreeing to a 60-day period of exclusivity. The Party E Proposal did not include committed financing or any evidence that Party E had access to equity or debt financing necessary to consummate a transaction. Representatives of BMO shared the Party E Proposal with Ms. Olson, who shared the Party E Proposal with the other members of the CSR Board.

On August 17, 2026, following a phone call with Ms. Olson, Mr. Schaeffer sent a non-binding indication of interest to Mr. Schissel and Ms. Olson setting forth IRT’s revised proposal (the “Third IRT Proposal”). The letter proposed an all-stock transaction with a fixed exchange ratio of 3.725 shares of IRT Common Stock for each outstanding share of CSR Common Stock, which represented an increase from IRT’s prior proposal of 3.675 shares. The increase in the proposed exchange ratio from the Second IRT Proposal reflected, among other things, information obtained from IRT’s site visits to CSR’s properties and markets, the improvement in the quality of CSR’s portfolio following the completion of CSR’s asset dispositions and deleveraging, as well as IRT management’s improved assessment of the fundamental demand drivers and asset quality in CSR’s markets.  The letter proposed that CSR would enter into a 21-day exclusivity period. The letter indicated IRT’s desire to announce a transaction on an expedited timeline. The letter also reflected that the proposal assumed the transaction would close by year end and that CSR would not make any distributions to its shareholders or unitholders prior to closing of a potential transaction other than regular quarterly dividends consistent with past practice. The Third IRT Proposal provided that the definitive agreement providing for a transaction on the terms set forth in the Third IRT Proposal would not include a financing condition.

On August 20, 2026, the CSR Board held a meeting, with representatives of management, BMO and Wachtell Lipton in attendance, to discuss the Party E Proposal and the Third IRT Proposal. During this meeting, representatives of Wachtell Lipton reviewed the duties of the trustees in connection with their evaluation of the Party E Proposal and the Third IRT Proposal. The CSR Board discussed the fact that Party E had never completed an acquisition of a public company, and that there was no indication that Party E had access to the funds necessary to pursue the Party E Proposal. Additionally, the CSR Board discussed the fact that the Party E Proposal would require CSR to engage exclusively with Party E for 60 days, and that even after the execution of a definitive agreement with Party E, Party E would reserve the right to abandon a transaction with CSR based on the results of post-signing due diligence. Based on this discussion, CSR determined that the Party E Proposal did not provide a basis for further engagement with Party E.

BMO then provided its perspective on the Third IRT Proposal, including with respect to the relative trading prices and trading multiples of CSR and IRT, as well as their historical exchange ratio. Following this review, the CSR Board engaged in a discussion of the potential benefits and risks of continuing to pursue CSR’s standalone plan, as well as the potential to pursue additional asset sales and potentially a liquidation. In particular, the CSR Board discussed the complexities and execution risk presented by a liquidation, and that if CSR pursued a liquidation and encountered difficulties in execution, or was unable to execute the liquidation in a timely fashion, the value available to shareholders from such a plan could be materially impaired. The CSR Board also discussed the difficulty of executing on CSR’s standalone plan given CSR’s cost of capital and the importance of scale in the multifamily sector, and that in the 12 months since the First IRT Proposal, despite reaching out to numerous counterparties and publicly announcing a strategic review, IRT remained the only counterparty to make an actionable proposal to acquire CSR. Following extensive discussion, the CSR Board instructed Ms. Olson to submit a counterproposal to IRT, whereby IRT would acquire 100% of the outstanding shares of CSR Common Stock in accordance with the following terms: (i) a fixed exchange ratio of 3.95 shares of IRT Common Stock for each outstanding share of CSR Common Stock, (ii) the right to continue to pay regular quarterly cash dividends during the pendency of the transaction in an amount of up to $0.77 per quarter and (iii) the appointment of two current CSR directors to serve on the board of directors of the combined company. The CSR Board did not authorize CSR to agree to enter into an exclusivity arrangement with IRT.

Following the meeting, consistent with the CSR Board’s determination, CSR sent Party E a letter informing Party E that the Party E Proposal did not form the basis for further engagement.

On August 21, 2026, Ms. Olson sent a letter to Mr. Schaeffer expressing the CSR Board’s interest in moving expeditiously toward a transaction with IRT on the terms approved by the CSR Board.

Between August 21, 2026 and August 23, 2026, Mr. Schaeffer and Ms. Olson spoke several times regarding CSR’s counterproposal and the terms of a potential business combination. During one of these conversations, on August 23, 2026, Mr. Schaeffer proposed that IRT would acquire CSR in a stock-for-stock transaction with a fixed exchange ratio of 3.800 shares of IRT Common Stock per share of CSR Common Stock (the “Fourth IRT Proposal”), which represented an increase from the 3.725 fixed exchange ratio set forth in the Third IRT Proposal. During this conversation, Ms. Olson proposed an exchange ratio of 3.81 shares of IRT Common Stock for each outstanding share of CSR Common Stock and Mr. Schaeffer indicated that the fixed exchange ratio of 3.800 shares of IRT Common Stock per share of CSR Common Stock set forth in the Fourth IRT Proposal was IRT’s best and final offer. During these conversations, Mr. Schaeffer and Ms. Olson then discussed other potential terms of the proposed transaction (subject to the approval of the IRT Board and the CSR Board), which included: (i) two seats on the board of directors of the combined company being filled by independent directors selected from the CSR Board, subject to and consistent with the Nominating and Governance Committee of the IRT Board’s customary review process, and (ii) a termination fee equal to 4% of CSR’s equity value, payable by CSR to IRT under customary termination circumstances. Ms. Olson kept Mr. Schissel and other members of the CSR Board apprised of these discussions and the terms being proposed by Mr. Schaeffer.

On August 23, 2026, Troutman and IRT’s other advisors began a due diligence review of a virtual data room that CSR had opened to IRT and its advisors and, over the course of the following weeks, IRT and CSR and their respective advisors exchanged mutual due diligence materials and information, engaged in related discussions and conducted legal, financial and operational due diligence.

Also on August 23, 2026, the CSR Board held a meeting, with representatives of management, BMO and Wachtell Lipton in attendance, to discuss the potential transaction with IRT and the Fourth IRT Proposal. Ms. Olson described her conversations with Mr. Schaeffer since the CSR Board’s August 20, 2026 meeting, including that Mr. Schaeffer had informed her that the fixed exchange ratio of 3.800 shares of IRT Common Stock per share of CSR Common Stock in the Fourth IRT Proposal represented IRT’s best and final offer. Representatives of Wachtell Lipton then reviewed the duties of the trustees in connection with their evaluation of the Fourth IRT Proposal, and representatives of BMO reviewed with the CSR Board a preliminary financial analysis of the Fourth IRT Proposal.

The CSR Board then discussed potential alternatives to the potential transaction, including the alternatives considered at the August 20, 2026 meeting and other prior meetings. After extensive discussion, the CSR Board unanimously determined that management and CSR’s advisors should attempt to negotiate a transaction with IRT on the terms of the Fourth IRT Proposal, subject to the negotiation of definitive documentation and final approval by the CSR Board and to target the signing and announcement of a transaction as promptly as reasonably practicable.

On August 24, 2026, the IRT Board held a meeting to receive an update on the status of negotiations with CSR. Mr. Schaeffer reported on the exchange of proposals with CSR and presented the key business terms under discussion, including the proposed fixed exchange ratio of 3.800 shares of IRT Common Stock for each outstanding share of CSR Common Stock, termination fee, board composition and deal protections. Mr. Sebra presented updated financial information reflecting the proposed transaction terms, including that the transaction was expected to be accretive to IRT’s net asset value after giving effect to estimated transaction costs. The IRT Board also discussed the longer-term financial profile of the combined company, including the expected growth trajectory in CSR’s markets beyond the initial accretion period. The IRT Board discussed the proposed terms and authorized management to continue negotiations with CSR toward a definitive agreement on substantially those terms. The IRT Board also scheduled future meetings to receive further updates and to consider approval of a definitive merger agreement.

Also on August 24, 2026, IRT and its advisors held a call to discuss the transaction, the form of merger agreement to use for the transaction and topics related to the structuring of the transaction and proposed timeline. Later on August 24, 2026, IRT, CSR and their respective advisors held an organizational call to discuss, among other things, the timeline of the proposed transaction, the merger agreement, due diligence items and related financial matters.

Between August 25, 2026 and September 8, 2026, the parties’ respective management teams and legal and other advisors engaged in extensive negotiations regarding the terms of the proposed merger agreement and other transaction documentation. During the course of these negotiations, areas of discussion and negotiation between the parties included, among other things: (i) the ability of the IRT Board to change its recommendation and IRT’s ability to terminate the Merger Agreement to accept a superior proposal, (ii) the size and triggers of the IRT Termination Fee and the CSR Termination Fee, (iii) IRT’s and CSR’s respective obligations with respect to the operation of their respective businesses during the period between the signing of the Merger Agreement and the consummation of the Mergers, (iv) restrictions on the payment of dividends between the signing of the Merger Agreement and the consummation of the Mergers, (v) whether IRT’s obligation to consummate the Mergers would be conditioned on the receipt of consents from certain of CSR’s lenders, (vi) the termination provisions, (vii) the representations and warranties to be made by the parties and (viii) provisions regarding CSR’s equity awards, employee benefit plans, retention, severance and other compensation matters.

Among the key areas of negotiation during this period were the deal protection provisions applicable to each party, including the termination fees and each party's termination rights. IRT's initial draft of the Merger Agreement did not include any no-shop covenant, any obligation for the IRT Board to maintain its recommendation or any termination fee payable by IRT. During the course of negotiations, IRT proposed deal protection provisions applicable to IRT that mirrored those applicable to CSR, including reciprocal no-shop covenants, fiduciary-out provisions, a reciprocal termination fee of $45,000,000 and IRT's ability to terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to a superior proposal. CSR proposed removing IRT's right to terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to a superior proposal and increasing the IRT termination fee to $160,000,000. IRT accepted the removal of its termination right, while retaining the right of the IRT Board to change its recommendation to IRT stockholders in response to a superior proposal or an Intervening Event, and proposed reducing the IRT termination fee to $60,000,000. The parties ultimately agreed to an IRT Termination Fee of $60,000,000 and a CSR Termination Fee of $45,000,000 and generally reciprocal no shop and fiduciary out provisions, except that IRT may not terminate the Merger Agreement to enter into an alternative acquisition agreement.

On August 26, 2026, representatives of Troutman and Wachtell Lipton held a call to discuss the draft merger agreement, including topics related to the mechanics of the partnership merger, potential timing and related matters regarding North Dakota merger filings, the exchange of CSR OP Series D Preferred Units and CSR OP Series E Preferred Units, the treatment of CSR equity awards and employee covenants, representations and interim operating covenants of IRT, IRT OP and IRT Merger Sub to be included in the merger agreement, dividend coordination, certain closing conditions related to receiving consents from lenders under CSR outstanding mortgage debt instruments, and the IRT Board’s obligation to maintain its recommendation to the IRT stockholders in favor of the IRT Share Issuance.

On August 27, 2026, the CSR Board, acting by unanimous written consent, approved the reinstatement of BMO’s engagement letter with CSR, subject to an extension and clarification that certain fees previously paid would be credited against certain fees payable under such engagement letter.

Also on August 27, 2026, in connection with its engagement, Rothschild & Co provided certain information for the IRT Board regarding Rothschild & Co’s material investment banking relationships during the preceding approximately two-year period with IRT and CSR, which IRT determined did not present a conflict with respect to Rothschild & Co’s engagement by IRT.

Over the course of August 28, 2026 through September 2, 2026, representatives of Troutman and Wachtell Lipton and members of the respective management teams of IRT and CSR held calls to discuss due diligence matters related to the transaction.

On August 29, 2026, O’Melveny & Myers LLP, counsel to Royal Bank of Canada, sent drafts of the Debt Commitment Letter and Term Loan term sheet to Troutman. Over the course of August 29, 2026 through September 7, 2026, at the direction of the IRT Board, members of IRT management and representatives of Troutman negotiated the Debt Commitment Letter with Royal Bank of Canada and O’Melveny & Myers LLP.

On August 31, 2026, Troutman, on behalf of IRT, sent an initial draft of IRT’s disclosure schedules to Wachtell Lipton. The next morning, Wachtell Lipton, on behalf of CSR, sent an initial draft of CSR’s disclosure schedules to Troutman.

After previously executing an indemnification agreement with RBC Capital Markets, IRT formally engaged RBC Capital Markets as a financial advisor to IRT in connection with the potential transaction with CSR pursuant to an engagement letter effective as of August 29, 2026, the material terms of which had been reviewed and discussed with the IRT Board. In connection with its engagement, RBC Capital Markets provided certain information for the IRT Board regarding RBC Capital Markets’ material investment banking relationships during the preceding approximately two-year period with IRT and CSR, which IRT determined did not present a conflict with respect to RBC Capital Markets’ engagement by IRT.

On September 1, 2026, IRT executed a formal engagement letter with Rothschild & Co, the material terms of which had been reviewed and discussed with the IRT Board, pursuant to which Rothschild & Co agreed to serve as a financial advisor to IRT in connection with the potential transaction with CSR.

Also on September 1, 2026, the IRT Board held a meeting to receive an update on the status of negotiations with CSR. Mr. Schaeffer reported on the remaining open deal points under discussion with CSR, which related principally to tax-related matters, debt assumption conditions, economic terms and dividend mechanics. Mr. Schaeffer directed the IRT Board’s attention to transaction-related materials that had been distributed to the IRT Board on August 31, 2026, including certain preliminary financial analyses separately provided in advance of such meeting by RBC Capital Markets and Rothschild & Co for the IRT Board. The IRT Board discussed the remaining open items and authorized management to continue negotiations toward resolution of all open points in the merger agreement.

On September 2, 2026, the IRT Board held a meeting to receive further updates on the status of negotiations with CSR. Mr. Schaeffer reported that certain structural and process-related discussions remained ongoing in connection with the remaining open points. Mr. Schaeffer reported that IRT management and its advisors had evaluated various approaches to addressing remaining open points while protecting IRT’s interests. The IRT Board further discussed and authorized management to continue working with CSR to resolve the remaining open points.

Also on September 2, 2026, the CSR Board held a meeting, with representatives of management, BMO and Wachtell Lipton in attendance. Ms. Olson summarized negotiations between IRT and CSR. Ms. Olson reported that CSR management and its advisors had evaluated various approaches to addressing remaining open points while protecting CSR’s interests. The CSR Board further discussed and authorized management to continue working with IRT to resolve the remaining open points.

On September 6, 2026, the CSR Board held a meeting, with representatives of management, BMO and Wachtell Lipton in attendance. Ms. Olson summarized negotiations between IRT and CSR, including the key outstanding points of negotiation. Representatives of BMO then reviewed and discussed with the CSR Board, among other matters, the financial aspects of the proposed transaction and BMO’s preliminary financial analyses of the proposed 3.800 exchange ratio to be provided in the proposed transaction. Members of the CSR Board further discussed and authorized management to continue working with IRT to resolve the remaining open points.

Over the course of September 6, 2026 through September 8, 2026, representatives of Troutman and Wachtell Lipton and members of the respective management teams of IRT and CSR, including Messrs. Schaeffer and Sebra and Ms. Olson and Mr. Patel, worked to finalize the draft merger agreement and related transaction documents and the draft disclosure schedules, and representatives of Troutman and Wachtell Lipton exchanged drafts reflecting these discussions.

On September 7, 2026, the CSR Board held a meeting, with representatives of management, BMO and Wachtell Lipton in attendance. Ms. Olson summarized the status of negotiations with IRT, and explained that IRT and CSR were continuing to negotiate one remaining item relating to certain tax matters, and that, if and when IRT and CSR had agreed upon a proposed resolution to such item, the CSR Board would be reconvened to officially consider whether to approve the proposed transaction. Representatives of Wachtell Lipton reviewed with the CSR Board certain legal considerations, including the trustees’ duties in connection with their consideration of the potential transaction, and the principal terms of the draft merger agreement. Additionally, prior to the meeting, BMO had provided a relationship disclosure letter (a draft of which had been reviewed by members of CSR senior management and Wachtell Lipton) to the CSR Board providing certain information regarding its material business relationships with CSR and IRT during the preceding approximately two-year period, which letter was discussed with the CSR Board at the meeting. Following these discussions, the CSR Board instructed CSR management and its advisors to continue to negotiate the terms of the potential transaction, with a further update to be provided to the CSR Board at its next meeting.

Also on September 7, 2026, the IRT Board held an additional meeting to further review and discuss the proposed transaction. Mr. Schaeffer provided an update regarding the merger agreement negotiations and due diligence matters. Representatives of Troutman then reviewed the duties of the IRT directors under Maryland law, before reviewing a summary of the draft merger agreement that was provided to the IRT Board prior to the meeting. Mr. Schaeffer confirmed that, other than the resolution of one outstanding matter relating to certain tax matters, material changes to the terms of such draft merger agreement were not anticipated. At the request of the IRT Board, Mr. Sebra then provided an overview of the key financial terms of the proposed merger transaction and the $716,000,000 term loan facility offered to IRT OP by Royal Bank of Canada, and the representatives of Troutman provided a summary of the key terms of the merger agreement. The IRT Board subsequently discussed each of these items. In advance of such meeting, RBC Capital Markets and Rothschild & Co provided for the IRT Board updated information regarding their respective material investment banking relationships during the preceding approximately two-year period with IRT and CSR. At the request of Mr. Schaeffer, Mr. Sebra reviewed the information provided by RBC Capital Markets and Rothschild & Co for the IRT Board in advance of the meeting.

Also at this meeting and at the request of the IRT Board, RBC Capital Markets reviewed its financial analysis of the Exchange Ratio provided for in the Company Merger with the IRT Board and rendered an oral opinion, confirmed by delivery of a written opinion dated September 7, 2026, to the IRT Board to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by RBC Capital Markets, the Exchange Ratio provided for in the Company Merger pursuant to the Original Merger Agreement was fair, from a financial point of view, to IRT.

At the request of the IRT Board, representatives of Rothschild & Co reviewed Rothschild & Co’s financial analyses supporting its opinion to the IRT Board as to the fairness, from a financial point of view, to IRT of the Exchange Ratio provided for in the Company Merger pursuant to the Original Merger Agreement. Rothschild & Co then rendered an oral opinion to the IRT Board, subsequently confirmed by delivery of a written opinion dated September 7, 2026, to the effect that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Rothschild & Co as set forth in its written opinion, the Exchange Ratio provided for in the Company Merger pursuant to the Original Merger Agreement was fair, from a financial point of view, to IRT.

Following further discussion by the IRT Board of the proposed transaction, including the potential benefits, opportunities, risks and challenges, representatives of Troutman summarized the process for the approval of the transaction and reviewed resolutions for consideration by the IRT Board to approve the proposed Mergers and related matters. The IRT Board, following discussion and by a unanimous vote of all directors, then, among other things, (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, were advisable and in the best interests of IRT and its stockholders, (ii) approved the Mergers, the Merger Agreement and the other transactions contemplated by the Merger Agreement, (iii) authorized and approved the issuance of IRT Common Stock to the holders of CSR Common Stock in the Company Merger and the issuance of IROP Common Units to the holders of CSR OP Common Units in the Partnership Merger, (iv) directed that the issuance of IRT Common Stock be submitted for approval at a meeting of IRT stockholders, (v) recommended the approval of the issuance of IRT Common Stock in the Company Merger by IRT stockholders, (vi) authorized the creation of two new series of IRT OP preferred units (Series A and Series B), authorized IRT OP to issue IROP Common Units and IRT OP Preferred Units in the Partnership Merger pursuant to the Merger Agreement, and authorized IRT to reserve and issue shares of IRT Common Stock upon future redemption of IROP Common Units and IRT OP Preferred Units issued in the Partnership Merger, (vii) authorized, at the Company Merger Effective Time, the inclusion on the IRT Board of up to two individuals serving as independent members of the CSR Board as of immediately prior to the date of the Original Merger Agreement, selected by the Nominating and Governance Committee of the IRT Board, subject to such committee’s review and recommendation in its good faith discretion in accordance with its charter and a finding that such individuals’ qualifications are reasonably satisfactory, (viii) authorized the assumption, amendment, refinancing or prepayment of CSR’s existing debt at the Closing, including authorization of the Debt Commitment Letter and Term Loan and (ix) approved and ratified IRT’s execution and delivery of RBC Capital Markets’ and Rothschild & Co’s respective engagement letters. The IRT Board also authorized, among other things, the preparation and filing of this joint proxy statement/prospectus in connection with the Mergers. For further information concerning the factors considered by the IRT Board in reaching its decision to approve the Merger Agreement and the other transactions contemplated by the Merger Agreement and in making its recommendation to the IRT stockholders to approve the IRT Share Issuance, see the section titled “—IRT’s Reasons for the Mergers; Recommendations of the IRT Board.”

On September 8, 2026, following the resolution of the remaining open points related to the merger agreement and related transaction documents, the CSR Board held a meeting, with representatives of management, BMO and Wachtell Lipton in attendance. Representatives of Wachtell Lipton updated the directors on the terms of the proposed merger agreement, and representatives of BMO then discussed the financial aspects of the potential transaction and discussed the financial analyses of the 3.800 exchange ratio to be provided in the proposed transaction.

Following the discussion, at the request of the CSR Board, BMO rendered to the CSR Board its opinion, which was initially provided orally and subsequently confirmed by delivery of a written opinion, that, as of September 8, 2026 and based on and subject to the assumptions, limitations, qualifications and other matters to be set forth in full in BMO’s written opinion, the Exchange Ratio provided for pursuant to the Original Merger Agreement was fair, from a financial point of view, to the holders of the CSR Common Stock. The CSR Board, after considering the factors more fully described in the section titled “—CSR’s Reasons for the Mergers; Recommendations of the CSR Board,” and upon a motion duly brought and seconded, unanimously (i) approved and declared advisable the Original Merger Agreement, the Mergers and the other transactions contemplated by the Original Merger Agreement, (ii) determined that the Original Merger Agreement, the Mergers and the other transactions contemplated by the Original Merger Agreement were advisable and in the best interests of CSR, (iii) approved the execution, delivery and performance by CSR of the Original Merger Agreement, (iv) recommended that CSR shareholders approve the Company Merger and (v) authorized and directed that the Company Merger be submitted to a vote of the holders of shares of CSR Common Stock entitled to vote thereon at the CSR special meeting.

Later on September 8, 2026, following the CSR Board meeting, Troutman and Wachtell Lipton finalized the Merger Agreement and the related transaction documents, and IRT and CSR executed the Merger Agreement.

Thereafter, on the morning of September 9, 2026, prior to the opening of the financial markets in New York, IRT and CSR issued a joint press release announcing the Mergers.

The following week, IRT informed CSR that it was electing to effect the Alternative Structure with respect to the Company Merger.

On September 22, IRT, IRT OP, IRT Merger Sub, IRT OP Merger Sub, CSR and CSR OP entered into the Amendment to the Merger Agreement, which effected the Alternative Structure.

IRT’s Reasons for the Mergers; Recommendations of the IRT Board

At its meeting on September 7, 2026, after careful consideration, the IRT Board unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, were advisable and in the best interests of IRT and its stockholders, (ii) authorized and approved the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the issuance of IRT Common Stock to the holders of CSR Common Stock in the Company Merger, the issuance of IROP Common Units to the holders of CSR OP Common Units in the Partnership Merger and the issuance of IRT OP Preferred Units to the holders of CSR OP Preferred Units in the Partnership Merger, (iii) directed that the IRT Share Issuance be submitted for approval at a meeting of IRT stockholders, and (iv) recommended the approval of the IRT Share Issuance by IRT stockholders.

In evaluating the Mergers, the IRT Board consulted with and received the advice of IRT’s management and outside legal and financial advisors and, in reaching its determination at its September 7, 2026 meeting and at other meetings at which it considered the proposed transaction, carefully considered a number of factors that the IRT Board viewed as supporting its decision, including the following material factors:

•	Strategic Benefits. The IRT Board expected that the Mergers will provide a number of significant strategic opportunities and benefits, including the following:

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the combination of IRT and CSR will join together two high-quality portfolios to increase geographic diversification across high-growth markets in the Sunbelt, Midwest and Mountain West regions of the United States and, on a pro forma basis, the combined company will own a portfolio of 163 apartment communities comprising approximately 44,000 units across 17 states, increasing IRT’s exposure to existing core markets and expanding its presence into attractive new markets;

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the combined company is expected to have a pro forma equity market capitalization of approximately $5.0 billion and a pro forma total enterprise value of approximately $8.1 billion (based on IRT’s closing share price as of September 4, 2026, the last trading day before the date of the Merger Agreement), which should provide the combined company with greater access to multiple forms of debt and equity capital at a lower cost of capital over the long term than IRT on a standalone basis and offer financial flexibility to capture opportunities across business cycles;

•	the combined company will provide improved liquidity for IRT stockholders as a result of the increased equity capitalization and the increased stockholder base of the combined company;

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the combination of IRT and CSR will significantly advance a number of strategic priorities underway at IRT, including reducing its overall operating cost, increasing its pipeline of value add renovation properties and providing improved stability and durability of earnings growth;

•	the combination of IRT and CSR will accelerate brand recognition in the multifamily industry, better allowing the combined company to attract and retain residents and top talent;

•

the benefits of greater operating efficiencies and lower cost of capital, if realized, would allow the combined company to compete more effectively for acquisition opportunities, while improving the financial impact of those transactions; and

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the combination of IRT and CSR is expected to provide improved efficiencies, including annualized synergies estimated to be approximately $24 million, consisting of approximately $19 million of corporate-level synergies and approximately $5 million of property-level synergies

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Enhanced Revenue and Cash Flow Growth Opportunities. The IRT Board expected that the combined company will be well-positioned to increase revenue and cash flow at the property level by applying best operating practices across the combined portfolio, expanding existing IRT initiatives to enhance property revenue, and realizing economies of scale that include better pricing leverage with strategic partners and vendors. The combination also increases IRT’s pipeline of value add properties from the CSR portfolio as detailed further below:

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The approximate $5 million of property-level synergies referenced above reflect the revenue benefits that the IRT Board expected are likely to be achieved from standardizing and implementing best leasing practices across the combined portfolio, as well as the operating cost efficiencies;

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In addition to the approximate $5 million of synergies anticipated by the Mergers, the IRT Board anticipates there will be additional opportunities to increase property revenues, including expanding IRT’s value-add renovation program and IRT’s Wi-Fi initiative across the combined companies. IRT’s value-add program has generated an approximate 16% return on investment on approximately 12,500 units renovated as of the date of the Merger Agreement, at an approximate cost of $20,000 per unit and approximately $250 in premiums per unit. Upon completion of the Mergers, IRT’s pipeline of future units to renovate in its value-add program will increase from its existing 10,000 units to 13,200 units. Additionally and upon completion of the Mergers, IRT’s pipeline of communities for future Wi-Fi implementation will increase from the existing 15,000 units to 25,000 units. The continued execution of these expanded redevelopment and Wi-Fi opportunities are expected to enable IRT to deliver greater property revenues, net operating income (“NOI”) and earnings growth over time.

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Accretion to CFFO. The IRT Board expects that the transaction will be immediately accretive to IRT’s CFFO and provide the combined company with an attractive growth profile. CFFO is a non-GAAP financial measure that IRT calculates by adjusting funds from operations (“FFO”), which is also a non-GAAP financial measure, to remove the effect of items that IRT believes do not reflect its ongoing property operations, including depreciation and amortization of items not included in the computation of FFO, and other non-cash or non-operating gains or losses related to items such as casualty losses, abandoned deal costs and debt extinguishment costs. IRT defines FFO in accordance with the definition published by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss allocated to common shares, excluding real estate-related depreciation and amortization expense, gains or losses on sales of real estate and the cumulative effect of changes in accounting principles. Neither FFO nor CFFO should be considered as an alternative to net income as a measure of operating performance.

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Leverage Neutrality. The IRT Board expects the combined company to have a strong and flexible balance sheet, as the combination of IRT and CSR is expected to be leverage neutral for IRT. The IRT Board expects the combined company’s leverage profile to provide the combined company with continued operational and strategic flexibility.

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Exchange Ratio. The IRT Board considered that the Exchange Ratio, which will not fluctuate as a result of changes in the trading price of IRT Common Stock, provides certainty as to the pro forma ownership of IRT stockholders in the combined company, subject to adjustment for stock splits, reverse stock splits, combinations, subdivisions or reclassifications of IRT Common Stock or CSR Common Stock, and for REIT Dividends declared before the Closing Date, as provided in the Merger Agreement and as described herein.

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Familiarity with IRT’s and CSR’s Businesses. The IRT Board considered its knowledge of the businesses, operations, financial condition, earnings and prospects of IRT and CSR, taking into account the results of IRT’s due diligence review of CSR, and its knowledge of the current and prospective environment in which IRT and CSR operate, including economic and market conditions.

•	Opinions of IRT’s Financial Advisors.

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The opinion, dated September 7, 2026, of RBC Capital Markets to the IRT Board as to the fairness, from a financial point of view and as of such date, to IRT of the Exchange Ratio provided for in the Company Merger pursuant to the Original Merger Agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by RBC Capital Markets, as more fully described below in the section titled “—Opinions of IRT’s Financial Advisors – Opinion of RBC Capital Markets, LLC” beginning on page 75.

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The opinion, dated September 7, 2026, of Rothschild & Co to the IRT Board as to the fairness, from a financial point of view and as of such date, to IRT of the Exchange Ratio provided for in the Company Merger pursuant to the Original Merger Agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Rothschild & Co, as more fully described below in the section titled “—Opinions of IRT’s Financial Advisors – Opinion of Rothschild & Co US Inc.” beginning on page 81.

•	Governance. The IRT Board considered that the following governance arrangements will enable continuity of management and an effective and timely integration of the two companies’ operations:

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the IRT Board at the Company Merger Effective Time will include nine incumbent IRT directors and two Company Nominees who are serving as independent trustees of the CSR Board immediately prior to the date of the Original Merger Agreement; and

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Scott F. Schaeffer, currently IRT’s Chairman of the Board and Chief Executive Officer, will continue in these positions for the combined company, and James J. Sebra, currently IRT’s President and Chief Financial Officer, will continue in these positions for the combined company.

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Likelihood of Consummation. The IRT Board considered the commitment on the part of both parties to consummate the Mergers as reflected in their respective obligations under the terms of the Merger Agreement, and the likelihood that the stockholder approvals needed to consummate the Mergers would be obtained in a timely manner.

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Tax Treatment. The IRT Board considered that the Company Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and that the Partnership Merger is intended to be treated as an “assets-over” merger under Treasury Regulations Section 1.708-1(c)(3)(i), with IRT OP as the continuing partnership.

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Maintenance of REIT Status. The IRT Board considered that following the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, the combined company will be expected to qualify as a REIT for U.S. federal income tax purposes under the Code.

•	Merger Agreement. The IRT Board considered the overall terms of the Merger Agreement, including, among other things, the following:

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the fact that the Merger Agreement, under certain limited circumstances, permits IRT, prior to the time IRT stockholders approve the IRT Issuance Proposal, to consider and respond to an unsolicited bona fide alternative proposal or engage in discussions or negotiations with a third party making such a proposal if the IRT Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such alternative proposal either constitutes or could reasonably be expected to lead to a superior proposal (see the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by IRT” beginning on page 122);

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the fact that, the Merger Agreement permits, under certain circumstances, the IRT Board to withdraw or modify its recommendation to IRT Stockholders in favor of the IRT Share Issuance, if failure to take such action would reasonably be expected to be inconsistent with IRT directors’ duties under applicable law and after compliance with the other requirements set forth in the Merger Agreement;

•	the fact that the issuance of IRT Common Stock in the Company Merger requires the affirmative vote of a majority of the votes cast by IRT stockholders; and

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the fact that the representations and warranties and covenants of each company in the Merger Agreement are generally proportionate to the relative size of each company, with IRT making more limited representations and warranties and agreeing to be subject to a narrower set of negative interim operating covenants.

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Alternatives to the Mergers. The IRT Board considered the range of all strategic alternatives reasonably available to IRT, including continuing to execute IRT’s standalone business plan, and concluded that the proposed combination with CSR was more likely to create long-term value for IRT stockholders than these alternatives, taking into account, among other things, the anticipated synergies and accretion to CFFO described above and the execution certainty associated with the proposed combination.

The IRT Board also considered a variety of risks and other potentially negative factors concerning the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement. These factors included:

•	the potential that the Exchange Ratio under the Merger Agreement could result in IRT delivering greater value to CSR shareholders than had been anticipated by IRT;

•	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Mergers;

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that, under the terms of the Merger Agreement, under certain circumstances, the CSR Board can withdraw or modify its recommendation that CSR shareholders vote in favor of the CSR Merger Proposal, if failure to take such action would reasonably be expected to be inconsistent with CSR trustees’ duties under applicable law and after compliance with the other requirements set forth in the Merger Agreement;

•

that, under the terms of the Merger Agreement, under certain circumstances, CSR may terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to a superior proposal;

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that, under the terms of the Merger Agreement, IRT does not have the right to terminate the Merger Agreement (and concurrently pay a termination fee to CSR) to enter into an alternative acquisition agreement with respect to a superior proposal;

•	that, under the terms of the Merger Agreement, under certain circumstances, IRT will be required to pay the IRT Termination Fee to CSR after the Merger Agreement is terminated;

•

the risk that, notwithstanding the likelihood of the Mergers being consummated, the Mergers may not be consummated, or that consummation may be unduly delayed, including the effect of the pendency of the Mergers and the effect that such failure to consummate may have on the trading price of IRT Common Stock and IRT’s operating results, particularly in light of the costs incurred in connection with the transaction;

•	the risk that the anticipated strategic and financial benefits of the Mergers may not be realized;

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the risk that the cost savings, operational synergies and other benefits to the IRT stockholders expected to result from the Mergers might not be fully realized or not realized at all, including as a result of possible changes in the real estate market or the multifamily industry affecting the markets in which the combined company will operate;

•	the risk of other potential difficulties in integrating the two companies and their respective operations;

the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the Mergers and the costs of integrating the businesses of IRT and CSR;

•

the restrictions (albeit limited in the view of the IRT Board) on the conduct of IRT’s business prior to the consummation of the Mergers, which could delay or prevent IRT from undertaking certain business opportunities that may arise or other actions it would otherwise take with respect to the operations of IRT absent the pending consummation of the Mergers;

•	the risk of potential stockholder litigation resulting from the announcement of the Mergers; and

•	other matters described under the sections “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The IRT Board also considered the interests that certain executive officers and directors of IRT may have with respect to the Mergers that may be different from, or in addition to, the interests of IRT stockholders generally. See the section entitled “The Mergers—Interests of IRT Directors and Executive Officers in the Mergers” beginning on page 106 of this joint proxy statement/prospectus.

This discussion of the information and factors considered by the IRT Board in reaching its conclusion and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the IRT Board in evaluating the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the IRT Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the IRT Board may have given different weight to different factors. The IRT Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement.

The explanation of the reasoning of the IRT Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 46 of this joint proxy statement/prospectus.

For the reasons set forth above, the IRT Board unanimously determined that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of IRT and its stockholders and unanimously authorized and approved the Merger Agreement. The IRT Board unanimously recommends to IRT stockholders that they vote “FOR” the IRT Issuance Proposal.

CSR’s Reasons for the Mergers; Recommendations of the CSR Board

At a meeting on September 8, 2026, the CSR Board unanimously adopted resolutions declaring that the Mergers are advisable and in the best interests of CSR and directed that the Company Merger be submitted to a vote of the holders of CSR Common Stock entitled to vote thereon at the CSR special meeting. In making its determination, the CSR Board consulted with CSR’s management and CSR’s legal and financial advisors and considered a variety of factors that the CSR Board believed supported its decision to approve the Merger Agreement and to recommend approval by CSR shareholders of the Company Merger, including the following material factors (which are presented below in no particular order and are not exhaustive):

●	the CSR Board’s understanding of the business, operations, financial condition, earnings and prospects of CSR;

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the fact that the CSR Board reviewed CSR’s business plan, prospects and risks on a standalone basis, including industry and macroeconomic conditions, and compared them with the expected benefits of the combination and concluded that the value and opportunities available to CSR shareholders as shareholders of the combined company were more favorable than remaining independent or pursuing other reasonably available alternatives, including liquidating CSR, taking into account execution certainty, timing and risk;

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the fact that, after the CSR Board initiated a review of CSR’s strategic alternatives in 2025, including among other things, a sale, merger and other business combinations, no third party had proposed an alternative transaction that the CSR Board believed was more favorable to CSR and its shareholders than the Company Merger;

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the fact that CSR Board had evaluated a liquidation of CSR through the sale of individual assets, and determined that the structural complexity and execution risk presented by such a liquidation could materially impair the proceeds to CSR shareholders of such a liquidation, which complexity and execution risk would not be present in the Mergers;

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the value of shares of IRT Common Stock that CSR shareholders will receive in the Company Merger based on the closing price of IRT Common Stock on September 8, 2026 (the date of the Merger Agreement) represents an implied premium of approximately 14.70% to the closing price per share of CSR Common Stock on September 8, 2026;

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CSR shareholders will have the opportunity to participate in the potential future growth of the combined company and any future appreciation of the combined company’s shares after the Company Merger, because they will own approximately 22% of the combined company upon consummation of the Mergers, based on the shares of IRT Common Stock and CSR Common Stock outstanding as of October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus;

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the combined company will have a larger, more geographically diversified portfolio than CSR and the expectation that the combined company will have a stronger balance sheet and significant financial flexibility and liquidity, along with the expectation that the combined company will have improved access to capital and enhanced trading liquidity as a result of the increased market capitalization of the combined company following the merger as compared to CSR’s standalone market capitalization;

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the CSR Board’s belief that the combined company will realize significant synergies. The CSR Board also considered the potential for additional upside over time from sharing best practices, optimizing operational efficiencies, and leveraging combined expertise across a larger portfolio;

●	the CSR Board’s belief that the businesses of CSR and IRT are complementary and can be integrated in a timely and efficient manner;

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the fact that the merger consideration is based on a fixed Exchange Ratio, and thus, CSR shareholders will benefit from any increase in the trading price of IRT Common Stock between the announcement and the closing of the Company Merger;

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the CSR Board’s belief that the Company Merger will be consummated on the anticipated schedule (including the likelihood of receiving the CSR shareholder approval and the IRT stockholder approval necessary to complete the Company Merger) given the limited number and customary nature of the closing conditions and the commitment of the parties to complete the Company Merger pursuant to their respective obligations under the Merger Agreement;

●	the restrictions under the Merger Agreement on the conduct of IRT’s business between the date of the Merger Agreement and the date of the consummation of the Company Merger;

●	the post-closing governance structure of the combined company, including that the combined company board of directors will include two independent trustees from the CSR Board;

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that under the Merger Agreement, CSR is permitted to continue to pay (i) regular cash dividends during each full fiscal quarter prior to the closing of the Company Merger and (ii) a dividend of up to $0.09 during the fiscal quarter in which the closing occurs, prorated for the number of days elapsed in such quarter prior to the Closing Date;

●	that under the Merger Agreement, CSR is permitted to pay additional dividends to the extent necessary to maintain its REIT status and/or avoid income or excise tax;

●	the fact that under the Merger Agreement, if IRT pays certain dividends to maintain its REIT status and/or avoid income or excise tax, the Exchange Ratio will be adjusted upward;

●	the Company Merger is expected to qualify as a tax-free transaction to CSR shareholders, except with respect to cash received in lieu of fractional shares;

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the opinion, dated September 8, 2026, of BMO to the CSR Board as to the fairness, from a financial point of view and as of such date, of the Exchange Ratio to the holders of the CSR Common Stock, which opinion was based on and subject to the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken as more fully described in the section entitled “The Mergers—Opinion of CSR’s Financial Advisor—Opinion of BMO Capital Markets Corp.” beginning on page 75 of this joint proxy statement/prospectus;

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the fact that the Company Merger is subject to approval of the holders of a majority of the outstanding shares of CSR Common Stock entitled to vote on those matters, and that such shareholders can reject the Company Merger by voting against the Company Merger for any reason; and

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the CSR Board’s belief that the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties, covenants and conditions to the closing of the Mergers, and the circumstances under which the Merger Agreement may be terminated, are reasonable, including the following provisions contained in the Merger Agreement (which are presented below in no particular order and are not exhaustive):

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the fact that CSR has the ability under the Merger Agreement, under certain circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal;

●	the fact that the CSR Board has the ability, in specified circumstances, to change its recommendation to CSR shareholders in favor of the Merger Agreement;

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the fact that there are limited circumstances in which the IRT Board may terminate the Merger Agreement or change its recommendation that IRT stockholders approve the IRT Issuance Proposal, and that upon a termination of the Merger Agreement under certain circumstances, IRT will be required to pay to CSR a termination fee of $60,000,000;

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the requirement that IRT must hold a stockholder vote on the approval of the IRT Issuance Proposal, even if the IRT Board has withdrawn or changed its recommendation in favor thereof, and the inability of IRT to terminate the Merger Agreement in connection with IRT receiving an alternative acquisition proposal;

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the fact that the CSR Board, after discussing with its advisors the termination fee of $45,000,000 contemplated by the Merger Agreement to be paid by CSR in certain circumstances, believed that such fee was consistent with market practice; and

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the fact that the CSR Board believed that the restrictions imposed under the Merger Agreement on CSR’s business and operations during the pendency of the Company Merger are reasonable and not unduly burdensome.

In addition, the CSR Board identified and considered various risks and other potentially negative factors weighing against the combined company, including the following material risks (which are presented below in no particular order and are not exhaustive):

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the possible disruption to CSR’s business that may result from the announcement and pendency of the Company Merger (including the possibility of litigation brought by or on behalf of CSR shareholders or IRT stockholders challenging the Company Merger or the other transactions contemplated by the Merger Agreement);

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the fact that, while CSR currently expects that the Company Merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the Company Merger will be satisfied on a timely basis or at all, and, as a result, the Company Merger may not be consummated;

●	the fact that CSR shareholders may fail to approve the CSR Merger Proposal or that IRT stockholders may fail to approve the IRT Issuance Proposal;

●	the fact that, if certain third party consents have not been obtained, IRT will not be obligated to consummate the Company Merger prior to the date that is ten business days prior to June 30, 2027;

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that because part of the merger consideration is IRT Common Stock and the Exchange Ratio is fixed, CSR shareholders will be adversely affected by any decrease in the trading price of IRT Common Stock between the announcement of and consummation of the Company Merger;

●	that greater value for the shares of CSR Common Stock might have been received if a different liquidity event had been pursued, either currently or in the future;

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the right of the IRT Board to change its recommendation to IRT stockholders regarding the IRT Issuance Proposal, the fact that the Company Merger is subject to approval by IRT stockholders or the IRT Issuance Proposal and that such stockholders can reject the IRT Issuance Proposal by voting against such proposal for any reason, and the risk that such stockholders may be more likely to vote against such proposal if the IRT Board were to change its recommendation;

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the fact that there are limited circumstances in which CSR may terminate the Merger Agreement or change its recommendation that CSR shareholders approve the CSR Merger Proposal and the risk that, upon a termination of the Merger Agreement under certain circumstances, CSR may be obligated to pay a termination fee of $45,000,000, which may discourage other parties that may otherwise have an interest in a business combination with CSR;

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the restrictions in the Merger Agreement on the conduct of CSR’s business between the date of the Merger Agreement and the effective time of the Company Merger, which could delay or prevent CSR from undertaking acquisition, disposition and other business opportunities that may arise pending consummation of the Company Merger and generally change the manner in which CSR has conducted its business and operations in the past;

●	the fact that the two independent trustees to be appointed to the IRT Board from the CSR Board are subject to the approval of the Nominating and Governance Committee of the IRT Board;

●	the fact that under the Merger Agreement, if CSR pays certain dividends to maintain its REIT status and/or avoid income or excise tax, the Exchange Ratio will be adjusted downward;

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the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of CSR and IRT and the transaction expenses arising from the Company Merger, and the possibility that such costs could be higher than expected;

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the effect of the public announcement of the Merger Agreement on (i) CSR’s operating results, particularly in light of the costs incurred in connection with the transaction and (ii) CSR’s ability to attract and retain tenants and employees;

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the possibility that the Mergers could have adverse effects on relationships with third parties with whom CSR and IRT do business (including existing supplier, financing and surety, tenant and employee relationships), including under contracts that may require consents for transactions resulting in a change of control;

●	that forecasts of future financial and operational results of the combined company are necessarily estimates based on assumptions and may vary significantly from future performance;

●	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Company Merger;

●	the risk that the cost savings, operational synergies and other benefits expected to result from the combined company might not be fully realized or not realized at all;

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the fact that the Merger Agreement imposes “no-shop” restrictions on CSR’s ability to solicit or enter into alternative transactions, which are described in the sections entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by CSR”;

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the fact that the interests of the officers, trustees and directors of CSR and IRT in the Company Merger may be different from or in addition to the interests of each company’s shareholders or stockholders, as applicable including the matters described under “—Interests of CSR Trustees and Executive Officers in the Mergers” and “—Interests of IRT Directors and Executive Officers in the Mergers”;

●	the possibility of lawsuits being brought against CSR, IRT or their respective boards in connection with the Company Merger;

●	the absence of appraisal rights or rights of an objecting stockholder for CSR shareholders; and

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various other risks associated with the Company Merger and the combined company described in the section entitled “Risk Factors” beginning on page 30 of this joint proxy statement/prospectus and the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 46 of this joint proxy statement/prospectus.

The CSR Board considered these and other factors as a whole and concluded that the potentially negative factors associated with the Company Merger were outweighed by the potential benefits that it expected CSR shareholders would achieve as a result of the Company Merger.

The foregoing discussion of certain information and factors considered by the CSR Board is not exhaustive but is intended to reflect the principal factors considered by the CSR Board in its consideration of the Merger Agreement and the transactions contemplated by the Merger Agreement. In light of the complexity and numerous factors considered, the CSR Board did not assign any relative or specific weight to those various factors. Rather, the CSR Board based its recommendations on the totality of the information presented to and considered by the CSR Board. In addition, individual members of the CSR Board may have given weight to the above factors and different factors not mentioned above. The foregoing discussion of the information and factors considered by the CSR Board utilized forward-looking information. This information should be read in light of the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 46 of this joint proxy statement/prospectus.

In considering the recommendation of the CSR Board, CSR shareholders should be aware that the trustees and executive officers of CSR have certain interests in the Company Merger that may be different from, or in addition to, the interests of CSR shareholders generally. The CSR Board was aware of these interests and considered them when approving the Merger Agreement and recommending that CSR shareholders vote to approve the CSR Merger Proposal, which are described in the section entitled “—Interests of CSR Trustees and Executive Officers in the Mergers.”

After carefully considering the various potentially positive and negative factors, including the potentially negative factors, the CSR Board unanimously recommends that you vote “FOR” the CSR Merger Proposal, “FOR” the CSR Compensation Proposal and “FOR” the CSR Adjournment Proposal.

Opinions of IRT’s Financial Advisors

Opinion of RBC Capital Markets, LLC

IRT has engaged RBC Capital Markets as a financial advisor to IRT in connection with the Mergers. As part of this engagement, the IRT Board requested that RBC Capital Markets evaluate the fairness, from a financial point of view, to IRT of the Exchange Ratio provided for in the Company Merger pursuant to the Original Merger Agreement. At a September 7, 2026 meeting of the IRT Board held to evaluate the Mergers, RBC Capital Markets rendered an oral opinion, confirmed by delivery of a written opinion dated September 7, 2026, to the IRT Board to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by RBC Capital Markets, the Exchange Ratio provided for in the Company Merger pursuant to the Original Merger Agreement was fair, from a financial point of view, to IRT.

The full text of RBC Capital Markets’ written opinion, dated September 7, 2026, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by RBC Capital Markets in connection with its opinion. The following summary of RBC Capital Markets’ opinion is qualified in its entirety by reference to the full text of the opinion. RBC Capital Markets delivered its opinion to the IRT Board for the benefit, information and assistance of the IRT Board (in its capacity as such) in connection with its evaluation of the Exchange Ratio provided for in the Company Merger from a financial point of view to IRT and did not address any other terms, conditions, implications or aspects of the Mergers or the Merger Agreement. RBC Capital Markets’ opinion also did not address the underlying business decision of IRT to engage in the Mergers or the relative merits of the Mergers compared to any alternative business strategy or transaction that may be available to IRT or which IRT might engage in or consider. RBC Capital Markets did not express any opinion and does not make any recommendation to any securityholder as to how such securityholder should vote or act with respect to the Mergers or any proposal to be voted upon in connection with the Mergers or otherwise.

For purposes of rendering its opinion, RBC Capital Markets undertook such review, inquiries and analyses as it deemed necessary or appropriate under the circumstances, including the following:

●	reviewed the financial terms of a draft, dated September 7, 2026, of the Original Merger Agreement;

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reviewed certain publicly available financial and other information, and certain historical operating data, relating to CSR and IRT made available to RBC Capital Markets from published sources and internal records of CSR and IRT, respectively;

●

reviewed certain financial projections and other estimates and data relating to CSR prepared by the management of CSR and as approved by the management of IRT, certain financial projections and other estimates and data relating to IRT prepared by the management of IRT, and certain estimates as to the potential cost savings and other benefits expected by the management of IRT to be realized from the Mergers, which projections and other estimates and data RBC Capital Markets was directed by IRT to utilize for purposes of RBC Capital Markets’ analyses and opinion;

●	held discussions with members of the senior managements of IRT and CSR with respect to the businesses, prospects and financial outlook of IRT and CSR;

●	reviewed the reported prices and trading activity of CSR Common Stock and IRT Common Stock;

●	compared certain financial metrics of CSR and IRT with those of selected publicly traded companies that RBC Capital Markets considered generally relevant in evaluating CSR and IRT;

●

reviewed certain potential pro forma financial effects of the Mergers on IRT relative to IRT on a standalone basis based on financial projections and other estimates and data relating to IRT and CSR provided to RBC Capital Markets by the managements of IRT and CSR (as approved, in the case of CSR, by the management of IRT); and

●	considered other information and performed other studies and analyses as RBC Capital Markets deemed appropriate.

In rendering its opinion, RBC Capital Markets assumed and relied upon the accuracy and completeness of all information that was reviewed by RBC Capital Markets, including all financial, legal, tax, accounting, operating and other information provided to or discussed with RBC Capital Markets by or on behalf of IRT and CSR (including, without limitation, financial statements and related notes), and upon the assurances of the respective managements and other representatives of IRT and CSR that they were not aware of any relevant information that was omitted or that remained undisclosed to RBC Capital Markets. RBC Capital Markets did not assume responsibility for independently verifying and it did not independently verify such information. RBC Capital Markets assumed that the financial projections and other estimates and data (as approved in the case of financial projections and other estimates and data relating to CSR, by the management of IRT and including estimates as to potential cost savings and other benefits expected by the management of IRT to result from the Mergers) that RBC Capital Markets was directed to utilize in its analyses were reasonably prepared reflecting the best currently available estimates and good faith judgments of the respective managements of CSR and IRT, as the case may be, as to the future financial performance of, and were an appropriate basis upon which to evaluate, CSR, IRT, such potential cost savings and other benefits, potential pro forma financial effects of the Mergers and the other matters covered thereby and RBC Capital Markets also assumed that the financial results reflected therein, including the potential cost savings and other benefits expected by the management of IRT to result from the Mergers, would be realized in the amounts and at the times projected. RBC Capital Markets expressed no opinion as to any such financial projections or other estimates and data utilized in RBC Capital Markets’ analyses or the assumptions upon which they were based.

RBC Capital Markets relied upon the assessments of the managements of IRT and CSR as to, among other things, (i) the potential impact on IRT and CSR of market, competitive, macroeconomic and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the residential real estate industry, including the multi-family sector thereof, related credit and financial markets and the geographic regions in which IRT and CSR operate, (ii) mortgage and other debt obligations of IRT and CSR, and tax protection agreements of CSR, including associated costs and other financial impacts, both on a standalone and pro forma basis, (iii) existing and future agreements and arrangements involving, and the ability to attract, retain and/or replace, key employees, residents, third-party vendors, service providers and other commercial relationships of, IRT and CSR, and (iv) the ability of IRT to integrate the operations of IRT and CSR and to realize the potential cost savings and other benefits expected by the management of IRT to result from the Mergers as contemplated. RBC Capital Markets assumed that there would be no developments with respect to any such matters or any adjustments to the Exchange Ratio, or any modification to the structure for the Mergers as permitted by the Merger Agreement, that would have an adverse effect on CSR, CSR OP, IRT or IRT OP or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion.

In connection with its opinion, RBC Capital Markets did not assume any responsibility to perform, and it did not perform, an independent valuation or appraisal of any of the assets or liabilities (contingent, off-balance sheet, accrued, derivative or otherwise) of or relating to CSR, CSR OP, IRT, IRT OP or any other entity and RBC Capital Markets was not furnished with any such valuations or appraisals. RBC Capital Markets did not assume any obligation to conduct, and it did not conduct, any physical inspection of the properties or facilities of CSR, CSR OP, IRT, IRT OP or any other entity. RBC Capital Markets was not requested to make, and it did not make, an independent evaluation of, and expressed no opinion or view as to, any pending or potential litigation, claims, governmental, regulatory or other proceedings or investigations or possible unasserted claims or other contingent liabilities affecting CSR, CSR OP, IRT, IRT OP or any other entity. RBC Capital Markets also did not evaluate the solvency or fair value of CSR, CSR OP, IRT, IRT OP or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

RBC Capital Markets assumed that the Mergers would be consummated in accordance with the terms of the Merger Agreement and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, permits, waivers and agreements for the Mergers, no delay, limitation, restriction or condition would be imposed or occur, including any divestiture or other requirements, that would have an adverse effect on CSR, CSR OP, IRT, IRT OP or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion. RBC Capital Markets assumed that the Company Merger would qualify as a reorganization, and the Partnership Merger would constitute an asset-over form of merger, for U.S. federal income tax purposes and that the Mergers would otherwise qualify for the intended tax treatment contemplated by the Merger Agreement. RBC Capital Markets also was advised, and RBC Capital Markets assumed, that each of CSR and IRT has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its election to be taxed as a REIT and will continue to qualify for taxation as a REIT and that the Mergers would not adversely affect such REIT status or operations of the pro forma combined entities resulting from the Mergers. In addition, RBC Capital Markets assumed that the final executed Merger Agreement would not differ in any respect meaningful to its analyses or opinion from the draft that RBC Capital Markets reviewed.

RBC Capital Markets’ opinion speaks only as of the date of the opinion, was based on conditions as they existed and information supplied or reviewed as of the date of the opinion, and was without regard to any market, economic, financial, legal, regulatory or other circumstances or event of any kind or nature which may exist or occur after such date. RBC Capital Markets did not undertake and has no obligation to reaffirm, revise or update its opinion or otherwise comment upon events occurring after the date of its opinion with respect to its opinion. RBC Capital Markets did not express any opinion as to the actual values of IRT Common Stock or any partnership interests of IRT OP when issued in the Mergers or the prices or range of prices at which IRT Common Stock, CSR Common Stock, any partnership interests of IRT OP or CSR OP or other securities of IRT, IRT OP, CSR or CSR OP may trade or otherwise be transferable at any time, including following announcement or consummation of the Mergers. As the IRT Board was aware, the credit, financial and stock markets and the industry in which CSR and IRT operate have experienced and may continue to experience volatility and disruptions, and RBC Capital Markets expressed no opinion or view as to any potential effects of such volatility or disruptions on CSR, CSR OP, IRT, IRT OP or the Mergers (including the contemplated benefits thereof).

RBC Capital Markets’ opinion addressed the fairness, from a financial point of view and as of the date of the opinion, to IRT of the Exchange Ratio provided for in the Company Merger (to the extent expressly specified in the opinion). RBC Capital Markets’ opinion did not address any other terms, conditions, implications or other aspects of the Mergers or the Merger Agreement, including, without limitation, the form or structure of the Mergers, any adjustments to the Exchange Ratio, any dividends or other distributions, governance or financing arrangements or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Mergers or otherwise. RBC Capital Markets’ opinion also did not address the underlying business decision of IRT to engage in the Mergers or the relative merits of the Mergers compared to any alternative business strategy or transaction that may be available to IRT or which IRT might engage in or consider. RBC Capital Markets did not express any opinion or view with respect to, and RBC Capital Markets relied upon the assessments of IRT and its representatives regarding, legal, regulatory, tax, accounting and similar matters, including, without limitation, tax or other consequences resulting from the Mergers or otherwise or changes in, or the impact of, accounting standards or tax or other laws, regulations and governmental and legislative policies affecting CSR, CSR OP, IRT, IRT OP or the Mergers (including the contemplated benefits thereof), as to which RBC Capital Markets understood that IRT obtained such advice as it deemed necessary from qualified professionals. Further, in rendering its opinion, RBC Capital Markets did not express any view on, and its opinion did not address, the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the Exchange Ratio or otherwise. The issuance of RBC Capital Markets’ opinion was approved by an internal committee of RBC Capital Markets.

In preparing its opinion to the IRT Board, RBC Capital Markets performed various financial and comparative analyses, including those described below. The summary below of RBC Capital Markets’ material financial analyses provided to the IRT Board in connection with RBC Capital Markets’ opinion is not a comprehensive description of all analyses undertaken or factors considered by RBC Capital Markets in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. RBC Capital Markets believes that the analyses and factors summarized below must be considered as a whole and in context.

In arriving at its opinion, RBC Capital Markets employed several analytical methodologies and considered various financial matters and no one method of analysis should be regarded as critical to the overall conclusion reached by RBC Capital Markets. Each analytical technique and financial consideration has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusion reached by RBC Capital Markets was based on all analyses and factors presented, taken as a whole, and also on application of RBC Capital Markets’ experience and judgment. Such conclusion may have involved significant elements of subjective judgment and qualitative analysis and no opinion was given as to the value or merit standing alone of any one or more portions of such analyses or factors.

In performing its analyses, RBC Capital Markets considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of IRT and CSR. The estimates of the future performance of CSR and IRT in or underlying RBC Capital Markets’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by RBC Capital Markets’ analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company or business might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as RBC Capital Markets’ view of the actual value of CSR or IRT.

The type and amount of the consideration payable in the Mergers were determined through negotiations between IRT and CSR and the decision of IRT to enter into the Merger Agreement was solely that of the IRT Board. RBC Capital Markets’ opinion and analyses were only one of many factors considered by the IRT Board in its evaluation of the Exchange Ratio provided for in the Company Merger and should not be viewed as determinative of the views of the IRT Board, IRT’s management or any other party with respect to the Mergers or the consideration payable in the Mergers.

Financial Analyses

The summary of the financial analyses described below under this heading “—Financial Analyses” is a summary of the material financial analyses provided by RBC Capital Markets to the IRT Board in connection with RBC Capital Markets’ opinion, dated September 7, 2026. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by RBC Capital Markets, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Selecting portions of RBC Capital Markets’ financial analyses or factors considered or focusing on the data set forth in the tables below without considering all analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of RBC Capital Markets’ financial analyses. Future results may differ from those described and such differences may be material. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. For purposes of RBC Capital Markets’ financial analyses described below, the terms (i) “adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, after adjustment for non-recurring items, as applicable, and (ii) “CFFO” means core funds from operations.

In calculating low-ends (or high-ends, as the case may be), of the implied exchange ratio reference ranges derived from the financial analyses described below, RBC Capital Markets divided the low-ends (or high-ends, as the case may be) of the implied equity value per share reference ranges derived for CSR from such analyses by the high-ends (or low-ends, as the case may be) of the implied equity value per share reference ranges derived for IRT from such analyses.

Selected Public Companies Analyses. In its selected public companies analyses of CSR and IRT, RBC Capital Markets reviewed certain financial and stock market information of CSR, IRT and the following six selected public companies in the multi-family sector of the residential real estate industry that RBC Capital Markets deemed relevant for purposes of its analyses (such companies, including IRT, considered in relation to CSR, collectively, the “CSR selected companies,” such companies, together with CSR, considered in relation to IRT, collectively, the “IRT selected companies” and the IRT selected companies, together with the CSR selected companies, the “selected companies”):

●	BRT Apartments Corp.
●	BSR Real Estate Investment Trust
●	Camden Property Trust
●	Mid-America Apartment Communities, Inc.
●	NexPoint Residential Trust, Inc.
●	UDR, Inc.

RBC Capital Markets, among other things, reviewed enterprise values, calculated as equity values based on closing stock prices on September 4, 2026 plus total debt, plus preferred securities at liquidation value, plus non-controlling interests, less investments in unconsolidated entities and less cash and cash equivalents, as a multiple of calendar year 2027 estimated adjusted EBITDA, and reviewed equity values, calculated based on closing stock prices on September 4, 2026, as a multiple of calendar year 2027 estimated CFFO per share. Financial and other data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial and other data of CSR were based on publicly available research analysts’ estimates, public filings and other publicly available information and financial projections and other estimates and data prepared by the management of CSR (as approved by the management of IRT). Financial and other data of IRT were based on publicly available research analysts’ estimates, public filings and other publicly available information and financial projections and other estimates and data prepared by the management of IRT.

The overall low to high calendar year 2027 estimated adjusted EBITDA and calendar year 2027 estimated CFFO per share multiples observed for the CSR selected companies were 14.7x to 17.9x (with a mean of 16.6x and a median of 16.7x) and 10.5x to 15.4x (with a mean of 13.2x and a median of 13.6x), respectively, and the overall low to high calendar year 2027 estimated adjusted EBITDA and calendar year 2027 estimated CFFO per share multiples observed for the IRT selected companies were 14.7x to 17.9x (with a mean of 16.6x and a median of 16.7x) and 10.5x to 15.4x (with a mean of 12.9x and a median of 13.2x), respectively. RBC Capital Markets applied selected ranges of calendar year 2027 estimated adjusted EBITDA multiples and calendar year 2027 estimated CFFO per share multiples derived from the selected companies of 16.0x to 18.0x and 12.5x to 14.5x, respectively, to corresponding financial data of CSR and IRT based on financial projections and other estimates and data prepared by the managements of CSR and IRT (as approved, in the case of CSR, by the management of IRT). This analysis indicated implied equity value per share reference ranges for CSR of $55.92 to $69.44 (based on calendar year 2027 estimated EBITDA) and $59.00 to $68.44 (based on calendar year 2027 estimated CFFO per share) and implied equity value per share reference ranges for IRT of $16.36 to $19.59 (based on calendar year 2027 estimated adjusted EBITDA) and $14.95 to $17.34 (based on calendar year 2027 estimated CFFO per share).

Utilizing the implied equity value per share reference ranges derived for CSR and IRT described above, RBC Capital Markets calculated the following implied exchange ratio reference ranges, as compared to the Exchange Ratio provided for in the Company Merger:

Implied Exchange Ratio Reference Ranges Based On:		Company Merger Exchange Ratio
CY2027E Adjusted EBITDA	CY2027E CFFO Per Share
2.8551x - 4.2438x	3.4026x - 4.5786x	3.800x

No company or business used in the analyses above is identical to CSR or IRT. Accordingly, an evaluation of the results of such analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses to which CSR and IRT were compared.

Discounted Cash Flow Analyses. RBC Capital Markets performed separate discounted cash flow analyses of CSR and IRT as described below.

CSR. In its discounted cash flow analysis of CSR, RBC Capital Markets calculated the estimated present value of the standalone unlevered free cash flows that CSR was forecasted to generate during the fiscal years ending December 31, 2027 through December 31, 2031 based on financial projections and other estimates and data prepared by the management of CSR (as approved by the management of IRT). For purposes of this analysis, stock-based compensation was treated as a cash expense. The implied terminal value of CSR was derived by applying to the terminal year estimated adjusted EBITDA of CSR a selected range of one-year forward adjusted EBITDA multiples of 16.0x to 18.0x. The unlevered free cash flows and terminal value were then discounted to present value (as of December 31, 2026) using a selected discount rate range of 8.5% to 9.5%. This analysis indicated an implied equity value per share reference range for CSR of $52.84 to $67.99.

IRT. In its discounted cash flow analysis of IRT, RBC Capital Markets calculated the estimated present value of the standalone unlevered free cash flows that IRT was forecasted to generate during the fiscal years ending December 31, 2027 through December 31, 2031 based on financial projections and other estimates and data prepared by the management of IRT. For purposes of this analysis, stock-based compensation was treated as a cash expense. The implied terminal value of IRT was derived by applying to the terminal year estimated adjusted EBITDA of IRT a selected range of one-year forward adjusted EBITDA multiples of 16.0x to 18.0x. The unlevered free cash flows and terminal value were then discounted to present value (as of December 31, 2026) using a selected discount rate range of 8.5% to 9.5%. This analysis indicated an implied equity value per share reference range for IRT of $17.61 to $21.74.

Utilizing the implied equity value per share reference ranges derived for CSR and IRT described above, RBC Capital Markets calculated the following implied exchange ratio reference ranges, as compared to the Exchange Ratio provided for in the Company Merger:

Implied Exchange Ratio Reference Range	Company Merger Exchange Ratio
2.4310x – 3.8610x	3.800x

Illustrative Has-Gets Analysis. RBC Capital Markets compared the implied equity value per share reference range derived for IRT on a standalone basis as described above under “Discounted Cash Flow Analyses” relative to an illustrative implied equity value per share reference range derived from a discounted cash flow analysis of IRT on a pro forma basis based on financial forecasts and other information and data provided by the managements of IRT and CSR (as approved, in the case of CSR, by the management of IRT), after taking into account potential cost savings and other benefits expected by the management of IRT to result from the Mergers. For purposes of this comparison, RBC Capital Markets utilized a selected range of adjusted EBITDA terminal year multiples of 16.0x to 18.0x and a selected discount rate range of 8.5% to 9.5% and otherwise performed such comparison in a manner consistent with the approach undertaken in connection with the discounted cash flow analysis conducted for IRT on a standalone basis described above under “Discounted Cash Flow Analyses.” RBC Capital Markets observed that the Mergers could result in a potential uplift in value for holders of IRT Common Stock from $17.61 to $21.74 per share on a standalone basis to $17.90 to $22.61 per share on a pro forma basis. Actual results achieved may vary from forecasted results and variations may be material.

Certain Additional Information

RBC Capital Markets observed certain factors that were not considered part of RBC Capital Markets’ financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

●

publicly available research analysts’ price targets for CSR Common Stock and IRT Common Stock, which indicated target prices for CSR Common Stock of $57.00 to $65.00 per share (with a mean of $60.92 per share, a median of $61.00 per share and a consensus estimate of $62.21 per share) and target prices for IRT Common Stock of $17.50 to $22.00 per share (with a mean of $19.46 per share, a median of $19.50 per share and a consensus estimate of $19.25 per share); and

●

the historical trading performance of CSR Common Stock and IRT Common Stock during the 52-week period ended September 4, 2026, which indicated during such period low and high closing prices for CSR Common Stock of $52.39 per share and $68.89 per share, respectively, and low and high closing prices for IRT Common Stock of $14.76 per share and $17.89 per share, respectively.

Miscellaneous

IRT has agreed to pay RBC Capital Markets for its services as financial advisor to IRT in connection with the Mergers an aggregate fee of $12 million, of which $1.5 million was payable upon delivery of RBC Capital Markets’ opinion and the remaining $10.5 million is contingent upon consummation of the Mergers. In addition, Royal Bank of Canada and certain of its affiliates are providing committed debt financing for the Mergers, for which they expect to receive an aggregate fee of up to $1.9 million. IRT has agreed to reimburse RBC Capital Markets for expenses incurred in connection with RBC Capital Markets’ services and to indemnify RBC Capital Markets and related persons against certain liabilities, including liabilities under federal securities laws, arising out of RBC Capital Markets’ engagement.

As the IRT Board was aware, RBC Capital Markets and/or its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and/or financial advisory services to IRT unrelated to the Mergers, for which services RBC Capital Markets and its affiliates have received and would expect to receive compensation, including, during the approximate two-year period preceding the date of RBC Capital Markets’ opinion, having acted or acting as a (i) sales agent for an at-the-market-offering of IRT Common Stock, (ii) joint bookrunner for a public offering of IRT Common Stock and (iii) lender under certain credit facilities, for which services described in the foregoing clauses (i) through (iii) RBC Capital Markets and/or its affiliates received during such two-year period aggregate fees of approximately $1.25 million. As the IRT Board also was aware, RBC Capital Markets and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and/or financial advisory services to CSR, for which services RBC Capital Markets and its affiliates have received and would expect to receive compensation, including, during the approximate two-year period preceding the date of RBC Capital Markets’ opinion, having acted or acting as a (i) sales agent for an at-the-market-offering of CSR Common Stock and (ii) lender under certain credit facilities, for which services described in the foregoing clauses (i) and (ii) RBC Capital Markets and/or its affiliates received during such two-year period aggregate fees of approximately $0.53 million.

RBC Capital Markets, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, RBC Capital Markets and/or certain of its affiliates actively trade or hold or at any time may trade or hold securities or financial instruments (including loans and other obligations) of IRT, CSR and/or other entities involved in the Mergers or their respective affiliates for RBC Capital Markets’ or its affiliates’ own account or for the account of customers and hold or at any time may hold long or short positions or otherwise effect transactions in the securities or financial instruments of IRT, CSR and/or such other entities or affiliates.

RBC Capital Markets is an internationally recognized investment banking firm that is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. IRT selected RBC Capital Markets as financial advisor to IRT in connection with the Mergers on the basis of RBC Capital Markets’ experience in similar transactions, reputation in the investment community and familiarity with IRT, CSR and the industries in which IRT and CSR operate.

Opinion of Rothschild & Co US Inc.

IRT engaged Rothschild & Co to act as one of its two financial advisors with respect to the Mergers. On September 7, 2026, Rothschild & Co rendered its oral opinion (which opinion was subsequently confirmed in writing) to the IRT Board that, as of the date of such opinion and based on and subject to the matters considered, assumptions made and limitations and qualifications set forth therein, the Exchange Ratio provided for in the Company Merger pursuant to the Original Merger Agreement was fair, from a financial point of view, to IRT, as more fully described in this section of the joint proxy statement/prospectus. The summary of Rothschild & Co’s opinion set forth below is qualified in its entirety by reference to the full text of Rothschild & Co’s written opinion, which is included as Annex D to this joint proxy statement/prospectus.

Rothschild & Co’s opinion was provided for the benefit of the IRT Board, in its capacity as such, in connection with and for the purpose of its evaluation of the Mergers, and only addressed the fairness, from a financial point of view, to IRT of the Exchange Ratio in the Company Merger pursuant to the Original Merger Agreement. Rothschild & Co did not express any opinion as to IRT’s underlying business decision to engage in the Mergers or the relative merits of the Mergers as compared to any alternative transaction. The summary of Rothschild & Co’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Rothschild & Co in preparing its opinion. However, neither Rothschild & Co’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any security holder of IRT or CSR as to how such holder should vote or act on any matter relating to the Mergers.

In arriving at its opinion, Rothschild & Co, among other things:

●	reviewed a draft of the Original Merger Agreement dated September 7, 2026;

●

reviewed certain publicly available business and financial information that Rothschild & Co deemed to be generally relevant concerning CSR, IRT and the industries in which they operate, including certain publicly available research analyst reports and the reported price and historical trading activity for the CSR Common Stock and the IRT Common Stock;

●

compared the proposed financial terms of the Mergers with the publicly available financial terms of certain other transactions involving companies Rothschild & Co deemed generally relevant and the consideration received in such transactions;

●

compared the financial and operating performance of each of CSR and IRT with publicly available information concerning certain other public companies Rothschild & Co deemed generally relevant, including data related to public market trading levels and implied trading multiples;

●

reviewed the reported price and trading activity for shares of CSR Common Stock and IRT Common Stock and compared that activity with the trading histories of each other and other companies with publicly traded equity securities Rothschild & Co deemed generally relevant;

●

reviewed certain internal financial and operating information with respect to the business, operations and prospects of CSR furnished to Rothschild & Co by the management of CSR, including the CSR Projections prepared by the management of CSR and reviewed and approved for Rothschild & Co’s use by IRT;

●

reviewed certain publicly available and internal financial and operating information with respect to the business, operations and prospects of IRT furnished to or discussed with Rothschild & Co by the management of IRT, including the IRT Projections prepared by the management of IRT as reviewed and approved for Rothschild & Co’s use by IRT; and

●	performed such other financial studies and analyses and considered such other information as Rothschild & Co deemed appropriate for the purposes of its opinion.

In arriving at its opinion, Rothschild & Co, with the IRT Board’s consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to it by IRT, CSR and their respective associates, affiliates and advisors, or otherwise reviewed by or for it, and Rothschild & Co did not assume any responsibility or liability therefor. Rothschild & Co did not conduct any valuation or appraisal of any assets or liabilities of IRT or CSR, nor were any such valuations or appraisals provided to it, and Rothschild & Co did not express any opinion as to the value of such assets or liabilities. Rothschild & Co did not evaluate the solvency or fair value of IRT or CSR under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, Rothschild & Co did not assume any obligation to conduct any physical inspection of the properties or the facilities of IRT or CSR. Rothschild & Co was not requested to, nor did it, express any opinion as to the Partnership Merger or whether the exchange ratio in the Partnership Merger was fair to any party thereto. At the direction of IRT, Rothschild & Co used and relied upon the CSR Projections and the IRT Projections for purposes of its analyses and opinion. In relying on the CSR Projections and the IRT Projections, Rothschild & Co assumed, at the direction of IRT, that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of IRT as to the expected future results of operations and financial condition of IRT and CSR and the other matters covered thereby, and that the financial results reflected in the CSR Projections and the IRT Projections, respectively, would be achieved at the times and in the amounts projected. Rothschild & Co expressed no view as to the reasonableness of the CSR Projections and the IRT Projections and the assumptions on which they are based.

Rothschild & Co understood that (a) the Company Merger was intended to qualify, for U.S. federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) the Partnership Merger was intended to be treated, for U.S. federal income tax purposes, as an “assets-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i). Rothschild & Co assumed that the transactions contemplated by the Merger Agreement would be consummated as contemplated in the Merger Agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties would comply with all material terms of the Merger Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Mergers, no material delays, limitations, conditions or restrictions would be imposed. For purposes of rendering its opinion, Rothschild & Co assumed that there had not occurred any material change in the assets, financial condition, results of operations, business or prospects of CSR or IRT since the date of the most recent financial statements and other information, financial or otherwise, relating to CSR or IRT, as the case may be, made available to Rothschild & Co, and that there was no information or any facts that would make any of the information reviewed by it incomplete or misleading. Rothschild & Co did not express any opinion as to any tax or other consequences that may result from the Mergers, nor does its opinion address any legal, tax, regulatory or accounting matters. Rothschild & Co relied as to all legal, tax, regulatory and accounting matters relevant to rendering its opinion upon the assessments made by IRT and its other advisors with respect to such matters. In arriving at its opinion, Rothschild & Co had not taken into account any litigation, regulatory or other proceeding that was pending or may be brought against IRT, CSR or any of their respective affiliates. In addition, Rothschild & Co relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any material respect from the draft of the Merger Agreement reviewed by it.

Rothschild & Co’s opinion was necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they existed and could be evaluated on, and the information made available to it as of, the date thereof and the conditions and prospects, financial and otherwise, of IRT and CSR as they were reflected in the information provided to Rothschild & Co and as they were represented to Rothschild & Co in discussions with the management of IRT. Rothschild & Co expressed no opinion as to what the value of shares of IRT Common Stock actually would be when issued pursuant to the Company Merger or the prices or range of prices at which shares of CSR Common Stock or IRT Common Stock may be purchased or sold at any time. Rothschild & Co’s opinion is limited to the fairness, from a financial point of view, to IRT of the Exchange Ratio in the Company Merger pursuant to the Original Merger Agreement. Rothschild & Co did not express any opinion as to IRT’s underlying business decision to engage in the Mergers or the relative merits of the Mergers as compared to any alternative transaction. Rothschild & Co was not asked to, nor did it, offer any opinion as to the terms, other than the Exchange Ratio in the Company Merger and only to the extent expressly set forth in its written opinion, of the Merger Agreement or the Mergers, including, without limitation, any ongoing obligations of IRT or CSR.

Rothschild & Co’s opinion was provided for the benefit of the IRT Board, in its capacity as such, in connection with and for the purpose of its evaluation of the Mergers. Rothschild & Co’s opinion should not be construed as creating any fiduciary duty on its part to any party. Rothschild & Co’s opinion did not constitute a recommendation to the IRT Board as to whether to approve the Mergers or a recommendation to any security holder of IRT or CSR as to how such security holder should vote or act on any matter relating to the proposed Mergers or any other matter. In addition, the IRT Board did not ask Rothschild & Co to address, and Rothschild & Co’s opinion does not address, (a) the fairness to, or any other consideration of, any holders of IRT Common Stock or CSR Common Stock, or the holders of any other class of securities, or creditors or other constituencies of IRT or CSR or (b) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of IRT or CSR, or any class of such persons, whether relative to the Exchange Ratio pursuant to the Original Merger Agreement or otherwise.

Rothschild & Co’s opinion is given and speaks only as of its date. It should be understood that developments occurring or coming to its attention after the date of the opinion may affect Rothschild & Co’s analyses and opinion, and the assumptions used in preparing them, and Rothschild & Co does not have any obligation to update, revise, or reaffirm its opinion. Rothschild & Co’s opinion has been approved by the Global Advisory Commitment Committee of Rothschild & Co.

In preparing its opinion to the IRT Board, Rothschild & Co performed a variety of analyses, including those described below. The summary of Rothschild & Co’s financial analyses is not a complete description of the analyses underlying Rothschild & Co’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Rothschild & Co’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Rothschild & Co arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Rothschild & Co believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Rothschild & Co considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Rothschild & Co’s analyses for comparative purposes is identical to IRT, CSR or the proposed Mergers. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness from a financial point of view to IRT of the Exchange Ratio in the Company Merger, Rothschild & Co did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Rothschild & Co’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond IRT’s control or Rothschild & Co’s control. Much of the information used in, and accordingly the results of, Rothschild & Co’s analyses are inherently subject to substantial uncertainty.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses reviewed by Rothschild & Co with the IRT Board in connection with the rendering of its opinion to the IRT Board on September 7, 2026. The summary does not contain all of the financial data security holders of IRT may want or need for purposes of making an independent determination regarding the matters before them, and such holders are encouraged to consult their own financial and other advisors before making any investment decision in connection with the proposed Mergers. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Rothschild & Co’s analyses.

Discounted Cash Flow Analysis

Rothschild & Co performed a discounted cash flow analysis of each of CSR and IRT, on a standalone basis, to derive an implied per share equity value reference range for each of CSR and IRT by calculating the sum of the (a) estimated net present value of the projected unlevered free cash flows (treating stock-based compensation, for purposes of this analysis, as a non-cash expense) that each of CSR and IRT was forecasted to generate during the year ending December 31, 2027 through the year ending December 31, 2031, based on the CSR Projections and the IRT Projections, respectively, discounted to present value as of December 31, 2026, after the application of a range of illustrative discount rates, which were based on the estimated weighted average cost of capital (“WACC”) for each of CSR and IRT, as applicable, and (b) estimated net present value, as of December 31, 2026, of the implied terminal value of each of CSR and IRT after application of a range of illustrative discount rates, which were based on the estimated WACC for each of CSR and IRT, as applicable, derived by applying a one-year growth rate to the projected net operating income during the final year of the forecast period and by applying a range of terminal capitalization rates to the projected net operating income for the terminal period, in each case, applying a mid-year discounting convention. With respect to its analysis for CSR, Rothschild & Co applied a range of terminal capitalization rates of 6.25% to 6.75% which indicated an implied per share equity value reference range for CSR Common Stock of approximately $55.79 to $74.35. With respect to its analysis for IRT, Rothschild & Co applied a range of terminal capitalization rates of 5.75% to 6.25% which indicated an implied per share equity value reference range for IRT Common Stock of approximately $18.13 to $23.46.

The foregoing analysis indicated an implied exchange ratio range of 2.379x to 4.101x as compared to the Exchange Ratio of 3.800x provided for in the Mergers pursuant to the Original Merger Agreement.

Selected Public Company Analysis

Rothschild & Co considered certain financial data for CSR, IRT and selected companies with publicly traded equity securities that Rothschild & Co deemed relevant. Rothschild & Co used the same selected companies in its selected companies analysis for each of CSR and IRT. The selected companies were selected because they were deemed to be similar to CSR and IRT in one or more respects. As noted above, the selected companies used in the selected companies analysis for comparative purposes to CSR and IRT, other than CSR and IRT, respectively, are not identical to CSR or IRT, and an evaluation of the results of the selected companies analysis is not entirely mathematical. As a consequence, the ranges of multiples applied for purposes of the selected companies analysis were selected based on Rothschild & Co’s experience and judgment. Unless the context indicates otherwise, share prices for the selected companies used in the selected companies analysis described below were closing prices as of September 4, 2026. Estimates of future financial performance for the year ending December 31, 2027 for the selected companies listed below, including CSR and IRT, were based on publicly available research analyst estimates for those companies.

The financial data reviewed included:

●	Share price / estimated core funds from operations for the year ending December 31, 2027 multiples (“CFFO Multiples”);

●	Implied capitalization rates.

These selected companies used by Rothschild & Co in its analyses were:

Selected Companies

●	UDR, Inc.

●	Camden Property Trust

●	Independence Realty Trust, Inc.

●	Centerspace

●	NexPoint Residential Trust, Inc.

●	BRT Apartments Corp.

The mean and median multiples of the financial data reviewed for the selected companies, based on publicly available research analyst estimates for the year ending December 31, 2027, are:

Metric	Mean	Median

CFFO Multiples	12.8x	12.7x
Implied capitalization rates	7.0%	6.8%

Taking into account the results of the selected companies analysis, Rothschild & Co applied a CFFO Multiple range of 11.5x to 14.5x to estimates of CSR’s core funds from operations per share for the calendar year ending December 31, 2027 based on the CSR Projections and an implied capitalization rate percentage range of 8.00% to 7.25% to estimates of CSR’s net operating income for the calendar year ending December 31, 2027 based on the CSR Projections. This analysis indicated implied per share equity value reference ranges for CSR Common Stock of approximately $54.28 to $68.44 based on the CFFO Multiples and $55.11 to $65.21 based on implied capitalization rates.

Taking into account the results of the selected companies analysis, Rothschild & Co applied a CFFO Multiple range of 12.5x to 15.5x to estimates of IRT’s core funds from operations per share for the calendar year ending December 31, 2027 based on the IRT Projections and an implied capitalization rate percentage range of 6.50% to 5.75% to estimates of IRT’s net operating income for the calendar year ending December 31, 2027 based on the IRT Projections. This analysis indicated implied per share equity value reference ranges for IRT Common Stock of approximately $14.95 to $18.53 based on the CFFO Multiples and $17.00 to $20.52 based on implied capitalization rates.

The foregoing analyses indicated implied exchange ratio ranges of 2.928x to 4.579x based on CFFO Multiples and 2.685x to 3.836x based on implied capitalization rates as compared to the Exchange Ratio of 3.800x provided for in the Company Merger pursuant to the Original Merger Agreement.

Other Analyses and Information

Rothschild & Co also reviewed and considered certain additional factors that were not considered part of its material financial analyses with respect to its opinion, but which were noted for informational purposes for the IRT Board, including:

●

The financial terms of certain business combinations and other transactions that had previously been announced and which Rothschild & Co deemed relevant. The selected transactions were selected because the target companies were deemed similar to CSR in one or more respects. However, the selected transactions used in the selected transactions analysis for comparative purposes to CSR are not identical to CSR, and an evaluation of the results of the selected transactions analysis is not entirely mathematical. The financial data reviewed for the selected transactions analysis included premium paid in the selected transactions as a percentage of estimates of the target companies’ unaffected share price. Taking into account the result of this analysis, Rothschild & Co applied the 25th and 75th percentiles of the premium percentage range (14% and 32%, respectively) to the unaffected CSR Common Stock share price of $52.90 as of September 4, 2026 to derive implied per share equity value reference ranges for CSR Common Stock of approximately $60.32 to $69.74.

●

The low and high estimates of (a) the net asset value per share of CSR Common Stock based on eight published analyst reports for CSR, which showed an implied per share price range of $66.98 to $78.25, and (b) the net asset value per share of IRT Common Stock based on 15 published analyst reports for IRT, which showed an implied per share price range of $18.89 to $22.25.

●

The 52-week trading history through September 4, 2026 of CSR Common Stock and IRT Common Stock, which reflected a range of closing stock prices during such period (a) for CSR Common Stock of $52.39 to $68.89 and (b) for IRT Common Stock of $14.76 to $18.04.

Other Matters

As described above, Rothschild & Co’s opinion, together with the financial analyses performed by Rothschild & Co in connection with its opinion and reviewed by the IRT Board, were among the many factors that the IRT Board took into consideration in making the recommendations of the IRT Board described in the section entitled “The Mergers—IRT’s Reasons for the Mergers; Recommendations of the IRT Board” beginning on page 66. Rothschild & Co was not requested to, and did not, recommend any specific amount of consideration to the IRT Board or that any specific amount of consideration constituted the only appropriate consideration in the Company Merger. The amount and type of consideration payable in the Company Merger was determined through arm’s-length negotiations between IRT, on the one hand, and CSR, on the other hand. Consequently, Rothschild & Co’s opinion should not be viewed as determinative of the views of the IRT Board or the management of IRT with respect to the Exchange Ratio or the Company Merger, including whether the IRT Board would have been willing to determine that a different merger consideration was fair.

IRT retained Rothschild & Co as its financial advisor in connection with the Mergers based on Rothschild & Co’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Pursuant to the engagement letter between IRT and Rothschild & Co, IRT has agreed to pay Rothschild & Co a fee of $7.5 million for its services, of which a portion became payable to Rothschild & Co upon the delivery of its opinion and the remaining portion of which is contingent upon the consummation of the Mergers. In addition, IRT has agreed to reimburse certain of Rothschild & Co’s expenses and to indemnify Rothschild & Co for certain liabilities arising out of its engagement.

Rothschild & Co and its affiliates are engaged in a wide range of financial advisory and investment banking activities. In addition, in the ordinary course of their asset management, merchant banking and other business activities, affiliates of Rothschild & Co may trade in the securities of IRT, CSR and any of their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and may at any time hold a long or short position in such securities.

In the past two years, Rothschild & Co provided financial advisory services to IRT in connection with general advisory matters unrelated to the Mergers, for which Rothschild & Co received de minimis fees (excluding expense reimbursement). In addition, Rothschild & Co and its affiliates may in the future provide investment banking and other financial services to IRT, CSR (other than in connection with the Mergers) and their respective affiliates in the ordinary course of their businesses from time to time and may receive fees for the rendering of such services.

Opinions of CSR’s Financial Advisor

Opinion of BMO Capital Markets Corp.

The CSR Board retained BMO to act as its financial advisor in connection with the Mergers. In connection with the Mergers, at the meeting of the CSR Board on September 8, 2026, BMO rendered to the CSR Board its oral opinion, subsequently confirmed by delivery of a written opinion dated September 8, 2026, as to the fairness, from a financial point of view, to the holders of the CSR Common Stock as of that date and based on and subject to the assumptions, limitations, qualifications and other matters set forth in its written opinion, of the Exchange Ratio provided for pursuant to the Original Merger Agreement.

The full text of BMO’s written opinion, dated September 8, 2026, is attached to this proxy statement as Annex E and is incorporated into this proxy statement by reference. You should read BMO’s opinion carefully and in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by BMO in rendering its opinion. This summary is qualified in its entirety by reference to the full text of the opinion. BMO’s opinion was directed to the CSR Board in its capacity as such and addressed only the fairness, from a financial point of view, to the holders of the CSR Common Stock as of the date of the opinion, of the Exchange Ratio provided for pursuant to the Original Merger Agreement. The opinion did not address any other aspects or implications of the Mergers and did not address the relative merits of the Mergers contemplated by the Merger Agreement as compared to other business or financial strategies that might have been available, nor did it address the underlying business decision to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. BMO’s opinion was not intended to, and does not, constitute advice or a recommendation as to how any holder of CSR Common Stock should vote at the CSR special meeting or take any other action with respect to the Mergers.

In connection with its opinion, BMO made such reviews, analyses and inquiries as BMO deemed necessary and appropriate under the circumstances. Among other things, BMO:

●	reviewed the draft dated September 8, 2026 of the Original Merger Agreement;
●

reviewed certain publicly available business and financial information relating to each of CSR and IRT that BMO deemed to be relevant, including CSR’s and IRT’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2025;

●

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of each of CSR and IRT made available to BMO by CSR and IRT respectively, including (1) the CSR Projections and (2) the IRT Projections, in each case, as approved by the CSR Board for BMO’s use for purposes of its analyses and its written opinion;

●

conducted discussions with members of senior management of each of CSR and IRT and certain of their respective representatives and advisors concerning their views of CSR’s and IRT’s businesses, operations, financial condition and prospects, the Mergers and related matters;

●

reviewed certain financial and stock market information for each of CSR and IRT, including, among other things, the trading price history of the CSR Common Stock and IRT Common Stock, and for other selected publicly traded companies that BMO deemed to be relevant;

●	reviewed the financial terms, to the extent publicly available, of selected precedent transactions which BMO deemed to be relevant;
●	performed a discounted cash flow analysis for each of CSR and IRT based on the CSR Projections and IRT Projections, respectively;
●

reviewed the current and historical stated net asset values for each of CSR and IRT and performed a net asset value analysis for each of CSR and IRT based on CSR Projections and IRT Projections, respectively;

●	reviewed certain potential pro forma financial effects of the Mergers on earnings per share, cash flow, capitalization and financial ratios of CSR;
●

reviewed an email addressed to BMO from senior management of CSR which contains, among other things, representations regarding the accuracy of certain information, data and other materials (financial or otherwise) provided to BMO by or on behalf of CSR; and

●	performed such other studies and analyses, and conducted such discussions as BMO deemed appropriate.

BMO assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to BMO by or on behalf of CSR, IRT or their respective representatives or advisors, or obtained by BMO from other sources. BMO did not independently verify (and has not assumed any obligation to verify) any such information, undertake an independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of CSR or IRT, nor was BMO furnished with any such valuation or appraisal. BMO did not evaluate the solvency or fair value of CSR, CSR OP, IRT OP, IRT Merger Sub, IRT OP Merger Sub or IRT under any state or federal laws relating to bankruptcy, insolvency or similar matters. BMO also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Mergers would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no delays, limitations, restrictions, terms, conditions or other actions would be imposed that would have an adverse effect on CSR, CSR OP, IRT OP, IRT Merger Sub, IRT OP Merger Sub, IRT or the Mergers or that would otherwise be meaningful to BMO’s analysis or its opinion. BMO assumed that the final Merger Agreement would not differ in any material respect from the draft of the Merger Agreement it reviewed. BMO also assumed that the Mergers would be consummated in accordance with the terms of the Merger Agreement and in compliance with all applicable laws, relevant documents and other requirements, that the representations and warranties of each party contained in the Merger Agreement would be true and correct in all material respects, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Mergers would be satisfied, in each case, without waiver, amendment or modification thereof. BMO also assumed that there will be no adjustment to the Exchange Ratio pursuant to Section 6.12 of the Merger Agreement or otherwise. In addition, BMO’s analyses and its opinion did not consider any actual or potential arbitration, litigation, claims or possible unasserted claims, investigations or other proceedings involving or affecting CSR, IRT or any other person or entity.

With respect to the CSR Projections, BMO was advised by CSR, and BMO assumed, with CSR’s consent, without independent investigation, that they have been reasonably prepared and reflected the best then-currently available estimates and good faith judgment of CSR management of the expected future competitive, operating, economic and regulatory environments and related financial performance and other matters of CSR covered thereby. With respect to the IRT Projections, BMO was advised by CSR, and BMO assumed, with CSR’s consent, without independent investigation, that they have been reasonably prepared and reflected the best then-currently available estimates and good faith judgment of IRT as to the expected future competitive, operating, economic and regulatory environments and related financial performance and other matters of IRT covered thereby. BMO expressed no view or opinion with respect to the Projections or the assumptions on which they are based.

BMO relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of either CSR or IRT since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to BMO that would be meaningful in any respect to its analyses or its written opinion, and that there was no information or any facts that would make any of the information reviewed by BMO incomplete or misleading. Furthermore, BMO did not assume any obligation to conduct, and did not conduct, any physical inspection of the properties or facilities of CSR, CSR OP, IRT OP, IRT Merger Sub, IRT OP Merger Sub or IRT.

BMO had been advised by the management of CSR and IRT that CSR and IRT have each operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes for all taxable years since their respective formation as a REIT, and BMO assumed, at the direction of CSR, that the Mergers would not adversely affect the status or operations of CSR or IRT. BMO also assumed, at the direction of CSR, that the Mergers would qualify as a tax-free reorganization transaction.

BMO’s opinion was necessarily based upon financial, economic, market and other conditions and circumstances as they existed and could be evaluated, and the information made available to BMO, as of the date of its opinion. BMO did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion, including potential changes in trade, tax or other laws, regulations and government policies and the enforcement thereof as had been or may be proposed or effected, and the potential effects such changes may have on the Mergers or the participants in the Mergers or their respective businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects.

BMO’s opinion does not constitute a recommendation as to any action the CSR Board or any other party or person should take in connection with the Mergers or the other transactions contemplated by the Merger Agreement or any aspect thereof and is not a recommendation to any director of CSR, any security holder of CSR or IRT or any other party or person as to how to act or vote with respect to the Mergers or related transactions and proposals or any other matter. BMO’s opinion relates solely to the fairness of the Exchange Ratio, from a financial point of view, to the holders of the CSR Common Stock as of the date of its opinion. BMO expressed no opinion as to the relative merits of the Mergers or any other transactions or business strategies discussed by the CSR Board as alternatives to the Mergers or the decision of the CSR Board, CSR or IRT to proceed with the Mergers, nor did BMO express any opinion on the structure, terms or effect of any other aspect of the Mergers or the other transactions contemplated by the Merger Agreement. In addition, BMO did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of CSR’s officers, directors, advisors, employees or any class of such persons, or any consideration payable to or to be received by any holder of any other securities of any party, or any class of such persons, in each case, in connection with the Mergers, including any consideration payable to the holders of the CSR OP Series D Preferred Units and the CSR OP Series E Preferred Units or any cash consideration payable in lieu of any fractional shares of CSR Common Stock, if any. BMO is not an expert in, and BMO’s opinion did not address, any of the legal, tax or accounting aspects of any portion or aspect of the Mergers. With CSR’s consent, BMO relied upon the fact that CSR received legal, tax, and accounting advice and BMO relied upon and assumed that all such advice was correct. BMO’s opinion letter did not express any opinion as to the likely value or trading range of the CSR Common Stock following announcement of the Mergers, or the IRT Common Stock issued pursuant to the consummation of the Mergers, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of CSR or IRT at that time.

The summary set forth below does not purport to be a complete description of the financial analyses performed by BMO, but describes, in summary form, the material elements of the presentation that BMO made to the CSR Board on September 8, 2026, in connection with BMO’s opinion. The following is a summary of the material financial analyses performed by BMO in arriving at its opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses BMO employed in reaching its conclusion.

None of the analyses performed by BMO were assigned a greater significance by BMO than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by BMO. The summary text describing each financial analysis does not constitute a complete description of BMO’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by BMO. BMO made its determination as to the fairness, from a financial point of view, to the holders of the CSR Common Stock of the Exchange Ratio provided for pursuant to the Original Merger Agreement on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Except as otherwise noted, the information utilized by BMO in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before September 8, 2026, the last trading day prior to the date of BMO’s opinion, and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions, and other factors that influence the price of securities.

In conducting its analysis, BMO used three primary methodologies (see “—Summary of Financial Analysis of BMO Capital Markets Corp.”) to review the valuation of CSR on a standalone basis and IRT on a standalone basis, to assess the fairness, from a financial point of view, to the holders of the CSR Common Stock of the Exchange Ratio provided for pursuant to the Original Merger Agreement. Specifically, BMO conducted net asset value analyses, discounted cash flow analyses and selected publicly traded companies analysis. No individual methodology was given a specific weight, nor should any methodology be viewed individually. Additionally, no company, real estate asset or transaction used in any analysis as a comparison is identical to CSR, IRT or the Mergers, and they all differ in material ways. Accordingly, an analysis of the results described below is not merely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or net asset valuations to which they are being compared. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. BMO used these analyses to determine the impact of various operating metrics on the implied value per common share of each of CSR and IRT. Each of these analyses yielded a range of implied values, and therefore, those implied value ranges developed from these analyses were viewed by BMO collectively and not individually.

Summary of Financial Analysis of BMO Capital Markets Corp.

Selected Publicly Traded Companies Analysis

BMO reviewed and compared certain publicly available financial information, ratios and market multiples relating to each of CSR and IRT with equivalent publicly available data for selected publicly traded companies that share similar business characteristics with them to derive an implied per share value reference range for each of CSR and IRT. BMO reviewed four publicly traded North American multifamily REITs. BMO analyzed the ratio of price to core funds from operations (“CFFO”) for estimated calendar years 2026 and 2027 based on consensus Wall Street analyst research (“Street consensus”) for each of these companies for comparison purposes. The multiples for each of the selected companies were calculated using their respective closing prices on September 8, 2026 and were based on the most recent publicly available information and Street consensus estimates. The selected companies were as follows:

Mid-America Apartment Communities, Inc.

Camden Property Trust

NexPoint Residential Trust, Inc.

BSR Real Estate Investment Trust

For purposes of this analysis, BMO derived a range of CFFO multiples using the 1st and 3rd quartile multiples from the selected publicly traded companies.

Price/2026E CFFO
3rd Quartile	15.4x
1st Quartile	10.9x

Price/2027E CFFO
3rd Quartile	15.1x
1st Quartile	12.0x

This analysis indicated the following implied per share equity value reference ranges for each share of CSR Common Stock and each share of IRT Common Stock:

Implied Per Share Equity Value Reference Range

	Price/2026E CFFO
CSR	$50.48	-	$71.46
IRT	$12.34	-	$17.46

	Price/2027E CFFO
CSR	$56.68	-	$71.38
IRT	$14.36	-	$18.08

This analysis indicated a range of implied exchange ratios of 2.891 – 5.791 based on Price/2026E CFFO and 3.134 – 4.971 based on Price/2027E CFFO, as compared to the Exchange Ratio provided for pursuant to the Original Merger Agreement of 3.800.

No company utilized in the selected publicly traded companies analysis is identical to CSR or IRT. In evaluating selected publicly traded companies, BMO made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond CSR’s control, such as the impact of competition on CSR, IRT and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of CSR, IRT or the industry, or in the financial markets in general.

Analysis of Net Asset Values

BMO performed an analysis of cap rates for selected real estate asset transactions in the geographic locations in the United States in which each of CSR and IRT, respectively, have real estate properties, that shared certain characteristics with CSR and IRT, respectively. Based on publicly available information, for CSR, BMO identified precedent real estate asset transactions in eight markets with publicly available financial information, and for IRT, BMO identified precedent real estate asset transactions in 27 markets with publicly available financial information.

For CSR, the applied cap rate ranged from 6.1% – 6.6%, and for IRT, the applied cap rate ranged from 5.7% – 6.2%. This analysis indicated the following implied per share equity value reference ranges for each share of CSR Common Stock and IRT Common Stock:

	Implied Per Share Equity Value Reference Range
CSR	$65.18-	-	$73.80
IRT	$18.81	-	$21.30

This analysis indicated a range of implied exchange ratios of 3.060 – 3.923 as compared to the Exchange Ratio provided for pursuant to the Original Merger Agreement of 3.800.

No company, real estate asset or transaction utilized as a comparison in the analysis of net asset values is identical to CSR or IRT or any of their respective assets or directly comparable to the Mergers in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the value of the assets to which CSR or IRT is respectively being compared. In evaluating the selected net asset values, BMO made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond CSR’s control, such as the impact of competition on CSR, IRT and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of CSR, IRT or the industry or the financial markets in general.

Discounted Cash Flow Analysis

BMO performed a discounted cash flow analysis to calculate the estimated present value of the unlevered free cash flows that (1) CSR’s management forecasted CSR would generate for the fiscal years 2027 through fiscal year 2030 in the CSR Projections and (2) IRT’s management forecasted IRT would generate for the fiscal years 2027 through fiscal year 2030 in the IRT Projections. BMO calculated terminal values for each of CSR and IRT by applying ranges of terminal capitalization rates of 6.1% – 6.6% for CSR and 5.7% – 6.2% for IRT, and estimates of weighted average cost of capital for each of CSR and IRT ranging from 8.5% – 9.5% for CSR and from 8.5% – 9.0% for IRT. This analysis indicated the following implied per share equity value reference ranges for each share of CSR Common Stock and IRT Common Stock:

	Implied Per Share Equity Value Reference Range
CSR	$63.24	-	$73.96
IRT	$20.08	-	$22.96

This analysis indicated a range of implied exchange ratios of 2.754 – 3.684 as compared to the Exchange Ratio provided for pursuant to the Original Merger Agreement of 3.800.

Other Factors

BMO also noted certain additional factors that were not considered part of BMO’s financial analyses with respect to its opinion but were referenced for informational purposes, including:

●

52-week Trading Range — BMO analyzed (i) historical trading prices of CSR Common Stock during the 52-week period ended September 8, 2026, which indicated that during such period CSR’s closing stock prices ranged from $52.00 to $69.61 per share and (ii) historical trading prices of IRT Common Stock during the 52-week period ended September 8, 2026, which indicated that during such period IRT’s closing stock prices ranged from $14.60 to $17.99 per share.

Miscellaneous

BMO acted as financial advisor to the CSR Board in connection with the Mergers and will receive a fee that is estimated, based on the information available as of the date of the Merger Agreement, as approximately $17.2 million for such services, $2.5 million of which was payable upon delivery of BMO’s opinion regardless of the conclusion reached in the opinion and the principal portion of which is contingent upon consummation of the Mergers. CSR has agreed to reimburse BMO for certain of its expenses and to indemnify BMO and certain related parties against certain potential liabilities arising out of or in connection with its engagement.

From January 1, 2024 to September 4, 2026, BMO and/or certain of its affiliates have provided investment banking, corporate banking and global markets trading services unrelated to the Mergers, or the other transactions contemplated by the Merger Agreement, to CSR, IRT and/or certain of their respective affiliates for which BMO and such affiliates have received and/or expect to receive compensation. Specifically, from January 1, 2024 to September 4, 2026, BMO and certain of its affiliates provided certain investment banking, commercial banking and global markets trading services to CSR and certain of its affiliates unrelated to the Mergers, or the other transactions contemplated by the Merger Agreement, for which services BMO generated approximately $1.39 million in revenue, including having acted as administrative agent, joint lead arranger, joint bookrunner and as a lender ($45 million as of September 4, 2026) with respect to CSR’s $250 million unsecured revolving line of credit facility and having acted as a sales agent/manager and forward purchaser under CSR’s at-the-market equity distribution program. In addition, in August 2026, BMO received approximately $2.23 million in advisory fees in connection with the sale of certain assets by CSR, which is creditable against any transaction fee payable to BMO in connection with the Mergers.

Further, from January 1, 2024 to September 4, 2026, BMO and certain of its affiliates provided certain investment and corporate banking services to IRT and certain of its affiliates unrelated to the Mergers, or the other transactions contemplated by the Merger Agreement, for which services BMO received and/or expected to receive customary compensation. Specifically, during such period, BMO and certain of its affiliates provided investment and corporate banking services to IRT and its affiliates unrelated to the Mergers, or the other transactions contemplated by the Merger Agreement, for which services BMO generated approximately $0.65 million in net revenue, including having acted as a co-syndication agent, joint lead arranger and lender ($70 million as of September 4, 2026) with respect to the $750 million revolving credit facility component of IRT’s approximately $1.5 billion senior unsecured credit facility entered into in February 2026 and having acted as a lender ($25 million as of September 4, 2026) in the $350 million term loan component of such facility and in IRT’s $400 million 2022 term loan facility ($34 million as of September 4, 2026), and having acted as a joint book-running manager in connection with IRT’s September 2024 underwritten public offering of 11.5 million common shares and having acted as a manager and forward purchaser in connection with IRT’s at-the-market equity program.

BMO, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, BMO and its affiliates from time to time for their own accounts and for the accounts of customers and certain of BMO’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may effect transactions in, acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including derivative securities, loans and other obligations) of, or investments in, CSR, IRT or any other party that may be involved in the Mergers and their respective affiliates or any currency or commodity that may be involved in the Mergers. BMO or its affiliates may provide investment and corporate banking services to CSR or IRT and their respective affiliates in the future, for which BMO or its affiliates may receive customary fees. BMO provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of CSR or IRT or their respective affiliates for its own account and for the accounts of customers. In addition, BMO and/or its affiliates may in the future provide financial advisory, investment banking, corporate finance, commercial banking, deposit and global markets trading services to CSR, IRT or their affiliates, for which services BMO and/or its affiliates may receive customary compensation.

Certain IRT Unaudited Prospective Financial Information

IRT does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, IRT is including certain non-public unaudited prospective financial information on a stand-alone basis for fiscal years 2026 through 2031 that was made available to the IRT Board and the CSR Board in connection with their respective evaluations of the Mergers (the “IRT Projections”). This information also was provided to IRT’s and CSR’s respective financial advisors for their use and reliance in connection with their respective financial analyses and opinions described above under the sections entitled “The Mergers—Opinions of IRT’s Financial Advisors,” and “The Mergers—Opinion of CSR’s Financial Advisor.” The inclusion of this information should not be regarded as an indication that any of IRT, CSR, their respective officers, directors, trustees, affiliates, advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or events.

These internal financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC, including with respect to non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in IRT’s historical GAAP financial statements. Neither IRT’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on the information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the prospective results may not be realized and the actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. You are encouraged to review the risks and uncertainties described under the headings “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 30 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 46 and the risks described in the periodic reports filed by IRT with the SEC, which reports can be found as described under the heading “Where You Can Find More Information” beginning on page 206.

The report of IRT’s independent registered public accounting firm contained in IRT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference into this joint proxy statement/prospectus, relates to IRT’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

Each of the IRT Projections and the CSR Projections were prepared separately by the management of each company, on a standalone basis and using differing assumptions regarding market rent growth, capital allocation and operating initiatives, and do not reflect any synergies or other effects of the Mergers. Accordingly, the projections, and the growth rates implied by them, are not directly comparable. In particular, growth rates implied by the tables below are affected by NOI from acquisitions assumed in IRT's Projections (see footnote (1)(a) in the table below).

The following table presents selected unaudited prospective financial data for the fiscal years ending 2026 through 2031 for IRT on a standalone basis, including estimated unlevered free cash flow of each of IRT and CSR on a standalone basis considered by the IRT Board and utilized by RBC Capital Markets, Rothschild & Co and BMO in connection with their respective financial analyses and opinions (amounts reflect rounding).

	Fiscal Year Ending December 31,
($ in millions)	2026E	2027E	2028E	2029E	2030E	2031E
NOI(1)	$425.9	$448.5	$481.6	$523.9	$557.5	$589.4
Adjusted EBITDA(2)	$370.5	$391.5	$422.9	$463.4	$495.1	$525.1
CFFO(3)	$274.3	$289.0	$310.1	$333.6	$351.3	$378.1
IRT Unlevered Free Cash Flow(4)		$319.3	$76.1	$261.8	$339.0	$364.3
CSR Unlevered Free Cash Flow(5)		$93.5	$97.5	$102.0	$106.6	$111.4

(1) IRT defines net operating income (“NOI”), which is a non-GAAP financial performance measure, as total property revenues less total property operating expenses, excluding depreciation and amortization, casualty related costs, property management expenses, general administrative expenses, interest expense, and net gains on sale of assets. NOI should not be considered as an alternative to net income as a measure of operating performance.

(a) The IRT Projections include NOI from assumed property acquisitions over the projection period using the proceeds from returns of capital invested in IRT's joint ventures. In particular, the capital from these joint venture developments and excess cash flow are assumed to be used to make gross acquisitions totaling $200 million in 2028 and $50 million in 2029.

(b) The IRT Projections also include an increase in value add renovation volume from approximately 2,250 units in 2026 to 3,500 units in 2028 and thereafter. IRT expects these value add renovations to range from $20,000 to $23,000 per unit and to provide returns consistent with IRT's historical value add investments.

(2) Adjusted EBITDA is a non-GAAP financial measure. IRT defines EBITDA as net income before interest expense including amortization of deferred financing costs, income tax expense, and depreciation and amortization expenses and Adjusted EBITDA as EBITDA before certain other non-cash or non-operating gains or losses related to items such as loss on impairment (gain on sale) of real estate, debt extinguishments and acquisition related debt extinguishment expenses, casualty (gains) losses and income (loss) from investments in unconsolidated real estate entities. Adjusted EBITDA should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity.

(3) IRT defines funds from operations (“FFO”), which is a non-GAAP financial performance measure, in accordance with the definition published by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss allocated to common shares, excluding real estate-related depreciation and amortization expense, gains or losses on sales of real estate and the cumulative effect of changes in accounting principles. IRT defines core funds from operations (“CFFO”), which is a non-GAAP financial performance measure, as FFO and removing the effect of items that do not reflect ongoing property operations, including depreciation and amortization of other items not included in FFO, and other non-cash or non-operating gains or losses related to items such as casualty (gains)/losses, loan premium accretion and discount amortization and debt extinguishment costs. IRT’s projected CFFO assumes that IRT’s debt maturing in the later years of the projection period is refinanced at interest rates consistent with those available to an investment grade issuer, based on the applicable yield curve at the time of each respective maturity. Each of FFO and CFFO should not be considered as an alternative to net income as a measure of operating performance.

(4) Unlevered free cash flow is a non-GAAP financial measure, calculated by taking Adjusted EBITDA and adjusting for recurring capital expenditures, non-recurring capital expenditures, value add capital expenditures (including the increase in value add renovation volume discussed in footnote (1)(b) above), and gross dispositions and acquisitions.

(5) Unlevered free cash flow is a non-GAAP financial measure, calculated by taking Adjusted EBITDA and adjusting for recurring capital expenditures, value add capital expenditures, and straight-line rent concessions.

IRT and CSR calculate certain non-GAAP financial metrics using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and the financial metrics derived from such prospective financial information and utilized in the respective financial analyses of the financial advisors to IRT and CSR may not be directly comparable to one another.

In preparing the foregoing unaudited projected financial information, IRT made a number of assumptions regarding, among other things, interest rates, corporate financing activities, annual dividend levels, occupancy and tenant retention levels, changes in rent, the amount, timing and cost of existing and planned capital expenditures, the amount and timing of asset sales, asset acquisitions and developments and the amount of general and administrative costs.

	Fiscal Year Ending December 31,
($ in millions)	2026E	2027E	2028E	2029E	2030E	2031E
Recurring and non-recurring capital expenditures	$70.7	$69.1	$71.6	$74.2	$76.5	$78.8
Value add capital expenditures	45.1	52.1	75.1	77.4	79.7	82.1
Total Capital Expenditures	$115.8	$121.2	$146.7	$151.6	$156.2	$160.9

The assumptions set forth in the preceding table are only representative of a small number of the assumptions and estimates made by IRT’s management in preparing the foregoing unaudited projected financial information. As described above, IRT made numerous other assumptions and estimates in preparing the foregoing unaudited projected financial information.

The assumptions made in preparing the foregoing unaudited projected financial information may not necessarily reflect actual future conditions. The estimates and assumptions underlying the foregoing unaudited projected financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the headings “Risk Factors” beginning on page 30 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 46 and the risks described in the periodic reports filed by IRT with the SEC, which reports can be found as described under the heading “Where You Can Find More Information” beginning on page 206, all of which are difficult to predict and many of which are beyond the control of IRT and/or CSR and will be beyond the control of the combined company. The underlying assumptions and projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the foregoing unaudited projected financial information, whether or not the Mergers are consummated.

In addition, although presented with numerical specificity, the foregoing unaudited projected financial information reflect numerous assumptions and estimates as to future events made by IRT management that IRT management believes were reasonably prepared. The above unaudited projected financial information does not give effect to the Mergers. IRT Stockholders and CSR shareholders are urged to review the most recent SEC filings of IRT for a description of the reported and anticipated results of operations and financial condition and capital resources during 2026, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in IRT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by IRT, CSR or any other person to any IRT stockholder or any CSR shareholder regarding the ultimate performance of IRT compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such.

IRT DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Certain CSR Unaudited Prospective Financial Information

While CSR has from time to time provided limited financial guidance to investors, CSR does not, as a matter of course, publicly disclose internal projections as to future revenues, earnings or other results beyond the then current annual period given, among other reasons, the inherent uncertainty and subjectivity underlying assumptions and estimates. In connection with the CSR Board’s consideration of the Company Merger, CSR’s management prepared and provided to the CSR Board, and to BMO, its financial advisor, for its use and reliance in connection with its financial analyses and opinion described above under the sections entitled “—Opinion of BMO Capital Markets Corp.,” certain nonpublic unaudited internal financial projections regarding CSR’s anticipated future performance on a stand-alone basis for fiscal years 2026 through 2031 (the “CSR Projections”), which are summarized below. As described below, certain of these projections were also provided to IRT and to its financial advisors, RBC Capital Markets and Rothschild & Co, for their use and reliance in connection with their respective financial analyses and opinions. For more information, see “—Background of the Mergers,” “—Opinion of RBC Capital Markets, LLC” and “—Opinion of Rothschild & Co US Inc.” In addition, IRT’s management prepared and provided to the CSR Board, and to BMO, for its use and reliance in connection with its financial analyses and opinion described above under the sections entitled “—Opinion of BMO Capital Markets Corp.,” the IRT Projections.

The CSR Projections are summarized in this joint proxy statement/prospectus solely to give CSR shareholders access to certain nonpublic information that was made available to the certain parties in connection with the Company Merger, and such information may not be appropriate for other purposes and are not included in this joint proxy statement/prospectus in order to influence any CSR shareholder to make any investment or voting decision with respect to the Company Merger or any IRT stockholder to make any investment or voting decision with respect to the issuance of IRT Common Stock in the Company Merger.

The CSR Projections were prepared solely for internal use and are subjective in many respects. The inclusion of a summary of the CSR Projections in this joint proxy statement/prospectus should not be regarded as an indication that any of CSR, IRT or their respective officers, directors, affiliates, advisors or other representatives considered, or now considers, this information to be necessarily predictive of actual future results or events. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

The CSR Projections were not prepared with a view toward public disclosure or soliciting proxies, nor were they prepared with a view toward compliance with GAAP or with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The CSR Projections were prepared by, and are the responsibility of, CSR’s management. Neither CSR’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any audit or other procedures with respect to the CSR Projections contained herein, and, accordingly, CSR’s independent auditors have not expressed any opinion or any other form of assurance on such information or its achievability and assume no responsibility for, and disclaim any association with, the CSR Projections. The report of the independent registered public accounting firm of CSR contained in CSR’s Annual Report on Form 10-K for the year ended December 31, 2025 relates to CSR’s historical financial statements. It does not extend to the CSR Projections and should not be read to do so.

Furthermore, the CSR Projections do not necessarily reflect CSR’s current estimates and do not take into account any circumstances or events occurring after the date they were prepared. In particular, the CSR Projections set forth below do not give effect to the Company Merger nor do they take into account the effect of any failure of the Company Merger to occur.

While presented with numerical specificity, the CSR Projections reflect numerous assumptions and estimates as to future events (including, but not limited to, assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to CSR) that are inherently subjective and uncertain and are beyond the control of CSR’s management. The CSR Projections were based on assumptions and estimates that CSR’s management believed were reasonable at the time the CSR Projections were prepared, taking into account relevant information available to CSR’s management at the time, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 30 and 46, respectively, and in CSR’s Annual Report on Form 10-K for the year ended December 31, 2025 and CSR’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of CSR, IRT and will be beyond the control of the combined company. As a result, none of IRT, CSR or any of their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ materially from the CSR Projections, and neither CSR nor any of its affiliates undertakes any obligation to update or otherwise revise or reconcile the CSR Projections to reflect circumstances existing after the date the CSR Projections were generated or to reflect the occurrence of future events. For the foregoing reasons, as well as the uncertainties inherent in any forecasting assumptions and information, readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the CSR Projections. CSR shareholders and IRT stockholders are urged to review the most recent SEC filings of CSR for a description of the reported and anticipated results of operations and financial condition and capital resources during 2026, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in CSR’s Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.

The inclusion of a summary of the CSR Projections herein should not be deemed an admission or representation by IRT or CSR that the CSR Projections are viewed by IRT or CSR as material information of CSR. The CSR Projections should be evaluated in conjunction with CSR’s reported financial results and the risk factors with respect to the business of CSR. See the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 46 and “Where You Can Find More Information” on page 206.

The following summarizes the CSR Projections (amounts reflect rounding). The CSR Projections were prepared by CSR’s management based on a long-range plan of CSR that is maintained by CSR’s management, and are based solely on the information available to CSR’s management prior to the execution of the merger agreement.

The CSR Projections were based on numerous variables and assumptions, including the variables and assumptions discussed above, as well as the following material assumptions: (i) general and administrative expenses were estimated for fiscal years 2027 through 2031 as 11% of revenue, (ii) recurring capital expenditures were calculated using an approximately 3.0% growth rate on current property pool from fiscal year values, (iii) capital expenditures include $4.7 million in value-add capital expenditures for fiscal year 2026 and $15 million of annual value-add capital expenditures for fiscal years 2027 through 2031 and (iv) no acquisitions or dispositions following adjustments related to planned and subsequent events through December 31, 2026.

Each of the CSR Projections and the IRT Projections were prepared separately by the management of each company, on a standalone basis and using differing assumptions regarding market rent growth, capital allocation and operating initiatives, and do not reflect synergies or other effects of the Mergers.  Accordingly, the projections, and the growth rates implied by them, are not directly comparable. In particular, growth rates implied by the tables are affected by (i) NOI from the communities that CSR sold in July and August 2026, which is included in CSR’s 2026E NOI but not in subsequent periods (see footnote (1)(a) below) and (ii) the CSR Projections do not reflect IRT’s value add renovation, bulk internet rollout, revenue management or operating expense initiatives, which IRT management expects to apply to the CSR portfolio following the Mergers and which IRT management considered in evaluating the Mergers (see footnote (1)(b) below).

The following table presents a summary of the CSR Projections, with all figures presented in millions.

	Fiscal Year Ending 12/31
	2026E	2027E	2028E	2029E	2030E	2031E
Net Operating Income, retained portfolio(1)	$140.8	$145.9	$151.2	$157.0	$162.9	$169.1
Net Operating Income from asset sales in 2026	12.0
Total Net Operating Income for 2026	$152.8

Adjusted EBITDA(2)	$124.3	$120.5	$124.9	$129.8	$134.9	$140.1

Core Funds From Operations (CFFO)(3)	$91.4	$93.0	$95.7	$99.1	$102.0	$104.2

(1) CSR defines net operating income (“NOI”), a non-GAAP financial measure, as total real estate revenues less property operating expenses, including real estate taxes.

(a) 2026E NOI includes approximately $12 million of NOI attributable to the communities that CSR sold in July and August 2026, which are excluded from projected NOI for  2027E through 2031E. Excluding these communities (the “retained portfolio”), CSR's 2026E NOI would have been approximately $140.8 million.

(2) CSR defines Adjusted EBITDA, a non-GAAP financial measure, as earnings before interest, taxes, depreciation, amortization, gain/loss on sale of real estate and other investments, impairment of real estate investments, gain/loss on extinguishment of debt, gain/loss from involuntary conversion; and other non-routine items or items not considered core to business operation.

(3) CSR uses the definition of FFO, a non-GAAP financial measure, adopted by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”). Nareit defines FFO as net income or loss calculated in accordance with GAAP, excluding (i) depreciation and amortization related to real estate, (ii) gains and losses from the sale of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) similar adjustments for partially owned consolidated real estate entities. Core FFO, a non-GAAP measure, is FFO adjusted for non-routine items or items not considered core to business operations.

As stated above, in preparing the foregoing unaudited projected financial information, CSR made a number of assumptions regarding, among other things, interest rates, corporate financing activities, annual distribution levels, occupancy and tenant retention levels, changes in rent, the amount, timing and cost of existing and planned capital expenditures, the amount and timing of asset sales, asset acquisitions and developments and the amount of general and administrative costs.

Among the particular assumptions made available to the CSR Board, the IRT Board and CSR’s and IRT’s respective financial advisors, CSR assumed that for the fiscal years ending 2026 through 2031, CSR, on a standalone basis, would have total capital expenditures, including value add capital expenditures, as set forth on the following table:

	Fiscal Year Ending 12/31
($ in millions)	2026E	2027E	2028E	2029E	2030E	2031E
Capital Expenditures	$18.3	$28.1	$28.5	$28.9	$29.3	$29.7

Additionally, BMO prepared, at the direction of, and as approved by, CSR management, estimated unlevered free cash flow of CSR on a standalone basis based on the CSR Projections in order to facilitate BMO’s financial analysis and fairness opinion. While these estimates of unlevered free cash flow were not included in the CSR Projections, they are being presented in the table below in order to provide a more complete understanding of the data utilized by BMO in conducting its financial analyses and the CSR Board in connection with its consideration of a transaction with IRT. The following table summarizes the estimated unlevered free cash flow of CSR on a standalone basis (with all figures presented in millions), which amounts may reflect rounding.

	Fiscal Year Ending 12/31
	2027E	2028E	2029E	2030E
Unlevered Free Cash Flow(1)	$97	$101	$105	$110

(1) Unlevered free cash flow is a non-GAAP financial measure that was calculated, with respect to CSR, by taking Adjusted EBITDA and adjusting for recurring capital expenditures, value add capital expenditures and stock based compensation.

Unlevered Free Cash Flow of IRT based on the IRT Projections

In connection with the transaction, the CSR Board directed BMO to use and rely upon the IRT Projections for purposes of its financial analysis and fairness opinion.

Additionally, BMO prepared, at the direction of, and as approved by, the CSR Board, estimated unlevered free cash flow of IRT on a standalone basis based on the IRT Projections, in order to facilitate BMO’s financial analysis and fairness opinion. While these estimates of unlevered free cash flow were not included in the IRT Projections, they are presented in the table below in order to provide a more complete understanding of the data utilized by BMO in conducting its financial analyses and the CSR Board in connection with its consideration of a transaction with IRT. The following table summarizes the estimated unlevered free cash flow of IRT (with all figures presented in millions), which amounts may reflect rounding.

	Fiscal Year Ending 12/31
	2027E	2028E	2029E	2030E
Unlevered Free Cash Flow(1)	$278	$84	$270	$348

(1) Unlevered free cash flow is a non-GAAP financial measure that was calculated, with respect to IRT, by taking Adjusted EBITDA and adjusting for recurring capital expenditures, value add capital expenditures, other non-recurring capital expenditures, acquisition volume and stock based compensation.

IRT and CSR calculate certain non-GAAP financial metrics including NOI, Adjusted EBITDA and FFO using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and the financial metrics derived from such prospective financial information and presented in other sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to IRT and CSR may not be directly comparable to one another.

CSR DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Interests of CSR Trustees and Executive Officers in the Mergers

In considering the recommendation of the CSR Board that CSR shareholders approve the transactions and vote in favor of the CSR Merger Proposal, CSR shareholders should be aware that the executive officers and trustees of CSR may have certain interests in the Mergers that are different from, or in addition to, the interests of CSR shareholders generally. The CSR Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and the transactions contemplated by it, including the Mergers, and in making their recommendation that CSR shareholders adopt the Merger Agreement. For more information, please see the sections entitled “The Mergers—Background of the Mergers” beginning on page 52 and “The Mergers—CSR’s Reasons for the Mergers; Recommendations of the CSR Board” beginning on page 70.

These interests are described in more detail below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

●	the Company Merger Effective Time will occur on September 22, 2026 (which is the assumed date solely for purposes of the disclosure in this section);

●	each of CSR’s executive officers will experience a Qualifying Termination at the Company Merger Effective Time;

●

the relevant price per share of CSR Common Stock is $57.97 (the average closing market price of CSR Common Stock over the first five (5) business days following the public announcement of the Mergers on and including September 9, 2026, rounded to the nearest whole cent);

●	performance goals applicable to unvested CSR PSUs and CSR’s 2026 annual incentive awards are deemed achieved at the Company Merger Effective Time at target level of performance; and

●

performance goals applicable to CSR’s 2026 annual incentive awards are deemed achieved at the Company Merger Effective Time at 120% of the target level of performance, consistent with CSR’s accrual of such amounts as of September 8, 2026.

CSR’s Executive Officers and Trustees

For purposes of this disclosure, CSR’s named executive officers (and only two individuals who have served as executive officers of CSR at any time since January 1, 2026) are Anne Olson, President and Chief Executive Officer, and Bhairav Patel, Executive Vice President and Chief Financial Officer.

For purposes of this disclosure, CSR’s non-employee trustees are: Ola Oyinsan Hixon, Rodney Jones-Tyson, Jay Rosenberg, John A. Schissel and Mary J. Twinem.

Treatment of the CSR Equity Awards

The CSR Equity Awards held by CSR’s non-employee trustees and executive officers immediately prior to the Company Merger Effective Time will, except as provided below with respect to non-employee CSR trustees, be treated in the same manner as those CSR Equity Awards held by other employees of CSR, which is as set forth below.

CSR RSUs

At the Company Merger Effective Time:

●

each outstanding CSR RSU that is not a CSR Trustee RSU or a CSR RSU held by a Terminating Employee will automatically cease to represent a restricted stock unit denominated in shares of CSR Common Stock and will be converted into (or canceled and replaced by) an IRT Stock-Based RSU. The number of shares of IRT Common Stock subject to each such IRT Stock-Based RSU will be equal to the product (rounded to the nearest whole number) of (i) the number of shares of CSR Common Stock subject to such CSR RSU immediately prior to the Company Merger Effective Time multiplied by (ii) the Exchange Ratio. Generally, following the Company Merger Effective Time, each IRT Stock-Based RSU will continue to be governed by the same terms and conditions as were applicable to the corresponding CSR RSU immediately prior to the Company Merger Effective Time, including service-based vesting terms and “double-trigger” vesting protection provisions applicable upon the holder’s Qualifying Termination; and

●

each CSR Trustee RSU and each CSR RSU held by a Terminating Employee will automatically become fully vested and be canceled and converted into (i) a number of shares of IRT Common Stock equal to the product (rounded to the nearest whole number) of (a) the number of shares of CSR Common Stock subject to such CSR Trustee RSU immediately prior to the Company Merger Effective Time multiplied by (b) the Exchange Ratio and (ii) an amount in cash equal to the value of all dividend equivalents accrued but unpaid as of the Company Merger Effective Time with respect to such CSR Trustee RSU (without interest), in each case, less any applicable withholding taxes.

CSR PSUs

At the Company Merger Effective Time, each outstanding CSR PSU will automatically become fully vested and be canceled and converted into (i) a number of shares of IRT Common Stock equal to the product (rounded to the nearest whole number) of (a) the number of shares of CSR Common Stock subject to such CSR PSU immediately prior to the Company Merger Effective Time based on the target level of performance multiplied by (b) the Exchange Ratio and (ii) an amount in cash equal to the value of all dividend equivalents accrued but unpaid as of the Company Merger Effective Time with respect to such CSR PSU (without interest), in each case, less any applicable withholding taxes.

CSR Stock Options

At the Company Merger Effective Time, each outstanding CSR Stock Option, whether vested or unvested, will automatically cease to represent an option to purchase shares of CSR Common Stock and will be converted into (or canceled and replaced by) an IRT Stock Option to purchase a number of shares of IRT Common Stock (i) equal to the product (rounded to the nearest whole number) of (a) the number of shares of CSR Common Stock subject to the corresponding CSR Stock Option immediately prior to the Company Merger Effective Time multiplied by (b) the Exchange Ratio and (ii) at a per share exercise price (rounded to the nearest whole cent) equal to the quotient of (a) the exercise price per share of CSR Common Stock of the corresponding CSR Stock Option immediately prior to the Company Merger Effective Time divided by (b) the Exchange Ratio, subject to certain conditions. Generally, following the Company Merger Effective Time, each IRT Stock Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding CSR Stock Option immediately prior to the Company Merger Effective Time; provided that the IRT Stock Options will be eligible to vest upon the holder’s Qualifying Termination that occurs within twelve (12) months following the Closing Date.

Quantification of CSR Equity Awards

For an estimate of the amounts that would be payable to each of the Company’s named executive officers in settlement of their unvested CSR Equity Awards, see the section entitled “—Quantification of Payments and Benefits to CSR’s Named Executive Officers” beginning on page 103. Based on the assumptions described above, the estimated aggregate value of the unvested CSR Trustee RSUs held by CSR’s five non-employee trustees is $433,152.

Change in Control Severance Agreements

Each of the Company’s executive officers is party to a Change in Control Severance Agreement with CSR, dated as of March 31, 2023 (collectively, the “CIC Agreements”).

Pursuant to the CIC Agreements, if, during the period beginning 90 days before the closing of the Mergers and ending on the second anniversary of the closing of the Mergers, CSR terminates an executive officer’s employment without “Cause” or the executive officer resigns from CSR for “Good Reason” (each within the meaning of the CIC Agreements), the executive officer will be eligible to receive the following payments and benefits (the “Severance Benefits”):

●

a lump sum cash payment equal to three times, in the case of Ms. Olson, or two times, in the case of Mr. Patel, the sum of (i) his or her base salary and (ii) his or her target annual bonus for the year in which the closing of the Mergers occurs;

●

full vesting of all outstanding equity awards and any dividend equivalents accrued thereon, with any performance-based vesting conditions deemed achieved at target and each stock option remaining exercisable for the remainder of its original term; and

●

a lump sum cash payment equal to the employer-paid portion of medical, dental and vision coverage premiums for the executive officer and his or her “qualified beneficiaries” for up to eighteen months, or, if shorter, the period during which the executive officer and his or her qualified beneficiaries are entitled to continuation coverage under Section 4980B of the Code.

Receipt of the Severance Benefits is subject to the executive officer’s timely execution and nonrevocation of a release of claims in favor of the Company (the “Release Requirement”). Following a Qualifying Termination, the executive officer will also be bound by twelve-month noncompetition and nonsolicitation covenants and perpetual confidentiality covenants. If the payments and benefits provided to an executive officer in connection with the Mergers would be subject to the excise tax imposed under Section 4999 of the Code, the CIC Agreements provide for a “better-net” cutback.

In addition, the Merger Agreement permits CSR, prior to the Company Merger Effective Time, to amend the CIC Agreements to provide that, upon a Qualifying Termination, each executive officer will be entitled to receive a prorated target annual cash incentive for the year in which the Qualifying Termination occurs. The amount of the prorated cash incentive would be determined based on the number of days elapsed in the applicable performance period through the date of the Qualifying Termination and would be subject to the Release Requirement. As of the date of this joint proxy statement/prospectus, CSR has not amended the CIC Agreements to provide for this additional benefit.

For an estimate of the value of the payments and benefits described above that would be payable to the Company’s named executive officers under the CIC Agreements in connection with the Mergers, see the section entitled “—Quantification of Payments and Benefits to CSR’s Named Executive Officers” beginning on page 103 of this joint proxy statement/prospectus.

In addition to the above, it is CSR’s practice to provide outplacement benefits with a value of up to $10,000 to executive officers who experience a Qualifying Termination.

Annual Cash Incentive Payments

Pursuant to the Merger Agreement, if the closing of the Mergers occurs before annual cash incentives for fiscal year 2026 are paid in the ordinary course of business, CSR may pay to each executive officer at the Company Merger Effective Time an annual cash incentive based on the greater of target and actual performance, as determined by the Compensation Committee of the CSR Board (the “Committee”). If the closing of the Mergers occurs during fiscal year 2027, CSR may pay a prorated annual bonus to each executive officer in respect of the year in which the Company Merger Effective Time occurs. Such proration would be based on (i) the number of days of the fiscal year elapsed prior to the closing of the Mergers and (ii) the executive officer’s annual cash incentive opportunity for the year in which the closing of the Mergers occurs, based on the target level of performance. The payments and benefits provided to the executive officers under the Merger Agreement, the CIC Agreements and any other applicable compensatory arrangements will be coordinated so that no executive officer receives duplicative payments in respect of the same annual cash incentive opportunity.

For an estimate of the cash incentive payments that would be payable to each of CSR’s named executive officers pursuant to these provisions, see the section entitled “—Quantification of Payments and Benefits to CSR’s Named Executive Officers” beginning on page 103.

Retention Awards

Pursuant to the Merger Agreement, CSR may, prior to the closing of the Mergers, establish a retention program in an aggregate amount of $4,000,000 and grant retention awards to eligible employees, including CSR’s executive officers. Retention awards to CSR’s executive officers may not exceed 150% of each executive officer’s target annual cash incentive opportunity, and are subject to approval by the Committee.

Any retention award granted pursuant to the retention program will vest on the date that is six (6) months after the closing of the Mergers, subject to the executive officer’s continued employment through such date; provided that, if the executive officer experiences a Qualifying termination before the scheduled vesting date, any then-unvested retention award will vest in full.

As of the date of this joint proxy statement/prospectus, no awards under the retention program have been granted to the CSR’s executive officers.

New Compensation Arrangements

As of the date of this joint proxy statement/prospectus, no CSR executive officer has entered into any agreement with CSR or IRT regarding employment after the Company Merger Effective Time, although it is possible that CSR or IRT may enter into new employment or other arrangements with a CSR executive in the future.

Tax Planning Strategies

Pursuant to the Merger Agreement, CSR may implement strategies to mitigate the impact of Sections 280G and 4999 of the Code and to reduce the amount of compensation or beneﬁts otherwise expected to constitute “excess parachute payments” in connection with the transactions contemplated by the Merger Agreement. Subject to prior consultation with IRT, such permissible mitigation strategies include (i) if the Company Merger Effective Time is expected to close in calendar year 2027, the acceleration of the payment of compensation otherwise payable in calendar year 2027 into calendar year 2026 and (ii) the completion of a third-party valuation of any noncompetition covenant by which an executive officer is bound.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, from and after the Company Merger Effective Time, IRT will indemnify certain persons, including CSR’s trustees and executive officers. In addition, for a period of six years from the Company Merger Effective Time, IRT will maintain insurance policies for the benefit of certain persons, including CSR’s trustees and executive officers. For additional information, see “The Merger Agreement—Covenants and Agreements—Indemnification of Directors and Officers; Insurance” beginning on page 103 of this joint proxy statement/prospectus.

Quantification of Payments and Benefits to CSR’s Named Executive Officers

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each CSR named executive officer that is based on, or otherwise relates to, the Mergers. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of CSR’s Trustees and Executive Officers in the Mergers” above.

This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to the Company’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of holders of CSR Common Stock, as described in the section entitled “CSR Proposal 2: The CSR Compensation Proposal” beginning on page 166.The table below sets forth, for the purposes of this golden parachute disclosure, the payments and benefits (on a pre-tax basis) that each of CSR’s named executive officers would receive.

The calculations in the table do not include amounts that CSR’s named executive officers were already entitled to receive, or were vested in, as of September 18, 2026. In addition, these amounts do not attempt to forecast any additional equity award grants or issuances or forfeitures that may occur prior to the completion of the Mergers. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described above and the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Perquisites / benefits(3)	Total
Anne Olson	$5,775,000	$3,357,131	$41,950	$9,174,081
Bhairav Patel	$2,210,000	$1,192,755	$45,874	$3,448,629

___________

(1)

Cash. The amounts reported consist of (i) the executive officer’s fiscal year 2026 annual cash incentive based on 120% of the target level of performance, which CSR may pay at the Company Merger Effective Time if such incentives have not yet been paid in the ordinary course, and (ii) the lump-sum cash severance payment payable under the executive officer’s CIC Agreement upon a Qualifying Termination, equal to three times, in the case of Ms. Olson, or two times, in the case of Mr. Patel, the sum of the executive officer’s base salary and target annual bonus for the year in which the closing of the Mergers occurs. The fiscal year 2026 annual cash incentive constitutes a “single-trigger” benefit, while the cash severance payment constitutes a “double-trigger” benefit. For further information, see “Interests of CSR’s Trustees and Executive Officers in the Mergers—Change in Control Severance Agreements” and “Interests of CSR’s Trustees and Executive Officers in the Mergers—Cash Incentive Payments.”  The estimated amounts attributable to each component are set forth in the following table:

Name	Cash Severance	2026 Cash Incentive	Total
Anne Olson	$4,725,000	$1,050,000	$5,775,000
Bhairav Patel	$1,700,000	$510,000	$2,210,000

(2)

Equity. The amounts reported reflect the estimated value of the accelerated vesting of CSR PSUs and CSR RSUs, including any declared and accrued dividend equivalents thereon. The vesting of CSR PSUs will accelerate based on the target level of performance as of the Company Merger Effective Time on a “single-trigger” basis. The vesting of CSR RSUs will accelerate as of the Company Merger Effective Time on a “single-trigger” basis for Terminating Employees and, for all other CSR employees, upon a Qualifying Termination on a “double-trigger” basis pursuant to the applicable award agreements and, in the case of the executive officers, the CIC Agreements. As of the date of this joint proxy statement/prospectus, it has not been determined whether either of the executive officers will be Terminating Employees. The vesting of CSR Stock Options will accelerate upon a Qualifying Termination on a “double-trigger” basis pursuant to the CIC Agreements. Because the exercise price of each CSR Stock Option exceeds $57.97 (which is the per-share value of CSR Common Stock used for purposes of this disclosure), no value is attributable to the CSR Stock Options in this table. For further details regarding the treatment of CSR Equity Awards in connection with the Mergers, see “Interests of CSR’s Trustees and Executive Officers in the Mergers—Treatment of CSR Equity Awards”. The estimated values of such awards are shown in the following table:

Name	RSUs	PSUs	Total
Anne Olson	$1,341,138	$2,015,993	$3,357,131
Bhairav Patel	$478,974	$713,781	$1,192,755

(3)

Benefits. The amounts reported reflect the estimated lump-sum cash payment payable under each executive officer’s CIC Agreement upon a Qualifying Termination, equal to the employer-paid portion of medical, dental and vision coverage premiums for the executive officer and his or her qualified beneficiaries for a period of eighteen months. The amounts also include the maximum value of outplacement services to be provided to the executive officer by CSR following a Qualifying Termination. Such benefits are “double trigger”. For more information, see “Interests of CSR’s Trustees and Executive Officers in the Mergers—Change in Control Severance Agreements.”  The estimated values of such benefits are shown in the following table:

Name	Premium Cost	Outplacement Services	Total
Anne Olson	$31,950	$10,000	$41,950
Bhairav Patel	$35,874	$10,000	$45,874

Board of Directors of the Combined Company

At the Company Merger Effective Time, IRT will cause the board of directors of the combined company to include two of the individuals serving as independent members of the CSR Board as of immediately prior to the date of the Original Merger Agreement, subject to the review and recommendation by the Nominating and Governance Committee of the IRT Board in its good faith discretion in accordance with such committee’s charter and a finding by the Nominating and Governance Committee of the IRT Board that the Company Nominees’ qualifications are reasonably satisfactory.

Indemnification and Insurance

Under the Merger Agreement, the combined company will indemnify, defend and hold harmless, and provide advancement of expenses to, the officers, trustees and directors of the CSR or any of its subsidiaries and any employee of CSR or any of its subsidiaries who acts as a fiduciary under any CSR benefit plan against all losses to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Company Merger Effective Time in connection with such persons’ duties as an officer, trustee or director of the CSR or any of its subsidiaries or as a fiduciary under any CSR benefit plan, or with respect to serving in any capacity at or with respect to other entities at CSR’s or any of its subsidiaries’ request. For a period of six years after the Company Merger Effective Time, the combined company will also maintain insurance coverage equivalent to the coverage under the current policies of directors’ and officers’ liability insurance maintained by CSR as of September 8, 2026, with respect to events occurring at or prior to the Company Merger Effective Time. For a more detailed description, see the section titled “The Merger Agreement—Covenants and Agreements—Indemnification of Directors and Officers; Insurance” beginning on page 103 of this joint proxy statement/prospectus.

Regulatory Matters

IRT and CSR have each agreed to cooperate and use reasonable best efforts to consummate the Mergers and to cause the conditions to the Mergers under the Merger Agreement to be satisfied as promptly as reasonably practicable.

The obligations of each party to effect the Mergers are subject to the satisfaction or waiver at or prior to the closing of the following conditions, among others: (i) the absence of any judgment, order or injunction issued by any governmental entity or other legal restraint or prohibition preventing the consummation of the Mergers or the other transactions contemplated by the Merger Agreement and (ii) the Form S-4 registration statement, of which this joint proxy statement/prospectus is a part, having been declared effective by the SEC and no stop order suspending the effectiveness of such Form S-4 having been issued by the SEC and no proceeding for that purpose having been initiated by the SEC and not withdrawn.

IRT and CSR are not aware of any other material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Mergers or the other transactions contemplated by the Merger Agreement.

Listing of IRT Common Stock in the Mergers; Delisting and Deregistration of CSR Shares

It is a condition to the consummation of the Mergers that the IRT Common Stock issuable in the Mergers, including shares of IRT Common Stock to be issued upon conversion of the IROP Common Units issued in the Partnership Merger, be approved for listing on the NYSE, subject to official notice of issuance. If the Mergers are completed, the shares of IRT Common Stock to be issued in the Company Merger will be listed for trading on the NYSE, shares of CSR Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and CSR will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act. Upon completion of the Mergers, the name of the combined company will be “Independence Realty Trust, Inc.,” and shares of IRT Common Stock will continue to trade on NYSE under the ticker symbol “IRT.”

Interests of IRT Directors and Executive Officers in the Mergers

In addition to their interests in the Mergers as stockholders, the directors and executive officers of IRT have interests in the Mergers that may be different from, or in addition to, those of IRT stockholders generally. The IRT Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

Upon consummation of the Mergers, the board of directors of the combined company will be comprised of the nine incumbent directors of the IRT Board and two incumbent independent trustees of the CSR Board. At the Company Merger Effective Time, IRT will cause the board of directors of the combined company to include two of the individuals serving as independent members of the CSR Board as of immediately prior to the date of the Original Merger Agreement, subject to the review and recommendation by the Nominating and Governance Committee of the IRT Board in its good faith discretion in accordance with such committee’s charter and a finding by the Nominating and Governance Committee of the IRT Board that the Company Nominees’ qualifications are reasonably satisfactory. In addition, upon consummation of the Mergers, Scott F. Schaeffer, currently IRT’s Chairman of the Board and Chief Executive Officer, will continue in these positions for the combined company; and James J. Sebra, currently IRT’s President and Chief Financial Officer, will continue in these positions for the combined company. IRT’s management team will continue to lead the combined company.

Directors and Management Following the Mergers

IRT’s management team will continue to lead the combined company. Scott F. Schaeffer, currently IRT’s Chairman of the Board and Chief Executive Officer, will continue in these positions for the combined company; James J. Sebra, currently IRT’s President and Chief Financial Officer, will continue in these positions for the combined company.

Upon consummation of the Mergers, the board of directors of the combined company will be expanded to 11 members, including the nine incumbent directors of the IRT Board and two individuals who are serving as independent members of the CSR Board immediately prior to the date of the Original Merger Agreement (which we refer to as the “Company Nominees”), so long as the qualifications of the Company Nominees are reasonably satisfactory to the Nominating and Governance Committee of the IRT Board. Such Company Nominees’ election to the IRT Board is subject to the review and recommendation by the Nominating and Governance Committee of the IRT Board in its good faith discretion in accordance with such committee’s charter.

If a Company Nominee initially selected and recommended by the Nominating and Governance Committee is unable or unwilling to serve as a director on the board of directors of the combined company, the Nominating and Governance Committee will select and recommend another Company Nominee to the IRT Board, so long as CSR notifies IRT of such change at least ten business days prior to the date on which the definitive joint proxy statement/prospectus is filed with the SEC. IRT will take all actions necessary to ensure that the Company Nominees who are actually included on the IRT Board at the Company Merger Effective Time will be provided with the same benefits (including indemnification agreements and arrangements for reimbursement of expenses) as IRT generally makes available to the other members of the IRT Board at the Company Merger Effective Time.

Accounting Treatment

The Mergers will be accounted for by applying the acquisition method of accounting in accordance with ASC 805, with IRT treated as the acquiror for accounting purposes. Under the acquisition method of accounting, the assets acquired and liabilities assumed from CSR will be recorded by IRT at their estimated fair values as of the date the Mergers are completed. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired will be recorded as goodwill. The results of operations of CSR will be included in IRT’s consolidated financial statements from the date of completion of the Mergers.

The allocation of the purchase price to assets acquired and liabilities assumed will be based upon their estimated fair values and is dependent upon certain valuations and other analyses that have not yet been completed. Accordingly, the purchase price allocation is preliminary and subject to further adjustments as additional information becomes available and additional analyses are completed. The final purchase price allocation may be materially different than the preliminary purchase price allocation. Any changes in the estimated fair values of the net assets recorded for the Mergers may impact the combined company’s consolidated financial statements, including changes to goodwill, depreciation, amortization and income tax expense.

Regulatory Approvals

IRT and CSR are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the Mergers or the other transactions contemplated by the Merger Agreement.

Exchange of Shares in the Mergers

Prior to the Company Merger Effective Time, subject to the terms of the Merger Agreement, IRT will appoint the paying agent to handle the exchange of book-entry shares of CSR Common Stock for book-entry shares of IRT Common Stock and the payment of the cash in lieu of any fractional shares of IRT Common Stock. All shares of CSR Common Stock and IRT Common Stock currently outstanding are in book-entry form. As soon as reasonably practicable after the Company Merger Effective Time, the paying agent will mail to each holder of record of shares of CSR Common Stock a letter of transmittal, with instructions for use in receiving the cash in lieu of fractional shares of IRT Common Stock that the holder is entitled to receive under the Merger Agreement. Upon surrender of book-entry shares of CSR Common Stock and other documents required in the instructions along with the executed letter of transmittal, each CSR shareholder will receive any whole shares of IRT Common Stock such holder is entitled to receive and the cash in lieu of any fractional shares of IRT Common Stock such holder is entitled to receive. After the Company Merger Effective Time, CSR will not register any transfers of shares of CSR Common Stock.

If you are an IRT stockholder, you are not required to take any action with respect to your shares of IRT Common Stock.

Dividends

The Merger Agreement permits IRT and IRT OP to pay regular quarterly distributions of up to $0.18 per share of IRT Common Stock per calendar quarter ending prior to the Company Merger Effective Time, and distributions per IROP Common Unit in the same amount. CSR and CSR OP may pay regular quarterly distributions of up to $0.77 per share of CSR Common Stock per calendar quarter, except for the calendar quarter in which the Closing occurs, and a corresponding distribution per CSR OP Common Unit. For any calendar quarter in which the Closing will occur, IRT may not make, declare or set aside any dividend or other distribution to its stockholders with a record date prior to the date that is at least one business day following the Closing, and IRT OP may not make, declare or set aside any dividend or other distribution to its partners with a record date prior to the date that is at least one business day following the Closing, in each case without the prior written consent of CSR in its sole discretion. For the calendar quarter in which the Closing occurs, CSR may also pay the Pro Rata Dividend up to the Pro Rata Dividend Amount to holders of record on the business day immediately preceding the Closing Date, payable on the Closing Date immediately before the Company Merger Effective Time.

IRT and CSR may also make a REIT Dividend. Any REIT Dividend must be payable only in cash, and the party declaring a REIT Dividend must provide the other party with at least 15 calendar days’ notice prior to the record date for such REIT Dividend. If IRT declares a REIT Dividend with a record date on or prior to the Closing Date, the Exchange Ratio will be increased by an amount equal to the product of (x) the then-applicable Exchange Ratio prior to the adjustment multiplied by (y) the quotient obtained by dividing (A) the amount of such REIT Dividend per share of IRT Common Stock by (B) the excess of $16.09 over such REIT Dividend per share of IRT Common Stock. Conversely, if CSR declares a REIT Dividend with a record date on or prior to the Closing Date, the Exchange Ratio will be reduced by an amount equal to the quotient obtained by dividing the amount of such REIT Dividend per share of CSR Common Stock by $16.09.

No Appraisal or Dissenters’ Rights

Under Maryland law, the holders of IRT Common Stock are not entitled to appraisal or dissenters’ rights in connection with the Mergers. Under North Dakota law, holders of CSR Common Stock are not entitled to appraisal or dissenters’ rights in connection with the Mergers.

THE MERGER AGREEMENT

The following section summarizes material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Original Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus, and the Amendment to the Merger Agreement, which is attached as Annex B to this joint proxy statement/prospectus, which agreements are incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the Original Merger Agreement and the Amendment to the Merger Agreement carefully and in their entirety before making any decisions regarding the Merger Agreement and the Mergers contemplated thereby.

The summary of the Merger Agreement is included in this joint proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information about IRT or CSR or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

The representations, warranties and covenants contained in the Merger Agreement and described in this joint proxy statement/prospectus were made only for purposes of the Merger Agreement and as of specific dates, may be subject to more recent developments and limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, were made solely for the benefit of the other parties to the Merger Agreement and for the purposes of allocating risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations, warranties, covenants and agreements contained in the Merger Agreement do not survive the closing of the Mergers. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of IRT, CSR or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by IRT or CSR.

Amendment to the Merger Agreement

Pursuant to the Amendment to the Merger Agreement, IRT has elected to implement the Alternative Structure (solely with respect to the Company Merger). The Amendment to the Merger Agreement includes a waiver by IRT, IRT OP, IRT Merger Sub and IRT OP Merger Sub of any representation inaccuracy caused solely by the Alternative Structure.

Form, Effective Time and Closing of the Mergers

Pursuant to the Merger Agreement, CSR will merge with and into IRT Merger Sub at the Company Merger Effective Time, whereupon the separate existence of CSR will cease and IRT Merger Sub will be the surviving entity and a wholly owned subsidiary of IRT. Immediately following the Company Merger, IRT OP Merger Sub will merge with and into CSR OP at the Partnership Merger Effective Time, whereupon the separate existence of IRT OP Merger Sub will cease and CSR OP will be the surviving entity and a subsidiary of IRT OP.

The Merger Agreement provides that the Closing will take place remotely at 8:00 a.m. Eastern time on the third business day after the satisfaction or waiver of the conditions to closing (described below under “—Conditions to Completion of the Mergers”), other than conditions that by their nature are to be satisfied at closing, or at such other place, date and time as IRT and CSR may agree in writing.

IRT has the right, in its sole discretion and by written notice to CSR, to defer the Closing until the earliest of (i) the tenth business day after, with respect to each designated mortgage loan of CSR’s subsidiaries that has not been repaid, refinanced or defeased in accordance with the Merger Agreement, the applicable lender has granted the required lender consent to the transactions contemplated by the Merger Agreement or has indicated that it is ready, willing and able to grant that consent subject only to the Closing and satisfaction of conditions thereto that by their nature are to be satisfied at the Closing and all other conditions to the effectiveness of that consent have been satisfied or waived, and (ii) the tenth business day before June 30, 2027.

Officers and Board of Directors of the Combined Company

IRT’s management team will continue to lead the combined company. Scott F. Schaeffer, currently IRT’s Chairman of the Board and Chief Executive Officer, will continue in these positions for the combined company; James J. Sebra, currently IRT’s President and Chief Financial Officer, will continue in these positions for the combined company.

Upon consummation of the Mergers, the board of directors of the combined company will be expanded to 11 members, including the nine incumbent directors of the IRT Board and Company Nominees, so long as the qualifications of the Company Nominees are reasonably satisfactory to the Nominating and Governance Committee of the IRT Board. Such Company Nominees’ election to the IRT Board is subject to the review and recommendation by the Nominating and Governance Committee of the IRT Board in its good faith discretion in accordance with such committee’s charter.

If a Company Nominee initially selected and recommended by the Nominating and Governance Committee is unable or unwilling to serve as a director on the board of directors of the combined company, the Nominating and Governance Committee will select and recommend another Company Nominee to the IRT Board, so long as CSR notifies IRT of such change at least ten business days prior to the date on which the definitive joint proxy statement/prospectus is filed with the SEC. IRT will take all actions necessary to ensure that the Company Nominees who are actually included on the IRT Board at the Company Merger Effective Time will be provided with the same benefits (including indemnification agreements and arrangements for reimbursement of expenses) as IRT generally makes available to the other members of the IRT Board at the Company Merger Effective Time.

Merger Consideration; Effects of the Mergers

Merger Consideration

At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any party to the Merger Agreement, the holders of CSR Common Stock, or any other person, each issued and outstanding share of CSR Common Stock (other than shares held by IRT, any subsidiary of IRT, or any subsidiary of CSR as of immediately prior to the Company Merger Effective Time) will be automatically converted into the right to receive a number of shares of IRT Common Stock equal to the Exchange Ratio (the “Share Merger Consideration”), with cash paid in lieu of fractional shares.

At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any party to the Merger Agreement, the holders of CSR OP Units, or any other person, (i) each IROP Common Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will remain issued and outstanding, (ii) each CSR OP Common Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be automatically converted into the right to receive a number of IROP Common Units equal to the Exchange Ratio, rounded up to the nearest whole unit (for each holder of CSR OP Common Units, after aggregation of all fractional IROP Common Units otherwise to be received by such holder), and will cease to exist, (iii) each CSR OP Series D Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be automatically converted into one IRT OP Series A Preferred Unit, which will have rights, powers, duties and preferences that are substantially the same as the rights, powers, duties and preferences of the CSR OP Series D Preferred Units and which may be exchanged at the option of its holder into a number of IROP Common Units equal to 1.37931 multiplied by the Exchange Ratio, subject to specified terms and conditions, and will cease to exist, (iv) each CSR OP Series E Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be automatically converted into one IRT OP Series B Preferred Unit, which will have rights, powers, duties and preferences that are substantially the same as the rights, powers, duties and preferences of the CSR OP Series E Preferred Units and which may be exchanged at the option of its holder into a number of IROP Common Units equal to 1.20482 multiplied by the Exchange Ratio, subject to specified terms and conditions, and will cease to exist, and (v) the general partnership interest of CSR OP, which is owned entirely by the general partner of CSR OP, will remain issued and outstanding and unchanged by the Partnership Merger, and no consideration will be delivered in respect thereof.

No fractional shares of IRT Common Stock will be issued, but instead holders of CSR Common Stock will receive cash, without interest (aggregating for this purpose all shares of IRT Common Stock that such holder is entitled to receive), in an amount equal to the product of (i) such fractional part of a share of IRT Common Stock multiplied by (ii) the volume weighted average price of IRT Common Stock for a 30 trading day period, starting with the opening of trading on the first trading day of such period and ending with the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.

Treatment of CSR Equity Awards

At the Company Merger Effective Time, each CSR RSU that is not held by a non-employee trustee of CSR or a Terminating Employee, will automatically cease to represent a restricted stock unit denominated in shares of CSR Common Stock and will be converted into (or canceled and replaced by) an IRT Stock-Based RSU. The number of shares of IRT Common Stock subject to each such IRT Stock-Based RSU will be equal to the product (rounded to the nearest whole number) of (1) the number of shares of CSR Common Stock subject to such CSR RSU immediately prior to the Company Merger Effective Time multiplied by (2) the Exchange Ratio. Except as specifically provided in the Merger Agreement, following the Company Merger Effective Time, each IRT Stock-Based RSU will continue to be governed by the same terms and conditions as were applicable to the corresponding CSR RSU immediately prior to the Company Merger Effective Time, including service-based vesting terms and related protections such that each IRT Stock-Based RSU shall be settled (and the dividend equivalents accrued but unpaid thereon shall be paid in cash) as soon as practicable, but in no event later than 30 days, following the date upon which the holder of such IRT Stock-Based RSU experiences a Qualifying Termination, or such later time as required to comply with Section 409A of the Code.

At the Company Merger Effective Time, each CSR RSU held by a non-employee trustee of CSR and each CSR RSU held by a Terminating Employee will automatically become fully vested and be canceled and converted into (1) a number of shares of IRT Common Stock equal to the product (rounded to the nearest whole number) of (a) the number of shares of CSR Common Stock subject to such CSR RSU immediately prior to the Company Merger Effective Time multiplied by (b) the Exchange Ratio and (2) an amount in cash equal to the value of all dividend equivalents accrued but unpaid as of the Company Merger Effective Time with respect to such CSR RSU (without interest), in each case, less any applicable withholding taxes.

At the Company Merger Effective Time, each CSR PSU will automatically become fully vested and be canceled and converted into (1) a number of shares of IRT Common Stock equal to the product (rounded to the nearest whole number) of (a) the number of shares of CSR Common Stock subject to such CSR PSU immediately prior to the Company Merger Effective Time based on the target level of performance multiplied by (b) the Exchange Ratio, and (2) an amount in cash equal to the value of all dividend equivalents accrued but unpaid as of the Company Merger Effective Time with respect to such CSR PSU (without interest), in each case, less any applicable withholding taxes.

At the Company Merger Effective Time, each CSR Stock Option, whether vested or unvested, will automatically cease to represent an option to purchase shares of CSR Common Stock and will be converted into (or canceled and replaced by) an IRT Stock Option (1) equal to the product (rounded to the nearest whole number) of (a) the number of shares of CSR Common Stock subject to the corresponding CSR Stock Option immediately prior to the Company Merger Effective Time multiplied by (b) the Exchange Ratio and (2) at a per share exercise price (rounded to the nearest whole cent) equal to the quotient of (i) the exercise price per share of CSR Common Stock of the corresponding CSR Stock Option immediately prior to the Company Merger Effective Time divided by (ii) the Exchange Ratio subject to such adjustments as are necessary in order to satisfy certain requirements of the Code. Except as specifically provided in the Merger Agreement, following the Company Merger Effective Time, each IRT Stock Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding CSR Stock Option immediately prior to the Company Merger Effective Time; provided, such IRT Stock Options will be eligible to vest in full and become exercisable upon a Qualifying Termination within 12 months of the Closing Date.

Exchange and Payment Procedures

Prior to the Closing Date, IRT will enter into an agreement (in a form reasonably acceptable to CSR) with a U.S. bank or trust company to be appointed by IRT (and reasonably satisfactory to CSR) to act as a paying agent (the “Paying Agent”) for the purpose of exchanging CSR Common Stock for Share Merger Consideration.

Prior to the Company Merger Effective Time, IRT will deposit, or will cause to be deposited, with the Paying Agent in trust for the benefit of the holders of CSR Common Stock, for exchange in accordance with the Merger Agreement, (i) evidence of IRT Common Stock in book-entry form issuable pursuant to the Merger Agreement equal to the aggregate Share Merger Consideration, excluding any fractional shares, and (ii) immediately available funds equal to, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to the Merger Agreement, and IRT will instruct the Paying Agent to timely pay the cash in lieu of fractional shares of IRT Common Stock.

At the Partnership Merger Effective Time, IRT OP will reflect on its books and records, and provide reasonable evidence thereof, the issuance of IROP Common Units and IRT OP Preferred Units, including fractional IROP Common Units and fractional IRT OP Preferred Units, in conversion of CSR OP Common Units and CSR OP Preferred Units in accordance with the Merger Agreement.

As soon as reasonably practicable (and in any event within three business days) after the Company Merger Effective Time, to the extent not previously delivered, IRT will cause the Paying Agent to mail to each holder of record of CSR Common Stock represented by a certificate (if any), as converted into the Share Merger Consideration pursuant to the Merger Agreement, a letter of transmittal in customary form as agreed to between CSR and IRT prior to the Company Merger Effective Time. The letter of transmittal will be accompanied by instructions for use in receiving the cash in lieu of fractional shares pursuant to the Merger Agreement. The letter of transmittal will be in such form and have such other provisions as IRT and CSR may agree. Each holder of book-entry shares of CSR Common Stock that have been converted into the right to receive the Share Merger Consideration will be entitled to receive such Share Merger Consideration (less any applicable withholding) upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request).

IRT OP will deliver to each holder of CSR OP Units as of immediately prior to the Partnership Merger Effective Time any agreement or additional documents necessary to admit such holder of CSR OP Units as a new limited partner of IRT OP, on terms and conditions as reasonably agreed to by CSR and IRT, and to record such holder as the owner of the aggregate number of IROP Common Units or IRT OP Preferred Units to which such holder is entitled under the Merger Agreement in respect of its CSR OP Common Units or CSR OP Preferred Units, as applicable.

Following receipt of the IROP Common Units or IRT OP Preferred Units under the Merger Agreement, as applicable, IRT OP will use reasonable best efforts to enter into an exchange rights agreement with each former holder of CSR OP Units, in the form contemplated by the Merger Agreement, subject to the terms and conditions of the Merger Agreement and IRT OP’s partnership agreement.

Withholding

All payments under the Merger Agreement are subject to applicable withholding requirements.

Appraisal Rights

No dissenters’ or appraisal rights, or rights of objecting stockholders, will be available to holders of CSR Common Stock under applicable North Dakota law nor to holders of IRT Common Stock under applicable Maryland law with respect to the Company Merger, the Partnership Merger or the other transactions contemplated by the Merger Agreement.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by CSR and CSR OP, on the one hand, and IRT, IRT OP, IRT Merger Sub and IRT OP Merger Sub, on the other hand. The representations and warranties were made by the parties as of the date of the Merger Agreement and do not survive the closing of the Mergers. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the Merger Agreement and qualified by information with respect to each of CSR and IRT filed with the SEC on or after January 1, 2024 and prior to the date of the Merger Agreement and in the disclosure letters delivered in connection with the Merger Agreement.

Representations and Warranties of CSR and CSR OP

The Merger Agreement includes representations and warranties by CSR and CSR OP relating to, among other things:

●	organization, valid existence, organizational documents, good standing, qualification to conduct business and subsidiaries;

●	capital structure;

●	due authorization, execution, delivery and enforceability of the Merger Agreement and CSR board approvals;

●

absence of any conflict with or violation of organizational documents or applicable laws, absence of any filings with or consent by a governmental entity, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

●	SEC filings, financial statements, absence of undisclosed liabilities, and internal controls;

●	accuracy of information supplied for inclusion in this joint proxy statement/prospectus;

●	absence of certain changes since June 30, 2026;

●	tax matters, including qualification as a REIT;

●	labor and employment matters;

●	employee benefit plans and ERISA;

●	litigation;

●	compliance with laws and permits;

●	environmental matters;

●	real property and leases;

●	intellectual property;

●	material contracts;

●	insurance;

●	interested party transactions;

●	required shareholder vote;

●	broker’s, investment banker’s, finder’s and other fees;

●	opinion of financial advisor;

●	inapplicability of takeover statutes;

●	absence of dissenters’, appraisal or similar rights in connection with the Mergers; and

●	disclaimer of other representations and warranties.

Representations and Warranties of IRT, IRT OP and IRT Merger Sub

The Merger Agreement includes representations and warranties by IRT, IRT OP and IRT Merger Sub relating to, among other things:

●	organization, valid existence, organizational documents, good standing, qualification to conduct business and subsidiaries;

●	capital structure;

●	due authorization, execution, delivery and enforceability of the Merger Agreement and IRT board approvals;

●

absence of any conflict with or violation of organizational documents or applicable laws, absence of any filings with or consent by a governmental entity, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

●	SEC filings, financial statements, absence of undisclosed liabilities, and internal controls;

●	accuracy of information supplied for inclusion in this joint proxy statement/prospectus;

●	absence of certain changes since June 30, 2026;

●	tax matters, including qualification as a REIT;

●	litigation;

●	compliance with laws and permits;

●	environmental matters;

●	real property and leases;

●	material contracts;

●	interested party transactions;

●	required shareholder vote;

●	broker’s, investment banker’s, finder’s and other fees;

●	opinions of financial advisors;

●	inapplicability of takeover statutes;

●	absence of dissenters’, appraisal or similar rights in connection with the Mergers;

●	the Debt Commitment Letter and related matters; and

●	disclaimer of other representations and warranties.

Definition of “Material Adverse Effect”

Many of the representations of CSR and CSR OP, on the one hand, and IRT, IRT OP, IRT Merger Sub and IRT OP Merger Sub, on the other hand, are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect). For the purposes of the Merger Agreement, “material adverse effect” means any change, development, event, effect or occurrence that (i) has a material adverse effect on the business, assets, properties, financial condition or results of operations of IRT and its subsidiaries, taken as a whole, or CSR and its subsidiaries, taken as a whole, as the case may be, or (ii) will or would reasonably be expected to prevent or materially impair or delay the ability of IRT, IRT OP, IRT Merger Sub or IRT OP Merger Sub, or CSR or CSR OP, as the case may be, to consummate the Mergers. However, any change, development, event, effect or occurrence will not be considered a material adverse effect to the extent arising out of or resulting from the following:

●	any event generally affecting the geographic regions or industry in which the applicable parties operate;

●

any event generally affecting the economy, or financial, credit, foreign exchange, securities or capital markets (including changes in interest rates or exchange rates), including any disruption thereof, in the United States or elsewhere in the world;

●	changes in applicable law or applicable accounting regulations or principles or interpretations thereof;

●

any event directly or indirectly attributable to the announcement or pendency of the Merger Agreement or the anticipated consummation of the Mergers and the other transactions contemplated by the Merger Agreement (including compliance with the covenants set forth in the Merger Agreement and the identity of IRT as the acquiror of CSR, or any action taken, delayed or omitted to be taken by the applicable at the request or with the prior consent of the other party or otherwise pursuant to the terms of the Merger Agreement), including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, tenants, or lenders;

●

national or international political conditions, trade disputes or imposition of trade restrictions, tariffs or similar taxes, sanctions, any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism, sabotage, strikes, freight embargoes or similar calamity or crisis;

●	fires, pandemics, epidemics, quarantine restrictions, earthquakes, hurricanes, tornados or other natural disasters;

●

any decline in the market price, or change in trading volume, of the capital stock of IRT or CSR, as applicable, or any failure to meet publicly announced revenue or earnings projections or predictions (whether such projections or predictions were made by IRT or CSR, as applicable, or independent third parties) or internal projections;

●	any damage or destruction of any property of IRT or CSR, as applicable, that is substantially covered by insurance; or

●	in the case of CSR, the alternative structure for the Mergers contemplated by the Merger Agreement, which, as described above, IRT has elected to adopt.

The exclusions described in the first, second, third, fifth and sixth bullet points above apply only to the extent that the relevant change does not disproportionately affect IRT or CSR, as applicable, relative to other similarly situated participants in the industries in which they operate, or, in the case of the exclusion described in the sixth bullet point above, does not disproportionately affect IRT or CSR, as applicable, relative to other participants in the industries in which they operate in the geographic regions in which they operate or own or lease properties (in each case only the incremental disproportionate effect may be taken into account in determining whether there has been a “material adverse effect”).

Covenants and Agreements

Conduct of Business of CSR Pending the Mergers

CSR has agreed to certain restrictions on it and its subsidiaries until the earlier of the Company Merger Effective Time and the valid termination of the Merger Agreement. In general, except as contemplated by the Merger Agreement or required by law, CSR has agreed that it will, and will cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice, and use its commercially reasonable efforts to (i) maintain its material assets and properties in their current condition (normal wear and tear excepted), (ii) preserve intact its current business organization, keep available the services of its current officers and employees (ordinary course departures, resignations, terminations, leaves of absence, disability and paid time off excepted), keep and preserve in all material respects its present relationships with material joint venture partners or co-venturers, suppliers, licensors, licensees, distributors and others having material business dealings with it (ordinary course expiration of such contracts in accordance with its terms excepted), and (iii) preserve the status of CSR as a REIT. Without limiting the foregoing, CSR has also agreed that it will not, and it will not cause or permit any of its subsidiaries to (subject to certain exceptions), without the prior written consent of IRT, which shall not be unreasonably withheld, conditioned or delayed (provided that if CSR submits to IRT a written request for IRT’s consent to take certain actions that are otherwise prohibited under the terms of the Merger Agreement and IRT fails to object to such request within ten days following the receipt of such request in writing, then IRT will be deemed to have given prior written consent with respect to the actions in such request), among other things:

●

declare, set aside or pay any dividends on, or make any other distributions in respect of, any of CSR’s capital stock or other equity interests, other than cash dividends and distributions (i) described under “—Dividend Coordination”, or (ii) by a direct or indirect wholly owned subsidiary of CSR to its parent;

●

split, combine or reclassify any shares of CSR’s capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of CSR’s capital stock or other equity securities (except for the issuance of CSR Common Stock upon the exercise or settlement of CSR equity awards in accordance with their terms);

●

purchase, redeem (whether or not pursuant to CSR’s share repurchase plan) or otherwise acquire any shares of capital stock or other equity securities or ownership interests of CSR or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except upon redemption or exchange of CSR OP Units in accordance with the limited partnership agreement of CSR OP or in connection with the withholding of CSR Common Stock to satisfy withholding tax obligations in respect of CSR equity awards in accordance with their terms);

●

issue, sell, pledge or grant (or enter into an agreement to issue, sell, pledge or grant): (i) any shares of capital stock or other equity securities or ownership interests of CSR or its subsidiaries, (ii) any voting securities of CSR, including voting debt securities, (iii) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any shares of capital stock or other equity securities or ownership interests of CSR or its subsidiaries, voting securities, including voting debt securities, or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than issuances upon redemption or exchange of CSR OP Units for shares of CSR Common Stock in accordance with the limited partnership agreement of CSR OP and the issuance of CSR Common Stock upon the exercise or settlement of CSR equity awards in accordance with their terms;

●

amend the CSR charter, the CSR bylaws, the limited partnership agreement of CSR OP or other comparable formation or organizational documents of any subsidiary of CSR (other than as required (i) by law or (ii) in connection with any holder of CSR OP Units converting such CSR OP Units into CSR Common Stock), in each case, in a manner adverse to IRT (provided that this covenant does not restrict amendments that are reasonably necessary to enable consummation of the Mergers in accordance with the terms of the Merger Agreement);

●

acquire or agree to acquire (including by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner), any business or any corporation, partnership, joint venture, association or other business organization or division thereof, real property, personal property or assets, except for (i) acquisitions of personal property in accordance with CSR’s annual budget or in the ordinary course of business consistent with past practice, (ii) acquisitions by CSR or any wholly owned subsidiary of CSR of or from an existing wholly owned subsidiary of CSR, or (iii) acquisitions in accordance with certain capital expenditures disclosed on a schedule;

●

except as required by certain of CSR’s benefits plans, grant or cause to be granted to any executive officer, director or employee of CSR or its subsidiaries an increase in compensation, (ii) grant or cause to be granted to any current or former executive officer or director of CSR or its subsidiaries any increase in severance or termination pay, (iii) enter into any change in control, severance or termination agreement with any executive officer or director, (iv) establish, adopt, enter into or amend any collective bargaining agreement or any employee benefit plan, or (v) take any action to accelerate any rights or benefits under any employee benefit plan, in each case, subject to certain specified exceptions, including those disclosed on a schedule;

●

make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of CSR or its subsidiaries, except as may have been required by a change in GAAP;

●	sell, lease (as lessor), license, sell and lease back, mortgage or otherwise dispose of or subject to any lien any properties or assets, subject to certain specified exceptions;

●

(i) incur or modify any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money of another person, (ii) issue or sell any debt securities registered with the SEC or warrants or other rights to acquire any debt securities registered with the SEC of CSR or its subsidiaries (other than among CSR and its subsidiaries), or (iii) make any loans, advances or capital contributions to, or investments in, any other person, in each case, subject to certain specified exceptions;

●

pay, discharge, settle or satisfy any material action, litigation, claim or arbitration where the amount paid by CSR and its subsidiaries out-of-pocket net of insurance proceeds in settlement or compromise exceeds $250,000 individually or $1,000,000 in the aggregate, except in accordance with the applicable provisions of the Merger Agreement;

●

enter into any consent decree, injunction or similar restraint or form of equitable relief that would materially restrict the operation of the business of CSR and its subsidiaries taken as a whole, except in accordance with certain provisions of the Merger Agreement;

●

cancel any indebtedness for borrowed money owed to CSR or its subsidiaries or waive any other claims or rights, in each case with a value in excess of $25,000 individually or $250,000 in the aggregate;

●

except in the ordinary course of business consistent with past practice, enter into or amend, extend or terminate, or waive, release, compromise or assign any rights or claims under certain material contracts, subject to certain specified exceptions;

●	establish, adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of CSR or its subsidiaries;

●

authorize, or enter into any commitment for, any new material capital expenditure relating to the properties of CSR or its subsidiaries, subject to certain specified exceptions (including for capital expenditures not exceeding $100,000 per individual expenditure and $300,000 in the aggregate);

●

enter into or modify in a manner adverse to CSR any tax protection agreement, make, change or revoke any material tax election, change a material method of tax accounting, file or amend any material tax return, or settle or compromise any material U.S. federal, state, local or foreign income tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, knowingly surrender any right to claim any material tax refund, or give or request any waiver of a statute of limitation with respect to any material tax return, subject to certain specified exceptions;

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take any action that would, or fail to take any action, the failure of which to be taken would reasonably be expected to cause CSR to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as any of (i) a partnership or disregarded entity for U.S. federal income tax purposes or (ii) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

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enter into any contract that by its terms would limit or otherwise restrict (or purport to do so) CSR or its subsidiaries from engaging or competing in any line of business or owning property in any geographic area;

●	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of CSR or its subsidiaries;

●	enter into any joint venture or partnership or other similar contract with any third party;

●	enter into any new line of business;

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permit existing insurance policies of CSR or its subsidiaries to be canceled or terminated without replacing such insurance policies with substantially comparable insurance policies, to the extent available on commercially reasonable terms; or

●	authorize any of, or commit, resolve or make a binding agreement to take any of, the foregoing actions.

Notwithstanding the foregoing, nothing in the Merger Agreement prohibits CSR from taking any action, or refraining to take any action, at any time or from time to time if, in the reasonable judgment of the CSR Board, such action or inaction is reasonably necessary for CSR to avoid or continue to avoid entity-level income or excise taxes under the Code or maintain its qualification as a REIT under the Code for any period or portion thereof ending on or before the Company Merger Effective Time, including making dividend or other actual, constructive or deemed distribution payments to holders of CSR Common Stock to the extent determined reasonably necessary by the CSR Board.

Prior to the Closing, to the extent CSR and its subsidiaries determine it is necessary to renew the existing material insurance policies covering any of CSR, its subsidiaries and their respective properties and assets, CSR agrees to consult with IRT in good faith the terms and conditions of any renewal policies before such renewal policies are bound to minimize the portion of any premiums under such renewal policies that will be earned by the insurers thereunder for the coverage period prior to the Closing.

Conduct of Business of IRT, IRT OP, IRT Merger Sub and IRT OP Merger Sub Pending the Mergers

Each of IRT, IRT OP, IRT Merger Sub and IRT OP Merger Sub has agreed to certain restrictions on it and its subsidiaries until the earlier of the Company Merger Effective Time and the valid termination of the Merger Agreement. In general, except as contemplated by the Merger Agreement or required by law, each of IRT, IRT OP, IRT Merger Sub and IRT OP Merger Sub has agreed that it will, and will cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice, and use its commercially reasonable efforts to (i) maintain its material assets and properties in their current condition (normal wear and tear excepted), (ii) preserve intact its current business organization, keep available the services of its current officers and external manager (ordinary course departures, resignations, terminations, leaves of absence, disability and paid time off excepted), keep and preserve in all material respects its present material relationships with material tenants, joint venture partners or co-venturers, suppliers, licensors, licensees, distributors and others having material business dealings with it (ordinary course expiration of such contracts in accordance with its terms excepted), and (iii) preserve the status of IRT as a REIT. Without limiting the foregoing, IRT has also agreed that it will not, and it will not permit any of IRT OP, IRT Merger Sub, IRT OP Merger or its subsidiaries to (subject to certain exceptions), without the prior written consent of CSR, which shall not be unreasonably withheld, conditioned or delayed (provided that if IRT submits to CSR a written request for CSR’s consent to take certain actions that are otherwise prohibited under the terms of the Merger Agreement and CSR fails to object to such request within ten days following the receipt of such request in writing, then CSR will be deemed to have given prior written consent with respect to the actions in such request), among other things:

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declare, set aside or pay any dividends on, or make any other distributions in respect of, any of IRT’s shares of capital stock or other equity interests in IRT or its subsidiaries, other than the cash dividends and distributions described under “—Dividend Coordination”;

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split, combine or reclassify any of IRT’s capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of IRT’s capital stock or other equity interests;

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purchase, redeem or otherwise acquire any shares of IRT capital stock or other equity securities or ownership interests of IRT or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except (i) from holders of options to purchase capital stock of IRT in full or partial payment of any exercise price and any applicable taxes payable by such holder upon exercise of such, (ii) from holders of restricted stock or restricted stock units of IRT in full or partial payment of any applicable taxes payable by such holder upon the lapse of restrictions on such restricted stock or upon settlement of such restricted stock units, or (iii) upon redemption or exchange of IRT OP Common Units in accordance with the limited partnership agreement of IRT OP);

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issue, sell, pledge or grant (or enter into an agreement to issue, sell, pledge or grant): (i) any shares of capital stock or other equity securities or ownership interests of IRT or its subsidiaries, (ii) any voting securities of IRT, including voting debt securities, (iii) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any shares of capital stock or other equity securities or ownership interests of IRT or its subsidiaries, voting securities, including voting debt securities, or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (A) issuances upon redemption or exchange of IROP Common Units in accordance with the limited partnership agreement of IRT OP, (B) issuances in respect of equity-based awards outstanding as of the date of the Merger Agreement or granted following the date of the Merger Agreement in the ordinary course of business, in each case in accordance with their terms, (C) issuances of equity-based awards in the ordinary course of business, (D) issuances in respect of IRT’s at-the-market (ATM) offering program put in place after the date of the Merger Agreement (including on a forward basis), and (E) issuances by IRT OP of units of limited partnership interest in the acquisition of assets from unaffiliated third parties in arm’s-length transactions;

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amend the charter, bylaws or other organizational documents of IRT, IRT OP or any of their subsidiaries (other than as required by law, in connection with any holder of IROP Common Units converting such IROP Common Units into IRT Common Stock), in each case, in a manner adverse to CSR, its shareholders or the holders of CSR OP Units, except as reasonably necessary to enable consummation of the Mergers in accordance with the terms of the Merger Agreement;

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acquire or agree to acquire (including by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner), any business or any corporation, partnership, joint venture, association or other business organization or division thereof, real property, personal property or assets, except for (i) acquisitions of personal or real property in accordance with IRT’s annual budget or in the ordinary course of business consistent with past practice, (ii) acquisitions by IRT or any wholly owned subsidiary of IRT of or from an existing wholly owned subsidiary of IRT or (iii) acquisitions in accordance with the IRT’s capital expenditures schedule;

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make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of IRT or its subsidiaries, except as may have been required by a change in GAAP;

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(i) incur or modify any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money of another person, (ii) issue or sell any debt securities registered with the SEC or warrants or other rights to acquire any debt securities registered with the SEC of IRT or its subsidiaries (other than among IRT and its subsidiaries), or (iii) make any loans, advances or capital contributions to, or investments in, any other person in excess of $500,000 individually or $1,000,000 in the aggregate, in each case, subject to certain specified exceptions;

●

take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause IRT to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as any of (i) a partnership or disregarded entity for U.S. federal income tax purposes or (ii) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

●	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of IRT or any of its subsidiaries (other than the Mergers); or

●	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding the foregoing, nothing in the Merger Agreement prohibits IRT from taking, or refraining from taking, any action at any time if, in the reasonable judgment of the IRT Board, such action or inaction is reasonably necessary for IRT to avoid or continue to avoid entity-level income or excise Taxes under the Code or maintain its qualification as a REIT for any period or portion thereof ending on or before the Company Merger Effective Time, including making dividend or other actual, constructive or deemed distributions to holders of IRT Common Stock to the extent determined reasonably necessary by the IRT Board.

No Solicitation of Transactions by CSR

Until the earlier of the Company Merger Effective Time and termination of the Merger Agreement, CSR has agreed not to, and to cause its subsidiaries and representatives not to, directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (as defined below); enter into any agreement or similar instrument relating to a Company Takeover Proposal, other than a confidentiality agreement referred to and entered into in accordance with the Merger Agreement; or participate in discussions or negotiations with, or furnish non-public information to, any third party for the purpose of encouraging or facilitating a Company Takeover Proposal.

For purposes of these restrictions, a “Company Takeover Proposal” generally means an inquiry, offer or proposal, other than the Mergers, involving (i) 20% or more of CSR’s consolidated assets, revenues or earnings, (ii) 20% or more of CSR’s outstanding shares, (iii) a tender or exchange offer that if consummated would result in a person owning 20% or more of CSR’s outstanding shares, (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving CSR, or (v) a combination of these transactions involving 20% or more of the applicable assets, revenues, earnings or shares.

Before CSR shareholders approve the Company Merger and the other transactions, CSR may, in response to an unsolicited Company Takeover Proposal that did not result from a material breach of the no-solicitation covenant, contact the proposing party solely to clarify its terms or to inform such person of the restrictions imposed by the no-solicitation covenant and, if the CSR Board determines in good faith after consulting outside legal counsel and independent financial advisors that the proposal is or could reasonably be expected to lead to a Superior Company Proposal (as defined below), provide information under a confidentiality agreement referred to and entered into in accordance with the Merger Agreement and engage in discussions or negotiations with the proposing party. Any non-public information provided to a third party must also be provided to IRT as required by the Merger Agreement.

A “Superior Company Proposal” generally means a bona fide written Company Takeover Proposal that involves 50% or more, rather than 20%, of the relevant CSR assets, revenues, earnings or shares and was not the result of a material breach of the no-solicitation covenant, and that the CSR Board determines in good faith, after consulting with CSR’s outside legal counsel and independent financial advisors that if consummated, would result in a transaction more favorable to CSR shareholders than the Mergers, including any changes to the Merger Agreement proposed by IRT in response to such proposal, after considering all reasonably available legal, financial, regulatory and other aspects that the CSR Board deems relevant.

Except as described below, neither the CSR Board nor any committee thereof may (i) fail to recommend that CSR shareholders approve the Company Merger and the other transactions contemplated by the Merger Agreement or fail to include that recommendation in this joint proxy statement; (ii) change, modify, withhold or withdraw its approval of the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement in a manner adverse to IRT or IRT OP; (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against the offer or a temporary “stop, look and listen” communication permitted by the Exchange Act; (iv) approve, recommend or propose that CSR shareholders approve a Company Takeover Proposal or agree to take any such action; (v) fail to publicly recommend against a Company Takeover Proposal within ten business days after its commencement, or within such shorter period as remains before the CSR special meeting, but in no event fewer than two business days; or (vi) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement relating to a Company Takeover Proposal, other than a confidentiality agreement referred to and entered into in accordance with the Merger Agreement. Any action described in clauses (i) through (v) is referred to as a “Company Adverse Recommendation Change.” A confidential, non-public determination by the CSR Board that a Company Takeover Proposal constitutes, or would reasonably be expected to lead to, a Superior Company Proposal, and the delivery by CSR of any required prior notice, will not in and of itself constitute a Company Adverse Recommendation Change.

Before CSR shareholders approve the Company Merger and the other transactions contemplated by the Merger Agreement, the CSR Board may make a Company Adverse Recommendation Change if (i) an Intervening Event occurs after the date of the Merger Agreement, and the CSR Board determines after consulting outside legal counsel that failing to do so would reasonably be expected to be inconsistent with the trustees’ duties under applicable law, or (ii) CSR receives a Company Takeover Proposal that did not result from a material breach of the no-solicitation covenant and the CSR Board determines after consulting outside legal counsel and independent financial advisors that the proposal is a Superior Company Proposal. In the second case, CSR may enter into a definitive agreement with respect to the Superior Company Proposal and terminate the Merger Agreement at the same time.

The CSR Board may take either action described above only if it gives IRT at least four business days’ prior written notice describing the basis for the action and, if applicable, the identity of the proposing party and material terms of the Company Takeover Proposal; negotiates in good faith with IRT during the notice period if IRT wishes to negotiate; and, after the notice period, considers any written revisions to the Merger Agreement proposed by IRT. If the material terms of the Company Takeover Proposal change, CSR must provide an additional notice and the notice period must recommence, except that the renewed period must be at least two business days.

CSR must notify IRT promptly, and in any event within 24 hours, if it receives a Company Takeover Proposal or a request or inquiry that expressly contemplates or could reasonably be expected to lead to one. The notice must identify the person making the proposal, request or inquiry and include its material terms and conditions. CSR must keep IRT promptly advised of material developments, discussions and negotiations, and may not enter into a confidentiality agreement after the date of the Merger Agreement that prevents CSR from providing to IRT the information required by the immediately preceding sentence.

The Merger Agreement does not prohibit CSR from taking and disclosing to its shareholders a position contemplated by Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), or from making a disclosure required by applicable law or that the CSR Board determines, after consulting outside legal counsel, the failure to so disclose would reasonably be expected to be inconsistent with the trustees’ duties under applicable law.

CSR was required to immediately cease existing discussions and negotiations conducted before the execution of the Merger Agreement regarding any Company Takeover Proposal and within five business days of the date of the Merger Agreement (if not done prior to such date) request that the relevant person promptly return or destroy CSR’s confidential information, to the extent permitted by the applicable confidentiality agreement.

No Solicitation of Transactions by IRT

Until the earlier of the Company Merger Effective Time and termination of the Merger Agreement, IRT has agreed not to, and to cause its subsidiaries and representatives not to, directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Parent Takeover Proposal (as defined below); enter into any agreement or similar instrument relating to a Parent Takeover Proposal, other than a confidentiality agreement referred to and entered into in accordance with the Merger Agreement; or participate in discussions or negotiations with, or furnish non-public information to, any third party for the purpose of encouraging or facilitating a Parent Takeover Proposal.

A “Parent Takeover Proposal” generally means an inquiry, offer or proposal, other than the Mergers, involving (i) 20% or more of IRT’s consolidated assets, revenues or earnings, (ii) 20% or more of IRT’s outstanding shares, (iii) a tender or exchange offer that if consummated would result in a person owning 20% or more of IRT’s outstanding shares, (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving IRT, or (v) a combination of these transactions involving 20% or more of the applicable assets, revenues, earnings or shares.

Before IRT stockholders approve the Company Merger and the other transactions, IRT may, in response to an unsolicited Parent Takeover Proposal that did not result from a material breach of the no-solicitation covenant, contact the proposing party solely to clarify its terms or to inform such person of the restrictions imposed by the no-solicitation covenant and, if the IRT Board determines in good faith after consulting outside legal counsel and independent financial advisors that the proposal is or could reasonably be expected to lead to a Superior Parent Proposal (as defined below), provide information under a confidentiality agreement referred to and entered into in accordance with the Merger Agreement and engage in discussions or negotiations with the proposing party. Any non-public information provided to a third party must also be provided to CSR as required by the Merger Agreement.

A “Superior Parent Proposal” generally means a bona fide written Parent Takeover Proposal that involves 50% or more, rather than 20%, of the relevant IRT assets, revenues, earnings or shares and was not the result of a material breach of IRT’s no-solicitation covenant, and that the IRT Board determines in good faith, after consulting with IRT’s outside legal counsel and independent financial advisors that, if consummated, would result in a transaction more favorable to IRT stockholders than the Mergers, including any changes to the Merger Agreement proposed by CSR in response to such proposal, after considering all reasonably available legal, financial, regulatory and other aspects that the IRT Board deems relevant.

Except as described below, neither the IRT Board nor any committee thereof may (i) fail to recommend that IRT stockholders approve the issuance of IRT Common Stock in the Company Merger or fail to include that recommendation in this joint proxy statement; (ii) change, modify, withhold or withdraw its approval of the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement in a manner adverse to CSR or CSR OP; (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer for IRT Common Stock other than a recommendation against the offer or a temporary “stop, look and listen” communication permitted by the Exchange Act; (iv) approve, recommend or propose that IRT stockholders approve a Parent Takeover Proposal or agree to any such action; (v) fail to publicly recommend against a Parent Takeover Proposal within ten business days after its commencement, or within such shorter period as remains before the IRT special meeting, but in no event fewer than two business days; or (vi) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement relating to a Parent Takeover Proposal, other than a confidentiality agreement referred to and entered into in accordance with the Merger Agreement. Any action described in clauses (i) through (v) is referred to as a “Parent Adverse Recommendation Change.” A confidential, non-public determination by the IRT Board that a Parent Takeover Proposal constitutes, or would reasonably be expected to lead to, a Superior Parent Proposal, and the delivery by IRT of any required prior notice, will not in and of itself constitute a Parent Adverse Recommendation Change.

Before IRT stockholders approve the issuance of IRT Common Stock in the Company Merger, the IRT Board may make a Parent Adverse Recommendation Change if (i) an Intervening Event occurs after the date of the Merger Agreement, and the IRT Board determines after consulting outside legal counsel that failing to do so would reasonably be expected to be inconsistent with the directors’ duties under applicable law, or (ii) IRT receives a Parent Takeover Proposal that did not result from a material breach of IRT’s no-solicitation covenant and the IRT Board determines after consulting outside legal counsel and independent financial advisors that the proposal is a Superior Parent Proposal. The IRT Board may take either action only if it gives CSR at least four business days’ prior written notice describing the basis for the action and, if applicable, the identity of the proposing party and material terms of the Parent Takeover Proposal; negotiates in good faith with CSR during the notice period if CSR wishes to negotiate; and, after the notice period, considers any written revisions to the Merger Agreement proposed by CSR. If the material terms of the Parent Takeover Proposal change, IRT must provide an additional notice and the notice period must recommence, except that the renewed period must be at least two business days.

IRT must notify CSR promptly, and in any event within 24 hours, if it receives a Parent Takeover Proposal or a request or inquiry that expressly contemplates or could reasonably be expected to lead to one, and must keep CSR promptly advised of material developments, discussions and negotiations. IRT may not enter into a confidentiality agreement after the date of the Merger Agreement that prevents IRT from providing to CSR the information required by the immediately preceding sentence.

IRT is not prohibited from taking and disclosing to its stockholders a position contemplated by Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), or from making a disclosure required by applicable law or that the IRT Board determines, after consulting outside legal counsel, the failure to so disclose would reasonably be expected to be inconsistent with the directors’ duties under applicable law.

IRT was required to immediately cease existing discussions and negotiations conducted before the execution of the Merger Agreement regarding any Parent Takeover Proposal and within five business days of the date of the Merger Agreement (if not done prior to such date) request that the relevant person promptly return or destroy IRT’s confidential information, to the extent permitted by the applicable confidentiality agreement.

Form S-4, Joint Proxy Statement/Prospectus; Stockholder Meetings

The Merger Agreement provides that IRT and CSR will prepare and cause to be filed with the SEC the joint proxy statement included in this joint proxy statement/prospectus and IRT will prepare (with CSR’s reasonable cooperation) and cause to be filed with the SEC a registration statement on Form S-4 with respect to the Mergers, which includes the joint proxy statement as a prospectus, in each case as promptly as reasonably practicable following the date of the Merger Agreement (and in any event, no later than 20 business days after the date of the Merger Agreement). IRT and CSR also will use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, and (iii) to keep the Form S-4 effective for so long as necessary to complete the Mergers.

Each of IRT and CSR will use its reasonable best efforts to cause this joint proxy statement/prospectus to be mailed to their stockholders entitled to notice of, and to vote at, their respective stockholder meetings and to hold their respective stockholder meetings as soon as practicable after the Form S-4 is declared effective. Unless a recommendation change has been made in accordance with the Merger Agreement, CSR also will include in the joint proxy statement/prospectus its recommendation to its shareholders that they approve the CSR Merger Proposal, and IRT will include in the joint proxy statement/prospectus its recommendation to its stockholders that they approve the IRT Issuance Proposal, and each of IRT and CSR will use its reasonable best efforts to obtain its stockholder approval.

Nothing in the Merger Agreement (absent termination of the Merger Agreement in accordance with its terms) will be deemed to relieve CSR of its obligation to submit the Mergers to its shareholders for a vote on the approval thereof. CSR further agrees that, unless the Merger Agreement has been terminated in accordance with its terms, its obligations to hold the CSR special meeting will not be affected by the commencement, public proposal, public disclosure or communication to CSR or the CSR Board of any Company Takeover Proposal, by any Company Adverse Recommendation Change or by any development, fact, circumstance or change that would give rise to a right to make a Company Adverse Recommendation Change.

Nothing in the Merger Agreement (absent termination of the Merger Agreement in accordance with its terms) will be deemed to relieve IRT of its obligation to submit the IRT Issuance Proposal to its stockholders for a vote on the approval thereof. IRT further agrees that, unless the Merger Agreement has been terminated in accordance with its terms, its obligations to hold the IRT special meeting will not be affected by the commencement, public proposal, public disclosure or communication to IRT or the IRT Board of any Parent Takeover Proposal, by any Parent Adverse Recommendation Change or by any development, fact, circumstance or change that would give rise to a right to make a Parent Adverse Recommendation Change.

Access to Information; Confidentiality

The Merger Agreement requires CSR to provide to IRT, subject to applicable law and upon reasonable prior written notice, reasonable access during normal business hours to its and its subsidiaries’ properties, offices, personnel and books and records, and CSR is required to furnish promptly to IRT all financial, operating and other data and information concerning its business, properties and personnel as IRT may reasonably request, in each case to the extent for the purpose of transition and integration planning, investor relations matters and IRT’s review of the performance and operations of CSR and its subsidiaries, or in connection with obtaining environmental insurance policies (provided that any such access shall not interfere unreasonably with the business or operations of CSR or its subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by CSR’s employees of their normal duties). However, the Merger Agreement provides that IRT may not conduct any invasive or intrusive sampling of any building materials, indoor or outdoor air, water, soil, sediments or other environmental media at any of CSR’s offices or properties. CSR is also required to use commercially reasonable efforts to provide IRT with certain tax-related information.

Each of IRT and CSR will hold, and cause its representatives and affiliates to hold, certain non-public information exchanged in connection with the Merger Agreement in confidence to the extent required by the terms of their existing confidentiality agreement.

Efforts to Complete Transactions; Notification

Both IRT and CSR will use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to fulfill all conditions applicable to such party pursuant to the Merger Agreement and to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by the Merger Agreement, including obtaining all necessary actions or non-actions, waivers, consents and qualifications from governmental entities or non-governmental third parties and making all necessary registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any governmental entity or non-governmental third party, defending any lawsuits or other legal proceedings challenging the Merger Agreement or the Mergers or other transactions contemplated by the Merger Agreement, and executing and delivering all additional documents or instruments necessary to consummate the Mergers and the other transactions contemplated by the Merger Agreement and to carry out the purposes of the Merger Agreement.

Each of IRT and CSR will respond to and seek to resolve as promptly as reasonably practicable any objection asserted by any governmental entity with respect to the Mergers and the other transactions contemplated by the Merger Agreement, and will use its reasonable best efforts to defend any action, suit, dispute, litigation, proceeding, hearing, arbitration or claim by or before any governmental entity challenging the Merger Agreement or the consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

Each of IRT, IRT OP, IRT Merger Sub, IRT OP Merger Sub and the IRT Board, on the one hand, and CSR, CSR OP and the CSR Board, on the other hand, will take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement, the Mergers or any of the other transactions contemplated by the Merger Agreement and, if any such statute or regulation becomes applicable, to take all action necessary to ensure that the Mergers and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable and otherwise minimize the effect of such statute or regulation on the Mergers and the other transactions contemplated by the Merger Agreement.

Each of IRT and IRT OP, on the one hand, and CSR and CSR OP, on the other hand, will promptly (to the extent permitted by applicable law and any relevant governmental entity and subject to all privileges), and within two business days, notify the other party in writing of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Mergers or the other transactions contemplated by the Merger Agreement.

From and after the date of the Merger Agreement and until the earlier of the termination of the Merger Agreement and the Company Merger Effective Time, IRT may not, and must cause its subsidiaries not to, acquire or agree to acquire any person or assets if such action would reasonably be expected to materially delay or materially increase the risk of not obtaining any consent, approval or other authorization of any governmental entity necessary to consummate the Mergers or prevent or materially delay the consummation of the Mergers.

Employee Matters

For a period of 12 months following the Company Merger Effective Time, IRT agrees to provide, or cause to be provided to, each continuing employee, for so long as such continuing employee continues to provide services to IRT or an IRT subsidiary, with the following: (i) an annual base salary or wage rate, as applicable, that is no less than that provided to such continuing employee immediately prior to the Closing; (ii) a target short-term cash incentive compensation opportunity that is no less than the target short-term cash incentive compensation opportunity provided to such continuing employee immediately prior to the Closing; and (iii) a target annual long-term incentive opportunity that is no less favorable than the target annual long-term incentive opportunity provided to a similarly situated employee of IRT or an IRT subsidiary (provided that if CSR grants any equity award to a continuing employee during the period from and after January 1, 2027 and through the Company Merger Effective Time, the value of such award (or awards) shall be credited against IRT’s obligation described in this clause (iii)); and (iv) other employee benefits (including, without limitation, health and welfare, retirement and similar benefits, but excluding any equity or equity-based or other long-term incentives, retention, change in control or similar one-time or special benefits and arrangements and severance, defined benefit pension benefits, or post-employment or retiree health and welfare benefits other than as required by applicable Laws), that are no less favorable in the aggregate than those provided to such continuing employee immediately prior to Closing or to similarly situated employees of IRT or an IRT Subsidiary. Nothing in the Merger Agreement guarantees the continued employment of any continuing employee for any period.

Indemnification of Directors and Officers; Insurance

IRT will assume in the Mergers all rights to indemnification, exculpation and advancement of expenses from liabilities for acts or omissions occurring at or prior to the Company Merger Effective Time (including any matters arising in connection with the Mergers and the other transactions contemplated by the Merger Agreement) in favor of the current or former trustees, directors or officers of CSR and its subsidiaries as provided in their respective charters, bylaws or other organizational documents, and any indemnification or other agreements of CSR (in each case, as in effect on the date of the Merger Agreement), and the provisions of such charters, bylaws and other organizational documents of CSR and its subsidiaries will continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations with respect to any claims against such trustees, directors or officers arising out of such acts or omissions.

IRT will cause to be maintained for a period of not less than six years from the Company Merger Effective Time the directors’ and officers’ insurance and indemnification policies of CSR and CSR OP in effect on the date of the Merger Agreement (provided that IRT may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions that are no less favorable than the coverage provided under CSR’s existing policies) with respect to events occurring at or prior to the Company Merger Effective Time for all persons who are currently covered by such policies, so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid by CSR prior to the date of the Merger Agreement (such 300% amount, the “Maximum Premium”). If IRT in its sole discretion elects, then, in lieu of the foregoing insurance, IRT is permitted to cause CSR and CSR OP, as applicable, to obtain, on or prior to the Closing Date, a prepaid (or “tail”) directors’ and officers’ liability insurance policy at IRT’s expense, the material terms of which, including coverage and amount, are no less favorable than the coverage provided under CSR’s existing policies, provided that the annual premium for such “tail” policy will not exceed the Maximum Premium.

From and after the Company Merger Effective Time, to the fullest extent permitted by law, IRT will indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former officers and directors of CSR and its subsidiaries against all losses, claims, damages, liabilities, fees and expenses (including reasonable attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)), as incurred to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Company Merger Effective Time in connection with such indemnified party’s duties as an officer, trustee or director of CSR or its subsidiaries, including in respect of the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement.

Dividend Coordination

The Merger Agreement provides that, until the earlier of the termination of the Merger Agreement and the Company Merger Effective Time, CSR may not declare or pay any dividend or other distribution to its shareholders, and CSR OP may not declare or pay any dividend or other distribution to its partners, in each case without the prior written consent of IRT, except that CSR may declare and pay regular quarterly cash dividends or distributions at a rate not in excess of $0.77 per share of CSR Common Stock, per calendar quarter (except for the calendar quarter in which the Closing occurs). Similarly, IRT may not declare or pay any dividend or other distribution to its stockholders, and IRT OP may not declare or pay any dividend or other distribution to its partners, in each case without the prior written consent of CSR, except that IRT may declare and pay regular quarterly cash dividends or distributions at a rate not in excess of $0.18 per share of IRT Common Stock, per calendar quarter. For any calendar quarter in which the Closing will occur, IRT may not make, declare or set aside any dividend or other distribution to its stockholders with a record date prior to the date that is at least one business day following the Closing, and IRT OP may not make, declare or set aside any dividend or other distribution to its partners with a record date prior to the date that is at least one business day following the Closing, in each case without the prior written consent of CSR in its sole discretion.

For any calendar quarter in which the Closing will occur, CSR may declare and pay a one-time cash dividend on CSR Common Stock up to an amount per share equal to the Pro Rata Dividend Amount (as defined below), to be paid to holders of record as of the close of business on the business day immediately preceding the Closing and payable on the date of the Closing immediately prior to the Company Merger Effective Time. The Pro Rata Dividend Amount equals $0.09 divided by the number of calendar days in the calendar quarter in which the Closing occurs, multiplied by the number of calendar days elapsed from and including the first day of the calendar quarter in which the Closing occurs until (but not including) the date of the Closing.

IRT and CSR will each coordinate their record and payment dates for their regular quarterly dividends to ensure that the holders of CSR Common Stock do not receive more than one dividend, or fail to receive one dividend, in any calendar quarter with respect to their shares of CSR Common Stock and the shares of IRT Common Stock that such holders receive in exchange therefor in the Company Merger.

REIT Dividends

The Merger Agreement also provides that, in the event CSR or IRT determines in good faith that it is required to make a REIT Dividend in addition to the regular quarterly dividends, either party may do so subject to certain conditions, including that the party declaring a REIT Dividend must provide the other party with at least 15 calendar days’ notice prior to the record date for such REIT Dividend. Any REIT Dividend must be payable only in cash. If IRT declares a REIT Dividend with a record date on or prior to the Closing, the Exchange Ratio will be increased by an amount equal to the product of (x) the then-applicable Exchange Ratio prior to the adjustment multiplied by (y) the quotient obtained by dividing (A) the amount of such REIT Dividend per share of IRT Common Stock by (B) the excess of $16.09 over such REIT Dividend per share of IRT Common Stock. If CSR declares a REIT Dividend with a record date on or prior to the Closing, the Exchange Ratio will be reduced by an amount equal to the quotient obtained by dividing the amount of such REIT Dividend per share of CSR Common Stock by $16.09.

Public Announcements

Each of IRT and CSR will, subject to certain exceptions, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Mergers and the other transactions contemplated by the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation.

Shareholder Litigation

Each of IRT and CSR will give prompt notice to the other party of and keep the other party reasonably informed on a current basis with respect to, any claim, action, suit, charge, demand, inquiry, subpoena, proceeding, arbitration, mediation or other investigation commenced or threatened against, relating to or involving such party which relates to the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement. CSR will give IRT the opportunity to reasonably participate in (but not control), subject to a customary joint defense agreement, the defense and settlement of any such shareholder litigation, and no such settlement shall be agreed to without IRT’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including but not limited to covenants and agreements related to:

●	each of IRT and CSR using its respective reasonable best efforts to cause the Company Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code;

●

each of IRT and CSR using its respective reasonable best efforts to cause the Partnership Merger to be treated as an “assets-over” merger under Treasury Regulations Section 1.708-1(c)(3)(i), with IRT OP as the continuing partnership;

●

if requested by IRT at least ten business days prior to the Closing Date, CSR taking any and all actions necessary to terminate CSR’s 401(k) plan effective on the day immediately preceding the Closing Date, contingent upon the occurrence of the closing of the Mergers;

●

IRT, IRT OP and IRT Merger Sub using their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Term Loan, to the extent necessary for the satisfaction of their obligations under the Merger Agreement and the Debt Commitment Letter and for any repayment or refinancing of any outstanding indebtedness of CSR, CSR OP, IRT, IRT OP and their respective subsidiaries required by the Merger Agreement and the Debt Commitment Letter, on the terms and subject only to the conditions described in the Debt Commitment Letter (as defined under “—Financing of the Mergers”) on or prior to the date on which the Mergers are required to be consummated pursuant to the terms of the Merger Agreement;

●

IRT and CSR cooperating to obtain from the lenders under designated mortgage loans of CSR’s subsidiaries certain consents and amendments as promptly as practicable, with the express understanding that (x) in no event shall CSR or its subsidiaries be required to pay any amounts, incur any liabilities or make any changes to the terms of the designated mortgage loans that are required to be paid or incurred or are effective prior to the Company Merger Effective Time, (y) no such consent or amendment is a condition to Closing and (z) IRT shall agree to pay or cause to be paid the customary fees, expenses and other amounts necessary to obtain such consents;

●

CSR providing notice of the transactions contemplated by the Merger Agreement to holders of the Company Notes and making a change-of-control offer to prepay those notes, contingent on the Closing, with the express understanding that (x) the closing of any such offer shall not occur prior to the Closing, (y) IRT shall provide or cause to be provided funds for payment of the amounts payable by CSR and its subsidiaries in respect of such offer and (z) neither acceptance nor consummation of the offer shall be a condition to Closing;

●

CSR using commercially reasonable efforts to, and causing its subsidiaries to use commercially reasonable efforts to, and each of them using commercially reasonable efforts to cause their respective officers and employees to use commercially reasonable efforts to, facilitate payoff and termination of CSR OP’s credit facilities as of the Company Merger Effective Time, including customary prepayment notices and payoff letters, with the express understanding that the termination shall not be required to become effective unless and until the Company Merger Effective Time has occurred and IRT has provided or caused to be provided the required funds;

●	IRT using reasonable best efforts to register for resale the IRT Common Stock that may be issued upon redemption of IROP Common Units and IRT OP Preferred Units issued in the Partnership Merger; and

●

CSR using commercially reasonable efforts to, and causing its subsidiaries to use commercially reasonable efforts to, and each of them using their commercially reasonable efforts to cause their respective representatives to use their commercially reasonable efforts to, provide customary financing cooperation, subject to certain limitations, to the extent requested by IRT and at IRT’s sole expense, with IRT reimbursing CSR and its subsidiaries for reasonable and documented out-of-pocket costs and expenses and indemnifying them and their representatives for losses arising from the financing cooperation, subject to customary exclusions for gross negligence or willful misconduct.

Financing of the Mergers

In connection with the Mergers, IRT OP entered into a Debt Commitment Letter, dated as of September 8, 2026, with Royal Bank of Canada, pursuant to which Royal Bank of Canada committed to provide IRT OP with a senior unsecured Term Loan of up to $716,000,000, subject to customary conditions. Royal Bank of Canada will act as sole lead arranger and sole book runner for, and as sole administrative agent under, the Term Loan. If funded, IRT will guarantee IRT OP’s obligations under the Term Loan. The obligations of IRT and IRT OP to consummate the Mergers are not conditioned on receipt of the proceeds of the Term Loan or any alternative financing.

The proceeds of the Term Loan may be used to finance a portion of the transactions contemplated by the Merger Agreement, including the refinancing of indebtedness of CSR and its subsidiaries, and to pay related costs, fees and expenses. The Term Loan will mature 364 days after the Closing Date, subject to two available six-month extension options, each conditioned on payment of an extension fee and satisfaction of other customary conditions, including the absence of an event of default or default and the accuracy of representations and warranties.

Royal Bank of Canada’s commitment to fund the Term Loan on the Closing Date is subject to customary conditions, including the consummation of the Mergers substantially concurrently with the funding of the Term Loan, the accuracy of specified representations, the absence of a material adverse effect with respect to CSR since the date of the Merger Agreement, and the execution of definitive loan documentation.

The obligations of IRT and IRT OP to consummate the Mergers are not conditioned upon receipt of the proceeds of the Term Loan or any alternative financing. If the Term Loan does not become available on the terms contemplated by the Debt Commitment Letter and alternative financing is required to consummate the transactions contemplated by the Merger Agreement, IRT would be required to seek alternative sources of financing to fund the applicable transaction costs and any CSR indebtedness to be refinanced, which may not be available on favorable terms or at all.

Conditions to Completion of the Mergers

Mutual Closing Conditions

The obligation of each party to the Merger Agreement to effect the Mergers and consummate the other transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

●	approval of the Company Merger and the other transactions contemplated by the Merger Agreement by CSR shareholders;

●

approval of the issuance of IRT Common Stock in the Company Merger, including IRT Common Stock issuable upon redemption of IROP Common Units and IRT OP Preferred Units issued in the Partnership Merger, by IRT stockholders;

●

the absence of any judgment, order or injunction issued by any governmental entity or other legal restraint or prohibition preventing the consummation of the Mergers or the other transactions contemplated by the Merger Agreement;

●

the Form S-4 registration statement, of which this joint proxy statement/prospectus is a part, having been declared effective by the SEC and no stop order suspending the effectiveness of such Form S-4 having been issued by the SEC and no proceeding for that purpose having been initiated by the SEC and not withdrawn; and

●

the shares of IRT Common Stock to be issued in the Mergers, including IRT Common Stock issuable upon redemption of IROP Common Units and IRT OP Preferred Units issued in the Partnership Merger, having been approved for listing on the NYSE, subject to official notice of issuance.

Additional Closing Conditions for the Benefit of IRT and IRT OP

The obligations of IRT and IRT OP to effect the Mergers and to consummate the other transactions contemplated by the Merger Agreement are subject to the satisfaction by CSR or waiver by IRT, on or prior to the Closing Date, of the following additional conditions:

●

the accuracy in all but de minimis respects as of the Closing Date (or, in the case of representations and warranties that expressly relate to a specific date, as of that date) of certain representations and warranties made in the Merger Agreement by CSR and CSR OP regarding certain aspects of CSR’s capital structure;

●	the accuracy in all respects as of the Closing Date of certain representations and warranties made in the Merger Agreement by CSR and CSR OP regarding the absence of a material adverse effect;

●

the accuracy in all material respects (disregarding all exceptions and qualifications with regard to materiality or material adverse effect contained therein) as of the Closing Date of certain representations and warranties made in the Merger Agreement by CSR and CSR OP regarding CSR’s organization and subsidiaries, certain aspects of CSR’s capital structure, authority relative to the Merger Agreement, the required stockholder vote to approve the Company Merger, broker’s fees and similar expenses, and the applicability of takeover statutes;

●

the accuracy of all other representations and warranties made in the Merger Agreement by CSR and CSR OP as of the Closing Date (or, in the case of representations and warranties that expressly relate to a specific date, as of that date), except where the failure of such representations or warranties to be true and correct in all respects (disregarding all exceptions and qualifications with regard to materiality or material adverse effect contained therein) does not have, and would not reasonably be expected to have, a material adverse effect on CSR;

●

CSR and CSR OP having performed or complied with in all material respects all obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date, and receipt by IRT of a certificate executed by an officer of CSR to the effect that this condition and the conditions described in the preceding four bullet points have been satisfied;

●

receipt by IRT of a written opinion from Hunton Andrews Kurth LLP, or other nationally recognized tax counsel reasonably acceptable to IRT and CSR, in form and substance reasonably satisfactory to IRT, dated as of the Closing Date, generally to the effect that CSR, during the period commencing with its taxable year ended April 30, 2016 and ending with its taxable year ended December 31, 2025, was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and, with respect to any taxable year of CSR beginning on or after January 1, 2026 and ending on or prior to the Closing Date, was organized and operated in conformity with such requirements without regard to the distribution requirement described in Section 857(a)(1) of the Code for such taxable year, subject to certain specified exceptions and based upon customary assumptions and customary representations contained in an officer’s certificate executed by CSR and CSR OP; and

●	there has not been any event that is continuing and, individually or together with any other event, has had or would reasonably be expected to have a material adverse effect with respect to CSR.

Additional Closing Conditions for the Benefit of CSR and CSR OP

The obligations of CSR and CSR OP to effect the Mergers and consummate the other transactions that are contemplated by the Merger Agreement are subject to the satisfaction by IRT or waiver by CSR, on or prior to the Closing Date, of the following additional conditions:

●

the accuracy in all but de minimis respects as of the Closing Date (or, in the case of representations and warranties that expressly relate to a specific date, as of that date) of certain representations and warranties made in the Merger Agreement by IRT, IRT OP, IRT Merger Sub and IRT OP Merger Sub regarding certain aspects of IRT’s capital structure;

●

the accuracy in all respects as of the Closing Date of certain representations and warranties made in the Merger Agreement by IRT, IRT OP, IRT Merger Sub and IRT OP Merger Sub regarding the absence of a material adverse effect;

●

the accuracy in all material respects (disregarding all exceptions and qualifications with regard to materiality or material adverse effect contained therein) as of the Closing Date of certain representations and warranties made in the Merger Agreement by IRT, IRT OP, IRT Merger Sub and IRT OP Merger Sub regarding IRT’s organization and subsidiaries, certain aspects of IRT’s capital structure, authority relative to the Merger Agreement, the required stockholder vote to approve the issuance of IRT Common Stock in the Company Merger, including IRT Common Stock issuable upon redemption of IROP Common Units and IRT OP Preferred Units issued in the Partnership Merger, broker’s fees and similar expenses, and the applicability of takeover statutes;

●

the accuracy of all other representations and warranties made in the Merger Agreement by IRT, IRT OP, IRT Merger Sub and IRT OP Merger Sub as of the Closing Date (or, in the case of representations and warranties that expressly relate to a specific date, as of that date), except where the failure of such representations or warranties to be true and correct in all respects (disregarding all exceptions and qualifications with regard to materiality or material adverse effect contained therein) does not have, and would not reasonably be expected to have, a material adverse effect with respect to IRT;

●

IRT and IRT OP having performed or complied with in all material respects all obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date, and receipt by CSR of a certificate executed by an officer of IRT to the effect that this condition and the conditions described in the preceding four bullet points have been satisfied;

●

receipt by CSR of an opinion from Troutman Pepper Locke LLP, or other nationally recognized tax counsel reasonably acceptable to IRT and CSR, in form and substance reasonably satisfactory to CSR, dated as of the Closing Date, that IRT, commencing with its taxable year ended December 31, 2016, was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code and its current and proposed method of operation will enable it to continue to qualify for taxation as a REIT through the end of the taxable year which includes the Closing Date;

●

receipt by CSR of an opinion from Wachtell, Lipton, Rosen & Katz, or other nationally recognized tax counsel reasonably acceptable to IRT and CSR, dated as of the Closing Date, to the effect that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications, and may be based on certain tax representation letters that IRT and CSR shall use reasonable best efforts to obtain; and

●	there has not been any event that is continuing and, individually or together with any other event, has had or would reasonably be expected to have a material adverse effect with respect to IRT.

Termination of the Merger Agreement

Termination by Mutual Agreement

The Merger Agreement may be terminated at any time prior to the Partnership Merger Effective Time by the mutual written consent of IRT and CSR, even after approval of CSR shareholders or approval of IRT stockholders.

Termination by Either IRT or CSR

The Merger Agreement may also be terminated prior to the Partnership Merger Effective Time by either IRT or CSR if:

●

the Mergers shall not have been consummated on or before 5:00 p.m. (Eastern Time) on the Outside Date, provided that this termination right will not be available to any party whose failure to comply with any provision of the Merger Agreement has been the cause of, or resulted in, the failure of the Mergers to occur on or before the Outside Date;

●

any governmental entity of competent jurisdiction has issued or enacted any law or taken any other action, which has become final and non-appealable, that has the effect of permanently restraining, permanently enjoining or otherwise permanently prohibiting consummation of the Mergers, provided that this termination right will not be available to any party whose failure to comply with any provision of the Merger Agreement has been the cause of, or resulted in, such action;

●	the CSR shareholders failed to approve the Company Merger at the CSR special meeting; or

●	the stockholders of IRT failed to approve the issuance of IRT Common Stock in the Company Merger at the IRT special meeting.

Termination by CSR

The Merger Agreement may also be terminated prior to the Partnership Merger Effective Time by CSR if:

●	IRT effects a Parent Adverse Recommendation Change;

●

prior to the approval of the Company Merger and the other transactions contemplated by the Merger Agreement by CSR shareholders, CSR enters into an alternative acquisition agreement concurrently with such termination; and

●

IRT or IRT OP has breached any representation or warranty or failed to perform any covenant or agreement set forth in the Merger Agreement such that any of the conditions to CSR’s obligation to consummate the Mergers would not be satisfied, which breach or failure to perform cannot be cured or, if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from CSR to IRT and three business days before the Outside Date, provided that this termination right will not be available if CSR is then in breach of the Merger Agreement so as to cause any of the conditions to IRT’s obligation to consummate the Mergers not to be satisfied.

Termination by IRT

The Merger Agreement may also be terminated prior to the Partnership Merger Effective Time by IRT if:

●	CSR effects a Company Adverse Recommendation Change;

●	CSR enters into an alternative acquisition agreement with respect to a Superior Company Proposal; or

●

CSR or CSR OP has breached any representation or warranty or failed to perform any covenant or agreement set forth in the Merger Agreement such that any of the conditions to IRT’s obligation to consummate the Mergers would not be satisfied, which breach or failure to perform cannot be cured or, if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from IRT to CSR and three business days before the Outside Date, provided that this termination right will not be available if IRT is then in breach of the Merger Agreement so as to cause any of the conditions to CSR’s obligation to consummate the Mergers not to be satisfied.

Effect of Termination

In the event of termination of the Merger Agreement by either party, as provided immediately above, the Merger Agreement will become null and void and there will be no liability on the part of either party or their respective affiliates, except that (i) no such termination will relieve any party of any liability or damages resulting from or arising out of any fraud or an intentional breach of the Merger Agreement, and (ii) certain miscellaneous provisions of the Merger Agreement and certain provisions relating to confidentiality, indemnification, termination rights, termination fees, and effects of termination will survive such termination.

Termination Fee Payable by CSR to IRT

CSR has agreed to pay IRT the CSR Termination Fee if:

●

CSR terminates the Merger Agreement to enter into an alternative acquisition agreement with respect to a Superior Company Proposal, in which case CSR must pay the CSR Termination Fee concurrently with such termination;

●

IRT terminates the Merger Agreement because CSR has effected a Company Adverse Recommendation Change or has entered into an alternative acquisition agreement with respect to a Superior Company Proposal, in which case CSR must pay the CSR Termination Fee within three business days of such termination;

●	All of the following occur (and the Merger Agreement is terminated at a time when certain specified conditions to the Closing were satisfied):

●

(i) either IRT or CSR terminates the Merger Agreement because (A) the Mergers have not been consummated on or before the Outside Date (and the approval of CSR shareholders of the Company Merger and the other transactions contemplated by the Merger Agreement has not been obtained prior to such termination), or (B) the CSR shareholders failed to approve the Company Merger and the other transactions contemplated by the Merger Agreement at the CSR special meeting; or (ii) IRT terminates the Merger Agreement because CSR or CSR OP has breached any representation or warranty or failed to perform any covenant or agreement set forth in the Merger Agreement such that any of the conditions to IRT’s obligation to consummate the Mergers would not be satisfied, which breach or failure to perform cannot be cured or, if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from IRT to CSR and three business days before the Outside Date;

●	a bona fide Company Takeover Proposal has been publicly announced after the date hereof and not publicly withdrawn before such termination; and

●

within 12 months after termination of the Merger Agreement, CSR consummates a transaction regarding, or executes a definitive agreement with respect to, a Company Takeover Proposal involving 50% or more of the applicable CSR assets, revenues, earnings or shares, in which case CSR must pay IRT, concurrently with the earlier of the consummation of such transaction or execution of such definitive agreement, the CSR Termination Fee.

If CSR is required to pay the CSR Termination Fee, the fee will be paid into escrow at the later of the time payment is due and the time the parties enter into the escrow agreement. The escrow agent may release to IRT the amount that IRT’s independent accountants determine can be paid without causing IRT to fail the applicable REIT gross-income tests, treating the payment as non-qualifying income and assuming $1,000,000 of additional non-qualifying income from unknown sources. The escrow agent may release the remainder upon receipt of a letter from IRT’s counsel stating that IRT has received an IRS ruling that the fee is qualifying income or excluded from gross income for purposes of the REIT gross-income tests, or an opinion of IRT’s outside counsel to that effect. The parties will use commercially reasonable efforts to amend the escrow arrangement to maximize the amount that may be released or to assist IRT in obtaining a favorable ruling or opinion.

Termination Fee Payable by IRT to CSR

IRT has agreed to pay CSR the IRT Termination Fee if:

●

CSR terminates the Merger Agreement because IRT has effected a Parent Adverse Recommendation Change, in which case IRT must pay the IRT Termination Fee within three business days of such termination; or

●	All of the following occur and the Merger Agreement is terminated at a time when certain specified conditions to the Closing were satisfied:

●

(i) either IRT or CSR terminates the Merger Agreement because (A) the Mergers have not been consummated on or before the Outside Date (and the approval of IRT stockholders of the issuance of IRT Common Stock has not been obtained prior to such termination), or (B) the IRT stockholders failed to approve the issuance of IRT Common Stock at the IRT special meeting; or (ii) CSR terminates the Merger Agreement because IRT or IRT OP has breached any representation or warranty or failed to perform any covenant or agreement set forth in the Merger Agreement such that any of the conditions to CSR’s obligation to consummate the Mergers would not be satisfied, which breach or failure to perform cannot be cured or, if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from CSR to IRT and three business days before the Outside Date;

●	a bona fide Parent Takeover Proposal has been publicly announced after the date of the Merger Agreement and not publicly withdrawn before such termination; and

●

within 12 months after termination of the Merger Agreement, IRT consummates a transaction regarding, or executes a definitive agreement with respect to, a Parent Takeover Proposal involving 50% or more of the applicable IRT assets, revenues, earnings or shares, in which case IRT must pay CSR, concurrently with the earlier of the consummation of such transaction or execution of such definitive agreement, the IRT Termination Fee.

If IRT is required to pay the IRT Termination Fee, the fee will be paid into escrow at the later of the time payment is due and the time the parties enter into the escrow agreement, and will be subject to REIT gross-income protections for CSR analogous to those applicable to the CSR Termination Fee payable by CSR to IRT and describe above. Neither CSR nor IRT will be required to pay its respective termination fee more than once.

Miscellaneous Provisions

Specific Performance

Prior to a valid termination of the Merger Agreement, the parties to the Merger Agreement are entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent any breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, including each party’s obligations to consummate the Mergers and the other transactions contemplated by the Merger Agreement, in addition to any other remedies at law or in equity. CSR will have the right, on behalf of CSR’s shareholders and holders of CSR equity awards (each of which are third-party beneficiaries of the Merger Agreement to the extent required for this provision to be enforceable), to pursue specific performance described above or, if specific performance is not sought or granted as a remedy, damages in accordance with the Merger Agreement (which will include the benefit of the bargain lost by CSR’s shareholders and holders of CSR equity awards).

Amendment

The parties to the Merger Agreement may amend the Merger Agreement by an instrument in writing signed by each of the parties, provided that, after either (i) approval of the Company Merger and the other transactions contemplated by the Merger Agreement by CSR’s shareholders or (ii) approval of the issuance of IRT Common Stock in the Company Merger, including IRT Common Stock issuable upon redemption of IROP Common Units and IRT OP Preferred Units issued in the Partnership Merger, by IRT’s stockholders, no amendment may be made which by law requires further approval by such stockholders without such further approval.

Waiver

Prior to the Partnership Merger Effective Time, any of the parties to the Merger Agreement may extend the time for performance of any obligations of the other parties to the Merger Agreement or waive any inaccuracies in the representations and warranties contained in the Merger Agreement or the other parties’ compliance with any agreements or conditions contained in the Merger Agreement.

Governing Law

The Merger Agreement is governed by the laws of the State of Maryland, without giving effect to any choice or conflicts of laws principles, provided that (i) the Company Merger and the Partnership Merger are governed by the laws of the States of Delaware and North Dakota and (ii) the provisions in Section 6.14(e) of the Merger Agreement in favor of the financing sources of the Term Loan are governed by the laws of the State of New York.

Jurisdiction; Venue

All proceedings arising out of or relating to the Merger Agreement shall be heard and determined exclusively in the Circuit Court for Baltimore City (Maryland), or, if under applicable law exclusive jurisdiction over the matter is vested in the federal courts, any federal court located in the State of Maryland. In the case of a proceeding in the Circuit court for Baltimore City (Maryland), each of the parties to the Merger Agreement has irrevocably and unconditionally agreed to request and/or consent to the assignment of any such proceeding to such Maryland Court’s Business and Technology Case Management Program.

Amendment to Limited Partnership Agreement

On September 8, 2026, and in connection with the execution of the Original Merger Agreement, Centerspace, Inc., as the general partner of the CSR OP, amended the Amended and Restated Agreement of Limited Partnership of CSR OP to provide for certain powers of Centerspace, Inc. and to provide that Centerspace, Inc. and CSR OP may engage in a merger, consolidation, reorganization or other combination in certain circumstances, including if each holder of a partnership unit in the CSR OP (excluding any partnership interest designated as a “Preferred Unit”) (other than CSR and Centerspace, Inc.) will receive, or will be given the option to receive, for each such partnership unit held by such holder consideration equal in value to the greatest consideration received in such a merger, consolidation, reorganization or other combination in respect of one partnership unit held by CSR and Centerspace, Inc.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain material U.S. federal income tax consequences of the Company Merger to U.S. holders and non-U.S. holders (each as defined below) of CSR Common Stock, IRT’s election to be taxed as a REIT and the ownership and disposition of IRT Common Stock to U.S. Stockholders and Non-U.S. Stockholders (each as defined below).

This summary is for general information only and is not tax advice. The information in this summary is based on:

●	the Code;

●	current, temporary and proposed Treasury Regulations promulgated under the Code;

●	the legislative history of the Code;

●	administrative interpretations and practices of the IRS; and

●	court decisions;

in each case, as of the date of this joint proxy statement/prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Potential tax reforms may result in significant changes to the rules governing U.S. federal income taxation. New legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may significantly and adversely affect IRT’s or CSR’s ability to qualify as a REIT, the U.S. federal income tax consequences of such qualification, or the U.S. federal income tax consequences of the Company Merger and/or the ownership and disposition of IRT Common Stock, including those described in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. Neither IRT nor CSR has requested, and neither plans to request, any rulings from the IRS that it qualifies as a REIT or with respect to the U.S. federal income tax treatment of the Company Merger, and the statements in this joint proxy statement/prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any U.S. federal tax laws other than U.S. federal income tax laws. Except as explicitly referenced below, this summary does not discuss any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto).

This discussion is limited to holders who hold shares of CSR Common Stock or IRT Common Stock, as applicable, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not purport to be a comprehensive discussion of all U.S. federal income tax consequences relevant to the Company Merger or the ownership and disposition of IRT Common Stock and does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the alternative minimum tax. In addition, except where specifically noted, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	U.S. holders and U.S. Stockholders (each as defined below) whose functional currency is not the U.S. dollar;

●	persons holding CSR Common Stock or IRT Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	REITs, regulated investment companies and mutual funds;

●	brokers, dealers or traders in securities, commodities or currencies;

●	traders in securities that elect to apply a mark to market method of accounting;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or other flow-through entities (and investors therein);

●	tax-exempt organizations or governmental organizations;

●

persons subject to special tax accounting rules as a result of any item of gross income with respect to CSR Common Stock or IRT Common Stock being taken into account in an applicable financial statement;

●	persons subject to the alternative minimum tax;

●	persons deemed to sell CSR Common Stock or IRT Common Stock under the constructive sale provisions of the Code;

●	persons who hold or receive CSR Common Stock or IRT Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	persons who actually or constructively hold, or held at any time during the five-year period ending on the date of the Company Merger, 10% or more in value of CSR Common Stock or IRT Common Stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE COMPANY MERGER AND THE OWNERSHIP AND DISPOSITION OF IRT COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS, OTHER U.S. FEDERAL TAX LAWS, UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Material U.S. Federal Income Tax Consequences of the Company Merger

The parties intend for the Company Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the consummation of the Company Merger that Wachtell, Lipton, Rosen & Katz, or other nationally recognized tax counsel reasonably acceptable to IRT and CSR, as counsel to CSR, will render an opinion to CSR to the effect that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by IRT and CSR regarding factual matters (including those contained in the tax representation letters provided by IRT and CSR), and covenants undertaken by IRT and CSR. If any such assumption or representation is inaccurate in any way, or any such covenant is not complied with, the tax consequences of the Company Merger could differ from those described in the tax opinion and in this summary. The tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Company Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinion. If the condition relating to the tax opinion to be delivered at closing is waived, this joint proxy statement/prospectus will be amended and recirculated.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of CSR Common Stock or IRT Common Stock (including a beneficial owner of CSR Common Stock that received IRT Common Stock in the Company Merger) that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●

a trust that (1) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of CSR Common Stock or IRT Common Stock (including a beneficial owner of CSR Common Stock that received IRT Common Stock in the Company Merger) that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds CSR Common Stock or IRT Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, any entity treated as a partnership for U.S. federal income tax purposes holding CSR Common Stock or IRT Common Stock and the partners in such partnership should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Provided the Company Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Company Merger will generally be as follows:

●	CSR will not recognize any gain or loss as a result of the Company Merger.

●

A U.S. holder of CSR Common Stock will not recognize any gain or loss upon receipt of the IRT Common Stock in exchange for its CSR Common Stock in connection with the Company Merger, except with respect to cash received in lieu of any fractional share of IRT Common Stock, as discussed below.

●

A U.S. holder will have an aggregate tax basis in the IRT Common Stock it receives in the Company Merger equal to the U.S. holder’s aggregate tax basis in its CSR Common Stock surrendered pursuant to the Company Merger, reduced by the portion of the U.S. holder’s tax basis in its CSR Common Stock surrendered in the Company Merger that is allocable to any fractional share of IRT Common Stock.

●

The holding period of the IRT Common Stock (including any fractional share deemed received and redeemed for cash, as discussed below) received by a U.S. holder in connection with the Company Merger will include the holding period of the CSR Common Stock surrendered in connection with the Company Merger.

●

If a U.S. holder acquired any of its shares of CSR Common Stock at different prices and/or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis and holding period to the IRT Common Stock received in the Company Merger. U.S. holders that hold multiple blocks of CSR Common Stock should consult their tax advisors regarding the proper allocation of their basis and holding period among the IRT Common Stock received in the Company Merger under these Treasury Regulations.

●

Cash received by a U.S. holder in lieu of a fractional share of the IRT Common Stock in the Company Merger will be treated as if such fractional share had been issued in connection with the Company Merger and then redeemed by IRT for cash, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period (determined as described above) in respect of such fractional share is greater than one year as of the effective time of the Company Merger. Non-corporate U.S. holders may be subject to tax on long-term capital gains at reduced rates. The deductibility of capital losses is subject to limitations. In certain circumstances, if a U.S. holder actually or constructively owns IRT Common Stock other than the IRT Common Stock received in exchange for CSR Common Stock pursuant to the Company Merger, the cash received in lieu of a fractional share of IRT Common Stock could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, U.S. holders should consult their tax advisors regarding the potential application of the foregoing rules to their particular circumstances.

●	A non-U.S. holder of CSR Common Stock generally will not recognize any gain or loss upon receipt of the IRT Common Stock in exchange for its CSR Common Stock in connection with the Company Merger.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to any cash received in the Company Merger. Certain holders of CSR Common Stock may be subject to backup withholding (currently at a rate of 24%) with respect to any cash received in the Company Merger. Backup withholding generally will not apply, however, to a holder of shares of CSR Common Stock that (i) furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on IRS Form W-9, and otherwise complies with all the applicable requirements of the backup withholding rules; (ii) provides a properly completed applicable IRS Form W-8 establishing its foreign status; or (iii) is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.

Material U.S. Federal Income Tax Considerations Regarding IRT’s Taxation as a REIT

The following is a general summary of certain material U.S. federal income tax considerations regarding IRT’s election to be taxed as a REIT and the ownership and disposition of IRT Common Stock as well as the applicable requirements under U.S. federal income tax laws to maintain REIT status, and the material U.S. federal income tax consequences of maintaining REIT status.

Taxation of IRT

General

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2011. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend that the combined company will continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “- Failure to Qualify” for potential tax consequences if we fail to qualify as a REIT.

It is a condition to our obligation to consummate the Mergers that we receive an opinion from Hunton Andrews Kurth LLP generally to the effect that CSR, during the period commencing with its taxable year ended April 30, 2016 and ending with its taxable year ended December 31, 2025, was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and, with respect to any taxable year of CSR beginning on or after January 1, 2026 and ending on or prior to the Closing Date, was organized and operated in conformity with such requirements without regard to the distribution requirement described in Section 857(a)(1) of the Code for such taxable year. The opinion of Hunton Andrews Kurth LLP will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by CSR and CSR OP regarding factual matters (including those contained in a tax representation letter provided by CSR and CSR OP) relating to the organization and operation of CSR and its subsidiaries.

It is a condition to the obligation of CSR to consummate the Mergers that CSR receive an opinion from Troutman Pepper Locke LLP generally to the effect that IRT, commencing with its taxable year ended December 31, 2016, was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current and proposed method of operation will enable it to continue to qualify for taxation as a REIT through the end of the taxable year that includes the Closing Date. The opinion of Troutman Pepper Locke LLP will be subject to customary exceptions, assumptions and qualifications, be based on representations made by us and by CSR regarding factual matters (including those contained in tax representation letter provided by us and CSR), and covenants undertaken by us, relating to the organization and operation of us and our subsidiaries, and assume the accuracy of the representations contained in the tax representation letters described above.

Neither of the opinions described above will be binding on the IRS or the courts. We intend to continue to operate in a manner to qualify as a REIT following the Company Merger, but there is no guarantee that we will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depends upon our ability to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, there can be no assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

In brief, a corporation that invests primarily in real estate can, if it complies with the provisions in Sections 856 through 860 of the Code, qualify as a REIT and claim U.S. federal income tax deductions for the dividends it pays to its stockholders. Such a corporation generally is not taxed on its REIT taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

In any year in which we qualify as a REIT, we will claim deductions for the dividends we pay to the stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our REIT taxable income or capital gain which is currently distributed to our stockholders. We will, however, be subject to U.S. federal income tax at the corporate rate (currently 21%) on any REIT taxable income or capital gain not distributed.

Even though we qualify as a REIT, we nonetheless are subject to U.S. federal tax in the following circumstances:

●

We are taxed at the corporate rate on any REIT taxable income, including undistributed net capital gains that we do not distribute to stockholders during, or within a specified period after, the calendar year in which we recognized such income. We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock.

●	We may be subject to the alternative minimum tax, for tax years beginning before January 1, 2018.

●

If we have net income from prohibited transactions, such income will be subject to a 100% tax. “Prohibited transactions” are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, rather than for investment, other than foreclosure property.

●

If we have net income from the sale or disposition of “foreclosure property,” as described below, that is held primarily for sale in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to corporate tax on such income at the highest applicable rate (currently 21%).

●

If we fail to satisfy the 75% Gross Income Test or the 95% Gross Income Test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (a) the amount by which we fail the 75% Gross Income Test or (b) the amount by which we fail the 95% Gross Income Test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

●

If we fail to satisfy any of the Asset Tests, as described below, other than certain de minimis failures, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or 21% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the Asset Tests.

●

If we fail to satisfy any other REIT qualification requirements (other than the Gross Income or Asset Tests) and that violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

●

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed (taking into account excess distributions from prior years), plus (b) retained amounts on which federal income tax is paid at the corporate level.

●

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders.

●

A 100% tax may be imposed on some items of income and expense that are directly or constructively paid between us, our lessee or a TRS (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

●

If we acquire appreciated assets from a C corporation (i.e., a corporation generally subject to corporate income tax) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation (i.e., there is “built-in gain”), we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of such assets during the five-year period following their acquisition from the C corporation. The results described in this paragraph would not apply if the non-REIT corporation elects, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

●	We may have subsidiaries or own interests in other lower-tier entities that are C corporations, such as TRSs, the earnings of which would be subject to federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and non-U.S. income, franchise, property and other taxes on assets and operation. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Tests

The Code defines a REIT as a corporation, trust or association:

●	that elects to be taxed as a REIT;

●	that is managed by one or more trustees or directors;

●	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

●	that would be taxable as a domestic corporation but for its status as a REIT;

●	that is neither a financial institution nor an insurance company;

●	that meets the gross income, asset and annual distribution requirements;

●	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a partial taxable year; and

●

generally, in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals or entities treated as individuals for this purpose.

The first six conditions must be met during each taxable year for which REIT status is sought, while the last two conditions do not have to be met until after the first taxable year for which a REIT election is made.

Share Ownership Tests. Our common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for a partial taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined with attribution to the owners of any entity owning our stock). This is the “five or fewer” test referenced below in “Taxation of Tax-Exempt Stockholders.” However, these two requirements do not apply until after the first taxable year for which we elect REIT status.

Our charter contains certain provisions intended to enable us to meet these requirements. First, it contains provisions restricting the transfer of our stock which would result in any person beneficially owning or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our outstanding capital stock, including our common stock, subject to certain exceptions. Our charter also contains provisions requiring each holder of our shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under regulations of the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax return for the year in which the request was made.

Subsidiary Entities. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT and is not a taxable REIT subsidiary (which we refer to as a “TRS”). For purposes of the Asset and Gross Income Tests described below, all assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but maybe subject to state or local tax. Although we expect to hold all of our investments through our operating partnership, we may hold investments through qualified REIT subsidiaries. A TRS is described under “Asset Tests” below. A partnership is not subject to U.S. federal income tax and instead allocates its tax attributes to its partners. The partners are subject to U.S. federal income tax on their allocable share of the income and gain, without regard to whether they receive distributions from the partnership. Each partner’s share of a partnership’s tax attributes is determined in accordance with the partnership agreement. For purposes of the Asset and Gross Income Tests, we will be deemed to own a proportionate share of the assets of our operating partnership, and we will be allocated a proportionate share of each item of gross income of our operating partnership.

Asset Tests. At the close of each calendar quarter of each taxable year, we must satisfy a series of tests based on the composition of our assets. After initially meeting the Asset Tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as maybe required to cure any noncompliance.

At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities. Real estate assets include (i) real property (including interests in real property and interests in mortgages on real property (including mortgages secured by both real and personal property if the value of such property does not exceed 15% of the total property securing the loan)), (ii) shares in other qualifying REITs and debt instruments issued by publicly-traded REITS (not to exceed 25% of our assets unless secured by interests in real property), (iii) personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property”; and (iv) any stock or debt instrument(not otherwise a real estate asset) attributable to the temporary investment of “new capital,” but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock or in a public offering of debt obligations that have a maturity of at least five years.

If we invest in any securities that do not qualify under the 75% test, such securities may not exceed either: (i) 5% of the value of our assets as to any one issuer; or (ii) 10% of the outstanding securities by vote or value of any one issuer. A partnership interest held by a REIT is not considered a “security” for purposes of these tests; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets. For purposes of the 10% value test, a REIT’s proportionate share is based on its proportionate interest in the equity interests and certain debt securities issued by a partnership. For all of the other Asset Tests, a REIT’s proportionate share is based on its proportionate interest in the capital of the partnership. In addition, as discussed above, the stock of a qualified REIT subsidiary is not counted for purposes of the Asset Tests.

Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt.” A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the following securities will not violate the 10% value test:

(1) any loan made to an individual or an estate,

(2) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT),

(3) any obligation to pay rents from real property,

(4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity,

(5) any security issued by another REIT, and

(6) any debt instrument issued by a partnership if the partnership’s income is such that the partnership would satisfy the 75% Gross Income Test described below. In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership. Any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% Gross Income Test, and any debt instrument issued by a partnership(other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

A REIT may own the stock of a TRS. A TRS is a corporation (other than another REIT) that is owned in whole or in part by a REIT, and joins in an election with the REIT to be classified as a TRS. A corporation that is 35%-owned by a TRS will also be treated as a TRS. Securities of a TRS are excepted from the 5% and 10% vote and value limitations on a REIT’s ownership of securities of a single issuer. However, no more than 25% (20% for taxable years beginning after December 31, 2017 and before January 1, 2026) of the value of a REIT’s assets may be represented by securities of one or more TRSs. Taxpayers are subject to a limitation on their ability to deduct net business interest expense generally equal to 30% of adjusted taxable income, subject to certain exceptions and modifications. This may limit the ability of our taxable REIT subsidiaries to deduct interest, which could increase their taxable income.

A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT status for failing to satisfy these 5% or 10% Asset Tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (i) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (ii) $10 million; provided in either case that the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the Asset Tests for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (i) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (iv) the REIT pays a tax on the failure equal to the greater of (1) $50,000 or (2) an amount determined (under regulations) by multiplying (x) the highest rate of tax for corporations under Section 11 of the Code by (y) the net income generated by the assets for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

We believe that our holdings of securities and other assets comply with the foregoing Asset Tests, and we intend to monitor compliance with such tests on an ongoing basis. The values of some of our assets, however, may not be precisely valued, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes maybe uncertain in some circumstances, which could affect the application of the Asset Tests. Accordingly, there can be no assurance that the IRS will not contend that our assets do not meet the requirements of the Asset Tests.

Gross Income Tests. For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting.

The 75% Gross Income Test. At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions and certain hedging transactions as discussed below under “―Hedging Transactions” and cancellation of indebtedness income) must result from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (iv) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (v) other specified investments relating to real property or mortgages thereon, and (vi) income attributable to stock or a debt investment that is attributable to a temporary investment of new capital (as described under the 75% Asset Test above)received or earned during the one-year period beginning on the date we receive such new capital. In the case of real estate mortgage loans secured by both real and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the mortgage is qualifying under the 75% asset test and interest income that qualifies for purposes of the 75% gross income test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

Income attributable to a lease of real property will generally qualify as “rents from real property” under the 75% Gross Income Test (and the 95% Gross Income Test described below), subject to the rules discussed below:

Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

Rental income will not qualify if we furnish or render services to tenants or manage or operate the underlying property, other than through a permissible “independent contractor” from whom we derive no revenue, or through a TRS. This requirement, however, does not apply to the extent that the services, management or operations we provide are “usually or customarily rendered” in connection with the rental of space, and are not otherwise considered “rendered to the occupant.” With respect to this rule, tenants will receive some services in connection with their leases of the real properties. Our intention is that the services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). The board of directors intends to hire qualifying independent contractors or to utilize TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we intend that, with respect to our leasing activities, we will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (iii) enter into any lease with a related party tenant.

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements. For taxable years beginning after December 31, 2017, taxpayers, including TRSs, are subject to a limitation on their ability to deduct net business interest expense generally equal to 30% of adjusted taxable income, subject to certain exceptions. This may limit the ability of our TRSs to deduct interest, which could increase their taxable income. Further, a 100% excise tax is imposed on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arms’-length basis.

It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test, provided in both cases, that the interest does not depend, in whole or in part, on the income or profits of any person (other than amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, all the interest on it will nevertheless qualify under the 75% Gross Income Test if the amount of the loan does not exceed the fair market value of the real property at the time we commit to make or acquire the loan. We expect that all of our loans secured by real property will be structured this way. Therefore, income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

The 95% Gross Income Test. In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income (excluding gross income from prohibited transactions and certain hedging transactions as discussed below under “—Hedging Transactions” and cancellation of indebtedness income) for the taxable year must be derived from (i) sources which satisfy the 75% Gross Income Test, (ii) dividends, (iii) interest, or (iv) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to satisfy the 95% Gross Income Test.

Our share of income from the properties primarily gives rise to rental income and gains on sales of the properties, substantially all of which generally qualifies under the 75% Gross Income and 95% Gross Income Tests. Our anticipated operations indicate that it is likely that we will continue to have little or no non-qualifying income.

As described above, we may establish one or more TRSs. The gross income generated by these TRSs would not be included in our gross income. Any dividends from TRSs to us would be included in our gross income and qualify for the 95% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our status as a REIT for such year if: (i) the failure was due to reasonable cause and not due to willful neglect, (ii) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (iii) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

Annual Distribution Requirements. We are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (i) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (ii) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31 of that year so long as the dividends are actually paid during January of the following year. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

Tax law restricts the deductibility of net business interest expense by businesses (generally, to 30% of the business’ adjusted taxable income of the business, which is its taxable income computed without regard to business interest income or expense, or net operating losses, excludes depreciation and amortization) except, among others, real property businesses electing out of such restrictions; generally, we expect our business to qualify as such a real property business, but businesses conducted by our taxable REIT subsidiaries may not qualify. We have not made this election, but our operating partnership, starting with its 2021 taxable year, elected to not have this interest expense limitation apply to it. If an election out of these restrictions on interest deductions is made, less favorable alternative depreciation system to depreciate certain property must be used. As our operating partnership has made this election, it is required to use an alternative depreciation system to depreciate certain property. In addition, U.S. Treasury Regulations could limit the deduction we may claim for our proportionate share of the compensation expense attributable to the remuneration paid by our operating partnership for services performed by certain of our highly ranked and highly compensated employees.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. We will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary to comply with the annual distribution requirements, will borrow funds to fully provide the necessary cash flow.

Failure to Qualify. If we fail to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax for taxable years beginning prior to January 1, 2018) on our taxable income at the corporate rate, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as dividends. This “double taxation” would result from our failure to qualify as a REIT. In addition, if we fail to qualify as a REIT, we will not be required to distribute any amounts to our stockholders and all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, noncorporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate stockholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), subject to certain limitations. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT status for the four taxable years following the year during which qualification was lost.

Prohibited Transactions. As discussed above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of real property that:

●	has been held for at least two years;

●	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;

●	in some cases, was held for production of rental income for at least two years;

●	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor from whom we do not derive or receive any income or a TRS; and

●

when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year, or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Two supplemental alternative requirements are available to REITs seeking to satisfy the safe harbor. First, (i) the aggregate adjusted tax bases of all such property sold by the REIT during the year did not exceed 20% of the aggregate tax bases of all property of the REIT at the beginning of the year and (ii) the average annual percentage of properties sold by the REIT compared to all the REIT’s properties (measured by adjusted tax bases) in the current and two prior years did not exceed 10%, and, second, (i) the aggregate fair market value of all such property sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all property of the REIT at the beginning of the year and (ii) the average annual percentage of properties sold by the REIT compared to all the REIT’s properties (measured by fair market value) in the current and two prior years did not exceed 10%. Our intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business.

Foreclosure Property. Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property; (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated; and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Hedging Transactions. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures, contracts, forward rate agreements or similar financial instruments. Any income from a hedging transaction, including gain from a disposition of such a transaction, to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us to acquire or own real estate assets which is clearly identified as such before the close of the day on which it was acquired, originated or entered into and with respect to which we satisfy other identification requirements, will be disregarded for purposes of the 75% and 95% Gross Income Tests. There are also rules for disregarding income for purposes of the 75% and 95% Gross Income Tests with respect to hedges of certain foreign currency risks. In addition, if we entered into a hedging transaction (i) to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made or (ii) to manage the risk of currency fluctuations, and a portion of the hedged indebtedness or property is disposed of and in connection with such extinguishment or disposition we enter into a new clearly identified hedging transaction (a “Counteracting Hedge”), income from the applicable hedge and income from the Counteracting Hedge (including gain from the disposition of such Counteracting Hedge) will not be treated as gross income for purposes of the 95% and 75% gross income tests. To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% Gross Income Tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

Characterization of Property Leases. We may purchase either new or existing properties and lease them to tenants. Our ability to claim certain tax benefits associated with ownership of these properties, such as depreciation, would depend on a determination that the lease transactions are true leases, under which we would be the owner of the leased property for U.S. federal income tax purposes, rather than a conditional sale of the property or a financing transaction. A determination by the IRS that we are not the owner of any properties for U.S. federal income tax purposes may have adverse consequences to us, such as the denial of depreciation deductions (which could affect the determination of our REIT taxable income subject to the distribution requirements) or our satisfaction of the Asset Tests or the Gross Income Tests.

Tax Liabilities and Attributes Inherited in Connection with the Mergers and Other Acquisitions. We may from time to time acquire other REITs through a merger or acquisition, including our acquisition of CSR pursuant to the Mergers. If CSR or any other such REIT failed to qualify as a REIT for any of its taxable years, such REIT would be liable for (and we or our subsidiary, as the surviving entity in the merger or acquisition, would be obligated to pay) regular U.S. federal corporate income tax on its taxable income for such taxable years. In addition, if such REIT was a C corporation at the time of the merger or acquisition, the tax consequences described in the following paragraph generally would apply. If such REIT failed to qualify as a REIT for any of its previous taxable years, but qualified as a REIT at the time of such merger or acquisition, and we acquired such REIT’s assets in a transaction in which our tax basis in the assets of such REIT is determined, in whole or in part, by reference to such REIT’s tax basis in such assets, we generally would be subject to tax on the built-in gain on each asset of such REIT as described below if we were to dispose of the asset in a taxable transaction during the five-year period following such REIT’s requalification as a REIT, subject to certain exceptions. Moreover, even if such REIT qualified as a REIT at all relevant times, we would similarly be liable for other unpaid taxes (if any) of such REIT (such as the 100% tax on gains from any sales treated as “prohibited transactions” as described above under “—Prohibited Transactions”).

From time to time, we may acquire other corporations or entities and, in connection with such acquisitions, we may succeed to the historical tax attributes and liabilities of such entities. For example, if we acquire a C corporation and subsequently dispose of its assets within five years of the acquisition, we could be required to pay the built-in gain tax described above under “—General.” In addition, in order to qualify as a REIT, at the end of any taxable year, we must not have any earnings and profits accumulated in a non-REIT year. As a result, if we acquire a C corporation, we must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which we acquire the corporation. We also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time we acquired the entity.

Furthermore, after our acquisition of another corporation or entity, the asset and income tests will apply to all of our assets, including the assets we acquire from such corporation or entity, and to all of our income, including the income derived from the assets we acquire from such corporation or entity. As a result, the nature of the assets that we acquire from such corporation or entity and the income we derive from those assets may have an effect on our tax status as a REIT.

Tax Aspects of Investments in Partnerships

General. We operate as an UPREIT, which is a structure whereby we own a direct interest in our operating partnership, which, following the Partnership Merger, will continue to be IRT OP, and our operating partnership, in turn, owns interests in other non-corporate entities that own properties. Such non-corporate entities generally are organized as limited liability companies, partnerships or trusts and are either disregarded for U.S. federal income tax purposes (if our operating partnership was the sole owner) or treated as partnerships for U.S. federal income tax purposes. The following is a summary of the U.S. federal income tax consequences of our investment in our operating partnership. This discussion should also generally apply to any investment by us in a property partnership or other non-corporate entity.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes (see, however, the discussion below about the partnership audit rules). Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various Gross Income and Asset Tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from our operating partnership will be sufficient to pay the tax liabilities resulting from an investment in our operating partnership.

We intend that interests in our operating partnership (and any partnership invested in by our operating partnership with one or more partners) will either (i) fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership or (ii) even if it qualifies as a publicly traded partnership, it is not expected to be treated as a corporation for U.S. federal income tax purposes because at least 90% of its gross income each taxable year is from certain passive sources (the “90% Test”). Our operating partnership’s ability to satisfy the requirements of some of these safe harbors and the 90% Test depends on the results of our actual operations and accordingly no assurance can be given that any such partnership would not be treated as a publicly traded partnership.

If for any reason our operating partnership (or any partnership invested in by our operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the Asset Tests and Gross Income Tests described above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction, expense and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners subject to the rules applicable to distributions by corporations.

Anti-abuse Treasury regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our status as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of the Partnerships and their Partners. Although a partnership agreement will generally determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Section 704(b) of the Code and the Treasury regulations. If any allocation is not recognized for U.S. federal income tax purposes as having “substantial economic effect,” the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in our operating partnership agreement comply with the requirements of Section 704(b) of the Code and the applicable Treasury regulations.

Among the losses and deductions of our operating partnership that would flow to us are the interest deductions of the operating partnership and any subsidiary partnerships. Section 163(j) of the Code limits a taxpayer’s business interest expense deduction to the sum of business interest income, 30% of adjusted taxable income and certain other amounts. Adjusted taxable income does not include items of income or expense not allocable to a trade or business, business interest or expense, the deduction for qualified business income, NOLs, and deductions for depreciation, amortization, or depletion. For partnerships, the interest deduction limitation is applied at the partnership level, subject to certain adjustments to the partners for unused deduction limitation at the partnership level. A real property trade or business may elect out of this interest limitation. Currently, no such election has been made by us, but our operating partnership made this election starting with its 2021 taxable year. As a result of making the election, our operating partnership must use the less favorable alternative depreciation system to depreciate certain property and, as a result, its depreciation deductions may be reduced.

Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to property contributed to our operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by our operating partnership, such property will generally have an initial tax basis equal to its fair market value, and accordingly, Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by our operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Section 704(c) of the Code would apply to such differences as well.

Some expenses incurred in the conduct of our operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of our operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Partnership Audit Rules. A partnership may be liable for a tax computed by reference to the hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. These rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed against the affected partners, subject to a higher rate of interest than otherwise would apply. It is possible that these rules could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of those partnerships could be required to bear the economic burden of those taxes, interest and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Investors are urged to consult with their tax advisors with respect to those changes and their potential impact on their investment in our shares.

U.S. Federal Income Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

This section summarizes the taxation of domestic stockholders that are not tax-exempt organizations. For these purposes, a domestic stockholder (which we refer to as a “U.S. Stockholder”) is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

●	an individual that is a citizen or resident of the United States;

●

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the purchase, ownership and disposition of our shares by the partnership.

Certain high-income U.S. individuals, estates, and trusts are subject to an additional 3.8% tax on net investment income. For these purposes, net investment income includes dividends and gains from sales of stock. In the case of an individual, the tax is 3.8% of the lesser of the individual’s net investment income, or the excess of the individual’s modified adjusted gross income over an amount equal to (1) $250,000 in the case of a married individual filing a joint return or a surviving spouse, (2) $125,000 in the case of a married individual filing a separate return, or (3) $200,000 in the case of a single individual. The 20% deduction allowed by Section 199A of the Code, with respect to ordinary REIT dividends received by non-corporate taxpayers is allowed only for purposes of Chapter 1 of the Code and thus is not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax, which is imposed under Chapter 2A of the Code. Prospective investors should consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

As long as we qualify as a REIT, a taxable U.S. Stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. An individual U.S. Stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. Stockholder generally will not qualify as “qualified dividend income” that are taxed at the maximum tax rate accorded to capital gains. Qualified dividend income generally includes dividends paid to individuals, trusts and estates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our U.S. Stockholders, our dividends generally will not be eligible for the 20% rate (in the case of taxpayers whose taxable income exceeds certain thresholds depending on filing status) on qualified dividend income.

However, regular dividends from REITs that are “qualified REIT dividends” are treated as income from a pass-through entity and are eligible for a 20% deduction. As a result, our regular dividends may be taxed at 80% of an individual U.S. Stockholder’s marginal tax rate. The current maximum rate is 37%, resulting in a maximum rate of 29.6%. However, the maximum 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends attributable to dividends received by us from non-REIT corporations. Pursuant to the Treasury regulations, in order for a dividend paid by a REIT to be eligible to be treated as a “qualified REIT dividend,” the U.S. Stockholder must meet two holding period-related requirements. First, the U.S. Stockholder must hold the REIT shares for a minimum of 46 days during the 91-day period that begins 45 days before the date on which the REIT share becomes ex-dividend with respect to the dividend. Second, the qualifying portion of the REIT dividend is reduced to the extent that the U.S. Stockholder is under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. The 20% deduction does not apply to REIT capital gain dividends or to REIT dividends that we designate as “qualified dividend income.” Prospective investors should consult their tax advisors concerning these limitations on the ability to deduct all or a portion of dividends received on shares of our common stock.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (generally taxable at a maximum rate of 20% in the case of non-corporate U.S. Stockholders, subject to a maximum rate of 25% for certain recapture of real estate depreciation) to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate U.S. Stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We may also decide to retain, rather than distribute, our net long-term capital gains and pay any tax thereon. In such instances, U.S. Stockholders would include their proportionate shares of such gains in income, receive a credit on their returns for their proportionate share of our tax payments that may offset the U.S. Stockholders’ tax liability on proportionate income inclusion, and increase the tax basis of their shares of stock by the difference between the amount included in their long-term capital gains and the tax deemed paid with respect to their shares.

The aggregate amount of dividends that we may designate as “capital gain dividends” or “qualified dividend income” with respect to any taxable year may not exceed the dividends paid by us with respect to such year, including dividends that are paid in the following year (if they are declared before we timely file our tax return for the year and if made with or before the first regular dividend payment after such declaration) are treated as paid with respect to such year. A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders at the rates applicable to capital gain, provided that the shareholder has met certain holding period requirements.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a U.S. Stockholder’s current or suspended passive losses. Although U.S. Stockholders generally recognize taxable income in the year that a dividend is received, any dividend we declare in October, November or December of any year that is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31 of the year it was declared if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

In certain circumstances, we may have the ability to declare a large portion of a dividend in shares of our stock. In such a case, you would be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock.

In general, the sale of our common stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the U.S. Stockholder’s basis in the common stock sold. However, any loss from a sale or exchange of common stock by a U.S. Stockholder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the U.S. Stockholder treated our distributions as long-term capital gains.

We will report to our U.S. Stockholders and to the IRS the amount of dividends paid during each calendar year, and the amount (if any) of U.S. federal income tax we withhold. A U.S. Stockholder may be subject to backup withholding with respect to dividends paid unless such U.S. Stockholder: (i) is a corporation or comes within other exempt categories; or (ii) provides us with a taxpayer identification number, certifies as to no loss of exemption, and otherwise complies with applicable requirements. A U.S. Stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding can be credited against the U.S. Stockholder’s U.S. federal income tax liability. In addition, we may be required to withhold a portion of distributions made to any U.S. Stockholders who fail to certify their non-foreign status to us. See the section entitled “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Taxation of Stockholders—Taxation of Non-U.S. Stockholders” below.

U.S. Stockholders that hold our common stock through certain foreign financial institutions (including investment funds) may be subject to withholding on dividends in respect of such common stock, as discussed in the section entitled “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Taxation of Stockholders—Taxation of Non-U.S. Stockholders—FATCA Withholding” below.

Taxation of Tax-Exempt Stockholders

Our distributions to a stockholder that is a domestic tax-exempt entity should not constitute UBTI unless the stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its common stock, or the common stock is otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, part or all of the income or gain recognized with respect to our stock held by certain domestic tax-exempt entities including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Code), may be treated as UBTI. Special rules apply to the ownership of REIT shares by Section 401(a) tax-exempt pension trusts. If we would fail to satisfy the “five or fewer” share ownership test (discussed above with respect to the share ownership tests), and if Section 401(a) tax-exempt pension trusts were treated as individuals, tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if: (i) at least one tax-exempt pension trust owns more than 25% by value of our shares, or (ii) one or more tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares. The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI.

Prospective tax-exempt purchasers should consult their own tax advisors as to the applicability of these rules and consequences to their particular circumstances.

Taxation of Non-U.S. Stockholders

General. The rules governing the U.S. federal income taxation of beneficial owners of our common stock that are nonresident alien individuals, foreign corporations and other foreign investors (which we refer to collectively as, “Non-U.S. Stockholders”) are complex, and as such, only a summary of such rules is provided in this section. Non-U.S. investors should consult with their own tax advisors to determine the impact that U.S. federal, state and local income tax or similar laws will have on such investors as a result of an investment in our common stock.

FATCA Withholding. Sections 1471 through 1474 of the Code and subsequent guidance (which we refer to as “FATCA”) provide that certain payments to Non-U.S. Stockholders will be subject to a 30% withholding tax if the Non-U.S. Stockholder fails to provide the withholding agent with documentation sufficient to show that it is compliant with FATCA or otherwise exempt from withholding under FATCA. Generally, such documentation is provided on an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. If a payment is subject to the 30% tax under FATCA, it will not be subject to the 30% tax described under “Taxation of Non-U.S. Stockholders,” “Distributions-In General” and “U.S. Federal Income Tax Withholding on Distributions.” Based upon proposed Treasury regulations, which may be relied upon by taxpayers until the final Treasury regulations are issued, the FATCA withholding that was to be effective on January 1, 2019 with respect to payments of the gross proceeds from the sale or other disposition of our common stock no longer applies. Prospective investors should consult their tax advisors regarding the possible implications of this legislation on their investment in our shares.

Distributions in General. Distributions paid by us that are not attributable to gain from our sales or exchanges of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in our shares of common stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner that domestic stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a foreign corporation that is not entitled to any treaty exemption). Dividends in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder’s shares. Instead, they will reduce the adjusted basis of such shares, but not below zero. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described in “Sale of Shares” below.

Distributions Attributable to Sale or Exchange of Real Property. Distributions that are attributable to gain from our sales or exchanges of U.S. real property interests will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders would thus be required to file U.S. federal income tax returns and would be taxed at the normal capital gain rates applicable to domestic stockholders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such dividends may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally a capital gain dividend from a REIT is not treated as effectively connected income for a foreign investor if (i) the distribution is received with regard to a class of stock that is regularly traded on an established securities market located in the United States; and (ii) the foreign investor does not own more than 10% of the class of stock at any time during the tax year within which the distribution is received. We expect that our common stock will continue to be regularly traded on an established securities market in the United States.

U.S. Federal Income Tax Withholding on Distributions. For U.S. federal income tax withholding purposes and subject to the discussion above under “FATCA Withholding,” we will generally withhold tax at the rate of 30% on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder, unless the Non-U.S. Stockholder provides us with a properly completed IRS (i) Form W-8BEN or IRS Form W-8BEN-E evidencing that such Non-U.S. Stockholder is eligible for an exemption or reduced rate under an applicable income tax treaty (in which case we will withhold at the lower treaty rate)or (ii) Form W-8ECI claiming that the dividend is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the U.S. (in which case we will not withhold tax). We are also generally required to withhold tax at the rate of 21% on the portion of any dividend to a Non-U.S. Stockholder that is or could be designated by us as a capital gain dividend, to the extent attributable to gain on a sale or exchange of an interest in U.S. real property. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described in the preceding two paragraphs. Therefore, such withheld amounts are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities, including those described in the preceding two paragraphs. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.

Sales of Shares. Gain recognized by a Non-U.S. Stockholder upon a sale of shares of our common stock generally will not be subject to U.S. federal income taxation, provided that: (i) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business within the United States; (ii) the Non-U.S. Stockholder is not present in the United States for 183 days or more during the taxable year and certain other conditions apply; and (iii) our REIT is “domestically controlled,” which generally means that less than 50% in value of our shares was held directly or indirectly by foreign persons during the five year period ending on the date of disposition or, if shorter, during the entire period of our existence.

We cannot assure you that we will qualify as “domestically controlled.” If we were not domestically controlled, a Non-U.S. Stockholder’s sale of common shares would be subject to tax, unless our common shares were regularly traded on an established securities market and the selling Non-U.S. Stockholder has not directly, or indirectly, owned during a specified testing period more than 10% in value of our shares of common stock. We believe that our common stock will continue to be regularly traded on an established securities market in the United States. If the gain on the sale of shares were subject to taxation, the Non-U.S. Stockholder would be subject to the same treatment as domestic stockholders with respect to such gain, and the purchaser of such common stock may be required to withhold 15% of the gross purchase price.

If the proceeds of a disposition of common stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing Non-U.S. Stockholder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a foreign office of a foreign broker-dealer. Under Treasury regulations, if the proceeds from a disposition of common stock paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the United States, then (A) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a Non-U.S. Stockholder, and (B) information reporting will not apply if the Non-U.S. Stockholder certifies its non-U.S. status and further certifies that it has not been, and at the time the certificate is furnished reasonably expects not to be, present in the U.S. for a period aggregating 183 days or more during each calendar year to which the certification pertains. Prospective foreign purchasers should consult their tax advisors concerning these rules.

Additional exemptions from provisions relating to ownership of interests in U.S. real estate by non-U.S. persons are applicable to “qualified shareholders” and “qualified foreign pension plans,” as further described below.

Qualified Shareholders. Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under the Foreign Investment in Real Property Act of 1980 (“FIRPTA”). While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding.

In addition, a sale of our stock by a “qualified shareholder” who holds such stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA. As with distributions, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding on a sale of our stock.

A “qualified shareholder” is a foreign person that (i) either is (a) eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or (b) a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) of the entities described in (i) (a) or (b), above.

A qualified collective investment vehicle is a foreign person that (i) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation” if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Qualified Foreign Pension Funds. Any distribution to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a “qualified foreign pension fund”) who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA. In addition, a sale of our stock by a “qualified foreign pension fund” that holds such stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA.

A qualified foreign pension fund is any trust, corporation or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers inconsideration for services rendered (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

The tax provisions relating to qualified shareholders and qualified foreign pension funds are complex. Stockholders should consult their tax advisors with respect to the impact of those provisions on them.

Other Tax Considerations

State and Local Taxes. We and you may be subject to state or local taxation in various jurisdictions, including those in which we transact business or reside. Our and your state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our shares of common stock.

Legislative Proposals. You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect.

The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. You should consult your advisors concerning the status of legislative proposals that may pertain to the purchase, ownership and disposition of our shares of common stock.

THE IRT SPECIAL MEETING

Date, Time and Place

The IRT special meeting will be held at 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103 at 10:30 a.m., Eastern Time, on November 10, 2026.

Purpose of the IRT Special Meeting

At the IRT special meeting, IRT stockholders will be asked to consider and vote upon the following matters:

●	the IRT Issuance Proposal; and

●	the IRT Adjournment Proposal, if necessary.

Recommendation of the IRT Board

The IRT Board unanimously has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of IRT and its stockholders and has unanimously approved the Merger Agreement and the IRT Issuance Proposal. For more information, see “The Mergers—IRT’s Reasons for the Mergers; Recommendations of the IRT Board.”

The IRT Board unanimously recommends that holders of IRT Common Stock vote “FOR” the IRT Issuance Proposal and “FOR” the IRT Adjournment Proposal.

IRT Record Date; Stock Entitled to Vote

Only holders of record of shares of IRT Common Stock at the close of business on October 13, 2026, the record date for the IRT special meeting, will be entitled to notice of, and to vote at, the IRT special meeting or any adjournments or postponements thereof. You may cast one vote for each share of IRT Common Stock that you owned on the record date of October 13, 2026.

As of October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, there were 235,726,706 shares of IRT Common Stock outstanding and entitled to vote at the IRT special meeting.

As of October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, approximately 0.8% of the outstanding shares of IRT Common Stock were held by IRT directors and executive officers and their affiliates. IRT currently expects that the directors and executive officers of IRT will vote their shares in favor of the IRT Issuance Proposal, although none has entered into any agreements obligating them to do so.

Quorum

Stockholders who hold a majority of the total number of shares of IRT Common Stock issued and outstanding on the record date must be present or represented by proxy to constitute a quorum at the IRT special meeting. All shares of IRT Common Stock represented at the IRT special meeting, including abstentions and broker non-votes (shares held by a broker, bank or nominee that are represented at the IRT special meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), will be treated as present for purposes of determining the presence or absence of a quorum at the IRT special meeting.

Required Vote

The IRT Issuance Proposal requires the affirmative vote of the majority of the votes cast by IRT stockholders, in person or represented by proxy, at the IRT special meeting, assuming a quorum is present. Approval of the IRT Adjournment Proposal requires the affirmative vote of the majority of the votes cast by IRT stockholders, in person or represented by proxy, at the IRT special meeting. If a quorum is not present, the chairman of the IRT special meeting may adjourn the IRT special meeting.

The approval of the IRT Issuance Proposal is a condition to the consummation of the Mergers.

Abstentions and Broker Non-Votes

If you are an IRT stockholder and fail to vote, abstain from voting, or fail to instruct your broker, bank or nominee to vote, it will have no effect on the IRT Issuance Proposal, assuming a quorum is present, or the IRT Adjournment Proposal. Although broker non-votes will be counted as present for purposes of determining whether a quorum is present to organize the IRT special meeting, they will not be counted for purposes of determining whether the requisite vote to approve any such proposal has been obtained. Abstentions will be counted as present for purposes of determining whether a quorum is present to organize the IRT special meeting, but they will not be counted as a vote cast for purposes of determining whether the requisite vote to approve the IRT Issuance Proposal or the IRT Adjournment Proposal has been obtained.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to IRT or by voting in person at the IRT special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers, banks or nominees who hold shares of IRT Common Stock on behalf of their customers may not give a proxy to IRT to vote those shares without specific instructions from their customers.

If you are an IRT stockholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee will be prohibited from voting those shares on the IRT Issuance Proposal or the IRT Adjournment Proposal, but those non-votes, if any, will be present for purposes of determining a quorum but will have no effect on the IRT Issuance Proposal or the IRT Adjournment Proposal.

Voting of Proxies

A proxy card is enclosed for your use. IRT requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares through the Internet. Information and deadlines for voting proxies through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of IRT Common Stock represented by it will be voted at the IRT special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

If a proxy is signed and returned without an indication as to how the shares of IRT Common Stock represented by the proxy are to be voted with regard to a particular proposal, the IRT Common Stock represented by the proxy will be voted in accordance with the recommendation of the IRT Board. At the date hereof, IRT’s management has no knowledge of any business that will be presented for consideration at the IRT special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of IRT. In accordance with the IRT Bylaws and Maryland law, business transacted at the IRT special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the IRT special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the IRT special meeting in person.

Revocability of Proxies or Voting Instructions

If you are a holder of record of IRT Common Stock on the record date for the IRT special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the IRT special meeting. You can revoke your proxy in one of three ways:

●	you can send a signed notice of revocation;

●	you can grant a new, valid proxy bearing a later date; or

●

you can attend the IRT special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by IRT’s Corporate Secretary at 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103, no later than the beginning of the IRT special meeting. If you have voted your shares through the Internet, you may revoke your prior Internet vote by recording another vote using the Internet, or by signing and returning a proxy card dated as of a date that is later than your last Internet vote.

Solicitation of Proxies

IRT is soliciting proxies for the IRT special meeting and, in accordance with the Merger Agreement, the cost of proxy solicitation for the IRT special meeting will be borne by IRT. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of IRT, without additional remuneration, by personal interview, telephone, facsimile or otherwise. IRT will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. IRT has retained D.F. King & Co., Inc. to assist in its solicitation of proxies and has agreed to pay them a fee of $25,000, plus reasonable expenses, for these services.

IRT PROPOSALS

IRT PROPOSAL 1: THE IRT ISSUANCE PROPOSAL

Pursuant to NYSE rules, stockholder approval is required prior to the issuance of shares if the number of shares to be issued in a transaction equals 20% or more of the number of shares outstanding prior to the issuance. If the Mergers are completed pursuant to the Merger Agreement, IRT expects to issue up to approximately 64,164,225 shares of IRT Common Stock in connection with the Mergers based on the number of shares of CSR Common Stock outstanding as of October 2, 2026 and the number of outstanding CSR equity awards currently estimated to be settled in CSR Common Stock in connection with the Mergers. Accordingly, the aggregate number of shares of IRT Common Stock that IRT will issue in the Mergers will exceed 20% of the shares of IRT Common Stock outstanding before such issuance. Accordingly, IRT is requesting that holders of outstanding shares of IRT Common Stock consider and vote on a proposal to approve the issuance of additional shares of IRT Common Stock pursuant to the transactions contemplated by the Merger Agreement.

In the event the IRT Issuance Proposal is approved by IRT stockholders, but the Merger Agreement is terminated (without the Mergers being completed) prior to the issuance of shares of IRT Common Stock pursuant to the Merger Agreement, IRT will not issue any shares of IRT Common Stock as a result of the approval of the IRT Issuance Proposal.

Approval of the IRT Issuance Proposal is a condition to the closing of the Mergers. If the IRT Issuance Proposal is not approved, the Mergers will not occur. For a detailed discussion of the terms and conditions of the Mergers, see “The Merger Agreement—Conditions to Completion of the Mergers.”

Required Vote

Approval of the IRT Issuance Proposal requires the affirmative vote of the majority of the votes cast by IRT stockholders, in person or represented by proxy at the IRT special meeting, assuming a quorum is present. The votes cast “FOR” the IRT Issuance Proposal must exceed the votes cast “AGAINST” the IRT Issuance Proposal. For purposes of this vote, an abstention or a failure to vote will have no effect on the IRT Issuance Proposal, provided that a quorum is otherwise present at the IRT special meeting. If a quorum is not present, the chairman of the IRT special meeting may adjourn the IRT special meeting.

The IRT Board unanimously recommends that IRT stockholders vote “FOR” the approval of the IRT Issuance Proposal.

IRT PROPOSAL 2: THE IRT ADJOURNMENT PROPOSAL

IRT stockholders are being asked to approve the adjournment of the IRT special meeting, if necessary or appropriate, to solicit additional proxies in favor of the IRT Issuance Proposal, if there are insufficient votes at the time of such adjournment to approve the IRT Issuance Proposal, as discussed below.

If, at the IRT special meeting, the number of shares of IRT Common Stock present or represented and voting in favor of the IRT Issuance Proposal is insufficient to approve the IRT Issuance Proposal, IRT may move to adjourn the IRT special meeting in order to enable the IRT Board to solicit additional proxies for approval of the IRT Issuance Proposal.

IRT is asking its stockholders to authorize the holder of any proxy solicited by the IRT Board to vote to grant discretionary authority to the proxy holders, and each of them individually, to vote in favor of the adjournment of the IRT special meeting to another time and place, for the purpose of soliciting additional proxies. If the IRT stockholders approve this proposal, IRT could adjourn the IRT special meeting and any adjourned session of the IRT special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from IRT stockholders who have previously voted.

Required Vote

Approval of the IRT Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of IRT Common Stock, in person or represented by proxy, at the IRT special meeting. The votes cast “FOR” the IRT Adjournment Proposal must exceed the votes cast “AGAINST” the IRT Adjournment Proposal. For purposes of this vote, an abstention or a failure to vote will have no effect on the IRT Adjournment Proposal. If a quorum is not present, the chairman of the IRT special meeting may adjourn the IRT special meeting.

The IRT Board unanimously recommends that IRT stockholders vote “FOR” the IRT Adjournment Proposal.

THE CSR SPECIAL MEETING

Date, Time and Place

The CSR special meeting will be held virtually via live webcast at 9:30 a.m., Central Time, on November 10, 2026. Because the CSR special meeting is completely virtual and being conducted via live webcast, CSR shareholders will not be able to attend the CSR special meeting in person. CSR shareholders will be able to attend the CSR special meeting online and vote their shares electronically during the meeting by visiting  www.virtualshareholdermeeting.com/CSR2026SM. CSR shareholders will need the control number found on their proxy cards in order to access the webcast.

Any beneficial holders that hold their shares of CSR Common Stock in “street name” by a bank, brokerage firm or other nominee who do not have a 16-digit control number should follow the instructions provided on the voting instructions provided by their broker, bank or other nominee. In addition to registering for the CSR special meeting, such holders that wish to vote at the CSR special meeting must obtain a legal proxy executed in their favor from their bank, broker or other nominee prior to the CSR special meeting.

Purpose of the CSR Special Meeting

At the CSR special meeting, CSR shareholders will be asked to consider and vote upon the following matters:

●	the CSR Merger Proposal;

●	the CSR Compensation Proposal; and

●	the CSR Adjournment Proposal, if necessary.

Recommendation of the CSR Board

The CSR Board unanimously has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of CSR and has unanimously approved the Merger Agreement. For more information, see “The Mergers—CSR’s Reasons for the Mergers; Recommendations of the CSR Board.”

The CSR Board unanimously recommends that holders of CSR Common Stock vote “FOR” the CSR Merger Proposal, “FOR” the CSR Compensation Proposal and “FOR” the CSR Adjournment Proposal.

For additional information on the recommendation of the CSR Board, see the section titled “The Mergers—CSR’s Reasons for the Mergers; Recommendations of the CSR Board.”

CSR Record Date; Stock Entitled to Vote

Only holders of record of shares of CSR Common Stock at the close of business on October 13, 2026, the record date for the CSR special meeting, will be entitled to notice of, and to vote at, the CSR special meeting or any adjournments or postponements thereof. You may cast one vote for each share of CSR Common Stock that you owned on the record date of October 13, 2026.

As of October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, there were 16,823,940 shares of CSR Common Stock outstanding and entitled to vote at the CSR special meeting (rounded to the nearest whole share).

As of October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, approximately 0.5% of the outstanding shares of CSR Common Stock were held by CSR trustees and executive officers and their affiliates. CSR currently expects that the trustees and executive officers of CSR will vote their shares in favor of the CSR Merger Proposal, although none has entered into any agreements obligating them to do so.

Quorum

Shareholders who hold thirty-three and one-third percent (33 1/3%) of the total number of shares of CSR Common Stock issued and outstanding on the record date must be present or represented by proxy to constitute a quorum at the CSR special meeting. All shares of CSR Common Stock represented at the CSR special meeting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum at the CSR special meeting.

Required Vote

The CSR Merger Proposal requires the affirmative vote of the majority of the outstanding shares of CSR Common Stock entitled to vote. The CSR Compensation Proposal requires the affirmative vote of a majority of the shares of CSR Common Stock present in person (virtually) or represented by proxy at the CSR special meeting, assuming a quorum is present. Approval of the CSR Adjournment Proposal requires the affirmative vote of the majority of the votes cast by CSR shareholders at the CSR special meeting.

If you are a CSR shareholder and fail to vote, fail to instruct your bank, broker or other nominee to vote or abstain from voting, it will have the same effect as a vote against the CSR Merger Proposal. The approval of the CSR Merger Proposal is a condition to the consummation of the Mergers.

Any shares not present or represented by proxy will have no effect on the outcome of the CSR Compensation Proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the CSR Compensation Proposal will have the same effect as a vote against the CSR Compensation Proposal. In addition, if a CSR shareholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the CSR Compensation Proposal, it will have the same effect as a vote against the CSR Compensation Proposal. As an advisory vote, this proposal is not binding on CSR or the CSR Board or IRT or the IRT Board, and approval of this proposal is not a condition to the completion of the Mergers.

Any shares not present or represented by proxy will have no effect on the outcome of the CSR Adjournment Proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the CSR Adjournment Proposal will have no effect on the outcome of the CSR Adjournment Proposal. In addition, if a CSR shareholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the CSR Adjournment Proposal, it will have no effect on the outcome of the CSR Adjournment Proposal. Approval of this proposal is not a condition to the completion of the Mergers.

Abstentions; Broker Non-Votes; Failure to Vote

If you are a shareholder of record and you do not provide your proxy by signing and returning your proxy card by mail or via the Internet or by telephone or vote at the CSR special meeting virtually, your shares will not be voted with respect to a proposal at the CSR special meeting and will not be counted as present for purposes of determining whether a quorum exists.

An abstention occurs when the beneficial owner of shares, or a broker, bank or other nominee holding shares for a beneficial owner, is present at the CSR special meeting (virtually) or represented by proxy at the CSR special meeting, and entitled to vote at the meeting, but such person refrains from voting as to a particular proposal by expressly marking the “abstain” box on the voting instruction form or ballot.

A broker non-vote occurs when shares held by a bank, brokerage firm or other nominee are represented at a meeting, but the bank, brokerage firm or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal (a “non-routine” proposal) but has discretionary voting power on other proposals at such meeting.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to CSR or by voting in person at the CSR special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers, banks or nominees who hold shares of CSR Common Stock on behalf of their customers may not give a proxy to CSR to vote those shares without specific instructions from their customers.

If you are a CSR shareholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee will be prohibited from voting those shares on the CSR Merger Proposal, CSR Compensation Proposal or the CSR Adjournment Proposal.

Voting of Proxies

A proxy card is enclosed for your use. CSR requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of CSR Common Stock represented by it will be voted at the CSR special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy. If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card.

If a proxy is signed and returned without an indication as to how the shares of CSR Common Stock represented by the proxy are to be voted with regard to a particular proposal, the CSR Common Stock represented by the proxy will be voted in accordance with the recommendation of the CSR Board. At the date hereof, CSR’s management has no knowledge of any business that will be presented for consideration at the CSR special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of CSR. In accordance with the CSR Bylaws and North Dakota law, business transacted at the CSR special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the CSR special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the CSR special meeting in person (virtually).

If you have any questions about how to vote or direct a vote in respect of your shares of CSR Common Stock, you may contact Sodali, CSR’s proxy solicitor, at (800) 662-5200 (call toll-free), or CSR@info.sodali.com (email).

Revocability of Proxies or Voting Instructions

If you are a holder of record of CSR Common Stock on the record date for the CSR special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the CSR special meeting. You can revoke your proxy in one of four ways:

●	you can send a signed notice of revocation;

●	submit a new, valid proxy card bearing a later date;

●	vote again by phone or the Internet at a later time by the deadline specified on the accompanying proxy card; or

●

attend the CSR special meeting and vote in person (virtually). Please note that your attendance at the special meeting will not alone serve to revoke your proxy; instead, you must vote your shares at the CSR special meeting in order to do so.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by CSR’s Secretary at 1324 20th Avenue SW, PO Box 1988, Minot, North Dakota 58702-1988, no later than the beginning of the CSR special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording another vote using the telephone or Internet prior to the deadline set forth on the proxy card, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

If your shares of CSR Common Stock are held by a bank, broker or nominee, you must follow the instructions provided by the bank, broker or nominee to revoke or change your voting instructions.

Solicitation of Proxies

CSR is soliciting proxies for the CSR special meeting and, in accordance with the Merger Agreement, the cost of proxy solicitation for the CSR special meeting will be borne by CSR. The enclosed proxy card is being solicited by CSR and the CSR Board. In addition to the use of the mail, proxies may be solicited by officers and trustees and regular employees of CSR, without additional remuneration, by personal interview, telephone, facsimile or otherwise. CSR will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. CSR has retained Sodali to assist in its solicitation of proxies and has agreed to pay them a fee of $30,000, as well as reimbursement of reasonable and customary documented expenses, for these services. CSR also has agreed to indemnify Sodali against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Appraisal Rights

No dissenters’ or appraisal rights, or rights of objecting shareholders, will be available to holders of CSR Common Stock under applicable North Dakota law with respect to the Mergers or the other transactions contemplated by the Merger Agreement.

Other Information

The matters to be considered at the CSR special meeting are of great importance to the CSR shareholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

Assistance

If you need assistance in completing your proxy card or have questions regarding the CSR special meeting, contact:

Sodali & Co
430 Park Ave, 14th Floor

New York, New York 10022

Call Toll-Free: (800) 662-5200

Banks and Brokers Call: (212) 300-2470

CSR@info.sodali.com

Results of the CSR Special Meeting

Within four business days following certification of the final voting results, CSR intends to file the final voting results of its special meeting with the SEC in a Current Report on Form 8-K. A preliminary tally will also be reported at the CSR special meeting; however, this tally will not be final and will be subject to change until reported by CSR in its Current Report on Form 8-K.

CSR PROPOSALS

CSR PROPOSAL 1: THE CSR MERGER PROPOSAL

CSR is asking its shareholders to approve the Company Merger, on the terms and subject to the conditions of the Merger Agreement. For a detailed discussion of the terms of the Merger Agreement, see the section entitled “The Merger Agreement.” As discussed in the section entitled “The Mergers—CSR’s Reasons for the Mergers; Recommendations of the CSR Board,” after careful consideration, the CSR Board, by a unanimous vote of all trustees, approved the Merger Agreement and transactions contemplated thereby, including the Company Merger, and determined the Merger Agreement and the transactions contemplated thereby, including the Company Merger, to be advisable and in the best interest of CSR.

Approval of the CSR Merger Proposal is a condition to the closing of the Company Merger. If the CSR Merger Proposal is not approved, the Company Merger will not occur. For a detailed discussion of the terms and conditions of the Company Merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Mergers.”

Required Vote

Approval of the CSR Merger Proposal requires the affirmative vote of the holders of CSR Common Stock possessing a majority of the voting power of the shares of CSR Common Stock outstanding and entitled to vote thereon. For purposes of this vote, an abstention, failure to vote and broker non-vote will have the same effect as a vote “AGAINST” the CSR Merger Proposal.

The CSR Board unanimously recommends that CSR shareholders vote “FOR” the CSR Merger Proposal.

CSR PROPOSAL 2: THE CSR COMPENSATION PROPOSAL

Under Item 402(t) of Regulation S-K and Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, CSR is required to submit a proposal to its shareholders for an advisory (non-binding) vote to approve certain compensation that may become payable to CSR’s named executive officers in connection with the consummation of the Company Merger as discussed in the section entitled “The Mergers—Interests of CSR Trustees and Executive Officers in the Mergers,” including the footnotes to the table and the associated narrative discussion.

The CSR Board unanimously recommends that CSR shareholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Centerspace in connection with the Company Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled ”The Mergers—Interests of CSR Trustees and Executive Officers in the Mergers—Quantification of Potential Payments and Benefits to CSR’s Named Executive Officers in Connection with the Company Merger“ including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

Required Vote

The vote on the CSR Compensation Proposal is a vote separate and apart from the vote on the CSR Merger Proposal and approval of the CSR Compensation Proposal is not a condition to consummation of the Company Merger. Accordingly, you may vote to approve the CSR Merger Proposal and vote not to approve the CSR Compensation Proposal and vice versa. Because the vote on the CSR Compensation Proposal is advisory only, it will not be binding on CSR or IRT. Accordingly, if the Merger Agreement is approved and adopted and the Company Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the CSR Compensation Proposal.

The approval of the CSR Compensation Proposal requires the affirmative vote of a majority of the shares of CSR Common Stock present in person (virtually) or by proxy at the CSR special meeting, assuming a quorum is present; however, such vote is non-binding and advisory only.

The CSR Board unanimously recommends that CSR shareholders vote “FOR” the CSR Compensation Proposal.

CSR PROPOSAL 3: THE CSR ADJOURNMENT PROPOSAL

CSR is requesting that CSR shareholders approve one or more adjournments of the CSR special meeting to another date, time or place, solely for the purpose of and for the times reasonably necessary for further solicitation of proxies or to obtain additional votes in favor of the approval of the CSR Merger Proposal, if necessary or appropriate.

Approval of this proposal requires the affirmative vote of a majority of all votes cast at the CSR special meeting.

If, at the CSR special meeting, the number of shares of CSR Common Stock present in person (virtually) or represented by proxy and voting in favor of the approval of the CSR Merger Proposal is insufficient to approve the proposal, CSR intends to move to adjourn the CSR special meeting in order to enable the CSR Board to solicit additional proxies for approval of the CSR Merger Proposal.

CSR retains full authority to the extent it is set forth in its bylaws and North Dakota law to adjourn the CSR special meeting, or to postpone the CSR special meeting before it is convened, without the approval of any shareholder.

Required Vote

Approval of the CSR Adjournment Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of CSR Common Stock, in person (virtually) or represented by proxy, at the CSR special meeting.

The CSR Board unanimously recommends that CSR shareholders vote “FOR” the CSR Adjournment Proposal.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements and notes thereto present the unaudited pro forma condensed combined balance sheet as of June 30, 2026 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and the year ended December 31, 2025. The following unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X in order to give effect to the Mergers (as defined below) and the assumptions and adjustments described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements.

Introduction

On September 8, 2026, IRT, IRT OP, and IRT OP Merger Sub entered into the Original Merger Agreement with CSR and CSR OP. IRT Merger Sub was formed after the date of the Original Merger Agreement and added to the Original Merger Agreement as a party by joinder. The Original Merger Agreement was amended pursuant to the Amendment to the Merger Agreement.

Pursuant to the Merger Agreement, CSR will merge with and into IRT Merger Sub at the Company Merger Effective Time, whereupon the separate existence of CSR will cease and IRT Merger Sub will be the surviving entity and a wholly owned subsidiary of IRT. Immediately following the Company Merger, IRT OP Merger Sub will merge with and into CSR OP at the Partnership Merger Effective Time, whereupon the separate existence of IRT OP Merger Sub will cease and CSR OP will be the surviving entity and a subsidiary of IRT OP.

Pursuant to the terms of the Merger Agreement, upon consummation of the Company Merger, each issued and outstanding share of CSR Common Stock will be automatically converted into the right to receive a number of shares of IRT Common Stock equal to the Exchange Ratio, with cash paid in lieu of fractional shares.

At the Partnership Merger Effective Time, (i) each IROP Common Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will remain issued and outstanding, (ii) each CSR OP Common Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be automatically converted into the right to receive a number of IROP Common Units equal to the Exchange Ratio, rounded up to the nearest whole unit (for each holder of CSR OP Common Units, after aggregation of all fractional IROP Common Units otherwise to be received by such holder), (iii) each CSR OP Series D Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be automatically converted into one IRT OP Series A Preferred Unit, which will have rights, powers, duties and preferences that are substantially the same as the rights, powers, duties and preferences of the CSR OP Series D Preferred Units and which may be exchanged at the option of its holder into a number of IROP Common Units equal to 1.37931 multiplied by the Exchange Ratio, subject to specified terms and conditions, (iv) each CSR OP Series E Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be automatically converted into one IRT OP Series B Preferred Unit, which will have rights, powers, duties and preferences that are substantially the same as the rights, powers, duties and preferences of the CSR OP Series E Preferred Units and which may be exchanged at the option of its holder into a number of IROP Common Units equal to 1.20482 multiplied by the Exchange Ratio, subject to specified terms and conditions, and (v) the general partnership interest of CSR OP, which is owned entirely by Centerspace, Inc., a North Dakota corporation and wholly owned subsidiary of CSR, will remain issued and outstanding and unchanged by the Partnership Merger, and no consideration will be delivered in respect thereof.

Upon consummation of the Mergers, based on the shares of IRT Common Stock and CSR Common Stock outstanding as of October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, IRT and CSR estimate that legacy IRT stockholders and holders of IROP Common Units will own approximately 78% of the issued and outstanding shares of IRT Common Stock and IROP Common Units, and legacy CSR shareholders and CSR OP Common Unit holders will own approximately 22% of the issued and outstanding shares of IRT Common Stock and IROP Common Units.

Consummation of the Mergers is subject to customary closing conditions, including, among others, approval by IRT stockholders of the IRT Issuance Proposal and approval by CSR shareholders of the CSR Merger Proposal, and is expected to occur as soon as the end of the fourth quarter of 2026.

Pro Forma Information

The following unaudited pro forma condensed combined financial statements have been prepared by applying the acquisition method of accounting, with IRT treated as the acquiror. In applying the acquisition method of accounting specified by GAAP it is necessary to identify the accounting acquiror, which may be different from the legal acquiror. Factors considered in identifying an accounting acquiror include, but are not limited to, the relative size of the merging companies, the relative voting interests of the respective stockholders after consummation of a merger and the composition of senior management and the board of directors after consummation of a merger. After consideration of all applicable factors pursuant to GAAP, IRT has been identified as the accounting acquiror of CSR. Accordingly, the total merger consideration (referred to herein as purchase price) will be allocated to the estimated fair market values of CSR’s assets to be acquired and liabilities to be assumed in the Mergers, with the excess purchase price, if any, allocated to goodwill.

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of IRT and the historical consolidated financial statements of CSR as adjusted to give effect to the Mergers. The unaudited pro forma condensed combined balance sheet as of June 30, 2026 gives effect to the Mergers as if they had occurred on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and the year ended December 31, 2025 give effect to the Mergers as if they had occurred on January 1, 2025.

The following unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are based on assumptions and estimates considered appropriate by IRT’s management. The unaudited pro forma adjustments represent IRT management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and additional analyses are performed. However, IRT’s management believes that the adjustments to the historical financial statements of IRT and CSR are (i) directly attributable to the Mergers, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results; and IRT’s management believes that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of what IRT’s financial condition or results of operations actually would have been if the Mergers had been consummated as of the dates indicated, nor do they purport to represent IRT’s financial position or results of operations for future periods.

The following unaudited pro forma condensed combined financial statements do not reflect any adjustments not otherwise described herein, including adjustments associated with: (1) IRT or CSR real estate acquisitions and dispositions that may close after June 30, 2026 or the related financing or debt repayments in connection with those acquisitions or dispositions; (2) potential synergies that may be achieved following the Mergers, including potential overall savings in general and administrative expense, or any strategies that IRT’s management may consider in order to continue to efficiently manage IRT’s operations; (3) any integration costs that may be incurred following the consummation of the Mergers; and (4) any integration and other costs which may be necessary to achieve the potential synergies, since the extent of such costs are not reasonably certain. However, such costs could affect the combined results following consummation of the Mergers in the period the costs are incurred or recorded. In addition, the following unaudited pro forma condensed combined financial statements do not give effect to the Debt Commitment Letter, pursuant to which Royal Bank of Canada committed to provide IRT OP with the Term Loan, which may be used to finance a portion of the transactions contemplated by the Merger Agreement, including the refinancing of indebtedness of CSR and its subsidiaries, and to pay related costs, fees and expenses. The obligations of IRT and IRT OP to consummate the Mergers are not conditioned on receipt of the proceeds of the Term Loan or any alternative financing, so any net proceeds that may be received from the Term Loan are not reasonably certain.

As of June 30, 2026
(Dollars in thousands)

	IRT Historical	CSR Historical	CSR Disposition & Other Proforma Adjustments NOTE 3	CSR, Adjusted	Reclassifications NOTE 4	CSR Historical, as adjusted and reclassified	Merger Adjustments		Consolidated Pro Forma
ASSETS:									
Investments in real estate at cost	$ 6,798,220	$ 2,261,220	$ -	$ 2,261,220		$ 2,261,220	$ (510,593)	(A)	$ 8,548,847
Accumulated depreciation	(1,029,116)	(605,402)	-	(605,402)		(605,402)	605,402	(B)	(1,029,116)
Investments in real estate, net	5,769,104	1,655,818	-	1,655,818	-	1,655,818	94,809		7,519,731
Real estate held for sale	77,756	135,111	(135,111)	-		-	-		77,756
Investments in real estate under development	67,814	-	-	-		-	-		67,814
Cash and cash equivalents	22,513	8,560	104,348	112,908		112,908	-		135,421
Restricted cash	24,184	1,883	-	1,883		1,883	-		26,067
Investments in unconsolidated real estate entities	69,970	-	-	-		-	-		69,970
Other assets	45,078	38,993	(702)	38,291	(2,637)	35,654	-		80,732
Derivative assets	14,850	-	-	-		-	-		14,850
Goodwill and intangible assets, net	418	-	-	-	1,217	1,217	16,466	(C)	18,101
Total Assets	$ 6,091,687	$ 1,840,365	$ (31,465)	$ 1,808,900	$ (1,420)	$ 1,807,480	$ 111,275		$ 8,010,442
LIABILITIES AND EQUITY:									
Indebtedness	$ 2,443,383	$ 989,583	$ (176,000)	$ 813,583	$ (1,420)	$ 812,163	$ (67,325)	(D)	$ 3,188,221
Indebtedness associated with real estate held for sale	-	-	-	-		-	-		-
Accounts payable and accrued expenses	101,713	51,370	(3,161)	48,209	(25,786)	22,423	54,500	(E)	178,636
Accrued interest payable	8,296	-	-	-	3,616	3,616	-		11,912
Dividends payable	43,426	-	-	-	13,618	13,618	-		57,044
Derivative liabilities	-	-	-	-		-	-		-
Other liabilities	8,178	-	-	-	8,552	8,552	-		16,730
Liabilities held for sale, net	-	1,460	(1,460)	-		-	-		-
Total Liabilities	2,604,996	1,042,413	(180,621)	861,792	(1,420)	860,372	(12,825)		3,452,543
Series D Preferred Units	-	5,940	-	5,940		5,940	(1,254)	(F)	4,686
Equity:									
Stockholders' Equity:									
Preferred stock, $0.01 par value	-	-	-	-		-	-		-
Common stock, $0.01 par value	2,357	-	-	-		-	638	(G)	2,995
Additional paid-in capital	3,978,126	1,369,753	-	1,369,753		1,369,753	(410,057)	(G)	4,937,822
Accumulated other comprehensive income (loss)	13,384	-	-	-		-	-		13,384
Retained earnings (accumulated deficit)	(634,698)	(689,530)	128,103	(561,427)		(561,427)	506,927	(G) (E)	(689,198)
Total stockholders' equity	3,359,169	680,223	128,103	808,326	-	808,326	97,508		4,265,003
Non-controlling interests	127,522	111,789	21,053	132,842		132,842	27,845	(H)	288,209
Total Equity	3,486,691	792,012	149,156	941,168	-	941,168	125,354		4,553,213
Total Liabilities, mezzanine equity, and equity	$ 6,091,687	$ 1,840,365	$ (31,465)	$ 1,808,900	$ (1,420)	$ 1,807,480	$ 111,275		$ 8,010,442

For the year ended December 31, 2025
(Dollars in thousands, except share or per share amounts)

	IRT Historical	CSR Historical	CSR Disposition & Other Proforma Adjustments NOTE 3	CSR, Adjusted	Reclassifications NOTE 4	CSR Historical, as reclassified & adjusted	Merger Adjustments	Consolidated Pro Forma
REVENUE:								
Rental and other property income	$ 656,481	$ 273,662	$ (35,655)	$ 238,007	$ 483	$ 238,490	$ -	$ 894,971
Other revenue	1,215	3,409	(245)	3,164	-	3,164	-	4,379
Total revenue	657,696	277,071	(35,900)	241,171	483	241,654	-	899,350
EXPENSES:								
Property operating expenses	239,157	77,627	(10,211)	67,416	25,294	92,710	-	331,867
Real estate taxes	-	28,646	(3,835)	24,811	(24,811)	-		-
Property management expenses	30,107	9,638	(10)	9,628	-	9,628	-	39,735
General & administrative expenses	23,966	20,918	-	20,918	-	20,918	-	44,884
Depreciation and amortization	243,241	113,231	(10,269)	102,962	-	102,962	(42,839) (I)	303,364
Impairment of real estate investments	-	37,719	(14,500)	23,219	-	23,219	-	23,219
Casualty (gains) losses, net	1,314	816	(49)	767	-	767	-	2,081
Total expenses	537,785	288,595	(38,874)	249,721	483	250,204	(42,839)	745,150
Interest expense	(78,998)	(44,884)	10,138	(34,746)	-	(34,746)	(4,498) (J)	(118,242)
Gain on sale (loss on impairment) of real estate assets, net	6,147	79,470	-	79,470	-	79,470	-	85,617
Loss on debt extinguishment	(67)	(98)	-	(98)	-	(98)	-	(165)
Other loss	(352)	-	-	-	-	-	-	(352)
Income from unconsolidated real estate entities	11,066	-	-	-	-	-	-	11,066
Net income (loss)	57,707	22,964	13,112	36,076	0	36,076	38,342	132,125
(Income) loss allocated to non-controlling interests - OP unitholders and Series E preferred units	(1,149)	(2,969)	(1,881)	(4,850)		(4,850)	(2,015) (K)	(8,014)
(Income) loss allocated to non-controlling interests - consolidated real estate entities	-	(2,408)	-	(2,408)		(2,408)		(2,408)
Distributions to Series D preferred unitholders	-	(486)	-	(486)	(0)	(486)	-	(486)
Net Income (loss) allocable to common shares	$ 56,558	$ 17,101	$ 11,231	$ 28,332	$ 0	$ 28,332	$ 36,327	$ 121,217
Earnings Per Share:								
Basic	$ 0.24	$ 1.02		$ 1.69		$ 1.69		$ 0.41
Diluted	$ 0.24	$ 1.02		$ 1.69		$ 1.69		$ 0.40
Weighted-Average Shares:								
Basic	233,923,616	16,728,000		16,728,000		16,728,000	63,566,400 (L)	297,490,016
Diluted	234,750,431	16,775,000		16,775,000		16,775,000	71,646,644 (L)	306,397,075

NOTE 1: Basis of Presentation

The IRT and CSR historical financial information has been derived from, in the case of IRT, its consolidated financial statements in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, and Annual Report on Form 10-K for the year ended December 31, 2025, and, in the case of CSR, its consolidated financial statements in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, and Annual Report on Form 10-K for the year ended December 31, 2025. Certain of CSR’s historical amounts have been reclassified to conform to IRT’s financial statement presentation, as discussed further in Note 4. The unaudited pro forma condensed combined financial statements should be read in conjunction with IRT’s and CSR’s historical consolidated financial statements and the notes thereto. The unaudited pro forma condensed combined balance sheet gives effect to the Mergers as if they had been completed on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025 give effect to the Mergers as if they had occurred on January 1, 2025.

The historical financial statements of IRT and CSR have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to the accounting for the Mergers under GAAP, as described in Note 6, “Merger Adjustments.” The unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with IRT as the acquiror of CSR. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated purchase consideration has been allocated to the assets acquired and liabilities assumed of CSR based upon IRT management’s preliminary estimate of their fair values as of June 30, 2026. The allocations of the purchase price reflected in these unaudited pro forma condensed combined financial statements have not been finalized and are based upon the best available information at the current time. A final determination of the fair values of the assets and liabilities, which cannot be made prior to the completion of the Mergers and which is anticipated to occur as soon as the fourth quarter of 2026, will be based on the actual valuations of the tangible and intangible assets and liabilities that exist as of the date of completion of the Mergers. The completion of the final valuations, the allocations of the purchase price, the impact of ongoing integration activities, the timing of the completion of the Mergers and other changes in tangible and intangible assets and liabilities that occur prior to the completion of the Mergers could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements and related notes herein present unaudited pro forma condensed combined financial condition and results of operations of IRT, after giving pro forma effect to the Mergers, which include the issuance of shares of IRT Common Stock to CSR shareholders at the Exchange Ratio, the issuance of IROP Common Units to holders of CSR Common Units at the Exchange Ratio, the issuance of IRT OP Series A Preferred Units to holders of CSR OP Series D Preferred Units, and the issuance of IRT OP Series B Preferred Units to holders of CSR OP Series E Preferred Units and the assumption of the outstanding debt of CSR and its subsidiaries.

The Mergers and the related adjustments are described in these accompanying notes to the unaudited pro forma condensed combined financial statements. In the opinion of IRT’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the overall financial position or results of operations of the combined company that would have occurred if the Mergers had been completed on the dates indicated, nor are they indicative of the overall financial position or results of operations that may be expected for any future period or date. In addition, future results may vary significantly from those reflected in the unaudited pro forma condensed combined financial statements.

NOTE 2: Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements are those set out in IRT’s audited consolidated financial statements as of and for the year ended December 31, 2025, and IRT’s unaudited consolidated financial statements as of and for the six months ended June 30, 2026. IRT’s management has determined that there were no significant accounting policy differences between IRT and CSR and, therefore, no adjustments are necessary to conform CSR’s financial statements to the accounting policies used by IRT in the preparation of the unaudited pro forma condensed combined financial statements. This conclusion is subject to change as further assessment is performed and finalized for purchase accounting.

As part of the application of ASC 805, IRT will conduct a more detailed review of CSR’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of CSR’s results of operations or reclassification or adjustment of assets or liabilities to conform to IRT’s accounting policies and classifications. Therefore, IRT may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. In certain cases, the information necessary to evaluate the differences in accounting policies and the impacts thereof may not be available until after the Mergers are completed.

NOTE 3: Pro Forma 2026 Disposition Adjustments to CSR’s Historical Financial Statements

The CSR Board previously approved a portfolio optimization and deleveraging plan that included targeted asset sales. In connection with such plan, CSR entered into purchase and sale agreements for the sale of 14 multifamily apartment communities under multiple purchase and sale agreements with unaffiliated third-party purchasers (the “CSR 2026 Dispositions”). The CSR 2026 Dispositions were completed throughout June, July and August 2026 for aggregate gross sales proceeds of approximately $319 million.

CSR evaluated the CSR 2026 Dispositions as a series of related transactions for purposes of Form 8-K and Regulation S-X significance testing and determined that, in the aggregate, the CSR 2026 Dispositions constituted a significant disposition of assets. CSR filed unaudited pro forma condensed consolidated financial statements as Exhibit 99.1 to the Current Report on Form 8-K filed on August 14, 2026. These pro forma adjustments are included as the CSR Disposition & Other Pro Forma Adjustments in the accompanying pro forma financial statements given the significance to the CSR historical financial statements that will not be part of the Mergers.

NOTE 4: Reclassification Adjustments

The CSR historical financial statement line items or portions of line items have been reclassified as indicated in the “Reclassifications” column to conform to IRT presentation of these unaudited pro forma condensed combined financial statements. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity, or net income allocable to common shares of CSR.

NOTE 5: Preliminary Purchase Price Allocation

Estimated Preliminary Purchase Price

The unaudited pro forma condensed combined financial statements reflect the preliminary allocation of the purchase price to CSR’s identifiable net assets acquired. The preliminary allocation of purchase price in these unaudited pro forma condensed combined financial statements is based upon an estimated preliminary purchase price of approximately $1.9 billion with $1.1 billion of consideration transferred. The calculation of the estimated preliminary purchase price related to the Mergers is as follows (in thousands, except share and per share data):

	Common Stock	OP units	Series D Pref Units	Series E Pref Units	Amount (c)
Estimated shares of CSR Common Stock, CSR OP Common Units and CSR OP Preferred Units to be exchanged (a)	16,792	882	-	-	17,674
Exchange Ratio	3.8	3.8	-	-
Estimated shares of IRT Common Stock and IROP Common Units to be issued	63,810	3,352	-	-	67,161
Estimated Preferred Units to be exchanged (a)	-	-	59	1,600	1,659
Exchange Ratio	-	-	5.241378	4.578316
Estimated convertible Preferred Units to be issued	-	-	311	7,325	7,637
Closing stock price of IRT on September 17, 2026	15.05	15.05	15.05	15.05	15.05
Estimated fair value of IRT Common Stock, IROP Common Units and IRT OP Preferred Units to be issued to former holders of CSR Common Stock, CSR OP Common Units and CSR OP Preferred Units (b) -- Consideration transferred	960,334	50,442	4,686	110,246	$1,125,708
Preliminary fair value of CSR mortgages payable and notes payable assumed by IRT					744,838
Total estimated preliminary purchase price					$1,870,546

(a)    Includes 16,792,000 shares of CSR Common Stock outstanding as of June 30, 2026 and 882,000 CSR OP Common Units outstanding as of June 30, 2026. Under the Merger Agreement, these shares and units are to be converted to IRT Common Stock and IROP Common Units, as applicable, at the Exchange Ratio. Additionally includes 59,400 CSR OP Series D Preferred Units and 1,600,000 CSR OP Series E Preferred Units. Under the Merger Agreement, these CSR OP Preferred Units are to be converted to IRT OP Series A Preferred Units and IRT OP Series B Preferred Units at the Exchange Ratio multiplied by 1.37931 and 1.20482, respectively.

(b)    The estimated fair value of IRT Common Stock, IROP Common Units, IRT OP Series A Preferred Units and IRT OP Series B Preferred Units to be issued to former holders of CSR Common Stock, CSR OP Common Units, CSR OP Series D Preferred Units and CSR OP Series E Preferred Units is based upon the per share closing price of IRT Common Stock on September 17, 2026, the most recent date practicable in the preparation of these unaudited pro forma condensed combined financial statements, which was $15.05, multiplied by the estimated number of shares of IRT Common Stock, IROP Common Units, IRT OP Series A Preferred Units and IRT OP Series B Preferred Units to be issued.

(c)    Amounts may not sum due to rounding.

The actual value of the IRT Common Stock, IROP Common Units, IRT OP Series A Preferred Units and IRT OP Series B Preferred Units to be issued in the Mergers will depend on the market price of shares of IRT Common Stock at the Closing Date, and therefore, the actual purchase price will fluctuate with the market price of IRT Common Stock until the Mergers are consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial statements. A 10% difference in IRT Common Stock price would change the purchase price by approximately $113 million, which would be recorded as an adjustment to the fair value of the net assets acquired, including goodwill as applicable.

The outstanding number of shares of CSR Common Stock, the outstanding number of CSR OP Common Units, the outstanding number of CSR OP Series D Preferred Units and the outstanding number of CSR OP Series E Preferred Units may change prior to the closing of the Mergers due to transactions in the ordinary course of business, including unknown changes in vesting of outstanding CSR equity-based awards and any grants of new CSR equity-based awards. These changes are not expected to have a material impact on the unaudited pro forma condensed combined financial statements.

Preliminary Purchase Price Allocation

The preliminary purchase price allocation to assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma condensed combined financial statements. The following table provides a summary of the preliminary purchase price allocation by major categories of assets acquired and liabilities assumed based on IRT management’s preliminary estimate of their respective fair values as of June 30, 2026 (in thousands):

Fair Value
Assets:
Real estate held for investment	$1,750,627
Cash and cash equivalents	112,908
Restricted cash	1,883
Other assets	35,654
Intangible assets	17,683
Total assets acquired	1,918,755
Liabilities:
Preliminary fair value estimate of CSR debt assumed	744,838
AP and accrued expenses	48,209
Total liabilities assumed	793,047
Estimated preliminary fair value of net assets acquired	1,125,708
Goodwill (Bargain purchase gain)	$-

The preliminary fair values of identifiable assets acquired and liabilities assumed are based on a valuation as of the assumed consummation date of the Mergers that has been prepared by IRT management. For the preliminary estimate of fair values of assets acquired and liabilities assumed of CSR, IRT used publicly available benchmarking information as well as a variety of other assumptions, including expectations for future cash flow generated by CSR properties, cap rates, and interest rates. The final allocation is dependent upon certain valuation analyses that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material. In particular, the fair values of the assets and liabilities were estimated, in part, based upon the allocation of real estate and intangible lease assets and liabilities, and adjusted to reflect reasonable estimations for above-market and below-market leases, in-place lease values, and avoided lease origination costs, and to incorporate estimates for the mark-to-market adjustments (i.e., discounts) of mortgages payable and notes payable to be assumed in the Mergers, all of which are based on IRT’s historical experience with similar assets and liabilities. In determining the estimated fair value of CSR’s tangible assets, IRT utilized customary methods, including the income, market, and cost approaches. Amounts allocated to land, buildings and improvements, and tenant improvements, and lease intangible assets and liabilities were based on estimates considering IRT’s, CSR’s and other portfolios with similar property characteristics.

The purchase price allocation presented above has not been finalized. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the Mergers and will be completed after the Mergers are consummated. These final fair values will be determined based on IRT management’s judgment, which is based on various factors, including (1) market conditions, (2) the characteristics of the real estate (i.e., location, size, demographics, value and comparative rental rates), (3) apartment community profitability metrics and/or (4) real estate valuations. The final determination of these estimated fair values, the assets’ useful lives and the depreciation and amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Mergers. Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Mergers due to differences in the allocation of the purchase consideration, as well as changes in the depreciation and amortization related to some of the acquired assets.

NOTE 6: Merger Adjustments

Balance Sheet

The following notes explain each pro forma adjustment on the unaudited pro forma condensed combined balance sheet as of June 30, 2026 assuming the Mergers had occurred on June 30, 2026.

(A)    – To record the CSR real estate assets at fair value. We estimated fair value by using a cap rate approach using the underlying properties’ net operating income and cap rate ranges between 5.1% and 7.4%.

(B)    – To remove the historical accumulated depreciation of CSR prior to the Mergers.

(C)     – To eliminate historical goodwill and intangible assets of CSR and record the new value of such assets based on their preliminary fair value.

(D)     – To record the CSR indebtedness at fair value based upon the preliminary valuation of these liabilities. The preliminary fair value of indebtedness has been estimated using a discounted cash flow analysis using estimates of observable market interest rates.

(E)     – “Accounts payable and accrued expenses” and “Retained earnings (accumulated deficit)” were adjusted for estimated transaction costs anticipated to be paid by IRT and CSR prior to, or concurrent with, the closing of the Mergers of approximately $54.5 million consisting primarily of fees for investment bankers and legal, accounting, and tax advisors. Estimated costs are based on actual expenses incurred to date and each party’s best estimate of its remaining fees as provided to IRT and CSR.

(F)     – To eliminate the historical mezzanine equity of CSR and to record the issuance of IRT OP Series A Preferred Units in the Mergers. As described in Note 5, the fair value of IRT OP Series A Preferred Units to be issued to former holders of CSR OP Series D Preferred Units is based on the per share closing price of IRT Common Stock of $15.05 on September 17, 2026.

(G)     – To eliminate the historical equity of CSR and to record the issuance of shares of IRT Common Stock, IROP Common Units and IRT OP Series B Preferred Units in the Mergers. As described in Note 5, the fair value of IRT Common Stock, IROP Common Units and IRT OP Series B Preferred Units to be issued to former holders of CSR Common Stock, CSR OP Common Units and CSR OP Series E Preferred Units is based on the per share closing price of IRT Common Stock of $15.05 on September 17, 2026.

(H)     – To eliminate the historical non-controlling interest of CSR and to record the issuance of IROP Common Units and IRT OP Series B Preferred Units in conjunction with the Mergers. As described in Note 5, the fair value of IROP Common Units and IRT OP Series B Preferred Units to be issued in the Mergers is based on the per share closing price of IRT Common Stock of $15.05 on September 17, 2026.

Statements of Operations

The following notes explain each pro forma adjustment on the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and the year ended December 31, 2025 assuming the Mergers had occurred on January 1, 2025.

(I)     – To eliminate CSR’s historical depreciation and amortization expense and to recognize depreciation and amortization expense based on the fair value of CSR’s tangible and intangible assets acquired as described above.

(J)     – To remove the historical interest expense related to amortization of deferred financing costs and debt issuance premiums and discounts and to record the interest expense for the amortization of the deferred financing costs and fair market value adjustment recorded with respect to CSR’s indebtedness as described in adjustment (D) above.

(K)     – To adjust income (loss) allocated to non-controlling interests for the combined ownership percentage of the holders of IROP Common Units and holders of IRT OP Series B Preferred Units of 5.3% in the consolidated results of the combined company.

(L)     – To adjust historical weighted average basic and diluted shares for the IRT Common Stock issued to CSR shareholders in accordance with the Exchange Ratio set forth in the Merger Agreement.

DESCRIPTION OF CAPITAL STOCK

The following description of some of the terms of the IRT Common Stock, IRT’s Articles of Restatement, as amended (the “IRT Articles”) and IRT’s Amended and Restated Bylaws (the “IRT Bylaws”), and the MGCL does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL, the IRT Articles and IRT Bylaws. Copies of the most recent IRT Articles and IRT Bylaws, and any subsequent amendments thereto, have been filed or incorporated by reference as exhibits to the most recent IRT Annual Report on Form 10-K or a subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by IRT with the SEC.

Common Stock and Preferred Stock

IRT is authorized to issue 550,000,000 shares of stock, consisting of 500,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. The IRT Articles authorize the IRT Board, with the approval of a majority of the IRT Board and without any action on the part of IRT’s stockholders, subject to any preferential rights of any class or series of preferential stock, to amend the IRT Articles from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series. As of October 2, 2026, IRT had 235,726,706 outstanding shares of common stock and no outstanding shares of preferred stock.

The IRT Articles provide that none of its stockholders will be personally liable, by reason of status as a stockholder, for any of IRT’s debts, claims or other obligations.

Common Stock

Holders of IRT Common Stock:

●	are entitled to receive distributions as authorized by the IRT Board and declared by IRT out of legally available funds;

●

in the event of IRT’s voluntary or involuntary liquidation or dissolution, are entitled to share ratably in IRT’s distributable assets after satisfaction of IRT’s debts and liabilities and any preferential rights of any outstanding shares of preferred stock; and

●

do not have preference, conversion, exchange, sinking fund, redemption rights or preemptive rights to subscribe for any of IRT’s securities and generally have no appraisal rights unless the IRT Board determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights.

The transfer agent for IRT’s shares of common stock is Equiniti Trust Company, LLC. Shares of IRT Common Stock are held in uncertificated form.

Stockholder Voting

Each share of common stock generally entitles the holder to one vote per share on all matters upon which stockholders are entitled to vote and, except as provided with respect to any class or series of preferred stock that IRT may issue, the holders of common stock will possess exclusive voting power on all matters as to which stockholders have voting rights. There is no cumulative voting in the election of directors. The IRT Bylaws provide that a plurality of the votes cast at a meeting of stockholders duly called at which a quorum is present is sufficient to elect a director and that a majority of the votes cast at a meeting of stockholders duly called at which a quorum is present is sufficient to approve any other matter which may properly come before the meeting, unless a higher vote is required under the IRT Articles or applicable statute. The IRT Board has the power to adopt, amend, alter or repeal any provision of the IRT Bylaws and to make new bylaws. In addition, stockholders have the power to adopt, amend, alter or repeal any provision of the IRT Bylaws and to make new bylaws, by the affirmative vote of a majority of all the votes entitled to be cast on the matter at a meeting of stockholders duly called and at which a quorum is present.

Under Maryland law and the IRT Articles, generally IRT may not, without the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter:

●

amend the IRT Articles, except to increase or decrease the number of authorized shares of stock of any class or series or the aggregate number of authorized shares of stock, change IRT’s name, change the name or other designation or the par value of any class or series of stock, change the aggregate par value of IRT stock or effect certain reverse stock splits;

●	sell all or substantially all of IRT’s assets other than in the ordinary course of IRT’s business;

●	cause a merger or consolidation of IRT;

●	effect a statutory share exchange; or

●	dissolve IRT.

Each stockholder entitled to vote on a matter may do so at a meeting in person or by proxy directing the manner in which he or she desires that his or her vote be cast or without a meeting by a consent in writing or by electronic transmission. Any proxy must be received by IRT prior to the date on which the vote is taken. Pursuant to the MGCL, and the IRT Articles and the IRT Bylaws, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting (a) by the unanimous consent in writing or by electronic transmission of each stockholder entitled to vote on the matter or (b) if the action is advised and submitted for stockholder approval by the IRT Board, by a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting. The IRT Bylaws require IRT to provide notice of any action taken by less than unanimous written consent to each stockholder not later than 10 days after the effective time of such action.

Preferred Stock

The IRT Articles authorize the IRT Board, without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more classes or series, with such terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series, as the IRT Board shall approve. IRT currently has no shares of preferred stock outstanding.

Any shares of preferred stock issued under this registration statement will be issued as one or more new series of shares of preferred stock, the rights, preferences, privileges and restrictions of which will be fixed by articles supplementary relating to each series. A prospectus supplement relating to each series will specify the terms of the shares of preferred stock, including:

●	the maximum number of shares in the series and the designation of the series;

●	the terms on which dividends, if any, will be paid;

●	the terms on which the shares may be redeemed, if at all;

●	the liquidation preference, if any;

●	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

●	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of stock;

●	the voting rights, if any, of the shares of the series; and

●	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares of the series.

The IRT Board may authorize the issuance of series of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of stockholders. The issuance of shares of preferred stock, which may provide flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging, delaying or preventing a takeover or change in control, and may cause the market price of shares of common stock to decline or impair the voting and other rights of the holders of shares of common stock.

Restrictions on Ownership and Transfer

In order to maintain IRT’s qualification as a REIT, IRT must meet several requirements concerning the ownership of IRT’s outstanding capital stock. Specifically, no more than 50% in value of IRT’s outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include specified private foundations, employee benefit plans and trusts, and charitable trusts, during the last half of a taxable year. Moreover, 100 or more persons must own IRT’s outstanding shares of capital stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

Because the IRT Board believes it is essential for IRT to continue to qualify as a REIT and for other corporate purposes, the IRT Articles, subject to the exceptions described below, provide that no person may beneficially or constructively own, more than 9.8% in value of the aggregate of IRT’s outstanding shares of stock and 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of the outstanding shares of IRT capital stock, including IRT Common Stock.

The IRT Articles provide for certain circumstances where the IRT Board, in its sole discretion, may except a holder of its shares (prospectively or retroactively) from the 9.8% ownership limitation and impose other limitations and restrictions on ownership. Additionally, the IRT Articles prohibit, subject to the exceptions described below, any transfer of capital stock that would:

●	result in IRT capital stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

●	result in IRT being “closely held” under U.S. federal income tax laws (regardless of whether the ownership interest is held during the last half of a taxable year);

●	cause IRT to own, actually or constructively, 9.8% or more of the ownership interests in a tenant of IRT’s real property; or

●	cause IRT to fail to qualify, under U.S. federal income tax laws or otherwise, as a REIT.

Any attempted transfer of IRT stock which, if effective, would result in IRT stock being beneficially owned by fewer than 100 persons, will be null and void, with the intended transferee acquiring no rights in such shares of stock, and any other prohibited transfer of shares of IRT stock described above will result in the number of shares that would cause such person to violate the above restrictions (rounded up to the nearest whole share) to be designated as shares-in-trust and transferred automatically to a trust effective at the close of business on the Business Day (as defined in the IRT Articles) before the purported transfer of such shares. The record holder of the shares that are designated as shares-in-trust, or the prohibited owner, will be required to immediately submit such number of shares of capital stock to IRT for registration in the name of the trust. IRT will designate the trustee, but it will not be affiliated with IRT or any prohibited owner. The beneficiary of the trust will be one or more nonprofit organizations that are named by IRT and whose beneficial ownership does not violate any of the ownership restrictions set forth above. If the transfer to the trust would not be effective for any reason to prevent a violation of the limitations on ownership and transfer, then the transfer of that number of shares that otherwise would cause the violation will be null and void, with the intended transferee acquiring no rights in such shares.

Shares-in-trust will remain shares of issued and outstanding capital stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and other distributions on the shares-in-trust and will hold such dividends or other distributions in trust for the benefit of the beneficiary. The trustee will vote all shares-in-trust and, subject to Maryland law, will have the authority to rescind as void any vote cast by the prohibited owner prior to IRT’s discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if IRT has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from IRT that shares of IRT stock have been transferred to the trust, the trustee will sell the shares held by the trust to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary as follows:

The prohibited owner will receive from the trust the lesser of:

●

the price per share such prohibited owner paid for the shares of capital stock that were designated as shares-in-trust or, if the prohibited owner did not give value for the shares (such as in the case of a devise or gift), the market price per share on the date of the event causing the shares to be held as shares-in-trust; or

●	the price per share received by the trust from the sale of such shares-in-trust.

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. The trust will immediately distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the prohibited owner. If, prior to IRT’s discovery that shares of IRT stock have been transferred to the trust, the shares are sold by the prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for the shares that exceeds the amount such prohibited owner was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the shares-in-trust will be deemed to have been offered for sale to IRT, or IRT’s designee, at a price per share equal to the lesser of:

●	the price per share in the transaction that resulted in the transfer to the trust or, in the case of a gift or devise, the market price per share on the date of the gift or devise; or

●	the market price per share on the date that IRT, or IRT’s designee, accepts such offer.

IRT may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. IRT may pay the amount of such reduction to the trustee for the benefit of the beneficiary. IRT will have the right to accept such offer until the trustee has sold such shares-in-trust. Upon a sale to IRT, the interest of the beneficiary in the shares sold will terminate and the trustee shall distribute the net proceeds to the prohibited owner.

“Market price” on any date means, with respect to any class or series of outstanding shares, the closing price for such shares on such date. The “closing price” on any date refers to the last sale price, regular way, as reported by the primary securities exchange or market on which IRT stock is then listed or quoted for trading. If IRT shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market. If IRT stock is not so listed or quoted on any national securities exchange, available on an over-the-counter market, or otherwise, at the time of determination of the market price, the IRT Board will determine the market price in good faith.

Any person who (a) acquires or attempts or intends to acquire shares in violation of the foregoing restrictions on ownership and transfer of IRT stock, transfers or receives shares subject to such limitations, or would have owned shares that resulted in a transfer to a beneficial trust, or (b) proposes or attempts any of the transactions in clause (a), is required to give IRT immediate written notice or, in the case of a proposed or attempted transaction, at least 15 days’ written notice prior to such transaction. In both cases, such persons must provide to IRT such other information as IRT may request in order to determine the effect, if any, of such transfer on IRT’s status as a REIT.

If you own, directly or indirectly, 5% or more, or such lower percentages as required under U.S. federal income tax laws or the regulations promulgated thereunder, of IRT’s outstanding shares of stock, then you must, within 30 days of the end of each taxable year, provide to IRT a written statement or affidavit stating your name and address, the number of shares of capital stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder must provide IRT such additional information as IRT may request in order to determine the effect, if any, of such ownership on IRT’s status as a REIT and to ensure compliance with the ownership limit.

The ownership limit generally will not apply to the acquisition of shares of capital stock by an underwriter that participates in a public offering or private placement of such shares. In addition, the IRT Board, upon receipt of a ruling from the IRS or an opinion of counsel and upon such other conditions as the IRT Articles or the IRT Board may direct, may exempt a person (prospectively or retroactively) from the ownership limit or establish or increase an excepted holder limit for such person. Subject to certain conditions, the IRT Board may also increase the ownership limit for one or more persons and decrease the ownership limit for all other persons.

The restrictions on ownership and transfer described above will continue to apply until the IRT Board determines that it is no longer in the best interests of IRT to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for REIT qualification.

The IRT Articles provide that the ownership and transfer restrictions described above shall not preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system over which shares may be traded from time to time. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision in the IRT Articles providing for ownership limits or restrictions and any transferee in such a transaction shall be subject to all of such other provisions.

The ownership limits and restrictions in the IRT Articles could discourage, delay or prevent a takeover, change of control or other transaction in which holders of some or a majority of IRT’s outstanding common stock might have received a premium for their shares over the then-prevailing market price of such shares.

COMPARISON OF RIGHTS OF IRT STOCKHOLDERS AND CSR SHAREHOLDERS

If the Mergers are consummated, shareholders of CSR will become stockholders of IRT. The rights of CSR shareholders are currently governed by Chapter 10-34 of the North Dakota Century Code, as amended, and CSR’s Articles of Amendment and Third Restated Declaration of Trust, as amended (the “CSR Articles”) and Seventh Restated Trustees’ Regulations (the “CSR Bylaws”). Upon consummation of the Mergers, the rights of legacy CSR shareholders who receive shares of IRT Common Stock will be governed by the IRT Articles and the IRT Bylaws, rather than the CSR Articles and the CSR Bylaws.

While the rights and privileges of CSR shareholders are, in many instances, comparable to those of IRT stockholders, there are some differences. The following is a summary of the material differences between the rights of IRT stockholders and CSR shareholders, but does not purport to be a complete description of those differences or a complete description of the terms of the IRT Common Stock subject to issuance in connection with the Company Merger. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the MGCL, (ii) North Dakota Business Corporation Act and Chapter 10-34 of the North Dakota Century Code, (iii) the IRT Articles, (iv) the CSR Articles, (v) the IRT Bylaws, and (vi) the CSR Bylaws.

This section does not include a complete description of all differences between the rights of IRT stockholders and CSR shareholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing corporate instruments of each of IRT and CSR, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”

	Rights of IRT Stockholders	Rights of CSR Shareholders
Authorized Capital Stock or Shares of Beneficial Interest

IRT is authorized to issue an aggregate of 550,000,000 shares of capital stock, consisting of (1) 500,000,000 shares of common stock, par value $0.01 per share and (2) 50,000,000 shares of preferred stock, par value $0.01 per share.

CSR is authorized to issue (1) an unlimited number of shares of beneficial interest, no par value, (2) an unlimited number of 8.25% Series A Cumulative Redeemable Preferred Shares, no par value, and (3) 4,600,000 7.95% Series B Cumulative Redeemable Preferred Shares, no par value.

As of October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, there were 235,726,706 issued and outstanding shares of IRT Common Stock. There are no shares of IRT preferred stock outstanding.

The IRT Board, with the approval of a majority of the entire IRT Board and subject to any preferential rights in favor of any class or series of preferred stock, and without any action by the stockholders, may amend the IRT Articles from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that IRT has authority to issue.

As of October 2, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, there were 16,823,940  issued and outstanding common shares of beneficial interest (rounded to the nearest whole share). There are no CSR preferred shares outstanding.

The trustees may establish by resolution more than one class or series of shares and fix the relative rights and preferences of such different classes or series. Any resolution of the trustees establishing more than one class or series of shares and fixing the relative rights and preferences of such different classes or series becomes part of the CSR Articles.

	Rights of IRT Stockholders	Rights of CSR Shareholders

Preferred Stock. The IRT Board is authorized to cause IRT to issue preferred stock from time to time in such class or series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as may be fixed by the IRT Board. The IRT Board may classify any unissued shares of preferred stock and reclassify any previously classified but unissued shares of preferred stock of any series from time to time, into one (1) or more classes or series of shares.

Unless and until more than one class or series of shares is established by the trustees, all shares (other than the preferred shares described above) shall be without par value; shall be of the same class; shall have equal non-cumulative voting rights at the rate of one vote per Share; shall have equal dividend, distribution, liquidation and other rights; shall have no preference, conversion, exchange, sinking fund or redemption rights; and shall be fully paid and non-assessable.

Voting Rights

Except as set forth in the IRT Articles, (i) each outstanding share of IRT Common Stock is entitled to one vote per share on all matters upon which stockholders are entitled to vote and (ii) the holders of the IRT Common Stock shall have the exclusive right to vote on all matters (as to which a stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the stockholders.

A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the IRT Articles.

Except (i) to the extent provided otherwise in the CSR Articles, or (ii) as otherwise provided by law, each outstanding share, regardless of class or series, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

Whenever any action is to be taken by the shareholders, except as otherwise required by law, the CSR Articles or CSR Bylaws, such action shall be authorized by a majority of shareholders present in person or by proxy at a meeting at which a quorum is present. Thirty-three and one-third percent (33 1/3%) of the outstanding shares entitled to vote at any meeting, represented in person or by proxy, constitutes a quorum at such meeting.

In any election of trustees in which more than one vacancy is to be filled, each shareholder may vote such number of votes per shares owned by him or her as reflects the voting power of such shares for each vacancy to be filled as to which such shares are entitled to vote.

Cumulative Voting	The IRT Articles prohibit cumulative voting with respect to the election of the IRT directors.	The CSR Articles prohibit cumulative voting with respect to the election of the CSR trustees.

	Rights of IRT Stockholders	Rights of CSR Shareholders
Size of the Board of Directors/Trustees

Under the IRT Articles, the number of directors of IRT may be increased or decreased by the IRT Board from time to time pursuant to the IRT Bylaws. The IRT Bylaws provide that at any regular meeting or at any special meeting called for that purpose, a majority of the entire IRT Board may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL, nor more than fifteen (15), and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors.

As of the record date, the IRT Board consists of nine (9) directors. Upon closing of the Mergers, the IRT Board will consist of eleven (11) directors.

Under the CSR Articles, the CSR Board shall be comprised of not less than five (5) nor more than fifteen (15) trustees. The number of trustees may be changed from time to time by resolution of the CSR Board within those limits. No reduction in the number of trustees shall have the effect of removing any trustee from office prior to the expiration of his or her term.

As of the record date, the CSR Board consists of six (6) trustees.

Classified Board / Term of Directors/Trustees	The IRT Board is not classified. The directors of IRT hold office until the next annual meeting of stockholders and serve until their successors are elected and qualified.	The CSR Board is not classified. Each trustee serves a one-year term extending from the date of election or appointment until the election and qualification of a successor.

Removal of Directors/Trustees

The MGCL provides that stockholders may remove directors with or without cause unless the IRT Articles provide that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.

The IRT Articles provide that any director or the entire IRT Board may be removed from office but only for cause and then only by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote generally in the election of directors, subject to the rights of any shares of preferred stock to vote for such directors. For the purpose of this provision, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to IRT through bad faith or active and deliberate dishonesty.

A trustee may be removed with or without cause by the shareholders by the affirmative vote of shareholders holding shares possessing not less than two-thirds of the voting power of shares then outstanding and entitled to vote thereon, or by the trustees then in office by a two-thirds vote (which action must be taken only by vote at a meeting and not by authorization without a meeting).

An independent trustee may only be removed by the other independent trustees then in office by a two-thirds vote of such other independent trustees (which action must be taken only by vote at a meeting and not by authorization without a meeting). In the case of trustees elected by holders of a class or series of preferred shares, such trustee may be removed without cause by the affirmative vote of shareholders holding shares possessing not less than two-thirds of the voting power of such class or series of preferred shares.

	Rights of IRT Stockholders	Rights of CSR Shareholders
Filling Vacancies of Directors/Trustees

Except as may be provided by the IRT Board in setting the terms of any class or series of preferred stock, any and all vacancies on the IRT Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualified.

The CSR Articles provide that vacancies among the trustees (including vacancies resulting from an increase in the number of trustees) may be filled (i) by the shareholders at a special meeting called for such purpose, (ii) by the shareholders by written consent, (iii) by the trustee or trustees then in office, or (iv) by the shareholders at the next annual meeting of shareholders. A vacancy among the independent trustees may only be filled by a majority of the remaining independent trustees. Any trustee appointed by the remaining trustees to fill vacancies shall hold office until the next annual meeting and until his or her successor is elected and qualified.

Charter Amendments

The MGCL provides that, if the amendment is declared advisable by the board of directors, the affirmative vote of two-thirds of all outstanding stock entitled to vote is required to amend the charter of a Maryland corporation. However, the MGCL permits a corporation to reduce the voting requirement in its charter to allow for the approval of an amendment to the charter by the affirmative vote of no less than a majority of the shares outstanding and entitled to vote on the matter.

The IRT Articles provide that IRT reserves the right from time to time to make any amendment to the IRT Articles, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the IRT Articles, of any outstanding shares. Except for amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the IRT Articles, any amendment to the IRT Articles shall be valid only if the IRT Board has adopted a resolution setting forth the proposed amendment and declaring such amendment advisable and such amendment is approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

Except as otherwise provided by the CSR Articles, the CSR Articles may be amended only by the affirmative vote or written consent of shareholders holding shares possessing a majority of the voting power of shares then outstanding and entitled to vote thereon, after approval of a majority of the entire CSR Board. The CSR Articles may also be amended without Board approval, at a meeting called for such purpose, by the affirmative vote of shareholders holding shares possessing a majority of the voting power of shares then outstanding and entitled to vote thereon.

The trustees by a two-thirds vote may amend the CSR Articles from time to time to enable CSR to qualify as a real estate investment trust under the Code, or Chapter 10-34 of the North Dakota Century Code, as amended.

	Rights of IRT Stockholders	Rights of CSR Shareholders
Bylaw Amendments

The IRT Board shall have the power to adopt, amend, alter or repeal any provision of the IRT Bylaws and to make new bylaws by resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the IRT Board for adoption) acting at any special or regular meeting of the IRT Board if, in addition to any other notice required by the IRT Bylaws and other applicable requirements contained therein, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting, which notice shall also include, without limitation, the text of any such proposed amendment and/or any resolution calling for any such amendment, alteration or repeal. In addition, the IRT stockholders shall have the power to adopt, amend, alter or repeal any provision of the IRT Bylaws and to make new bylaws, by the affirmative vote of a majority of all the votes entitled to be cast on the matter at a meeting of stockholders duly called and at which a quorum is present.

The CSR Bylaws may be altered, amended or repealed, and new bylaws may be adopted, at any meeting of the CSR Board by vote of a majority of the trustees, subject to repeal or change by the affirmative vote of shareholders holding shares possessing a majority of the voting power of shares then outstanding and entitled to vote thereon.

Additionally, the CSR Board shall have the power to make, adopt, amend or repeal the CSR Bylaws containing provisions relating to the business of the Trust, the conduct of its affairs, its rights or powers and the rights or powers of its shareholders, trustees or officers to the extent not inconsistent with law or the CSR Articles.

Vote on Mergers, Consolidations or Sales of Substantially All Assets

The MGCL provides that a dissolution, merger, consolidation, share exchange or sale of substantially all of a corporation’s assets must be declared advisable by the IRT Board and approved by the stockholders of a corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. However, the MGCL permits a corporation in its charter to reduce the voting requirement to allow for the approval of a dissolution, merger, consolidation, share exchange or sale of substantially all of the corporation’s assets by the affirmative vote of no less than a majority of the votes entitled to be cast on the matter.

The CSR Articles provide that CSR has the power to (i) merge with or into another entity, (ii) consolidate with one or more other entities into a new entity or (iii) sell or otherwise dispose of all or substantially all of its assets, provided that such action has been approved by the CSR Board and by the shareholders, at a meeting called for such purpose, by the affirmative vote of shareholders holding shares possessing a majority of the voting power of shares then outstanding and entitled to vote thereon.

	Rights of IRT Stockholders	Rights of CSR Shareholders

The IRT Articles provide that, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the IRT Board and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Ownership Limitations

With certain exceptions, the constructive or beneficial ownership by any person of more than 9.8% in value of the aggregate of IRT’s outstanding shares of stock or more than 9.8% (by value or by number of shares, whichever is more restrictive) of any class or series of IRT shares is generally prohibited. No person shall beneficially or constructively own shares to the extent such ownership would result in IRT being “closely held” under the Code or otherwise failing to qualify as a REIT.

If any transfer occurs that would result in a violation of the foregoing restrictions, the number of shares the ownership of which otherwise would cause such person to violation such prohibitions shall be automatically transferred to a trust for the benefit of a charitable beneficiary or, if such a transfer to a trust would not be effective for any reason, the purported transfer of such number of shares shall be void ab initio.

Any transfer of shares that would result in shares being beneficially owned by fewer than 100 persons is void ab initio.

With certain exceptions, no person or persons acting as a group may beneficially own shares in excess of 9.8%, in number or value, of the outstanding shares of CSR (the “Ownership Limit”). During the specified restriction period, any transfer that would result in any person beneficially owning shares in excess of the Ownership Limit is void ab initio as to the excess shares and the intended transferee acquires no rights in such shares.

If any purported transfer is not void ab initio but would result in a person beneficially owning shares in excess of the Ownership Limit, then shares directly owned by such person shall be automatically exchanged for an equal number of excess shares until such person does not beneficially own shares in excess of the Ownership Limit. Such excess shares shall be deemed to have been transferred to a trustee of a special trust for the exclusive benefit of one or more charitable beneficiaries.

Any transfer that would result in shares being beneficially owned by fewer than 100 persons is void ab initio as to the transfer of shares causing such result. Any transfer that would result in CSR being “closely held” within the meaning of Section 856(h) of the Code is void ab initio.

	Rights of IRT Stockholders	Rights of CSR Shareholders

Subject to the prohibition on ownership of shares to the extent such ownership would result in IRT being “closely held” under the Code or otherwise failing to qualify as a REIT, the IRT Board, in its sole discretion, may exempt a person from the 9.8% ownership limitation and may establish a different ownership limitation if such person agrees that any violation of the prohibitions set forth above or any representations or undertakings on which the IRT Board has conditioned such exemption or different ownership limitation will result in such shares automatically being transferred to a trust for a charitable beneficiary in accordance with the IRT Articles.

Prior to granting any exception to the ownership limitations, the IRT Board may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the IRT Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure IRT’s status as a REIT.

During the restriction period, any transfer that would result in the disqualification of CSR as a REIT by virtue of actual, beneficial or constructive ownership of shares shall be void ab initio as to such portion of the transfer that would cause such disqualification.

During the restriction period, any transfer to a non-U.S. Person shall be void ab initio as to the transfer of such shares if, as a result of such transfer, the fair market value of shares owned directly or indirectly by non-U.S. persons would comprise 50% or more of the fair market value of the issued and outstanding shares of CSR.

Subject to specified limitations, the CSR Board may from time to time increase or decrease the Ownership Limit. However, the Ownership Limit may not be increased if, after giving effect to such increase, five individual beneficial owners could beneficially own, in the aggregate, more than 49.9% in number or value of the outstanding shares. The CSR Board, upon receipt of a ruling from the IRS, an opinion of counsel or such other evidence as the CSR Board deems necessary in its sole discretion, may exempt a person from the Ownership Limit, subject to certain conditions.

Special Meetings of the Stockholders

Special meetings of the stockholders of IRT may only be called (i) at any time and for any purpose or purposes, by the IRT Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the IRT Board for adoption), or by the chairman of the IRT Board, or (ii) by the secretary of the corporation, upon the written request of the record stockholders of the corporation as of the record date fixed in accordance with the IRT Bylaws who hold, in the aggregate, not less than a majority of the outstanding shares of IRT that would be entitled to vote at the meeting at the time such request is submitted by the holders of such requisite percentage, subject to and in accordance with Article II, Section 14 of the IRT Bylaws.

Special meetings of the shareholders may be called by a majority of the trustees or by the Chief Executive Officer of CSR. A special meeting shall also be called by the Secretary of CSR upon the valid written request of one or more shareholders who, in the aggregate, are holders of 10% or more of the then outstanding common shares entitled to vote on the matter(s) proposed to be voted on at such meeting.

	Rights of IRT Stockholders	Rights of CSR Shareholders

The notice of a special meeting shall state the purpose or purposes of the special meeting, and the business to be conducted at the special meeting shall be limited to the purpose or purposes stated in the notice. At any special meeting of the IRT stockholders, only such business shall be conducted or considered as shall have been properly brought before the special meeting.

The special meeting request must include the information required for stockholder business proposals or trustee nominations, documentary evidence of ownership of 10% or more of the then outstanding common shares entitled to vote on the matter(s), and payment of estimated meeting costs. No business shall be transacted at a special meeting except as stated in the notice.

Advance Notice Provisions for Stockholder Business Proposals and Stockholder Nominations

The IRT Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the IRT Board and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•   pursuant to IRT’s notice of meeting;

•   by or at the direction of the IRT Board; or

•   upon timely and proper notice by a stockholder who is a stockholder of record at the time of giving of notice, is entitled to vote at the meeting and who complies with the procedures set forth in the IRT Bylaws.

In general, notice of stockholder business for an annual meeting must be delivered not earlier than the close of business on the 150th calendar day and not later than the close of business on the 120th calendar day prior to the one-year anniversary date of the date of the filing of the definitive proxy statement for the immediately preceding year’s annual meeting of stockholders, unless the annual meeting is advanced or delayed more than 30 days from the anniversary date of the preceding year’s annual meeting, in which case notice must be delivered not earlier than the close of business on the 150th calendar day prior to the date of such annual meeting and not later than the later of (i) the close of business on the 120th calendar day prior to such annual meeting or (ii) the close of business on the 10th calendar day following the day on which public disclosure of the date of such annual meeting was first made by the corporation.

The CSR Bylaws provide that, with respect to an annual meeting, the proposal of business to be considered by shareholders at the annual meeting may be made only:

•   pursuant to CSR’s notice of meeting;

•    by or at the direction of the CSR Board; or

•  upon timely and proper notice by a shareholder who is a shareholder of record at the time of giving of notice and entitled to vote at such annual meeting.

In general, notice of stockholder business for an annual meeting must be delivered no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, no later than the 10th day following the day on which public announcement of the date of such meeting is first made by CSR.

Rights of IRT Stockholders	Rights of CSR Shareholders

Notice of stockholder nominations of a proposed nominee for election as director must be delivered to IRT (i) not earlier than the close of business on the 150th calendar day and not later than the close of business on the 120th calendar day prior to the one-year anniversary date of the date of the filing of the definitive proxy statement for the immediately preceding year’s annual meeting of stockholders or (ii) in the case of a special meeting of stockholders called in accordance with the IRT Bylaws for the purpose of electing directors, or in the event that the annual meeting of stockholders is called for a date that is more than 30 calendar days before or more than 30 calendar days after the one-year anniversary date of the immediately preceding year’s annual meeting of stockholders or special meeting in lieu thereof, notice by the stockholder must be so delivered not earlier than the close of business on the 150th calendar day prior to the date of such annual meeting and not later than the later of (i) the close of business on the 120th calendar day prior to the scheduled date of such stockholders’ meeting or (ii) the close of business on the 10th calendar day following the day on which public disclosure of the date of such stockholders’ meeting was first made.

In the event CSR calls a special meeting of shareholders for the purpose of electing one or more Trustees, any shareholder may nominate a Trustee, if the shareholder’s notice is delivered no earlier than the close of business on the 100th day prior to such special meeting and no later than the close of business on the later of the 60th day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than 70 days prior to the date of such special meeting, no later than the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the CSR Board to be elected at such meeting.

	Rights of IRT Stockholders	Rights of CSR Shareholders
Notice of Stockholder Meetings

Not less than 10 calendar days before each meeting of IRT stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting, notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business or by any other means permitted by applicable Maryland law.

Not less than 15 nor more than 75 days before the day of the meeting, written or printed notice, stating the place, date and time of the shareholders’ meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered either in person or by mail, by or at the direction of the CSR Board or any officer or the person calling the meeting, to each shareholder of record entitled to vote at such meeting.

State Anti-Takeover Statutes

Under the MGCL, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned 10% or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the IRT Board and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the IRT Board prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form of consideration and procedural requirements. The IRT Board has by revocable resolution exempted business combinations between IRT and any other person from the super-majority voting and other restrictions of the MGCL.

CSR is formed as a North Dakota real estate investment trust. North Dakota has no anti-takeover statute that applies to CSR, and the North Dakota Publicly Traded Corporations Act, which applies only to corporations that elect to be governed by it, does not apply to CSR. The CSR Articles do not contain provisions designed to delay or prevent a takeover.

Rights of IRT Stockholders	Rights of CSR Shareholders

As permitted by the MGCL, the IRT Articles and IRT Bylaws contain a provision exempting from the control share acquisition statute all acquisitions of any shares of IRT capital stock. See “Maryland Control Share Acquisition Statute.”

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of the IRT Board and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•   a classified board;

•  a two-thirds stockholder vote requirement for removing a director;

•  a requirement that the number of directors be fixed only by vote of the directors;

•  a requirement that a vacancy on the IRT Board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•  a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of stockholders.

To date, IRT has not made any of the elections described above, although, independent of these elections, the IRT Articles and IRT Bylaws contain provisions that the number of directors may be fixed only by vote of the directors, directors may be removed only for cause and by the vote of a majority of the votes entitled to be cast and that, generally, vacancies may be filled only by the IRT Board and for the remainder of the full term of the class of directors in which the vacancy occurred and that a request by stockholders to call a special meeting requires at least a majority of all votes entitled to be cast.

	Rights of IRT Stockholders	Rights of CSR Shareholders
Liability and Indemnification of Officers and Directors

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The IRT Articles contain such a provision that eliminates such liability to the maximum extent permitted by the MGCL.

The MGCL requires a corporation (unless its charter provides otherwise, which the IRT Articles do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•   the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

The CSR Articles provide that, to the maximum extent that North Dakota law in effect from time to time permits limitation on the liability of trustees of a REIT, no trustee shall be liable to CSR or any shareholder of CSR for money damages.

Additionally, the CSR Articles provide that in the absence of any North Dakota statute limiting the liability of trustees of a North Dakota real estate investment trust for money damages in a suit by or on behalf of CSR or by any shareholder, no trustee shall be liable to CSR or to any shareholder for money damages except to the extent that (i) the trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the trustee is entered in a proceeding based on a finding in the proceeding that the trustee’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

CSR shall indemnify each trustee to the fullest extent permitted by law against all liabilities and expenses (including attorneys’ fees) reasonably incurred by such trustee in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding arising from his or her service as trustee or service at CSR’s request in specified capacities.

Rights of IRT Stockholders	Rights of CSR Shareholders

• the director or officer actually received an improper personal benefit in money, property or services; or

• in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

The IRT Articles provide that IRT shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•   any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or

	Rights of IRT Stockholders	Rights of CSR Shareholders

•      any individual who, while a director or officer and at the request of IRT, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.

IRT has also entered into indemnification agreements with its directors and executive officers, which are intended to provide indemnification to the maximum extent permitted by the MGCL.

IRT has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

Stockholder Rights Plan	IRT does not have a stockholder rights plan in effect.	CSR does not have a shareholder rights plan in effect.

Dissenters’ Rights

The MGCL provides that a stockholder of a corporation is generally entitled to receive payment of the fair value of its stock if the stockholder dissents from certain transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation, or unless the charter reserves the right to do so, any amendment authorized by law to the terms of outstanding stock.

However, dissenters’ rights generally are not available to holders of shares, such as shares of IRT Common Stock, that are registered on a national securities exchange or quoted on a national market security system nor are dissenters rights available if a provision is included in the charter providing that the stockholders are not entitled to such rights.

CSR is formed as a North Dakota real estate investment trust. North Dakota’s dissenters’ rights provisions apply only to corporations and do not apply to CSR, and North Dakota’s real estate investment trust statute does not provide dissenters’ rights.

The CSR Articles and CSR Bylaws do not provide CSR shareholders with dissenters’ or appraisal rights.

	Rights of IRT Stockholders	Rights of CSR Shareholders

The IRT Articles provide that holders of IRT stock shall not be entitled to exercise any rights of an objecting stockholder provided for under the MGCL unless the IRT Board, upon the affirmative vote of a majority of the IRT Board, shall determine that such rights apply, with respect to all or any classes or series of shares of IRT stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

REIT Qualification	The IRT Articles provide that the IRT Board may revoke or otherwise terminate IRT’s REIT election if it determines that it is no longer in IRT’s best interests to continue to qualify as a REIT.

The CSR Articles provide that if the CSR Board deems it in the best interest of the shareholders of CSR that CSR be organized as a corporation, then the CSR Board has the power to organize such corporation in the place and stead of the REIT upon the affirmative vote of the shareholders of CSR holding shares possessing a majority of the voting power of shares of CSR then outstanding and entitled to vote thereon.

Exclusive Forum Provision

The IRT Bylaws provide that unless IRT consents in writing to the selection of an alternative forum, (i) the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for claims for: (a) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, (b) any derivative action or proceeding brought on behalf of IRT, (c) any action asserting a claim of breach of any duty owed by any director or officer or other employee of IRT to IRT or to the stockholders of IRT, (d) any action asserting a claim against IRT or any director or officer or other employee of IRT arising pursuant to any provision of the MGCL, IRT’s Articles or Bylaws, or (e) any action asserting a claim against IRT or any director or officer or other employee of IRT that is governed by the internal affairs doctrine, and (ii) the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Silent.

LEGAL MATTERS

The validity of the shares of IRT Common Stock to be issued in the Company Merger will be passed on by Troutman Pepper Locke LLP.

Certain U.S. federal income tax consequences relating to the Mergers will also be passed upon by Wachtell, Lipton, Rosen & Katz.

Certain U.S. federal income tax consequences of the Mergers regarding CSR’s qualification as a REIT will be passed upon by Hunton Andrews Kurth LLP.

Certain U.S. federal income tax consequences of the Mergers regarding IRT’s qualification as a REIT will be passed upon by Troutman Pepper Locke LLP.

EXPERTS

The consolidated financial statements of Independence Realty Trust, Inc. as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of CSR and management’s assessment of the effectiveness of CSR’s internal control over financial reporting incorporated by reference in the registration statement have been so incorporated by reference in reliance on the reports of Grant Thornton LLP, independent registered public accounting firm, upon the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

IRT

IRT held its 2026 annual meeting of stockholders on May 13, 2026. To be considered for inclusion in IRT’s proxy statement and form of proxy for its 2027 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, and acted upon at its 2027 annual meeting of stockholders, stockholder proposals must be submitted in writing to the attention of IRT’s secretary at its principal office, no later than November 26, 2026. In order to avoid controversy, stockholders should submit proposals by means (including electronic) that permit them to prove the date of delivery. Such proposals also need to comply with Rule 14a-8 of the Exchange Act and the interpretations thereof, and may be omitted from IRT’s proxy materials for its 2027 annual meeting of stockholders if such proposals are not in compliance with applicable requirements of the Exchange Act.

The IRT Bylaws also establish advance notice procedures with regard to stockholder proposals or director nominations that are not submitted for inclusion in its proxy statement. With respect to such stockholder proposals or director nominations, a stockholder’s advance notice must be made in writing, must meet the requirements set forth in the IRT Bylaws and must be delivered to, or mailed and received by, IRT’s secretary at IRT’s principal office no earlier than the close of business on October 27, 2026 and no later than the close of business on November 26, 2026. However, in the event IRT’s 2027 annual meeting of stockholders is scheduled to be held on a date before April 13, 2027, or after June 12, 2027, then such advance notice must be received by IRT not earlier than the close of business on the one hundred fiftieth (150th) calendar day prior to the date of such annual meeting and not later than the later of (i) the close of business on the one hundred twentieth (120th) calendar day prior to such annual meeting or (ii) the close of business on the tenth (10th) calendar day following the day on which public disclosure of the date of such annual meeting was first made by IRT (or if that day is not a business day for IRT, on the next succeeding business day).

Each proposal submitted must be a proper subject for stockholder action at the annual meeting, and all proposals and nominations must be submitted to: Secretary, Independence Realty Trust, Inc., 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania, 19103. The stockholder proponent must appear in person to present the proposal or nomination at the meeting or send a qualified representative to present such proposal or nomination.

If a stockholder gives notice after the applicable deadlines or otherwise does not satisfy the relevant requirements of Rule 14a-8 of the Exchange Act or the IRT Bylaws, the stockholder will not be permitted to present the proposal or nomination for a vote at the meeting.

If a stockholder who wishes to present a proposal before IRT’s 2027 annual meeting of stockholders outside of Rule 14a-8 of the Exchange Act fails to notify IRT by the required dates indicated above for the receipt of advance notices of stockholder proposals and proposed director nominations, the proxies that the IRT Board solicits for the 2027 annual meeting of stockholders will confer discretionary authority on the person named in the proxy to vote on the stockholder’s proposal if it is properly brought before that meeting subject to compliance with Rule 14a-4(c) of the Exchange Act. If a stockholder makes timely notification, the proxies may still confer discretionary authority to the person named in the proxy under circumstances consistent with the SEC’s proxy rules, including Rule 14a-4(c) of the Exchange Act.

CSR

CSR held its 2026 annual shareholders’ meeting on May 13, 2026. It is not expected that CSR will hold an annual meeting of CSR shareholders for 2027 unless the Company Merger is not completed. If the Company Merger is not completed, under Rule 14a-8, in order for a shareholder proposal to be considered for inclusion in the proxy statement and proxy card relating to the CSR 2027 annual shareholders’ meeting, the proposal must be received at CSR’s principal executive offices no later than December 4, 2026. CSR will not be required to include in its proxy statement and proxy card any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and North Dakota corporate law.

Pursuant to the CSR bylaws, if a shareholder wishes to present a proposal at the CSR 2027 annual shareholders’ meeting, other than a proposal intended to be included in the proxy statement for that meeting pursuant to Rule 14a-8 under the Exchange Act, or nominate a person for election to the CSR Board, the shareholder must give advance written notice thereof to CSR’s Secretary at CSR’s principal executive offices, by registered mail, return receipt requested, no earlier than the close of business on January 13, 2027 and no later than the close of business on February 12, 2027. In the event that the CSR’s 2027 annual shareholders’ meeting is scheduled to be held on a date more than 30 days before or more than 60 days after May 13, 2027, the CSR Bylaws state that such notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting, as originally convened, or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, no later than the tenth day following the day on which public announcement of the date of such meeting is first made by CSR. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.

All notices of proposals or nominations by shareholders, whether or not intended to be included in CSR’s proxy materials, should be sent to Centerspace, c/o Secretary, 1324 20th Avenue SW, PO Box 1988, Minot, North Dakota 58702-1988.

The requirements summarized above are qualified in their entirety by the CSR Bylaws, Rule 14a-19 under the Exchange Act (as applicable) and, in the case of shareholder proposals submitted for inclusion in the proxy materials, Rule 14a-8 under the Exchange Act, which you should read in order to comply with the applicable requirements. However, the deadline provided for in Rule 14a-19 does not supersede any of the requirements or timing required by the CSR Bylaws. Shareholders who wish to submit a proposal or nomination should seek independent counsel. CSR may exclude from its proxy materials, reject, rule out of order, or otherwise decline to consider any proposal or nomination that is untimely or does not comply with the CSR Bylaws, the SEC’s proxy rules, or other applicable requirements. The presiding officer of the meeting may refuse to acknowledge any matter that has not been submitted in accordance with the foregoing procedures.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the IRT Board nor the CSR Board knows of any matters that will be presented for consideration at either the IRT special meeting or the CSR special meeting other than as described in this joint proxy statement/prospectus. In accordance with the IRT Bylaws, the CSR Bylaws, Maryland law (as it applies to IRT), and North Dakota law (as it applies to CSR), business transacted at the IRT special meeting and the CSR special meeting will be limited to those matters set forth in the respective accompanying notices of the special meetings. Nonetheless, if any other matter is properly presented at the IRT special meeting or the CSR special meeting, or any adjournments or postponements of the special meetings, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single joint proxy statement/prospectus or notice, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless such stockholders have notified IRT or CSR, as applicable, of their desire to receive multiple copies of this joint proxy statement/prospectus. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for IRT and CSR.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at the address or telephone number identified below. IRT will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any IRT stockholder residing at an address to which only one copy was mailed. Requests relating to IRT Common Stock should be directed to Independence Realty Trust, Inc., 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103, Attn.: Investor Relations, telephone (267) 270-4800. Requests relating to CSR Common Stock should be directed to your broker or to CSR’s Investor Relations Department by mail to Investor Relations, Centerspace, 1324 20th Avenue SW, PO Box 1988, Minot, ND, 58702-1988, or by calling Investor Relations between 8:30 a.m. and 5:00 p.m. Central Daylight Time at 1-952-401-6600.

WHERE YOU CAN FIND MORE INFORMATION

IRT and CSR file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including IRT and CSR, that file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult the website of IRT or CSR for more information concerning the Mergers. The website of IRT is www.irtliving.com. The website of CSR is www.centerspacehomes.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

IRT has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of IRT Common Stock to be issued to CSR shareholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about IRT Common Stock. The rules and regulations of the SEC allow IRT and CSR to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows IRT and CSR to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that IRT has previously filed with the SEC (File No. 001-36041); provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about IRT and its financial condition or other matters:

●	Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 17, 2026.

●	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed on April 30, 2026 and August 4, 2026, respectively.

●

The information specifically incorporated by reference into IRT’s Annual Report on Form 10-K for the year ended December 31, 2025 from IRT’s Definitive Proxy Statement on Schedule 14A, filed on March 19, 2026.

●

Current Reports on Form 8-K filed on February 6, 2026, February 11, 2026, May 13, 2026, June 12, 2026, September 9, 2026 (as amended by the Current Report on Form 8-K/A filed on September 23, 2026) and September 23, 2026 (in each of the foregoing cases, excluding any current reports, or portions thereof, exhibits thereto or information therein that are “furnished” to the SEC).

●	The description of IRT Common Stock contained in IRT’s registration statement on Form 8-A dated August 5, 2013.

This joint proxy statement/prospectus also incorporates by reference the following documents that CSR has previously filed with the SEC (File No. 001-35624); provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about CSR, its financial condition or other matters:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 17, 2026.

●	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed on May 4, 2026 and August 3, 2026, respectively.

●

The information specifically incorporated by reference into CSR’s Annual Report on Form 10-K for the year ended December 31, 2025 from CSR’s Definitive Proxy Statement on Schedule 14A, filed on April 3, 2026.

●

Current Reports on Form 8-K filed on March 11, 2026, May 15, 2026, June 1, 2026,  August 14, 2026, August 26, 2026, September 9, 2026 (as amended by the Current Report on Form 8-K/A filed on September 23, 2026) and September 23, 2026 (in each of the foregoing cases, excluding any current reports, or portions thereof, exhibits thereto or information therein that are “furnished” to the SEC).

●	The description of CSR Common Stock contained in CSR’s registration statement on Form 8-A, as amended, filed with the SEC.

●

Any description of shares of CSR Common Stock contained in a registration statement filed by CSR pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

In addition, IRT incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the IRT special meeting, and CSR incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the CSR special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from IRT or CSR, as applicable, by requesting them in writing or by telephone at the following addresses:

If you are an IRT stockholder:

Independence Realty Trust, Inc.
1835 Market Street, Suite 2601
Philadelphia, Pennsylvania 19103
(267) 270-4800
Attn.: Investor Relations

If you are a CSR shareholder:

Centerspace

1324 20th Avenue SW, PO Box 1988

Minot, North Dakota 58702

(701) 837-4738

Attn: Investor Relations Department

If you are a stockholder of IRT or a shareholder of CSR and would like to request documents, please do so by November 3, 2026 (five business days before the date of the special meetings), to receive them before the IRT special meeting and the CSR special meeting. If you request any documents from IRT or CSR, IRT or CSR will mail them to you by first-class mail, or by another equally prompt means, within one business day after IRT or CSR receives your request.

These documents are available from IRT and CSR without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

IRT has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to IRT and IRT Merger Sub, and CSR has supplied all information contained in this joint proxy statement/prospectus relating to CSR.

This document is a prospectus of IRT and is a joint proxy statement of IRT and CSR for the IRT special meeting and the CSR special meeting. Neither IRT nor CSR has authorized anyone to give any information or make any representation about the Mergers or the transactions contemplated thereby or IRT or CSR that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that IRT or CSR has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus reads only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

INDEPENDENCE REALTY TRUST, INC.,

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP,

ISLANDERS OP SUB, LLC,

CENTERSPACE

and

CENTERSPACE, LP

Dated as of September 8, 2026

Page

ARTICLE I THE MERGER		A-2
1.01	The Merger	A-2
1.02	Legal Effects of the Merger	A-3
1.03	Closing	A-3
1.04	Effective Time	A-3
1.05	Effect of the Merger on the Organizational Documents of the Surviving Company and Company OP	A-4
1.06	Effect of the Merger on Directors and Officers	A-5
1.07	Intended Tax Treatment of Merger	A-5
1.08	Alternative Structure	A-6

ARTICLE II EFFECTS OF THE MERGER ON SHARES AND INTERESTS		A-6
2.01	Effects of the Company Merger on Company Common Stock	A-6
2.02	Effects of the Partnership Merger	A-7
2.03	Exchange of Shares and Units	A-10
2.04	Withholding Rights	A-13
2.05	Effect on Equity-Based Awards	A-13
2.06	Further Action	A-15
2.07	Dissenters’ Rights	A-16
2.08	Fractional Shares	A-16

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY OP		A-16
3.01	Organization, Standing and Power	A-17
3.02	Capital Structure	A-18
3.03	Authority; Execution and Delivery; Enforceability	A-19
3.04	No Conflicts; Consents	A-20
3.05	SEC Documents; Financial Statements; Undisclosed Liabilities	A-21
3.06	Information Supplied	A-23
3.07	Absence of Certain Changes or Events	A-23
3.08	Taxes	A-23
3.09	Labor and Employee Relations	A-26
3.10	Employee Benefits	A-29
3.11	Litigation	A-31
3.12	Compliance with Applicable Laws	A-31
3.13	Environmental Matters	A-31
3.14	Property	A-32
3.15	Intellectual Property	A-35
3.16	Contracts	A-36
3.17	Insurance	A-37
3.18	Interested Party Transactions	A-38
3.19	Vote Required	A-38
3.20	Brokers	A-38

-i-

(continued)

Page

3.21	Opinion of Financial Advisor	A-38
3.22	Takeover Statutes	A-38
3.23	Dissenters’ Rights	A-38
3.24	No Other Representations and Warranties	A-39

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT, PARENT OP, PARENT MERGER SUB AND OP MERGER SUB		A-39
4.01	Organization, Standing and Power	A-39
4.02	Capital Structure	A-41
4.03	Authority; Execution and Delivery; Enforceability	A-41
4.04	No Conflicts; Consents	A-43
4.05	SEC Documents; Financial Statements; Undisclosed Liabilities	A-44
4.06	Information Supplied	A-45
4.07	Absence of Certain Changes or Events	A-46
4.08	Taxes	A-46
4.09	Litigation	A-49
4.10	Compliance with Applicable Laws	A-49
4.11	Environmental Matters	A-49
4.12	Property	A-50
4.13	Contracts	A-52
4.14	Interested Party Transactions	A-53
4.15	Vote Required	A-54
4.16	Brokers	A-54
4.17	Opinion of Financial Advisor	A-54
4.18	Takeover Statutes	A-54
4.19	Dissenters’ Rights	A-54
4.20	Financing	A-54
4.21	No Other Representations and Warranties	A-56

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		A-56
5.01	Conduct of Business by the Company	A-56
5.02	Conduct of Business by Parent, Parent OP, Parent Merger Sub and OP Merger Sub	A-61
5.03	Company No Solicitation	A-64
5.04	Parent No Solicitation	A-67

ARTICLE VI ADDITIONAL AGREEMENTS		A-71
6.01	Preparation of Form S-4 and Joint Proxy Statement; Stockholder Approvals	A-71
6.02	Access to Information; Confidentiality	A-74
6.03	Reasonable Best Efforts; Notification	A-74
6.04	Employment of Company Personnel; Benefit Plans	A-77
6.05	Indemnification	A-79

-ii-

(continued)

Page

6.06	Rule 16b-3 Matters	A-81
6.07	Public Announcements	A-81
6.08	Transfer Taxes	A-82
6.09	Shareholder Litigation	A-82
6.10	Certain Tax Matters	A-82
6.11	Pre-Closing Dividends	A-83
6.12	Special Distributions	A-85
6.13	Financing	A-86
6.14	Financing Cooperation	A-88
6.15	Prepayment and Assumption of Company Indebtedness	A-92
6.16	Registration Rights	A-93
6.17	Parent Merger Sub	A-93

ARTICLE VII CONDITIONS PRECEDENT		A-93
7.01	Conditions to Each Party’s Obligation to Effect the Merger	A-93
7.02	Additional Conditions to Obligations of Parent and Parent OP	A-94
7.03	Additional Conditions to Obligations of the Company and the Company OP	A-96

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		A-97
8.01	Termination	A-97
8.02	Effect of Termination	A-99
8.03	Fees and Expenses	A-99
8.04	Amendment	A-102
8.05	Extension; Waiver	A-102

ARTICLE IX GENERAL PROVISIONS		A-103
9.01	Nonsurvival of Representations and Warranties	A-103
9.02	Notices	A-103
9.03	Definitions	A-104
9.04	Interpretation; Exhibits and Disclosure Letters	A-117
9.05	Severability	A-118
9.06	Counterparts	A-118
9.07	Entire Agreement; No Third Party Beneficiaries	A-118
9.08	Governing Law	A-119
9.09	Jurisdiction; Venue	A-119
9.10	WAIVER OF JURY TRIAL	A-119
9.11	Assignment	A-120
9.12	Consents and Approval	A-120
9.13	Enforcement	A-120

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 8, 2026, is made by and among Independence Realty Trust, Inc., a Maryland corporation (“Parent”), Independence Realty Operating Partnership, LP, a Delaware limited partnership (“Parent OP”), Islanders OP Sub, LLC, a Delaware limited liability company and direct wholly owned Subsidiary of Parent OP (“OP Merger Sub”) Centerspace, a North Dakota real estate investment trust (the “Company”), and Centerspace, LP, a North Dakota limited partnership (the “Company OP”).

WHEREAS, the parties wish to effect a business combination involving: (a) first, a merger of a wholly owned Subsidiary of Parent to be formed as a Delaware limited liability company by Parent and added to this Agreement by joinder (the “Joinder”) as “Parent Merger Sub” and owned by Parent prior to the date the definitive Joint Proxy Statement is filed with the SEC and through the Closing (“Parent Merger Sub”) with and into the Company (the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), Chapter 10-34 of the North Dakota Century Code, as amended (“Chapter 10-34”), and Article V, Section 3 of the Company Articles; and (b) immediately following the Company Merger, a merger of OP Merger Sub with and into the Company OP (the “Partnership Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA and the North Dakota Uniform Limited Partnership Act (the “NDULPA”) (the Company Merger and the Partnership Merger collectively shall be referred to herein as the “Merger”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Company Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Company Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Partnership Merger shall be treated as an “asset-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i), and Parent OP shall be the continuing partnership, for U.S. federal income tax purposes, pursuant to Treasury Regulations Section 1.708-1(c)(1);

WHEREAS, the board of trustees of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively with the Merger, the “Transactions”) and determined that the Merger and the other Transactions are advisable and in the best interests of the Company;

WHEREAS, the Company Board has directed that the Company Merger be submitted for consideration at a meeting of the Company’s shareholders called for such purpose and has resolved to recommend that the Company’s shareholders vote to approve the Company Merger;

WHEREAS, the General Partner, as the sole general partner of the Company OP, has approved this Agreement, the Partnership Merger and the other Transactions and declared that this Agreement, the Partnership Merger and the other Transactions are advisable and in the best interests of the Company OP;

WHEREAS, the board of directors of Parent (the “Parent Board”) has approved this Agreement, the Merger and the other Transactions and determined that the Merger and the other Transactions are advisable and in the best interests of Parent;

WHEREAS, the Parent Board has directed that the issuance of Parent Common Stock in the Company Merger (including Parent Common Stock issuable upon redemption of Parent OP Common Units and Parent OP Preferred Units issued in the Partnership Merger) be submitted for consideration at a meeting of Parent’s stockholders and has resolved to recommend that Parent’s stockholders vote to approve the issuance of Parent Common Stock in the Company Merger (including Parent Common Stock issuable upon redemption of Parent OP Common Units and Parent OP Preferred Units issued in the Partnership Merger) as contemplated by this Agreement;

WHEREAS, as of the Closing, Parent, as the sole member of Parent Merger Sub, will have approved this Agreement, the Company Merger and the other Transactions and declared that this Agreement, the Company Merger and the other Transactions are advisable and in the best interests of Parent Merger Sub;

WHEREAS, Parent, as the sole general partner of Parent OP, has approved this Agreement, the Partnership Merger and the other Transactions and declared that this Agreement, the Partnership Merger and the other Transactions are advisable and in the best interests of Parent OP; and

WHEREAS, Parent OP, as the sole member of OP Merger Sub, has approved this Agreement, the Partnership Merger and the other Transactions and declared that this Agreement, the Partnership Merger and the other Transactions are advisable and in the best interests of OP Merger Sub.

NOW, THEREFORE, the parties hereto agree as follows (capitalized terms shall have the meanings ascribed to such terms in Section 9.03 hereof or as otherwise ascribed to such terms herein):

ARTICLE I
THE MERGER

1.01       The Merger.

(a)    Company Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DLLCA and Chapter 10-34, at the Effective Time, Parent Merger Sub shall be merged with and into the Company, and the separate existence of Parent Merger Sub shall cease, and the Company will continue as a North Dakota real estate investment trust under Chapter 10-34 in the Company Merger (the “Surviving Company”).

(b)    Partnership Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DLLCA and the NDULPA, at the Partnership Merger Effective Time, OP Merger Sub shall be merged with and into the Company OP, and the separate existence of OP Merger Sub shall cease. The Company OP will continue as the surviving company in the Partnership Merger.  For U.S. federal income tax purposes, Parent OP will be the continuing partnership in the Partnership Merger.

1.02       Legal Effects of the Merger.

(a)    At the Effective Time, the effect of the Company Merger shall be as provided herein and in the applicable provisions of the DLLCA and Chapter 10-34. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of the Company with all of its property, rights, privileges, powers and franchises shall continue unaffected by the Company Merger, except as set forth in this Agreement.

(b)    At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as provided herein and in the applicable provisions of the DLLCA and the NDULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, the separate existence of the Company OP with all of its property, rights, privileges, powers and franchises shall continue unaffected by the Partnership Merger, except as set forth in this Agreement.

1.03       Closing. The closing of the Merger (the “Closing”) shall take place remotely at 8 a.m. Eastern Time on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), or at such other place, date and time as the Company and Parent may agree in writing; provided, notwithstanding the foregoing, Parent shall have the right to elect, in its sole discretion, by written notice to the Company, to defer the Closing until the earliest to occur of: (i) the tenth (10th) Business Day after which, with respect to each of the Designated Loans (other than those that have been repaid, refinanced, or defeased in accordance with the terms of this Agreement) (x) the applicable lender thereunder has granted the Lender Consent related thereto or the applicable lender has indicated that it is ready, willing and able to grant the Lender Consent related thereto subject only to the consummation of the Closing and satisfaction of conditions to the Closing that by their nature are to be satisfied at the Closing and (y) all conditions to the effectiveness of the Lender Consent related thereto (other than the occurrence of the Closing and those conditions that by their nature will be satisfied at Closing) have been satisfied or waived by the applicable lender, and (ii) the tenth (10th) Business Day prior to the End Date. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”

1.04       Effective Time.

(a)    On the Closing Date, prior to the Partnership Merger Effective Time, in order to effectuate the Company Merger, the applicable parties hereto shall duly file a certificate of merger with respect to the Partnership Merger in a form that complies with the DLLCA (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware SOS”) in accordance with the relevant provisions of the DLLCA and articles of merger with respect to the Company Merger in a form that complies with the DLLCA, Chapter 10-34 and the Company Articles (the “Company Articles of Merger”) with the Secretary of State of the State of North Dakota (the “North Dakota SOS”) in accordance with the relevant provisions of the DLLCA, Chapter 10-34 and the Company Articles. The parties shall make all other filings or recordings required under the DLLCA and Chapter 10-34. The Company Merger shall become effective upon the Company Certificate of Merger being duly filed in the office of the Delaware SOS and the Company Articles of Merger being duly filed with and accepted for record by the North Dakota SOS, or such later time agreed to by Parent and the Company and specified in the Company Articles of Merger (the “Effective Time”).

(b)    On the Closing Date, as promptly as practicable following the Effective Time, in order to effectuate the Partnership Merger, the applicable parties hereto shall duly file a certificate of merger with respect to the Partnership Merger in a form that complies with the DLLCA (the “Partnership Certificate of Merger”) with the Delaware SOS in accordance with the relevant provisions of the DLLCA and articles of merger with respect to the Partnership Merger in a form that complies with the NDULPA (the “Partnership Articles of Merger”) with the North Dakota SOS. The parties shall make all other filings or recordings required under the DLLCA and the NDULPA. The Partnership Merger shall become effective upon the Partnership Certificate of Merger being duly filed in the office of the Delaware SOS and Partnership Articles of Merger being duly filed in the office of the North Dakota SOS, or such later time agreed to by Parent and the Company and specified in the Partnership Certificate of Merger and the Partnership Articles of Merger (the “Partnership Merger Effective Time”), it being understood and agreed that the applicable parties shall cause the Effective Time to occur on the Closing Date prior to the Partnership Merger Effective Time.

1.05       Effect of the Merger on the Organizational Documents of the Surviving Company and Company OP.

(a)       Unless otherwise determined by Parent and the Company prior to the Effective Time, without any further action on the part of Parent and the Company or their respective Affiliates, at the Effective Time:

(i)    the declaration of trust in the form attached hereto as Exhibit A shall be the declaration of trust of the Surviving Company, until thereafter amended as provided therein or by Chapter 10-34; and

(ii)    the bylaws in the form attached hereto as Exhibit B shall be the bylaws of the Surviving Company, until thereafter amended as provided therein or by Chapter 10-34.

(b)      At the Partnership Merger Effective Time, without any further action on the part of the parties hereof, (i) the certificate of limited partnership of Company OP as in effect immediately prior to the Partnership Merger Effective Time shall continue to be the certificate of limited partnership of Company OP, and the plan of merger and the Partnership Articles of Merger shall provide that no amendment is made thereby to such certificate, until thereafter amended as provided by the NDULPA or the Company OP Limited Partnership Agreement and (ii) the Company OP Limited Partnership Agreement as in effect immediately prior to the Partnership Merger Effective Time shall continue as the limited partnership agreement of the Company OP, until thereafter amended by the General Partner in its capacity as the sole general partner of the Company OP, with the consent of the limited partners of the Company OP to the extent required by Article XI thereof, in accordance with its terms, which amendment Parent may cause to be effected at any time following the Partnership Merger Effective Time.

1.06      Effect of the Merger on Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time, Parent, Parent Merger Sub and OP Merger Sub shall take all necessary action to:

(a)    cause the managers of Parent Merger Sub immediately prior to the Effective Time to be, from and after the Effective Time, the trustees of the Surviving Company, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the bylaws of the Surviving Company; and

(b)    cause the Parent Board at the Effective Time to include two (2) individuals who are serving as independent members of the Company Board immediately prior to the date of this Agreement (the “Company Nominees”); provided that the qualifications of the Company Nominees shall be reasonably satisfactory to the Nominating and Governance Committee of the Parent Board (the “Nominating Committee”) and their election to the Parent Board shall be subject to the review and recommendation by the Nominating Committee in its good faith discretion in accordance with its charter. If a Company Nominee initially selected and recommended by the Nominating Committee is unable or unwilling to serve, the Nominating Committee will select and recommend another Company Nominee to the Parent Board, provided that the Company shall notify Parent of such change at least ten (10) Business Days prior to the date on which the definitive Form S-4 and Joint Proxy Statement are filed with the SEC.  Parent shall take all actions necessary to ensure that the Company Nominees who are actually included on the Parent Board at the Effective Time will be provided with the same benefits (including indemnification agreements and arrangements for reimbursement of expenses) as Parent generally makes available to the other members of the Parent Board at the Effective Time.

1.07      Intended Tax Treatment of Merger.  The parties intend that, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes): (a) the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and (b) the Partnership Merger shall constitute an “assets-over” merger under Treasury Regulations Section 1.708-1(c)(3)(i), and Parent OP shall be the continuing partnership pursuant to Treasury Regulations Section 1.708-1(c)(1). Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all parties shall file all U.S. federal, state and local Tax Returns in a manner consistent with the intended income tax treatment described in this Section 1.07, and no party shall take a position inconsistent with such treatment.

1.08     Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, (a) at any time prior to the date the definitive Joint Proxy Statement is filed with the SEC, or (b) or otherwise with the prior written consent of the Company, Parent, in its sole discretion, may elect by written notice to the Company to modify (A) the structure of the Company Merger so that Company merges with and into Parent Merger Sub, with Parent Merger Sub surviving, and/or (B) the structure of the Partnership Merger so as to provide that the Company OP shall merge with and into Parent OP (rather than OP Merger Sub merging with and into the Company OP), in which case (x) Parent OP shall continue as the surviving limited partnership of the Partnership Merger, and (y) the Company GP Interest issued and outstanding immediately prior to the Partnership Merger Effective Time shall be cancelled without any consideration (the “Alternative Structure”); provided that in the case of each of (A) and (B), (i) the consideration to be paid to the shareholders of the Company is not thereby changed in nature or kind or reduced in amount as a result of such modification, (ii) the Alternative Structure will not adversely affect (1) the tax treatment to the shareholders of the Company as a result of the Merger or payment or receipt of the Merger Consideration, (2) the qualification and taxation of the Company as a REIT for federal income tax purposes for any period prior to the Closing, or (3) the economic treatment of the holders of any Company OP Units as a result of or in connection with the transactions contemplated by this Agreement, (iii) the merger contemplated by such Alternative Structure shall not require the approval of the shareholders of Parent to be consummated, (iv) such Alternative Structure (after giving effect to the following sentence) will not, and will not reasonably be expected to, jeopardize, impede or delay the consummation of the Transactions contemplated by this Agreement, (v) the Alternative Structure would not otherwise reasonably be expected to adversely affect the Company or its shareholders in any material respect and (vi) (A) for purposes of Section 7.02(a), no representation of the Company or Company OP will be deemed to be untrue or incorrect as a result of the impact of the Alternative Structure on the business relationships, contractual or otherwise, of the Company and any of its Subsidiaries with any Person to the extent such representation would not have been untrue or incorrect had Parent not elected the Alternative Structure and (B) in connection with implementing the Alternative Structure, the amendment or other documentation reflecting the Alternative Structure will include an express waiver pursuant to which Parent, Parent OP, Parent Merger Sub and OP Merger Sub irrevocably, unconditionally and forever waive such failure to be true and correct.  In the event that Parent elects to implement the Alternative Structure, the parties agree, in good faith, to prepare and execute an amendment to this Agreement reasonably acceptable to the parties to reflect the Alternative Structure and any necessary modifications to the terms of this Agreement to give effect to the Alternative Structure (including all necessary or appropriate changes to the definitions of the Merger and Partnership Merger, and other terms impacted thereby).

ARTICLE II
EFFECTS OF THE MERGER ON SHARES AND INTERESTS

2.01     Effects of the Company Merger on Company Common Stock. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Company Merger and without any action on the part of any party hereto, and subject to Section 1.08, the holders of Company Common Stock, or any other Person:

(a)        Conversion of Company Common Stock.

(i)    Each membership interest unit of Parent Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of beneficial interest, no par value, of the Surviving Company (the “Surviving Company Common Stock” and each share of Surviving Company Common Stock, a “Surviving Company Share”);

(ii)    Each share of beneficial interest of the Company, no par value (the “Company Common Stock” and each share of Company Common Stock, a “Share”), outstanding immediately prior to the Effective Time, other than any Remaining Shares and Cancelled Shares (each as hereinafter defined), shall be automatically converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Share Merger Consideration”); and

(iii)    Each Share that has been converted into the right to receive the Share Merger Consideration as provided in this Section 2.01(a) shall cease to exist, and the Persons holding Shares immediately prior to the Effective Time shall cease to have any rights with respect to the Shares other than the right to receive, for each Share, the Share Merger Consideration and any cash payable in lieu of fractional shares pursuant to Section 2.08, without interest.

(b)        Treatment of Company and Parent-Owned Shares.

(i)    Each Share that is owned by Parent or any wholly-owned Subsidiary of Parent or by any wholly-owned subsidiary of the Company (in each case, other than the Remaining Shares (as hereinafter defined) and Shares held on behalf of third parties) as of immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in respect of such Cancelled Shares.

(ii)    Each Share owned by any Taxable REIT Subsidiary of Parent (the “TRS Shareholder”) as of immediately prior to the Effective Time (each, a “Remaining Share”), if any, shall be converted into and exchanged for one (1) Surviving Company Share, the TRS Shareholder shall remain a shareholder of the Surviving Company, and each book-entry or certificate representing such Remaining Share, if any, shall automatically be deemed to evidence such Surviving Company Share.

(c)        Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the outstanding Shares occurring after the date of this Agreement and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, including the Share Merger Consideration, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.02      Effects of the Partnership Merger. Upon the terms and subject to the conditions set forth herein, at the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any party hereto, the holders of any Company OP Units or any other Person:

(a)         Treatment of Parent OP Common Units and Company OP Common Units.

(i)    Each Parent OP Common Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain issued and outstanding;

(ii)    Each Company OP Common Unit issued and outstanding immediately prior to the Partnership Merger Effective Time, including each Company OP Common Unit owned by the General Partner in its capacity as a limited partner in Company OP, shall be automatically converted into the right to receive a number of Parent OP Common Units equal to the Exchange Ratio; for purposes of determining the number of Parent OP Common Units issuable to any holder of Company OP Units pursuant to this Section 2.02(a)(ii), all fractional Parent OP Common Units otherwise issuable to such holder in respect of all Company OP Common Units held by such holder shall be aggregated, and any fraction of a Parent OP Common Unit resulting after such aggregation shall be rounded up to the nearest whole Parent OP Common Unit, and, for the avoidance of doubt, such rounding shall be applied only after aggregating all fractional Parent OP Common Units otherwise issuable to such holder (collectively, the “Common Unit Merger Consideration”); and

(iii)    Each Company OP Common Unit that has been converted into the right to receive the Common Unit Merger Consideration as provided in this Section 2.02(a) shall cease to exist, and the Persons holding such Company OP Common Unit immediately prior to the Partnership Merger Effective Time shall cease to have any rights with respect to such Company OP Common Unit other than the right to receive the Common Unit Merger Consideration, without interest. Following receipt of the Common Unit Merger Consideration by the Person holding such Company OP Common Unit immediately prior to the Partnership Merger Effective Time pursuant to this Section 2.02(a), Parent OP shall use reasonable best efforts to enter into an exchange rights agreement with each such Person in the form set forth hereto as Exhibit E (an “Exchange Rights Agreement”) pursuant to Section 8.6 of the Parent A&R OP Agreement; provided that in no event shall the foregoing sentence require Parent or any of its Subsidiaries to make any payments or provide other benefits to such Person as an inducement for such Person to enter into the Exchange Rights Agreement.

(b)         Treatment of Company OP Preferred Units.

(i)    At the Partnership Merger Effective Time, each Series D Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into one (1) newly issued Parent OP Preferred Unit designated as “Series A Preferred Unit” in the Parent OP Series A Designation (a “Parent OP Series A Preferred Unit” or the “Series D Merger Consideration”), which shall have such rights, powers, duties and preferences as set forth in the designation of preferences substantially in the form attached hereto as Exhibit C and to be included as an additional exhibit to the Parent A&R OP Agreement on the Closing Date pursuant to Section 4.2(a) of the Parent A&R OP Agreement (the “Parent OP Series A Designation”), it being agreed that the Parent OP Series A Designation will provide that each Parent OP Series A Preferred Unit may be exchanged at the option of its holder into a number of Parent OP Common Units equal to 1.37931 multiplied by the Exchange Ratio, subject to the terms and conditions of the Parent OP Series A Designation.  Following receipt of the Series D Merger Consideration by the Person holding such Series D Preferred Unit immediately prior to the Partnership Merger Effective Time pursuant to this Section 2.02(b)(i), Parent OP shall use reasonable best efforts to enter into an Exchange Rights Agreement with each such Person; provided that in no event shall the foregoing sentence require Parent or any of its Subsidiaries to make any payments or provide other benefits to such Person as an inducement for such Person to enter into the Exchange Rights Agreement.

(ii)    At the Partnership Merger Effective Time, each Series E Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into one (1) newly issued Parent OP Preferred Unit designated as “Series B Preferred Unit” in the Parent OP Series B Designation (a “Parent OP Series B Preferred Unit” or the “Series E Merger Consideration” and together with the Series D Merger Consideration, the “Preferred Unit Merger Consideration”), which shall have such rights, powers, duties and preferences as set forth in a designation of preferences substantially in the form attached hereto as Exhibit D and to be included as an additional exhibit to the Parent A&R OP Agreement on the Closing Date pursuant to Section 4.2(a) of the Parent A&R OP Agreement (the “Parent OP Series B Designation”), it being agreed that the Parent OP Series B Designation will provide that each Parent OP Series B Preferred Unit may be exchanged at the option of its holder into a number of Parent OP Common Units equal to 1.20482 multiplied by the Exchange Ratio, subject to the terms and conditions of the Parent OP Series B Designation.  Following receipt of the Series E Merger Consideration by the Person holding such Series E Preferred Unit immediately prior to the Partnership Merger Effective Time pursuant to this Section 2.02(b)(ii), Parent OP shall use reasonable best efforts to enter into an Exchange Rights Agreement with each such Person; provided that in no event shall the foregoing sentence require Parent or any of its Subsidiaries to make any payments or provide other benefits to such Person as an inducement for such Person to enter into the Exchange Rights Agreement.

(iii)    Each Company OP Preferred Unit that has been converted into the right to receive the Preferred Unit Merger Consideration as provided in this Section 2.02(b) shall cease to exist, and the Persons holding such Company OP Preferred Units immediately prior to the Partnership Merger Effective Time shall cease to have any rights with respect to such Company OP Preferred Units other than the right to receive the Preferred Unit Merger Consideration, without interest.

(c)      Company OP General Partner Interest.  The general partnership interest of the Company OP (the “Company GP Interest”), which is owned entirely by the General Partner, shall remain issued and outstanding and unchanged by the Partnership Merger, and no consideration shall be delivered in respect thereof.

(d)       OP Merger Sub Membership Interest. The membership interest of OP Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a limited partnership interest in the Company OP as the surviving company of the Partnership Merger.

(e)        Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Partnership Merger Effective Time, Company OP should split, combine or otherwise reclassify the Company OP Units, or make a dividend or other distribution in Company OP Units (including any dividend or other distribution of securities convertible into Company OP Units), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the consideration, if any, into which the Company OP Units is converted shall be ratably adjusted to reflect fully the effect of any such change.

2.03       Exchange of Shares and Units.

(a)      Prior to the Closing Date, Parent shall enter into an agreement (in a form reasonably acceptable to the Company, the “Paying Agent Agreement”) with a U.S. bank or trust company that shall be appointed by Parent (and reasonably satisfactory to the Company) to act as a paying agent hereunder (the “Paying Agent”) for the purpose of exchanging Company Common Stock.

(b)      (i) (x) Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article II, evidence of Parent Common Stock in book-entry form issuable pursuant to Section 2.01 equal to the aggregate Share Merger Consideration (excluding any fractional shares) and (y) immediately available funds equal to, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.08 (such evidence of Parent Common Stock, and cash amounts, collectively, the “Exchange Fund”), and Parent shall instruct the Paying Agent to timely pay the cash in lieu of fractional shares of Parent Common Stock, and (ii) at the Partnership Merger Effective Time, Parent OP shall reflect on its books and records, and provide reasonable evidence thereof, the issuance of Parent OP Common Units and Parent OP Preferred Units, including fractional Parent OP Common Units and fractional Parent OP Preferred Units, in conversion of Company OP Common Units and Company OP Preferred Units in accordance with this Agreement.

(c)         Payment Procedures.

(i)    As soon as reasonably practicable (and in any event within three (3) Business Days) after the Effective Time, to the extent not previously delivered, the Surviving Company shall cause the Paying Agent to mail to each holder of record of Company Common Stock represented by a certificate (if any), as converted into the Share Merger Consideration pursuant to Section 2.01, a letter of transmittal (the “Letter of Transmittal”) in customary form as agreed to between the Company and Parent prior to the Effective Time. The Letter of Transmittal shall be accompanied by instructions for use in receiving the cash in lieu of fractional shares pursuant to Section 2.08. The Letter of Transmittal shall be in such form and have such other provisions as Parent and the Company may agree, including any provisions relating to the distributions to be made pursuant to the last sentence of Section 6.11(a). For the avoidance of doubt, each holder of book-entry Shares (“Book-Entry Shares”) that have been converted into the right to receive the Share Merger Consideration will be entitled to receive such Share Merger Consideration (less any applicable withholding) upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request).

(ii)    Parent OP shall deliver to each holder of Company OP Units as of immediately prior to the Partnership Merger Effective Time any agreement or additional documents necessary to admit such holder of Company OP Units as a new limited partner of Parent OP, on terms and conditions as reasonably agreed to by the Company and Parent (subject to the provisions in Section 2.02(a) and Section 2.02(b)), and to record such holder as the owner of the aggregate number of Parent OP Common Units or Parent OP Preferred Units as such holder is entitled to receive in respect of its aggregate Common Unit Merger Consideration pursuant to Section 2.02(a) or in respect of its aggregate Preferred Unit Merger Consideration pursuant to Section 2.02(b), as applicable.

(d)      Subject to the terms of the Paying Agent Agreement, Parent and the Company, in the exercise of their reasonable discretion, shall have the joint right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the issuance and delivery in book-entry form of shares of Parent Common Stock that the holders of Shares are entitled to receive, respectively, in the Merger, (ii) the issuance in book-entry form of any Parent OP Units that the holders of Company OP Units are entitled to receive in the Merger and the administrative procedures for admitting and joining former holders of Company OP Units to the partnership agreement of Parent OP as limited partners and holders of Parent OP Units, and (iii) the method of payment of cash for Shares converted into the right to receive cash in lieu of fractional shares of Parent Common Stock; provided that at least one (1) method of payment available to each holder of Shares that has the right to receive such cash shall not require such holder to pay any amounts to receive such cash.

(e)         Closing of Transfer Books.

(i)    At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Shares (other than any Remaining Shares) is presented to the Surviving Company, Parent or the Paying Agent for transfer, such Shares shall be cancelled and exchanged for the Share Merger Consideration and any cash payable in lieu of fractional shares to which the holder of such Book-Entry Share is entitled pursuant to this Article II.

(ii)    At the Partnership Merger Effective Time, the equity transfer books of the Company OP shall be closed, and there shall be no further registration of transfers of the Company OP Units that were outstanding immediately prior to the Partnership Merger Effective Time. If, after the Partnership Merger Effective Time, any units representing ownership of Company OP Units is presented to Parent OP, Parent or the Paying Agent for transfer, such units shall be cancelled and exchanged for the Common Unit Merger Consideration or Preferred Unit Merger Consideration, as applicable, to which the holder of such units is entitled pursuant to this Article II.

(f)         Transfer of Ownership. If any cash amount payable pursuant to this Section 2.03 or Section 2.08 is to be paid to a Person other than the Person to whom Shares in exchange therefor is registered, it shall be a condition of the payment thereof that the Person requesting such exchange shall have paid to Parent or any agent designated by Parent any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of such Shares, or established to the satisfaction of Parent or any agent designated by Parent that such Tax has been paid or is not payable.

(g)         Dividends with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Share with respect to the shares of Parent Common Stock issuable with respect to such Share in accordance with this Agreement, and all such dividends and other distributions shall be paid by Parent to the Paying Agent and shall be included in the Exchange Fund, in each case until the surrender of such Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Share there shall be paid to the record holder of the shares of Parent Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

(h)        Distributions with Respect to Parent OP Units. No distributions with respect to Parent OP Units with a record date after the Partnership Merger Effective Time shall be paid to the holder of any Company OP Unit with respect to Parent OP Units issuable with respect to such Company OP Unit in accordance with this Agreement, and all such distributions shall be paid by Parent to the Paying Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company OP Unit in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Company OP Unit there shall be paid to the record holder of the Parent OP Units, if any, issued in exchange therefor, without interest, (i) all distributions payable in respect of any such Parent OP Units with a record date after the Partnership Merger Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Partnership Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent OP Units.

(i)       Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to Parent upon demand, and any former holders of Company Common Stock who have not surrendered their Shares in accordance with this Section 2.03 shall thereafter look only to Parent for payment of their claim for the Share Merger Consideration (including any cash in lieu of fractional shares, and any applicable dividends or other distributions with respect to Parent Common Stock), without any interest thereon, upon due surrender of their Company Common Stock.

(j)        No Liability. Notwithstanding anything to the contrary contained in this Section 2.03, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law.

(k)        Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government or in commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, to the extent such investments are REIT qualifying assets. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amount payable pursuant to this Article II shall be paid to the Surviving Company. Notwithstanding anything to the contrary contained herein, no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Shares to receive the Share Merger Consideration as provided herein. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent promptly to pay the Share Merger Consideration to all holders of Shares entitled thereto, Parent shall, or shall cause the Surviving Company to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments.

2.04       Withholding Rights. Each of Parent, Parent OP, the Surviving Company and the Paying Agent shall be entitled to deduct and withhold from any payments pursuant to this Agreement to any holder of any Shares or Company OP Units such amounts as Parent, Parent OP, the Surviving Company or the Paying Agent is required to deduct and withhold with respect to any such payments under the Code, or any applicable provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity (as hereinafter defined) on a timely basis by Parent, Parent OP, the Surviving Company or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.05       Effect on Equity-Based Awards.

(a)      Treatment of Non-Employee Trustee Company RSUs in the Company Merger. At the Effective Time, each outstanding unvested restricted stock unit granted under a Company Equity Incentive Plan that is not subject to any performance-based vesting condition (a “Company RSU”) and that is held by a non-employee trustee of the Company (each, a “Company Trustee RSU”) shall, automatically and without any action on the part of the holder thereof, become fully vested and be canceled and converted into (i) the number of shares of Parent Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Trustee RSU immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, and (ii) an amount in cash equal to the value of all dividend equivalents accrued but unpaid as of the Effective Time with respect to such Company Trustee RSU (without interest), in each case, less any applicable withholding Taxes.

(b)        Treatment of Other Company RSUs in the Company Merger.

(i)    At the Effective Time, each Company RSU that is not a Company Trustee RSU and is not held by a Terminating Employee shall, automatically and without any action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Company Common Stock and shall be converted into (or canceled and replaced by) a restricted stock unit denominated in shares of Parent Common Stock (a “Parent Stock-Based RSU”). The number of shares of Parent Common Stock subject to each such Parent Stock-Based RSU shall be equal to the product (rounded to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each such Parent Stock-Based RSU issued pursuant to this Section 2.05(b)(i) shall continue to be governed by the same terms and conditions as were applicable to the corresponding Company RSU immediately prior to the Effective Time, including service-based vesting terms and related protections such that each Parent Stock-Based RSU shall be settled (and the dividend equivalents accrued but unpaid thereon shall be paid in cash) as soon as practicable, but in no event later than thirty (30) days, following the date upon which the holder of such Parent Stock-Based RSU experiences a Qualifying Termination, or such later time as required to comply with Section 409A of the Code.

(ii)    At the Effective Time, each Company RSU that is held by a Terminating Employee shall, automatically and without any action on the part of the holder thereof, become fully vested and be canceled and converted into (A) the number of shares of Parent Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, and (B) an amount in cash equal to the value of all dividend equivalents accrued but unpaid as of the Effective Time with respect to such Company RSU (without interest), in each case, less any applicable withholding Taxes.

(c)       Treatment of Company PSUs in the Company Merger. At the Effective Time, each outstanding and unvested restricted stock unit granted under a Company Equity Incentive Plan that is subject to any performance-based vesting condition (a “Company PSU”) shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into (A) the number of shares of Parent Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time based on the target level of performance multiplied by (y) the Exchange Ratio, and (B) an amount in cash equal to the value of all dividend equivalents accrued but unpaid as of the Effective Time with respect to such Company PSU (without interest), in each case, less any applicable withholding Taxes.

(d)        Treatment of Company Stock Options in Company Merger. At the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under a Company Equity Incentive Plan (a “Company Stock Option”), whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into (or canceled and replaced by) an option to purchase a number of shares of Parent Common Stock (a “Parent Stock Option”) (i) with respect to a number of shares of Parent Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of Shares subject to the corresponding Company Stock Option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, and (ii) at a per share exercise price (rounded to the nearest whole cent) that is equal to the quotient of (A) the exercise price per share of Company Common Stock of the corresponding Company Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to a Parent Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the corresponding Parent Stock Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Parent Stock Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding Company Stock Option immediately prior to the Effective Time; provided, however, that such Parent Stock Options shall be eligible to vest in full and become exercisable upon a Qualifying Termination within twelve (12) months of the Closing Date.

(e)       Company Actions. Prior to the Effective Time, the Company, through the Company Board or an appropriate committee thereof, shall adopt such resolutions as may reasonably be required and take any actions that are necessary to (i) effectuate the treatment of the Company Trustee RSUs, other Company RSUs, Company PSUs and Company Stock Options (the “Company Equity Awards”) contemplated by this Section 2.05, and (ii) cause the Company Equity Incentive Plans to terminate at or prior to the Effective Time. The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Company will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of the Company Equity Awards.

(f)        Parent Actions. As soon as reasonably practicable following the Effective Time (but in no event more than five (5) Business Days following the Effective Time), Parent shall file a registration statement on Form S-8 (or other applicable form) with respect to the issuance of shares of Parent Common Stock subject to Parent Stock-Based RSUs and Parent Stock Options pursuant to this Section 2.05 and shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Equity Awards remain outstanding.

(g)      Rounding. For the avoidance of doubt and notwithstanding anything to the contrary in this Section 2.05, for purposes of determining the number of shares of Parent Common Stock issuable to any holder of Company Equity Awards (or the number of shares of Parent Common Stock subject to the Parent Stock-Based RSUs issuable to such holder, as applicable) pursuant to this Section 2.05, all fractional shares of Parent Common Stock otherwise issuable to such holder (or otherwise subject to the Parent Stock-Based RSUs issuable to such holder, as applicable) in respect of all Company Equity Awards of the same type (i.e., Company RSUs, Company PSUs, or Company Stock Options) held by such holder shall be aggregated, and any fraction of a share of Parent Common Stock resulting after such aggregation shall be rounded to the nearest whole share of Parent Common Stock, and such rounding shall be applied only after aggregating all fractional shares of Parent Common Stock otherwise issuable to such holder (or otherwise subject to the Parent Stock-Based RSUs issuable to such holder, as applicable) in respect to all of such Company Equity Awards of the same type held by such holder.

2.06       Further Action.

(a)        If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Parent Merger Sub and/or the Company, then the officers and directors of the Surviving Company and Parent shall be fully authorized (in the name of Parent Merger Sub, in the name of the Company and otherwise, as the case may be) to take and shall take such action.

(b)      If, at any time after the Partnership Merger Effective Time, any further action is determined by Parent or Parent OP to be necessary or desirable to carry out the purposes of this Agreement or to vest Parent OP with full right, title and possession of and to all rights and property of Parent OP and/or Company OP, then Parent, directly and as the general partner of Parent OP, shall be fully authorized (in the name of Parent OP, in the name of the Company OP and otherwise, as the case may be) to take and shall take such action.

2.07       Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Company Merger, the Partnership Merger and the other Transactions.

2.08      Fractional Shares. No book-entry representing fractional shares of Parent Common Stock shall be made with respect to Shares or otherwise, and such fractional interests shall not entitle the owner thereof to voting rights or to any other rights of a stockholder of Parent.  Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive (aggregating for this purpose all the shares of Parent Common Stock that such holder is entitled to receive hereunder), in lieu thereof, cash, without interest, in an amount equal to the product of (a) such fractional part of a share of Parent Common Stock multiplied by (b) the VWAP of Parent Common Stock.  For U.S. federal and applicable state and local income tax purposes, unless otherwise required by a “final determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), the parties shall treat the receipt of cash in lieu of a fractional share of Parent Common Stock as though the recipient had received such fractional share and subsequently exchanged such fractional share for such cash in a separately taxable transaction, but in any event the receipt of such cash shall not be treated as consideration received in the “reorganization.”

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE COMPANY OP

Except as set forth in (i) the Company SEC Documents filed with the U.S. Securities and Exchange Commission (the “SEC”) on or after January 1, 2024 and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer (but including any description of historic facts or events included therein) or other statements to the extent they are cautionary, predictive or forward-looking in nature) (the “Filed Company SEC Documents”), or (ii) the letter, dated as of the date of this Agreement, from the Company and the Company OP to Parent and Parent OP (the “Company Disclosure Letter”), the Company and the Company OP, jointly and severally, represent and warrant as of the date hereof (except to the extent that a representation, warranty or the Company Disclosure Letter speaks as of another date, in which case as of such date) to Parent and Parent OP that:

3.01       Organization, Standing and Power.

(a)       The Company is an unincorporated real estate investment trust duly formed, validly existing and in good standing under the Laws of the State of North Dakota and has full requisite corporate or other entity power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted. The Company is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction where the nature of its business or its ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)       The Company OP is duly formed, validly existing and in good standing under the Laws of the State of North Dakota and has full limited partnership power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted. The Company OP is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction where the nature of its business or its ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)       Each Company Subsidiary other than the Company OP (i) is duly organized, validly existing, in good standing (to the extent the concept is recognized by such jurisdiction) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority to conduct its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)       Section 3.01(d) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary.

(e)        The Company has made available to Parent (i) complete and correct copies of the Company Articles and Company Bylaws and (ii) complete and correct copies of the organizational documents or governing documents of the Company OP.

(f)       Neither the Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term securities).

3.02       Capital Structure.

(a)      The authorized capital stock (“Company Capital Stock”) of the Company consists of an unlimited number of shares of the Company Common Stock. At the close of business on September 3, 2026 (the “Measurement Date”), (i) 16,797,585.358 shares of Company Common Stock were issued and outstanding, (ii) no other shares of capital stock of the Company were issued or outstanding, (iii) 62,602 shares of Company Common Stock were underlying outstanding Company RSUs, (iv) 53,910 shares of Company Common Stock were underlying outstanding Company PSUs based on achievement of any applicable performance goals at the target level, (v) there were Company Stock Options to purchase an aggregate of 103,823 shares of Company Common Stock outstanding (including unvested Company Stock Options), and (vi) 675,660 shares of Company Common Stock were available for grant pursuant to future awards under the Company Equity Incentive Plans. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Common Stock, the Company OP Units or the general partnership interests in the Company OP may vote (“Voting Company Debt”). Other than as set forth in Section 3.02(a) of the Company Disclosure Letter and for the Company OP Units, at the close of business on the Measurement Date, there were no options, warrants, rights, convertible or exchangeable securities, commitments, or undertakings of any kind to which the Company or any Company Subsidiary was a party or by which any of them was bound (x) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (y) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, security, commitment or undertaking. As of the date of this Agreement, the General Partner was the sole general partner of Company OP and, as sole general partner of Company OP, owned the entire general partnership interest in Company OP.  At the close of business on the Measurement Date, (A) (x) 17,677,085.35 Company OP Common Units were issued and outstanding (including 879,499.995 held by Persons other than the Company, the General Partner or any of their respective Subsidiaries), (y) 59,400 Series D Preferred Units were issued and outstanding, and (z) 1,558,506.483 Series E Preferred Units were issued and outstanding; and (B) no other partnership interests of the Company OP were issued and outstanding or issuable. As of the date hereof, the Conversion Factor (as defined in the Company OP Limited Partnership Agreement) is 1.0. 100% of the equity interests of the General Partner are owned by the Company.

(b)        Except as set forth above or as set forth in Section 3.02(b) of the Company Disclosure Letter, as of the close of business on the Measurement Date, there were no (i) restricted shares, restricted share units, stock appreciation rights, performance shares, performance share units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any Company Subsidiary, (ii) voting trusts, proxies or other similar agreements or understandings to which the Company or any Company Subsidiary was a party or by which the Company or any Company Subsidiary was bound with respect to the voting of any shares of Company Common Stock or any capital stock of any Company Subsidiary, or (iii) contractual obligations or commitments of any character to which the Company or any Company Subsidiary was a party or by which the Company or any Company Subsidiary was bound restricting the transfer of, or requiring the registration for sale of, any shares of Company Capital Stock or any capital stock of any Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other equity interests.

(c)        Except as set forth in Section 3.02(c) of the Company Disclosure Letter, all of the outstanding shares of capital stock or other equity interests of each Company Subsidiary are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), other than Company Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests other than transfer and other restrictions under applicable federal and state securities Laws or the organizational documents or governing documents of such Company Subsidiary.

(d)      All dividends or other distributions on the shares of Company Common Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(e)      All issued and outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, and no Company Common Stock is entitled to preemptive rights. There are no partners of the Company OP or holders of Company OP Units other than as set forth in Section 3.02(e) of the Company Disclosure Letter. Section 3.02(e) of the Company Disclosure Letter sets forth the number of partnership units held by each partner in the Company OP.

3.03       Authority; Execution and Delivery; Enforceability.

(a)       The Company and Company OP each has all requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company and the Company OP of this Agreement and the consummation by the Company and the Company OP of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and partnership action on the part of Company OP, respectively, and no other corporate or partnership actions on the part of the Company or the Company OP are necessary to authorize this Agreement, the Merger or the other Transactions, subject to receipt of the Company Shareholder Approval. Each of the Company and the Company OP has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of each of the Company and the Company OP, enforceable against each of the Company and the Company OP in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law) (clauses (i) and (ii), the “Bankruptcy and Equity Exception”).

(b)      The Company Board, at a meeting duly called and held, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are advisable and in the best interests of the Company and (iii) recommending that the Company’s shareholders approve the Company Merger.

(c)       The General Partner, as the sole general partner of the Company OP and as a partner holding approximately 95.0246% of the outstanding Company OP Common Units, has adopted this Agreement and approved the Partnership Merger and the other Transactions (the “Company OP GP Approval”).

3.04       No Conflicts; Consents.

(a)      Except as set forth in Section 3.04 of the Company Disclosure Letter, the execution and delivery by the Company and the Company OP of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, assuming receipt of the Company Shareholder Approval, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the charter, bylaws or other organizational documents of the Company or the Company OP, (ii) the Company OP Limited Partnership Agreement, (iii) any Company Material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iv) subject to the filings and other matters referred to in Section 3.04(b), any federal, state, local or foreign judgment, injunction, order, writ, ruling or decree (“Judgment”) or any federal, state, local or foreign statute, law, code, ordinance, rule or regulation (“Law”) applicable to the Company, the Company OP or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (iii) and (iv) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)      No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any U.S. federal, state, local or foreign government or any court of competent jurisdiction, administrative, regulatory or other governmental agency, authority or commission, other governmental authority or instrumentality or any non-governmental self-regulatory agency, authority or commission, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Joint Proxy Statement and of the Form S-4 and the declaration of the effectiveness of the Form S-4, and (B) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) such filings as may be required under any state securities Laws, (iii) the filing of the Company Certificate of Merger with and acceptance for record of the Company Certificate of Merger by the Delaware SOS and the filing of the Company Articles of Merger with and acceptance for record of the Company Articles of Merger by the North Dakota SOS and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) the filing of the Partnership Certificate of Merger with and acceptance for record of the Partnership Certificate of Merger by the Delaware SOS and the filing of the Partnership Articles of Merger with and acceptance for record of the Partnership Certificate of Merger by the North Dakota SOS and appropriate documents with the relevant authorities of the other jurisdictions in which the Company OP is qualified to do business, (v) the filing with the North Dakota SOS, following the Effective Time, of an amended application for registration of the Surviving Company pursuant to Section 10-34-04(7) of Chapter 10-34, (vi) such filings as may be required in connection with the Taxes described in Section 6.08, (vii) such filings as may be required under the rules and regulations of the NYSE and (viii) such other items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

3.05      SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)      The Company has filed or furnished, as applicable, all reports, schedules, forms, certifications, statements and other documents on a timely basis with the SEC required to be filed or furnished, as applicable, by the Company since and including January 1, 2024 through the date of this Agreement under the Exchange Act or the Securities Act (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).

(b)        As of its respective date, each Company SEC Document complied (or with respect to Company SEC Documents filed after the date hereof, will comply) as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, each as in effect on the date so filed. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), except to the extent revised or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contained (or with respect to Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)      Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied as to form at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, was prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) in all material respects (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).

(d)        None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except liabilities or obligations (i) disclosed and provided for in the most recent financial statements included in the Filed Company SEC Documents or the notes thereto or of a nature not required by GAAP to be reflected thereon, (ii) related to the future performance of any Contract, (iii) incurred or arising in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Filed Company SEC Documents, (iv) incurred under this Agreement or in connection with the Transactions, (v) disclosed in Section 3.05(d) of the Company Disclosure Letter, (vi) as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or (vii) that will be discharged or paid in full prior to the Closing Date.

(e)       Since January 1, 2024, the Company has established and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal controls are reasonably designed to ensure (i) the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization and (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2024, (x) the Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, (y) to the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of the Company to material information relating to the Company required to be included in the Company’s periodic reports required under the Exchange Act, and (z) the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s independent registered public accounting firm and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

3.06     Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company and Company OP for inclusion or incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement will, at the date that it is first mailed to the Company’s shareholders or Parent’s stockholders, at the time of the Company Shareholder Meeting and Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement, at the date such materials are first mailed to the Company’s shareholders or Parent’s stockholders and at the time of the Company Shareholder Meeting and the Parent Stockholder Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company in this Section 3.06 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Parent OP or any of their respective Representatives for inclusion or incorporation by reference therein.

3.07       Absence of Certain Changes or Events. Since June 30, 2026 through the date hereof, (i) there has not been any Event that, individually or together with any other Event, has had or would reasonably be expected to have a Company Material Adverse Effect, and (ii) except in connection with this Agreement and the Transactions or as expressly contemplated or permitted by this Agreement, the Company and each Company Subsidiary has conducted its respective business in all material respects only in the ordinary course of business consistent with past practice.

3.08       Taxes.

(a)        Each of the Company and the Company Subsidiaries (i) has timely filed (or had filed on their behalf) all U.S. federal income and other material Tax Returns (as defined below) required to be filed by it (after giving effect to any filing extension granted by a Taxing Authority) under applicable Law and such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid (or had timely paid on its behalf) all U.S. federal income and other material Taxes shown on such Tax Returns, other than Taxes being contested in good faith and for which adequate reserves have been established in the Company’s most recent financial statements contained in the Filed Company SEC Documents. Neither the Company nor any of the Company Subsidiaries has executed or filed with the Internal Revenue Service (the “IRS”) or any other Taxing Authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation). As used herein, the term “Tax Returns” means all reports, returns, declarations, or other written statements required to be supplied to a Taxing Authority in connection with Taxes.

(b)      The Company (i) for each taxable year commencing with its taxable year ended April 30, 1971 and through and including the Closing Date, has been organized in conformity with the requirements for qualification and taxation as a real estate investment trust pursuant to Sections 856 through 860 of the Code (a “REIT”), and (ii) has operated since April 30, 1971 to the date hereof in a manner to enable it to qualify for taxation as a REIT and has a proposed method of operation that will enable it to continue to qualify for taxation as a REIT for the taxable year that includes the date hereof.

(c)        No Company Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that, at all times during which the Company has held, directly or indirectly, its stock, has qualified as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(d)        Each Company Subsidiary that is a partnership, joint venture, trust or limited liability company has been, since its formation, treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(e)       Neither the Company nor any Company Subsidiary either (i) holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, or (ii) has disposed of any asset during its current taxable year.

(f)        Since its inception, neither the Company nor any Company Subsidiary has incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, or Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7, (ii) any material liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) or (iii) any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property.  No event has occurred, and to the Knowledge of the Company no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clauses (i), (ii), or (iii) of the preceding sentence will be imposed upon the Company or any Company Subsidiary.

(g)        All material deficiencies asserted or assessments made with respect to the Company or any Company Subsidiary as a result of any examinations by the IRS or any other Taxing Authority of the Tax Returns of the Company or any Company Subsidiary have been fully paid and, to the Knowledge of the Company, there are no other audits, examinations or other proceedings relating to any material Taxes of the Company or any Company Subsidiary by any Taxing Authority in progress.  Neither the Company nor any Company Subsidiary has received any written notice from any Taxing Authority that it intends to conduct such an audit, examination or other proceeding in respect of Taxes or to make any assessment for material Taxes and, to the Knowledge of the Company, no such audit, examination, or other proceeding is threatened. Neither the Company nor any Company Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property Tax valuations).

(h)       The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i)       No claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any such Company Subsidiary is or may be subject to a material amount of Taxes in that jurisdiction and, to the Knowledge of the Company, no such claim is threatened.

(j)        Neither the Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k)       Neither the Company nor any Company Subsidiary is a party to any Tax sharing or similar agreement or arrangement, other than any agreement or arrangement solely between the Company and any Company Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.

(l)       Neither the Company nor any Company Subsidiary has requested or received a private letter ruling or other similar written ruling from, or requested or entered into a binding agreement with, the IRS or other Taxing Authorities relating to Taxes.

(m)     There are no Liens for Taxes (other than the Company Permitted Liens) upon any of the assets of the Company or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(n)       Neither the Company nor any Company Subsidiary is subject, directly or indirectly, to any Tax Protection Agreements in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), other than as disclosed in Section 3.08(n) of the Company Disclosure Letter, and as of the date of this Agreement, the Company and each Company Subsidiary has complied in all material respects with each Tax Protection Agreement, and no person has raised in writing, or to the Knowledge of the Company threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Tax Protection Agreements. As of the date of this Agreement, to the Knowledge of the Company, there is no fact or circumstance that would reasonably be expected to result in a material claim against the Company under any Tax Protection Agreement.

(o)      Neither the Company nor any Company Subsidiary is a party to any “reportable transaction” as such term is used in the Treasury regulations under Section 6011 of the Code.

(p)      Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(q)       Neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(r)      Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(s)       The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(t)        Company OP is, and has been since its formation, properly classified as a partnership for U.S. federal income tax purposes and not as an association taxable as a corporation. Company OP is not, and has never been, subject to Tax as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code. Without limiting the generality of the foregoing, Company OP satisfies, and has at all times satisfied, the requirements to be treated as a partnership (and not as a corporation) under Section 7704 of the Code by reason of Section 7704(c) of the Code.

(u)       Section 3.08(u) of the Company Disclosure Letter sets forth, for each Protected Partner and for the Company (as the regarded owner of the General Partner, through whom the Company indirectly holds all of its interests in the Company OP) and any Affiliate of the Company (each, a “Scheduled Partner”), as of December 31, 2025, (i) the tax capital account balance of such Scheduled Partner and (ii) with respect to the qualified nonrecourse liabilities of the Company OP allocated to each Scheduled Partner as of December 31, 2025: (A) the amount of such liabilities allocated to such partner pursuant to Treasury Regulations Section 1.752-3(a)(1), (B) the amount of such liabilities allocated to such partner pursuant to Treasury Regulations Section 1.752-3(a)(2), (C) the excess nonrecourse liabilities allocated to such partner pursuant to Treasury Regulations Section 1.752-3(a)(3) under the “additional method”, based on such partner’s share of Section 704(c) built-in gain not already taken into account in allocations made to such partner under Treasury Regulations Section 1.752-3(a)(2), and (D) the excess nonrecourse liabilities allocated to such partner pursuant to Treasury Regulations Section 1.752-3(a)(3) based on such partner’s interest in partnership profits.

3.09       Labor and Employee Relations.

(a)        Except as would not be reasonably expected to result, individually or in the aggregate, in a material liability to the Company or the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act and any comparable state Laws and (ii) all current consultants or independent contractors, and those who have been engaged within the past three (3) years, of each member of the Company or the Company Subsidiaries (“Company Contractors”) have been properly classified as independent contractors for purposes of Social Security Laws, Tax Laws, Laws applicable to employee benefits and/or other Laws.

(b)      Except as set forth in Section 3.09(b) of the Company Disclosure Letter, each employee of the Company or the Company Subsidiaries is terminable at will, without payment of severance or other compensation or consideration (other than compensation required to be paid under applicable Law or a Company Benefit Plan), and without advance notice.

(c)        Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company or the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries: (i) are, and for the last three (3) years have been, in compliance with all applicable Laws respecting employment of employees and engagement of independent contractors, including (but not limited to) employment practices, collective bargaining agreements, Social Security and Health and Safety obligations, terms and conditions of employment, termination of employment, discrimination, wages, wage protection, pay slips, notices to employees, prevention of sexual harassment, worker classification, enforcement of labor laws, hours of work, overtime and overtime payment, working during rest days, privacy issues, pay equity, background checks, drug testing, accommodations, leaves of absence, fringe benefits, and wages and hours (including, where and to the extent applicable: the health care continuation requirements of COBRA, the requirements of the Family and Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, the requirements of the Families First Coronavirus Response Act of 2020, and any similar provisions of applicable Law); (ii) have withheld, paid and reported all amounts required by Law or by Contract to be withheld, paid and reported with respect to compensation, wages, salaries and other payments to employees or Company Contractors of the Company and the Company Subsidiaries; (iii) are not liable for any arrears of wages or any Taxes; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, or other benefits for employees of the Company and the Company Subsidiaries (other than routine payments to be made in the ordinary course of business). There are no pending or, to the Knowledge of the Company, threatened Actions against the Company and the Company Subsidiaries or any Affiliate of the Company and the Company Subsidiaries under any worker’s compensation policy or long-term disability policy. In the past three (3) years, neither the Company nor the Company Subsidiaries have received any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment Laws (including Laws relating to workplace safety and health, wage and hour, and immigration) to conduct an investigation or audit relating to the Company or the Company Subsidiaries and, to the Company’s Knowledge, no such investigation is in progress.

(d)      The Company and the Company Subsidiaries are not, and in the past three (3) years have not been, the subject of any audit, investigation or enforcement action by any Governmental Entity related to employment policies or practices for employees, applicants, third-party contractors, or independent contractors or consultants of the Company or the Company Subsidiaries, including but not limited to investigations or actions by the U.S. Department of Labor, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other similar federal, state, or local Governmental Entity. In the past three (3) years, there have been no claims against the Company and the Company Subsidiaries (or any of their officers or directors (in their capacities as such)) or, to the Knowledge of the Company, threatened to be brought or filed in, by, or with any court, Governmental Entity, or arbitral forum in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor, other than any claims that would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company or the Company Subsidiaries, taken as a whole.

(e)      The Company and the Company Subsidiaries are not now, and in the past three (3) years have not been, subject to a union organizing effort. The Company and the Company Subsidiaries are not subject, and in the past three (3) years have not been subject, to any collective bargaining agreement, labor contract, or any other Contract or legally binding commitment with any trade or labor union, employees’ association, works council, or similar organization, or involved in or aware of any current labor or industrial disputes or negotiations with any such body with respect to their employees or Company Contractors. The Company and the Company Subsidiaries have not had in the past three (3) years any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Company or the Company Subsidiaries’ employees.

(f)        No executive officer of the Company has given written notice of resignation or, to the Knowledge of the Company, currently intends to terminate his or her service with the Company, and to the Knowledge of the Company, no executive officer of the Company has received or accepted a pending offer to join a business that is competitive with the Company’s business.

(g)       In the past three (3) years, the Company and the Company Subsidiaries have not been a party to any Action, or received notice of any threatened Action, in which the Company or the Company Subsidiaries were, or are, alleged to have violated any Contract or Law relating to employment of employees or engagement of independent contractors, including equal opportunity, discrimination, whistleblowing, harassment, immigration, wages, hours, unpaid compensation, classification of employees as exempt from overtime or minimum wage Laws, benefits, collective bargaining, pension, severance pay, employee privacy, termination of employment or engagement, the payment of social security and similar Taxes, occupational safety and health, and/or privacy rights of employees or independent contractors, other than any Actions that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(h)        There have been no, and except as contemplated by this Agreement, and except as set forth in Section 3.09(h) of the Company Disclosure Letter, there are no anticipated, “mass layoffs,” “employment losses” or “plant closings” or comparable event as defined by the Workers Adjustment and Retraining Notification Act, as amended, or any comparable state, local, or foreign Law at the Company or the Company Subsidiaries nor have the Company or the Company Subsidiaries engaged in any lay-offs or employment terminations sufficient in number to trigger application of any such Law.

(i)       Except as set forth in Section 3.09(i) of the Company Disclosure Letter, to the Company’s Knowledge, there have been no allegations of sexual or other harassment or discrimination or sexual misconduct involving any current or former director or executive officer of the Company or the Company Subsidiaries.  The Company and the Company Subsidiaries have not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current or former director or executive officer of the Company or the Company Subsidiaries.

(j)      To the Knowledge of the Company, no officer-level employee of the Company or the Company Subsidiaries or Company Contractor is subject to any non-compete, non-solicitation, non-disclosure, confidentiality, employment, consulting or similar contracts with a third party in conflict with his or her employment or engagement with the Company or the Company Subsidiaries. The Company and the Company Subsidiaries have not received any written notice alleging that any violation of any such contracts has occurred.

3.10       Employee Benefits.

(a)        Section 3.10(a) of the Company Disclosure Letter lists each Benefit Plan that is sponsored, maintained or contributed to by the Company or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or consultant of the Company or any Company Subsidiary, or under which the Company or any Company ERISA Affiliate has or may have any obligation or liability (collectively, the “Company Benefit Plans”).

(b)      The Company has made available to Parent true and complete copies of the following with respect to the Company Benefit Plans, as applicable: (i) the Company Benefit Plan and current amendments thereto (and in the case of an unwritten Company Benefit Plan, a written description thereof), (ii) the most recently filed annual report on Form 5500, (iii) the most recently received IRS determination letter or opinion letter, (iv) the most recent summary plan description and all material modifications thereto, (v) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (vi) the most recent nondiscrimination tests performed under the Code, and (vii) all filings made with any Governmental Entity, including but not limited to any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(c)      Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and no fact or event has occurred since the date of such determination or opinion letter that would reasonably be likely to adversely affect the qualified status of any such Company Benefit Plan.

(d)        Each Company Benefit Plan has been operated in all respects in material compliance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and all reports, documents and notices required to be filed with respect to each Company Benefit Plan have been timely filed.

(e)       Neither the Company nor any Company ERISA Affiliate sponsors or contributes to, has within the past six (6) years sponsored or contributed to, or has any current or contingent liability under any Benefit Plan that is subject to the provisions of Section 412 of the Code or Title IV or Section 302 of ERISA, is a voluntary employee beneficiary association, is a multiemployer plan within the meaning of Section 3(37) of ERISA, is a multiple employer plan described in Section 413 of the Code or is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. Neither the Company nor any Company Subsidiary has any liability with respect to any Benefit Plan that provides for any post-employment or postretirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except (i) as required by Section 4980B of the Code, or (ii) coverage or benefits in the nature of severance not to exceed eighteen (18) months under the employment, severance or change in control plans or agreements listed in Section 3.10(a) of the Company Disclosure Letter.

(f)        No material action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against or threatened to involve, any Company Benefit Plan before any court or arbitrator or any Governmental Entity, including the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(g)       Each Company Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, materially complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Company Benefit Plan are subject to tax under Section 409A of the Code. No payment required to be made to any service provider by the Company as a result of the closing of the transaction contemplated by this Agreement will be subject to tax under Section 409A of the Code.

(h)        Except as set forth in Section 3.10(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby (either alone or in combination with any other event) will result in any payment, acceleration, vesting or creation of any rights of any person to benefits under any Company Benefit Plan. Except as set forth in Section 3.10(h) of the Company Disclosure Letter, no amount that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the Transactions contemplated by this Agreement (either alone or in combination with any other event), by any employee, officer, director or other service provider of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No such current or former employee, officer, director or consultant of the Company or any Company ERISA Affiliate has any “gross up” agreements or other assurance of reimbursement for any taxes resulting from any such “excess parachute payments.”

(i)       The Company and each Company ERISA Affiliate, have, for any relevant period, offered the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer-shared responsibility provisions of the Patient Protection and Affordable Care Act).

(j)       The term “Company ERISA Affiliate” means any entity that, together with the Company, would be treated as a single employer under Section 414 of the Code.

3.11    Litigation. Except as set forth in Section 3.11 of the Company Disclosure Letter, from January 1, 2024 through the date of this Agreement, there has been no claim, suit, action, arbitration or proceeding pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any executive officer or director of the Company (in their capacity as such), other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (each, a “Company Specified Action”). There is no Judgment outstanding against the Company or any Company Subsidiary or any of their respective assets, other than as would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company or the Company Subsidiaries, taken as a whole. From January 1, 2024 through the date of this Agreement, other than as would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company or the Company Subsidiaries, taken as a whole, the Company has not received any written notification of any, and to the Knowledge of the Company there is no, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective assets that could validly give rise to a Company Specified Action.

3.12    Compliance with Applicable Laws. Since January 1, 2024, none of the Company or any Company Subsidiary has been, or is, in violation of, or has been given written notice of or been charged with any violation of, any Law or order of any Governmental Entity applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary has all permits, authorizations, approvals, registrations, certificates, orders, waivers, clearances and variances (each, a “Permit”) necessary to conduct its business as conducted on the date hereof except those the absence of which would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company or any Company Subsidiary has received written notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.13     Environmental Matters. Except as set forth in reports related to the environmental condition of any Company Property that have been provided to Parent prior to the date hereof or as would not reasonably be expected to have a Company Material Adverse Effect:

(a)        to the Knowledge of the Company, the Company and the Company Subsidiaries (i) are in compliance with all Environmental Laws, (ii) hold all Permits, identification numbers and licenses required under any Environmental Law to own or operate their assets as currently owned and operated (“Environmental Permits”) and (iii) are in compliance with their respective Environmental Permits;

(b)     none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any other Person, has released Hazardous Substances on any real property owned, leased or operated by the Company or the Company Subsidiaries (other than in a de minimis amount in the ordinary course of business in connection with the ownership and operation of the Company Properties (e.g., cleaning and household substances), in each case, in compliance with applicable Law);

(c)        none of the Company or any Company Subsidiary has received any written notice alleging that the Company or any Company Subsidiary may be in violation of, or liable under, pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law;

(d)        none of the Company or any Company Subsidiary has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto; and

(e)       none of the Company or any Company Subsidiary has assumed, by Contract or, to the Knowledge of the Company, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances, in each case other than any customary environmental indemnity agreements entered into in connection with any debt or equity financing obtained by the Company or any Company Subsidiary.

3.14      Property.

(a)      As of the date hereof, except as would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company or the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary owns good, valid and marketable fee simple title to each of the real properties identified in Section 3.14(a) of the Company Disclosure Letter (each real property so owned, an “Owned Company Property” and, collectively, the “Owned Company Properties”), and a good and valid leasehold interest in each of the real properties identified in Section 3.14(a) of the Company Disclosure Letter (each real property so leased, a “Leased Company Property” and, collectively, the “Leased Company Properties” and the Leased Company Properties together with the Owned Company Properties, the “Company Properties”), which comprise all of the real estate properties owned or leased by the Company and the Company Subsidiaries, as of the date hereof, in each case (except as provided below) free and clear of Liens, except for Company Permitted Liens.

(b)        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries has good and sufficient title to all of the personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the Company’s consolidated balance sheet for the year ended December 31, 2025, except as since sold or otherwise disposed of in the ordinary course of business), or used by them in the ordinary course of business, free and clear of all Liens, except for Company Permitted Liens.

(c)        Copies of each commercial lease entered into by the Company or a Company Subsidiary and forms of residential tenant leases for each state in which the Company or a Company Subsidiary operates have been made available to Parent on or prior to the date hereof, and to the Knowledge of the Company, each Company Lease is in substantially the form provided for in the state in which such Owned Company Property is located.

(d)       The rent rolls for each of the Company Properties, as of June 30, 2026, which rent rolls have previously been made available by or on behalf of the Company or any Company Subsidiary to Parent, are true and correct in all material respects with respect to Owned Company Properties and (i) correctly reference each lease or sublease that was in effect as of such date, and to which the Company or a Company Subsidiary is a party as lessor or sublessor with respect to each of the Owned Company Properties (each, a “Company Lease” and collectively, the “Company Leases”) and (ii) identify the rent payable under the Company Lease as of such date with respect to Owned Company Properties.

(e)       Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company or the Company Subsidiaries, taken as a whole, with respect to Owned Company Properties as of the date hereof, the Owned Company Properties are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, or reservations of an interest in title except for Company Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to Leased Company Properties as of the date hereof, to the Knowledge of the Company, the Leased Company Properties are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, or reservations of an interest in title except for Company Permitted Liens.

(f)       Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company or the Company Subsidiaries, taken as a whole, valid policies of title insurance (each, a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Company’s or the applicable Company Subsidiary’s fee simple title to or leasehold interest in each Company Property, subject to the matters disclosed on the Company Title Insurance Policies and Company Permitted Liens. As of the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company or the Company Subsidiaries, taken as a whole, to the Knowledge of the Company, each Company Title Insurance Policy is in full force and effect and no claim has been made against any such policy.

(g)      To the Knowledge of the Company, as of the date hereof, (i) each material certificate, Permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful egress and ingress to and from any of the Company Properties has been obtained and is in full force and effect, except for any such permits and approvals (A) that are being sought in connection with the development or redevelopment of any Company Properties, or (B) the failure to obtain or be in full force and effect would not reasonably be expected to have a Company Material Adverse Effect, and (ii) neither the Company nor any Company Subsidiary has received written notice of any violation of any Law affecting any of the Company Properties issued by any Governmental Entity which has not been cured, other than violations which (I) are being contested in good faith and with respect to which enforcement has been tolled pending the resolution of such contest, or (II) would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, except for Company Permitted Liens, the buildings and improvements on the Company Properties are located within the boundary lines of the Company Property, are not encroached upon, are not in violation of any applicable setback, Law, restriction or similar agreement, and do not encroach on any other property or any easement that may burden the Company Property, in each case in a way that would reasonably be expected to have a Company Material Adverse Effect.

(h)       As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, except for any such rezoning proceedings that have been initiated in connection with the development or redevelopment of any of the Company Properties, or (ii) any Laws including any zoning regulation or ordinance, building, fire, health or similar Law, code, ordinance, order or regulation has been violated for any Company Property which, in the case of clauses (i) and (ii) above, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company or the Company Subsidiaries, taken as a whole, there are no unrestored casualties to any Company Property or any part thereof. Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company or the Company Subsidiaries, taken as a whole, the physical condition of the Company Property is sufficient to permit the continued conduct of the business as conducted on the date hereof subject to the provision of usual and customary maintenance and repair performed in the ordinary course of business consistent with past practice.

(i)        Section 3.14(i) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of all of the leases, subleases and licenses entitling the Company or any Company Subsidiary to the use or occupancy of each of the Leased Company Properties (the “Company Real Property Leases”). The Company has made available to Parent copies of each Company Real Property Lease and all amendments or other modifications thereto, which copies are correct and complete. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, as of the date hereof, each Company Real Property Lease is in full force and effect and neither the Company nor any Company Subsidiary has received a written notice that it is in default under any Company Real Property Lease which remains uncured. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Company Real Property Lease. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no event has occurred which would result in a breach or violation of, or a default under, any Company Real Property Lease by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other person thereto (in each case, with or without notice or lapse of time or both). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or the applicable Company Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, except as set forth in Section 3.14(i) of the Company Disclosure Letter, to the Knowledge of the Company, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties (other than the Company or a Company Subsidiary) the right of use or occupancy of any portion of any premises subject to a Company Real Property Lease.

(j)       Section 3.14(j) of the Company Disclosure Letter lists (i) each Company Property that is under development as of the date hereof (other than normal repair and maintenance) or (ii) each Company Property that is subject to a binding agreement for development or commencement of construction by the Company or a Company Subsidiary, as of the date hereof, in each case other than those pertaining to customary capital repairs, replacements and other similar correction or deferred maintenance items in the ordinary course of business.

(k)       As of the date hereof, none of the Company or any Company Subsidiary has entered into or is a party to any unexpired option agreements, rights of first offer, rights of first negotiation or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of third parties to purchase or otherwise acquire a Company Property or any portion thereof or entered into any Contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof. Except as set forth in Section 3.14(k) of the Company Disclosure Letter, as of the date hereof, none of the Company or any Company Subsidiary has entered into or is a party to any unexpired purchase agreements, option agreements, rights of first offer, rights of first negotiation or rights or first refusal with respect to the purchase of any real property, or any Contract for sale, ground lease or letter of intent to purchase or ground lease for any real property.

(l)        As of the date hereof, none of the Company or any Company Subsidiary is a party to any agreement relating to the management of any of the Company Properties by a party other than the Company or a Company Subsidiary.

(m)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company’s or such Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens.

3.15      Intellectual Property. Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, (a) to the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any third party in the United States, (b) with respect to Intellectual Property owned by or licensed to the Company or any Company Subsidiary that is necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (“Company Intellectual Property”), the Company or such Company Subsidiary has the right to use such Company Intellectual Property in the operation of its business as currently conducted, (c) all fees and filings required to maintain any registration of any Intellectual Property used by the Company have been paid or timely filed, are current and are not in default or in arrears, (d) to the Knowledge of the Company, no third party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary, and (e) there are no pending or, to the Knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company or any Company Subsidiary.

3.16       Contracts.

(a)        Except for (x) this Agreement, (y) Contracts listed on Section 3.16 of the Company Disclosure Letter and (z) Contracts filed as exhibits to the Filed Company SEC Documents, as of the date of this Agreement, none of the Company or the Company Subsidiaries is a party to or bound by any of the following Contracts (each such Contract, a “Company Material Contract”):

(i)    any Contract that would be required to be filed by the Company as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    any Contract containing covenants binding upon the Company or the Company Subsidiaries that by its terms materially restrict the ability of the Company or any of the Company Subsidiaries (or that, following the consummation of the Merger, would materially restrict the ability of the Surviving Company, Parent OP or any of their respective Affiliates) to compete in any business or geographic area or with any Person;

(iii)    any Contract pursuant to which the Company or any Company Subsidiary is subject to continuing indemnification or “earn-out” obligations (whether related to environmental matters or otherwise), in each case, that would reasonably be expected to result in payments by the Company or any Company Subsidiary in excess of $250,000;

(iv)    any material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any third party;

(v)    any Contract for the pending sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any real property, including any Company Property or any asset that, if purchased by the Company or any Company Subsidiary, would be a Company Property;

(vi)    any Contract concerning an interest rate collar, interest rate swap, or currency hedging transaction to which the Company or any Company Subsidiary is a party;

(vii)    any Contract that requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than any real property) that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(viii)    any Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) or under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than in the Company or any Company Subsidiary) in excess of $500,000; or

(ix)    any Contract unrelated to indebtedness for borrowed money that obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures in excess of $250,000 and is not cancelable within ninety (90) days without material penalty to the Company or any Company Subsidiary.

(b)      As of the date hereof, each of the Company Material Contracts is valid, binding and enforceable on the Company or the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto and is in full force and effect, in each case subject to the Bankruptcy and Equity Exception, except for such failures to be valid, binding or enforceable or to be in full force and effect as would not be material to the Company and any Company Subsidiary. As of the date hereof, each of the Company and the Company Subsidiaries has complied in all material respects with the terms and conditions of the Company Material Contracts and is not (with or without notice or lapse of time, or both) in breach or default thereunder, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received written notice of any violation or default under any Company Material Contract. The Company has delivered or made available to Parent, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts. Except as set forth in Section 3.16(b) of the Company Disclosure Letter, each Company Material Contract has been entered into by, or has been validly assigned or novated to, the Company or a Company Subsidiary that is the current and proper contracting party thereto, and, to the Knowledge of the Company, there is no dispute regarding the identity of the contracting party under any Company Material Contract, in each case except as would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company or the Company Subsidiaries, taken as a whole.

3.17      Insurance. The Company and the Company Subsidiaries have policies of insurance covering the Company, the Company Subsidiaries and their respective properties and assets, in such amounts and with respect to such risks and losses, which the Company believes are adequate for the operation of its business and the protection of its assets. All such insurance policies of the Company and each Company Subsidiary are in full force and effect, all premiums due and payable through the date hereof under all such policies have been paid, and the Company and each Company Subsidiary are otherwise in compliance in all respects with the terms of such policies, except for such failures to be in full force and effect, to pay any premiums, or to be in compliance that would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, no outstanding written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

3.18      Interested Party Transactions. Except as disclosed on Section 3.18 of the Company Disclosure Letter, none of the Company or any Company Subsidiary, on the one hand, is a party to any transaction or Contract with any Affiliate, shareholder that beneficially owns 5% or more of the Company Common Stock or the Company OP Units, or director or executive officer of the Company or any Company Subsidiary (other than the Company or any Company Subsidiary), on the other hand, other than transactions pursuant to, or Contracts constituting, a Company Benefit Plan listed in Section 3.10(a) of the Company Disclosure Letter, and no event has occurred since the date of the Company’s last proxy statement to its shareholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.19       Vote Required. Assuming the accuracy of the representation in Section 4.15, the Company Shareholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Company Merger. Other than the Company OP GP Approval, no vote of or consent or approval by the holders of any limited partnership units or general partnership units of Company OP is necessary to approve this Agreement, the Partnership Merger and the other Transactions.

3.20      Brokers. Neither the Company, the Company OP nor any of the Company or the Company OP’s officers, directors or employees has employed any broker, investment banker or finder or incurred any liability for any broker’s fees, commissions, finder’s fees or other similar fees in connection with the Transactions, except that the Company has engaged BMO Capital Markets Corp. as the Company’s financial advisor. A full and complete copy of the engagement letter with BMO Capital Markets Corp. as in effect on the date hereof has been made available to Parent prior to the date hereof.

3.21       Opinion of Financial Advisor. The Company Board has received an opinion of BMO Capital Markets Corp. to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock.

3.22     Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to the Company Merger and the other Transactions, the provisions of any takeover Laws, including any “fair price,” “moratorium” or “control share acquisition” or similar Laws, or any other anti-takeover statute or similar federal or state statute or similar provisions in the organizational documents or governing documents of the Company, the General Partner, and the Company OP.

3.23     Dissenters’ Rights. No dissenters’, appraisal or similar rights are available under the Company Articles or the limited partnership agreement of the Company OP to the holders of Company Common Stock or Company OP Units with respect to the Company Merger, the Partnership Merger or the other Transactions.

3.24      No Other Representations and Warranties. Each of the Company and the Company OP acknowledges and agrees that, except for the representations and warranties contained in Article IV, (a) none of Parent, Parent OP, Parent Merger Sub, or OP Merger Sub makes, or has made, and the Company and the Company OP have not relied upon, any representation or warranty, whether express or implied, relating to itself or its business, affairs, assets, liabilities, financial condition, results of operations or otherwise in connection with the Merger, (b) no Person has been authorized by Parent, Parent OP, Parent Merger Sub or OP Merger Sub to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty has not been relied upon by the Company or the Company OP as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company, the Company OP or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT, PARENT OP, PARENT MERGER SUB AND OP MERGER SUB

Except as set forth in (i) the Parent SEC Documents filed with the SEC on or after January 1, 2024 and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer (but including any description of historic facts or events included therein) or other statements to the extent they are cautionary, predictive or forward-looking in nature, the “Filed Parent SEC Documents”), or (ii) the letter, dated as of the date of this Agreement, from Parent, Parent OP, Parent Merger Sub and OP Merger Sub to the Company and the Company OP (the “Parent Disclosure Letter”), Parent, Parent OP, Parent Merger Sub and OP Merger Sub, jointly and severally, represent and warrant as of the date hereof (or, in the case of Parent Merger Sub, as of its execution and delivery of the Joinder) (except to the extent that a representation, warranty or the Parent Disclosure Letter speaks as of another date, in which case as of such date) to the Company and the Company OP that:

4.01       Organization, Standing and Power.

(a)      Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has full corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted.

(b)      Parent OP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and has full organizational power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted.

(c)       Upon its formation and as of the Closing, Parent Merger Sub will be a limited liability company formed, validly existing and in good standing under the Laws of the State of Delaware and have full organizational power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses.  At the Closing, Parent will be the sole member of, and own 100% of the membership interests in, Parent Merger Sub.

(d)      OP Merger Sub is a limited liability company formed, validly existing and in good standing under the Laws of the State of Delaware and has full organizational power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted.  Parent OP is the sole member of, and owns 100% of the membership interests in, OP Merger Sub. OP Merger Sub was formed on August 31, 2026, solely for the purpose of engaging in the transactions contemplated by this Agreement.  OP Merger Sub has engaged in no other business activities, have no liabilities or obligations and have conducted their operations only as contemplated hereby.

(e)      Each of Parent, Parent OP and OP Merger Sub is, and as of its execution and delivery of the Joinder and as of the Closing Parent Merger Sub will be, duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction where the nature of its business or its ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(f)       Each Parent Subsidiary other than Parent OP, Parent Merger Sub and OP Merger Sub (i) is duly organized, validly existing and in good standing (to the extent the concept is recognized by such jurisdiction) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority to conduct its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(g)       Section 4.01(g) of the Parent Disclosure Letter sets forth a true and complete list of the Parent Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by Parent in each Parent Subsidiary.

(h)     Parent has made available to the Company complete and correct copies of the organizational documents or governing documents of Parent and Parent OP, including without limitation complete and correct copies of the Parent Articles and Parent Bylaws.

(i)       Neither Parent nor any Parent Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Parent Subsidiaries and investments in short-term securities), other than the Remaining Shares that the TRS Shareholder may purchase prior to the Effective Time (if any).

4.02       Capital Structure.

(a)      The authorized capital stock of Parent consists of 500,000,000 shares of the Parent Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”), and, assuming the accuracy of the representations and warranties in Section 3.02(a), at the Closing, the authorized capital stock of Parent will be sufficient to issue all Parent Common Stock to be issued in the Merger, including shares of Parent Common Stock to be issued upon conversion of Parent OP Common Units and Parent OP Preferred Units issued in the Partnership Merger. At the close of business on the Measurement Date, (a) 235,744,567 shares of the Parent Common Stock were issued and outstanding, including 427,159 restricted shares, and (b) no shares of Parent Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding except for (1) an aggregate of 5,941,742 shares of Parent Capital Stock reserved for issuance upon redemption of an aggregate of 5,941,742 Parent OP Common Units in accordance with the current limited partnership agreement of Parent OP, and (2) assuming payout of performance share units at target, an aggregate of 827,149 shares of Parent Capital Stock reserved for issuance upon settlement or redemption of any restricted share units or performance share units granted under Parent’s 2016 Long Term Incentive Plan and 2022 Long Term Incentive Plan. There are no bonds, debentures, notes or other indebtedness of Parent or any Parent Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Parent Common Stock, the Parent OP Common Units or the general partnership interests in Parent OP may vote (“Voting Parent Debt”). As of the close of business on the Measurement Date, there were no options, warrants, rights, convertible or exchangeable securities, commitments, or undertakings of any kind to which Parent or any Parent Subsidiary was a party or by which any of them was bound (i) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or of any Parent Subsidiary or any Voting Parent Debt or (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, security, commitment or undertaking. At the close of business on the Measurement Date, there are 5,941,742 Parent OP Common Units issued and outstanding and no preferred units of Parent OP issued and outstanding. As of the date hereof, the Exchange Factor (as defined in the Parent A&R OP Agreement) is 1.0. Parent is the sole general partner of Parent OP and owns the general partnership interest free and clear of any Liens and all Parent OP Common Units have been duly authorized and validly issued and are free of preemptive rights.

(b)      Except as set forth above and as set forth in Section 4.02(b) of the Parent Disclosure Letter, as of the close of business on the Measurement Date, there were no (i) restricted shares, restricted share units, stock appreciation rights, performance shares, performance share units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Parent or any Parent Subsidiary, (ii) voting trusts, proxies or other similar agreements or understandings to which Parent or any Parent Subsidiary was a party or by which Parent or any Parent Subsidiary was bound with respect to the voting of any shares of capital stock of Parent or any Parent Subsidiary, or (iii) contractual obligations or commitments of any character to which Parent or any Parent Subsidiary was a party or by which Parent or any Parent Subsidiary was bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other equity interests.

(c)      Except as set forth in Section 4.02(c) of the Parent Disclosure Letter, all of the outstanding shares of capital stock or other equity interests of each Parent Subsidiary are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests other than transfer and other restrictions under applicable federal and state securities Laws or the organizational documents or governing documents of such Parent Subsidiary.

(d)       All dividends or other distributions on the shares of Parent Common Stock and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(e)     All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock of Parent is entitled to preemptive rights. There are no partners of Parent OP or holders of Parent OP Common Units other than as set forth in Section 4.02(a) of the Parent Disclosure Letter. Section 4.02(a) of the Parent Disclosure Letter sets forth the number of partnership units held by each partner in Parent OP.

4.03       Authority; Execution and Delivery; Enforceability.

(a)      Each of Parent, Parent OP and OP Merger Sub has, and as of its execution and delivery of the Joinder and as of the Closing, Parent Merger Sub will have, all requisite corporate, limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement and, subject to receipt of the Parent Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by each of Parent, Parent Merger Sub and OP Merger Sub of this Agreement and the consummation by it of the Transactions have been, and as of its execution and delivery of the Joinder and as of the Closing, the execution, delivery and performance by Parent Merger Sub of this Agreement and the consummation by it of the Transactions will be, duly authorized by all necessary corporate action on the part of Parent, partnership action on the part of Parent OP, and limited liability company action on the part of Parent Merger Sub and OP Merger Sub, and no other corporate, limited partnership or limited liability company actions, as applicable, on the part of Parent, Parent OP, Parent Merger Sub and OP Merger Sub are (or in the case of Parent Merger Sub, as of its execution and delivery of the Joinder and as of the Closing, will be) necessary to authorize this Agreement, the Merger or the other Transactions, subject to receipt of the Parent Stockholder Approval. Each of Parent, Parent OP and OP Merger Sub has, and as of its execution and delivery of the Joinder and as of the Closing the execution, delivery and performance by Parent Merger Sub of this Agreement and the consummation by it of the Transactions will have, duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes (or in the case of Parent Merger Sub, as of its execution and delivery of the Joinder and as of the Closing will constitute) the legal, valid and binding obligations of Parent, Parent OP, Parent Merger Sub and OP Merger Sub, respectively, enforceable against each of Parent, Parent OP, Parent Merger Sub and OP Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)    The Parent Board, at a meeting duly called and held, (i) duly adopted resolutions approving and declaring advisable this Agreement, the Merger and the other Transactions, and (ii) determined that the terms of the Merger and the other Transactions are advisable and in the best interests of Parent and (iii) recommended that Parent’s stockholders approve the issuance of Parent Common Stock in the Company Merger as contemplated by this Agreement.

(c)      Parent, as the sole general partner of Parent OP, has adopted this Agreement and approved the Partnership Merger and the other Transactions (“Parent OP GP Approval”).

(d)      As of the Parent Merger Sub’s execution and delivery of the Joinder and as of the Closing, Parent, as the sole member of the Parent Merger Sub, will have approved this Agreement, the Company Merger and the other Transactions.

(e)      Parent OP, as the sole member of the OP Merger Sub, has approved this Agreement, the Partnership Merger and the other Transactions.

4.04       No Conflicts; Consents.

(a)       Except as set forth in Section 4.04(a) of the Parent Disclosure Letter, the execution and delivery by each of Parent, Parent OP, and OP Merger Sub of this Agreement do not, and the execution and delivery by Parent Merger Sub of the Joinder will not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, assuming receipt of the Parent Stockholder Approval, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Parent OP or any Parent Subsidiaries under, any provision of (i) the charter, bylaws or other organizational documents of Parent, Parent OP, Parent Merger Sub or OP Merger Sub, (ii) any Parent Material Contract to which Parent, Parent OP, Parent Merger Sub, OP Merger Sub or any Parent Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent, Parent OP, Parent Merger Sub, OP Merger Sub or any Parent Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)       No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent, Parent OP or any Parent Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Joint Proxy Statement and of the Form S-4 and the declaration of the effectiveness of the Form S-4, and (B) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) such filings as may be required under any state securities Laws, (iii) the filing of the Company Certificate of Merger with and acceptance for record of the Company Certificate of Merger by the Delaware SOS and the filing of the Company Articles of Merger with and acceptance for record of the Company Articles of Merger by the North Dakota SOS, (iv) the filing of the Partnership Certificate of Merger with the Delaware SOS and the Partnership Articles of Merger with the North Dakota SOS, (v) the filing with the North Dakota SOS, following the Effective Time, of an amended application for registration of the Surviving Company pursuant to Section 10-34-04(7) of Chapter 10-34, (vi) such filings as may be required in connection with the Taxes described in Section 6.08, (vii) such filings as may be required under the rules and regulations of the NYSE and (viii) such other items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.05       SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)      Parent has filed or furnished, as applicable, all reports, schedules, forms, certifications, statements and other documents on a timely basis with the SEC required to be filed or furnished, as applicable, by Parent since and including January 1, 2024 through the date of this Agreement under the Exchange Act or Securities Act (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Parent SEC Documents”).

(b)      As of its respective date, each Parent SEC Document complied (or with respect to Company SEC Documents filed after the date hereof, will comply) as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, each as in effect on the date so filed. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), except to the extent revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contained (or with respect to Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)       Each of the financial statements (including the related notes) of Parent included in the Parent SEC Documents, complied as to form at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, was prepared in accordance with GAAP in all material respects (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).

(d)       None of Parent or any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except liabilities or obligations (i) disclosed and provided for in the most recent financial statements included in the Filed Parent SEC Documents or the notes thereto or of a nature not required by GAAP to be reflected thereon, (ii) related to the future performance of any Contract, (iii) incurred or arising in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Filed Parent SEC Documents, (iv) incurred under this Agreement or in connection with the Transactions, (v) disclosed on Section 4.05(d) of the Parent Disclosure Letter, (vi) as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or (vii) that will be discharged or paid in full prior to the Closing Date.

(e)       Since January 1, 2024, Parent has established and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal controls are reasonably designed to ensure (i) the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization and (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2024, (x) Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to Parent required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, (y) to the Knowledge of Parent, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of Parent to material information relating to Parent required to be included in Parent’s periodic reports required under the Exchange Act, and (z) Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s independent registered public accounting firm and the audit committee of the Parent Board (and made summaries of such disclosures available to the Company) (A) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably expected to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act of 2002 and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

4.06       Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent, Parent OP, Parent Merger Sub and OP Merger Sub for inclusion or incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement will, at the date that it is first mailed to the Company’s shareholders or Parent’s stockholders, at the time of the Company Shareholder Meeting and Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement, at the date such materials are first mailed to the Company’s shareholders or Parent’s stockholders and at the time of the Company Shareholder Meeting and the Parent Stockholder Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent, Parent OP, Parent Merger Sub and OP Merger Sub in this Section 4.06 with respect to statements made or incorporated by reference therein based on information supplied by the Company, the Company OP or any of their respective Representatives for inclusion or incorporation by reference therein.

4.07       Absence of Certain Changes or Events. Since June 30, 2026 through the date hereof, (i) there has not been any Event that, individually or together with any other Event, has had or would reasonably be expected to have a Parent Material Adverse Effect, and (ii) except in connection with this Agreement and the Transactions or as expressly contemplated or permitted by this Agreement, Parent and each Parent Subsidiary has conducted its respective business in all material respects only in the ordinary course of business consistent with past practice.

4.08       Taxes.

(a)      Each of Parent and the Parent Subsidiaries (i) has timely filed (or had filed on their behalf) all U.S. federal income and other material Tax Returns (as defined below) required to be filed by it (after giving effect to any filing extension granted by a Taxing Authority) under applicable Law and such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid (or had timely paid on its behalf) all U.S. federal income and other material Taxes shown on such Tax Returns, other than Taxes being contested in good faith and for which adequate reserves have been established in Parent’s most recent financial statements contained in the Filed Parent SEC Documents. Neither Parent nor any of the Parent Subsidiaries has executed or filed with the IRS or any other Taxing Authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation).

(b)     Parent (i) for each taxable year commencing with its taxable year ended December 31, 2011, and through and including the Closing Date, has been organized in conformity with the requirements for qualification and taxation as a REIT and (ii) has operated since March 26, 2011 to the date hereof in a manner to enable it to qualify for taxation as a REIT and has a proposed method of operation that will enable it to continue to qualify for taxation as a REIT for the taxable year that includes the date hereof.

(c)      No Parent Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that, at all times during which Parent has held, directly or indirectly, its stock, has qualified as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(d)    Each Parent Subsidiary that is a partnership, joint venture, trust or limited liability company has been, since its formation, treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(e)     Neither Parent nor any Parent Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any asset during its current taxable year.

(f)      Since its inception, neither Parent nor any Parent Subsidiary has incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, or Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7, (ii) any material liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) or (iii) any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property.  No event has occurred, and to the Knowledge of Parent no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clauses (i), (ii), or (iii) of the preceding sentence will be imposed upon Parent or any Parent Subsidiary.

(g)    All material deficiencies asserted or assessments made with respect to Parent or any Parent Subsidiary as a result of any examinations by the IRS or any other Taxing Authority of the Tax Returns of Parent or any Parent Subsidiary have been fully paid and, to the Knowledge of Parent, there are no other audits, examinations or other proceedings relating to any material Taxes of Parent or any Parent Subsidiary by any Taxing Authority in progress.  Neither Parent nor any Parent Subsidiary has received any written notice from any Taxing Authority that it intends to conduct such an audit, examination or other proceeding in respect of Taxes or to make any assessment for material Taxes and, to the Knowledge of Parent, no such audit, examination, or other proceeding is threatened. Neither Parent nor any Parent Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property Tax valuations).

(h)      Parent and the Parent Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i)       No claim has been made in writing by a Taxing Authority in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns that Parent or any such Parent Subsidiary is or may be subject to a material amount of Taxes in that jurisdiction and, to the Knowledge of Parent, no such claim is threatened.

(j)       Neither Parent nor any Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k)     Neither Parent nor any Parent Subsidiary is a party to any Tax sharing or similar agreement or arrangement, other than any agreement or arrangement solely between Parent and any Parent Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.

(l)      Neither Parent nor any Parent Subsidiary has requested or received a private letter ruling from, or other similar written ruling from, or requested or entered into a binding agreement with, the IRS or other Taxing Authorities relating to Taxes.

(m)     There are no Liens for Taxes (other than the Parent Permitted Liens) upon any of the assets of Parent or any Parent Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(n)      Neither the Parent nor any Parent Subsidiary is subject, directly or indirectly, to any Tax Protection Agreements in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), other than as disclosed in Section 4.08(o) of the Parent Disclosure Letter, and as of the date of this Agreement, Parent and each Parent Subsidiary has complied in all material respects with each Tax Protection Agreement, and no person has raised in writing, or to the Knowledge of the Parent threatened to raise, a material claim against the Parent or any Parent Subsidiary for any breach of any Tax Protection Agreements.

(o)     Neither Parent nor any Parent Subsidiary is a party to any “reportable transaction” as such term is used in the Treasury regulations under Section 6011 of the Code.

(p)      Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(q)      Neither Parent nor any of the Parent Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(r)      Neither Parent nor any Parent Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(s)     Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(t)       Parent OP is, and has been since its formation, properly classified as a partnership for U.S. federal income tax purposes and not as an association taxable as a corporation. Parent OP is not, and has never been, subject to Tax as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code. Without limiting the generality of the foregoing, Parent OP satisfies, and has at all times satisfied, the requirements of the “private placement” safe harbor set forth in Treasury Regulation Section 1.7704-1(h)

(u)      OP Merger Sub is, and at all times since its inception has been, and as of the Closing, Parent Merger Sub at all times since its inception will have been, classified as an entity disregarded as separate from its owner for U.S. federal and applicable state and local Tax purposes.

4.09     Litigation. From January 1, 2024 through the date of this Agreement, there has been no claim, suit, action, arbitration or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any executive officer or director of Parent (in their capacity as such), other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (each, a “Parent Specified Action”). There is no Judgment outstanding against Parent or any Parent Subsidiary or any of their respective assets, other than as would not reasonably be expected, individually or in the aggregate, to result in a material liability to Parent or the Parent Subsidiaries, taken as a whole. From January 1, 2024 through the date of this Agreement, other than as would not reasonably be expected, individually or in the aggregate, to result in a material liability to Parent or the Parent Subsidiaries, taken as a whole, Parent has not received any written notification of any, and to the Knowledge of Parent there is no, investigation by any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective assets that could validly give rise to a Parent Specified Action.

4.10      Compliance with Applicable Laws. Since January 1, 2024, none of Parent or any Parent Subsidiary has been, or is, in violation of, or has been given written notice of or been charged with any violation of, any Law or order of any Governmental Entity applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each Parent Subsidiary has all Permits necessary to conduct its business as conducted on the date hereof except those the absence of which would not reasonably be expected to have a Parent Material Adverse Effect.  To the Knowledge of Parent, none of Parent or any Parent Subsidiary has received written notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.11     Environmental Matters. Except as set forth in reports related to the environmental condition of any Parent Property that have been provided to the Company prior to the date hereof or as would not reasonably be expected to have a Parent Material Adverse Effect:

(a)      to the Knowledge of Parent, Parent and the Parent Subsidiaries (i) are in compliance with all Environmental Laws, (ii) hold all Environmental Permits and (iii) are in compliance with their respective Environmental Permits;

(b)      none of Parent, any Parent Subsidiary or, to the Knowledge of Parent, any other Person, has released Hazardous Substances on any real property owned, leased or operated by Parent or the Parent Subsidiaries (other than in a de minimis amount in the ordinary course of business in connection with the ownership and operation of the Parent Properties (e.g., cleaning and household substances), in each case, in compliance with applicable Law);

(c)      none of Parent or any Parent Subsidiary has received any written notice alleging that Parent or any Parent Subsidiary may be in violation of, or liable under, pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law;

(d)      none of Parent or any Parent Subsidiary has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the Knowledge of Parent, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto; and

(e)     none of Parent or any Parent Subsidiary has assumed, by Contract or, to the Knowledge of Parent, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances, in each case other than any customary environmental indemnity agreements entered into in connection with any debt or equity financing obtained by Parent or any Parent Subsidiary.

4.12       Property.

(a)    As of the date hereof, except as would not reasonably be expected, individually or in the aggregate, to result in a material liability to Parent or the Parent Subsidiaries, taken as a whole, Parent or a Parent Subsidiary owns good, valid and marketable fee simple title to each of the real properties identified in Section 4.12(a) of the Parent Disclosure Letter (each real property so owned, an “Owned Parent Property” and, collectively, the “Owned Parent Properties”), and a good and valid leasehold interest in each of the real properties identified in Section 4.12(a) of the Parent Disclosure Letter (each real property so leased, a “Leased Parent Property” and, collectively, the “Leased Parent Properties” and the Leased Parent Properties together with the Owned Parent Properties, the “Parent Properties”), which comprise all of the real estate properties owned or leased by Parent and the Parent Subsidiaries, as of the date hereof, in each case (except as provided below) free and clear of Liens, except for Parent Permitted Liens.

(b)     Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and each of the Parent Subsidiaries has good and sufficient title to all of the personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in Parent’s consolidated balance sheet for the year ended December 31, 2025, except as since sold or otherwise disposed of in the ordinary course of business), or used by them in the ordinary course of business, free and clear of all Liens, except for Parent Permitted Liens.

(c)      The rent rolls for each of the Parent Properties, as of June 30, 2026, which rent rolls have previously been made available by or on behalf of Parent or any Parent Subsidiary to the Company, are true and correct in all material respects with respect to Owned Parent Properties and correctly reference each lease or sublease that was in effect as of such date, and to which Parent or a Parent Subsidiary is a party as lessor or sublessor with respect to each of the Owned Parent Properties.

(d)     Except would not reasonably be expected, individually or in the aggregate, to result in a material liability to Parent or the Parent Subsidiaries, taken as a whole, with respect to Owned Parent Properties as of the date hereof, the Owned Parent Properties are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, or reservations of an interest in title except for Parent Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, with respect to Leased Parent Properties as of the date hereof, to the Knowledge of Parent, the Leased Parent Properties are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, or reservations of an interest in title except for Parent Permitted Liens.

(e)      To the Knowledge of Parent, as of the date hereof, (i) each material certificate, Permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful egress and ingress to and from any of the Parent Properties has been obtained and is in full force and effect, except for any such permits and approvals (A) that are being sought in connection with the development or redevelopment of any Parent Properties, or (B) the failure to obtain or be in full force and effect would not reasonably be expected to have a Parent Material Adverse Effect, and (ii) neither Parent nor any Parent Subsidiary has received written notice of any violation of any Law affecting any of the Parent Properties issued by any Governmental Entity which has not been cured, other than violations which (I) are being contested in good faith and with respect to which enforcement has been tolled pending the resolution of such contest, or (II) would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. To the Knowledge of Parent, except for Parent Permitted Liens, the buildings and improvements on the Parent Properties are located within the boundary lines of the Parent Property, are not encroached upon, are not in violation of any applicable setback, Law, restriction or similar agreement, and do not encroach on any other property or any easement that may burden the Parent Property, in each case in a way that would reasonably be expected to have a Parent Material Adverse Effect.

(f)    As of the date hereof, neither Parent nor any Parent Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Parent Properties, except for any such rezoning proceedings that have been initiated in connection with the development or redevelopment of any of the Parent Properties, or (ii) any Laws including any zoning regulation or ordinance, building, fire, health or similar Law, code, ordinance, order or regulation has been violated for any Parent Property which in the case of clauses (i) and (ii) above, would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there are no unrestored casualties to any Parent Property or any part thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the physical condition of the Parent Property is sufficient to permit the continued conduct of the business as conducted on the date hereof subject to the provision of usual and customary maintenance and repair performed in the ordinary course of business consistent with past practice.

(g)      Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, to the Knowledge of Parent, as of the date hereof, each lease, sublease and license entitling Parent or any Parent Subsidiary to the use or occupancy of each of the Leased Parent Properties (the “Parent Real Property Leases”) is in full force and effect and neither Parent nor any Parent Subsidiary has received a written notice that it is in default under any Parent Real Property Lease which remains uncured. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary is and, to the Knowledge of Parent, no other party is in breach or violation of, or default under, any Parent Real Property Lease. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no event has occurred which would result in a breach or violation of, or a default under, any Parent Real Property Lease by Parent or any Parent Subsidiary or, to the Knowledge of Parent, any other person thereto (in each case, with or without notice or lapse of time or both). Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each Parent Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or the applicable Parent Subsidiary and, to the Knowledge of Parent, with respect to the other parties thereto. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, to the Knowledge of Parent, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties (other than Parent or a Parent Subsidiary) the right of use or occupancy of any portion of any premises subject to a Parent Real Property Lease.

(h)      Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent or a Parent Subsidiary has good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy). Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none of Parent’s or such Parent Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens.

4.13       Contracts.

(a)      Except for (x) this Agreement, (y) Contracts listed on Section 4.13 of the Parent Disclosure Letter and (z) Contracts filed as exhibits to the Filed Parent SEC Documents, as of the date of this Agreement, none of Parent or the Parent Subsidiaries is a party to or bound by any of the following (each such Contract, a “Parent Material Contract”):

(i)    any Contract that would be required to be filed by Parent as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act;

(ii)    any material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any third party;

(iii)    any Contract that requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties (other than any real property) that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $20,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction; or

(iv)    any Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) or under which Parent or any Parent Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than in Parent or any Parent Subsidiary) in excess of $100,000,000.

(b)      As of the date hereof, each of the Parent Material Contracts is valid, binding and enforceable on Parent or the Parent Subsidiaries, as the case may be, and, to the Knowledge of Parent, each other party thereto and is in full force and effect, in each case subject to the Bankruptcy and Equity Exception, except for such failures to be valid, binding or enforceable or to be in full force and effect as would not be material to Parent and any Parent Subsidiary. As of the date hereof, each of Parent and the Parent Subsidiaries has complied in all material respects with the terms and conditions of Parent Material Contracts and is not (with or without notice or lapse of time, or both) in breach or default thereunder, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary has received notice of any violation or default under any Parent Material Contract. Parent has delivered or made available to the Company, prior to the execution of this Agreement, true and complete copies of all of the Parent Material Contracts.

4.14     Interested Party Transactions. Except as set forth in Section 4.14 of the Parent Disclosure Letter, none of Parent or any Parent Subsidiary, on the one hand, is a party to any transaction or Contract with any Affiliate, stockholder that beneficially owns 5% or more of the Parent Common Stock, or director or executive officer of Parent or any Parent Subsidiary (other than Parent or any Parent Subsidiary), on the other hand, other than transactions pursuant to, or Contracts constituting, a Benefit Plan that is sponsored, maintained or contributed to by Parent (or any entity that, together with Parent, would be treated as a single employer under Section 414 of the Code) for the benefit of any current or former employee, officer, director or consultant of Parent or any Parent Subsidiary, or under which Parent (or any entity that, together with Parent, would be treated as a single employer under Section 414 of the Code) has or may have any obligation or liability, and no event has occurred since the date of Parent’s last proxy statement to its stockholders that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

4.15      Vote Required. Assuming the accuracy of the representation in the last sentence of Section 3.22, the Parent Stockholder Approval is the only vote of the holders of any class or series of Parent Capital Stock necessary to adopt this Agreement and approve the Merger, the issuance of Parent Common Stock in the Company Merger and the other Transactions. Other than the Parent OP GP Approval, no vote of or consent or approval by the holders of any limited partnership units or general partnership units of Parent OP is necessary to approve this Agreement, the Partnership Merger, the issuance of Parent OP Common Units in the Partnership Merger and the other Transactions.

4.16      Brokers. None of Parent, Parent OP, Parent Merger Sub, OP Merger Sub nor any of their respective officers, directors or employees has employed any broker, investment banker or finder or incurred any liability for any broker’s fees, commissions, finder’s fees or other similar fees in connection with the Transactions, except that Parent has engaged RBC Capital Markets, LLC and Rothschild & Co. as Parent’s financial advisors.

4.17      Opinion of Financial Advisor. Each of RBC Capital Markets, LLC and Rothschild & Co., financial advisors to Parent, have rendered to the Parent Board an oral opinion (to be confirmed by delivery of a written opinion) to the effect that, as of the date of such opinion and based on and subject to the matters considered, assumptions made and limitations and qualifications set forth therein, the Exchange Ratio provided for in the Company Merger pursuant to this Agreement is fair, from a financial point of view, to Parent.

4.18     Takeover Statutes. Assuming the accuracy of the representation in Section 3.22, no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law is applicable to this Agreement or the Transactions.

4.19     Dissenters’ Rights. No dissenters’, appraisal or similar rights are available under the Parent Articles or the limited partnership agreement of Parent OP to the holders of Parent Common Stock or Parent OP Common Units with respect to the Company Merger, the Partnership Merger or the other Transactions.

4.20      Financing. Parent OP is a party to and has accepted a fully executed commitment letter dated as of the date hereof (together with all exhibits and schedules thereto, the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter, as it may be amended, modified, supplemented or replaced in accordance with Section 6.13(b), is collectively referred to in this Agreement as the “Debt Financing.”

(a)      Parent has delivered to the Company a true, complete and correct copy of the executed Debt Commitment Letter and any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type and that could not in any event affect the conditionality, enforceability, availability, termination or amount of the Debt Financing.

(b)      Except as expressly set forth in the Debt Commitment Letter, there are no conditions precedent to the obligations of the Lenders to provide the Debt Financing or any contingencies that would permit the Lenders to reduce the aggregate principal amount of the Debt Financing, including any condition or other contingency relating to the amount or availability of the Debt Financing pursuant to any “flex” provision. Parent OP does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Debt Commitment Letter on or prior to the Closing Date, nor does Parent have Knowledge that any Lender will not perform its obligations thereunder. There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Debt Commitment Letter or the Debt Financing that could affect the conditionality, enforceability, availability, termination or amount of the Debt Financing.

(c)       The Debt Financing, when funded in accordance with the Debt Commitment Letter and giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount), shall, provide Parent with cash proceeds on the Closing Date that are sufficient, together with other available funds (including unrestricted cash and cash equivalents and funds available to be drawn under other credit facilities of Parent, Parent OP and their Subsidiaries or other Affiliates) (the “Available Funds”), for the satisfaction of all of Parent, Parent OP’s, Merger Sub’s and Parent’s other Affiliates’ obligations under this Agreement and the Debt Commitment Letter, including the payment of any fees and expenses and other amounts of or payable by Parent, Parent OP, Merger Sub or Parent’s other Affiliates, and for any repayment or refinancing of any outstanding indebtedness of the Company, the Company OP, Parent, Parent OP and their respective Subsidiaries or required by this Agreement or the Debt Commitment Letter (such amounts, collectively, the “Required Financing Amounts”).

(d)     The obligations set forth in the Debt Commitment Letter constitute the legal, valid, binding and enforceable obligations of Parent OP and, to the Knowledge of Parent OP, the other parties thereto (as applicable) and is in full force and effect. No event has occurred which constitutes a default or breach or failure to satisfy a condition by Parent OP or, to the Knowledge of Parent OP, any other party thereto under the terms and conditions of the Debt Commitment Letter. Parent OP does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied by Parent OP on a timely basis or that the Debt Financing will not be available to Parent OP on the Closing Date. Parent OP has paid, or caused to be paid, in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will pay, or cause to be paid, in full any such amounts due on or before the Closing Date as and when due. The Debt Commitment Letter has not been modified, amended or altered, and none of the respective commitments under the Debt Commitment Letter have been terminated, reduced, withdrawn or rescinded, and, to the knowledge of Parent, no termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated.

(e)      In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Parent or any of its Affiliates or any other financing or other transactions be a condition to any of the Parent’s, Parent OP’s or Merger Sub’s obligations under this Agreement.

4.21       No Other Representations and Warranties. Parent, Parent OP, Parent Merger Sub (upon its execution and delivery of the Joinder and as of the Closing) and OP Merger Sub each acknowledges and agrees that, except for the representations and warranties contained in Article III, (a) neither the Company nor the Company OP makes, or has made, and none of Parent, Parent OP, Parent Merger Sub (upon its execution and delivery of the Joinder and as of the Closing) and OP Merger Sub has relied upon, any representation or warranty, whether express or implied, relating to itself or its business, affairs, assets, liabilities, financial condition, results of operations or otherwise in connection with the Merger, (b) no Person has been authorized by the Company or the Company OP to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty has not been relied upon by Parent, Parent OP, Parent Merger Sub and OP Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Parent OP, Parent Merger Sub, OP Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in Article III.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01      Conduct of Business by the Company. Except for matters set forth in Section 5.01 of the Company Disclosure Letter, otherwise contemplated by this Agreement or required by Law, from the execution of this Agreement until the Effective Time, the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to conduct its respective business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to (i) maintain its material assets and properties in their current condition (normal wear and tear excepted), (ii) preserve intact its current business organization, keep available the services of its current officers and employees (ordinary course departures, resignations, terminations, leaves of absence, disability and paid time off excepted), keep and preserve in all material respects its present relationships with material joint venture partners or co-venturers, suppliers, licensors, licensees, distributors and others having material business dealings with it (ordinary course expiration of such Contracts in accordance with its terms excepted), and (iii) preserve the Company’s status as a REIT within the meaning of the Code. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Letter, or as otherwise contemplated by this Agreement or required by Law, from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that in the event that the Company submits to Parent a written request for Parent’s consent to take an action set forth in Sections 5.01(d), (e), (g), (h), (i), (k), (o) or (q) below, Parent will use its commercially reasonable efforts to evaluate such request and respond to the Company within ten (10) days following receipt of such request; provided, further, that in the event Parent fails to object to such request in writing within such ten (10)-day period, then Parent shall be deemed to have given the prior written consent of Parent pursuant to this Section 5.01 with respect to the actions in such request:

(a)      (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests, other than cash dividends and distributions (1) to the extent set forth in, and in accordance with, Section 6.11 or Section 6.12, or (2) by a direct or indirect wholly owned Subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (except for the issuance of Shares upon the exercise or settlement of Company Equity Awards in accordance with their terms) or (iii) purchase, redeem (whether or not pursuant to the Company’s share repurchase plan) or otherwise acquire any shares of Company Capital Stock or any capital stock of any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except upon redemption or exchange of Company OP Units in accordance with the Company OP Limited Partnership Agreement or in connection with the withholding of Shares to satisfy withholding Tax obligations in respect of Company Equity Awards in accordance with their terms);

(b)       issue, sell, pledge or grant (or enter into an agreement to issue, sell, pledge or grant): (i) any shares of Company Capital Stock (or capital stock or other equity interests of any Company Subsidiary), (ii) any Voting Company Debt or other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any Company Capital Stock (or capital stock or other equity interests of any Company Subsidiary), Voting Company Debt, voting securities or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than issuances upon redemption or exchange of Company OP Units for shares of Company Common Stock in accordance with the limited partnership agreement of Company OP and the issuance of Shares upon the exercise or settlement of Company Equity Awards in accordance with their terms;

(c)      amend the Company Articles, the Company Bylaws, the Company OP Limited Partnership Agreement or other comparable formation or organizational documents of any Company Subsidiary (other than as required (i) by Law or (ii) in connection with any holder of Company OP Units converting such Company OP Units into Company Common Stock), in each case, in a manner adverse to Parent; provided that the foregoing shall not restrict amendments that are reasonably necessary to enable consummation of the Merger in accordance with the terms of this Agreement;

(d)       acquire or agree to acquire (including by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner), any business or any corporation, partnership, joint venture, association or other business organization or division thereof, real property, personal property or assets, except for (i) acquisitions of personal property in accordance with the Company’s annual budget or in the ordinary course of business consistent with past practice, (ii) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary or (iii) acquisitions in accordance with the Capital Expenditures schedule attached to Section 5.01(d) of the Company Disclosure Letter;

(e)      except in accordance with Section 5.01(e) of the Company Disclosure Letter or as required by the terms of any Company Benefit Plan made available to Parent prior to the date hereof, (i) grant or cause to be granted to any executive officer, director or employee of the Company or any Company Subsidiary an increase in compensation, (ii) grant or cause to be granted to any current or former executive officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, (iii) enter into any change in control, severance or termination agreement with any executive officer or director, (iv) establish, adopt, enter into or amend any collective bargaining agreement or Company Benefit Plan (other than amendments required to comply with applicable Law), or (v) take any action to accelerate any rights or benefits under any Company Benefit Plan; provided that the foregoing clauses (i), (ii), (iii), (iv) and (v) shall not restrict the Company or any of the Company Subsidiaries from (A) entering into or making available to newly hired or promoted non-executive employees, or to non-executive hired or transferred to fill open positions, in each case in the ordinary course of business, benefits and compensation arrangements that have a value that is consistent with such arrangements provided to (x) newly hired or promoted employees in similar positions or (y) in the case of an open position, the employee who previously held such position, (B) granting annual salary increases, and (C) effectuating the terms of any Company Benefit Plan or any award granted thereunder, in each case as in effect on the date hereof (including, without limitation, paying bonuses, commissions or incentive payments earned pursuant to the terms of any Company Benefit Plan, as in effect on the date hereof in the ordinary course of business);

(f)       make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company or any Company Subsidiary, except insofar as may have been required by a change in GAAP;

(g)      sell, lease (as lessor), license, sell and lease back, mortgage or otherwise dispose of or subject to any Lien any properties or assets, except for (i) as set forth on Section 5.01(g) of the Company Disclosure Letter, (ii) residential tenant leases entered into in the ordinary course of business consistent with past practice, (iii) commercial leases for a leased space of less than 5,000 square feet, individually, entered into in the ordinary course of business consistent with past practice, (iv) Liens on property and assets in the ordinary course of business consistent with past practice and that would not be material to any Company Property or any assets of Company or any Company Subsidiary, (v) Company Permitted Liens, (vi) property or assets with a value of less than $500,000 in the aggregate and (vii) in connection with the incurrence of indebtedness permitted by Section 5.01(h);

(h)      (i) incur or modify any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money of another Person, except for (1) advances of credit incurred under the Company’s, the Company OP’s or any other Company Subsidiary’s existing credit facilities and debt instruments, and (2) indebtedness and guarantees solely between the Company or any of its direct or indirect wholly-owned Subsidiaries, (ii) issue or sell any debt securities registered with the SEC or warrants or other rights to acquire any debt securities registered with the SEC of the Company or any Company Subsidiary (other than among the Company and the Company Subsidiaries), or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) to any direct or indirect wholly owned Subsidiary of the Company, (y) advances to trustees, directors, officers and employees in respect of travel or other ordinary expenses and (z) advancement of expenses to officers, trustees, and directors in accordance with the Company Bylaws, the Company OP Limited Partnership Agreement and any indemnification agreements to which the Company or the Company OP is a party, in the case of clauses (x) and (y) above, in the ordinary course of business consistent with past practice;

(i)     other than in accordance with Section 6.09 or as set forth in Section 5.01(i) of the Company Disclosure Letter, (A) pay, discharge, settle or satisfy any material action, litigation, claim or arbitration where the amount paid by the Company and the Company Subsidiaries out-of-pocket net of insurance proceeds in settlement or compromise exceeds $250,000 individually or $1,000,000 in the aggregate, or (B) enter into any consent decree, injunction or similar restraint or form of equitable relief that would materially restrict the operation of the business of the Company and the Company Subsidiaries taken as a whole;

(j)       cancel any indebtedness for borrowed money owed to the Company or any Company Subsidiary or waive any other claim or right, in each case with a value in excess of $25,000 individually or $250,000 in the aggregate;

(k)      except in the ordinary course of business consistent with past practice or as expressly permitted under any other subsection of this Section 5.01, enter into or amend, extend or terminate, or waive, release, compromise or assign any rights or claims under any Company Material Contract or any Contract that would have been deemed to be a Company Material Contract if entered into prior to the date hereof, other than (x) any expiration or renewal in accordance with the terms of any existing Company Material Contract that occur automatically without any action by Company or any Company Subsidiary, (y) the entry into any modification or amendment of, or the waiver or consent under, any Company Material Contract that does not materially adversely affect the Company or any Company Subsidiary, or (z) as may be reasonably necessary to comply with the express terms of this Agreement; provided that, notwithstanding anything to the contrary in this Section 5.01(k), any Contract that is entered into, amended, extended or renewed pursuant to this Section 5.01(k) shall provide for (A) a term (or a renewal term, in the case of a renewal) of no more than twelve (12) months and/or (B) the right of the Company or the applicable Company Subsidiary party thereto to terminate such Contract for convenience at any time without incurring any material liability;

(l)       establish, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any Company Subsidiary;

(m)      authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) relating to the Company Properties other than (i) Capital Expenditures not otherwise covered by another clause of this subsection (m) and not exceeding $100,000 per individual expenditure and $300,000 in the aggregate, (ii) Capital Expenditures made in connection with any existing casualty or condemnation or new casualty or condemnation, (iii) Capital Expenditures in the ordinary course of business and consistent with past practice to maintain the physical and structural integrity of the Company Properties and as reasonably determined by the Company to be necessary to keep the Company Properties in working order, to comply with Laws, and to repair and/or prevent damage to any of the Company Properties as is necessary in the event of an emergency situation and (iv) Capital Expenditures in accordance with the Capital Expenditures schedule attached to Section 5.01(m) of the Company Disclosure Letter;

(n)      enter into or modify in a manner adverse to the Company any Company Tax Protection Agreement, make, change or revoke any material Tax election, change a material method of Tax accounting, file or amend any material Tax Return, or settle or compromise any material U.S. federal, state, local or foreign income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, knowingly surrender any right to claim any material Tax refund, or give or request any waiver of a statute of limitation with respect to any material Tax Return, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (i) to preserve the status of the Company as a REIT under the Code, or (ii) to qualify or preserve the status of any Company Subsidiary as a partnership or disregarded entity or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary, as the case may be, for U.S. federal income Tax purposes;

(o)      take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause the Company to fail to qualify as a REIT or any Company Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(p)     enter into any Contract that by its terms would limit or otherwise restrict (or purport to do so) the Company or any of the Company Subsidiaries or any of their successors from engaging or competing in any line of business or owning property in, whether or not restricted to, any geographic area;

(q)      adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Company or any Company Subsidiary (other than the Merger);

(r)       enter into any joint venture or partnership or other similar Contract with any third party that is not a wholly owned Company Subsidiary;

(s)        enter into any new line of business;

(t)       permit existing insurance policies of the Company or the Company Subsidiaries to be cancelled or terminated without replacing such insurance policies with substantially comparable insurance policies, to the extent available on commercially reasonable terms; or

(u)       authorize any of, or commit, resolve or make a binding agreement to take any of, the foregoing actions.

(v)      Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, or refraining to take any action, at any time or from time to time, if, in the reasonable judgment of the Company Board, such action or inaction is reasonably necessary for the Company to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or any other actual, constructive or deemed distribution payments to shareholders of the Company to the extent determined reasonably necessary by the Company Board.

(w)     Prior to the Effective Time, to the extent the Company and the Company Subsidiaries determine it is necessary to renew the existing material insurance policies covering any of the Company, the Company Subsidiaries and their respective properties and assets, the Company shall consult with Parent in good faith the terms and conditions of any renewal policies before such renewal policies are bound, with the goal of minimizing the portion of any premiums under such renewal policies that will be earned by the insurers thereunder for the coverage period prior to the Effective Time.

5.02      Conduct of Business by Parent, Parent OP, Parent Merger Sub and OP Merger Sub. Except for matters set forth in Section 5.02 of the Parent Disclosure Letter, otherwise contemplated by this Agreement or required by Law, from the execution of this Agreement until the Effective Time, Parent shall, and shall cause Parent OP, Parent Merger Sub, OP Merger Sub and each Parent Subsidiary to, use commercially reasonable efforts to conduct its respective business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to (i) maintain its material assets and properties in their current condition (normal wear and tear excepted), (ii) preserve intact its current business organization, keep available the services of its current officers and external manager (ordinary course departures, resignations, terminations, leaves of absence, disability and paid time off excepted), keep and preserve in all material respects its present material relationships with material joint venture partners or co-venturers, suppliers, licensors, licensees, distributors and others having material business dealings with it (ordinary course expiration of such Contracts in accordance with its terms excepted), and (iii) preserve Parent’s status as a REIT within the meaning of the Code. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.02 of the Parent Disclosure Letter, or as otherwise contemplated by this Agreement or required by Law, from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit Parent OP, Parent Merger Sub, OP Merger Sub or any Parent Subsidiary to, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided that, in the event that Parent submits to the Company a written request for the Company’s consent to take an action set forth in Sections 5.02(d), (e), (f), (g) or (h) below, the Company will use its commercially reasonable efforts to evaluate such request and respond to Parent within ten (10) days following receipt of such request; provided further, that in the event the Company fails to object to such request in writing within such ten (10)-day period, then the Company shall be deemed to have given the prior written consent of the Company pursuant to this Section 5.02 with respect to the actions in such request:

(a)     (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests, other than cash dividends and distributions (1) to the extent set forth in and in accordance with Section 6.11 or Section 6.12, or (2) by a direct or indirect wholly owned Subsidiary of Parent to its parent, (ii) split, combine or reclassify any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except (x) from holders of options to purchase Parent Capital Stock in full or partial payment of any exercise price and any applicable Taxes payable by such holder upon exercise of such, (y) from holders of restricted stock or restricted stock units of Parent in full or partial payment of any applicable Taxes payable by such holder upon the lapse of restrictions on such restricted stock or upon settlement of such restricted stock units, or (z) upon redemption or exchange of Parent OP Common Units in accordance with the limited partnership agreement of Parent OP);

(b)      issue, sell, pledge or grant (or enter into an agreement to issue, sell, pledge or grant): (i) any shares of Parent Capital Stock (or capital stock or other equity interests of any Parent Subsidiary), (ii) any Voting Parent Debt or other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any Parent Capital Stock (or capital stock or other equity interests of any Parent Subsidiary), Voting Parent Debt, voting securities or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (A) issuances upon redemption or exchange of Parent OP Common Units in accordance with the limited partnership agreement of Parent OP, (B) issuances in respect of equity-based awards outstanding as of the date of this Agreement or granted following the date of this Agreement in the ordinary course of business, in each case in accordance with their terms, (C) issuances of equity-based awards in the ordinary course of business, (D) issuances in respect of Parent’s at-the-market (ATM) offering program put in place after the date of this Agreement (including on a forward basis), and (E) issuances by Parent OP of units of limited partnership interest in the acquisition of assets from unaffiliated third parties in arm’s-length transactions;

(c)     amend the charter, bylaws or other organizational documents of Parent, Parent OP or any Parent Subsidiaries (other than as required (i) by Law or (ii) in connection with any holder of Parent OP Common Units converting such Parent OP Common Units into Parent Common Stock), in each case, in a manner adverse to the Company, its shareholders or holders of Company OP Units; provided that the foregoing shall not restrict amendments that are reasonably necessary to enable consummation of the Merger in accordance with the terms of this Agreement;

(d)      acquire or agree to acquire (including by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner), any business or any corporation, partnership, joint venture, association or other business organization or division thereof, real property, personal property or assets, except for (i) acquisitions of personal or real property in accordance with Parent’s annual budget or in the ordinary course of business consistent with past practice, (ii) acquisitions by Parent or any wholly owned Parent Subsidiary of or from an existing wholly owned Parent Subsidiary or (iii) acquisitions in accordance with the 2026 Capital Expenditures schedule attached to Section 5.02(d) of the Parent Disclosure Letter;

(e)      make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Parent or any Parent Subsidiary, except insofar as may have been required by a change in GAAP;

(f)      (i) incur or modify any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money of another Person, except for (1) as set forth on Section 5.02(f) of the Parent Disclosure Letter, (2) advances of credit incurred under Parent’s, Parent OP’s or any Parent Subsidiary’s existing credit facilities and debt instruments, (3) amendments and modifications to the Parent or Parent OP’s or any of the Parent Subsidiaries’ existing credit facilities or other debt instruments, (4) short-term borrowings incurred in the ordinary course of business, (5) indebtedness and guarantees solely involving Parent or any of its direct or indirect wholly owned Subsidiaries, (6) refinancings of existing or maturing indebtedness, and (7) other indebtedness for borrowed money in an aggregate principal amount not to exceed $50,000,000 at any time outstanding, without taking into account any amounts permitted by the foregoing clauses (1) through (6) or the amounts outstanding as of the date hereof, (ii) issue or sell any debt securities registered with the SEC or warrants or other rights to acquire any debt securities registered with the SEC of Parent or any Parent Subsidiary (other than among Parent and the Parent Subsidiaries), or (iii) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $500,000 individually or $1,000,000 in the aggregate, other than (x) to any direct or indirect wholly owned Subsidiary of Parent or to any joint ventures currently existing or expected to be formed in amounts not to exceed those set forth in Section 5.02(f) of the Parent Disclosure Letter, (y) advances to directors, officers and employees in respect of travel or other ordinary expenses and (z) advancement of expenses to officers and directors in accordance with the Parent Bylaws, the limited partnership agreement of Parent OP and any indemnification agreements to which Parent or Parent OP is a party, in the case of clauses (x) and (y) above, in the ordinary course of business consistent with past practice;

(g)      take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Parent to fail to qualify as a REIT or any Parent Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(h)      adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any Parent Subsidiary (other than the Merger); or

(i)        authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, or refraining to take any action, at any time or from time to time, if, in the reasonable judgment of the Parent Board, such action or inaction is reasonably necessary for Parent to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or any other actual, constructive or deemed distribution payments to stockholders of Parent to the extent determined reasonably necessary by the Parent Board.

5.03       Company No Solicitation.

(a)     Except as permitted by this Section 5.03, from the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize any Representatives of the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate, knowingly encourage or take any other action to knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) enter into any agreement, letter of intent, memorandum of understanding or other similar instrument with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.03) or (iii) enter into, continue, conduct, engage or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or for the purpose of encouraging or facilitating, any Company Takeover Proposal. The Company shall, shall cause the Company Subsidiaries, and shall direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person with respect to any Company Takeover Proposal and within five (5) Business Days of the date hereof (if not done prior to the date hereof) request that any such Person promptly return and/or destroy all confidential information concerning the Company and the Company’s Subsidiaries to the extent permitted pursuant to a confidentiality agreement with any such Persons. Notwithstanding anything in this Agreement to the contrary, prior to obtaining Company Shareholder Approval, the Company and its Representatives may, in response to each (if any) Company Takeover Proposal made after the date hereof that does not result from a material breach of this Section 5.03, (x) contact the Person making such Company Takeover Proposal solely to clarify the terms and conditions thereof or informing such third party of the restrictions imposed by this Section 5.03 and (y) if the Company Board determines in good faith, after consultation with outside legal counsel and independent financial advisors, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Company Proposal: (1) provide access to or furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement; provided, that the Company will prior to or concurrently with the time such information is provided to such Person provide Parent with all non-public information regarding the Company that has not previously been provided to Parent that is provided to any Person making such Company Takeover Proposal; and (2) conduct, engage or participate in discussions or negotiations with such Person and its Representatives making such Company Takeover Proposal.

For purposes of this Agreement, “Acceptable Confidentiality Agreement” means (x) a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement; provided that an Acceptable Confidentiality Agreement need not contain any “standstill” or similar covenant, or (y) to the extent applicable, a confidentiality agreement entered into prior to the date hereof.

For purposes of this Agreement, “Company Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any Parent Subsidiary) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and the Company Subsidiaries equal to 20% or more of the Company’s consolidated assets (as determined on a book-value basis) or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is 20% or more, in each case, other than the Transactions.

For purposes of this Agreement, “Superior Company Proposal” means any bona fide written Company Takeover Proposal (except that, for purposes of this definition, the references in the definition of “Company Takeover Proposal” to “20%” shall be replaced by “50%”) that was not the result of a material breach by the Company of this Section 5.03 and that the Company Board has determined in good faith, after consulting with the Company’s outside legal counsel and independent financial advisors, that, if consummated, would result in a transaction more favorable to the Company’s shareholders (solely in their capacity as such) than the Transactions (including any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise that, if accepted by the Company would be binding on Parent) taking into account all reasonably available legal, financial, regulatory and other aspects of such Company Takeover Proposal (including the likelihood of consummation of such Company Takeover Proposal) that the Company Board deems relevant.

(b)      Except as expressly permitted by this Section 5.03(b), neither the Company Board nor any committee thereof shall (i) (A) fail to recommend to the Company’s shareholders that the Company Shareholder Approval be given or fail to include the Company Board’s recommendation of the Agreement, the Merger and the other Transactions in the Joint Proxy Statement, (B) change, modify, withhold, or withdraw, or publicly propose to change, qualify, withhold, withdraw of modify, in a manner adverse to Parent or Parent OP, the approval of this Agreement, the Merger or any of the other Transactions, (C) take any formal action or make any recommendation or public statement or other disclosure in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) under the Exchange Act, (D) adopt, approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company any Company Takeover Proposal or agree to take any such action, or (E) fail to publicly recommend against any Company Takeover Proposal within ten (10) Business Days of the commencement thereof, or such fewer number of days (not to be less than two (2) Business Days) as remains prior to the Company Shareholder Meeting (any action described in this clause (i) being referred to herein as a “Company Adverse Recommendation Change”) or (ii) cause or permit the Company or any of the Company Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement relating to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) (a “Company Alternative Acquisition Agreement”), or resolve or agree to take any such action; provided that neither the confidential, non-public determination by the Company Board that a Company Takeover Proposal constitutes, or would reasonably be expected to lead to, a Superior Company Proposal nor the delivery by the Company of any prior notice contemplated by Section 5.03(a), (c) or (d) will, in and of itself, constitute a Company Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, prior to obtaining Company Shareholder Approval, but not after, the Company Board may (I) effect a Company Adverse Recommendation Change if (a)(1) a material development or change in circumstances occurs or arises after the date of this Agreement that was not known by the Company Board as of the date of this Agreement (or, if known, the consequences of which (or the magnitude thereof) were not known) (such material development or change in circumstances being referred to herein as a “Company Intervening Event”), and (2) the Company Board shall have determined, after consultation with outside legal counsel, that, in light of such Company Intervening Event, failure to take such action would reasonably be expected to be inconsistent with the trustees’ duties under applicable Law, or (b) the Company receives a Company Takeover Proposal that was not the result of a breach by the Company of this Section 5.03 in any material respect and that the Company Board determines, after consultation with outside legal counsel and independent financial advisors, constitutes a Superior Company Proposal, and (II) enter into a Company Alternative Acquisition Agreement with respect to a Company Takeover Proposal and concurrently cause the Company to terminate this Agreement pursuant to Section 8.01 if, and only if, the Company receives a Company Takeover Proposal that was not the result of a breach by the Company of this Section 5.03 in any material respect and that the Company Board determines, after consultation with outside legal counsel and independent financial advisors, constitutes a Superior Company Proposal.

(c)     The Company Board shall not be entitled to (i) effect a Company Adverse Recommendation Change or (ii) terminate this Agreement pursuant to Section 8.01 to enter into a Company Alternative Acquisition Agreement with respect to a Superior Company Proposal unless: (A) the Company Board shall have provided at least four (4) Business Days’ prior written notice to Parent that it is prepared to effect a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01, which notice shall contain a reasonably detailed description of the basis for the Company Adverse Recommendation Change or termination, the identity of the Person making the Superior Company Proposal, if applicable, and the material terms and conditions of such Superior Company Proposal, if applicable (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Company Adverse Recommendation Change); (B) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate; and (C) following the end of such notice period, the Company Board shall have considered any proposed revisions to this Agreement proposed by Parent in writing that if accepted by the Company would be binding on Parent, and shall have determined, after consultation with outside legal counsel and independent financial advisors, that such Superior Company Proposal would continue to constitute a Superior Company Proposal if such revisions were to be given effect; provided, that in the event of any material change to the material terms of such Superior Company Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in subclause (A) above and the notice period shall have recommenced, except that the notice period shall be at least two (2) Business Days.

(d)     The Company shall, as promptly as practicable (and in any event within twenty-four (24) hours of receipt of any Company Takeover Proposal), advise Parent of the receipt of (i) such Company Takeover Proposal or request for information or inquiry that expressly contemplates or that the Company believes could reasonably be expected to lead to a Company Takeover Proposal, (ii) the identity of the Person making such Company Takeover Proposal, request or inquiry, and (iii) the material terms and conditions of such Company Takeover Proposal, request or inquiry. The Company shall keep Parent promptly advised of all material developments (including all changes to the material terms of any Company Takeover Proposal), and discussions or negotiations regarding any Company Takeover Proposal. The Company agrees that it and the Company Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits it or a Company Subsidiary from providing any information required to be provided to Parent in accordance with this Section 5.03 within the time periods contemplated hereby.

(e)      Nothing contained in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or (ii) making any disclosure to the Company’s shareholders required by applicable Law or if, the Company Board determines, after consultation with outside legal counsel, that the failure so to disclose would reasonably be expected to be inconsistent with the trustees’ duties under applicable Law.

(f)     Notwithstanding anything in this Agreement to the contrary, at any time prior to any termination of this Agreement, the Company Board may grant a waiver or release under, or determine not to enforce, any standstill agreement with respect to any class of equity securities of the Company if the Company Board determines that the failure to take such action would reasonably be expected to be inconsistent with the trustees’ duties under applicable Law.

5.04       Parent No Solicitation.

(a)     Except as permitted by this Section 5.04, from the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall not, nor shall it authorize or permit any Parent Subsidiary to, nor shall it authorize any Representatives of Parent or any Parent Subsidiary to, directly or indirectly, (i) solicit, initiate, knowingly encourage or take any other action to knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Parent Takeover Proposal, (ii) enter into any agreement, letter of intent, memorandum of understanding or other similar instrument with respect to any Parent Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.04) or (iii) enter into, continue, conduct, engage or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or for the purpose of encouraging or facilitating, any Parent Takeover Proposal. Parent shall, shall cause the Parent Subsidiaries, and shall direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person with respect to any Parent Takeover Proposal and within five (5) Business Days of the date hereof (if not done prior to the date hereof) request that any such Person promptly return and/or destroy all confidential information concerning Parent and the Parent’s Subsidiaries to the extent permitted pursuant to a confidentiality agreement with any such Persons. Notwithstanding anything in this Agreement to the contrary, prior to obtaining Parent Stockholder Approval, Parent and its Representatives may, in response to each (if any) Parent Takeover Proposal made after the date hereof that does not result from a material breach of this Section 5.04, (x) contact the Person making such Parent Takeover Proposal solely to clarify the terms and conditions thereof or informing such third party of the restrictions imposed by this Section 5.04 and (y) if the Parent Board determines in good faith, after consultation with outside legal counsel and independent financial advisors, that such Parent Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Parent Proposal, (1) provide access to or furnish information with respect to Parent and the Parent Subsidiaries to the Person making such Parent Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement; provided, that Parent will prior to or concurrently with the time such information is provided to such Person provide the Company with all non-public information regarding Parent that has not previously been provided to the Company that is provided to any Person making such Parent Takeover Proposal; and (2) conduct, engage or participate in discussions or negotiations with such Person and its Representatives making such Parent Takeover Proposal.

For purposes of this Agreement, “Parent Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any Parent Subsidiary) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of Parent and the Parent Subsidiaries equal to 20% or more of Parent’s consolidated assets (as determined on a book-value basis) or to which 20% or more of Parent’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Parent Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Parent Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or (E) combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Parent Common Stock involved is 20% or more, in each case, other than the Transactions.

For purposes of this Agreement, “Superior Parent Proposal” means any bona fide written Parent Takeover Proposal (except that, for purposes of this definition, the references in the definition of “Parent Takeover Proposal” to “20%” shall be replaced by “50%”) that was not the result of a material breach by Parent of this Section 5.04 and that the Parent Board has determined in good faith, after consulting with Parent’s outside legal counsel and independent financial advisors, that, if consummated, would result in a transaction more favorable to Parent’s stockholders (solely in their capacity as such) than the Transactions (including any revisions to the terms of this Agreement proposed by the Company in response to such proposal or otherwise that, if accepted by Parent would be binding on the Company) taking into account all reasonably available legal, financial, regulatory and other aspects of such Parent Takeover Proposal (including the likelihood of consummation of such Parent Takeover Proposal) that the Parent Board deems relevant.

(b)      Except as expressly permitted by this Section 5.04(b), neither the Parent Board nor any committee thereof shall (i) (A) fail to recommend to Parent’s stockholders that the Parent Stockholder Approval be given or fail to include the Parent Board’s recommendation of the Agreement, the Merger and the other Transactions in the Joint Proxy Statement, (B) change, modify, withhold, or withdraw, or publicly propose to change, qualify, withhold, withdraw of modify, in a manner adverse to the Company or the Company OP, the approval of this Agreement, the Merger or any of the other Transactions, (C) take any formal action or make any recommendation or public statement or other disclosure in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Parent Board pursuant to Rule 14d-9(f) under the Exchange Act, (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of Parent any Parent Takeover Proposal or agree to take any such action, or (E) fail to publicly recommend against any Parent Takeover Proposal within ten (10) Business Days of the commencement thereof, or such fewer number of days (not to be less than two (2) Business Days) as remains prior to the Parent Stockholder Meeting (any action described in this clause (i) being referred to herein as a “Parent Adverse Recommendation Change”) or (ii) cause or permit Parent or any of the Parent Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement relating to a Parent Takeover Proposal (other than an Acceptable Confidentiality Agreement), or resolve or agree to take any such action; provided that neither the confidential, non-public determination by the Parent Board that a Parent Takeover Proposal constitutes, or would reasonably be expected to lead to, a Superior Parent Proposal nor the delivery by Parent of any prior notice contemplated by Section 5.04(a), (c) or (d) will, in and of itself, constitute a Parent Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, prior to obtaining Parent Stockholder Approval, but not after, the Parent Board may effect a Parent Adverse Recommendation Change if (a)(1) a material development or change in circumstances occurs or arises after the date of this Agreement that was not known by the Parent Board as of the date of this Agreement (or, if known, the consequences of which (or the magnitude thereof) were not known) (such material development or change in circumstances being referred to herein as a “Parent Intervening Event”), and (2) the Parent Board shall have determined, after consultation with outside legal counsel, that, in light of such Parent Intervening Event, failure to take such action would reasonably be expected to be inconsistent with the directors’ duties under applicable Law, or (b) Parent receives a Parent Takeover Proposal that was not the result of a breach by Parent of this Section 5.04 in any material respect and that the Parent Board determines, after consultation with outside legal counsel and independent financial advisors, constitutes a Superior Parent Proposal.

(c)     The Parent Board shall not be entitled to effect a Parent Adverse Recommendation Change unless: (i) the Parent Board shall have provided at least four (4) Business Days’ prior written notice to the Company that it is prepared to effect a Parent Adverse Recommendation Change, which notice shall contain a reasonably detailed description of the basis for the Parent Adverse Recommendation Change, the identity of the Person making the Superior Parent Proposal, if applicable, and the material terms and conditions of such Superior Parent Proposal, if applicable (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Parent Adverse Recommendation Change); (ii) Parent shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with the Company during such notice period, to the extent the Company wishes to negotiate; and (iii) following the end of such notice period, the Parent Board shall have considered any proposed revisions to this Agreement proposed by the Company in writing that if accepted by Parent would be binding on the Company, and shall have determined, after consultation with its outside legal counsel and independent financial advisors, that such Superior Parent Proposal would continue to constitute a Superior Parent Proposal if such revisions were to be given effect; provided, that in the event of any material change to the material terms of such Superior Parent Proposal, the Company shall, in each case, have delivered to the Company an additional notice consistent with that described in subclause (A) above and the notice period shall have recommenced, except that the notice period shall be at least two (2) Business Days.

(d)     Parent shall, as promptly as practicable (and in any event within twenty-four (24) hours of receipt of any Parent Takeover Proposal), advise the Company of the receipt of (i) such Parent Takeover Proposal or request for information or inquiry that expressly contemplates or that Parent believes could reasonably be expected to lead to a Parent Takeover Proposal, (ii) the identity of the Person making such Parent Takeover Proposal, request or inquiry, and (iii) the material terms and conditions of such Parent Takeover Proposal, request or inquiry. Parent shall keep the Company promptly advised of all material developments (including all changes to the material terms of any Parent Takeover Proposal), discussions or negotiations regarding any Parent Takeover Proposal. Parent agrees that it and the Parent Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits it or a Parent Subsidiary from providing any information required to be provided to the Company in accordance with this Section 5.04 within the time periods contemplated hereby.

(e)    Nothing contained in this Agreement shall prohibit Parent from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or (ii) making any disclosure to the Parent’s stockholders required by applicable Law or if, the Parent Board determines, after consultation with outside legal counsel, that the failure so to disclose would reasonably be expected to be inconsistent with the directors’ duties under applicable Law.

(f)       Notwithstanding anything in this Agreement to the contrary, at any time prior to any termination of this Agreement, the Parent Board may grant a waiver or release under, or determine not to enforce, any standstill agreement with respect to any class of equity securities of the Parent if the Parent Board determines that the failure to take such action would reasonably be expected to be inconsistent with the directors’ duties under applicable Law.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.01       Preparation of Form S-4 and Joint Proxy Statement; Stockholder Approvals.

(a)     As promptly as reasonably practicable following the date of this Agreement (and in any event, no later than twenty (20) Business Days after the date of this Agreement, unless the parties otherwise agree in writing), (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form relating to the Company Shareholder Meeting and the Parent Stockholder Meeting, and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and cause to be filed with the SEC the Form S-4, which will include the Joint Proxy Statement as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Merger unless this Agreement is terminated pursuant to Section 8.01. Each of the Company and Parent shall furnish all information in its possession concerning itself, its Affiliates and the holders of its capital stock or other equity interests to the other and provide such other assistance as may be reasonably requested by the other in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement and shall provide to their and each other’s counsel such representations as are reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC.  Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Joint Proxy Statement or the Form S-4 unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate.  Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action reasonably required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b)      If, at any time prior to the receipt of the Company Shareholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, either the Form S-4 or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify Parent or the Company, as applicable, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company and the stockholders of Parent.  Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).  For purposes of Section 3.06, Section 4.06 and this Section 6.01, any information concerning or related to the Company, its Affiliates or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its Affiliates or the Parent Stockholder Meeting will be deemed to have been provided by Parent.

(c)      Unless and until this Agreement is terminated, as promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company’s organizational documents, establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting.  The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of the Company entitled to notice of, and to vote at, the Company Shareholder Meeting and to hold the Company Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Shareholder Approval, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 5.03(b) or effected a termination pursuant to Section 8.01. Notwithstanding the foregoing provisions of this Section 6.01(c), if, on a date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Shareholder Meeting; provided that the Company Shareholder Meeting is not postponed or adjourned to a date that is more than three (3) Business Days prior to the End Date. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Company Takeover Proposal (whether or not a Superior Company Proposal). Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve the Company of its obligation to submit the Merger to its shareholders for a vote on the approval thereof. The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 8.01, its obligations to hold the Company Shareholder Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or the Company Board of any Company Takeover Proposal, by any Company Adverse Recommendation Change or by any development, fact, circumstance or change that would give rise to a right to make a Company Adverse Recommendation Change.

(d)     As promptly as practicable following the date of this Agreement, Parent shall (through the Parent Board, as appropriate), in accordance with applicable Law and Parent’s organizational documents, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting.  Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent entitled to notice of, and to vote at, the Parent Stockholder Meeting and to hold the Parent Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, include such recommendation in the Joint Proxy Statement and the Form S-4 and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval, except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 5.04(b). Notwithstanding the foregoing provisions of this Section 6.01(d), if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Stockholder Meeting; provided that the Parent Stockholder Meeting is not postponed or adjourned to a date that is more than three (3) Business Days prior to the End Date. Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve Parent of its obligation to submit the issuance of Parent Common Stock in the Company Merger (including Parent Common Stock issuable upon redemption of Parent OP Common Units issued in the Partnership Merger) to its stockholders for a vote on the approval thereof. Parent agrees that, unless this Agreement shall have been terminated in accordance with Section 8.01, its obligations to hold the Parent Stockholder Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or the Parent Board of any Parent Takeover Proposal, by any Parent Adverse Recommendation Change or by any development, fact, circumstance or change that would give rise to a right to make a Parent Adverse Recommendation Change.

(e)       Unless and until this Agreement is terminated, the Company and Parent will use their respective reasonable best efforts to hold the Company Shareholder Meeting and the Parent Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

(f)       Parent and Parent OP shall cause all shares of Company Common Stock owned by Parent, Parent OP or any of their respective Affiliates to be voted in favor of the approval of the Merger.

(g)       Following the execution of this Agreement by Parent Merger Sub, Parent shall cause the adoption of this Agreement by Parent, in its capacity as the sole member of Parent Merger Sub and in accordance with applicable Law and the organizational documents of Parent Merger Sub, and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

6.02     Access to Information; Confidentiality. From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to applicable Law, and upon reasonable prior written notice, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours to all of its and its Subsidiaries’ properties, offices, personnel and books and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent all financial, operating and other data and information concerning its business, properties and personnel as Parent may reasonably request, in each case, to the extent (a) related to and for the purpose of transition and integration planning and investor relations matters and Parent’s review of the performance and operations of the Company and the Company Subsidiaries or (b) in connection with Parent’s efforts to obtain environmental insurance policies covering the properties of the Company and the Company Subsidiaries; provided, however, that any such access shall not interfere unreasonably with the business or operations of the Company or any Company Subsidiary or otherwise result in any unreasonable interference with the prompt and timely discharge by the Company’s or any Company Subsidiary’s employees of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to (i) provide access to or to disclose information where such access or disclosure would reasonably be expected to jeopardize the attorney-client, attorney work product or other legal privilege of the disclosing party (provided that the disclosing party shall use its reasonable best efforts to allow for such access or disclosure in a manner that would not reasonably be expected to jeopardize the attorney-client, attorney work product or other legal privilege) or contravene any Law, legal duty or binding agreement entered into prior to the date of this Agreement (provided that the disclosing party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law, legal duty or agreement) or (ii) provide access to or to disclose such portions of documents or information relating to pricing or other matters that are highly sensitive where such access or disclosure is reasonably likely to result in antitrust difficulties for the disclosing party or any of its Affiliates. No investigation under this Section 6.02 or otherwise shall affect any of the representations and warranties of the Company and the Company OP contained in this Agreement or any condition to the obligations of the parties under this Agreement. The Company, with cooperation from Parent, shall use commercially reasonable efforts to provide Parent information that is readily available to the Company, which information Parent reasonably determines is necessary to allow Parent to (x) update the information contained in Section 3.08(u) of the Company Disclosure Letter as of a recent practicable date, (y) determine the projected taxable income and REIT taxable income of the Company and the Company OP for the taxable year ending December 31, 2026, and the amount and timing of any resulting required REIT Dividend, taking into account available net operating loss carryforwards and current and accumulated earnings and profits, and (z) reasonably estimate the amount of liabilities required to be allocated as of the Effective Time of the Merger to each Scheduled Partner in order to avoid gain recognition to such Scheduled Partner, or any indemnification payment to the Scheduled Partner pursuant to a Tax Protection Agreement, under the terms of the Merger Agreement or the Alternative Structure. The parties shall cooperate in good faith to address questions regarding the scope, form or timing of such information. Notwithstanding anything in this Section 6.02 to the contrary, neither Parent nor any of its Representatives will be provided access to any offices or properties to conduct any invasive or intrusive sampling of any building materials, indoor or outdoor air, water, soil, sediments or other environmental media.  All information exchanged pursuant to this Section 6.02 shall be subject to the amended and restated confidentiality agreement, dated as of June 10, 2026, between the Company and Parent (the “Confidentiality Agreement”).

6.03       Reasonable Best Efforts; Notification.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including: (i) obtaining all necessary actions or non-actions, waivers, Consents and qualifications from Governmental Entities and making all necessary registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any Governmental Entity; (ii) obtaining all necessary Consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; (iii) defending any lawsuit or other Legal Proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) executing and delivering any additional documents or instruments necessary to consummate the Transactions and to carry out this Agreement.

(b)       The parties shall reasonably cooperate with each other in connection with the making of all such filings, including furnishing to the others such information and assistance as a party may reasonably request in connection with its preparation of any filing or submission that is necessary or allowable under applicable competition or other Law or requested by any competition authorities. The parties shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law (including all information required to be included in the Company’s disclosure documents) in connection with the Transactions. To the extent permitted by applicable Law or any relevant Governmental Entity, and subject to all applicable privileges, including the attorney-client privilege, each party hereto shall (i) give the other parties hereto prompt notice upon obtaining knowledge of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other Transactions, (ii) keep the other parties hereto informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding and (iii) promptly inform the other parties hereto of any material communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, any foreign competition authority or any other Governmental Entity regarding the Merger or any of the other Transactions. The parties hereto will consult and reasonably cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party hereto, including reasonable access to any materials submitted in connection with any proceedings under or relating to any other applicable federal, state or foreign competition, merger control, antitrust or similar Law, including any proceeding under 16 C.F.R. § 803.20.

(c)       Any party may, as it reasonably deems advisable and necessary, designate any competitively sensitive material provided to the other parties under this Section 6.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of such materials. In addition, except as may be prohibited by any Governmental Entity or by any Law, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or telephone conference of which such party shall have advance notice (other than telephone conversations to the extent they relate to administrative matters) with representatives of any Governmental Entity relating to any such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such request, inquiry, investigation, action or proceeding.

(d)       In furtherance and not in limitation of the foregoing, subject to the terms and conditions of this Agreement, each of the parties hereto shall respond to and seek to resolve as promptly as reasonably practicable any objection asserted by any Governmental Entity with respect to the Transactions, and shall use its reasonable best efforts to defend any action, suit, dispute, litigation, proceeding, hearing, arbitration or claim by or before any Governmental Entity, whether judicial or administrative, whether brought by private parties or Governmental Entities or officials, challenging this Agreement or the consummation of the Transactions. Each of the parties hereto shall use its reasonable best efforts to take such action as is reasonably necessary to ensure that no Governmental Entity enters any order, decision, Judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger or the other Transactions, and to ensure that no Governmental Entity with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the End Date. In the event that any action is threatened or instituted challenging the Merger as violative of any Law, each of the parties hereto shall use its reasonable best efforts to take such action as is reasonably necessary to avoid or resolve such action (including through appeals and the posting of any bond). In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, each of the parties hereto shall use its reasonable best efforts to take promptly such steps as are reasonably necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date and shall cooperate with one another in connection with all proceedings related to the foregoing. The actions required hereunder shall include, without limitation, the proposal, negotiation and acceptance by the Company or Parent prior to the End Date of (i) any and all divestitures of the businesses or assets of it or its Subsidiaries or its Affiliates, (ii) any agreement to hold any assets of Parent or any of the Parent Subsidiaries or of the Company or any of the Company Subsidiaries separate, (iii) any limitation to or modification of any of the businesses, services or operations of Parent or any of the Parent Subsidiaries or of the Company or any of the Company Subsidiaries, and (iv) any other action (including any action that limits the freedom of action, ownership or control with respect to, or ability to retain or hold, any of the businesses, assets, properties or services of Parent or any of the Parent Subsidiaries or of the Company or any of the Company Subsidiaries), in each case as may be required by any applicable Governmental Entity in order to obtain approval for the Transactions; provided, however, that no party hereto shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any order, requirement, condition, understanding or agreement of or with a Governmental Entity to sell, to license, to hold separate or otherwise dispose of, or to conduct, restrict, operate, or otherwise change their assets or businesses, unless such order, requirement, condition, understanding or agreement is conditioned upon the occurrence of the Closing.

(e)      In connection with and without limiting the foregoing, the Company, the Company OP and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Partnership Merger, the Company Merger or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Partnership Merger, the Company Merger or any of the other Transactions, take all action necessary to ensure that the Partnership Merger, the Company Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Partnership Merger, the Company Merger and the other Transactions.

(f)      In connection with and without limiting the foregoing, Parent, Parent OP, Parent Merger Sub, and OP Merger Sub and the Parent Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Partnership Merger, the Company Merger or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Partnership Merger, the Company Merger or any of the other Transactions, take all action necessary to ensure that the Partnership Merger, the Company Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Partnership Merger, the Company Merger and the other Transactions.

(g)      Each of the Company and the Company OP, on the one hand, and Parent and Parent OP, on the other hand, shall, to the extent permitted by applicable Law and any relevant Governmental Entity and subject to all privileges (including the attorney-client privilege), promptly (and in any event within two (2) Business Days) notify the other party in writing of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions.

(h)     From and after the date of this Agreement and until the earlier of the termination of this Agreement and the Effective Time, Parent shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if any such action would reasonably be expected to materially delay or materially increase the risk of not obtaining any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Entity necessary to consummate the transactions contemplated hereby or prevent or materially delay the consummation of the Transactions.

6.04       Employment of Company Personnel; Benefit Plans.

(a)    For a period of twelve (12) months following the Effective Time, Parent shall provide, or cause to be provided to, each Continuing Employee, for so long as such Continuing Employee continues to provide services to Parent or a Parent Subsidiary, with the following: (i) an annual base salary or wage rate, as applicable, that is no less than that provided to such Continuing Employee immediately prior to the Closing; (ii) a target short-term cash incentive compensation opportunity that is no less than the target short-term cash incentive compensation opportunity provided to such Continuing Employee immediately prior to the Closing; and (iii) a target annual long-term incentive opportunity that is no less favorable than the target annual long-term incentive opportunity provided to a similarly situated employee of Parent or a Parent Subsidiary (provided, however, that if the Company issues any equity award to a Continuing Employee during the period from and after January 1, 2027 and through the Effective Time, the value of such award (or awards) shall be credited against Parent’s obligation under this clause (iii)); and (iv) other employee benefits (including, without limitation, health and welfare, retirement and similar benefits, but excluding any equity or equity-based or other long-term incentives, retention, change in control or similar one-time or special benefits and arrangements and severance, defined benefit pension benefits, or post-employment or retiree health and welfare benefits other than as required by applicable Laws (collectively, the “Excluded Benefits”)) that are no less favorable in the aggregate than those (other than the Excluded Benefits) provided to such Continuing Employee immediately prior to Closing or to similarly situated employees of Parent or a Parent Subsidiary; provided, however, that this paragraph does not guarantee the continued employment of any Continuing Employee for any period.

(b)      With respect to each of Parent’s or any of its Affiliate’s 401(k) or health and welfare benefit plans (“Parent Employee Plans”), to the extent permitted by the terms of the applicable Parent Employee Plan (or its plan administrator if not Parent), and in accordance with applicable Law, Parent shall give, or cause to be given, to each Continuing Employee full credit, for purposes of eligibility to participate and the calculation or level of vacation, sick days, severance and/or similar benefits (but excluding vesting) under such Parent Employee Plans in which Continuing Employees are eligible to participate, for his or her full and partial years of service with the Company and its Affiliates thereof (and any predecessor thereto) prior to the Effective Time to the same extent provided under the comparable Company Benefit Plan in which such Continuing Employee participated immediately, if applicable, prior to the Effective Time, unless such credit would result in a duplication of benefits.

(c)       To the extent permissible under the Parent Employee Plans, Parent shall, and shall cause its Affiliates to, waive limitations on benefits relating to any pre-existing condition of the Continuing Employees and their eligible spouses and dependents under any Parent Employee Plan that is a group health plan and that becomes applicable to such Continuing Employees.

(d)       If requested by Parent at least ten (10) Business Days prior to the Closing Date, the Company shall terminate its Company Benefit Plan that is intended to qualify as a tax-qualified defined contribution retirement plan with a cash or deferred arrangement under Section 401(k) of the Code (the “Company 401(k) Plan”) effective on the day immediately preceding the Closing Date; provided, however, that such Company 401(k) Plan termination may be made contingent upon the occurrence of the Closing. In that case, the Company shall provide Parent with evidence prior to the Closing Date that such Company 401(k) Plan has been terminated pursuant to resolutions of the Company Board or any applicable committee thereof. If the Company 401(k) Plan is terminated as provided herein, (i) each active employee who participates in the Company 401(k) Plan shall become fully vested in any unvested portion of his or her accounts under the Company 401(k) Plan and (ii) as of the Effective Time, Parent shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement under Section 401(k) of the Code maintained by Parent or a Subsidiary of Parent (a “Parent 401(k) Plan”) that will cover the Continuing Employees after the Closing Date. If requested by the Company, Parent shall cause the Parent 401(k) Plan to accept the direct rollover of distributions from the Company 401(k) Plan (including loans) with respect to any such Continuing Employee who elects such a rollover in accordance with the terms of the Company 401(k) Plan and the Code. Parent shall take reasonable steps to provide that any such loans that are directly rolled over into the Parent 401(k) Plan will be subject to the same payment terms to the extent allowed under applicable law and the terms of the Parent 401(k) Plan.

(e)      Parent shall be responsible for perpetuating the group health plan continuation coverages pursuant to Code section 4980B and ERISA sections 601 through 609 for all eligible employees who were employed by the Company or any Company Subsidiary and their spouses and dependents who are M&A-qualified beneficiaries with respect to the Transactions contemplated by this Agreement or whose qualifying event occurs with respect to a Company Benefit Plan or Parent Benefit Plan on or after Closing.

(f)      Parent shall, or shall cause the Surviving Company to honor the obligations of the Company and the Company Subsidiaries under each Company Benefit Plan, in accordance with their terms, subject to the right to make amendments or modifications to the extent permitted by such terms.

(g)    Nothing in this Agreement, express or implied, shall (i) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Effective Time, the Surviving Company or any Subsidiary of the Surviving Company or Parent OP or any Subsidiary of Parent OP) to amend, modify or terminate any of the Company Benefit Plans or any other benefit or employment plan, program, agreement or arrangement after the Effective Time, or (ii) confer upon any current or former employee or other service provider of the Company or the Company Subsidiaries, any right to employment or continued employment or continued service with the Parent or any of its Affiliates or constitute or create an employment agreement with, or modify the at-will status of, any employee or other service provider.

6.05       Indemnification.

(a)       Parent and Parent OP agree that all rights to indemnification, exculpation and advancement of expenses from liabilities for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the Transactions) in favor of the current or former trustees, directors or officers of the Company and the Company Subsidiaries as provided in the Company Articles, the Company Bylaws, the Company OP Limited Partnership Agreement and the respective comparable organizational documents of the Company Subsidiaries, and any indemnification or other agreements of the Company (in each case, as in effect on the date of this Agreement) shall be assumed by the Surviving Company or Parent OP, as applicable, in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations with respect to any claims against such trustees, directors or officers arising out of such acts or omissions (and until such later date as such claims and proceedings arising therefrom shall be finally disposed of), and from and after the Effective Time Parent shall ensure that the Surviving Company and Parent OP comply with and honor the foregoing obligations.

(b)       Parent shall cause to be maintained for a period of not less than six (6) years from the Effective Time (and until such later time as any proceedings commenced during such period shall be finally disposed of) the directors’ and officers’ insurance and indemnification policies of the Company and the Company OP in effect on the date hereof (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions that are no less favorable to the Indemnified Parties) with respect to events occurring at or prior to the Effective Time (the “D&O Insurance”) for all Persons who are currently covered by such D&O Insurance, so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement (such 300% amount, the “Maximum Premium”); provided that (i) if the annual premiums for such D&O Insurance exceed the Maximum Premium, Parent shall maintain the most favorable policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium and (ii) Parent may satisfy its obligations under this Section 6.05(b) by causing the Company and the Company OP, as applicable, to obtain, on or prior to the Closing Date, prepaid (or “tail”) directors’ and officers’ liability insurance policy at Parent’s expense, the material terms of which, including coverage and amount, are no less favorable to such trustees, directors and officers than the insurance coverage otherwise required under this Section 6.05(b), provided that the annual premium for such “tail” policy shall not exceed the Maximum Premium.

(c)      From and after the Effective Time, to the fullest extent permitted by Law, Parent shall and shall cause the Surviving Company and any Subsidiaries of the Surviving Company, including Parent OP, to indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former officers, trustees and directors of the Company, the Company OP or any Company Subsidiary and any employee of the Company, the Company OP or any Company Subsidiary who acts as a fiduciary under any Company Benefit Plan (each, an “Indemnified Party”) against all losses, claims, damages, liabilities, fees and expenses (including reasonable attorneys’ fees and disbursements), Judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, “Losses”), as incurred (payable monthly upon written request, which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party’s duties as an officer, trustee or director of the Company, the Company OP or any Company Subsidiary, including in respect of this Agreement, the Merger and the other Transactions, or as a fiduciary under any Company Benefit Plan, or with respect to serving in any capacity at or with respect to other Persons at the Company’s, the Company OP’s, or any Company Subsidiary’s request. If any action, suit, proceeding or investigation is brought against any Indemnified Party in which indemnification or advancement of expenses could be sought by such Indemnified Party under this Section 6.05(c), the Surviving Company or Parent OP shall have the right to control the defense thereof after the Effective Time (provided that if (i) the named parties to any such action, suit, proceeding or investigation include the Surviving Company and such Indemnified Party and such Indemnified Party is advised by its own counsel that there are legal defenses available to it that are different from or additional to those available to the Surviving Company or any other Indemnified Party that is party thereto, (ii) a conflict of interest exists between such Indemnified Party and the Surviving Company or (iii) the Surviving Company and such Indemnified Party shall have mutually agreed in writing to the retention of such counsel for such Indemnified Party, then in each such case such Indemnified Party will be entitled to obtain its own separate counsel and the Surviving Company shall pay the reasonable and documented fees and expenses of such counsel); provided, however, that neither the Surviving Company nor Parent OP shall settle or compromise or consent to the entry of any Judgment or otherwise terminate any claim, action, suit, proceeding or investigation of an Indemnified Party for which indemnification may be sought under this Section 6.05(c) unless (1) such settlement, compromise, consent or termination (A) includes an unconditional release of all applicable Indemnified Parties from all liability arising out of such claim, action, suit, proceeding or investigation and (B) does not include a statement or admissions of fault, culpability or a failure to act, by or on behalf of any such Indemnified Party or (2) all such Indemnified Parties otherwise consent in writing.

(d)     This Section 6.05 is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(e)      In the event that Parent, the Surviving Company or Parent OP or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or if Parent dissolves or dissolves the Surviving Company or Parent OP is dissolved, then, and in each such case, Parent shall cause the successors and assigns of Parent, the Surviving Company or Parent OP, as applicable, to assume the obligations of Parent, the Surviving Company or Parent OP, as applicable, set forth in this Section 6.05.

(f)       Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity, advancement and other obligations provided in this Section 6.05; provided, however, that such Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable Judgment of a court of competent jurisdiction that such Indemnified Party is not legally entitled to indemnification under Law.

6.06     Rule 16b-3 Matters. Prior to the Effective Time, the Company and Parent shall, as applicable, take all actions, if any, as may be reasonably necessary or appropriate to ensure that any dispositions of Company Common Stock or acquisitions of Parent Common Stock, or dispositions of Company OP Units or acquisitions of Parent OP Common Units (including in each case any derivative securities thereof) pursuant to the Transactions by any individual who is subject to Section 16 of the Exchange Act with respect to the Company or the Company OP are exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, the Company shall promptly furnish Parent with all requisite information for Parent to take the actions contemplated by this Section 6.06.

6.07      Public Announcements. The parties hereto agree that the initial press release to be issued with respect to the Merger shall be in the form heretofore agreed upon by the parties hereto. Except in connection with a Company Adverse Recommendation Change, so long as this Agreement is in effect, Parent or Parent OP, on the one hand, and the Company and the Company OP, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or obligations pursuant to the listing rules of any national securities exchange. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing procedures have been followed, either party may issue such additional press releases and make such other public statements without consulting with any other party hereto so long as such additional press releases and public statements do not disclose any nonpublic information regarding the Transactions beyond the scope of the disclosure included in such a previous press release or public statement and such additional publications, press releases or announcements are otherwise consistent with those with respect to which the such procedures have been followed.

6.08    Transfer Taxes. Parent and the Company shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the Transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.  From and after the Effective Time, the Surviving Company shall pay or cause to be paid all Transfer Taxes.  These taxes shall be the obligations of Surviving Company without deduction or withholding from or to the Merger Consideration.

6.09      Shareholder Litigation. The Company shall give prompt notice to Parent of and keep Parent reasonably informed on a current basis with respect to, and Parent shall give prompt notice to the Company of and keep the Company reasonably informed on a current basis with respect to, any claim, action, suit, charge, demand, inquiry, subpoena, proceeding, arbitration, mediation or other investigation commenced or, to the Company’s Knowledge, threatened against, relating to or involving such party or the Company OP or Parent OP, respectively, which relate to this Agreement, the Merger or the other Transactions.  The Company shall give Parent the opportunity to reasonably participate in (but not control), subject to a customary joint defense agreement, the defense and settlement of any shareholder litigation (including arbitration proceedings) against the Company, the Company OP or any Company Subsidiary and/or any of their respective directors relating to this Agreement and the Transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall give prompt notice to the Company of and keep the Company reasonably informed on a current basis with respect to, any claim, action, suit, charge, demand, inquiry, subpoena, proceeding, arbitration, mediation or other investigation commenced or, to Parent’s Knowledge, threatened against, relating to or involving Parent or the Parent OP, which relate to this Agreement, the Merger or the other Transactions.

6.10       Certain Tax Matters.

(a)    Each of Parent and the Company shall use its reasonable best efforts to cause the Company Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all U.S. federal income tax purposes (and applicable state and local income Tax purposes). Neither Parent nor the Company shall take any action, or fail to take any action, other than actions anticipated by his Agreement, that would reasonably be expected to cause the Company Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Unless there has been a “determination” (within the meaning of Section 1313(a) of the Code) to the contrary, all parties shall report the Company Merger as a reorganization within the meaning of Section 368(a) of the Code, with no gain or loss recognized by the Company or any Company shareholder for federal income tax purposes, except with respect to any cash received by or paid to the Company shareholders.

(b)     The Company shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions of counsel referred to in Section 7.02(d) and Section 7.03(e), and (ii) deliver to Company REIT Counsel, Parent and Parent REIT Counsel (with respect to Section 7.02(d)) and Company Tax Counsel and Parent REIT Counsel (with respect to Section 7.03(e) and for purposes of an opinion that Parent REIT Counsel may issue as to the qualification of the Company Merger as a reorganization within the meaning of Section 368(a) of the Code (“Parent Section 368 Opinion”)), tax representation letters, dated as of the Closing Date, and signed by an officer of the Company and the Company OP, containing representations of the Company and the Company OP reasonably necessary or appropriate to enable Company REIT Counsel, Company Tax Counsel, and Parent REIT Counsel, as applicable, to render the applicable tax opinions described in Section 7.02(d), Section 7.03(e) and the Parent Section 368 Opinion.

(c)    Parent shall (i) use its reasonable best efforts to obtain or cause to be provided the opinion of counsel referred to in Section 7.03(d), (ii) deliver to Parent REIT Counsel a tax representation letter, dated as of the Closing Date, and signed by an officer of Parent and Parent OP, containing representations of Parent and Parent OP reasonably necessary or appropriate to enable Parent REIT Counsel to render the applicable tax opinions described in Section 7.03(d) and (iii) deliver to Company Tax Counsel a tax representation letter, dated as of the Closing Date, and signed by an officer of Parent, containing representations of Parent reasonably necessary or appropriate to enable Company Tax Counsel to render the tax opinion described in Section 7.03(e).

(d)    Each of Parent and the Company shall use its reasonable best efforts to cause the Partnership Merger to be treated as an “asset-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i), and Parent OP shall be the continuing partnership pursuant to Treasury Regulations Section 1.708-1(c)(3)(i).

6.11       Pre-Closing Dividends.

(a)    Except as and to the extent provided in Section 6.12, from and after the date of this Agreement and until the earlier of the termination of this Agreement and the Effective Time, the Company shall not make, declare or set aside any dividend or other distribution to its shareholders, and the Company OP shall not make, declare or set aside any dividend or other distribution to its partners, in each case without the prior written consent of Parent in its sole discretion; provided, however, that the written consent of Parent shall not be required for the authorization and payment of (i) regular quarterly cash dividends or distributions at a rate not in excess of $0.77 per Share, per calendar quarter (including, for the avoidance of doubt, (A) for the calendar quarter ending on September 30, 2026, as declared on September 3, 2026, and (B) for each calendar quarter that commences after September 30, 2026, provided that, with respect to this clause (i)(B), (x) the Closing Date will not have occurred, and will not occur, by the end of such calendar quarter and (y) the record date for such dividend or distribution permitted by this clause (i)(B) will be on or before the last day of such calendar quarter), (ii) cash dividend equivalents on Company RSUs and Company PSUs or to the holders thereof in accordance with the terms of such Company Equity Award, in the same amount per Share subject to the Company Equity Award as dividends or distributions per Share permitted pursuant to the foregoing clause (i) and with the same record and payment dates as such dividends or distributions with respect to Shares, (iii) distributions per Company OP Common Unit to the holders thereof in the same amount as dividends or distributions per Share permitted pursuant to the foregoing clause (i), with the same record and payment dates as such dividends or distributions on Shares, and (iv) the distributions to be made in respect of the Company OP Preferred Units in accordance with the terms of the Company OP Limited Partnership Agreement. In the event that a dividend or distribution with respect to Shares, Company OP Common Units or Company OP Preferred Units permitted by this Section 6.11(a) has (I) a record date prior to the Effective Time and (II) has not been paid as of the Effective Time, the holders of such Shares, Company OP Common Units or Company OP Preferred Units, as applicable, shall be entitled to receive such distribution promptly following the Closing.

(b)      For any calendar quarter in which the Closing Date will occur, the Company shall not make, declare or set aside any dividend or other distribution to its shareholders, and the Company OP shall not make, declare or set aside any dividend or other distribution to its partners, in each case without the prior written consent of Parent in its sole discretion; provided, however, that without the written consent of Parent, for any calendar quarter in which the Closing Date will occur, (i) the Company may declare and pay a one-time cash dividend or distribution on the Shares up to an amount per Share equal to the Pro Rata Dividend Amount, to be paid to holders of record as of the close of business on the Business Day immediately preceding the Closing Date and payable on the Closing Date immediately prior to the Effective Time to the applicable holders of record of the underlying security as of such record date, (ii) the Company may pay cash dividend equivalents on Company RSUs and Company PSUs or to the holders thereof in accordance with the terms of such Company Equity Award, up to an amount per Share subject to such Company Equity Award equal to the Pro Rata Dividend Amount, to be accrued on or paid to holders of Company Equity Award that are outstanding as of the close of business on the Business Day immediately preceding the Closing Date and payable on the Closing Date immediately prior to the Effective Time to the applicable Company Equity Award holders and (iii) the Company OP may declare and pay a cash distribution on the Company OP Common Units up to an amount per Company OP Common Unit equal to the Pro Rata Dividend Amount, to be paid to holders of record as of the close of business on the Business Day immediately preceding the Closing Date and payable on the Closing Date immediately prior to the Effective Time to the applicable holders of record of the underlying security as of such record date; provided, that the cash dividend or distribution that Parent will declare for such calendar quarter in which the Closing Date occurs shall have a record date after the Closing Date. The “Pro Rata Dividend Amount” shall equal an amount per Share and per Company OP Common Unit equal to (A) $0.09 divided by (B) the number of calendar days in the calendar quarter in which the Closing Date occurs, multiplied by (C) the number of calendar days elapsed from and including the first day of the calendar quarter in which the Closing Date occurs until (but not including) the Closing Date.

(c)     Except as and to the extent provided in Section 6.12, from and after the date of this Agreement and until the earlier of the termination of this Agreement and the Effective Time, Parent shall not make, declare or set aside any dividend or other distribution to its stockholders, and Parent OP shall not make, declare or set aside any dividend or other distribution to its partners, in each case without the prior written consent of the Company in its sole discretion; provided, however, that the written consent of the Company shall not be required for the authorization and payment of (i) regular quarterly cash dividends or distributions at a rate not in excess of $0.18 per share of Parent Common Stock, per calendar quarter, to the holders thereof, and (ii) distributions per Parent OP Common Unit to the holders thereof in the same amount as dividends or distributions per share of Parent Common Stock permitted pursuant to the foregoing clause (i), with the same record and payment dates as such dividends or distributions on shares of Parent Common Stock. For any calendar quarter in which the Closing Date will occur, Parent shall not make, declare or set aside any dividend or other distribution to its shareholders with a record date prior to the date that is at least one (1) Business Day following the Closing Date, and Parent OP shall not make, declare or set aside any dividend or other distribution to its partners with a record date prior to the date that is at least one (1) Business Day following the Closing Date, in each case without the prior written consent of the Company in its sole discretion.

(d)     Parent and the Company shall each coordinate their record and payment dates for their regular quarterly dividends to ensure that the holders of Shares shall not receive more than one dividend, or fail to receive one dividend, in any calendar quarter with respect to their Shares and the shares of Parent Common Stock that such holders receive in exchange therefor in the Merger.  To this end, the parties will cooperate so that, following the date of this Agreement, any such quarterly dividend or distribution (or dividends or distributions) by the Company (other than those that have already been declared prior to the date hereof or that will be declared for the calendar quarter ending on September 30, 2026) will have the same record date and the same payment date as Parent’s in order to ensure that the shareholders of the Company and the stockholders of Parent (and the holders of Company OP Common Units, Company Equity Awards, Parent OP Common Units and other equity compensation awards denominated in shares of Parent Common Stock, as applicable) receive the same number of such regular quarterly dividends and distributions between October 1, 2026 and the Effective Time (it being the intention that each of Parent and the Company shall pay their regular quarterly dividend for the quarter ending on September 30, 2026 prior to the Effective Time).

6.12       Special Distributions.

(a)       In the event that the Company (or Company OP), in consultation with Parent, or Parent (or Parent OP), in consultation with the Company, determines in good faith that it is required to make a dividend or other distribution to its shareholders, stockholders, unitholders or holders of Company Equity Awards or other equity compensation awards (as applicable) in addition to the dividends and distributions contemplated in Section 6.11(a) and Section 6.11(b), in the case of the Company and Company OP, or in Section 6.11(c), in the case of Parent and Parent OP, on or prior to the Closing Date in order for such party to continue to qualify as a REIT under the Code and/or to avoid the incurrence of income or excise Tax (the minimum amount reasonably necessary for such purposes, as determined by such party (in each case, in consultation with the other party), of any such dividend or other distribution, a “REIT Dividend”), such party may do so but only and subject to and in accordance with the following:

(i)     such party determining that it is required to make a REIT Dividend shall notify the other party of the amount and record date of such REIT Dividend at least fifteen (15) calendar days prior to the record date of such REIT Dividend;

(ii)      any REIT Dividend shall be payable only in cash;

(iii)    if Parent or Parent OP declares a REIT Dividend with a record date on or prior to the Closing Date, then, notwithstanding anything to the contrary herein, the Exchange Ratio shall be increased by an amount equal to the product of (x) the then-applicable Exchange Ratio prior to the adjustment multiplied by (y) the quotient obtained by dividing (A) the amount of such REIT Dividend per share of the Parent Common Stock by (B) the excess of $16.09 over such REIT Dividend per share of the Parent Common Stock; and

(iv)      if the Company or Company OP declares a REIT Dividend with a record date on or prior to the Closing Date, then, notwithstanding anything to the contrary herein, the Exchange Ratio shall be reduced by an amount equal to the quotient obtained by dividing (A) the amount of such REIT Dividend per share of Company Common Stock by (B) $16.09.

(b)      The Exchange Ratio, as adjusted pursuant to Section 6.12(a), shall be calculated to the nearest ten-thousandth (0.0001), with any resulting fraction equal to or greater than 0.00005 being rounded upward to the next ten-thousandth (0.0001) and any resulting fraction less than 0.00005 being rounded downward to the nearest ten-thousandth (0.0001).

6.13       Financing.

(a)     Parent, Parent OP and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Debt Financing, to the extent necessary to pay the Required Financing Amounts, on the terms and subject only to the conditions described in the Debt Commitment Letter on or prior to the date on which the Merger is required to be consummated pursuant to the terms hereof, including (except to the extent otherwise permitted pursuant to Section 6.13(b)) by using their reasonable best efforts to (i) maintain in effect the Debt Commitment Letter, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) and without any Prohibited Modification, (iii) satisfy on a timely basis all conditions in the Debt Commitment Letter and the Definitive Agreements and comply with its obligations thereunder and (iv) enforce its rights under the Debt Commitment Letter and the Definitive Agreements in a timely and diligent manner.

(b)     Each of Parent, Parent OP and their respective Subsidiaries shall have the right from time to time to amend, supplement, replace, substitute, terminate or otherwise modify or waive its rights under the Debt Commitment Letter, including to (i) add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement or (ii) terminate or reduce any commitments under the Debt Commitment Letter in order to reflect decreases in the Required Financing Amounts (including as a result of the receipt of Lender Consents) or to reflect increases in other Available Funds (including as a result of asset sales or other transactions); provided that Parent, Parent OP and their respective Subsidiaries shall not permit, consent or agree to any amendment, supplement, replacement, substitution, termination, modification or waiver of any Debt Commitment Letter or Definitive Agreement that (A) reduces the aggregate amount of available Debt Financing (including by increasing the amount of fees to be paid or original issue discount (except as set forth in any “market flex” provisions existing on the date of this Agreement)) such that Parent OP and Company would not have the Required Financing Amounts (after taking into account all Available Funds), (B) imposes new or additional conditions precedent or adversely modifies the existing conditions precedent to all or any portion of the Debt Financing as set forth in the Debt Commitment Letter as of the date of this Agreement, (C) adversely changes the timing of the funding of the Debt Financing thereunder in a manner that is reasonably expected to impair, delay or prevent the consummation of the transactions contemplated by this Agreement (D) adversely affects the ability of Parent OP to enforce its rights against other parties to the Debt Commitment Letter or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified or (E) otherwise materially adversely affects the ability of Parent, Parent OP and Merger Sub to consummate the transactions contemplated by this Agreement (the effects described in clauses (A) through (E), collectively, the “Prohibited Modifications”). Parent shall promptly deliver to the Company copies of any amendment, replacement, supplement, termination, modification or waiver to the Debt Commitment Letter and/or Definitive Agreements.

(c)     In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company in writing of such unavailability and the reason therefor and (ii) to the extent necessary in order to have Available Funds sufficient to pay the Required Financing Amounts on the Closing Date, use reasonable best efforts, and cause each of the Parent Subsidiaries to use their reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Debt Financing and all other Available Funds, to pay the Required Financing Amounts and, without limiting the foregoing, shall use reasonable best efforts to cause such Alternative Financing to not include any Prohibited Modifications or conditions to the consummation thereof that are more onerous than those set forth in the Debt Commitment Letter as of the date hereof. Parent shall provide the Company with prompt oral and written notice of any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement and a copy of any written notice or other written communication from any Lender or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement of any provision thereof. Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Debt Financing, including any Alternative Financing.

(d)     The foregoing notwithstanding, compliance by Parent, Parent OP and Merger Sub with this Section 6.13 shall not relieve Parent, Parent OP and Merger Sub of their respective obligations to consummate the transactions contemplated by this Agreement whether or not the Debt Financing or any Alternative Financing is available. To the extent Parent or Parent OP obtains Alternative Financing or amends, replaces, supplements, terminates, modifies or waives any of the Debt Financing, in each case in accordance with this Section 6.13 and without any Prohibited Modification, references to the “Debt Financing,” “Debt Financing parties,” “Debt Commitment Letter” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Debt Financing as so amended, replaced, supplemented, terminated, modified or waived.

6.14       Financing Cooperation.

(a)      Consistent with applicable Laws, the Company shall use its commercially reasonable efforts to, and shall cause the Company Subsidiaries to use commercially reasonable efforts to, and each of them shall use their commercially reasonable efforts to cause their respective Representatives to use their commercially reasonable efforts to, provide to Parent and the Parent Subsidiaries, at Parent’s sole expense, all customary cooperation reasonably requested in writing by Parent and necessary for the completion of the Debt Financing, including, without limitation, in the event such action is customary in connection with the Debt Financing, using commercially reasonable efforts to: (i) cooperate with customary marketing efforts relating to the Debt Financing, including assisting in the preparation of customary confidential information memoranda, lender presentations and other customary marketing materials; (ii) assist in the preparation of rating agency presentations and participate in a reasonable number of meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders, in each case, at such reasonable places (which may be by audio or videoconference) as coordinated reasonably in advance thereof at mutually agreed times; (iii) deliver documentation and other information relating to the Company or any of the Company Subsidiaries, in each case as reasonably requested by Parent in writing at least ten (10) Business Days prior to the Closing Date with respect to (x) applicable “know-your-customer”, FinCEN and anti-money laundering rules and regulations, including the PATRIOT Act and (y) the U.S. Treasury Department’s Office of Foreign Assets Control and the Foreign Corrupt Practices Act, in each case, to the extent such information is required pursuant to the applicable Debt Financing; (iv) assist with the preparation of pro forma financial information and pro forma financial statements solely with respect to the Company and otherwise cooperate with due diligence of prospective lenders, to the extent customary and reasonably necessary for the arrangement or completion of the Debt Financing; (v) execute and deliver such definitive financing documents, including certificates, credit agreements, authorization letters, guarantees, schedules and other documents, as may be reasonably requested in writing by Parent and reasonably necessary to facilitate the Debt Financing, in each case in form and substance reasonably satisfactory to the party executing such document; provided that any such documents referred to in this clause (v) shall be conditioned on, and shall be effective no earlier than the Effective Time (other than any customary authorization letters authorizing the distribution of information to prospective lenders and containing customary representations with respect to the presence or absence of material nonpublic information about the Company and the Company Subsidiaries and regarding the accuracy of the information provided by, or with respect to, the Company and the Company Subsidiaries) that are required to be given in advance of such time in order for the Debt Financing to be consummated at or prior to the Effective Time); and (vi) furnish to Parent such historical financial information regarding the Company as is reasonably available to the Company at such time, customarily required in connection with the execution of financings of a type similar to the Debt Financing, and reasonably requested by Parent in writing in connection with the Debt Financing.  The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or is reasonably likely to harm, disparage or otherwise adversely affect the Company or the Company Subsidiaries or the reputation or goodwill of the Company or the Company Subsidiaries.  All nonpublic or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its Representatives pursuant to this Section 6.14 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent may share with the arrangers and sources of the Debt Financing customary projections and other confidential information with respect to the Company (including information about the Company Subsidiaries) after giving effect to the Merger and the other Transactions contemplated hereby that the parties have cooperated in preparing, and that Parent, the Parent Subsidiaries and such arrangers and sources of the Debt Financing may share information about the Company and the Company Subsidiaries (notwithstanding anything to the contrary herein or in the Confidentiality Agreement) with potential sources of the Debt Financing in connection with any marketing efforts in connection with the Debt Financing, in each case, as necessary and consistent with customary practices in connection with financings of a type similar to the Debt Financing, provided that the recipients of such information agree to customary confidentiality arrangements in form and substance reasonably acceptable to the Company.

(b)      Notwithstanding the foregoing or anything to the contrary set forth in Section 6.14(a) or Section 6.15, neither the Company nor any of the Company Subsidiaries shall be required to take or permit the taking of any action pursuant to Section 6.14(a) or Section 6.15 that could reasonably be expected to: (i) unreasonably interfere with the business or operations of the Company or the Company Subsidiaries, (ii) require the Company, the Company Subsidiaries or any Persons who are trustees, directors or officers of the Company or the Company Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is effective prior to the Effective Time, or that is not conditioned on the occurrence of the Effective Time (other than authorization letters contemplated by clause (v) of Section 6.14(a)), (iii) cause any representation or warranty in this Agreement to be breached by the Company or any of the Company Subsidiaries, (iv) require the Company or any of the Company Subsidiaries to pay any commitment or other similar fee prior to the Effective Time or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Effective Time, or have any obligation of the Company or any of the Company Subsidiaries under any agreement, certificate, document or instrument be effective until the Effective Time, (v) reasonably be expected to cause any trustee, director, officer or employee or shareholder of the Company or any of the Company Subsidiaries to incur any personal liability, (vi) reasonably be expected to conflict with the organizational documents of the Company or the Company Subsidiaries or any Laws, (vii) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which the Company or any of the Company Subsidiaries is a party, (viii) require providing access to or disclosing information that the Company or any of the Company Subsidiaries determines would reasonably be expected to jeopardize any attorney-client privilege of the Company or any of the Company Subsidiaries, (ix) require delivering or causing to be delivered any opinion of counsel, (x) reasonably be expected to cause the Company to fail to qualify as a REIT for federal income tax purposes (including by reason of potential payments under Section 6.14(d) from such action), (xi) require the Company to prepare or deliver any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice or (xii) require the Company to prepare or deliver any Excluded Information.  Nothing contained in this Section 6.14 or otherwise in this Agreement shall require the Company or any of the Company Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing.

(c)     For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in Section 6.14(a) and Section 6.15 represent the sole obligation of the Company, the Company Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent or any of the Parent Subsidiaries with respect to the Transactions contemplated by this Agreement and no other provision of this Agreement (including the exhibits and schedules hereto) shall be deemed to expand or modify such obligation. It is expressly understood and agreed that the obligations of Parent, Parent OP, Parent Merger Sub and OP Merger Sub under this Agreement, including such parties’ obligation to consummate the Merger and the other Transactions contemplated hereby, are not contingent or conditioned upon the receipt or availability of any funds or the completion of any financing (including the Debt Financing). Notwithstanding anything to the contrary in this Agreement, any breach, other than an Intentional Breach that is the primary cause of Parent being unable to obtain the proceeds of the Debt Financing at Closing, by the Company of any of the covenants required to be performed by it under Section 6.14(a) and Section 6.14(b) shall not be considered in determining the satisfaction of the condition set forth in Section 7.02(b).

(d)      Parent shall promptly, upon request by the Company, reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Company and the Company Subsidiaries in connection with the cooperation provided pursuant to this Section 6.14(d) or Section 6.15 and reimburse, indemnify and hold harmless the Company, the Company Subsidiaries and their respective officers, trustees, directors and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (collectively, “Company Losses”) suffered or incurred by them in connection with the Debt Financing, any information utilized in connection therewith or any action taken by the Company or any Company Subsidiary pursuant to this Section 6.14(d) or Section 6.15, in each case, whether or not the Merger and the other Transactions contemplated hereby are consummated or this Agreement is terminated; provided, however, that the foregoing indemnity shall not apply with respect to any Company Losses resulting from any gross negligence or willful misconduct of the Company or the Company Subsidiaries or Representatives.

(e)      Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, the Company Subsidiaries and their controlled Affiliates:

(i)    agrees not to bring or support any Action, whether in law or in equity, whether in contract or in tort or otherwise, among the Company and the entities that have committed to provide or arrange or otherwise enter into agreements with Parent or Parent OP in connection with the Debt Financing, or to purchase securities from or place securities or arrange or provide loans for Parent as part of the Debt Financing, including the parties to any applicable commitment letter, engagement letter, joinder agreements, indentures, credit agreements or credit agreement amendments relating thereto (“Debt Financing Entities”) and their respective Affiliates and their and their respective Affiliates’ equityholders, officers, directors, employees, agents and Representatives and their respective successors and assigns (the “Debt Financing Parties”; provided, that neither Parent nor any Subsidiary of Parent shall be a Debt Financing Party)) and arising out of or relating to this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby in any forum other than the Federal or state courts in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Actions to the exclusive jurisdiction of such court;

(ii)    agrees that any such Actions shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except (i) as otherwise provided in the applicable definitive document relating to the Debt Financing and (ii) with respect to (A) the interpretation of the definition of Company Material Adverse Effect or Parent Material Adverse Effect (and whether or not a Company Material Adverse Effect or a Parent Material Adverse Effect has occurred) and (B) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall, in the case of both (A) and (B), be governed by and construed in accordance with the Laws of the State of Maryland, without giving effect to any choice or conflicts of Law principles (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland;

(iii)    irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Actions in any such court;

(iv)    knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Actions brought against the Debt Financing Parties in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby;

(v)    except for any right or remedy available to any Person under the definitive documentation governing the Debt Financing, agrees that none of the Debt Financing Parties will have any liability to the Company, the Company Subsidiaries or any of their respective controlled Affiliates (in each case, other than Parent, Parent Merger Sub, OP Merger Sub and their respective Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, or any of the transactions contemplated hereby or thereby, whether in law or in equity, whether in contract or in tort or otherwise (subject to the last sentence of this section 6.14(e)); and

(vi)    agrees that (and each other party hereto agrees that) the Debt Financing Parties are express third party beneficiaries of, and may enforce, the provisions of this Section 6.14(e), and such provisions and the definition of “Debt Financing Parties” shall not be amended in any way materially adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Entities, but, in the case of clause (e) of this Section 6.14(e), solely to the extent of actions or omissions by or circumstances relating to such Debt Financing Party in its capacity as a Debt Financing Party.

(vii)    Notwithstanding the foregoing, (a) nothing in this Section 6.14(e) shall excuse any Debt Financing Party from liability in connection with actions or omissions by or circumstances relating to such Debt Financing Party in any other capacity (including in its capacity as an existing creditor of the Company or any Company Subsidiary) not relating to or arising out of this Agreement, the Debt Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (b) nothing in this Section 6.14(e) shall in any way limit or modify the rights and obligations of Parent or Parent OP under this Agreement, or any Debt Financing Party’s obligations to Parent or Parent OP or any of their Subsidiaries under the Debt Commitment Letter, any Definitive Agreement or any other agreement or arrangement related to the Debt Financing.

6.15       Prepayment and Assumption of Company Indebtedness.

(a)      Company Notes. The Company shall give notice to each holder of the Company Notes of the Transactions contemplated hereby in a reasonably timely manner and in accordance with Section 4E of each of the Company Note Agreements, which notice shall contain and constitute an offer (a “Change of Control Offer”), contingent upon the consummation of the Merger, to prepay the Notes in accordance with such Section 4E and shall be accompanied by the officer’s certificate required by the terms of such Section 4E; provided that (x) the closing of any such Change of Control Offer shall not occur prior to the Closing, (y) at or prior to the closing of any such Change of Control Offer, Parent shall provide or cause to be provided to the Company or the Company Subsidiaries funds sufficient to pay in full the amounts payable by the Company and the Company Subsidiaries in respect of such Change of Control Offer, and (z) the acceptance of any such Change of Control Offer by any holder of Company Notes and the consummation of any such Change of Control Offer shall not be a condition to the Closing.

(b)      Company Credit Facilities. The Company shall use commercially reasonable efforts to, and cause the Company Subsidiaries to use commercially reasonable efforts to, and each of them shall use commercially reasonable efforts to cause their respective officers and employees to use commercially reasonable efforts to, facilitate the payoff and termination of the Company Credit Facilities as of the Effective Time (the “Credit Facilities Termination”), including providing customary prepayment notices within the time periods contemplated by the Company Credit Facilities and obtaining customary payoff letters in connection therewith at least two (2) Business Days prior to the Closing Date. Notwithstanding anything herein to the contrary, in no event shall this Section 6.14(b) require the Company or any of the Company Subsidiaries to cause the Credit Facilities Termination to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company or the Company Subsidiaries funds sufficient to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under the Company Credit Facilities.

(c)       Mortgage Debt. With respect to the Designated Loans of the Designated Lenders, the Company and the Company Subsidiaries, on the one hand, and Parent and the Parent Subsidiaries, on the other hand, shall cooperate with one another to obtain as promptly as practicable (i) the written consent of the Designated Lenders to the consummation of the Merger and the other Transactions contemplated by this Agreement (each such consent, a “Lender Consent”), and (ii) any amendments to the loan documents applicable to each of such Designated Loans that are reasonably necessary to permit the consummation of the Merger and the other Transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, (x) in not event shall this Section 6.15(c) require the Company or any of the Company Subsidiaries to pay any amounts, incur any liabilities or make any changes to the terms of the Designated Loans that are, in each case, required to be paid or incurred or are effective prior to the Effective Time, (y) the obtaining of any such consent or amendment shall not be a condition to the Closing and (z) Parent shall agree to pay or cause to be paid the customary fees, expenses and other amounts necessary to obtain the Lender Consents.  The parties shall use their respective commercially reasonable efforts to keep the other reasonably informed on a timely basis of the status of their efforts to obtain such consents and/or amendments.

6.16      Registration Rights. Parent will use its reasonable best efforts to cause the resale of the shares of Parent Common Stock that may be issued upon redemption of the Parent OP Units issued in the Merger to be included on a registration statement promptly following the Closing and to keep such registration statement effective until the earlier of (a) the date on which all such shares of Parent Common Stock covered by such registration statement have been sold thereunder or (b) the date on which all such shares of Parent Common Stock are eligible for resale without restriction (including any volume or manner-of-sale limitations) pursuant to Rule 144 under the Securities Act of 1933, as amended (or any successor rule thereto), without the requirement for Parent to be in compliance with the current public information requirements of Rule 144(c)(1) (or any successor provision).

6.17     Parent Merger Sub. Parent shall take all actions necessary to cause Parent Merger Sub to be formed as a Delaware limited liability company and be added to this Agreement as a party by joinder (in a form reasonably acceptable to the Company) following the date hereof and prior to the date the definitive Joint Proxy Statement is filed with the SEC. Parent Merger Sub shall be formed solely for the purpose of engaging in the transactions contemplated by this Agreement and shall not engage in any other business activities or, except in connection with this Agreement, incur any liabilities or obligations. Upon the formation of Parent Merger Sub, Parent shall take all action necessary to cause Parent Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including the Company Merger, upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT

7.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger and consummate the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)     Stockholder Approvals. The Company shall have obtained the Company Shareholder Approval, and Parent shall have been obtained the Parent Stockholder Approval.

(b)      No Injunctions or Restraints. No Judgment issued by any Governmental Entity or other Law preventing the consummation of the Merger or the Transactions shall be in effect.

(c)      Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

(d)      NYSE Listing.  The Parent Common Stock to be issued in the Merger, including shares of Parent Common Stock to be issued upon conversion of Parent OP Common Units and Parent OP Preferred Units issued in the Partnership Merger, shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.02      Additional Conditions to Obligations of Parent and Parent OP. The obligations of Parent and Parent OP to effect the Merger and to consummate the Transactions are subject to the satisfaction by the Company, or waiver by Parent, on or prior to the Closing Date of the following conditions:

(a)      Representations and Warranties of the Company and the Company OP. (i) The representations and warranties of the Company and the Company OP set forth in Section 3.02(a) (Capital Structure) shall be true and correct in all but de minimis respects at the Closing Date as if made at and as of such time (except to the extent such representations and warranties in Section 3.02(a) expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date); (ii) the representations and warranties of the Company and the Company OP set forth in clause (i) of Section 3.07 (Absence of Certain Changes or Events) shall be true and correct in all respects at the Closing Date as if made at and as of such time; (iii) the representations and warranties of the Company and the Company OP set forth in Section 3.01 (Organization, Standing and Power), Sections 3.02(b)-(e) (Capital Structure), Section 3.03 (Authority; Execution and Delivery; Enforceability), Section 3.19 (Vote Required), Section 3.20 (Brokers), and Section 3.22 (Takeover Statutes) (disregarding all exceptions and qualifications with regard to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all material respects at the Closing Date as if made at and as of such time; and (iv) each other representation and warranty of the Company and the Company OP contained in this Agreement (disregarding all exceptions and qualifications with regard to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all respects as of the Closing Date (other than representations and warranties that speak as of another date, which shall be true and correct as of such other date), except where the failure to be true and correct does not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)       Performance of Obligations of the Company and the Company OP. Except for those obligations that by their nature may not be performed until the Closing, the Company and the Company OP shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)       Certificate. Parent shall have received a certificate, executed by an officer of the Company, to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.

(d)        Company REIT Opinion.

(1)      Except as provided in Section 7.02(d)(2), Parent shall have received a written opinion of Hunton Andrews Kurth LLP (or other nationally recognized Tax counsel as may be reasonably acceptable to Parent and the Company) (“Company REIT Counsel”), in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, that: (i) during the period commencing with its taxable year ended April 30, 2016 and ending with its taxable year ended December 31, 2025, the Company was organized and operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code; (ii) if the Closing Date is on or before December 31, 2026, the Company’s current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for the 2026 Short Year (as defined below), determined (A) as if the Company’s taxable year beginning on January 1, 2026 ended immediately prior to the Closing (such hypothetical short taxable year, the “2026 Short Year”), (B) assuming that the Parent’s actions after Closing do not cause any of the Company’s income for the 2026 Short Year to fail to qualify as “rents from real property,” (C) assuming that the Parent’s actions after Closing do not cause the Company to be treated as “closely held” for the 2026 taxable year and (D) without regard to the distribution requirement described in Section 857(a)(1) of the Code with respect to the 2026 Short Year; (iii) if the Closing Date is on or after January 1, 2027, (x) for its taxable year ended December 31, 2026, the Company was organized and operated in conformity with such requirements for qualification and taxation as a REIT under the Code, determined without regard to the distribution requirement described in Section 857(a)(1) of the Code with respect to the taxable year ended December 31, 2026 and (y) the Company’s current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for the 2027 Short Year (as defined below), determined (A) as if the Company’s taxable year beginning on January 1, 2027 ended immediately prior to the Closing (such hypothetical short taxable year, the “2027 Short Year”), (B) assuming that the Parent’s actions after Closing do not cause any of the Company’s income for the 2027 Short Year to fail to qualify as “rents from real property,” (C) assuming that the Parent’s actions after Closing do not cause the Company to be treated as “closely held” for the 2027 taxable year and (D) without regard to the distribution requirement described in Section 857(a)(1) of the Code with respect to the 2027 Short Year. In each case, such opinion will be based upon customary assumptions and customary representations contained in an officer’s certificate executed by the Company and the Company Subsidiaries.

(2)     In the event the Company Merger is structured, pursuant to Section 1.08, such that at the Effective Time, the Company shall merge with and into Parent Merger Sub, with Parent Merger Sub surviving (or the Company shall merge with and into Parent, with Parent surviving), Parent shall have received a written opinion of Company REIT Counsel, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, that: (i) during the period commencing with its taxable year ended April 30, 2016 and ending with its taxable year ended December 31, 2025, the Company was organized and operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code; (ii) if the Closing Date is on or before December 31, 2026, the Company was organized and operated in conformity with the requirements for qualification and taxation as a REIT under Section 856 through 860 of the Code for its taxable year beginning on January 1, 2026 and ending on the Closing Date (“2026 Year”), without regard to the distribution requirement described in Section 857(a)(1) of the Code with respect to the 2026 Year, and (iii) if the Closing Date is on or after January 1, 2027, (x) for its taxable year ended December 31, 2026, the Company was organized and operated in conformity with such requirements for qualification and taxation as a REIT under the Code, determined without regard to the distribution requirement described in Section 857(a)(1) of the Code with respect to the taxable year ended December 31, 2026, and (y) the Company was organized and operated in conformity with the requirements for qualification and taxation as a REIT under Section 856 through 860 of the Code for its taxable year beginning on January 1, 2027 and ending on Closing Date (“2027 Year”), without regard to the distribution requirement described in Section 857(a)(1) of the Code with respect to the 2027 Year. In each case, such opinion will be based upon customary assumptions and customary representations contained in an officer’s certificate executed by the Company and the Company Subsidiaries.

(e)       No Material Adverse Effect. Since the date hereof, there shall not have occurred and be continuing any Event that, individually or together with any other Event, has had or would reasonably be expected to have a Company Material Adverse Effect.

7.03       Additional Conditions to Obligations of the Company and the Company OP. The obligations of the Company and the Company OP to effect the Merger and to consummate the Transactions are subject to the satisfaction by Parent, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties of Parent, Parent OP, Parent Merger Sub and OP Merger Sub. (i) The representations and warranties of Parent, Parent OP, Parent Merger Sub and OP Merger Sub set forth in Section 4.02(a) (Capital Structure) shall be true and correct in all but de minimis respects at the Closing Date as if made at and as of such time (except to the extent such representations and warranties in Section 4.02(a) expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date); (ii) the representations and warranties of Parent, Parent OP, Parent Merger Sub and OP Merger Sub set forth in clause (i) of Section 4.07 (Absence of Certain Changes or Events) shall be true and correct in all respects at the Closing Date as if made at and as of such time; (iii) the representations and warranties of Parent, Parent OP, Parent Merger Sub and OP Merger Sub set forth in Section 4.01 (Organization, Standing and Power), Sections 4.02(b)-(e) (Capital Structure), Section 4.03 (Authority; Execution and Delivery; Enforceability), Section 4.15 (Vote Required), Section 4.16 (Brokers), and Section 4.18 (Takeover Statutes) (disregarding all exceptions and qualifications with regard to materiality or Parent Material Adverse Effect contained therein) shall be true and correct in all material respects at the Closing Date as if made at and as of such time; and (iv) each other representation and warranty of Parent, Parent OP, Parent Merger Sub and OP Merger Sub contained in this Agreement (disregarding all exceptions and qualifications with regard to materiality or Parent Material Adverse Effect contained therein) shall be true and correct in all respects as of the Closing Date (other than representations and warranties that speak as of another date, which shall be true and correct as of such other date), except where the failure to be true and correct does not have, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)      Performance of Obligations of Parent, Parent OP, Parent Merger Sub and OP Merger Sub. Except for those obligations that by their nature may not be performed until the Closing, Parent, Parent OP, Parent Merger Sub and OP Merger Sub shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)       Certificate. The Company shall have received a certificate, executed by an officer of Parent, to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.

(d)       Parent REIT Opinion. The Company shall have received a written opinion of Troutman Pepper Locke LLP (or other nationally recognized Tax counsel as may be reasonably acceptable to Parent and the Company) (“Parent REIT Counsel”), in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, that Parent, commencing with its taxable year ended December 31, 2016 was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code and its current and proposed method of operation will enable it to continue to qualify for taxation as a REIT through the end of the taxable year which includes the Closing Date. Such opinion will be based upon customary assumptions and customary representations contained in an officer’s certificate executed by Parent and the Parent Subsidiaries.

(e)     Section 368 Opinion. The Company shall have received an opinion of Wachtell, Lipton, Rosen & Katz (or other nationally recognized Tax counsel reasonably acceptable to Parent and the Company) (“Company Tax Counsel”), dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion shall be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 6.11.

(f)       No Material Adverse Effect. Since the date hereof, there shall not have occurred and be continuing any Event that, individually or together with any other Event, has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.01      Termination.  This Agreement may be terminated and the Merger and the other Transactions contemplated hereby abandoned at any time prior to the Partnership Merger Effective Time as follows (the date of any such termination, the “Termination Date”):

(a)       by mutual written consent of Parent and the Company;

(b)     by either Parent or the Company upon written notice to the other party, if the Merger shall not have been consummated on or before 5:00 p.m. (Eastern time) on June 30, 2027 (the “End Date”); provided, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party (including, with respect to the Company, the Company OP, and with respect to Parent, Parent OP) whose failure to comply with Section 6.03 or any other provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(c)      by either Parent or the Company, upon written notice to the other party, if any Governmental Entity of competent jurisdiction has issued or enacted any Law or taken any other action (including the failure to have taken an action), which in either such case has become final and non-appealable, that has the effect of permanently restraining, permanently enjoining or otherwise permanently prohibiting consummation of the Merger; provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party (including, with respect to the Company, the Company OP, and with respect to Parent, Parent OP) whose failure to comply with Section 6.03 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(d)      by either Parent or the Company, upon written notice to the other party, if the Company Merger fails to receive the Company Shareholder Approval at a duly held Company Shareholder Meeting at which the Company Merger has been voted upon;

(e)     by either Parent or the Company, upon written notice to the other party, if the issuance of Parent Common Stock in the Company Merger fails to receive the Parent Stockholder Approval at the Parent Stockholder Meeting at which the issuance of Parent Common Stock in the Company Merger has been voted upon;

(f)      by Parent, upon written notice to the Company, if (i) the Company effects a Company Adverse Recommendation Change or (ii) the Company enters into a Company Alternative Acquisition Agreement;

(g)       by Company, upon written notice to Parent, if Parent effects a Parent Adverse Recommendation Change;

(h)      by the Company, upon written notice to Parent, at any time prior to the receipt of the Company Shareholder Approval, if, concurrently with such termination, the Company enters into a Company Alternative Acquisition Agreement in accordance with Section 5.03(b);

(i)       by Parent, upon written notice to the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company or the Company OP set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 7.01 or Section 7.02 to not be satisfied, which breach or failure to perform cannot be cured or, if capable of cure, has not been cured by the earlier of thirty (30) days following written notice thereof from Parent to the Company and three (3) Business Days before the End Date; provided that neither Parent nor Parent OP is then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.01 or Section 7.03 to not be satisfied; or

(j)       by the Company, upon written notice to Parent, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Parent OP set forth in this Agreement has occurred that would cause the conditions set forth in Section 7.01 or Section 7.03 not to be satisfied, which breach or failure to perform cannot be cured or, if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from the Company to Parent and three (3) Business Days before the End Date; provided that neither the Company nor the Company OP is then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.01 or Section 7.02 not to be satisfied.

8.02     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Affiliates; provided that the last sentence of Section 6.02, the last sentence of Section 6.14(a), Section 6.14(d), this Article VIII and Article IX shall survive any such termination. Notwithstanding anything in this Agreement to the contrary, no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any fraud or an Intentional Breach of this Agreement. For purposes of the foregoing, “Intentional Breach” shall mean a material breach that is a consequence of an act or omission knowingly undertaken by the breaching party with the intent of causing, or with the knowledge that such act or omission would or would be reasonably expected to cause, a breach of this Agreement; provided that, for the avoidance of doubt, if (a) each of the conditions set forth in Section 7.01 and Section 7.02 shall have been satisfied or waived in writing by Parent (not including conditions which are to be satisfied by actions taken at the Closing, provided that such conditions would be capable of being satisfied if the Closing were to occur) and (b) Parent fails to consummate the Closing on the date required pursuant to Section 1.03, such failure to consummate the Closing shall constitute an Intentional Breach of this Agreement by Parent.

8.03       Fees and Expenses.

(a)      If this Agreement is terminated (at a time when the conditions in Section 7.01(b), Section 7.03(a), Section 7.03(b) and Section 7.03(f) were satisfied):

(i)    by Parent or the Company pursuant to Section 8.01(b) or Section 8.01(d), or by Parent pursuant to Section 8.01(i), and (A) in the case of a termination pursuant to Section 8.01(b), the Company Shareholder Approval shall not have been obtained prior to such termination, and (B) in any such case (x) a bona fide Company Takeover Proposal has been publicly announced after the date hereof and not publicly withdrawn before such termination and (y) within twelve (12) months after the Termination Date, the Company consummates a transaction regarding, or executes a definitive agreement with respect to, a Company Takeover Proposal (whether or not the same Company Takeover Proposal as that referred to in clause (x) above), then the Company shall pay or cause to be paid to Parent, subject to Section 8.03(e)(ii), concurrently with the earlier of the consummation of such transaction or execution of such definitive agreement, a fee of $45,000,000 (the “Company Termination Fee”); provided that, for purposes of this Section 8.03(a)(ii), “Company Takeover Proposal” shall have the meaning assigned to such term in Section 5.03(a), except that the reference to “20%” in the definition thereof shall be deemed to be references to “50%”;

(ii)    by Parent pursuant to Section 8.01(f), then the Company shall pay or cause to be paid to Parent, subject to Section 8.03(e)(ii), within three (3) Business Days of the Termination Date, the Company Termination Fee; and

(iii)    by the Company pursuant to Section 8.01(h), then the Company shall pay or cause to be paid to Parent, subject to Section 8.03(e)(ii), concurrently with such termination, the Company Termination Fee.

(b)      If this Agreement is terminated (at a time when the conditions in Section 7.01(b), Section 7.02(a), Section 7.02(b) and Section 7.02(f) were satisfied):

(i)    by Parent or the Company pursuant to Section 8.01(b) or Section 8.01(e), or by the Company pursuant to Section 8.01(j), and (A) in the case of a termination pursuant to Section 8.01(b), the Parent Stockholder Approval shall not have been obtained prior to such termination, and (B) in any such case (x) a bona fide Parent Takeover Proposal has been publicly announced after the date hereof and not publicly withdrawn before such termination and (y) within twelve (12) months after the Termination Date, Parent consummates a transaction regarding, or executes a definitive agreement with respect to, a Parent Takeover Proposal (whether or not the same Parent Takeover Proposal as that referred to in clause (x) above), then Parent shall pay or cause to be paid to the Company, subject to Section 8.03(e)(ii), concurrently with the earlier of the consummation of such transaction or execution of such definitive agreement, a fee of $60,000,000 (the “Parent Termination Fee”); provided that, for purposes of this Section 8.03(b)(i), “Parent Takeover Proposal” shall have the meaning assigned to such term in Section 5.04(a), except that the reference to “20%” in the definition thereof shall be deemed to be references to “50%”; and

(ii)    by the Company pursuant to Section 8.01(g), then Parent shall pay or cause to be paid to the Company, subject to Section 8.03(e)(ii), within three (3) Business Days of the Termination Date, the Parent Termination Fee.

(c)     Subject to Section 8.03(e), any payments pursuant to this Section 8.03 shall be paid by wire transfer of immediately available funds to the accounts designated in writing by the payee. Each party acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions contemplated by this Agreement, and that, without such agreements, the other party would not enter into this Agreement. Accordingly, if a party fails to promptly pay an amount due pursuant to this Section 8.03 and, in order to obtain such payment, the other party commences an action that results in a final judgment against such party for such amount or any portion thereof, such party shall pay the other party’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket court costs, attorneys’ fees and expenses) in connection therewith, together with interest on the amount of such judgment, from the date such payment was required to be made through the date of payment, at the U.S. Dollar prime rate of interest as reported by The Wall Street Journal in effect on the date of such payment. Each party agrees that the payment of the amounts specified in this Section 8.03 are liquidated damages and not a penalty, and are a reasonable amount that will compensate the parties for the efforts and resources expended and opportunities foregone while negotiating this Agreement and relying on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(d)      Notwithstanding anything to the contrary in this Agreement, except with respect to a breach of the Confidentiality Agreement or as contemplated by Section 8.02, in the event of the valid termination of this Agreement, the rights of each party pursuant to this Section 8.03 shall be the sole and exclusive remedy (at law or in equity, on any theory of liability, including on account of punitive damages) of such party and its Subsidiaries against the other party, its Subsidiaries and each of their former, current or future trustees, directors, officers, employees, stockholders, members, managers, partners, agents and assigns (each, a “Related Party”) for any and all losses or damages suffered as a result of the failure of the Transactions to be consummated, any breach of this Agreement or otherwise relating hereto or thereto, and upon payment of the amounts contemplated by this Section 8.03, if and when due, none of such party or its Related Parties shall have any further liability or obligation relating thereto or arising therefrom. Notwithstanding anything to the contrary herein, in no event shall the Company be required to pay or cause to be paid the Company Termination Fee more than once, and in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee more than once.

(e)       Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 8.03(e) shall apply with respect to any Termination Fee required to be made hereunder.

(i)     If the Company or Parent (the “Termination Payor”) is required to pay the other party (the “Termination Payee”) a Termination Fee, such Termination Fee shall be paid into escrow on the date such payment is required to be paid by the Termination Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.03(e).  In the event that the Termination Payor is obligated to pay the Termination Payee the Termination Fee, the amount payable to the Termination Payee in any tax year of the Termination Payee shall not exceed the lesser of (x) the Termination Fee payable to the Termination Payee, and (y) the sum of (A) the maximum amount that can be paid to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Termination Payee’s independent accountants, plus (B) in the event the Termination Payee receives either (I) a letter from the Termination Payee’s counsel indicating that the Termination Payee has received a ruling from the IRS as described below in this Section 8.03(e) or (II) an opinion from the Termination Payee’s outside counsel as described below in this Section 8.03(e), an amount equal to the excess of the applicable Termination Fee less the amount payable under clause (A) above.

(ii)    If, prior to the date the applicable Termination Fee is payable, the Termination Payee does not deliver to the Termination Payor any one or combination of the materials specified in clauses (x) and (y) in this Section 8.03(e)(ii), then notwithstanding Section 8.03(a) or Section 8.03(b), as applicable, such Termination Fee will not initially be delivered to the Termination Payee, and to secure the Termination Payor’s obligation to pay these amounts, the Termination Payor shall deposit into escrow an amount in cash equal to such Termination Fee with an escrow agent selected by the Termination Payor on such terms (subject to this Section 8.03(e)) as shall be mutually agreed upon by the Termination Payor, the Termination Payee and the escrow agent, and the Termination Payor and the Termination Payee shall use commercially reasonable efforts to enter into such escrow agreement as promptly as practicable following the termination of this Agreement under circumstances in which the Termination Fee is payable.  The payment or deposit into escrow of the Termination Fee pursuant to this Section 8.03(e) shall be made at the later of the time the Termination Payor is obligated to pay the Termination Payee such amount pursuant to Section 8.03 by wire transfer and the time the parties enter into such escrow agreement.  The escrow agreement shall provide that the Termination Fee in escrow or any portion thereof shall not be released to the Termination Payee unless the escrow agent receives any one or combination of the following: (x) a letter from the Termination Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Termination Payee, or (y) a letter from the Termination Payee’s counsel indicating that (A) the Termination Payee received a ruling from the IRS holding that the receipt by the Termination Payee of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Termination Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Payee of the Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c) (2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Fee to the Termination Payee.  The Termination Payor agrees to amend this Section 8.03(e) at the reasonable request of the Termination Payee in order to (I) maximize the portion of the Termination Fee that may be distributed to the Termination Payee hereunder without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (II) assist the Termination Payee in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 8.03(e).

8.04      Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Shareholder Approval and Parent Stockholder Approval; provided, however, that (a) after receipt of the Company Shareholder Approval, there shall be made no amendment or waiver that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders, (b) after receipt of the Parent Stockholder Approval, there shall be made no amendment or waiver that by Law requires further approval by the stockholders of Parent without the further approval of such stockholders and (c) no amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.05     Extension; Waiver. At any time prior to the Partnership Merger Effective Time, the parties hereto may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.04, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.04, no extension or waiver by the Company shall require the approval of the shareholders of the Company and no extension or waiver by Parent shall require the approval of the stockholders of Parent. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE IX
GENERAL PROVISIONS

9.01      Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

9.02     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when transmitted (providing confirmation of transmission) if sent by facsimile transmission (provided that any notice provided by facsimile transmission on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day); (c) when sent by email and no “bounceback” or similar message is received within one hour thereof; or (d) when sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service, three (3) days after mailing (one (1) Business Day in the case of express mail or overnight courier service); as follows (or at such other address for a party as shall be specified by like notice):

(a)      if to Parent, Parent OP, Parent Merger Sub or OP Merger Sub, to

Independence Realty Trust, Inc.
1835 Market Street, Suite 2601
Philadelphia, PA 19103
Attention: James Sebra; John Reyle
Email: JSebra@irtliving.com; JReyle@irtliving.com

with a copy to:

Troutman Pepper Locke LLP
Two Logan Square
Eighteen and Arch Streets
Philadelphia, PA 19103
Attention:         Michael Friedman

Betty Linkenauger Segaar

Wallace Bao

Email:               michael.h.friedman@troutman.com

betty.segaar@troutman.com

wallace.bao@troutman.com

(b)      if to the Company or Company OP, to

1324 20th Avenue SW, P.O. Box 1988
Minot, ND 58702
Attention:         Anne Olson
Email:              aolson@centerspacehomes.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:         Adam O. Emmerich
                         Elina Tetelbaum
                         Kyle M. Diamond
Email:               AOEmmerich@wlrk.com
                         ETetelbaum@wlrk.com
                         KMDiamond@wlrk.com

9.03       Definitions.

(a)       For purposes of this Agreement:

“Action” means any action, cause of action, order, writ, injunction, demand, claim, grievance, suit, litigation, proceeding, arbitration, mediation, audit, investigation, inquiry or dispute.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not the plan is subject to ERISA and (ii) each other material bonus, incentive, commission, deferred compensation, severance, retention, change in control, equity or equity-based (including, options, profits interests, phantom interest, restricted stock units and restricted stock), retirement, pension, profit sharing, employment, separation, consulting, vacation, paid time off, death benefit, fringe benefit, accident, disability, health or other welfare plan, program, policy or agreement.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York.

“Company Articles” means the declaration of trust of the Company, as amended.

“Company Bylaws” means the Bylaws of the Company, as amended.

“Company Credit Facilities” means (a) that certain Third Amended and Restated Credit Agreement, dated as of September 30, 2021, among Company OP, as borrower, the guarantors from time to time thereto, the lenders and other parties from time to time party thereto and Bank of Montreal, as Administrative Agent and Sustainability Structuring Agent (as amended by that certain (i) First Amendment to Third Amended and Restated Credit Agreement, dated as of May 31, 2023, (ii) Second Amendment to Third Amended and Restated Credit Agreement, dated as of July 26, 2024, (iii) Increase Request, dated as of May 29, 2025 and (iv) Third Amendment to Third Amended and Restated Credit Agreement, dated as of July 29, 2025, and as further amended, restated, supplemented or otherwise modified from time to time), and (b) that certain Revolving Credit Agreement between Company OP, as borrower and U.S. Bank National Association, as lender, dated as of September 30, 2024 (as amended by that certain Amendment No. 1 to Revolving Credit Agreement, dated as of September 30, 2025, and as further amended, restated, supplemented or otherwise modified from time to time).

“Company Equity Incentive Plans” means the Company 2015 Incentive Plan and the Company 2025 Incentive Plan, in each case as amended from time to time.

“Company Material Adverse Effect” means any change, development, event, effect or occurrence (each, an “Event”) that (i) has a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) will or would reasonably be expected to prevent or materially impair or delay the ability of the Company or the Company OP to consummate the Merger; provided, however, that for purposes of clause (i) of this definition, “Company Material Adverse Effect” shall not include any Event to the extent arising out of or resulting from: (A) any Event generally affecting (1) the geographic regions or industry in which the Company and the Company Subsidiaries primarily operate or (2) the economy, or financial, credit, foreign exchange, securities or capital markets (including changes in interest rates or exchange rates), including any disruption thereof, in the United States or elsewhere in the world or (B) any of the following: (1) changes in applicable Law or applicable accounting regulations or principles or interpretations thereof, (2) any Event directly or indirectly attributable to the announcement or pendency of this Agreement or the anticipated consummation of the Merger and the other Transactions (including compliance with the covenants set forth herein and the identity of Parent as the acquiror of the Company, or any action taken, delayed or omitted to be taken by the Company at the request or with the prior consent of Parent or Parent OP or otherwise pursuant to the terms hereof), including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, tenants, or lenders, (3) national or international political conditions, trade disputes or the imposition of trade restrictions, tariffs or similar Taxes, sanctions, any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism, sabotage, strikes, freight embargoes or similar calamity or crisis, (4) fires, pandemics, epidemics, quarantine restrictions, earthquakes, hurricanes, tornados or other natural disasters, (5) any decline in the market price, or change in trading volume, of the Company Capital Stock or any failure to meet publicly announced revenue or earnings projections or predictions (whether such projections or predictions were made by the Company or independent third parties) or internal projections (it being understood and agreed that any Event giving rise to such decline, change or failure may otherwise be taken into account in determining whether there has been a Company Material Adverse Effect), (6) any damage or destruction of any Company Property that is substantially covered by insurance, or (7) the Alternative Structure, which in the case of each of clauses (A)(1), (A)(2), (B)(1), and (B)(3) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and the Company Subsidiaries operate, and in the case of clause (B)(4) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and the Company Subsidiaries operate in the geographic regions in which the Company and the Company Subsidiaries operate or own or lease properties (and, in each such case, only the incremental disproportionate effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Notes” means the Notes as defined in, and issued and outstanding under, the Company Note Agreements.

“Company Note Agreements” means (a) the Note Purchase and Private Shelf Agreement, dated as of September 13, 2019, by and among IRET Properties, a North Dakota Limited Partnership, as the Company, Investors Real Estate Trust, as the Parent, IRET, Inc., as the General Partner, certain subsidiaries of the Parent, PGIM, Inc., certain affiliates of PGIM, Inc., and the purchasers of the Series A Notes named in the Purchaser Schedule attached thereto, as amended by that certain (i) Amendment No. 1 to Note Purchase and Private Shelf Agreement, dated as of January 6, 2021, (ii) Amendment No. 2 to Note Purchase and Private Shelf Agreement, dated as of September 17, 2021, (iii) Amendment No. 3 to Note Purchase and Private Shelf Agreement, dated as of November 22, 2022 and (iv) Amendment No. 4 to Note Purchase and Private Shelf Agreement, dated as of October 28, 2024, and (b) the Note Purchase Agreement, dated September 17, 2021, by and among Centerspace, LP, as the Company, Centerspace, as the Parent, Centerspace, Inc., as the General Partner, Allianz Life Insurance Company of North America, Nationwide Life and Annuity Insurance Company, Nationwide Life Insurance Company, Prudential Annuities Life Assurance Corporation, The Prudential Insurance Company of America, The Prudential Life Insurance Company, Ltd., and Nassau Life Insurance Company, as amended by Amendment No. 1 to Note Purchase Agreement, dated as of November 22, 2022.

“Company OP Common Units” means a partnership interest in the Company OP designated as a “Partnership Unit” (which, for the avoidance of doubt, does not include any partnership interest designated as a “Preferred Unit”) under the Company OP Limited Partnership Agreement.

“Company OP Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Company OP, as amended, in effect as of the date of this Agreement.

“Company OP Preferred Units” means a partnership interest in the Company OP designated as a “Series D Preferred Unit” (a “Series D Preferred Unit”) or “Series E Preferred Unit” (a “Series E Preferred Unit”), in each case under the Company OP Limited Partnership Agreement.

“Company OP Units” means, collectively, the Company OP Common Units and the Company OP Preferred Units.

“Company Permitted Liens” means (i) Liens for Taxes not yet delinquent, that are payable without penalty and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (ii) mechanics’ and materialmen’s Liens for construction in progress, arising in the ordinary course of business of the Company or any Company Subsidiary, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Company Subsidiary, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iv) Laws, including zoning regulations and restrictions, that are imposed by any Governmental Entity having jurisdiction thereon that do not interfere materially with the present use of such property or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property; (v) any tenant leases referred to in the rent rolls/aging reports delivered to Parent referred to in Section 3.14 hereof; (vi) any non-monetary title exception disclosed in any Company Title Insurance Policy (whether material or immaterial), any matter shown on an ALTA/ASCM survey obtained by the Company with respect to any Company Property, and non-monetary Liens and obligations arising under the Company Material Contracts, all of which individually or in the aggregate do not materially and adversely affect the use for its current purposes of any Company Property; (vii) with respect to real property, easements, rights of way, restrictive covenants, declarations and agreements affecting use or occupancy, or reservations of an interest in title which individually or in the aggregate do not materially and adversely affect the use for its current purposes of any Company Property; (viii) Liens imposed or promulgated by Law or any Governmental Entity; (ix) Liens included in any Company or Company Subsidiary space lease with respect to real property provided that they do not materially adversely affect the use by the Company and its Subsidiaries of such property; (x) Liens securing any indebtedness, other amounts payable or any other obligations (including, without limitation, any “Indebtedness”, “Obligations”, “Secured Obligations”, or any similar or equivalent term in any mortgage or other agreement governing such indebtedness) incurred (A) pursuant to any mortgage, credit agreement, note purchase agreement or other agreement governing indebtedness in existence as of the date of this Agreement or (B) in compliance with Section 5.01(h); (xi) Liens that will be discharged prior to or in conjunction with the Closing; and (xii) other Liens being contested in the ordinary course of business and consistent with past practice, in good faith, provided an appropriate reserve has been established therefor on the Company’s balance sheet.  Notwithstanding anything to the contrary herein, in no event shall Company Permitted Liens include any Non-Permitted Mortgage Liens. “Non-Permitted Mortgage Liens” means any and all mortgages, deeds of trusts and other similar mortgage financing security instruments affecting a Company Property securing an obligation to pay money that were entered into or assumed by the Company and/or any Company Subsidiaries and all Liens that said mortgages, deeds of trusts and other similar mortgage financing security instruments secure, excepting only mortgage debt (i) that is a Designated Loan or (ii) that is existing as of the date of this Agreement.

“Company Shareholder Approval” means the affirmative vote of shareholders of the Company holding Shares possessing a majority of the voting power of Shares then outstanding and entitled to vote thereon at a meeting of shareholders of the Company called for such purpose.

“Company Shareholder Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Shareholder Approval, including any postponement or adjournment thereof.

“Company Subsidiaries” means the Company OP and any Subsidiary of the Company or the Company OP.

“Continuing Employees” means the employees of the Company or the Company Subsidiaries who continue in employment with Parent or one of the Parent Subsidiaries after the Closing Date.

“Contract” means any written loan or credit agreement, debenture, contract, lease, license, indenture, note, bond, mortgage, agreement, concession, franchise or other obligation, commitment or instrument.

“Designated Lender” means each of the lenders of the Company or any Company Subsidiary set forth on Section 6.15(c) of the Parent Disclosure Letter.

“Designated Loan” means with respect to the Company, the loan made by each Designated Lender and identified on Section 6.15(c) of the Parent Disclosure Letter.

“Environmental Law” means any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Ratio” means 3.8, as may be adjusted pursuant to Section 6.12.

“Excluded Information” means any (1) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, including any required by FASB Accounting Standards Codification Topic 280, (2) financial statements or other financial data (including selected financial data) for any period earlier than the year ended December 31, 2025, (3) financial information that the Company or its Affiliates do not maintain in the ordinary course of business, (4) information not reasonably available to the Company or its Affiliates under their respective current reporting systems, (5) (x) pro forma financial information or pro forma financial statements or (y) projections.

“Form S-4” means a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included as a prospectus, together with any amendments or supplements thereto.

“General Partner” means Centerspace, Inc., a North Dakota corporation.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each has been amended from time to time, and all regulations thereunder, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) polychlorinated biphenyls, mold, methane, asbestos and radon, and (iv) any other contaminant, substance, material or waste regulated by any Governmental Entity pursuant to any Environmental Law.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Joint Proxy Statement” means a joint proxy statement/prospectus in preliminary and definitive form relating to the Company Shareholder Meeting and the Parent Stockholder Meeting, together with any amendments or supplements thereto.

“Knowledge” means, with respect to any matter in question, (i) as to the Company, the actual knowledge of the Persons listed on Section 9.03(a)(i) of the Company Disclosure Letter, and (ii) as to Parent, the actual knowledge of the Persons listed on Section 9.03(a)(ii) of the Parent Disclosure Letter.

“Legal Proceeding” means any private or governmental action, inquiry, claim, charge, complaint, demand, proceeding, suit, hearing, litigation, arbitration, mediation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Merger Consideration” means, collectively, the Share Merger Consideration, the Common Unit Merger Consideration, and the Preferred Unit Merger Consideration.

“NYSE” means the New York Stock Exchange.

“Parent Articles” means the charter of Parent.

“Parent A&R OP Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Independence Realty Operating Partnership, LP, dated as of March 3, 2017, as amended by Amendment No. 1 to the Fifth Amended and Restated Agreement of Limited Partnership of Independence Realty Operating Partnership, LP, dated as of December 16, 2021, as may be further amended pursuant to Section 1.05(b) of this Agreement.

“Parent Bylaws” means the Bylaws of Parent.

“Parent Common Stock” means shares of common stock, par value $0.01 per share, of Parent.

“Parent Material Adverse Effect” means any Event that (i) has a material adverse effect on the business, assets, properties, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (ii) will or would reasonably be expected to prevent or materially impair or delay the ability of Parent, Parent OP, Parent Merger Sub or OP Merger Sub to consummate the Merger; provided, however, that for purposes of clause (i) of this definition, “Parent Material Adverse Effect” shall not include any Event to the extent arising out of or resulting from: (A) any Event generally affecting (1) the geographic regions or industry in which Parent and the Parent Subsidiaries primarily operate or (2) the economy, or financial, credit, foreign exchange, securities or capital markets (including changes in interest rates or exchange rates), including any disruption thereof, in the United States or elsewhere in the world or (B) any of the following: (1) changes in applicable Law or applicable accounting regulations or principles or interpretations thereof, (2) any Event directly or indirectly attributable to the announcement or pendency of this Agreement or the anticipated consummation of the Merger and the other Transactions (including compliance with the covenants set forth herein and the identity of Parent as the acquiror of the Company, or any action taken, delayed or omitted to be taken by Parent at the request or with the prior consent of the Company or Company OP or otherwise pursuant to the terms hereof), including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, tenants, or lenders, (3) national or international political conditions, trade disputes or the imposition of trade restrictions, tariffs or similar Taxes, sanctions, any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism, sabotage, strikes, freight embargoes or similar calamity or crisis, (4) fires, pandemics, epidemics, quarantine restrictions, earthquakes, hurricanes, tornados or other natural disasters, (5) any decline in the market price, or change in trading volume, of the capital stock of Parent or any failure to meet publicly announced revenue or earnings projections or predictions (whether such projections or predictions were made by Parent or independent third parties) or internal projections (it being understood and agreed that any Event giving rise to such decline, change or failure may otherwise be taken into account in determining whether there has been a Parent Material Adverse Effect), or (6) any damage or destruction of any Parent Property that is substantially covered by insurance, which in the case of each of clauses (A)(1), (A)(2), (B)(1), and (B)(3) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and the Parent Subsidiaries operate, and in the case of clause (B)(4) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and the Parent Subsidiaries operate in the geographic regions in which Parent and the Parent Subsidiaries operate or own or lease properties (and, in each such case, only the incremental disproportionate effect may be taken into account in determining whether there has been a Parent Material Adverse Effect).

“Parent OP Common Units” means “Common Units” (as defined in the Parent A&R OP Agreement).

“Parent OP Preferred Units” means “Preferred Units” (as defined in the Parent A&R OP Agreement).

“Parent OP Units” means, collectively, the Parent OP Common Units and the Parent OP Preferred Units.

“Parent Permitted Liens” means (i) Liens for Taxes not yet delinquent, that are payable without penalty, and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of Parent (if such reserves are required pursuant to GAAP); (ii) mechanics’ and materialmen’s Liens for construction in progress, arising in the ordinary course of business of Parent or any Parent Subsidiary, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Parent or any Parent Subsidiary, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iv) Laws, including zoning regulations and restrictions, that are imposed by any Governmental Entity having jurisdiction thereon that do not interfere materially with the present use of such property or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property; (v) any tenant leases referred to in the rent rolls/aging reports delivered to Parent referred to in Section 4.12 hereof; (vi) any non-monetary title exception disclosed in any title insurance policy of Parent and its Subsidiaries (whether material or immaterial), any matter shown on an ALTA/ASCM survey obtained by Parent with respect to any Parent Property, and non-monetary Liens and obligations arising under the Parent Material Contracts, all of which individually or in the aggregate do not materially and adversely affect the use for its current purposes of any Parent Property; (vii) with respect to real property, easements, rights of way, restrictive covenants, declarations and agreements affecting use or occupancy, or reservations of an interest in title which individually or in the aggregate do not materially and adversely affect the use for its current purposes of any Parent Property; (viii) Liens imposed or promulgated by law or any Governmental Entity; (ix) Liens included in any Parent or Parent Subsidiary space lease with respect to real property provided that they do not materially adversely affect the use by Parent and its Subsidiaries of such property; (x) Liens securing any indebtedness, other amounts payable or any other obligations (including, without limitation, any “Indebtedness”, “Obligations”, “Secured Obligations”, or any similar or equivalent term in any mortgage or other agreement governing such indebtedness) incurred (A) pursuant to any mortgage, credit agreement, note purchase agreement or other agreement governing indebtedness in existence as of the date of this Agreement or (B) in compliance with Section 5.02(f); (xi) Liens that will be discharged prior to or in conjunction with the Closing; and (xii) other Liens being contested in the ordinary course of business and consistent with past practice, in good faith, provided an appropriate reserve has been established therefor on the Parent’s balance sheet.

“Parent Stockholder Approval” means the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Parent Common Stock entitled to vote at the Parent Stockholder Meeting on the issuance of Parent Common Stock in the Company Merger (including Parent Common Stock issuable upon redemption of Parent OP Common Units issued in the Partnership Merger) as contemplated by this Agreement.

“Parent Stockholder Meeting” means the meeting of the holders of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval, including any postponement or adjournment thereof.

“Parent Subsidiaries” means Parent OP and any Subsidiary of Parent or Parent OP.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Protected Partner” means any partner, unit holder or other person defined, name or designated as a “Protected Partner,” “Contributor,” or indemnified party under, or Person entitled to indemnification under, any Tax Protection Agreement.

“Qualified REIT Subsidiary” means a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.

“Qualifying Termination” means “Qualifying Termination” as defined in the applicable Company Equity Incentive Plan, or any termination of employment that qualifies a Person for severance in accordance with the terms of a Company Benefit Plan.

“Representatives” means, with respect to any Person, any officer, director or employee of, or any investment banker, attorney, accountant, consultant or other advisor or representative of such Person.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, REIT or other organization, whether incorporated or unincorporated, of which at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. For purposes of this Agreement, any wholly owned Subsidiary of the Company OP will be deemed to be a wholly owned Subsidiary of the Company.

“Taxable REIT Subsidiary” means a “taxable REIT subsidiary” within the meaning of Section 856(l)(1) of the Code.

“Taxes” means any U.S. federal, state, local and foreign income, gross receipts, capital gains, withholding property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll excise environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Taxing Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Taxing Authority” means any Governmental Entity that imposes federal, state, local or foreign Taxes.

“Tax Protection Agreements” means any written agreement to which the Parent, any Parent Subsidiary, Company or any Company Subsidiary is a party pursuant to which: (i) any liability to a holder of limited partnership interests (or interests in an entity taxed as a partnership for federal income Tax purposes) relating to Taxes may arise, whether or not as a result of the consummation of the Transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests (or interests in an entity taxed as a partnership for federal income Tax purposes), the Parent, any Parent Subsidiary, Company or any Company Subsidiary has agreed to (A) maintain a minimum level of debt or continue a particular debt or allocate a certain amount of debt to a particular holder of any such interests, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner, in each case for Tax reasons.

“Terminating Employee” means the employees of the Company or the Company Subsidiaries whose employment with the Company or any Company Subsidiary is terminated on the Closing Date following the Effective Time.

“Termination Fee” means either the Parent Termination Fee or the Company Termination Fee, as applicable.

“VWAP of Parent Common Stock” means the volume weighted average price of shares of Parent Common Stock for a thirty (30)-trading day period, starting with the opening of trading on the first trading day of such period to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.

(b)      The following terms shall have the respective meanings set forth in the Section set forth opposite such term:

2026 Short Year	7.02(d)(1)
2026 Year	7.02(d)(2)
2027 Short Year	7.02(d)(1)
2027 Year	7.02(d)(2)
Acceptable Confidentiality Agreement	5.03(a)
Agreement	Preamble
Alternative Financing	6.13(c)
Alternative Structure	1.08
Available Funds	4.20(c)
Bankruptcy and Equity Exception	3.03(a)
Book-Entry Shares	2.03(c)(i)
Cancelled Shares	2.01(b)(i)
Capital Expenditures	5.01(m)
Change of Control Offer	6.15(a)
Chapter 10-34	Recitals
Closing	1.03
Closing Date.	1.03
Code	Recitals
Common Unit Merger Consideration	2.02(a)(ii)
Company	Preamble
Company 401(k) Plan	6.04(d)

Company Adverse Recommendation Change	5.03(b)
Company Alternative Acquisition Agreement	5.03(b)
Company Articles of Merger	1.04(a)
Company Benefit Plans	3.10(a)
Company Board	Recitals
Company Capital Stock	3.02(a)
Company Certificate of Merger	1.04(a)
Company Common Stock	2.01(a)(ii)
Company Contractors	3.09(a)
Company Disclosure Letter	ARTICLE III
Company Equity Awards	2.05(e)
Company ERISA Affiliate	3.10(j)
Company GP Interest	2.02(c)
Company Intellectual Property	3.15
Company Intervening Event	5.03(b)
Company Lease	3.14(d)
Company Leases	3.14(d)
Company Losses	6.14(d)
Company Material Contract	3.16(a)
Company Merger	Recitals
Company Nominees	1.06(b)
Company OP	Preamble
Company OP GP Approval	3.03(c)
Company Properties	3.14(a)
Company PSU	2.05(c)
Company Real Property Leases	3.14(i)
Company REIT Counsel	7.02(d)(1)
Company RSU	2.05(a)
Company SEC Documents	3.05(a)
Company Specified Action	3.11
Company Stock Option	2.05(d)
Company Takeover Proposal	5.03(a)
Company Tax Counsel	7.03(e)
Company Termination Fee	8.03(a)(i)
Company Title Insurance Policy	3.14(f)
Company Trustee RSU	2.05(a)
Confidentiality Agreement	6.02
Consent	3.04(b)
Credit Facilities Termination	6.15(b)
D&O Insurance	6.05(b)
Debt Commitment Letter	4.20
Debt Financing Entities	6.14(e)(i)
Debt Financing Parties	6.14(e)(i)
Debt Financing.	4.20
Definitive Agreements	6.13(a)
Delaware SOS	1.04(a)

DLLCA	Recitals
Effective Time	1.04(a)
End Date	8.01(b)
Environmental Permits	3.13(a)
Event	See Company Material Adverse Effect, 9.03(a)
Exchange Act	3.04(b)
Exchange Fund	2.03(b)
Exchange Rights Agreement	2.02(a)(iii)
Excluded Benefits	6.04(a)
Filed Company SEC Documents	ARTICLE III
Filed Parent SEC Documents	ARTICLE IV
GAAP	3.05(c)
Governmental Entity	3.04(b)
Indemnified Party	6.05(c)
IRS	3.08(a)
Joinder	Recitals
Judgment	3.04(a)
Law	3.04(a)
Leased Company Properties	3.14(a)
Leased Company Property	3.14(a)
Leased Parent Properties	4.12(a)
Leased Parent Property	4.12(a)
Lender Consent	6.15(c)
Lenders	4.20
Letter of Transmittal	2.03(c)(i)
Liens	3.02(c)
Losses	6.05(c)
Maryland Court	9.09
Maximum Premium	6.05(b)
Measurement Date	3.02(a)
Merger	Recitals
NDULPA	Recitals
Nominating Committee	1.06(b)
Non-Permitted Mortgage Liens	See Company Permitted Liens, 9.03(a)
North Dakota SOS	1.04(a)
OP Merger Sub	Preamble
Owned Company Properties	3.14(a)
Owned Company Property	3.14(a)
Owned Parent Properties	4.12(a)
Owned Parent Property	4.12(a)
Parent	Preamble
Parent 401(k) Plan	6.04(d)
Parent Adverse Recommendation Change	5.04(b)
Parent Board	Recitals
Parent Capital Stock	4.02(a)
Parent Disclosure Letter	ARTICLE IV

Parent Employee Plans	6.04(b)
Parent Intervening Event	5.04(b)
Parent Material Contract	4.13(a)
Parent Merger Sub	Recitals
Parent OP	Preamble
Parent OP GP Approval	4.03(c)
Parent OP Series A Designation	2.02(b)(i)
Parent OP Series A Preferred Unit	2.02(b)(i)
Parent OP Series B Designation	2.02(b)(ii)
Parent OP Series B Preferred Unit	2.02(b)(ii)
Parent Preferred Stock	4.02(a)
Parent Properties	4.12(a)
Parent Real Property Leases	4.12(g)
Parent REIT Counsel	7.03(d)
Parent SEC Documents	4.05(a)
Parent Section 368 Opinion	6.10(b)
Parent Specified Action	4.09
Parent Stock Option	2.05(d)
Parent Stock-Based RSU	2.05(b)(i)
Parent Takeover Proposal	5.04(a)
Parent Termination Fee	8.03(b)(i)
Partnership Articles of Merger	1.04(b)
Partnership Certificate of Merger	1.04(b)
Partnership Merger	Recitals
Partnership Merger Effective Time	1.04(b)
Paying Agent	2.03(a)
Paying Agent Agreement	2.03(a)
Permit	3.12
Preferred Unit Merger Consideration	2.02(b)(ii)
Pro Rata Dividend Amount	6.11(b)
Prohibited Modifications	6.13(b)
Qualifying Income	8.03(e)(i)
REIT	3.08(b)
REIT Dividend	6.12(a)
Related Party	8.03(d)
Remaining Share	2.01(b)(ii)
Required Financing Amounts	4.20(c)
Scheduled Partner	3.08(u)
SEC	ARTICLE III
Securities Act	3.16(a)(i)
Series D Merger Consideration	2.02(b)(i)
Series D Preferred Unit	See Company OP Preferred Units, 9.03(a)
Series E Merger Consideration	2.02(b)(ii)
Series E Preferred Unit	See Company OP Preferred Units, 9.03(a)
Share	2.01(a)(ii)
Share Merger Consideration	2.01(a)(ii)

Superior Company Proposal	5.03(a)
Superior Parent Proposal	5.04(a)
Surviving Company	1.01(a)
Surviving Company Common Stock	2.01(a)(i)
Surviving Company Share	2.01(a)(i)
Tax Returns	3.08(a)
Termination Date	8.01
Termination Payee	8.03(e)(i)
Termination Payor	8.03(e)(i)
Transactions	Recitals
Transfer Taxes	6.08
TRS Shareholder	2.01(b)(ii)
Voting Company Debt	3.02(a)
Voting Parent Debt	4.02(a)

9.04     Interpretation; Exhibits and Disclosure Letters. The table of contents and headings contained in this Agreement or in any Exhibit hereto, the Company Disclosure Letter or the Parent Disclosure Letter are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit, the Company Disclosure Letter or the Parent Disclosure Letter, but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to a Section or Article of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” has the inclusive meaning frequently identified with the phrase “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any item disclosed in any Section of the Company Disclosure Letter or the Parent Disclosure Letter whose relevance or applicability to any representation or warranty made elsewhere in this Agreement is reasonably apparent from the text of the disclosure made shall be deemed to be disclosed with respect to such Sections of such Company Disclosure Letter or Parent Disclosure Letter, as applicable, relating to such representation or warranty, notwithstanding the omission of a reference or cross-reference thereto and notwithstanding any reference to a section or subsection of this Agreement in the Company Disclosure Letter or Parent Disclosure Letter, as applicable. The inclusion of any item in the Company Disclosure Letter or the Parent Disclosure Letter is neither an admission nor a determination that such item represents a material exception or fact, event or circumstance, that such item would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or is otherwise material in any respect, that such item falls within relevant minimum thresholds or materiality standards set forth in this Agreement or that such item is otherwise required to be set forth therein as an exception to any representation, warranty or covenant contained in this Agreement. Any Law, agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns. References to matters disclosed in the Filed Company SEC Documents or the Filed Parent SEC Documents are made without giving effect to any amendment to any such Filed Company SEC Document or Filed Parent SEC Document that is filed on or after the date hereof and exclude any disclosures set forth in any risk factor section, sections relating to forward looking statements and any other disclosures included in such Filed Company SEC Documents or Filed Parent SEC Documents that constitute predictive, cautionary or forward-looking statements.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, the period in question will end on the next Business Day; and (iii) if any action must be taken on or by a day that is not a Business Day, such action may be validly taken on or by the next day that is a Business Day. Whenever this Agreement requires Parent Merger Sub or OP Merger Sub to take any action prior to the Effective Time, such requirement shall be deemed to include an undertaking on the part of Parent to cause Parent Merger Sub or OP Merger Sub, as applicable, to take such action.  References to documents or information “made available” or “provided” by one party to the other party or similar terms shall mean documents or information (i) included in the Filed Company SEC Documents or the Filed Parent SEC Documents, as the case may be, which are publicly available on the SEC EDGAR database at least one (1) Business Day prior to the date hereof, (ii) delivered by or on behalf of such first party to the other party or its Representatives at least one (1) day prior to the execution hereof, or (iii) uploaded and viewable to the other party or its Representatives at least one (1) day prior to date hereof in the “Project Stanley Cup” virtual data room hosted on, in the case of documents “made available” or provided by the Company, Datasite or, in the case of documents “made available” or provided by Parent, DFIN.

9.05       Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

9.06      Counterparts. This Agreement may be executed (including by facsimile or email of a .pdf attachment) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. The parties hereto may deliver this Agreement and the other transaction documents contemplated hereby by facsimile or email of a .pdf attachment, and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

9.07      Entire Agreement; No Third Party Beneficiaries. This Agreement, taken together with the Exhibits hereto, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and (b) except for (i) Section 6.05, (ii) only with respect to holders of record of the Company Common Stock immediately prior to the Effective Time, and only after the Effective Time, for the provisions set forth in Article II, (iii) only with respect to holders of record of the Company OP Units immediately prior to the Partnership Merger Effective Time, and only after the Partnership Merger Effective Time, for the provisions set forth in Article II, including Parent OP’s obligation to use reasonable best efforts to enter into an Exchange Rights Agreement with each such holder, (iv) with respect to the Debt Financing Parties, Section 6.14(e) and Section 9.07(b), (v) Section 6.14(d), which shall inure to the benefit of the indemnified Persons described therein and (vi) Section 1.06(b) with respect to the Company Nominees actually included on the Parent Board at the Effective Time, are not intended to confer upon any Person other than the parties hereto any rights or remedies, whether as third-party beneficiaries or otherwise; provided, however, that the Company shall be entitled to pursue damages on behalf of its shareholders as provided in Section 9.13(b).

9.08      Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland; provided, however, that the (a) the Company Merger and the Partnership Merger shall be governed by the Laws of the States of Delaware and North Dakota and (b) Section 6.14(e) shall be governed by the Laws of the State of New York.

9.09      Jurisdiction; Venue. Except as set forth in Section 6.14(e), all proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court for Baltimore City (Maryland), or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court located in the State of Maryland (the “Maryland Court”).  In the case of a proceeding in the Circuit Court for Baltimore City (Maryland), each of the parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any such proceeding to such Maryland Court’s Business and Technology Case Management Program. Each of the parties hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of the Maryland Court for the purpose of any proceeding brought by any party arising out of or relating to this Agreement, (b) agrees not to commence any such action or proceeding except in the Maryland Court, (c) irrevocably submits itself to the personal jurisdiction of the Maryland Court in any proceeding arising out of or relating to this Agreement, (d) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (e) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in the Maryland Court, and (f) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Maryland Court.  Each party irrevocably consents to service of process in the manner provided for notices in Section 9.02.  Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

9.10     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.  EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11       Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.12      Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties hereto by a Person duly authorized by such party to do so.

9.13       Enforcement.

(a)      The parties hereto agree that irreparable damage for which monetary and other legal damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other Transactions) in accordance with its specified terms or otherwise breach any such provisions; provided, however, that in the event of a termination of this Agreement under circumstances in which the Termination Fee is payable, the Termination Payee will not be entitled to seek or obtain a decree or order of specific performance to enforce the observance or performance of, and will not be entitled to seek or obtain an injunction restraining the breach of, or to seek or obtain damages or any other remedy at law or in equity relating to any breach of, any covenant or obligation of the Termination Payor or any of its Affiliates other than with respect to the payment of the Termination Fee. The parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent any breach or threatened breach of any of the covenants or obligations under this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages or otherwise. Without limiting the foregoing, the Company shall have the right, on behalf of the Company’s shareholder and holders of Company Equity Awards (each of which are third-party beneficiaries of this Agreement to the extent required for this provision to be enforceable), to pursue specific performance as set forth in this Section 9.13 or, if specific performance is not sought or granted as a remedy, damages in accordance with this Agreement (which shall include the benefit of the bargain lost by the Company’s shareholder and holders of Company Equity Awards). The parties hereto agree that such rights of specific enforcement are an integral part of the Transactions and that, without such rights, none of the parties hereto would have entered into this Agreement.

(b)      Notwithstanding anything to the contrary contained herein, prior to a valid termination of this Agreement pursuant to Article VIII, (i) the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent any breaches or threatened breaches of this Agreement by Parent or Parent OP and to enforce specifically the terms and provisions hereof, including Parent’s and Parent OP’s obligations to consummate the Merger and the other Transactions, and (ii) Parent shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent any breaches or threatened breaches of this Agreement by the Company or Company OP and to enforce specifically the terms and provisions hereof, including the Company’s and Company OP’s obligations to consummate the Merger and the other Transactions. Neither the commencement of any Legal Proceeding pursuant to this Section 9.13 nor anything else in this Section 9.13 shall restrict or limit the Company’s or Parent’s right to terminate this Agreement in accordance with the terms of Article VIII or (before or after any termination) to pursue any other remedies under this Agreement, and nothing in this Section 9.13 or elsewhere in this Agreement shall require the Company or Parent to institute any proceedings for specific performance prior to or as a condition to exercising any other right or remedy hereunder. Without limiting the generality of the foregoing, any and all remedies herein conferred upon the Company or Parent are cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon the Company or Parent, and the exercise by the Company or Parent of any one remedy will not preclude the exercise of any other remedy.

(c)      Each party hereto further agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

IN WITNESS WHEREOF, Parent, Parent OP, OP Merger Sub, the Company and Company OP have duly executed this Agreement as of the date first written above.

INDEPENDENCE REALTY TRUST, INC.

by:	/s/ Scott F. Schaeffer
Name: Scott F. Schaeffer
Title: Chief Executive Officer

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

By: INDEPENDENCE REALTY TRUST, INC., its General Partner

by:	/s/ Scott F. Schaeffer
Name: Scott F. Schaeffer
Title: Chief Executive Officer

ISLANDER OP MERGER SUB, LLC

By: INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, its Sole Member

By: INDEPENDENCE REALTY TRUST, INC., its General Partner

by:	/s/ Scott F. Schaeffer
Name: Scott F. Schaeffer
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

CENTERSPACE

by:	/s/ Anne Olson
Name: Anne Olson
Title: President Chief Executive Officer

CENTERSPACE, LP

By: CENTERSPACE, INC. its General Partner

by:	/s/ Anne Olson
Name: Anne Olson
Title: President Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

EXECUTION VERSION

AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of September 22, 2026 (the “Effective Date”), is made by and among Independence Realty Trust, Inc., a Maryland corporation (“Parent”), Independence Realty Operating Partnership, LP, a Delaware limited partnership (“Parent OP”), Islanders OP Sub, LLC, a Delaware limited liability company and direct wholly owned Subsidiary of Parent OP (“OP Merger Sub”), Centerspace, a North Dakota real estate investment trust (the “Company”), Centerspace, LP, a North Dakota limited partnership (the “Company OP”), and Islanders Sub, LLC, a Delaware limited liability company (“Parent Merger Sub”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement (as defined below).

WHEREAS, the parties have previously entered into that certain Agreement and Plan of Merger (the “Agreement”), dated as of September 8, 2026, by and among Parent, Parent OP, OP Merger Sub, the Company, the Company OP and, pursuant to that Agreement and Plan of Merger Joinder, dated as of September 22, 2026, Parent Merger Sub;

WHEREAS, Section 8.04 of the Agreement provides that the parties may amend the Agreement by an instrument in writing signed on behalf of each of the parties thereto at any time before receipt of the Company Shareholder Approval and Parent Stockholder Approval;

WHEREAS, Section 1.08 of the Agreement provides that at any time prior to the date the definitive Joint Proxy Statement is filed with the SEC, Parent, in its sole discretion, may elect by written notice to the Company to modify (a) the structure of the Company Merger so that the Company merges with and into Parent Merger Sub, with Parent Merger Sub surviving, and/or (b) the structure of the Partnership Merger so as to provide that the Company OP shall merge with and into Parent OP (rather than OP Merger Sub merging with and into the Company OP), in which case (i) Parent OP shall continue as the surviving limited partnership of the Partnership Merger, and (ii) the Company GP Interest issued and outstanding immediately prior to the Partnership Merger Effective Time shall be cancelled without any consideration (the “Alternative Structure”);

WHEREAS, Parent has elected to modify the structure of the Company Merger (but, for the avoidance of doubt, not the structure of the Partnership Merger) in accordance with such provisions of Section 1.08 of the Agreement;

WHEREAS, Section 1.08 of the Agreement provides that in the event that Parent elects to implement the Alternative Structure, the parties agree, in good faith, to prepare and execute an amendment to the Agreement reasonably acceptable to the parties to reflect the Alternative Structure and any necessary modifications to the terms of the Agreement to give effect to the Alternative Structure; and

WHEREAS, the parties hereto wish to amend the Agreement to reflect Parent’s election of the Alternative Structure with respect to the Company Merger.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to the Agreement.

(a)	The first paragraph in the Recitals of the Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, the parties wish to effect a business combination involving: (a) first, a merger of the Company with and into Islanders Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Parent Merger Sub”), which was added to this Agreement by joinder on September 22, 2026 (the “Joinder”) as “Parent Merger Sub” (the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), Chapter 10-34 of the North Dakota Century Code, as amended (“Chapter 10-34”), and Article V, Section 3 of the Company Articles; and (b) immediately following the Company Merger, a merger of OP Merger Sub with and into the Company OP (the “Partnership Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA and the North Dakota Uniform Limited Partnership Act (the “NDULPA”) (the Company Merger and the Partnership Merger collectively shall be referred to herein as the “Merger”);”

(b)	Section 1.01(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)  Company Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DLLCA and Chapter 10-34, at the Effective Time, the Company shall be merged with and into Parent Merger Sub, and the separate existence of the Company shall cease, and Parent Merger Sub will continue as a Delaware limited liability company under the Laws of the State of Delaware following the Company Merger (the “Surviving Company”).”

(c)	Section 1.02(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)  At the Effective Time, the effect of the Company Merger shall be as provided herein and in the applicable provisions of the DLLCA and Chapter 10-34. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Company, and all debts, liabilities and duties of the Company shall become debts, liabilities and duties of the Surviving Company.”

(d)	Section 1.05(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Effect of the Merger on the Organizational Documents of the Surviving Company and Company OP.

(a)  Unless otherwise determined by Parent and the Company prior to the Effective Time, without any further action on the part of Parent and the Company or their respective Affiliates, at the Effective Time:

(i)    the certificate of formation of Parent Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company, until thereafter amended in accordance with the DLLCA and the certificate of formation of the Surviving Company; and

(ii)     the limited liability company agreement of Parent Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company, until thereafter amended in accordance with the DLLCA and the limited liability company agreement of the Surviving Company.”

(e)	Section 1.06(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)  [Reserved.]”

(f)	Section 2.01(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)   Conversion of Company Common Stock.

(i)      Each membership interest of Parent Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and be unaffected by the Company Merger;

(ii)     Each share of beneficial interest of the Company, no par value (the “Company Common Stock” and each share of Company Common Stock, a “Share”), outstanding immediately prior to the Effective Time, other than any Cancelled Shares (as hereinafter defined), shall be automatically converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Share Merger Consideration”); and

(iii)     Each Share that has been converted into the right to receive the Share Merger Consideration as provided in this Section 2.01(a) shall cease to exist, and the Persons holding Shares immediately prior to the Effective Time shall cease to have any rights with respect to the Shares other than the right to receive, for each Share, the Share Merger Consideration and any cash payable in lieu of fractional shares pursuant to Section 2.08, without interest.”

(g)	Section 2.01(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b)  Treatment of Company and Parent-Owned Shares. Each Share that is owned by Parent or any wholly-owned Subsidiary of Parent or by any wholly-owned subsidiary of the Company (in each case, other than Shares held on behalf of third parties) as of immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in respect of such Cancelled Shares.”

(h)	Section 2.03(e)(i) of the Agreement is hereby amended such that the following language is stricken: “(other than any Remaining Shares)”.

(i)	Section 3.04(b) of the Agreement is hereby amended such that:

(i)      the following language is stricken: “(v) the filing with the North Dakota SOS, following the Effective Time, of an amended application for registration of the Surviving Company pursuant to Section 10-34-04(7) of Chapter 10-34,”

(ii)       the reference to “(vi)” is changed to “(v)”,

(iii)      the reference to “(vii)” is changed to “(vi)”, and

(iv)      the reference to “(viii)” is changed to “(vii)”.

(j)

Section 4.01(i) of the Agreement is hereby amended such that the following language is stricken: “, other than the Remaining Shares that the TRS Shareholder may purchase prior to the Effective Time (if any).”

(k)	Section 4.04(b) of the Agreement is hereby amended such that:

(i)      the following language is stricken: “(v) the filing with the North Dakota SOS, following the Effective Time, of an amended application for registration of the Surviving Company pursuant to Section 10-34-04(7) of Chapter 10-34,”

(ii)       the reference to “(vi)” is changed to “(v)”,

(iii)      the reference to “(vii)” is changed to “(vi)”, and

(iv)      the reference to “(viii)” is changed to “(vii)”.

(l)	Section 9.03(b) of the Agreement is hereby amended to delete references to the following terms (and the section references set forth next to such terms):

(i)        “Surviving Company Common Stock”

(ii)       “Surviving Company Share”

(iii)      “Remaining Share”

(iv)      “TRS Shareholder”

(m)	Exhibit A to the Agreement is hereby amended and restated in its entirety to read as follows:

 “Exhibit A

 [Reserved]”

(n)	Exhibit B to the Agreement is hereby amended and restated in its entirety to read as follows:

 “Exhibit B

 [Reserved]”

2.

Waiver of Representation Breach. Pursuant to Section 1.08 of the Agreement (as in effect prior to its amendment and restatement pursuant to this Amendment), and in connection with the implementation of the Alternative Structure, each of Parent, Parent OP, Parent Merger Sub and OP Merger Sub hereby irrevocably, unconditionally and forever waives (a) any failure of any representation of the Company or Company OP to be true and correct as a result of the impact of the Alternative Structure on the business relationships, contractual or otherwise, of the Company and any of its Subsidiaries with any Person that would not have arisen had Parent not elected the Alternative Structure and (b) any right to assert any claim, exercise any remedy or refuse to consummate the Transactions based upon any such failure; provided, however, that this waiver shall not apply to any representation that would have been untrue or incorrect irrespective of the implementation of the Alternative Structure.

3.

No Other Changes. Except as expressly set forth in this Amendment, the Agreement remains in full force and effect and is hereby confirmed in all respects. The Agreement, as modified by this Amendment, constitutes the entire agreement among the parties thereto with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters. Any reference to the Agreement from and after the date of this Amendment, and each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words, shall be deemed and construed as meaning the Agreement as modified by this Amendment. Each reference in the Agreement, as amended hereby, to “the date of this Agreement”, “the date hereof” or any similar reference shall continue to refer to September 8, 2026.

4.

Incorporation by Reference. Sections 8.04 (Amendment), 9.02 (Notices), 9.05 (Severability), 9.06 (Counterparts), 9.08 (Governing Law), 9.09 (Jurisdiction; Venue) and 9.10 (WAIVER OF JURY TRIAL) of the Agreement are incorporated herein by reference, mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

INDEPENDENCE REALTY TRUST, INC.

By:	/s/Scott F. Schaeffer
Name: Scott F. Schaeffer
Title: Chief Executive Officer

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

By: INDEPENDENCE REALTY TRUST, INC., its General Partner

By:	/s/Scott F. Schaeffer
Name: Scott F. Schaeffer
Title: Chief Executive Officer

ISLANDERS SUB, LLC

By: INDEPENDENCE REALTY TRUST, INC., its Sole Member

By:	/s/Scott F. Schaeffer
Name: Scott F. Schaeffer
Title: Chief Executive Officer

[Signature Page to the Amendment to Agreement and Plan of Merger]

ISLANDERS OP SUB, LLC

By: INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, its Sole Member

By: INDEPENDENCE REALTY TRUST, INC., its General Partner

By:	/s/Scott F. Schaeffer
Name: Scott F. Schaeffer
Title: Chief Executive Officer

[Signature Page to the Amendment to Agreement and Plan of Merger]

CENTERSPACE

By:	/s/Anne Olson
Name: Anne Olson
Title: Chief Executive Officer

CENTERSPACE, LP

By: CENTERSPACE, INC., its General Partner

By:	/s/Anne Olson
Name: Anne Olson
Title: Chief Executive Officer

[Signature Page to the Amendment to Agreement and Plan of Merger]

ANNEX C

Opinion of RBC Capital Markets, LLC

September 7, 2026

The Board of Directors

Independence Realty Trust, Inc.

1835 Market Street, Suite 2601

Philadelphia, Pennsylvania 19103

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Independence Realty Trust, Inc., a Maryland corporation (“IRT”), of the Exchange Ratio (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among IRT, Independence Realty Operating Partnership, LP, a Delaware limited partnership (“IRT OP”), Islanders OP Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of IRT OP (“OP Merger Sub”), Centerspace, a North Dakota real estate investment trust (“Centerspace”), and Centerspace, LP, a North Dakota limited partnership (“Centerspace OP”). The Merger Agreement provides for, among other things, the merger of a wholly owned subsidiary of IRT to be formed as a Delaware limited liability company and added by joinder as a party to the Merger Agreement (“IRT Merger Sub”) with and into Centerspace (the “Company Merger”) pursuant to which each outstanding share of beneficial interest, no par value, of Centerspace (“Centerspace Common Stock”) will be converted in the Company Merger into the right to receive 3.8 (the “Exchange Ratio”) shares of the common stock, par value $0.01 per share, of IRT (“IRT Common Stock”), subject to certain adjustments (as to which we express no opinion), and, immediately following the Company Merger, the merger of OP Merger Sub with and into Centerspace OP pursuant to which all outstanding partnership interests in Centerspace OP will be converted into the right to receive partnership interests in IRT OP as specified in the Merger Agreement (the “Partnership Merger” and, together with the Company Merger, as the structure of each may be modified in accordance with the Merger Agreement, the “Merger”). The terms and conditions of the Merger are set forth more fully in the Merger Agreement.

RBC Capital Markets, LLC (“RBCCM”), as part of our investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBCCM and/or certain of our affiliates actively trade or hold or at any time may trade or hold securities or financial instruments (including loans and other obligations) of IRT, Centerspace and/or other entities involved in the Merger or their respective affiliates for our or our affiliates’ own account or for the account of customers and hold or at any time may hold long or short positions or otherwise effect transactions in the securities or financial instruments of IRT, Centerspace and/or such other entities or affiliates.

The Board of Directors

Independence Realty Trust, Inc.

September 7, 2026

We are acting as financial advisor to IRT in connection with the Merger and we will receive a fee for our services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Merger. We and/or certain of our affiliates also expect to participate in the financing for the Merger, for which services we and such affiliates expect to receive compensation. In addition, IRT has agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse us for expenses incurred in connection with our services. As you are aware, RBCCM and/or our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and/or financial advisory services to IRT unrelated to the Merger, for which services we and our affiliates have received and would expect to receive compensation, including, during the approximate two-year period preceding the date hereof, having acted or acting as a (i) sales agent for an at-the-market-offering of IRT Common Stock, (ii) joint bookrunner for a public offering of IRT Common Stock and (iii) lender under certain credit facilities. As you also are aware, RBCCM and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and/or financial advisory services to Centerspace, for which services we and our affiliates have received and would expect to receive compensation, including, during the approximate two-year period preceding the date hereof, having acted or acting as a (i) sales agent for an at-the-market-offering of Centerspace Common Stock and (ii) lender under certain credit facilities.

For purposes of rendering our opinion, we have undertaken such review, inquiries and analyses as we deemed necessary or appropriate under the circumstances, including the following:

(i)	we reviewed the financial terms of a draft, dated September 7, 2026, of the Merger Agreement;

(ii)

we reviewed certain publicly available financial and other information, and certain historical operating data, relating to Centerspace and IRT made available to us from published sources and internal records of Centerspace and IRT, respectively;

(iii)

we reviewed certain financial projections and other estimates and data relating to Centerspace prepared by the management of Centerspace and as approved by the management of IRT, certain financial projections and other estimates and data relating to IRT prepared by the management of IRT, and certain estimates as to the potential cost savings and other benefits expected by the management of IRT to be realized from the Merger, which projections and other estimates and data we have been directed by IRT to utilize for purposes of our analyses and opinion;

(iv)	we held discussions with members of the senior managements of IRT and Centerspace with respect to the businesses, prospects and financial outlook of IRT and Centerspace;

(v)	we reviewed the reported prices and trading activity of Centerspace Common Stock and IRT Common Stock;

(vi)	we compared certain financial metrics of Centerspace and IRT with those of selected publicly traded companies that we considered generally relevant in evaluating Centerspace and IRT;

(vii)

we reviewed certain potential pro forma financial effects of the Merger on IRT relative to IRT on a standalone basis based on financial projections and other estimates and data relating to IRT and Centerspace provided to us by the managements of IRT and Centerspace (as approved, in the case of Centerspace, by the management of IRT); and

(viii)	we considered other information and performed other studies and analyses as we deemed appropriate.

The Board of Directors

Independence Realty Trust, Inc.

September 7, 2026

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information that was reviewed by us, including all financial, legal, tax, accounting, operating and other information provided to or discussed with us by or on behalf of IRT and Centerspace (including, without limitation, financial statements and related notes), and upon the assurances of the respective managements and other representatives of IRT and Centerspace that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. We have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that the financial projections and other estimates and data (as approved, in the case of financial projections and other estimates and data relating to Centerspace, by the management of IRT and including estimates as to potential cost savings and other benefits expected by the management of IRT to result from the Merger) that we have been directed to utilize in our analyses were reasonably prepared reflecting the best currently available estimates and good faith judgments of the respective managements of Centerspace and IRT, as the case may be, as to the future financial performance of, and are an appropriate basis upon which to evaluate, Centerspace, IRT, such potential cost savings and other benefits, potential pro forma financial effects of the Merger and the other matters covered thereby and we further have assumed that the financial results reflected therein, including the potential cost savings and other benefits expected by the management of IRT to result from the Merger, will be realized in the amounts and at the times projected. We express no opinion as to any such financial projections or other estimates and data utilized in our analyses or the assumptions upon which they are based.

We have relied upon the assessments of the managements of IRT and Centerspace as to, among other things, (i) the potential impact on IRT and Centerspace of market, competitive, macroeconomic and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the residential real estate industry, including the multi-family sector thereof, related credit and financial markets and the geographic regions in which IRT and Centerspace operate, (ii) mortgage and other debt obligations of IRT and Centerspace, and tax protection agreements of Centerspace, including associated costs and other financial impacts, both on a standalone and pro forma basis, (iii) existing and future agreements and arrangements involving, and the ability to attract, retain and/or replace, key employees, residents, third-party vendors, service providers and other commercial relationships of, IRT and Centerspace, and (iv) the ability of IRT to integrate the operations of IRT and Centerspace and to realize the potential cost savings and other benefits expected by the management of IRT to result from the Merger as contemplated. We have assumed that there will be no developments with respect to any such matters or any adjustments to the Exchange Ratio, or any modification to the structure for the Merger as permitted by the Merger Agreement, that would have an adverse effect on Centerspace, Centerspace OP, IRT or IRT OP or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

In connection with our opinion, we have not assumed any responsibility to perform, and we have not performed, an independent valuation or appraisal of any of the assets or liabilities (contingent, off-balance sheet, accrued, derivative or otherwise) of or relating to Centerspace, Centerspace OP, IRT, IRT OP or any other entity and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and we have not conducted, any physical inspection of the properties or facilities of Centerspace, Centerspace OP, IRT, IRT OP or any other entity. We have not been requested to make, and we have not made, an independent evaluation of, and we express no opinion or view as to, any pending or potential litigation, claims, governmental, regulatory or other proceedings or investigations or possible unasserted claims or other contingent liabilities affecting Centerspace, Centerspace OP, IRT, IRT OP or any other entity. We also have not evaluated the solvency or fair value of Centerspace, Centerspace OP, IRT, IRT OP or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

The Board of Directors

Independence Realty Trust, Inc.

September 7, 2026

We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, permits, waivers and agreements for the Merger, no delay, limitation, restriction or condition will be imposed or occur, including any divestiture or other requirements, that would have an adverse effect on Centerspace, Centerspace OP, IRT, IRT OP or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We have assumed that the Company Merger will qualify as a reorganization, and the Partnership Merger will constitute an asset-over form of merger, for U.S. federal income tax purposes and that the Merger will otherwise qualify for the intended tax treatment contemplated by the Merger Agreement. We also have been advised, and we have assumed, that each of Centerspace and IRT has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its election to be taxed as a REIT and will continue to qualify for taxation as a REIT and that the Merger will not adversely affect such REIT status or operations of the pro forma combined entities resulting from the Merger. In addition, we have assumed that the final executed Merger Agreement will not differ in any respect meaningful to our analyses or opinion from the draft that we reviewed.

Our opinion speaks only as of the date hereof, is based on conditions as they exist and information supplied or reviewed as of the date hereof, and is without regard to any market, economic, financial, legal, regulatory or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken and have no obligation to reaffirm, revise or update this opinion or otherwise comment upon events occurring after the date hereof with respect to this opinion. We are not expressing any opinion as to the actual values of IRT Common Stock or any partnership interests of IRT OP when issued in the Merger or the prices or range of prices at which IRT Common Stock, Centerspace Common Stock, any partnership interests of IRT OP or Centerspace OP or other securities of IRT, IRT OP, Centerspace or Centerspace OP may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger. As you are aware, the credit, financial and stock markets and the industry in which Centerspace and IRT operate have experienced and may continue to experience volatility and disruptions, and we express no opinion or view as to any potential effects of such volatility or disruptions on Centerspace, Centerspace OP, IRT, IRT OP or the Merger (including the contemplated benefits thereof).

The advice (written or oral) of RBCCM and our opinion expressed herein are provided for the benefit, information and assistance of the Board of Directors of IRT (in its capacity as such) in connection with its evaluation of the Exchange Ratio. We express no opinion and make no recommendation to any securityholder as to how such securityholder should vote or act with respect to the Merger or any proposal to be voted upon in connection with the Merger or otherwise.

Our opinion addresses the fairness, from a financial point of view and as of the date hereof, to IRT of the Exchange Ratio provided for in the Company Merger (to the extent expressly specified herein). Our opinion does not address any other terms, conditions, implications or other aspects of the Merger or the Merger Agreement, including, without limitation, the form or structure of the Merger, any adjustments to the Exchange Ratio, any dividends or other distributions, governance or financing arrangements or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. Our opinion also does not address the underlying business decision of IRT to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction that may be available to IRT or which IRT might engage in or consider. We do not express any opinion or view with respect to, and we have relied upon the assessments of IRT and its representatives regarding, legal, regulatory, tax, accounting and similar matters, including, without limitation, tax or other consequences resulting from the Merger or otherwise or changes in, or the impact of, accounting standards or tax or other laws, regulations and governmental and legislative policies affecting Centerspace, Centerspace OP, IRT, IRT OP or the Merger (including the contemplated benefits thereof), as to which we understand that IRT has obtained such advice as it deemed necessary from qualified professionals. Further, in rendering our opinion, we do not express any view on, and our opinion does not address, the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the Exchange Ratio or otherwise.

The Board of Directors

Independence Realty Trust, Inc.

September 7, 2026

The issuance of our opinion has been approved by RBCCM’s Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Company Merger pursuant to the Merger Agreement is fair, from a financial point of view, to IRT.

Very truly yours,

RBC CAPITAL MARKETS, LLC

ANNEX D

September 7, 2026

Board of Directors

Independence Realty Trust, Inc.
1835 Market Street, Suite 2601

Philadelphia, PA 19103

Members of the Board of Directors:

We understand that Independence Realty Trust, Inc. (“Parent”), Independence Realty Operating Partnership, LP (“Parent OP”), Islanders OP Sub, LLC, a direct wholly owned subsidiary of Parent OP (“OP Merger Sub”), Centerspace (the “Company”) and Centerspace, LP (the “Company OP”) propose to enter into an Agreement and Plan of Merger (the “Agreement”), which provides, among other things, for (i) the merger of a wholly owned subsidiary of Parent to be formed as a Delaware limited liability company by Parent and added to the Agreement by joinder (“Parent Merger Sub”) with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Company Merger”), and (ii) immediately following the Company Merger, the merger of the OP Merger Sub with and into the Company OP with the Company OP surviving the merger (the “Partnership Merger”, and together with the Company Merger, as each may be modified in accordance with the Agreement, the “Transaction”), pursuant to which (1) each share of beneficial interest of the Company, no par value (“Company Common Stock”) outstanding immediately prior to the effective time of the Company Merger, other than any Remaining Shares and Cancelled Shares (each as defined in the Agreement), will be converted into the right to receive 3.800 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), (2) each Company OP Common Unit (as defined in the Agreement) issued and outstanding immediately prior to the effective time of the Partnership Merger will be converted into the right to receive a number of Parent OP Common Units (as defined in the Agreement) equal to the Exchange Ratio, and (3) each Series D Preferred Unit and Series E Preferred Unit (each as defined in the Agreement) issued and outstanding immediately prior to the effective time of the Partnership Merger will be converted into one newly issued Parent OP Preferred Unit designated as either “Series A Preferred Unit” or “Series B Preferred Unit,” respectively, with such rights, powers, duties and preferences as set forth in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement.

The board of directors of Parent (the “Board”) has requested our opinion as to whether the Exchange Ratio in the Transaction pursuant to the Agreement is fair, from a financial point of view, to Parent.

In arriving at our opinion set forth below, we have, among other things: (i) reviewed a draft of the Agreement dated September 7, 2026; (ii) reviewed certain publicly available business and financial information that we deemed to be generally relevant concerning the Company, Parent and the industries in which they operate, including certain publicly available research analyst reports and the reported price and historical trading activity for the Parent Common Stock and the Company Common Stock; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain other transactions involving companies we deemed generally relevant and the consideration received in such transactions; (iv) compared the financial and operating performance of each of the Company and Parent with publicly available information concerning certain other public companies we deemed generally relevant, including data related to public market trading levels and implied trading multiples; (v) reviewed the reported price and trading activity for shares of Company Common Stock and Parent Common Stock and compared that activity with the trading histories of each other and other companies with publicly traded equity securities we deemed generally relevant; (vi) reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company and reviewed and approved for our use by Parent (the “Company Projections”); (vii) reviewed certain publicly available and internal financial and operating information with respect to the business, operations and prospects of Parent furnished to or discussed with us by the management of Parent, including certain financial forecasts relating to Parent prepared by the management of Parent as reviewed and approved for our use by Parent (the “Parent Projections” and, together with the Company Projections, the “Projections”); and (viii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of the management of Parent regarding the Transaction, the past and current business operations and financial condition and prospects of Parent and the Company, the Projections and certain other matters we believed necessary or appropriate to our inquiry.

In arriving at our opinion, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to us by Parent, the Company and their respective associates, affiliates and advisors, or otherwise reviewed by or for us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities of Parent or the Company, nor have any such valuations or appraisals been provided to us, and we do not express any opinion as to the value of such assets or liabilities. We have not evaluated the solvency or fair value of Parent or the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or the facilities of Parent or the Company. We were not requested to, nor are we, expressing any opinion as to the Partnership Merger (as defined in the Agreement) or whether the exchange ratio in the Partnership Merger is fair to any party thereto. At the direction of Parent, we have used and relied upon the Projections for purposes of our analyses and opinion. In relying on the Projections, we have assumed, at the direction of Parent, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of Parent as to the expected future results of operations and financial condition of Parent and the Company and the other matters covered thereby, and that the financial results reflected in the Projections will be achieved at the times and in the amounts projected. We express no view as to the reasonableness of the Projections and the assumptions on which they are based.

We understand that (i) the Company Merger is intended to qualify, for U.S. federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) the Partnership Merger is intended to be treated, for U.S. federal income tax purposes, as an “asset-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i). We have assumed that the transactions contemplated by the Agreement will be consummated as contemplated in the Agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties will comply with all material terms of the Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transaction, no material delays, limitations, conditions or restrictions will be imposed. For purposes of rendering this opinion, we have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company or Parent since the date of the most recent financial statements and other information, financial or otherwise, relating to the Company or Parent, as the case may be, made available to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We do not express any opinion as to any tax or other consequences that may result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters. We have relied as to all legal, tax, regulatory and accounting matters relevant to rendering our opinion upon the assessments made by Parent and its other advisors with respect to such matters. In arriving at our opinion, we have not taken into account any litigation, regulatory or other proceeding that is pending or may be brought against Parent, the Company or any of their respective affiliates. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement reviewed by us.

Our opinion is necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and the conditions and prospects, financial and otherwise, of Parent and the Company as they were reflected in the information provided to us and as they were represented to us in discussions with the management of Parent. We are expressing no opinion herein as to what the value of shares of Parent Common Stock actually will be when issued pursuant to the Transaction or the prices or range of prices at which shares of Company Common Stock or Parent Common Stock may be purchased or sold at any time. Our opinion is limited to the fairness, from a financial point of view, to Parent of the Exchange Ratio in the Transaction pursuant to the Agreement. We do not express any opinion as to Parent’s underlying business decision to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transaction. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio in the Transaction and only to the extent expressly set forth herein, of the Agreement or Transaction, including, without limitation, any ongoing obligations of Parent or the Company.

We and our affiliates are engaged in a wide range of financial advisory and investment banking activities. In addition, in the ordinary course of their asset management, merchant banking and other business activities, our affiliates may trade in the securities of Parent, the Company and any of their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and may at any time hold a long or short position in such securities. We are acting as financial advisor to Parent with respect to the Transaction and will receive a fee from Parent for our services, a portion of which is payable upon delivery of this opinion and the remaining portion of which is contingent upon the consummation of the Transaction. In addition, Parent has agreed to reimburse certain of our expenses and indemnify us against certain liabilities that may arise out of our engagement. In the past two years, we have provided financial advisory services to Parent in connection with general advisory matters unrelated to the Transaction, for which we have received fees. In addition, we and our affiliates may in the future provide investment banking and other financial services to Parent, the Company (other than in connection with the Transaction) and their respective affiliates in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services.

This opinion is provided for the benefit of the Board, in its capacity as such, in connection with and for the purpose of its evaluation of the Transaction. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion does not constitute a recommendation to the Board as to whether to approve the Transaction or a recommendation to any security holder of Parent or the Company as to how such security holder should vote or act on any matter relating to the proposed Transaction or any other matter. In addition, the Board has not asked us to address, and this opinion does not address, (i) the fairness to, or any other consideration of, any holders of Parent Common Stock or Company Common Stock, or the holders of any other class of securities, or creditors or other constituencies of Parent or the Company or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Parent or the Company, or any class of such persons, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise.

This opinion is given and speaks only as of the date hereof. It should be understood that developments occurring or coming to our attention after the date of this opinion may affect our analyses and this opinion, and the assumptions used in preparing them, and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion has been approved by the Global Advisory Commitment Committee of Rothschild & Co US Inc.

On the basis of and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Transaction pursuant to the Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ Rothschild & Co US Inc.

ROTHSCHILD & CO US INC.

ANNEX E

BMO Capital Markets 151 West 42nd Street, Floor 31 New York, NY 10036 www.bmocm.com

September 8, 2026

CONFIDENTIAL

Board of Trustees (the “Board”)

Centerspace

800 LaSalle Avenue, Suite 1600

Minneapolis, MN 55402

Dear Members of the Board of Trustees:

We understand that Centerspace (the “Company”), Centerspace, LP (“Company OP”), Independence Realty Operating Partnership, LP (“Parent OP”), Islanders OP Sub, LLC (“OP Merger Sub”) and Independence Realty Trust, Inc. (“Parent”) propose to enter into the Agreement (defined below) pursuant to which, among other things, (i) a to be-formed wholly owned subsidiary of Parent (“Parent Merger Sub”) will merge with and into the Company, with the Company being the surviving entity (the “Company Merger”), and, at the Effective Time (as defined in the Agreement and hereafter referred to as the “Effective Time”), by virtue of the Company Merger, each share of beneficial interest of the Company, no par value (the “Company Common Stock”), outstanding immediately prior to the Effective Time, other than any Remaining Shares and Cancelled Shares (each as defined in the Agreement), will be automatically converted into the right to receive a number of shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) equal to 3.8 (the “Exchange Ratio”), and (ii) unless Parent elects to implement the Alternative Structure (as defined in the Agreement), following the Company Merger, OP Merger Sub will merge with and into the Company OP, with the Company OP being the surviving entity and Parent OP being the continuing partnership for U.S. federal income tax purposes (the “Partnership Merger” and, together with the Company Merger, the “Transaction”) and, at the Partnership Merger Effective Time (as defined in the Agreement and hereafter referred to as the “Partnership Merger Effective Time”), by virtue of the Partnership Merger, (x) each partnership interest in Company OP designated as a “Partnership Unit” (which, for the avoidance of doubt, does not include any partnership interest designated as a “Preferred Unit”) issued and outstanding immediately prior to the Partnership Merger Effective Time, including each partnership interest in Company OP designated as a “Partnership Unit” owned by Centerspace, Inc., in its capacity as a limited partner in Company OP, will be automatically converted into the right to receive a number of “Common Units” (as defined in the Parent A&R OP Agreement (as defined in the Agreement)) (“Parent OP Common Units”) equal to the Exchange Ratio, rounded up to the nearest whole Parent OP Common Unit, (y) each Series D Preferred Unit (as defined in the Agreement) issued and outstanding immediately prior to the Partnership Merger Effective Time will automatically be converted into one (1) newly issued “Preferred Unit” (as defined in the Parent A&R OP Agreement (as defined in the Agreement)) designated as “Series A Preferred Unit” in the Parent OP Series A Designation (as defined in the Agreement), where the Parent OP Series A Designation will provide that each Parent OP Series A Preferred Unit may be exchanged at the option of its holder into a number of Parent OP Common Units equal to 1.37931 multiplied by the Exchange Ratio, subject to the terms and conditions of the Parent OP Series A Designation and (z) each Series E Preferred Unit (as defined in the Agreement) issued and outstanding immediately prior to the Partnership Merger Effective Time will automatically be converted into one (1) newly issued “Preferred Unit” (as defined in the Parent A&R OP Agreement (as defined in the Agreement)) designated as “Series B Preferred Unit” in the Parent OP Series B Designation (as defined in the Agreement), where the Parent OP Series B Designation will provide that each Parent OP Series B Preferred Unit may be exchanged at the option of its holder into a number of Parent OP Common Units equal to 1.20482 multiplied by the Exchange Ratio, subject to the terms and conditions of the Parent OP Series B Designation.

The Board of Trustees (the “Board”) of the Company has requested that BMO Capital Markets Corp. (“we” or “BMOCM”) render an opinion, as investment bankers, to the Board as to the fairness, from a financial point of view, to the holders of the Company Common Stock as of the date hereof, of the Exchange Ratio provided for pursuant to the Agreement (this “Opinion”).

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1)	reviewed the draft, dated September 8, 2026, of the agreement and plan of merger to be entered into by and among the Company, Company OP, Parent OP, OP Merger Sub and Parent (the “Agreement”);

2)

reviewed certain publicly available business and financial information relating to each of the Company and Parent that we deemed to be relevant, including the Company’s and Parent’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2025;

3)

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of each of the Company and Parent made available to us by the Company and Parent respectively, including (i) financial projections prepared by the management of the Company relating to the Company for the fiscal years ending 2026 through 2031 (the “Company Projections”) and (ii) financial projections prepared by the management of Parent for the fiscal years ending 2026 through 2031 (the “Parent Projections, and together with the Company Projections, the “Projections”), in each case, as approved by the Board for our use for purposes of our analyses and this Opinion;

4)

conducted discussions with members of senior management of each of the Company and Parent and certain of their respective representatives and advisors concerning their views of the Company’s and Parent’s businesses, operations, financial condition and prospects, the Transaction and related matters;

5)

reviewed certain financial and stock market information for each of the Company and Parent, including, among other things, the trading price history of the Company Common Stock and the Parent Common Stock, and for other selected publicly traded companies that we deemed to be relevant;

6)	reviewed the financial terms, to the extent publicly available, of selected precedent transactions which we deemed to be relevant;

7)	performed a discounted cash flow analysis for each of the Company and Parent based on the Company Projections and the Parent Projections, respectively;

8)

reviewed the current and historical stated net asset values for each of the Company and Parent and performed a net asset value analysis for each of the Company and Parent based on the Company Projections and the Parent Projections, respectively;

9)	reviewed certain potential pro forma financial effects of the Transaction on earnings per share, cash flow, capitalization and financial ratios of the Company;

10)

reviewed an email addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of certain information, data and other materials (financial or otherwise) provided to us by or on behalf of the Company; and

11)	performed such other studies and analyses, and conducted such discussions as we deemed appropriate.

We have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by or on behalf of the Company, Parent, or their respective representatives or advisors, or obtained by us from other sources. We have not independently verified (nor assumed any obligation to verify) any such information, undertaken an independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company or Parent, nor have we been furnished with any such valuation or appraisal. We have not evaluated the solvency or fair value of the Company, Company OP, Parent OP, Parent Merger Sub, OP Merger Sub or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. We also have assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no delays, limitations, restrictions, terms, conditions or other actions will be imposed that would have an adverse effect on the Company, Company OP, Parent OP, Parent Merger Sub, OP Merger Sub, Parent or the Transaction or that would otherwise be meaningful to our analysis or this Opinion. We have assumed that the final Agreement will not differ in any material respect from the draft of the Agreement we reviewed. We have also assumed that the Transaction will be consummated in accordance with the terms of the Agreement and in compliance with all applicable laws, relevant documents and other requirements, that the representations and warranties of each party contained in the Agreement will be true and correct in all material respects, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied, in each case without waiver, amendment or modification thereof. We have also assumed that there will be no adjustment to the Exchange Ratio pursuant to Section 6.12 of the Agreement or otherwise. In addition, our analyses and this Opinion do not consider any actual or potential arbitration, litigation, claims or possible unasserted claims, investigations or other proceedings involving or affecting the Company, Parent or any other person or entity.

With respect to the Company Projections, we have been advised by the Company, and we have assumed, with the Company’s consent, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of Company management as to the expected future competitive, operating, economic and regulatory environments and related financial performance and other matters of the Company covered thereby. With respect to Parent Projections, we have been advised by the Company, and we have assumed, with the Company’s consent, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of Parent as to the expected future competitive, operating, economic and regulatory environments and related financial performance and other matters of Parent covered thereby. We express no view or opinion with respect to the Projections or the assumptions on which they are based.

We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of either the Company or Parent since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be meaningful in any respect to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Furthermore, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the properties or facilities of the Company, Company OP, Parent OP, Parent Merger Sub, OP Merger Sub or Parent.

We have been advised by the management of the Company and Parent that the Company and Parent have each operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes for all taxable years since their respective formation as a REIT, and we have assumed, at the direction of the Company, that the Transaction will not adversely affect the status or operations of the Company or Parent. We have also assumed, at the direction of the Company, that the Transaction will qualify as a tax-free reorganization transaction.

This Opinion is necessarily based upon financial, economic, market and other conditions and circumstances as they exist and can be evaluated, and the information made available to us, as of the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, including potential changes in trade, tax or other laws, regulations and government policies and the enforcement thereof as have been or may be proposed or effected, and the potential effects such changes may have on the Transaction or the participants in the Transaction or their respective businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects.

This Opinion does not constitute a recommendation as to any action the Board or any other party or person should take in connection with the Transaction or the other transactions contemplated by the Agreement or any aspect thereof and is not a recommendation to any director of the Company, any security holder of the Company or Parent or any other party or person as to how to act or vote with respect to the Transaction or related transactions and proposals or any other matter. This Opinion relates solely to the fairness of the Exchange Ratio, from a financial point of view, to the holders of the Company Common Stock as of the date hereof. We express no opinion herein as to the relative merits of the Transaction or any other transactions or business strategies discussed by the Board as alternatives to the Transaction or the decision of the Board, the Company or Parent to proceed with the Transaction, nor do we express any opinion on the structure, terms or effect of any other aspect of the Transaction or the other transactions contemplated by the Agreement.

In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, advisors, or employees, or any class of such persons, or any consideration payable to or to be received by any holder of any other securities of any party, or any class of such persons, in each case, in connection with the Transaction, including any consideration payable to the holders of the Series D Preferred Units and the Series E Preferred Units (each as defined in the Agreement) or any cash consideration payable in lieu of any fractional shares of Company Common Stock, if any. We are not experts in, and this Opinion does not address, any of the legal, tax or accounting aspects of any portion or aspect of the Transaction. With the Company’s consent, we have relied upon the fact that the Company has received legal, tax, and accounting advice and we have relied upon and assumed that all such advice was correct. This letter does not express any opinion as to the likely value or trading range of the Company Common Stock following announcement of the Transaction, or the Parent Common Stock issued pursuant to the consummation of the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company or Parent at that time.

BMOCM has acted as financial advisor to the Board with respect to the Transaction and will receive a fee for such services, a portion of which is payable upon delivery of this Opinion regardless of the conclusion reached in this Opinion and the principal portion of which is contingent upon consummation of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties against certain potential liabilities arising out of our engagement. BMOCM, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, BMOCM and its affiliates from time to time for their own accounts and for the accounts of customers and BMOCM and certain of our employees and affiliates as well as investment funds in which they may have financial interests or with which they may co-invest, effect transactions in, acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including derivative securities, loans and other obligations) of, or investments in, the Company, Parent, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

As the Board also is aware, from January 1, 2024 to September 4, 2026, BMOCM and/or certain of its affiliates have provided certain investment banking, corporate banking and global markets trading services unrelated to the Transaction, or the other transactions contemplated by the Agreement, to the Company, Parent and/or certain of their respective affiliates for which we and such affiliates have received and may receive compensation.

Specifically, from January 1, 2024 to September 4, 2026, we and certain of our affiliates have provided investment banking, corporate banking and global markets trading services unrelated to the Transaction, or the other transactions contemplated by the Agreement, to the Company and its affiliates, for which services we and our affiliates have received and/or expect to receive compensation. Specifically, during such period, we and certain of our affiliates have provided investment banking, commercial banking and global markets trading services to the Company and its affiliates unrelated to the Transaction, or the other transactions contemplated by the Agreement, for which services we have generated approximately $1.39 million in revenue, including having acted as administrative agent, joint lead arranger, joint bookrunner and as a lender ($45 million as of September 4, 2026) with respect to the Company’s $250 million unsecured revolving line of credit facility and having acted as a sales agent/manager and forward purchaser under the Company’s at-the-market equity distribution program. In addition, in August 2026, we received approximately $2.23 million in advisory fees in connection with the sale of certain assets by the Company, which is creditable against any transaction fee payable to us in connection with the Transaction.

Further, from January 1, 2024 to September 4, 2026, we and certain of our affiliates have provided investment and corporate banking services to Parent and certain of its affiliates unrelated to the Transaction, or the other transactions contemplated by the Agreement, for which services we have received and/or expect to receive customary compensation. Specifically, during such period, we and certain of our affiliates have provided investment and corporate banking services to Parent and its affiliates unrelated to the Transaction, or the other transactions contemplated by the Agreement, for which services we have generated approximately $0.65 million in net revenue, including having acted as a co-syndication agent, joint lead arranger and lender ($70 million as of September 4, 2026) with respect to the $750 million revolving credit facility component of Parent’s approximately $1.5 billion senior unsecured credit facility entered into in February 2026 and having acted as a lender ($25 million as of September 4, 2026) in the $350 million term loan component of such facility and in Parent’s $400 million 2022 term loan facility ($34 million as of September 4, 2026), and having acted as a joint book-running manager in connection with Parent’s September 2024 underwritten public offering of 11.5 million common shares and having acted as a manager and forward purchaser in connection with Parent’s at-the-market equity program.

Except as described above, we and our affiliates have not had any material relationships, nor are any material relationships mutually understood to be contemplated, in which any compensation was received or is intended to be received by BMOCM or any of its affiliates as a result of any such relationship with the Company or Parent in connection with the provision of any financial advisory, investment banking, corporate finance or other financing services by BMOCM to the Company or Parent. BMOCM provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of the Company or Parent or any of their respective affiliates for its own account and for the accounts of customers. In addition, BMOCM and/or its affiliates may in the future provide financial advisory, investment banking, corporate finance, commercial banking, deposit and global markets trading services to the Company, Parent or their affiliates, for which services we and/or our affiliates may receive customary compensation.

This Opinion has been approved by a fairness opinion committee of BMOCM. This Opinion has been prepared at the request and for the benefit and use of the Board (in its capacity as such) in evaluating the fairness of the Exchange Ratio, from a financial point of view, to the holders of the Company Common Stock as of the date hereof. This Opinion should not be construed as creating any fiduciary duty on BMOCM’s part to any person. This Opinion may not be quoted, disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to or used for any other purpose without our prior written consent, except as part of a registration statement or proxy statement relating to the vote of the holders of Company Common Stock or Parent Common Stock in connection with the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion, as investment bankers, that as of the date hereof, the Exchange Ratio provided for pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,

/s/ BMO Capital Markets Corp.

BMO Capital Markets Corp.

SPECIAL MEETING OF STOCKHOLDERS OF

INDEPENDENCE REALTY TRUST, INC.

November 10, 2026

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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INDEPENDENCE REALTY TRUST, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF INDEPENDENCE REALTY TRUST, INC.

The undersigned hereby appoints Scott F. Schaeffer and James J. Sebra, and each of them, acting individually, as proxies for the undersigned, each with the power to appoint such proxy's substitute, and hereby authorizes them, or either of them, to vote all of the shares of common stock of Independence Realty Trust, Inc. ("IRT") held of record by the undersigned at the close of business on October 13, 2026, at the Special Meeting of Stockholders of IRT, to be held at 10:30 A.M. Eastern Time on November 10, 2026, at 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103, and at any and all adjournments or postponements thereof as set forth on the reverse side hereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed, but no direction is made, this Proxy will be voted FOR proposals 1 and 2. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

(Continued and to be signed on the reverse side)

1.1 14475

SPECIAL MEETING OF STOCKHOLDERS OF

INDEPENDENCE REALTY TRUST, INC.

November 10, 2026

PROXY VOTING INSTRUCTIONS

INTERNET - Access **www.voteproxy.com** and follow the instructions or scan the QR Code with your smartphone. Have this proxy card available when you access the web page.

Vote online until 11:59 P.M. Eastern Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the special meeting at 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today at equiniti.com/us/ast-access.

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 10, 2026:
The notice of special meeting, and proxy statement are available at www.eqproxyportal.com/18286/special

Please detach along perforated line and mail in the envelope provided IF you are not voting online.

00030000000030000000 1   111026

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF PROPERLY EXECUTED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.